As filed with the Securities and Exchange Commission on August 31, 2011
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDQUIST HOLDINGS INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	98-0676666 (I. R. S. Employer Identification No.)

9009 Carothers Parkway
Franklin, Tennessee 37067
(615) 261-1740
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Roger L. Davenport
Chief Executive Officer
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, Tennessee 37067
(615) 261-1740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Steven J. Abrams, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2779
(215) 981-4241

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)	Price	Registration Fee (3)
Common stock, par value US$0.10 per share	1,231,246	Not applicable	$9,172,783	$1,065

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock par value $0.10 per share, that may be issued in connection with the exchange offer by the Registrant for a number of outstanding shares of MedQuist Inc. common stock, no par value and the subsequent merger of a newly-formed subsidiary of CBay Inc. with and into MedQuist Inc. as described in the enclosed prospectus.

(2)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the total number shares of MedQuist Inc. common stock estimated to be held by holders as of the date hereof that may be exchanged for shares of common stock of the registrant or that may be issued in the subsequent merger, based upon a market value of $7.45 per share of MedQuist Inc. common stock, the average of the high and low prices of shares of MedQuist Inc. common stock as reported by the OTCQB on August 24, 2011.

(3)	Pursuant to Rule 457(f), the fee is calculated by multiplying the product of the maximum aggregate offering price by 0.0001161.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer is not permitted.

Subject to Completion, dated August 31, 2011
MedQuist Holdings Inc.

Offer to Exchange

Up to 1,231,246 shares of MedQuist Holdings Inc. common stock for any and all issued and outstanding shares of MedQuist Inc. common stock

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, or the Exchange Offer, shares of MedQuist Holdings Inc. common stock, par value $0.10 per share, or our common stock, for properly tendered and accepted shares of MedQuist Inc. common stock. For each share of MedQuist Inc. common stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue one share of our common stock. We refer to the number of shares of our common stock we will issue for each share of MedQuist Inc. common stock we accept in the Exchange Offer as the “Exchange Ratio.”

Following the settlement of the Exchange Offer, CBay Inc., one of our wholly-owned subsidiaries, will create a newly-formed subsidiary incorporated in New Jersey, or “Merger Subsidiary,” for the purpose of merging Merger Subsidiary with and into MedQuist Inc. without the affirmative vote of any shareholder of MedQuist Inc. We refer to this transaction as the “Merger.” At the effective time of the Merger, each of your shares of MedQuist Inc. common stock that were not tendered in the Exchange Offer will be converted into shares of our common stock in accordance with the Exchange Ratio.

The table below sets forth certain information regarding the MedQuist Inc. common stock that is the subject of the Exchange Offer and the Merger.

		EXCHANGE OFFER CONSIDERATION PER SHARE
		SHARES OF OUR	ESTIMATED EXCHANGE
CUSIP	TITLE OF SECURITY	COMMON STOCK (1)	VALUE (1)

584949101	MedQuist Inc. common stock	One	$7.86

(1)	The estimated exchange value is equal to the number of shares of our common stock offered for each share of MedQuist Inc. common stock multiplied by the closing price of our common stock on The NASDAQ Global Market on August 26, 2011.

Because the number of shares of our common stock to be issued in the Exchange Offer and the Merger is fixed, changes in the trading prices of our common stock will result in the market value of our common stock you receive in exchange for tendering your shares in the Exchange Offer or pursuant to the conversion of your shares in the Merger being different than the value reflected in the table above.

Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.” The closing price of our shares on The NASDAQ Global Market on August 26, 2011 was $7.86. See “Market Price Information for Common Stock” herein. MedQuist Inc. common stock trades on the OTCQB under the symbol “MEDQ.”

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2011, or the expiration date, unless extended or earlier terminated by us. You must validly tender your shares of MedQuist Inc. common stock for exchange in the Exchange Offer on or prior to the expiration date to receive the Exchange Offer consideration. You should carefully review the procedures for tendering shares of MedQuist Inc. common stock beginning on page 162 of this prospectus. You may withdraw shares of MedQuist Inc. common stock tendered in the Exchange Offer at any time prior to the expiration date. There will be no record date for determining holders of MedQuist Inc. common stock entitled to participate in the exchange.

The Exchange Offer is subject to a number of conditions that must be satisfied or waived by us. The Exchange Offer is not conditioned on any minimum number of MedQuist Inc. common stock being tendered.

We urge you to carefully read the “Risk Factors” section of this prospectus beginning on page 25 before you make any decision regarding the Exchange Offer.

You must make your own decision whether to tender shares of MedQuist Inc. common stock in the Exchange Offer. Neither we, the information agent, the exchange agent (each as defined herein) nor any other person is making any recommendation as to whether or not you should tender your MedQuist Inc. common stock for exchange in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Information Agent for the Exchange Offer and the Merger is:
PHOENIX ADVISORY PARTNERS
110 Wall Street, 27th floor
New York, NY 10005
Banks and brokers call: (212) 493-3910
Other call toll free: (800) 576-4314

The Exchange Agent for the Exchange Offer and the Merger is:
American Stock Transfer & Trust Company LLC

Prospectus dated          .

Table of Contents

About This Prospectus	(ii)
Questions and Answers About the Exchange Offer and the Merger	(iii)
Summary	1
Risk Factors	25
Special Note Regarding Forward-Looking Statements	41
Corporate Reorganization	42
Dividend Policy	43
Capitalization	44
Unaudited Pro Forma Condensed Combined Financial Information of MedQuist Holdings Inc.	45
Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.	57
Selected Consolidated Financial and Other Data of MedQuist Inc.	61
Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.	63
Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Inc.	83
The Clinical Documentation Industry	99
MedQuist Holdings Inc. Business	101
MedQuist Inc. Business	112
Management	123
Security Ownership of Certain Beneficial Owners and Management of MedQuist Holdings Inc.	151
Certain Relationships and Related Party Transactions	153
Use of Proceeds	157
The Exchange Offer and the Merger	158
Comparison of Rights of Holders of Our Common Stock and MedQuist Inc. Common Stock	174
Description of Indebtedness	185
Comparative Market Price and Dividend Information	188
Description of Capital Stock	191
Material United States Federal Income Tax Consequences	197
Legal Matters	202
Experts	202
Where You Can Find More Information	202
Index to Consolidated Financial Statements	F-1

This prospectus incorporates important business and financial information about MedQuist Holdings Inc. and MedQuist Inc. that is not included in or delivered with this document and is included as an exhibit to the registration statement of which this prospectus is a part. You may obtain copies of these documents, without charge, upon written or oral request to our Information Agent, Phoenix Advisory Partners at (800) 576-4314. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of the Exchange Offer. Unless the Exchange Offer is extended, the latest date on which you should request copies of these documents is          .

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” and we will not consummate the Exchange Offer or the Merger until the SEC has declared the registration statement effective. You should read this prospectus, including the annex, together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

None of MedQuist Holdings Inc., the Exchange Agent or the Information Agent have authorized any person (including any dealer, salesperson or broker) to provide you with any information or to make any representation other than as contained in this prospectus. MedQuist Holdings Inc. does not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The information included in this prospectus is accurate as of the date of this prospectus. You should not assume that the information included in this prospectus is accurate as of any other date.

The Exchange Offer is being made on the basis of this prospectus and the letter of transmittal and is subject to the terms described in this prospectus and the letter of transmittal. After the Exchange Offer, the Merger will be made on the basis of an agreement and plan of merger. The conversion of your shares of common stock for shares of common stock of MedQuist Holdings Inc. as a result of the Merger will be made on the basis of this prospectus and a letter of transmittal and is subject to the terms described in this prospectus and such letter of transmittal. This prospectus does not constitute an offer to participate in the Exchange Offer to any person in any jurisdiction in which it would be unlawful to make such offer. Any decision to participate in the Exchange Offer must be based on the information included in this prospectus. In making an investment decision, prospective investors must rely on their own examination of MedQuist Holdings Inc. and the terms of the Exchange Offer, including the merits and risks involved. Investors should not construe anything in this prospectus and the letter of transmittal as legal, investment, business or tax advice. Each investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer under applicable laws or regulations.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents themselves for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to in this prospectus will be made available to holders in the Exchange Offer and Merger at no cost. See “Where You Can Find More Information.”

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “we,” “us,” or “our” are to MedQuist Holdings Inc. and its subsidiaries, and references to “Spheris” are to Spheris Inc. for the period prior to April 22, 2010 and to the business we acquired from Spheris Inc. for the period after such date.

References in this prospectus to “dollars” or “$” are to the currency of the United States and references to “£”, “pound” or “pence” are to the currency of the United Kingdom. There are 100 pence to each pound.

Except where otherwise indicated, reference in this prospectus to “volume” or “volumes” are to lines of text edited or transcribed by our medical transcriptionists, or “MTs,” and medical editors, or “MEs.”

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources that we believe to be reliable.

(ii)

Questions and Answers About the Exchange Offer and the Merger

These answers to questions that you may have as a holder of MedQuist Inc. common stock are highlights of selected information included elsewhere in this prospectus. To fully understand the Exchange Offer, the other considerations that may be important to your decision about whether to participate in the Exchange Offer, the effects of the Merger and the risks associated with holding shares of MedQuist Holdings Inc. common stock, you should carefully read this prospectus in its entirety, including the section entitled “Risk Factors” and our financial statements and related notes.

Why are we making the Exchange Offer?

We are making this offer as part of our ongoing plan to acquire full ownership of our majority-owned subsidiary MedQuist Inc. Since our acquisition of the majority ownership stake in MedQuist Inc., our management and directors have been aware that further consolidating our operations with those of MedQuist Inc. could lead to substantial overhead reductions and allow us to capitalize on our underlying technology, healthcare domain expertise and attractive long-term relationships with customers of MedQuist Inc.

In February 2011, we consummated an exchange agreement, or “Exchange Agreement,” with certain of MedQuist Inc.’s noncontrolling shareholders pursuant to which we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock. This private exchange increased our ownership in MedQuist Inc. from 69.5% to 82.2%. We then commenced a public registered exchange offer with the same exchange ratio as the private exchange to those noncontrolling MedQuist Inc. shareholders who did not participate in the private exchange, which we refer to as the “Initial Registered Exchange Offer,” to exchange shares of our common stock for shares of MedQuist Inc. common stock as an additional means to acquire full ownership of MedQuist Inc. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

We continue to believe that if we acquire full ownership of MedQuist Inc. it will simplify our capital structure, help us to achieve greater integration with MedQuist Inc., and reduce costs and eliminate potential conflicts of interests between us and MedQuist Inc. Therefore we are making this offer as a step in our plan to acquire full ownership of MedQuist Inc.

You may receive more favorable tax treatment if you participate in the Exchange Offer than if you do not participate in the Exchange Offer and have your shares converted in the Merger. Please see the section of this prospectus entitled “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

Why are we seeking to consummate the Merger?

Following the completion of the Exchange Offer, CBay Inc., one of our wholly-owned subsidiaries, intends to consummate a merger of Merger Subsidiary with and into MedQuist Inc. The purpose of the Merger is to acquire all of the issued and outstanding shares of MedQuist Inc. stock not exchanged pursuant to the Exchange Offer and not already owned by us. Pursuant to the Shareholder Litigation (described below), we agreed that if, as a result of the Initial Registered Exchange Offer, we obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., we would conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio applicable under the Initial Registered Exchange Offer. The terms of the Merger will provide that each remaining issued and outstanding share of MedQuist Inc. common stock will be converted into the same amount of shares of MedQuist Holdings Inc. common stock in accordance with the Exchange Ratio. Please see the section of this prospectus entitled “MedQuist Holdings Inc. Business – Legal proceedings” for more information on the Shareholder Litigation.

(iii)

What shares of stock are being sought in the Exchange Offer?

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, shares of our common stock for properly tendered and accepted shares of MedQuist Inc. common stock, or “MedQuist Inc. common stock.”

What will you receive in the Exchange Offer if you tender your shares of MedQuist Inc. common stock and they are accepted?

You will receive one share of our common stock for each share of MedQuist Inc. common stock that you validly tender in this Exchange Offer that is accepted by us. We sometimes refer to this number in this document as the “Exchange Ratio.” Shares of our common stock issued in this Exchange Offer will be issued in book-entry form. If you do not tender your shares of MedQuist Inc. common stock in the Exchange Offer, or if you withdraw them before the expiration date, upon consummation of the Merger, each share of MedQuist Inc. common stock that you hold will be converted into one share of our common stock.

		Exchange offer consideration per share
		Shares of our	Estimated
CUSIP	Title of security	common stock (1)	exchange value (1)

584949101	MedQuist Inc. common stock	One	$7.86

(1)	The estimated exchange value is equal to the number of shares of our common stock offered per share of MedQuist Inc. common stock multiplied by the closing price of our common stock on The NASDAQ Global Market on August 26, 2011.

Because the number of shares of our common stock to be issued in the Exchange Offer is fixed, changes in the trading prices of our common stock will result in the market value of our common stock you receive in exchange for tendering your shares being different than the value reflected in the table above. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.” The closing price of our shares on The NASDAQ Global Market on August 26, 2011 was $7.86.

MedQuist Inc. common stock trades on the OTCQB under the symbol “MEDQ.” The closing price of shares of MedQuist Inc. common stock on the OTCQB on August 26, 2011 was $7.85. See “Market Price Information for Common Stock” herein.

Your right to receive the Exchange Offer consideration in the Exchange Offer is subject to all of the conditions set forth in this prospectus and the related letter of transmittal.

Do you have a choice in whether to tender your MedQuist Inc. common stock?

Yes. You are not required to tender your MedQuist Inc. common stock pursuant to this prospectus.

What happens if you choose not to take part in this Exchange Offer?

You will retain the same rights, obligations and interests which you presently have with respect to your ownership of the MedQuist Inc. common stock. However, CBay Inc. intends to cause the Merger of Merger Subsidiary with and into MedQuist Inc. as soon as practicable after consummation of the Exchange Offer. Pursuant to the Merger, holders of MedQuist Inc. common stock that did not tender their shares of common stock in the Exchange Offer will receive in the Merger the same consideration that they would have received had they tendered their shares in the Exchange Offer. Each such share of MedQuist Inc. common stock will automatically convert into one share of MedQuist Holdings Inc. common stock.

(iv)

Is there any difference to me whether I tender my shares in the Exchange Offer or have them canceled in the Merger?

If you do not tender your shares in the Exchange Offer, you will receive MedQuist Holdings Inc. common stock that may have a market price that is greater than or less than the price of MedQuist Holdings Inc. common stock on the date you would have received the consideration if you had tendered in the Exchange Offer. Furthermore, your receipt of shares pursuant to the Merger generally will be taxable to you but the receipt of shares pursuant to the Exchange Offer may be tax-free. Please see the section of this prospectus entitled “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

Will our common stock to be issued in the Exchange Offer and the Merger be listed for trading?

Yes. The shares of our common stock to be issued in the Exchange Offer have been approved for listing on The NASDAQ Global Market under the symbol “MEDH.” For more information regarding the market for our common stock, see the section of this prospectus entitled “Comparative Market Price and Dividend Information.”

Will MedQuist Inc. deregister under the Securities Exchange Act of 1934, as amended, or the Exchange Act, following the Exchange Offer and the Merger?

It is our intent to have MedQuist Inc. become our indirect wholly-owned subsidiary. Following the consummation of the Merger, we intend to cause MedQuist Inc. to deregister its common stock under the Exchange Act and MedQuist Inc. will cease to be a separate SEC reporting company. Please see the section of this prospectus entitled “The Exchange Offer and the Merger – Registration Under Exchange Act.”

What are the potential benefits of this Exchange Offer and the Merger to holders of MedQuist Inc. common stock?

We believe the completion of the Exchange Offer and Merger will enable MedQuist Inc. and us to create a simpler, unified capital structure in which equity investors would participate in the equity of MedQuist Holdings Inc. and MedQuist Inc. through ownership at the MedQuist Holdings Inc. level.

We believe that unifying public stockholders at a single level could lead to greater liquidity for investors, particularly for the former holders of MedQuist Inc. common stock, due to the increased combined public float.

Additionally, the unified capital structure that would result from the Exchange Offer would facilitate the investment and transfer of funds between MedQuist Holdings Inc. and MedQuist Inc. and our respective subsidiaries, thereby facilitating more efficient uses of our consolidated financial resources.

Finally, by acquiring full ownership of MedQuist Inc. we will eliminate any potential conflicts between our interests and the interests of the other MedQuist Inc. shareholders. We currently have the ability to cause the election of all of the members of the MedQuist Inc. board of directors, the appointment of new management and the approval of actions requiring the approval of MedQuist Inc. shareholders, including amendments to its certificate of incorporation and mergers or sales of substantially all of its assets. The directors we elect are able to make decisions affecting the capital structure of MedQuist Inc., including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. Without full ownership of MedQuist Inc. our interests could conflict with the interests of MedQuist Inc., and the interests of its other shareholders.

(v)

May you tender only a portion of the MedQuist Inc. common stock that you hold?

Yes. You do not have to tender all of your MedQuist Inc. common stock to participate in the Exchange Offer. You may choose to tender in the Exchange Offer all or any portion of the MedQuist Inc. common stock that you hold. Any shares not tendered in the Exchange Offer will be cancelled in the Merger and you will receive the same consideration you would have received had you tendered your shares in the Exchange Offer.

How does the amount of consideration that you will receive if you validly tender shares of MedQuist Inc. common stock in the Exchange Offer compare to amounts that you would otherwise receive if you do not tender?

Should you decide to not participate in this Exchange Offer, each of your shares of MedQuist Inc. common stock will be converted into the same number of shares of MedQuist Holdings Inc. common stock in accordance with the Exchange Ratio upon consummation of the Merger. However, your receipt of shares pursuant to the Merger generally will be taxable to you but the receipt of shares pursuant to the Exchange Offer may be tax-free. Please see the section of this prospectus entitled “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

Any value received from any sale of your shares of MedQuist Inc. common stock prior to the Merger will depend on such factors as the market prices and the level of demand for the MedQuist Inc. common stock.

Has MedQuist Inc. made a recommendation regarding the Exchange Offer?

MedQuist Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC conveying to MedQuist Inc. shareholders the recommendation of the MedQuist Inc. board of directors regarding whether MedQuist Inc. shareholders should tender their MedQuist Inc. shares in the Exchange Offer. Once filed, the MedQuist Inc. Schedule 14D-9 will be mailed to MedQuist Inc. shareholders. MedQuist Inc. shareholders are urged to read the MedQuist Inc. Schedule 14D-9 because it will contain important information. The MedQuist Inc. Schedule 14D-9 will be available free of charge at the web site maintained by the SEC at www.sec.gov.

When does the Exchange Offer expire?

Unless earlier terminated by us, the Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2011, or at such other time if this date is extended by us. MedQuist Inc. common stock tendered may be validly withdrawn at any time before the expiration date, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your MedQuist Inc. common stock, such nominee may have an earlier deadline for accepting the Exchange Offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your MedQuist Inc. common stock to determine its deadline.

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer and the Merger – Conditions of the Exchange Offer.” The Exchange Offer is not conditioned upon any minimum number of shares of MedQuist Inc. common stock being tendered. We may waive certain conditions of the Exchange Offer described in this prospectus prior to the expiration date. If any of the conditions are not satisfied or waived, we will not complete the Exchange Offer.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this prospectus or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, MedQuist Inc. common stock that was previously

(vi)

tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no shares of MedQuist Inc. common stock will be accepted for purchase, and any shares of MedQuist Inc. common stock that have been tendered will be promptly returned to the holder. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer and the Merger – Expiration date; extensions; termination; amendment.”

How will you be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer and the Merger – Expiration date; extensions; termination; amendment.”

How do you tender shares of MedQuist Inc. common stock in the Exchange Offer?

Certain shares of MedQuist Inc. common stock were issued in book-entry form, and are all currently represented by one or more global certificates held for the account of the Depository Trust Company, or “DTC.” If your securities are book entry securities, you may tender your shares of MedQuist Inc. common stock by transferring them through DTC’s Automated Tender Offer Program, or “ATOP,” or following the other procedures described under “The Exchange Offer and the Merger – Procedures for tendering.”

If your interest as a holder of MedQuist Inc. common stock is in certificated form, you must deliver to the exchange agent (1) the certificates for the shares of your MedQuist Inc. common stock to be exchanged in the manner specified in the accompanying letter of transmittal and (2) a properly completed letter of transmittal.

If you hold your shares of MedQuist Inc. common stock through a bank, broker or other nominee, in order to validly tender your shares of MedQuist Inc. common stock in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian, commercial bank, trust company or other nominee with regard to procedures for tendering, in order to enable your bank, broker, custodian, commercial bank, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their bank, broker, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for a bank, broker, custodian, commercial bank, trust company or other nominee to validly tender your shares of MedQuist Inc. common stock in the Exchange Offer, such bank, broker, custodian, commercial bank, trust company or other nominee must deliver to the exchange agent an electronic message that will contain:

■	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and
■	a timely confirmation of book-entry transfer of your shares of MedQuist Inc. common stock into the exchange agent’s account.

If you are unable to tender your MedQuist Inc. common stock before 5:00 p.m., New York City time, on          , 2011, or such other time if this date is extended by us, you may comply with the guaranteed delivery procedures set forth in “The Exchange Offer and the Merger – Guaranteed delivery” beginning on page 163.

Should you have any questions as to the procedures for tendering your shares of MedQuist Inc. common stock, please call your bank, broker, custodian, trust company or other nominee, or call the information agent.

(vii)

What happens to tendered shares of MedQuist Inc. common stock that are not accepted for exchange?

If your tendered shares of MedQuist Inc. common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned without expense to you or, in the case of shares of MedQuist Inc. common stock tendered by book-entry transfer, such shares will be credited to an account maintained at DTC, designated by the participant who delivered such shares, in each case, promptly following the expiration date or the termination of the Exchange Offer. Any shares not tendered in the Exchange Offer, however, will be cancelled in the Merger and you will receive the same consideration you would have received had you tendered your shares in the Exchange Offer.

If you change your mind, can you withdraw your tender of MedQuist Inc. common stock?

You may withdraw previously tendered MedQuist Inc. common stock at any time until the Exchange Offer has expired, unless extended by us. See “The Exchange Offer and the Merger – Withdrawal of tenders.” Any shares not tendered in the Exchange Offer, however, will be cancelled in the Merger and you will receive the same consideration you would have received had you tendered your shares in the Exchange Offer.

How long will it take to complete the Exchange Offer and the Merger?

We will not consummate the Exchange Offer or the Merger until the SEC has declared the registration statement effective. As soon as practicable after the registration statement is declared effective we will launch the Exchange Offer. The expiration date of the Exchange Offer will be at least 20 business days after the beginning of the Exchange Offer, as required by Rule 14e-1(a) under the Exchange Act. We intend to seek to cause the Merger to take place as soon as reasonably practicable following the expiration date of the Exchange Offer.

Why is there no shareholder vote for the Exchange Offer or the Merger?

Your vote is not required for the Exchange Offer or the Merger. You simply need to tender your shares if you choose to do so in the Exchange Offer or each of your shares will automatically convert into one share of our common stock pursuant to the Merger. Our board of directors and the board of directors and sole shareholder of the Merger Subsidiary will be required to approve the Merger.

Will you have to pay any fees or commissions if you tender your MedQuist Inc. common stock in the Exchange Offer or if your shares are automatically converted pursuant to the Merger?

Holders are not obligated to pay brokerage fees or commissions to us, the information agent or the exchange agent in connection with the Exchange Offer and Merger. If your shares of MedQuist Inc. common stock are held through a broker or other nominee who tenders the MedQuist Inc. common stock on your behalf in connection with the Exchange Offer or Merger, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “The Exchange Offer and the Merger.”

What risks should you consider in deciding whether or not to tender any or all of your MedQuist Inc. common stock?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offer, and those affecting our businesses and an investment in our common stock, described in this section “Questions and Answers About the Exchange Offer and the Merger,” in the section entitled “Risk Factors” and in the section entitled “Material United States Federal Income Tax Consequences.”

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What are the U.S. federal income tax consequences of participating in the Exchange Offer or the Merger?

For United States federal income tax purposes, your receipt of shares pursuant to the Merger generally will be taxable to you while the receipt of shares pursuant to the Exchange Offer may be tax-free. Please see the section of this prospectus entitled “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

What is the impact of the Exchange Offer and Merger to our earnings per share and capitalization?

Assuming all of the outstanding shares of MedQuist Inc. common stock are validly tendered and accepted and not withdrawn so that we issue all 1.2 million shares of our common stock being offered pursuant to this prospectus, we would have 55.9 million shares of our common stock outstanding.

As a result of the exchange of the MedQuist Inc. common stock and the Merger described herein, the number of outstanding shares of our common stock will increase, which will result in dilution of ownership to existing holders of our common stock. However, our share of MedQuist Inc.’s net income will increase as a result of this Exchange Offer. After giving effect to the Spheris Acquisition (as defined in “Summary – History – MedQuist Inc.”), the Recapitalization Transactions (as defined in “Summary – Recent Developments – Recapitalization Transactions”), the private exchange, the Initial Registered Exchange Offer and our initial public offering, or “IPO,” for the year ended December 31, 2010 and the six months ended June 30, 2011, the incremental impact of this Exchange Offer and the Merger on our diluted earnings per share would have been an increase of $0.01 and $0.03 per share of our common stock on a pro forma basis, respectively. Future dividends, if any, on the MedQuist Inc. common stock will not be paid to holders whose MedQuist Inc. common stock has been exchanged.

The impact of the Exchange Offer will be a reclassification between noncontrolling interests and additional paid in capital with no net impact to stockholders’ equity as a result of this exchange. See “The Exchange Offer and the Merger – Accounting treatment.”

Do our directors or executive officers beneficially own any shares of MedQuist Inc. common stock that will be subject to the Exchange Offer or Merger?

As of August 25, 2011, our directors and executive officers beneficially owned in the aggregate 66 shares of MedQuist Inc. common stock that are subject to the Exchange Offer.

What percentage of our common stock will current MedQuist Inc. shareholders own after the successful consummation of the Exchange Offer and the Merger?

We anticipate that the completion of the Exchange Offer and the Merger will result in the exchange of the outstanding shares of MedQuist Inc.’s common stock that we do not currently own into approximately 2.2% of shares of our common stock outstanding at the conclusion of the Exchange Offer and Merger. In general, this assumes that:

■	54.7 million shares of our common stock are outstanding before giving effect to the completion of the Exchange Offer and Merger; and
■	1.2 million shares of our common stock will be issued in the Exchange Offer and Merger.

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Are dissenters’ or appraisal rights available in either the Exchange Offer or the Merger?

You do not have dissenters’ or appraisal rights as a result of the Exchange Offer or the Merger. Under New Jersey law, which governs your rights as a shareholder of a New Jersey corporation, you do not have the right to dissent in the Exchange Offer or the Merger. See “The Exchange Offer and the Merger – No appraisal rights.”

With whom may you talk if you have questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your MedQuist Inc. common stock, please contact the exchange agent listed on the back cover of this prospectus. If you would like additional copies of this prospectus, our annual, quarterly, and current reports or proxy statement, please contact the information agent. The contact information for the exchange agent and the information agent is set forth on the back cover of this prospectus. Holders of MedQuist Inc. common stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their MedQuist Inc. common stock with questions and requests for assistance.

IF YOU HOLD YOUR MEDQUIST INC. COMMON STOCK THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER MEDQUIST INC. COMMON STOCK ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND HAVE NO EFFECT. IF YOUR INTEREST AS A HOLDER OF MEDQUIST INC. COMMON STOCK IS IN CERTIFICATED FORM, YOU MUST DELIVER THE MEDQUIST INC. COMMON STOCK CERTIFICATE TO BE EXCHANGED IN THE MANNER SPECIFIED IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

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Summary

This summary highlights certain information contained elsewhere in this prospectus and may not contain all of the information you should consider before investing in our shares. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors,” the consolidated financial statements and related notes and the unaudited pro forma condensed combined financial information and related notes appearing elsewhere in this prospectus.

Except where the context otherwise requires, or where otherwise indicated, references in this prospectus to “we,” “us,” or “our” are to MedQuist Holdings Inc. and its subsidiaries, references to “MedQuist Inc.” are to MedQuist Inc. and its subsidiaries and references to “Spheris” are to Spheris Inc. and its subsidiaries for the period prior to April 22, 2010 and to the business we acquired from Spheris Inc. for the period after such date.

Overview

The Companies

MedQuist Holdings Inc.

We are a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. Our end-to-end solutions convert physicians’ dictation of patient interactions, or the “Physician Narrative,” into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, automated speech recognition, or “ASR,” medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for our customers. Our solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and we believe our solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and meaningful use of electronic health records. We also offer speech recognition solutions for radiology, cardiology, pathology and related specialties, that help healthcare providers dictate, edit and sign reports without manual transcription.

On August 18, 2011, we completed the acquisition of MultiModal Technologies, Inc. With this acquisition, we now provide speech and natural language understanding technologies to healthcare providers and to local and regional transcription partners.

MedQuist Inc.

MedQuist Inc. is a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. Its end-to-end solutions convert physicians’ dictation of the Physician Narrative into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, ASR, medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for its customers. MedQuist Inc.’s solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and MedQuist Inc. believes its solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and meaningful use of electronic health records.

Merger Subsidiary

Merger Subsidiary will be a New Jersey corporation, wholly-owned by CBay Inc., one of our wholly-owned subsidiaries. Merger Subsidiary will be formed to facilitate the short-form merger with MedQuist Inc. At the time of the Merger, Merger Subsidiary will have engaged in no activities and have no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the Merger.

The Clinical Documentation Industry

Over the past several decades, the clinical documentation industry has evolved from almost exclusively in-house production to outsourced services and from labor-intensive services to technologically-enabled solutions. The market opportunity for solutions is driven by overall healthcare utilization and cost containment efforts in the United States. Numerous factors are driving increases in the demand for healthcare services including population growth, longer life expectancy, the increasing prevalence of chronic illnesses, and expanded coverage from healthcare reform. According to a September 2010 report by the U.S. Centers for Medicare and Medicaid Services, spending on healthcare grew from $1.2 trillion in 1998 to $2.3 trillion in 2008 representing a compound annual growth rate of 7.0%. It also projects that healthcare spending will grow to reach $4.2 trillion, or 19.3% of U.S. gross domestic product, by 2018, representing a compound annual growth rate of 6.3%. At the same time, U.S. healthcare providers remain under substantial pressure to reduce costs while maintaining or improving the quality of care.

Accurate and timely clinical documentation has become a critical requirement of the growing U.S. healthcare system. Medicare, Medicaid, and insurance companies demand extensive patient care documentation. The Health Information Technology for Economic and Clinical Health Act, or “HITECH Act,” which was enacted into law on February 17, 2009 as part of the American Recovery and Reinvestment Act of 2009, or “ARRA,” includes numerous incentives to promote the adoption and meaningful use of electronic health records, or “EHRs,” across the healthcare industry. Consequently, healthcare providers are increasingly using EHRs to input, store, and manage their clinical data in a digital format. Healthcare providers that use EHRs require accurate, easy-to-use, and cost-effective means to input clinical data that are not disruptive to the physician workflow.

The market for outsourced clinical documentation solutions based on the Physician Narrative is substantial. Key components of this market include voice capture and transmission technologies, ASR software, medical transcription and editing services, and document workflow and management software. ValueNotes Database Pvt. Ltd., or “ValueNotes,” a market research firm, estimates that the market for outsourced medical transcription services was $5.4 billion in 2009 and is expected to grow 8.2% per annum over the next five years to $8.0 billion in 2014.

Healthcare providers are increasingly choosing to outsource their clinical documentation processes. The benefits of outsourcing include reduced costs, access to leading technologies, accelerated turn-around times, improved data accuracy, greater physician productivity, and satisfaction of security and compliance requirements. We believe that the majority of clinical documentation is still produced in-house by U.S. hospitals and physician practices today. ValueNotes estimates that the in-house medical transcription market was 67% of the overall market in 2009, and projects the percentage of outsourced production of medical transcription will grow from 33% in 2009 to 38% in 2014.

While outsourcing provides many benefits, the landscape for outsourced service providers is highly fragmented with varying degrees of technological automation and offshore capabilities amongst providers. Thousands of local and regional providers offer limited services without technology offerings. A small set of national providers offer a combination of technology and services, but have varying degrees of technological sophistication and production capacity.

Our competitive strengths

Our competitive strengths include:

■	Leader in a large, fragmented market – We are the largest provider by revenue of clinical documentation solutions based on the Physician Narrative in the United States. Our size enables us to meet the needs of large, sophisticated healthcare customers, provides economies of scale, and enables us to devote significantly more resources to research and development and quality assurance than many other providers.
■	Integrated solutions delivered as a complete managed service – We offer fully-integrated end-to-end managed services that capture and convert the Physician Narrative into a high quality customized electronic record. We integrate technologies and services for voice capture and transmission, ASR, medical transcription and editing, workflow automation, and document management and distribution. The end result is value-added clinical documentation with high accuracy and quick turn-around times.
■	Large and diversified customer base with long-term relationships – We serve hospitals, clinics and physician practices throughout the United States. We have a long-standing history with our customers and the majority of our revenue is from recurring services.
■	Highly-efficient operating model – Since we acquired MedQuist Inc. in the fourth quarter of 2008, we have driven down our cost structure through leveraging our scalable infrastructure, standardizing processes, and increased utilization of ASR. Our use of ASR, which has grown from 39% of our volume in the fourth quarter of 2008 to 74% in the second quarter of 2011, has increased our productivity. With the acquisition of MultiModal, we now own our own ASR technology which we expect will further reduce our cost structure. Additionally, our expanding footprint in India has enabled us to increase our offshore production from 28% of our volume to 42% over this same period. The financial impact of these measures has been an improvement in gross margins during this timeframe from 34% to 40%.

■	Proven management team – We have assembled an outstanding senior leadership team with significant industry experience and domain expertise in both domestic and offshore operations. Our management team has delivered substantial results and brings an entrepreneurial spirit with proven experience in managing growth, driving operational improvements, and successfully integrating acquisitions.

Our strategy

Key elements of our strategy include:

■	Expand our customer base and increase existing customer penetration – We intend to grow our customer base by targeting three market segments: large healthcare providers still using in-house services, large healthcare providers currently using competing outsourced alternatives, and small-to-medium medical practices. Given our market leadership, strong solution offerings, and low cost structure, we believe we are well positioned to both replace in-house solutions as well as displace competing outsourced alternatives for large healthcare providers. In order to increase penetration within our existing customer base, we intend to continue targeting additional healthcare clinical areas and facilities of our current customers. Additionally, as healthcare providers centralize their purchasing decisions, we believe that our ability to deliver outstanding services for large, complex requirements provides us with increasing access to new sales opportunities within our existing customer base and through existing customer relationships. Through our acquisition of MultiModal, we have expanded our customer base to include medical transcription service organizations, or MTSOs. We intend to grow our business by providing new and innovative speech and natural language understanding technologies and new products to these transcription partners.
■	Continue to develop and enhance our integrated solutions – We seek to differentiate our integrated solutions through sophisticated technology and process improvement. With the acquisition of MultiModal, we now have over 200 employees dedicated to research and development, with in-house expertise in speech and natural language understanding technologies. Over the last year, we launched numerous enhancements, including a front end speech platform for general medicine, additional EHR system integration, and advanced performance monitoring.
■	Enhance profitability through technical and operational expertise – We have made significant improvements in productivity through business process and infrastructure improvements. Notwithstanding reductions in customer pricing, our gross margins have expanded from 34% in the fourth quarter of 2008, our first fiscal quarter after we acquired MedQuist Inc., to 40% in the second quarter of 2011. Our management team has proven its ability to implement continuous process improvements and we intend to further increase offshore production and our use of technological automation, including ASR, to lower costs and enhance our profitability. We also expect that the acquisition of MultiModal will further enhance our gross margins by building market share in the in-house transcription market.
■	Facilitate the adoption and promote meaningful use of EHR systems – Our integrated solutions provide a comprehensive, accurate and effective method to incorporate Physician Narrative into an EHR system. We interface with substantially all of the leading EHR vendors to integrate our clinical documentation solutions and to help our customers realize the full potential of their EHR systems through the use of the Physician Narrative. In our experience, when EHR is adopted, customers tend to consolidate their purchase decisions, which benefits us as a leading provider of clinical documentation solutions.

■	Pursue strategic acquisitions – We believe that there are significant opportunities available to create value through strategic acquisitions. We intend to seek appropriate opportunities to grow our customer base, enhance or expand our solutions, incorporate synergy opportunities, and expand our value proposition to our customers. For example, we recently completed our acquisition of MultiModal which provides us with ownership of speech and natural language understanding technologies, and is expected to facilitate consolidation to a single speech recognition platform, provide a broader product offering to local and regional transcription partners and leverage MultiModal’s cloud based services to enhance our gross margins.

Risks associated with our business

Our business is subject to a number of risks which you should be aware of before making an investment decision. Those risks are discussed more fully in “Risk Factors” beginning on page 25. For example:

■	We compete with many others in the market for clinical documentation solutions which may result in lower prices for our services, reduced operating margins and an inability to maintain or increase our market share.
■	Our business is dependent on the continued demand for transcription services, and, if electronic health records companies produce solutions acceptable to large hospital systems for the creation of electronic clinical documentation, the overall demand for medical transcription services could be reduced.
■	Our ability to sustain and grow profitable operations is dependent on the willingness of new customers to outsource and adopt new technology platforms, as well as our ability to retain customers.
■	Our success will depend on our ability to support existing technologies, as well as adopt and integrate new technology into our workflow platforms.

History

MedQuist Holdings Inc.

We began operations in 1998 with the goal of providing high-quality outsourced clinical documentation solutions to U.S. healthcare providers at a low cost. We combined U.S. sales, marketing, and customer service with offshore operations, primarily in India, and have grown our scale through strategic acquisitions. In August 2011 we completed the acquisition of MultiModal Technologies, Inc. which provides us with ownership of speech and natural language understanding technologies, and is expected to facilitate consolidation to a single speech recognition platform, provide a broader product offering to local and regional transcription partners and leverage cloud-based services to enhance gross margins.

MedQuist Inc.

MedQuist Inc. was established in 1970 and developed a computer-based medical transcription package that replaced tape and cassette recorders with digital recording equipment. MedQuist Inc. purchased Transcriptions Ltd. in May 1994, and grew quickly over the next few years through sales and acquisitions of smaller transcription service organizations. With several strategic acquisitions in 2001 and 2002, MedQuist Inc. obtained the technology and expertise to offer comprehensive document workflow management products and solutions.

Acquisitions

MedQuist Inc.

In August 2008, an affiliate of S.A.C. Private Capital Group, LLC, or “SAC PCG,” invested $124.0 million to acquire a majority interest in us. Concurrent with this investment, we acquired a 69.5% interest in MedQuist Inc., or the “MedQuist Inc. Acquisition.” At the time of the acquisition, MedQuist Inc. was the largest U.S. medical transcription service provider by revenue, but had been adversely impacted by inefficient operations, litigation and customer disputes. Net revenues for MedQuist Inc. had fallen from $483.9 million for the year ended December 31, 2002 to $340.3 million for the year ended December 31, 2007.

We believed that MedQuist Inc., despite its operational challenges and substantial overhead, had strong underlying technology, deep healthcare domain expertise, and a long-tenured customer base. Following our acquisition of MedQuist

Inc., we embarked upon a strategy to enhance the management team, streamline operations, improve relationships with customers, leverage our offshore resources, increase the utilization of ASR technology, and resolve all outstanding litigation. This strategy resulted in a stabilization of volume trends starting in the second quarter of 2009.

Spheris

In April 2010, we acquired certain assets, principally customer contracts, from Spheris in a transaction conducted under Section 363 of the Bankruptcy Code. Spheris was the second largest U.S. medical transcription service provider by revenue at the time. Spheris had experienced declines in volumes from customer attrition, which we believed was attributable to quality issues and underinvestment in product development caused by financial constraints leading up to its bankruptcy. Some volume declines continued after the date of the Spheris Acquisition as the result of notices of termination given prior to that date.

We considered the negative volume trend for Spheris in our acquisition valuation. Net revenues for Spheris were $156.6 million and $35.2 million for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. Customers who submitted notices of termination prior to the acquisition generated revenues of $24.6 million and $1.7 million during the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. Therefore, net revenues for the year ended December 31, 2009 and the three months ended March 31, 2010, less revenues attributable to customers who submitted notices of termination prior to the Spheris Acquisition, were $132.0 million and $33.5 million, respectively.

MultiModal Technologies, Inc.

On August 18, 2011, we completed the acquisition of Multimodal Technologies, Inc., or “MultiModal,” through a series of mergers between MultiModal and certain of our direct wholly-owned subsidiaries (the “MultiModal Merger”). As a result of the MultiModal Merger, MultiModal became a direct wholly-owned subsidiary of ours. The MultiModal Merger provides us ownership of speech and natural language understanding technologies, and is expected to facilitate consolidation to a single speech recognition platform, provide a broader product offering to local and regional transcription partners and leverage MultiModal’s cloud based services to enhance gross margins.

Recent developments

Recapitalization Transactions

On October 14, 2010, MedQuist Inc. incurred $85.0 million of indebtedness through the issuance of 13% senior subordinated notes due 2016, or the “Senior Subordinated Notes,” under a note purchase agreement, or the “Note Purchase Agreement,” and incurred $200.0 million of indebtedness under a term loan, or the “Term Loan,” under a $225.0 million credit facility, or the “Senior Secured Credit Facility.” We are a guarantor of both the Senior Subordinated Notes and the Senior Secured Credit Facility. MedQuist Inc. used the proceeds to repay $80.0 million of indebtedness under its prior credit facility, or the “Acquisition Credit Facility,” to repay $13.6 million of indebtedness under a subordinated promissory note, or the “Acquisition Subordinated Promissory Notes,” each issued in connection with the Spheris Acquisition, and to pay a $176.5 million special dividend to its shareholders. We received $122.6 million of this special dividend and used $104.1 million to extinguish our 6% convertible notes, or the 6% Convertible Notes, issued to Royal Philips Electronics in connection with the MedQuist Inc. Acquisition and $3.7 million to extinguish certain other lines of credit. We refer to these transactions collectively as the “Recapitalization Transactions.”

Private Exchange

Certain of MedQuist Inc.’s noncontrolling shareholders entered into the Exchange Agreement, whereby we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock. We refer to this transaction as the “Private Exchange.” The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

Initial Registered Exchange Offer

In addition to the Private Exchange referred to above, in February 2011, we commenced a public exchange offer, or “Initial Registered Exchange Offer,” to those noncontrolling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. We accepted and consummated the exchange of MedQuist Inc. shares of common stock that were validly tendered in the Initial Registered Exchange Offer. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

Our U.S. Initial Public Offering

The U.S. initial public offering of our common stock closed on February 9, 2011. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Redomiciliation and Share Conversion

On January 27, 2011, we changed our name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and redomiciled from a British Virgin Islands company to a Delaware corporation. In connection with our redomiciliation, we adjusted the number of our shares outstanding through a reverse share split pursuant to which every 4.5 shares of our common stock outstanding prior to our redomiciliation was converted into one share of our common stock upon our redomiciliation. Our redomiciliation and such reverse share split resulted in no change to our common stockholders’ relative ownership interests in us.

For a more detailed description of the Recapitalization Transactions, the Private Exchange, the Initial Registered Exchange Offer, our U.S. initial public offering and the redomiciliation and share conversion, collectively with this Exchange Offer and Merger and the common stock offered hereby, the “Corporate Reorganization,” see “Corporate Reorganization.”

Acquisition of MultiModal Technologies, Inc.

On August 18, 2011 (the “Closing Date”), we completed the acquisition of MultiModal through a series of mergers between MultiModal and certain of our direct wholly-owned subsidiaries. As a result of the MultiModal Merger, MultiModal became a direct wholly-owned subsidiary of ours. On the Closing Date, we paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our common stock (the “Shares”) to MultiModal’s shareholders who are “accredited investors” (the “MultiModal Accredited Investors”) within the meaning of Regulation D promulgated under the Securities Act of 1933. We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date. Also on the Closing Date, we granted to certain of MultiModal’s employees that become employees of ours up to $10 million of restricted shares of our common stock.

Corporate information

Our principal executive offices are located at 9009 Carothers Parkway, Franklin, TN 37067. The telephone number of our principal executive offices is (615) 261-1740.

The principal executive offices of MedQuist Inc. are located at 9009 Carothers Parkway, Franklin, TN 37067. The telephone number of the principal executive offices of MedQuist Inc. is (615) 261-1740.

Background and Reasons for the Exchange Offer

Background of our investment in MedQuist Inc.

MedQuist Inc. was established in 1970 and developed a computer-based medical transcription package that replaced tape and cassette recorders with digital recording equipment. MedQuist Inc. purchased Transcriptions Ltd. in May 1994, and grew quickly over the next few years through sales and acquisitions of smaller transcription service organizations. Royal Philips Electronics purchased approximately 60% of MedQuist Inc. in June 2000, and later increased its holdings to 69.5%. With several strategic acquisitions in 2001 and 2002, MedQuist Inc. obtained the technology and expertise to offer comprehensive document workflow management products and solutions.

In August 2008, Royal Philips Electronics sold its 69.5% ownership interest in MedQuist Inc. to us, a holding company with a portfolio of investments in medical transcription, healthcare technology and healthcare financial services, for a total consideration of $239.7 million. The transaction was completed following the subscription to approximately 89 million shares in our common stock by S.A.C. PEI CB Investment, L.P. Additionally, in April 2010, MedQuist Inc. completed the purchase of the domestic business of Spheris Inc. while simultaneously, CBay Inc., one of our subsidiaries that directly holds the majority ownership in MedQuist Inc., acquired the stock of Spheris India Private Limited, a subsidiary of Spheris, creating a combined company for healthcare providers to improve their clinical documentation and drive toward electronic health record, or EHR, adoption faster and at a lower cost through advanced technology and expanded domestic and global services.

In early 2011, certain of MedQuist Inc.’s noncontrolling shareholders entered into the exchange agreement with us whereby we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock. We refer to this transaction as the Private Exchange. The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

In addition to the Private Exchange, we commenced the Initial Registered Exchange Offer to those noncontrolling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

Background of the Exchange Offer

Since our acquisition of the majority ownership stake in MedQuist Inc., our management and directors have been aware that further consolidating our operations with those of MedQuist Inc. could lead to substantial overhead reductions and allow us to capitalize on our underlying technology, healthcare domain expertise and attractive long-term relationships with customers of MedQuist Inc.

During the course of our consultations with our financial advisors and outside counsel in the summer of 2010, our management determined that a two-tiered private and public exchange offer was the best method for acquiring the remaining shares of MedQuist Inc. common stock held by third parties. Our management wanted to pursue the most efficient course for combining MedQuist Inc. and our company, and believed that offering to buy shares of MedQuist Inc. common stock directly from the other MedQuist Inc. shareholders would result in an expedited and fair process. Additionally, our management concluded that pursuing a two-tiered exchange offer, whereby a significant portion of the minority MedQuist Inc. shareholders agreed to participate in a private exchange of their MedQuist Inc. common stock for our common stock, followed by a registered public exchange for the remaining MedQuist Inc. common stock, gave us the best opportunity to acquire the highest number of shares of MedQuist Inc. common stock in the most efficient and expeditious manner. In choosing to recommend the two-tiered exchange offer structure to our board, our management sought to choose a path consistent with recent precedents for transactions involving the acquisition of the minority interests of publicly traded companies by their principal stockholders. In contrast to an exchange offer transaction, our management also considered a merger transaction, but due to certain provisions of New Jersey corporate law, a merger transaction was deemed not to be a viable option at that time.

On September 30, 2010, our board of directors met to consider the advisability of the two-tiered exchange offer. At this meeting, the board engaged in a discussion, with members of our management, outside counsel and financial advisors participating, of the proposed two-tiered exchange offer structure. Following this discussion, our board of directors determined unanimously to approve the Private Exchange.

At its meeting on October 17, 2010, our board of directors unanimously approved the Initial Registered Exchange Offer. In reaching its conclusion, our board of directors considered, among others, the following factors:

■	the completion of the Initial Registered Exchange Offer would enable MedQuist Inc. and us to create a simpler, unified capital structure in which equity investors would participate in the equity of us and MedQuist Inc. only at the MedQuist Holdings Inc. level. Our board also believed that unifying public stockholdings at a single level could lead to greater liquidity for investors, particularly for the former holders of MedQuist Inc. common stock, due to the increased combined public float;
■	the unified capital structure that would result from the Initial Registered Exchange Offer would facilitate the investment and transfer of funds between us and MedQuist Inc. and its subsidiaries, thereby facilitating more efficient uses of our consolidated financial resources;
■	the belief that we will be better positioned than MedQuist Inc. on a stand-alone basis to develop and exploit MedQuist Inc.’s assets, including through acquisitions and dispositions;
■	the elimination of public shareholders at the MedQuist Inc. level would create opportunities for cost reductions through the reduction of overhead and reporting and compliance costs;
■	the opportunity to eliminate, by converting the public’s ownership of MedQuist Inc. common stock into ownership of our common stock through the Initial Registered Exchange Offer, the potential for conflicts of interest between us, on the one hand, and the assets of MedQuist Inc. and its public shareholders, on the other, including with respect to the disposition or use of MedQuist Inc. for the benefit of us and our stockholders;
■	the exchange ratio;
■	the ability of MedQuist Inc.’s shareholders, through ownership of our common stock, to participate in the growth of MedQuist Inc.’s business and our other businesses;
■	the financial and operating results of MedQuist Inc.;
■	the terms and conditions of the Initial Registered Exchange Offer; and
■	the level of dilution that our current stockholders would experience in connection with the Initial Registered Exchange Offer.

The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

The Initial Registered Exchange Offer expired on March 11, 2011. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

Our reasons for the Exchange Offer

We are making this offer in connection with our ongoing plan to acquire full ownership of our majority-owned subsidiary MedQuist Inc. On August 30, 2011, our board of directors unanimously approved the Exchange Offer by written consent. In reaching its conclusion, our board of directors reiterated that it continues to believe that if we acquire full ownership of MedQuist Inc. it will simplify our capital structure, achieve greater integration between us and MedQuist Inc., and reduce costs and eliminate potential conflicts of interests between us and MedQuist Inc. The board of directors also considered the same factors listed above from its October 17, 2010 meeting as applied to the Exchange Offer as well as the conclusion that the receipt of shares pursuant to the Merger generally will be taxable to holders but the receipt of shares pursuant to the Exchange Offer may be tax-free. Therefore we are making this offer as a step in our plan to acquire full ownership of MedQuist Inc. Please see “Background and Reasons for the Exchange Offer” for more information on our desire to acquire full ownership of MedQuist Inc.

You may receive more favorable tax treatment if you participate in the Exchange Offer than if you do not participate in the Exchange Offer and have your shares converted in the Merger. Please see “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

Our reasons for the Merger

The purpose of the Merger is to acquire all of the issued and outstanding shares of MedQuist Inc. stock not exchanged pursuant to the Exchange Offer and not already owned by us. Pursuant to the Shareholder Litigation, we agreed that if, as a result of the Initial Registered Exchange Offer, we obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., we would conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio applicable under the Initial Registered Exchange Offer.

CBay Inc., one of our wholly-owned subsidiaries, intends to consummate a merger of one of its newly-formed subsidiaries with and into MedQuist Inc. following the completion of the Exchange Offer. Pursuant to the terms of the Merger, each remaining issued and outstanding share of MedQuist Inc. common stock will be converted into the same amount of shares of MedQuist Holdings Inc. common stock in accordance with the Exchange Ratio.

Please see “MedQuist Holdings Inc. Business — Legal proceedings” for more information on the Shareholder Litigation.

Interests of directors and executive officers

As of August 25, 2011, our directors and executive officers beneficially owned in the aggregate 66 shares of MedQuist Inc. common stock that are subject to the Exchange Offer.

Summary of Terms of the Exchange Offer

We have summarized the terms of the Exchange Offer below. You should read the discussion under “The Exchange Offer and the Merger” in this prospectus for further information regarding the Exchange Offer.

Exchange Offer	We are offering to exchange “newly issued” shares of our common stock for properly tendered and accepted shares of MedQuist Inc. common stock pursuant to our ongoing plan to acquire full ownership of our majority-owned subsidiary MedQuist Inc. All shares of MedQuist Inc. common stock validly tendered and not withdrawn and accepted by us will be exchanged at a ratio of one share of our common stock for each share of MedQuist Inc. common stock, on the terms and subject to the conditions of this Exchange Offer. The terms and conditions of this Exchange Offer are described in this document, the letter of transmittal and the instructions to the letter of transmittal. We will promptly return any shares of MedQuist Inc. common stock not accepted by us for exchange following the expiration date.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended or earlier terminated by us. If a broker, dealer, commercial bank, trust company or other nominee holds your MedQuist Inc. common stock, such nominee may have an earlier deadline for accepting the offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares of MedQuist Inc. common stock to determine its deadline.

Settlement Date	The settlement date in respect of any shares of MedQuist Inc. common stock that are validly tendered prior to the expiration date will be promptly following the expiration date and is anticipated to be on or about , 2011. See “The Exchange Offer and the Merger – Settlement date.”

Certain Consequences to Non-Tendering Holders	Shares of MedQuist Inc. common stock not tendered in the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. Pursuant to the Merger, however, holders of MedQuist Inc. common stock (other than us) that did not tender their shares of common stock in the Exchange Offer will receive in the Merger the same consideration that they would have received had they tendered their shares in the Exchange Offer. Your receipt of shares pursuant to the Merger generally will be taxable to you while the receipt of shares pursuant to the Exchange Offer may be tax-free. Please see the section of this prospectus entitled “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

Conditions to the Exchange Offer	The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer and the Merger – Conditions of the Exchange Offer.”

Procedures For Tendering Shares of MedQuist Inc. Common Stock	Most shares of MedQuist Inc. common stock were issued in book-entry form, and are all currently represented by one or more global certificates held for the account of the DTC. If your securities are book entry securities, you may tender your shares of common stock by transferring them through DTC’s ATOP or following the other procedures described under “The Exchange Offer and the Merger – Procedures for tendering.”

If your interest as a holder of common stock is in certificated form, you must deliver to the exchange agent a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any additional information required by the exchange agent as well as payment for transfer or similar taxes, if any.

If you wish to tender shares of MedQuist Inc. common stock pursuant to the Exchange Offer and your MedQuist Inc. common stock certificates are not immediately available, you cannot deliver the MedQuist Inc. common stock certificates and all other required documents to the exchange agent prior to the expiration of the Exchange Offer or you cannot complete the procedure for book-entry transfer on a timely basis, your shares of MedQuist Inc. common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

■ you make your tender by or through an eligible institution;

■ a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration of the Exchange Offer; and

■ the certificates for all tendered shares of MedQuist Inc. common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent.

In all cases, we will exchange shares of MedQuist Inc. common stock tendered and accepted for exchange pursuant to the Exchange Offer only after timely receipt by the exchange agent of certificates for shares of MedQuist Inc. common stock, or timely confirmation of a book-entry transfer of those shares of MedQuist Inc. common stock into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

If you beneficially own common stock through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender common stock, you should contact your DTC participant promptly and instruct it to tender your shares of common stock on your behalf. Beneficial owners are urged to appropriately instruct their bank, broker, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

In order for your bank, broker, custodian, commercial bank, trust company or other nominee to validly tender shares of common stock in the Exchange Offer, such bank, broker, custodian, commercial bank, trust company or other nominee must deliver to the exchange agent via DTC an electronic message that will contain certain information specified under “The Exchange Offer and the Merger – Procedures for tendering – How to tender if you are a beneficial owner but not a DTC participant?”

To participate in the Exchange Offer, a DTC participant must:

■ comply with the ATOP procedures of DTC described under “The Exchange Offer and the Merger – Procedures for tendering – Tendering through DTC’S ATOP;” or

■ (i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date.

In addition, a DTC participant must comply with the additional procedures set forth under “The Exchange Offer and the Merger – Procedures for tendering – How to tender if you are a DTC participant?”

On the date of any tender for exchange, if your interest is in certificated form, you must do each of the following in order to validly tender for exchange:

■ complete and manually sign the accompanying letter of transmittal provided by the exchange agent, or a facsimile of the exchange notice, and deliver the signed letter to the exchange agent;
■ surrender the certificates of your shares of common stock to the exchange agent;
■ if required, furnish appropriate endorsements and transfer documents; and
■ if required, pay all transfer or similar taxes.

If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the shares of common stock are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

IF YOUR INTEREST AS A HOLDER OF MEDQUIST INC. COMMON STOCK IS IN CERTIFICATED FORM, YOU MUST DELIVER THE MEDQUIST INC. COMMON STOCK CERTIFICATES TO BE EXCHANGED IN THE MANNER SPECIFIED IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND A PROPERLY COMPLETED LETTER OF TRANSMITTAL.
Extensions, Termination or Amendment of the Exchange Offer	We reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this prospectus or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, MedQuist Inc. common stock that was previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no shares of MedQuist Inc. common stock will be accepted for purchase, and any shares of MedQuist Inc. common stock that have been tendered will be promptly returned to the holder. For more information regarding our right to extend, terminate or amend the Exchange Offer, see “The Exchange Offer and the Merger – Expiration date; extensions; termination; amendment.”

Withdrawal Rights	You may withdraw any MedQuist Inc. common stock tendered in the Exchange Offer at any time prior to the expiration date. Pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your shares of MedQuist Inc. common stock at any time after 60 days from , 2011, the date that the Exchange Offer was commenced, unless we have previously accepted them. If you validly request to withdraw your shares of MedQuist Inc. common stock prior to the expiration of the Exchange Offer, they will be returned without expense to you or, in the case of shares of MedQuist Inc. common stock tendered by book-entry transfer, such shares of MedQuist Inc. common stock will be credited to an account maintained at DTC, designated by the participant therein who so delivered such shares of MedQuist Inc. common stock, in each case, promptly following the expiration date or the termination of the Exchange Offer.

For further information regarding the withdrawal of tendered MedQuist Inc. common stock, see “The Exchange Offer and the Merger – Withdrawal of tenders.”

Return of Unaccepted Shares	If any tendered shares of MedQuist Inc. common stock are not accepted for payment for any reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned without expense to the tendering holder or, in the case of shares tendered by book-entry transfer, such shares will be credited to an account maintained at DTC, designated by the participant therein who so delivered such shares, in each case, promptly following the expiration date or the termination of the Exchange Offer. Any shares not tendered in the Exchange Offer, however, will be cancelled in the Merger and you will receive the same consideration you would have received had you tendered your shares in the Exchange Offer.

No Appraisal Rights	No appraisal rights are available to holders of MedQuist Inc. common stock in connection with the Exchange Offer or the Merger.

Comparative Market Price Information	MedQuist Inc. common stock is currently traded on the OTCQB under the symbol “MEDQ.” On August 12, 2011, the last trading day before we announced this Exchange Offer, the closing price of MedQuist Inc. common stock on the OTCQB was $10.15 per share.

Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.” On August 12, 2011, the last trading day before we announced this Exchange Offer, the closing price of our shares on The NASDAQ Global Market was $10.07.

Accounting Treatment	Assuming we acquire all shares of MedQuist Inc. common stock pursuant to the Exchange Offer and Merger, the transaction would be accounted for as an equity transaction, as we would retain control of MedQuist Inc. after the transaction.
Comparison of Rights of Holders of Our Common Stock and MedQuist Inc. Common Stock	After the completion of the Exchange Offer and the Merger, you will become a stockholder of our company and your rights as a stockholder will be governed by our certificate of incorporation and by-laws. There are differences between the certificates of incorporation and by-laws of MedQuist Inc. and our company. MedQuist Inc. is a New Jersey corporation and our company is a Delaware corporation, so your rights will be governed by Delaware law after the completion of the Exchange Offer. For a summary comparison of the rights of holders of our common stock and holders of MedQuist Inc. common stock, see “Comparison of Rights of Holders of Our Common Stock and MedQuist Inc. Common Stock.”

Risk Factors	The Exchange Offer and Merger are subject to a number of risks. You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer and assessing the impact of the Merger.
United States Federal Income Tax Considerations For MedQuist Inc. Common Stock Holders	We intend to take the position that the Exchange Offer will be treated for United States federal income tax purposes as part of a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended, under which you would generally not recognize gain or loss upon the receipt of shares of our common stock in exchange for your shares of MedQuist Inc. common stock.
In contrast, the receipt of shares pursuant to the Merger generally will be taxable to you for United States federal income tax purposes. The tax consequences to you pursuant to the Exchange Offer and Merger will depend on the facts and circumstances of your own situation. Please consult your tax adviser for a full understanding of the tax consequences to you. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the tender of the MedQuist Inc. common stock pursuant to the Exchange Offer or the Merger.

Brokerage Commissions	If your shares of MedQuist Inc. common stock are held through a broker or other nominee who tenders shares of MedQuist Inc. common stock on your behalf in connection with the Exchange Offer or Merger, your broker may charge you a commission for doing so.

Exchange Agent	American Stock Transfer & Trust Company, LLC has been appointed as the exchange agent for the Exchange Offer and the Merger. We have agreed to pay American Stock Transfer & Trust Company, LLC reasonable and customary fees for its services and will reimburse American Stock Transfer & Trust Company, LLC for its reasonable out-of-pocket expenses.

Information Agent	Phoenix Advisory Partners has been appointed as the information agent for the Exchange Offer and the Merger. We have agreed to pay Phoenix Advisory Partners reasonable and customary fees for its services and will reimburse Phoenix Advisory Partners for its reasonable out-of-pocket expenses.

Further Information	If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your shares of MedQuist Inc. common stock, please contact the exchange agent or the information agent. If you would like additional copies of this prospectus, our annual, quarterly, and current reports, proxy statement and other information, please contact the information agent. The contact information for the exchange agent and the information agent is set forth on the back cover of this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

MedQuist Holdings Inc.

The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2008, 2009 and 2010 and as of June 30, 2011 and for the six months ended June 30, 2010 and 2011. The summary historical consolidated financial data for the years ended December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of June 30, 2011 and for the six months ended June 30, 2010 and 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We prepared the unaudited historical information on a basis consistent with that used in preparing our audited consolidated financial statements, which reflect all adjustments, consisting of only normal recurring adjustments, that we consider necessary to present fairly our financial position and results of operations for the unaudited periods.

Our summary historical consolidated statements of operations and other operating data reflect the consolidation of the results of operations of MedQuist Inc. since August 6, 2008 and Spheris since April 22, 2010, the respective dates of their acquisition. Our summary historical consolidated statements of operations and other operating data give effect to the reclassification for discontinued operations for the sale of our PFS business, which was sold on December 31, 2010.

The summary consolidated financial data also sets forth our unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011 and our unaudited pro forma condensed consolidated balance sheet as of June 30, 2011. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed consolidated balance sheet have been derived from the historical consolidated financial information of us and Spheris, which are included elsewhere in this prospectus.

The pro forma combined statements of operations and other operating data for the year ended December 31, 2010 and the six months ended June 30, 2011 give effect to the following transactions as if they had occurred on January 1, 2010:

■	the Spheris Acquisition and the incurrence by MedQuist Inc. of $113.6 million of debt to finance the Spheris Acquisition;
■	the incurrence by MedQuist Inc. of $285.0 million of indebtedness under the Senior Secured Credit Facility and Senior Subordinated Notes, the simultaneous repayment of $80.0 million of indebtedness under the Acquisition Credit Facility, the repayment of $13.6 million of indebtedness under the Acquisition Subordinated Promissory Notes, the payment of a $176.5 million special dividend to MedQuist Inc.’s shareholders, of which we received $122.6 million and the noncontrolling shareholders of MedQuist Inc. received $53.9 million, and the repayment by us, using the proceeds of such dividend of $104.1 million to extinguish our 6% Convertible Notes including a $7.7 million premium on early prepayment and $3.7 million under certain of our other lines of credit;
■	the issuance of 4.8 million shares of our common stock in exchange for 4.8 million shares of MedQuist Inc. common stock pursuant to the terms of the Exchange Agreement with certain noncontrolling shareholders of MedQuist Inc., which increased our ownership in MedQuist Inc. from 69.5% to 82.2%;
■	the issuance of 0.8 million shares of our common stock pursuant to the Consulting Services Agreement (as defined in “Certain Relationships and Related Party Transactions – Agreements with SAC PCG and affiliates and related transactions – Consulting Services Agreement,”);
■	the issuance of 5.4 million shares of our common stock in exchange for 5.4 million shares of MedQuist Inc. common stock under the Initial Registered Exchange Offer. This increased our ownership in MedQuist Inc. from 82.2% to approximately 97%; and

■	the issuance of approximately 1.2 million shares of our common stock in exchange for 1.2 million shares of MedQuist Inc. common stock under the Exchange Offer and Merger. This would increase our ownership in MedQuist Inc. from approximately 97% to 100%.

The pro forma balance sheet data as of June 30, 2011 gives effect to the Exchange Offer and Merger as if they occurred as of June 30, 2011.

Our historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Spheris Acquisition, the Corporate Reorganization (excluding our U.S. Initial Public Offering), the Exchange Offer and Merger and the shares of our common stock issued pursuant to the Consulting Services Agreement, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that may be realized after the Spheris Acquisition. The pro forma financial information also does not reflect expenses related to integration activity that may be incurred by us in connection with the Spheris Acquisition.

The pro forma data is based upon available information and certain assumptions that we believe are reasonable. The pro forma data is for informational purposes only and does not purport to represent what our results of operations or financial position actually would have been if such events had occurred on the dates specified above and does not purport to project the results of operations or financial position for any future period or date. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the accompanying notes, our historical consolidated financial statements, and related notes included elsewhere in this prospectus as adjusted for the acquisition of Spheris using the acquisition method of accounting.

You should read the following summary historical and unaudited pro forma consolidated financial information with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under the section “Capitalization,” “Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.” appearing elsewhere in this prospectus.

	Historical					Pro forma
						Year	Six months
				Six months ended		ended	ended
	Years ended December 31,			June 30,		December 31,	June 30,
	2008	2009	2010	2010	2011	2010	2011
				(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)

Statement of Operations Data
Net revenues	$171,413	$353,932	$417,326	$193,592	$219,675	$460,697	$219,675
Cost of revenues	113,127	229,701	259,194	124,950	130,637	290,537	130,637

Gross profit	58,286	124,231	158,132	68,642	89,038	170,160	89,038

Operating costs and expenses
Selling, general and administrative	37,282	53,089	61,062	30,099	30,267	67,225	30,267
Research and development	6,099	9,604	12,030	5,593	4,892	12,222	4,892
Depreciation and amortization	13,488	25,366	32,617	14,620	17,297	36,459	17,297
Cost (benefit) of legal proceedings, settlements and accommodations	5,311	14,943	3,605	2,152	(6,932)	3,605	(6,932)
Goodwill impairment charge	89,633	—	—	—	—	—	—
Acquisition and restructuring	7,726	3,973	11,079	7,011	11,269	4,184	11,269

Total operating costs and expenses	159,539	106,975	120,393	59,475	56,793	123,695	56,793

Operating income (loss)	(101,253)	17,256	37,739	9,167	32,245	46,465	32,245
Gain on sale of investment	—	—	8,780	—	—	8,780	—
Equity in income of affiliated company	66	1,933	693	546	—	693	—
Other income	9	13	460	78	7	412	7
Loss on extinguishment of debt	—	—	(13,525)	—	—	(13,525)	—
Interest expense, net	(3,813)	(9,019)	(19,268)	(7,306)	(13,998)	(29,491)	(13,998)

Income (loss) from continuing operations before income taxes and noncontrolling interests	(104,991)	10,183	14,879	2,485	18,254	13,334	18,254
Income tax provision (benefit)	(5,531)	1,012	(2,312)	(382)	2,030	(2,067)	2,030

Net income (loss) from continuing operations	$(99,460)	$9,171	$17,191	$2,867	$16,224	$15,401	$16,224

Discontinued operations
Income (loss) from discontinued Patient Financial Services business, net of tax	(9,059)	(1,351)	556	183	—	556	—

Net income (loss)	(108,519)	7,820	17,747	3,050	16,224	15,957	16,224
Less: Net income attributable to noncontrolling interests	(5,154)	(7,085)	(9,240)	(2,497)	(1,777)	—	—

Net income (loss) attributable to MedQuist Holdings Inc.	$(113,673)	$735	$8,507	$553	$14,447	$15,957	$16,224

Net income (loss) per common share from continuing operations
Basic	$(4.68)	$(0.02)	$0.14	$(0.03)	$0.17	$0.31	$0.29
Diluted	$(4.68)	$(0.02)	$0.14	$(0.03)	$0.17	$0.30	$0.28
Net income (loss) per common share from discontinued operations
Basic	$(0.40)	$(0.04)	$0.02	$0.01	$—	$0.01	$—
Diluted	$(0.40)	$(0.04)	$0.02	$0.01	$—	$0.01	$—
Net income (loss) per common share attributable to MedQuist Holdings Inc.
Basic	$(5.08)	$(0.06)	$0.16	$(0.02)	$0.17	$0.32	$0.29
Diluted	$(5.08)	$(0.06)	$0.16	$(0.02)	$0.17	$0.31	$0.28
Weighted average shares outstanding:
Basic	22,593	34,692	35,102	35,046	45,128	47,333	49,714
Diluted	22,593	34,692	35,954	35,046	46,410	48,185	50,996
Adjusted EBITDA(1)	$17,038	$60,543	$86,265	$33,350	$55,206	$91,890	$55,206

(1)	See below for reconciliations of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA. Adjusted EBITDA does not include earnings attributable to our investment in A-Life, which was sold in October 2010.

Ratio of Earnings to Fixed Charges

The following table shows our historical ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2006, 2007, 2008, 2009 and 2010 and for the six months ended June 30, 2010 and 2011 and our pro forma ratio of earnings to fixed charges for the fiscal year ended December 31, 2010 and for the six months ended June 30, 2011.

	Historical					Pro forma
						Year
						ended
	Years ended December 31,					December 31,
	2006	2007	2008	2009	2010	2010
						(Unaudited)

Ratio of earnings to fixed charges(1)	0.88	(0.56)	(16.12)	1.75	1.61	1.41

	Historical		Pro forma
	Six months		Six months
	ended		ended
	June 30,		June 30,
	2010	2011	2011
	(Unaudited)		(Unaudited)

Ratio of earnings to fixed charges(1)	1.25	1.84	2.07

(1)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consists of income (loss) from continuing operations before income taxes and noncontrolling interests increased by fixed charges. “Fixed charges” consists of interest expense including an estimate of the interest within rental expense and amounts payable to our principal stockholders. Earnings were insufficient to cover fixed charges in the fiscal years ended December 31, 2006, 2007 and 2008.

	As of June 30,
	2011
	Actual	Pro forma
	(Unaudited)
	(In thousands, except per share amounts)

Balance Sheet Data
Cash and cash equivalents	$60,801	$60,801
Working capital(a)	32,057	32,057
Current assets	159,726	159,726
Non-current assets	239,353	239,353
Total assets	399,079	399,079
Current liabilities	78,893	78,893
Non-current liabilities	266,131	266,131
Long term debt, including current portion of debt	269,832	269,832
Total equity	54,055	54,055
Book value per share	$1.11	$1.07

(a)	Working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current portion of debt.

The following table presents a reconciliation of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA:

	Historical					Pro forma
							Six months
				Six months ended		Year ended	ended
	Years ended December 31,			June 30,		December 31,	June 30,
	2008	2009	2010	2010	2011	2010	2011
				(Unaudited)		(Unaudited)
				(In thousands)

Net income (loss) attributable to MedQuist Holdings Inc.	$(113,673)	$735	$8,507	$553	$14,447	$15,957	$16,224
Net income (loss) attributable to noncontrolling interests	5,154	7,085	9,240	2,497	1,777	—	—
Income tax provision (benefit)	(5,531)	1,012	(2,312)	(382)	2,030	(2,067)	2,030
Interest expense, net	3,813	9,019	19,268	7,306	13,998	29,491	13,998
Depreciation and amortization	13,488	25,366	32,617	14,620	17,297	36,459	17,297
Cost (benefit) of legal proceedings, settlements and accommodations	5,311	14,943	3,605	2,152	(6,932)	3,605	(6,932)
Acquisition and restructuring	7,726	3,973	11,079	7,011	11,269	4,184	11,269
Goodwill impairment charge	89,633	—	—	—	—	—	—
Equity in (income) loss of affiliated companies	(66)	(1,933)	(693)	(546)	—	(693)	—
Gain on sale of investment	—	—	(8,780)	—	—	(8,780)	—
Loss on extinguishment of debt	—	—	13,525	—	—	13,525	—
(Income) loss from discontinued operations	9,059	1,351	(556)	(183)	—	(556)	—
Asset impairment charges, severance charges and accrual reversals(a)	2,000	(1,864)	—	—	—	—	—
Share based compensation and other non-cash awards	124	856	765	322	1,320	765	1,320

Adjusted EBITDA	$17,038	$60,543	$86,265	$33,350	$55,206	$91,890	$55,206

(a)	Includes the write-off of amounts due from an unconsolidated affiliate of Spheris, an impairment charge to write-off the balance of an investment and the reversal of certain accruals, related to litigation claims, as a result of the expiration of the applicable statute of limitations.

Adjusted EBITDA is a metric used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to MedQuist Holdings Inc., as applicable, plus net income (loss) attributable to noncontrolling interests, income taxes, interest expense, depreciation and amortization, cost (benefit) of legal proceedings and settlements, acquisition and restructuring charges, goodwill impairment charge, equity in income (loss) of affiliated company, (income) loss from discontinued operations resulting from the sale of our PFS business, asset impairment charges, severance costs, certain unusual or nonrecurring items and share based compensation and other non-cash awards. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out the following:

■	potential differences caused by variations in capital structures (affecting interest expense, net), tax positions (such as the impact on periods or companies for changes in effective tax rates), the age and book depreciation of fixed assets (affecting depreciation expense);
■	the impact of non-cash charges, such as goodwill impairment charges and asset impairment charges; and
■	the impact of acquisition related charges, restructuring charges, severance costs and certain unusual or nonrecurring items.

Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or “GAAP,” and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

■	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
■	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
■	although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
■	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

MedQuist Inc.

The following table sets forth the summary historical consolidated financial data of MedQuist Inc. for the years ended December 31, 2008, 2009 and 2010 and as of June 30, 2011 and for the six months ended June 30, 2010 and 2011. The summary historical consolidated financial data for the years ended December 31, 2008, 2009 and 2010 have been derived from MedQuist Inc.’s audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of June 30, 2011 and for the six months ended June 30, 2010 and 2011 have been derived from MedQuist Inc.’s unaudited consolidated financial statements included elsewhere in this prospectus. MedQuist Inc. prepared the unaudited historical information on a basis consistent with that used in preparing its audited consolidated financial statements, which reflect all adjustments, consisting of only normal recurring adjustments, that it considers necessary to present fairly its financial position and results of operations for the unaudited periods.

As a result of the Private Exchange, on February 11, 2011, MedQuist Holdings’ ownership interest in MedQuist Inc. increased to 82.2%. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-S99-1 “Business Combinations-Related issues” governs the application of push down accounting in situations where ownership is increased to 80% or more. The post-February 11, 2011 consolidated financial statements for MedQuist Inc. reflect the new basis of accounting as required by the authoritative guidance under ASC 805-50-S99-1, and have applied the SEC rules and guidance regarding “push down” accounting treatment.

Accordingly, MedQuist Inc.’s consolidated financial statements prior to the closing of the Private Exchange reflect the historical accounting basis in its assets and liabilities and are labeled Predecessor Company, while such consolidated financial statements subsequent to the Private Exchange are labeled Successor Company and reflect the push down basis of accounting for the fair values of assets and liabilities acquired by MedQuist Holdings in August 2008, rolled forward to February 11, 2011. This effect is presented in MedQuist Inc.’s consolidated financial statements by a vertical black line division between the columns entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the exchange agreement are not comparable.

MedQuist Inc.’s summary historical consolidated statements of operations and other operating data reflect the consolidation of the results of operations of Spheris since April 22, 2010, the date of its acquisition.

You should read the following summary historical financial information with MedQuist Inc.’s consolidated financial statements and related notes included elsewhere in this prospectus “Selected Consolidated Financial and Other Data of MedQuist Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Inc.” appearing elsewhere in this prospectus.

						Successor Company
	Predecessor Company					For the period
				For the six months	For the period	February 12, to
	Years ended December 31,			ended June 30,	January 1, to	June 30,
	2008	2009	2010	2010	February 11, 2011	2011
				(unaudited)	(unaudited)	(unaudited)
	(In thousands, except per share amounts)
Statement of Operations Data
Net revenues	$326,853	$307,200	$375,240	$171,509	$47,048	$154,588
Operating costs and expenses
Cost of revenues	230,375	206,265	249,571	116,923	29,987	99,840
Selling, general and administrative	47,520	33,441	37,070	18,817	5,219	15,046
Research and development	15,848	9,604	12,813	5,593	1,302	4,244
Depreciation and amortization	17,504	15,672	21,989	9,531	2,554	12,021
Cost (benefit) of legal proceedings and settlements	19,738	14,843	3,603	2,152	174	(7,524)
Acquisition and integration related charges	—	1,263	7,007	5,659	278	1,267
Goodwill impairment charge	82,233	—	—	—	—	—
Restructuring Charges	2,055	2,727	2,829	930	—	2,965

Total operating costs and expenses	415,273	283,815	334,882	159,605	39,514	127,859
Operating income (loss)	(88,420)	23,385	40,358	11,904	7,534	26,729
Gain on sale of investment	—	—	9,911	—	—	—
Equity in income of affiliated company	236	2,015	693	546	—	—
Other income	438	—	—	—	—	—
Loss on extinguishment of debt	—	—	(5,811)	—	—	—
Interest income (expense), net	2,438	(134)	(13,429)	(3,779)	(3,115)	(10,526)

Income (loss) before income taxes	(85,308)	25,266	31,722	8,671	4,419	16,203
Income tax provision (benefit)	(16,513)	1,975	671	447	453	1,115

Net income (loss)	$(68,795)	$23,291	$31,051	$8,224	$3,966	$15,088

Net income (loss) per common share
Basic	$(1.83)	$0.62	$0.83	$0.22	$0.11	$0.40
Diluted	$(1.83)	$0.62	$0.83	$0.22	$0.10	$0.40
Weighted average shares outstanding:
Basic	37,549	37,556	37,556	37,556	37,556	37,556
Diluted	37,549	37,556	37,556	37,556	37,852	37,803

Successor Company
As of June 30,
2011
(Unaudited)
(In thousands, except per share amounts)

Balance Sheet Data
Cash and cash equivalents	$24,383
Working capital(a)	40,050
Current assets	109,043
Non-current assets	220,694
Total assets	329,737
Current liabilities	49,610
Non-current liabilities	261,603
Long term debt, including current portion of debt	260,000
Total equity	18,524
Book value per share	$0.49

(a)	Working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current portion of debt.

Comparative per share data

In the following table we present historical per share data for MedQuist Holdings Inc. and MedQuist Inc., unaudited pro forma condensed combined per share data for MedQuist Holdings Inc., and equivalent pro forma per share data for MedQuist Inc. for, and as of, the year ended December 31, 2010 and for, and as of, the six months ended June 30, 2011 using certain assumptions as set forth in the footnotes to the table. The data does not purport to be indicative of:

■	the results of operations or financial position which would have been achieved if the Corporate Reorganization (excluding our U.S. Initial Public Offering) and the stock issuance under the Consulting Services Agreement had occurred at the beginning of the period or as of the date indicated, or
■	the results of operations or financial position which may be achieved in the future.

For further information regarding the calculation of pro forma net income per share, see “Summary Historical and Unaudited Pro Forma Consolidated Financial Data” above, and “Unaudited Pro Forma Condensed Combined Financial Information of MedQuist Holdings Inc.”

	Six months ended	Year ended
	June 30, 2011	December 31, 2010

Net income per share:
MedQuist Holdings Inc. historical basic	$0.17	$0.16
MedQuist Holdings Inc. historical diluted	$0.17	$0.16
MedQuist Holdings Inc. pro forma basic(1)	$0.29	$0.32
MedQuist Holdings Inc. pro forma diluted(1)	$0.28	$0.31
MedQuist Inc. historical basic(2)	$0.51	$0.83
MedQuist Inc. historical diluted(2)	$0.50	$0.83
MedQuist Inc. pro forma equivalent basic(3)	$0.29	$0.32
MedQuist Inc. pro forma equivalent diluted(3)	$0.28	$0.31
Cash dividends per share:
MedQuist Holdings Inc. historical	—	—
MedQuist Inc. historical	—	$4.70
MedQuist Inc. pro forma equivalent(3)	—	—
	As of	As of
	June 30, 2011	December 31, 2010

Book value per share:
MedQuist Holdings Inc. historical	$1.11	$1.25
MedQuist Holdings Inc. pro forma(4)	$1.07	N/A
MedQuist Inc. historical	$0.49	$(0.81)
MedQuist Inc. pro forma equivalent(3)	$1.07	N/A

(1)	Determined by dividing the pro forma net income by the pro forma number of weighted average shares outstanding for the year ended December 31, 2010 and the six months ended June 30, 2011.
(2)	Represents MedQuist Inc. historical net income per share. Comprised of $0.11 (basic) and $0.10 (diluted) for Predecessor Company and $0.40 for Successor Company for the six months ended June 30, 2011.
(3)	The MedQuist Inc. equivalent pro forma amounts are calculated by multiplying MedQuist Holdings Inc. pro forma combined amounts by one, which is the Exchange Ratio.
(4)	Determined by dividing the pro forma shareholders’ equity by the pro forma number of shares outstanding as of December 31, 2010 and June 30, 2011.

Risk Factors

In addition to the other information included in this prospectus, including the matters addressed in “Special Note Regarding Forward-Looking Statements,” you should carefully consider the matters described below in order to assess the risks associated with tendering your shares in the Exchange Offer, the Merger and holding shares of MedQuist Holdings Inc. common stock.

Risks related to the Exchange Offer and the Merger

You will be affected by this Exchange Offer whether or not you tender your shares of MedQuist Inc. common stock.

Your investment in MedQuist Inc. common stock will be subject to different risks as a result of this Exchange Offer. As a holder of shares of MedQuist Inc. common stock, you will be affected by this Exchange Offer regardless of whether you tender all, some or none of your shares of MedQuist Inc. common stock in this Exchange Offer.

Following the completion of the Exchange Offer the Merger will be consummated, all issued and outstanding shares of MedQuist Inc. common stock not already owned by us will be converted into shares of our common stock and MedQuist Inc. will be deregistered under the Exchange Act.

There can be no assurances the exchange of shares pursuant to the Exchange Offer will qualify as a non-taxable exchange for U.S. federal income tax purposes.

We intend to take the position for U.S. federal income tax purposes that the exchange of shares of MedQuist Inc. common stock for our common stock pursuant to the Exchange Offer is part of a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended, or “351 Exchange.” Assuming such exchange qualifies as a 351 Exchange, then, in general, U.S. holders of shares of MedQuist Inc. common stock will not recognize gain or loss for U.S. federal income tax purposes from the exchange of MedQuist Inc. common stock solely for our common stock. There is no direct tax authority for treatment of such exchange as a 351 Exchange and 351 Exchange treatment depends on numerous factors, including factors beyond our control. As a result, there can be no assurances that the exchange will qualify as a 351 Exchange. Neither we nor MedQuist Inc. has or will seek any ruling from the Internal Revenue Service regarding any matters relating to the exchange pursuant to the Exchange Offer, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge our position that such exchange qualifies as a 351 Exchange. U.S. investors should discuss the tax treatment of an exchange pursuant to the Exchange Offer with their tax advisors. See “Material United States Federal Income Tax Consequences.”

The conversion of shares pursuant to the Merger generally will be a taxable event for U.S. federal income tax purposes.

The conversion of MedQuist Inc. common stock into our common stock pursuant to the Merger generally will be a taxable event for U.S. federal income tax purposes. In general, U.S. holders will recognize gain for U.S. federal income tax purposes as a result of the Merger in an amount per share equal to the difference between the closing price of our common stock on the date of the Merger and the U.S. holders’ adjusted basis in such share of MedQuist Inc. common stock. Holders should discuss the tax treatment of the Merger to them with their tax advisors. See “Material United States Federal Income Tax Consequences” for more information.

You may not receive any premium on the issuance of our common stock in exchange for MedQuist Inc. common stock.

We cannot predict whether or to what extent there will be a premium at the end of this Exchange Offer. As a result, if you tender your shares of MedQuist Inc. common stock in this Exchange Offer, you may not receive any premium. Any premium that you would receive through your participation in this Exchange Offer will depend upon a variety of factors including the market prices of shares of MedQuist Inc. common stock and our common stock at the time of the closing of this Exchange Offer, which we cannot predict. Even if you receive a premium in this

Exchange Offer, it is possible that over time, the market value of the number of shares of MedQuist Inc. common stock tendered and accepted in this Exchange Offer will exceed the market value of our common stock received in this Exchange Offer.

The number of shares of our common stock offered per share of MedQuist Inc. common stock in the Exchange Offer and Merger is fixed and will not be adjusted. The market price of our common stock may fluctuate, and the market price of the shares of our common stock upon settlement of the Exchange Offer or the closing of the Merger could be less than the market price at the time of this prospectus.

The number of shares of our common stock offered for each share of MedQuist Inc. common stock pursuant to the Exchange Offer and the Merger is fixed at the amounts specified on the cover of this prospectus and will not be adjusted regardless of any increase or decrease in the market price of our common stock or the MedQuist Inc. common stock between the date of this prospectus and the settlement date of the Exchange Offer or the closing of the Merger. Therefore, the market price of our common stock at the time you receive our common stock when we deliver our common stock in exchange for MedQuist Inc. common stock, could be less than the market price at the time of this prospectus. The market price of our common stock has recently been subject to significant fluctuations and volatility.

We may fail to realize all of the anticipated benefits of the Exchange Offer.

The primary goal of the Exchange Offer is to unify public stockholdings at a single level, which we believe could lead to greater liquidity for investors, particularly for the former holders of MedQuist Inc. common stock, due to the increased combined public float. We also believe that the unified capital structure that would result from the Exchange Offer would also facilitate the investment and transfer of funds between us and MedQuist Inc. and its subsidiaries, thereby facilitating more efficient uses of our consolidated financial resources. To the extent the challenges of unifying our corporate structure turn out to be greater than we have expected we may fail to realize these and other anticipated benefits. Our costs could also be adversely affected by our inability to fully integrate MedQuist Inc. into our consolidated operations and management structure.

We have not obtained a third-party determination that the Exchange Offer or the Merger is fair to holders of the MedQuist Inc. common stock.

We are not making a recommendation as to whether or not you should exchange your MedQuist Inc. common stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the MedQuist Inc. common stock for purposes of negotiating the Exchange Offer, the Merger or preparing a report concerning the fairness of the Exchange Offer or the Merger. You must make your own independent decision regarding your participation in the Exchange Offer.

The Merger consideration was not determined by arms’ length negotiation and there was no formal valuation by an independent third party. Neither we, CBay Inc. or MedQuist Inc. has obtained a fairness opinion by an investment banking firm or other qualified appraiser in connection with the Merger. Because the Merger is being effected pursuant to a “short form” merger statute, the board of directors of MedQuist Inc. have not considered or made any determination as to whether the terms of the Merger are fair to, or in the best interests, of the holders of MedQuist Inc. common stock. Under the terms of the Memorandum of Understanding, or “MOU,” relating to the Shareholder Litigation, we agreed to conduct a short-form merger to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio under the Initial Registered Exchange Offer (one-for-one). On April 1, 2011, the parties executed the Stipulation of Settlement that memorialized the terms of the settlement outlined in the MOU. On June 17, 2011, the Court entered an Order and Final Judgment, or “Final Judgment,” that, among other things, found the terms set forth in the Stipulation of Settlement to be fair and reasonable and in the best interests of the Settlement Class.

We may not own 100% of the stock of MedQuist Inc. after the consummation of the Exchange Offer, which may impact our ability to consummate the Merger.

Unless the Exchange Offer is completed at the highest acceptance level, we will not wholly own MedQuist Inc., and our ability to gain 100% ownership of MedQuist Inc. through a short-form merger could be adversely affected by provisions of New Jersey corporate law described below, that limit certain business combinations between corporations such as MedQuist Inc. organized in New Jersey and their significant shareholders. If we do not wholly own MedQuist Inc., our interests in MedQuist Inc. could conflict with the interests of MedQuist Inc.’s remaining noncontrolling shareholders. Our costs could also be adversely affected by our inability to fully integrate MedQuist Inc. into our consolidated operations and management structure.

Section 14A:10A of the New Jersey Business Corporation Act, or the “NJBCA,” prohibits certain business combinations involving New Jersey corporations and an interested shareholder. An “interested shareholder” is defined generally as a shareholder who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation. The NJBCA prohibits business combinations subject to the NJBCA for a period of five years after the date the interested shareholder acquired its stock, unless the transaction was approved by the corporation’s board of directors prior to the time the interested shareholder acquired its shares. After the five year period expires, the prohibition on business combinations with an interested shareholder continues unless: (i) the business combination is approved by the board of directors of the target corporation prior to the time the interested shareholder acquired its shares; (ii) the business combination is approved by a vote of two-thirds of the voting stock not owned by the interested shareholder; or (iii) the shareholder of the corporation receive a price in accordance with a fair price formula set forth in the NJBCA.

In August 2008, we, through our subsidiary, CBay Inc., acquired over 10% of the outstanding shares of MedQuist, Inc., a New Jersey corporation, from Royal Philips Electronics. The board of directors of MedQuist Inc. did not approve future business combinations with us, CBay Inc. or any of our affiliates prior to that acquisition for purposes of the provisions of NJBCA Section 14A:10A and, accordingly, we believe that these provisions of the NJBCA apply to CBay Inc., us and our other affiliates.

If we do not acquire 100% of MedQuist Inc. in the Exchange Offer, we intend, promptly following the Exchange Offer, to contribute the shares of MedQuist Inc. common stock that we then hold to CBay Inc. CBay Inc. intends, promptly following the contribution, to form a subsidiary incorporated in New Jersey, or Merger Subsidiary, and to contribute the shares of MedQuist Inc. common stock that CBay Inc. then holds to Merger Subsidiary. Merger Subsidiary will then own at least 90% of MedQuist Inc. Since Merger Subsidiary will own at least 90% of MedQuist Inc., we will be able to utilize a short-form back-end merger through Section 14A:10-5.1 of the NJBCA by which Merger Subsidiary will merge with and into MedQuist Inc. and each share of MedQuist Inc. common stock will be automatically converted into a share of our common stock. The New Jersey courts have not interpreted the ability of a corporation to effect a short-form merger in the context of Section 14A:10A since the adoption of New Jersey’s Shareholder Protection Act. Therefore, our ability to consummate the short-form merger could be challenged.

Failure to successfully complete the Exchange Offer could negatively affect the price of MedQuist Inc. common stock.

There are certain conditions that must be satisfied or waived in order to complete the Exchange Offer, including that no event has occurred that in our reasonable judgment would materially impair the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. See “The Exchange Offer and the Merger – Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we and MedQuist Inc. may be subject to material risks, including the risk that the market price of MedQuist Inc. common stock may decline to the extent that the current market price of MedQuist Inc. common stock reflects a market assumption that the Exchange Offer has been or will be completed.

The price of our common stock may be affected by factors different from those affecting the price of common stock of MedQuist Inc.

If you participate in the exchange or if we complete the Merger, you will become a holder of our common stock. Our business is broader than the business of MedQuist Inc., and the results of our operations, as well as the market price of our common stock, may be affected by factors different from those affected MedQuist Inc.’s results of operations and the market price of MedQuist Inc. common stock. As a result, factors that had little or no effect on the price of MedQuist Inc.’s common stock may adversely affect the price of our common stock.

Our stock price may decline due to the number of shares of our common stock that could be sold in the market after the Exchange Offer or Merger.

The market price of our common stock could decline as a result of the large number of shares of our common stock that could be sold in the market after the Exchange Offer or Merger or the perception that such sales could occur. This also might make it more difficult for stockholders to sell shares in the future at a time and at a price they would deem appropriate.

We will issue approximately 1.2 million shares of our common stock between the Exchange Offer and Merger. As of August 25, 2011 there were 54.7 million shares outstanding.

We may issue preferred stock in the future, which may adversely affect the market price of our common stock.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, conversion rights and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred shares in the future that are convertible into common stock, have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

The shares of our common stock to be received by MedQuist Inc. shareholders will have different rights from the shares of MedQuist Inc. common stock.

Upon receipt of shares of MedQuist Holdings Inc. common stock pursuant to the Exchange Offer or the Merger, MedQuist Inc. shareholders will become MedQuist Holdings Inc. stockholders and their rights as stockholders will be governed by the certification of incorporation and bylaws of MedQuist Holdings Inc. Certain of the rights associated with MedQuist Holdings Inc. are different from the rights associated with MedQuist Inc. common stock. See “Comparison of Rights of Holders of Our Common Stock and MedQuist Inc. Common Stock.”

Risks related to our business

Integration of our acquired MultiModal business may be costly and may cause disruption to the existing business operations.

On August 18, 2011, we completed our acquisition of MultiModal. On the closing date of the acquisition we paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our common stock (the “Shares”) to certain of MultiModal’s shareholders. We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the closing date of the acquisition. Also on the closing date of the acquisition, we granted to certain of MultiModal’s employees that became employees of ours up to $10 million of restricted shares of our common stock. The costs to acquire and integrate MultiModal may limit the our ability to pursue other growth opportunities, unless additional capital can be obtained. The successful integration of independent businesses like us and MultiModal is a complex, costly, and time-consuming process that, even with proper planning and implementation, could significantly disrupt the business of MultiModal and our other operations. Achieving anticipated synergies and other benefits of the acquisition is subject to a number of uncertainties, including the timely integration of technology, operations and personnel of the two businesses. The challenges involved in this integration include:

■	Combining solutions in a coherent and effective manner;
■	Preserving customer, vendor and other important relationships of both MedQuist and MultiModal;
■	Minimizing the diversion of management attention from ongoing business concerns;
■	Retaining key employees;
■	Managing new business structures; and
■	Coordinating and combining operations, relationships and facilities.

Failure to successfully integrate the MultiModal business may reduce or eliminate the anticipated benefits of the MultiModal acquisition, which in turn could result in increased costs, decreased revenues, and diversion of management’s time and energy and could materially impact MedQuist’s, MultiModal’s and the combined businesses’ financial condition and results of operations, as well as the market price of MedQuist common stock.

We compete with many others in the market for clinical documentation solutions which may result in lower prices for our services, reduced operating margins and an inability to maintain or increase our market share.

We compete with other outsourced clinical documentation solutions companies in a highly fragmented market that includes national, regional and local service providers, as well as service providers with global operations. These companies have services that are similar to ours, and certain of these companies are substantially larger or have significantly greater financial resources than we do. We also compete with the in-house medical transcription staffs of our customers and potential customers. There can be no assurance that we will be able to compete effectively against our competitors or timely implement new products and services. Many of our competitors attempt to differentiate themselves by offering lower priced alternatives to our outsourced medical transcription services and customers could elect to utilize less comprehensive solutions than the ones we offer due to the lower costs of those competitive products. Some competition may even be willing to accept less profitable business in order to grow revenue. Increased competition and cost pressures affecting the healthcare markets in general may result in lower prices for our services, reduced operating margins and the inability to maintain or increase our market share.

Many of MultiModal’s speech recognition customer contracts and vendor agreements can be terminated by its customers and vendors, respectively, which could have a materially negative impact on our speech recognition business.

Due to the closing of our recent acquisition of MultiModal, many of MultiModal’s speech recognition customer contracts and vendor agreements can be terminated by its customers and vendors, respectively. Many of MultiModal’s speech recognition customers are direct competitors of our medical transcription business and may feel threatened by our acquisition of MultiModal. We continue to have discussions with these customers and vendors in order to retain their business and services, respectively. If certain customers or vendors terminate their contracts with us, our speech recognition business could be materially impacted in a negative way.

Speech recognition and natural language understanding technologies may not achieve widespread acceptance, which could limit our ability to grow our business.

Our business is primarily focused on, and we continue to invest heavily in, the development and marketing of speech recognition and natural language understanding technologies. The market for such technologies is relatively new and rapidly evolving. Our ability to increase revenue in the future depends in large measure on the acceptance of these technologies in general and our products in particular. The continued development of the market for our current and future speech understanding solutions will also depend on:

■	physician, hospital and other healthcare provider demand for speech-enabled applications; and
■	continuous improvement in speech recognition and natural language understanding technology.

Licensing of our products would be harmed if the market for these technologies does not continue to develop or develops slower than we expect, and, consequently, our business could be harmed.

Our business is dependent upon the continued demand for transcription services. If EHR companies produce alternatives to medical transcription that reduce the need for transcription, the demand for our solutions could be reduced.

EHR companies’ solutions for the collection of clinical data typically require physicians to directly enter and organize patient information through “point-and-click” templates which attempt to reduce or eliminate the need for transcription. A second alternative to conventional transcription involves a physician dictating a record of patient encounters and receiving a speech-recognized draft of their dictation, which the physician can self-edit. There is significant uncertainty and risk as to the demand for, and market acceptance of, these solutions for the creation of electronic clinical documentation. In the event that these and other solutions are successful and gain wide acceptance, the demand for our solutions could be reduced and our business, financial condition and results of operations could be adversely affected.

Our growth is dependent on the willingness of new customers to outsource and adopt our technology platforms.

We plan to grow, in part, by capitalizing on perceived market opportunities to provide our services to new customers. These new customers must be willing to outsource functions which may otherwise have been performed within their organizations, adopt new technologies and incur the time and expense needed to integrate those technologies into their existing systems. For example, the up-front cost and time involved in changing medical transcription providers or in converting from an in-house medical transcription department to an outsourced provider may be significant. Many customers may prefer to remain with their current provider or keep their transcription in-house rather than invest the time and resources required for the implementation of a new system. Also, as the maintenance of accurate medical records is a critical element of a healthcare provider’s ability to deliver quality care to its patients and to receive proper and timely reimbursement for the services it renders, potential customers may be reluctant to outsource or change providers of such an important function.

Our success will depend on our ability to support existing technologies as well as to adopt and integrate new technology into our workflow platforms.

Our ability to remain competitive in the clinical documentation industry is based, in part, on our ability to develop, utilize and support technology in the services and solutions that we provide to our customers. As our customers advance technologically, we must be able to effectively integrate our solutions with their systems and provide advanced data collection technology. We also may need to develop technologies to provide service systems comparable to those of our competitors as they develop new technology. If we are unable to effectively develop and integrate new technologies, we may not be able to compete effectively with our competitors. In addition, if the cost of developing and integrating new technologies is high, we may not realize our expected return on investment.

Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

Technology innovations to which our current and potential customers might have access could reduce or eliminate their need for our products. A new or other disruptive technology that reduces or eliminates the use of one or more of our products could negatively impact the sale of these products. Our failure to develop, introduce or enhance products able to compete with new technologies in a timely manner could have an adverse effect on our business, results of operation and financial condition.

Many of our customer contracts are terminable at will by our customers, and our ability to sustain and grow profitable operations is dependent upon the ability to retain customers.

Many of our medical transcription contracts can be terminated at will by our customers. If a significant number of our customers were to cancel or materially change their medical transcription commitments with us, we could have significantly decreased revenue, which would harm our business, operating results and financial condition. We must, therefore, engage in continual operational support and sales efforts to maintain revenue stability and future growth with these customers. If a significant number of our customers terminate or fail to renew their medical transcription contracts with us, our business could be negatively impacted if additional business is not obtained to replace the business which was lost.

Customer retention is largely dependent on providing quality service at competitive prices. Customer retention may be impacted by events outside of our control, such as changes in customer ownership, management, financial condition and competitors’ sales efforts. If we experience a higher than expected rate of customer attrition the resulting loss of business could adversely affect results of operations and financial condition.

Our indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to pursue our growth strategy or to react to changes in the economy or our industry, and our debt obligations include restrictive covenants which may restrict our operations or otherwise adversely affect us.

As of June 30, 2011 we had approximately $269.8 million of indebtedness outstanding, consisting of $175.0 million of Term Loan debt under our Senior Secured Credit Facility, $85.0 million of Senior Subordinated Notes and other indebtedness consisting of capital leases and borrowings under other credit facilities, and we may incur additional indebtedness in the future. For the years 2011 through 2014, assuming no change in our indebtedness, we will have average, annual payment obligations of approximately $20.0 million for the principal amount of our indebtedness. Our net interest expense for the year ended December 31, 2010 and the six months ended June 30, 2011 was $19.3 million and $14.0 million, respectively. Our variable rate indebtedness bears interest at LIBOR plus 5.50% with a LIBOR floor of 1.75%. Because the LIBOR floor is currently in effect, a 1.25% increase in LIBOR above current LIBOR levels would not increase our effective interest rate. At June 30, 2011, a 1.0% increase in the interest rate above this floor would impact our interest expense by approximately $1.75 million. This indebtedness could have important negative consequences to our business, including:

■	increasing the difficulty of our ability to make payments on our outstanding debt;
■	increasing our vulnerability to general economic and industry conditions because our debt payment obligations may limit our ability to use our cash to respond to or defend against changes in the industry or the economy;
■	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;
■	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
■	limiting our ability to pursue our growth strategy, , including restricting us from making strategic acquisitions or causing us to make non-strategic divestitures; and
■	placing us at a disadvantage compared to our competitors who are less leveraged and may be better able to use their cash flow to fund competitive responses to changing industry, market or economic conditions.

In addition, under our debt financing agreements, we must abide by certain financial and other restrictive covenants that, among other things, require us to maintain a minimum consolidated interest coverage ratio, a maximum total leverage ratio and a maximum consolidated senior leverage ratio. Upon a breach of any of the covenants in our debt financing agreements, the lenders could declare us to be in default and could further require any outstanding borrowings to be immediately due and payable, and terminate all commitments to extend further credit.

The deterioration of the credit and capital markets may adversely affect our access to sources of funding.

We rely on our credit facilities to fund a portion of our working capital needs and other general corporate purposes. If any of the banks in the syndicates backing these facilities were unable to perform on its commitments, our liquidity could be impacted, which could adversely affect funding of working capital requirements and other general corporate purposes. In the event that we need to access the capital markets or other sources of financing, there can be no assurance that we will be able to obtain financing on acceptable terms or within an acceptable time, if at all. Our inability to obtain financing on terms and within a time acceptable to us could have an adverse impact on our operations, financial condition, and liquidity.

Our ability to expand our business depends on our ability to effectively manage our domestic and offshore production capacity, which we may not be able to do.

Our success depends, in part, upon our ability to effectively manage our domestic and offshore production capacity, including our ability to attract and retain qualified MTs and MEs who can provide accurate medical transcription. We must also effectively manage our offshore transcription labor pool, which is currently located in India. If the productivity of our Indian employees does not outpace any increase in wages, our profits could suffer. Because medical transcription is a skilled position in which experience is valuable, we require that our MTs and MEs have substantial experience or receive substantial training before being hired. Competition may force us to increase the compensation and benefits paid to our MTs and MEs, which could reduce our operating margins and profitability.

If we fail to comply with contractual obligations and applicable laws and regulations governing the handling of patient identifiable medical information, we could suffer material losses or be adversely affected by exposure to material penalties and liabilities.

As part of the operation of our business, our customers provide us with certain patient identifiable medical information. Although many regulatory and governmental requirements do not directly apply to our operations, we and our hospital and other healthcare provider customers must comply with a variety of requirements related to the handling of patient information, including laws and regulations protecting the privacy, confidentiality and security of protected health information, or “PHI.” Most of our customers are covered entities under the Health Insurance Portability and Accountability Act of 1996, or “HIPAA,” and, in many of our relationships, we function as a business associate. The provisions of HIPAA, require our customers to have business associate agreements with us under which we are required to appropriately safeguard the PHI we create or receive on their behalf. Further, we and our customers are required to comply with HIPAA security regulations that require us and them to implement certain administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of electronic PHI, or “EPHI.” We are required by regulation and contract to protect the security of EPHI that we create, receive, maintain or transmit for our customers consistent with these regulations. To comply with our regulatory and contractual obligations, we may have to reorganize processes and invest in new technologies. We also are required to train personnel regarding HIPAA requirements. If we, or any of our MTs, MEs or subcontractors, are unable to maintain the privacy, confidentiality and security of the PHI that is entrusted to us, we and/or our customers could be subject to civil and criminal fines and sanctions and we could be found to have breached our contracts with our customers.

We are bound by business associate agreements with covered entities that require us to use and disclose PHI in a manner consistent with HIPAA in providing services to those covered entities. The HITECH Act, which was enacted into law on February 17, 2009 as part of ARRA, enhances and strengthens the HIPAA privacy and security standards and makes certain provisions applicable to “business associates” of covered entities. As of February 17, 2010, some provisions of HIPAA apply directly to us. In addition, the HITECH Act creates new security breach notification requirements. The direct applicability of the new HIPAA Privacy and Security provisions will require us to incur additional costs and may restrict our business operations. In addition, these new provisions will result in additional regulations and guidance issued by the United States Department of Health and Human Services and will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers.

Since February 17, 2010, we have been directly subject to HIPAA’s criminal and civil penalties for breaches of our privacy and security obligations.

Security and privacy breaches in our systems may damage customer relations and inhibit our growth.

The uninterrupted operation of our hosted solutions and the confidentiality and security of third-party information is critical to our business. Any failures or perceived failures in our security and privacy measures could have a material adverse effect on our financial position and results of operations. If we are unable to protect, or our customers perceive that we are unable to protect, the security and privacy of our electronic information, our growth could be materially adversely affected. A security or privacy breach may:

■	cause our customers to lose confidence in our solutions;
■	harm our reputation;
■	expose us to liability; and
■	increase our expenses from potential remediation costs.

While we believe that we use proven applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers.

Recent and proposed legislation and possible negative publicity may impede our ability to utilize offshore production capabilities.

Certain state laws that have recently been enacted and bills introduced in recent sessions of the U.S. Congress seek to restrict the transmission of personally identifiable information regarding a U.S. resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice of the transmission and an opportunity to opt out. Some of the proposals would require patient consent. If enacted, these proposed laws would impose liability on healthcare businesses arising from the improper sharing or other misuse of personally identifiable information. Some proposals would create a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of the new law. A number of states have also considered, or are in the process of considering, prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the U.S. Further, as a result of concerns regarding the possible misuse of personally identifiable information, some of our customers have contractually limited our ability to use MTs and MEs located outside of the U.S. The effect of these proposals would be to limit our ability to utilize our lower-cost offshore production facilities for affected customers, which could adversely affect our operating margins.

Any change in legislation, regulation or market practices in the United States affecting healthcare or healthcare insurance may materially adversely affect our business and results of operations.

Over the past twenty years the U.S. healthcare industry has experienced a variety of regulatory and market driven changes to how it is operated and funded. Further changes, whether by government policy shift, insurance company changes or otherwise, may happen, and any such changes may adversely affect the U.S. healthcare information and services market. As business process outsourcing and “off-shoring” have grown in recent years, concerns have also grown about the impact of these phenomena on jobs in the United States. These concerns could drive government policy in a way which is disadvantageous to us. Further, if government regulation or market practices leads to fewer individuals seeking medical treatment, we could experience a decline in our processed volumes.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions in India.

A significant portion of our operations is located in India. Multiple factors relating to our Indian operations could have a material adverse effect on our business, financial condition and results of operations. These factors include:

■	changes in political, regulatory, legal or economic conditions;
■	governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments;
■	civil disturbances, including terrorism or war;
■	political instability;

■	public health emergencies;
■	changes in employment practices and labor standards;
■	local business and cultural factors that differ from our customary standards and practices; and
■	changes in tax laws.

In addition, the Indian economy may differ favorably or unfavorably from other economies in several respects, including the growth rate of Gross Domestic Product, or “GDP,” the rate of inflation, resource self-sufficiency and balance of payments position. The Indian government has traditionally exercised and continues to exercise a significant influence over many aspects of the Indian economy. Further actions or changes in policy, including taxation, of the Indian central government or the respective Indian state governments could have a significant effect on the Indian economy, which could adversely affect private sector companies, market conditions and the success of our operations.

U.S. and Indian transfer pricing regulations require that any international transactions involving associated enterprises are undertaken at an arm’s length price. Applicable income tax authorities review our tax returns and if they determine that the transfer prices we have applied are not appropriate, we may incur increased tax liabilities, including accrued interest and penalties, which would cause our tax expense to increase, possibly materially, thereby materially reducing our profitability and cash flows. Indian tax authorities reviewed our transfer pricing practices at Spheris India Pvt. Ltd. for tax years ended March 2004 and 2005, prior to our ownership of Spheris, and concluded that the transfer price was not at arms’ length. They assessed additional taxes for these years, which we have paid or fully reserved. However, we continue to dispute this assessment and the matter is currently under appeal.

We are exposed to fluctuations of the value of the Indian Rupee against the U.S. dollar, which could adversely affect our operations.

Although our accounts are prepared in U.S. dollars, much of our operations are carried out in India with payments to staff and suppliers made in Indian Rupees. The exchange rate between the Indian Rupee and the U.S. dollar has changed substantially and could fluctuate in the future. Movements in the rate of exchange between the Indian Rupee and the U.S. dollar could result in increases or decreases in our costs and earnings, and may also affect the book value of our assets located outside the United States and the amount of our equity.

We are highly dependent on certain key personnel and the loss of any or all of these key personnel may have an adverse impact upon future performance.

Our operations and future success are dependent upon the existence and expertise in this sector of certain key personnel. The loss of services of any of these individuals for any reason or our inability to attract suitable replacements would have a material adverse effect on the financial condition of our business and operations.

We have grown, and may continue to grow, through acquisitions, which could dilute existing stockholders and could involve substantial integration risks.

As part of our business strategy, we have in the past acquired, and expect to continue to acquire, other businesses and technologies. We may issue equity securities for future acquisitions, which would dilute existing stockholders, perhaps significantly depending on the terms of the acquisition. We may also incur additional debt in connection with future acquisitions, which may place additional restrictions on the ability to operate the business. Furthermore, prior acquisitions have required substantial integration and management efforts. Acquisitions involve a number of risks, including:

■	difficulty in integrating the operations and personnel of the acquired businesses, including different and complex accounting and financial reporting systems;
■	potential disruption of ongoing business and distraction of management;
■	potential difficulty in successfully implementing, upgrading and deploying in a timely and effective manner new operational information systems and upgrades of finance and accounting systems;

■	difficulty in incorporating acquired technology and rights into products and technology;
■	unanticipated expenses and delays in completing acquired development projects and technology integration;
■	management of geographically remote offices and operations;
■	impairment of relationships with partners and customers;
■	customers delaying purchases or seeking concessions pending resolution of integration between existing and newly acquired services or technology platforms;
■	entering markets or types of businesses in which management has limited experience; and
■	potential loss of customers or key employees of the acquired company.

As a result of these and other risks, we may not realize anticipated benefits from acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could materially and adversely affect our business and results of operations.

We are subject to additional regulatory compliance requirements, including section 404 of the Sarbanes-Oxley Act of 2002. If we fail to maintain an effective system of internal controls, our reputation and our business could be harmed.

As a U.S. public company, our ongoing compliance with various rules and regulations, including the Sarbanes-Oxley Act of 2002, will increase our legal and finance compliance costs and will make some activities more time-consuming and costly. These rules and requirements may be modified, supplemented or amended from time to time. Implementing these changes may take a significant amount of time and may require specific compliance training of our personnel. For example, Section 404 of the Sarbanes-Oxley Act requires that our management report on, and our independent auditors attest to, the effectiveness of our internal control over financial reporting in our annual reports filed with the SEC. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by The NASDAQ Stock Market, the SEC, or other regulatory authorities. As a result, investor perceptions of our company may suffer, and this could cause a decline in the market price of our common stock. Irrespective of compliance with these rules and regulations, including the requirements under the Sarbanes-Oxley Act, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our business and reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors.

The historical and unaudited pro forma financial information included elsewhere in this prospectus may not be representative of our results as a combined company after the Spheris Acquisition, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and Spheris operated as separate companies prior to the Spheris Acquisition. We have had no prior history as a combined company and our operations have not previously been managed on a combined basis. The pro forma financial information included elsewhere in this prospectus, which was prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Spheris Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined consolidated statement of operations does not reflect future events that may occur after the Spheris Acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Spheris, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus is based in part on certain assumptions regarding the Spheris Acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2010, we had approximately $102 million of federal net operating loss, or “NOL,” carryforwards to offset future taxable income, which will begin to expire in 2025 if not utilized, and approximately $286 million of state NOLs. Under the relevant federal and state tax provisions currently in effect, certain substantial cumulative changes in our ownership may further limit the amount of NOL carryforwards that can be utilized annually in the future to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, or the “Code,” imposes limitations on a company’s ability to use NOL carryforwards if such company experiences a more-than-50-percent ownership change, or an ownership shift, over a three-year testing period. We believe that, as a result of our initial public offering or as a result of future issuances of capital stock, it is possible that such an ownership change may occur. If we experience an ownership change, our ability to use our United States federal and state NOL carryforwards in any future periods may be restricted. If we are limited in our ability to use our NOL carryforwards, we will pay more taxes than if we were able to utilize such NOL carryforwards fully. As a result, any inability to use our NOL carryforwards could adversely affect our financial condition and results of operations.

Our largest stockholder may exercise significant control over our company.

Affiliates of SAC PCG, our largest stockholder, beneficially own in the aggregate shares representing approximately 32% of our outstanding capital stock. Furthermore, we have entered into a Stockholders Agreement with affiliates of SAC PCG pursuant to which they have the right to nominate to our board three, two or one directors for so long as they own at least 20%, 10% or 5% of our voting power, respectively. This concentration of ownership of our shares and the Stockholders Agreement could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of shares of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our stock price.

Our certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities, which could adversely affect our business or prospects.

Our certificate of incorporation provides that we will renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to (i) members of our board of directors who are not our employees, (ii) their respective employers and (iii) affiliates of the foregoing (other than us and our subsidiaries), other than opportunities expressly presented to such directors solely in their capacity as our director. This provision will apply even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. Furthermore, no such person will be liable to us for breach of any fiduciary duty, as a director or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity. None of such persons or entities will have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. See “Description of Capital Stock.”

For example, affiliates of our non-employee directors may become aware, from time to time, of certain business opportunities such as acquisition opportunities and may direct such opportunities to other businesses in which they have invested or advise, in which case we may not become aware of or otherwise have the ability to pursue such opportunities. Further, such businesses may choose to compete with us for these opportunities. As a result, our renouncing our interest and expectancy in any business opportunity that may be from time to time presented to such persons or entities could adversely impact our business or prospects if attractive business opportunities are procured by such persons or entities for their own benefit rather than for ours.

Risks related to our intellectual property and technology

We are dependent on third party speech recognition software incorporated in certain of our technologies, and the inability to maintain, support or enhance such third party software over time could harm our business.

We license certain speech recognition software from a third party, which is a competitor, which we incorporate into several of our key products and solutions. Our ability to continue to sell and support these products and solutions depends on continued support from this licensor. If we were to experience the loss of this license, the portion of our business that relies on this software would be adversely affected while we transitioned it to our speech recognition software. There can be no assurance that such third party licensor will continue to invest the appropriate levels of resources in the software to maintain and enhance the capabilities of the software and if such third party licensor does not continue to develop its products, the development of our solutions to meet the requirements of our customers and potential customers could be adversely affected.

Our use of open source and third-party software could impose unanticipated conditions or restrictions on our ability to commercialize our solutions.

We incorporate open source software into our speech recognition software workflow solutions platforms and other software solutions. Open source software is accessible, usable and modifiable by anyone, provided that users and modifiers abide by certain licensing requirements. Under certain conditions, the use of some open source code to create derivative code may obligate us to make the resulting derivative code available to others at no cost. The circumstances under which our use of open source code would compel us to offer derivative code at no cost are subject to varying judicial interpretations, and we cannot guarantee that a court would not require certain of our core technology be made available as open source code. The use of such open source code may also ultimately require us to take remedial action, such as replacing certain code used in our products, paying a royalty to use some open source code, making certain proprietary source code available to others or discontinuing certain products, any of which may divert resources away from our development efforts.

We may also find that we need to incorporate certain proprietary third-party technologies, including software programs, into our products in the future. Licenses to relevant third-party technologies may not be available to us on commercially reasonable terms, or at all. Therefore, we could face delays in product releases until equivalent technology can be identified, licensed or developed and integrated into our current products. Such delays could materially adversely affect our business, operating results and financial condition.

Our business depends on the reliable and secure operation of our computer hardware, software, Internet applications and data centers.

A substantial portion of our business involves the transfer of large amounts of data to and from our workflow platforms. These workflow platforms, and their underlying technologies, are designed to operate and to be accessible by our customers 24 hours a day, seven days a week. Network and information systems, the Internet and other technologies are critical to our business activities. We have periodically experienced short term outages with our workflow platforms that have not significantly disrupted our business. However, a long term outage could adversely affect our ability to provide service to our customers.

We also perform data center and/or hosting services for certain customers, including the storage of critical patient and administrative data. Failure of public power and backup generators, impairment of telecommunications lines, a “concerted denial of service cyber attack,” damage (environmental, accidental, intentional or pandemic) to the buildings, the equipment inside the buildings housing our data centers, the customer data contained therein and/or the personnel trained to operate such facilities could cause a disruption in operations and negatively impact customers who depend on us for data center and system support services. Any interruption in operations at our data centers and/or customer support facilities could damage our reputation, cause us to lose existing clients, hurt our ability to obtain new customers, result in revenue loss, create potential liabilities for our customers and us and increase insurance and other operating costs.

Speech software products and services are not 100% accurate, and we could be subject to claims related to the performance of our products and services. Any claims, whether successful or unsuccessful, could result in significant costs and could damage our reputation.

Speech recognition and natural language understanding technologies, including our own, are not accurate in every instance. Our customers, including hospital systems and medical transcription service organizations, or MTSOs, use our products to provide important clinical documentation services to their customers. Any misrecognition of voice commands in connection with these services could result in claims against our customers or us for losses incurred. Although our contracts usually contain provisions designed to limit our exposure to such liability claims, a claim brought against us based on misrecognition, even if unsuccessful, could be time-consuming, divert management’s attention from our business operations, result in costly litigation and harm our reputation. If any such claim is successful, we could be exposed to an award of substantial damages and our reputation could be harmed greatly. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of limitations of liability, disclaimers of warranty or other protective provisions contained in many, but not all of, our contracts.

Third-party intellectual property rights may limit the development and protection of our intellectual property, which could adversely affect our competitive position.

Our success is dependent, in large part, on our ability to: obtain patent protection for our products and processes; preserve our trade secrets and propriety technology; and operate without infringing upon the patents or other proprietary rights of third parties. The speech recognition and natural language understanding industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Companies in the speech recognition and natural language understanding industry have employed intellectual property litigation to gain a competitive advantage. Certain competitors and potential competitors of ours may have obtained patents which purport to cover the application of certain technologies that could be used for our products. We have not been a party to any suits asserting patent infringement against us. In addition, international patents may not be interpreted in the same manner as any counterpart United States patent.

Costly and protracted litigation may be necessary to protect our intellectual property rights.

We may have to engage in time consuming and costly litigation to protect our intellectual property rights or to determine the proprietary rights of third-parties and others. In addition, we may become subject to patent infringement claims or litigation, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions. Defending and prosecuting intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings are both costly and time-consuming. We may be required to litigate further to:

■	enforce assignment and/or license agreements against our third-party developers;
■	enforce our issued patents;
■	protect our trade secrets or know-how;
■	enforce non-compete agreements; or
■	determine the enforceability, scope and validity of the proprietary rights of others.

Any litigation or interference proceedings may result in substantial expense and significant diversion of effort by technical and management personnel. If the results of such litigation or interference proceedings are adverse to us, then the results may:

■	require us to seek licenses from third parties;
■	prevent us from selling our products in certain markets or at all;
■	subject us to significant liabilities to third parties; or
■	require us to modify or remove our products from the market.

Although patent and intellectual property disputes are often settled through licensing and similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all.

Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from further developing and/or selling our products. This could result in substantial harm to our business and our business may not be able to sustain such a loss.

Risks related to our common stock

Our stock price may fluctuate significantly.

The stock market, particularly in recent years, has experienced significant volatility, and the volatility of stocks often does not relate to the operating performance of the companies represented by the stock. The market price of our common stock could be subject to significant fluctuations because of general market conditions and because of factors specifically related to our businesses. Factors that could cause volatility in the market price of our common stock include:

■	market conditions affecting our customers’ businesses, including the level of mergers and acquisitions activity;
■	the loss of any major customers or the acquisition of new customers for our services;
■	announcements of new services or functions by us or our competitors;
■	actual and anticipated fluctuations in our quarterly operating results;
■	rumors relating to us or our competitors;
■	actions of stockholders, including sales of shares by our directors and executive officers;
■	additions or departures of key personnel; and
■	developments concerning current or future strategic alliances or acquisitions.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Provisions of Delaware law and our charter documents could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management

Provisions of Delaware law and our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove our current management or members of our board of directors. These provisions include:

■	a classified board of directors;
■	limitations on the removal of directors;
■	advance notice requirements for stockholder proposals and nominations;
■	the inability of stockholders to act by written consent or to call special meetings;
■	the ability of our board of directors to make, alter or repeal our by-laws; and
■	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our common stock could decline if one or more securities analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, including growth through acquisitions. The payment of any future dividends will be determined by the board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors. See “Dividend Policy.”

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, and projected costs and plans and objectives of management for future operations, and the information referred to under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.,” are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or similar terminology.

Such forward-looking statements include but are not limited to statements regarding:

■	our ability to successfully integrate the MultiModal business;
■	potential synergies from the acquisition of Spheris;
■	our ability to develop, adopt and integrate new technologies;
■	acceptance of speech recognition and natural language understanding technologies;
■	our expectation as to the future growth of the healthcare industry;
■	increases in the productivity of MTs and MEs in order to outpace the decline in prices for medical transcription;
■	customer retention;
■	potential benefits of our size and scale;
■	our ability to gain new customers;
■	our ability to increase sales; our ability to recruit and retain qualified MTs, MEs and other employees;
■	changes in law, including, without limitation, the impact HIPAA will have on our business;
■	potential litigation related to speech software services and products or litigation to protect our intellectual property rights; and
■	the impact of our new services and products on the demand for our existing services and products.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, and except for any material updates or revisions to the forward-looking statements made in this prospectus occurring during the pendency of the Exchange Offer and Merger, we disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

Corporate Reorganization

Recapitalization Transactions

On October 1, 2010, MedQuist Inc., as borrower, and our subsidiaries, MedQuist Transcriptions, Ltd. and CBay Inc., as co-borrowers and guarantors, and we and certain of our other subsidiaries, as guarantors, entered into the Senior Secured Credit Facility with General Electric Capital Corporation, as administrative agent, and the lenders party thereto, providing for (i) a $200.0 million Term Loan and (ii) a $25.0 million revolving credit facility, or “Revolving Credit Facility.” On September 30, 2010, MedQuist Inc., as issuer, and our subsidiaries, MedQuist Transcriptions, Ltd. and CBay Inc., as co-issuers and guarantors, and we and certain of our other subsidiaries, as guarantors, entered into a Note Purchase Agreement with BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A., and THL Credit, Inc. providing for the issuance of $85.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2016. Interest on the Senior Subordinated Notes is payable in quarterly installments at the issuers’ option at either (i) 13% in cash or (ii) 12% in cash plus 2% in the form of additional Senior Subordinated Notes. See “Description of Indebtedness” for a more detailed description of the Senior Secured Credit Facility and the Senior Subordinated Notes.

The closing and funding of the Term Loan and the Senior Subordinated Notes occurred on October 14, 2010. MedQuist Inc. used the proceeds to repay $80.0 million of indebtedness under its Acquisition Credit Facility, to repay $13.6 million of indebtedness under the Acquisition Subordinated Promissory Note it issued in connection with the Spheris Acquisition and to pay a $176.5 million special dividend to its shareholders. We received $122.6 million of this special dividend and used $104.1 million to redeem our 6% Convertible Notes, and $3.7 million to extinguish certain other lines of credit.

Private Exchange

On September 30, 2010, we entered into an exchange agreement with certain of MedQuist Inc.’s noncontrolling shareholders that held in the aggregate approximately 12.7% of MedQuist Inc.’s outstanding shares. Pursuant to the exchange agreement, those MedQuist Inc. shareholders received one share of our common stock for each MedQuist Inc. share and entered into a stockholders agreement with us that, among other things, provides them with registration rights and contains provisions regarding their voting in the election of our directors. The closing under the exchange agreement occurred on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

Initial Registered Exchange Offer

In addition to the Private Exchange referred to above, in February 2011, we commenced our Initial Registered Exchange Offer to those noncontrolling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. We accepted and consummated the exchange of MedQuist Inc. shares of common stock that were validly tendered in the Initial Registered Exchange Offer. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

Our U.S. Initial Public Offering

The U.S. initial public offering of our common stock closed on February 9, 2011. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Redomiciliation and Share Conversion

On January 27, 2011, we changed our name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and redomiciled from a British Virgin Islands company to a Delaware corporation. In connection with our redomiciliation, we adjusted the number of our shares outstanding through a reverse share split, pursuant to which every 4.5 shares of our common stock outstanding prior to our redomiciliation was converted into one share of our common stock upon our redomiciliation. Our redomiciliation and the reverse share split resulted in no change to our stockholders’ relative ownership interests in us. Unless otherwise noted, all information regarding our shares of common stock and all per share information presented herein give effect to the reverse share split.

Dividend Policy

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Our ability to pay dividends on our common stock is limited by the covenants of the agreements governing our indebtedness and may be further restricted by any future debt or preferred securities. See “Description of Indebtedness.”

Capitalization

The following table sets forth our capitalization as of June 30, 2011:

■	on an actual basis; and
■	on a pro forma basis to give effect to the Exchange Offer and Merger.

You should read this table together with the information contained in this prospectus, including “Corporate Reorganization,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information of MedQuist Holdings Inc.,” “Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of June 30, 2011
	Actual	Pro forma (3)
	($ in thousands)
Cash and cash equivalents	$60,801	$60,801

Short-term debt (1)	12,025	12,025
Long-term debt
Term loan	170,000	170,000
Senior Subordinated Notes	85,000	85,000
Other debt (2)	2,807	2,807

Total debt	269,832	269,832

Equity
Stockholders’ equity:
Preferred stock: 25 million shares authorized, none issued or outstanding	—	—
Common stock: 300 million shares authorized, 49.2 million shares issued and outstanding (actual); 50.4 million shares issued and outstanding (pro forma)	4,917	5,041
Additional paid in capital	142,336	141,885
Accumulated deficit	(92,732)	(92,732)
Accumulated other comprehensive loss	(139)	(139)

Total stockholders’ equity	54,382	54,055
Noncontrolling interests	(327)	—

Total equity	54,055	54,055

Total capitalization	$323,887	$323,887

(1)	Short-term debt includes amount outstanding under our short-term credit facilities, the current portion of long-term borrowings and the current portion of capital lease obligations.
(2)	Other debt includes the long-term portion of capital lease obligations and indebtedness outstanding under our credit agreement with ICICI Bank and with IndusInd Bank.
(3)	Pro forma basis reflects the issuance of 1.2 million shares of our common stock in the Exchange Offer and Merger.

Unaudited Pro Forma Condensed Combined Financial Information of MedQuist Holdings Inc.

The following unaudited pro forma condensed consolidated financial information includes our unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011 and our unaudited pro forma condensed consolidated balance sheet as of June 30, 2011. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed consolidated balance sheet have been derived from the historical consolidated financial information of us and Spheris, which are included elsewhere in this prospectus.

The pro forma combined statements of operations and other operating data for the year ended December 31, 2010 and the six months ended June 30, 2011 give effect to the following transactions as if they had occurred on January 1, 2010:

■	the Spheris Acquisition and the incurrence by MedQuist Inc. of $113.6 million of debt to finance the Spheris Acquisition;
■	the incurrence by MedQuist Inc. of $285.0 million of indebtedness under the Senior Secured Credit Facility and Senior Subordinated Notes, the simultaneous repayment of $80.0 million of indebtedness under the Acquisition Credit Facility, the repayment of $13.6 million of indebtedness under the Acquisition Subordinated Promissory Notes, the payment of a $176.5 million special dividend to MedQuist Inc.’s shareholders, of which we received $122.6 million and the noncontrolling shareholders of MedQuist Inc. received $53.9 million, and the repayment by us, using the proceeds of such dividend of $104.1 million to extinguish our 6% Convertible Notes including a $7.7 million premium on early prepayment and $3.7 million under certain of our other lines of credit;
■	the issuance of 4.8 million shares of our common stock in exchange for 4.8 million shares of MedQuist Inc. common stock pursuant to the terms of the Exchange Agreement with certain noncontrolling shareholders of MedQuist Inc., which increased our ownership in MedQuist Inc. from 69.5% to 82.2%;
■	the issuance of 0.8 million shares of our common stock pursuant to the Consulting Services Agreement;
■	the issuance of 5.4 million shares of our common stock in exchange for 5.4 million shares of MedQuist Inc. common stock under the Initial Registered Exchange Offer. This increased our ownership in MedQuist Inc. from 82.2% to approximately 97%; and
■	the issuance of approximately 1.2 million shares of our common stock in exchange for 1.2 million shares of MedQuist Inc. common stock under the Exchange Offer and Merger. This would increase our ownership in MedQuist Inc. from approximately 97% to 100%.

The pro forma balance sheet data as of June 30, 2011 gives effect to the Exchange Offer and Merger as if they occurred as of June 30, 2011.

Our historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Spheris Acquisition, the Corporate Reorganization (excluding our U.S. Initial Public Offering), the shares of our common stock issued pursuant to the Consulting Services Agreement and the Exchange Offer and Merger (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that may be realized after the Spheris Acquisition. The pro forma financial information also does not reflect expenses related to integration activity that may be incurred by us in connection with the Spheris Acquisition.

The pro forma data is based upon available information and certain assumptions that we believe are reasonable. The pro forma data is for informational purposes only and does not purport to represent what our results of operations or financial position actually would have been if such events had occurred on the dates specified above and does not purport to project the results of operations or financial position for any future period or date. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the accompanying notes, our historical consolidated financial statements, and related notes included elsewhere in this prospectus as adjusted for the acquisition of Spheris using the acquisition method of accounting.

You should read the following unaudited pro forma condensed consolidated financial information with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under the section “Capitalization,” “Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.” appearing elsewhere in this prospectus.

MedQuist Holdings Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2010

						Recapitalization
						Transactions,
						Private
						Exchange and
						Initial		Pro forma	Exchange
	Historical		Spheris		Spheris	Registered		before the	Offer and
	MedQuist		Acquisition		Acquisition	Exchange Offer		Exchange	Merger
	Holdings		pro forma		pro forma	pro forma		Offer and	pro forma
	Inc.	Spheris	adjustments		combined	adjustments		Merger	adjustments		Pro forma
	(In thousands, except per share amounts)

Net revenues	$417,326	$43,371	$—		$460,697	$—		$460,697	$—		$460,697
Cost of revenues	259,194	31,343	—		290,537	—		290,537	—		290,537

Gross profit	158,132	12,028	—		170,160	—		170,160	—		170,160

Operating costs and expenses
Selling, general and administrative	61,062	6,163	—		67,225	—		67,225	—		67,225
Research and development	12,030	192	—		12,222	—		12,222	—		12,222
Depreciation and amortization	32,617	1,850	1,992	(a)	36,459	—		36,459	—		36,459
Cost of legal proceedings, settlements and accommodations	3,605	—	—		3,605	—		3,605	—		3,605
Acquisition and restructuring	11,079	1,730	(8,625	) (b)	4,184	—		4,184	—		4,184

Total operating expenses	120,393	9,935	(6,633)		123,695	—		123,695	—		123,695

Operating income	37,739	2,093	6,633		46,465	—		46,465	—		46,465
Gain on sale of investment	8,780	—	—		8,780	—		8,780	—		8,780
Equity in income of affiliated company	693	—	—		693	—		693	—		693
Other income	460	(48)	—		412	—		412	—		412
Loss on extinguishment of debt	(13,525)	—	—		(13,525)	—		(13,525)	—		(13,525)
Interest expense, net	(19,268)	(3,459)	139	(c)	(22,588)	(6,903	) (f)	(29,491)	—		(29,491)

Income (loss) from continuing operations before reorganization items, income taxes and noncontrolling interests	14,879	(1,414)	6,772		20,237	(6,903)		13,334	—		13,334
Reorganization items	—	(5,762)	5,762	(b)	—	—		—	—		—

Income from continuing operations before income taxes and noncontrolling interests	14,879	(7,176)	12,534		20,237	(6,903)		13,334	—		13,334
Income tax benefit	(2,312)	(2,822)	2,000	(d)	(3,134)	1,067	(g)	(2,067)	—		(2,067)

Net income (loss) from continuing operations	17,191	(4,354)	10,534		23,371	(7,970)		15,401	—		15,401

Discontinued operations
Income from discontinued Patient Financial Services business, net of tax	556	—	—		556	—		556	—		556

Net income (loss)	17,747	(4,354)	10,534		23,927	(7,970)		15,957	—		15,957
Less: Net income attributable to noncontrolling interests	(9,240)	—	(1,616	) (e)	(10,856)	9,770	(h)	(1,086)	1,086	(j)	—

Net income attributable to MedQuist Holdings Inc.	$8,507	$(4,354)	$8,918		$13,071	$1,800		$14,871	$1,086		$15,957

Net income per common share from continuing operations
Basic	$0.14				$0.27			$0.29			$0.31
Diluted	$0.14				$0.27			$0.29			$0.30
Net income per common share from discontinued operations
Basic	$0.02				$0.02			$0.01			$0.01
Diluted	$0.02				$0.02			$0.01			$0.01
Net income per common share attributable to MedQuist Holdings Inc.
Basic	$0.16				$0.29			$0.30			$0.32
Diluted	$0.16				$0.29			$0.30			$0.31
Weighted average shares outstanding:
Basic	35,102				35,102	11,000	(h,i)	46,102	1,231	(k)	47,333
Diluted	35,954				35,954	11,000	(h,i)	46,954	1,231	(k)	48,185

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

MedQuist Holdings Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2011

	Historical	Exchange offer
	MedQuist	and Merger
	Holdings	pro forma
	Inc.	adjustments		Pro forma
	(In thousands, except per share amounts)

Net revenues	$219,675	—		$219,675
Cost of revenues	130,637	—		130,637

Gross profit	89,038	—		89,038

Operating costs and expenses:
Selling, general and administrative	30,267	—		30,267
Research and development	4,892	—		4,892
Depreciation and amortization	17,297	—		17,297
Cost (benefit) of legal proceedings, settlements and accommodations	(6,932)	—		(6,932)
Acquisition and restructuring	11,269	—		11,269

Total operating costs and expenses	56,793	—		56,793

Operating income	32,245	—		32,245
Other income	7	—		7
Interest expense, net	(13,998)	—		(13,998)

Income before income taxes and noncontrolling interests	18,254	—		18,254
Income tax provision	2,030	—		2,030

Net income	16,224	—		16,224
Less: Net income attributable to noncontrolling interests	(1,777)	1,777	(l)	—

Net income attributable to MedQuist Holdings Inc.	$14,447	$1,777		$16,224

Net income per common share attributable to MedQuist Holdings Inc.
Basic	$0.17	—		$0.29
Diluted	$0.17	—		$0.28
Weighted average shares outstanding:
Basic	45,128	4,586	(m)	49,714
Diluted	46,410	4,586	(m)	50,996

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

MedQuist Holdings Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2011

		Exchange
		Offer and
	Historical	Merger
	MedQuist	pro forma
	Holdings Inc.	adjustments		Pro forma
	(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$60,801	—		$60,801
Accounts receivable, net	74,025	—		74,025
Other current assets	24,900	—		24,900

Total current assets	159,726	—		159,726

Property and equipment, net	21,984	—		21,984
Goodwill	90,328	—		90,328
Other intangible assets, net	102,552	—		102,552
Deferred income taxes	7,089	—		7,089
Other assets	17,400	—		17,400

Total assets	$399,079	—		$399,079

LIABILITIES AND EQUITY
Current liabilities
Current portion of debt	$12,025	$—		$12,025
Accounts payable	14,921	—		14,921
Accrued expenses and other current liabilities	29,663	—		29,663
Accrued compensation	9,731	—		9,731
Deferred revenue	8,553	—		8,553
Related party payable	4,000	—		4,000

Total current liabilities	78,893	—		78,893

Long term portion of debt	257,807	—		257,807
Deferred income taxes	5,666	—		5,666
Related party payable, non-current	—	—		—
Other non-current liabilities	2,658	—		2,658

Total liabilities	345,024	—		345,024
Equity
MedQuist Holdings Inc. stockholders’ equity
Preferred stock	—	—		—
Common stock	4,917	124	(n)	5,041
Additional paid-in capital	142,336	(451	) (n)	141,885
Accumulated deficit	(92,732)	—		(92,732)
Accumulated other comprehensive loss	(139)	—		(139)

Total MedQuist Holdings Inc. stockholders’ equity	54,382	(327)		54,055
Noncontrolling interests	(327)	327	(n)	—

Total equity	54,055	—		54,055

Total liabilities and equity	$399,079	$—		$399,079

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of presentation

The unaudited pro forma condensed combined financial information is based on our and Spheris’ historical financial information, and it is prepared and presented pursuant to the regulations of the SEC regarding pro forma financial information. The 2010 unaudited pro forma condensed combined financial information includes our audited consolidated statement of operations for the year ended December 31, 2010. The 2011 presentation includes our unaudited historical consolidated statement of operations for the six months ended June 30, 2011. Spheris’ historical information includes its unaudited historical consolidated statement of operations for the period January 1, 2010 through April 21, 2010, the date prior to the date of the Spheris Acquisition. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 also include the effects of the Corporate Reorganization (excluding our U.S. Initial Public Offering), the shares of our common stock issued under the Consulting Services Agreement and the Exchange Offer and Merger. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 is our historical unaudited consolidated balance sheet as of June 30, 2011 and is adjusted as if the Exchange Offer and Merger had been completed as of June 30, 2011.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, or “ASC Topic 805.” ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the Spheris Acquisition. Accordingly, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed combined financial information may be materially different from the actual acquisition accounting adjustments required as of the acquisition date.

Under Financial Accounting Standards Board Accounting Standards Codification 820, Business Combinations, or “ASC Topic 820,” “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Total acquisition-related transaction costs incurred by us are expensed in the periods in which the costs are incurred. Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

Reorganization items for Spheris directly relate to the process of reorganizing Spheris under voluntary Chapter 11 Bankruptcy petitions filed by Spheris and certain subsidiaries on February 3, 2010.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Spheris Acquisition, the Corporate Reorganization (excluding our U.S. Initial Public Offering), the shares of our common stock issued under the Consulting Services Agreement and the Exchange Offer and Merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma financial information does not reflect revenue opportunities and cost savings that we may realize after the Spheris Acquisition. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that may be realized as a result of the Spheris Acquisition. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by us in connection with integrating the businesses.

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information – (Continued)

Certain Spheris amounts have been reclassified to conform to our presentation. These reclassifications had no effect on previously reported net income (loss). There were no material transactions between us and Spheris during the periods presented in the unaudited pro forma condensed combined financial information that would need to be eliminated.

2.	Description of the Spheris Acquisition

On April 22, 2010, we, together with our MedQuist Inc. subsidiary, completed the acquisition of substantially all of the domestic assets of Spheris and the stock of certain of its foreign affiliates, pursuant to the terms of the Stock and Asset Purchase Agreement entered into on April 15, 2010. The purchase price consisted of approximately $98.8 million of cash and MedQuist Inc.’s issuance of a promissory note, net of discount, totaling $13.6 million, or the “Acquisition Promissory Note.” We had no prior material relationship with Spheris other than the agreements related to the Spheris Acquisition described elsewhere in this prospectus.

In connection with the Spheris Acquisition, MedQuist Transcriptions, Ltd., a subsidiary of MedQuist Inc., and certain other subsidiaries of MedQuist Inc., or collectively, the “Loan Parties,” entered into Acquisition Credit Facility with General Electric Capital Corporation, CapitalSource Bank, and Fifth Third Bank. The Acquisition Credit Facility provided for up to $100.0 million in senior secured credit facilities, consisting of a $50.0 million term loan, and a revolving credit facility of up to $50.0 million. The credit facilities were secured by a first priority lien on substantially all of the property of the Loan Parties. Borrowings under the revolving credit facility were able to be made from time to time, subject to availability under such facility, until the fourth anniversary of the closing date. Amounts borrowed under the Acquisition Credit Facility bore interest at a rate selected by MedQuist Transcriptions, Ltd. equal to the Base Rate or the Eurodollar Rate (each as defined in the Acquisition Credit Facility agreement) plus a margin. The Acquisition Credit Facility was repaid in full in October 2010 in connection with the Recapitalization Transactions.

In connection with the Spheris Acquisition, MedQuist Inc. also entered into an acquisition subordinated promissory note, or the “Acquisition Subordinated Promissory Note,” with Spheris Inc. The Acquisition Subordinated Promissory Note was to mature in five years from the date of the Spheris Acquisition. The face amount of the Acquisition Subordinated Promissory Note was $17.5 million with provisions for prepayment at discounted amounts, ranging from 77.5% of the principal if paid within six months, 87.5% from six to nine months, 97.5% from nine to twelve months, 102.0% between the first and second year, 101.0% between the second and third year and 100.0% thereafter. For purposes of the purchase price allocation, the note was discounted at 77.5% of the principal, or $13.6 million. The Acquisition Subordinated Promissory Note bore interest at 8.0% for the first six months. The Acquisition Subordinated Promissory Note was repaid at 77.5% of the face amount on October 14, 2010 in connection with the Recapitalization Transactions.

On April 22, 2010, we transferred the following consideration for the purchase of Spheris:

(In thousands)

Cash consideration paid	$98,834
Fair value of unsecured Acquisition Subordinated Promissory Note	13,570

Total consideration transferred	$112,404

The Acquisition Subordinated Promissory Note would have matured in five years from the date of closing, and it had provisions for prepayment at discounted amounts. We estimated the fair value of the Acquisition Subordinated Promissory Note to be $13.6 million. The fair value was determined using a Monte Carlo simulation valuation model with the following key assumptions: volatility of 3.9% and cost of debt of 10.5%. The fair value of the Acquisition Subordinated Promissory Note is included in the total purchase price.

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information – (Continued)

The following table summarizes the consideration the amounts of identified assets acquired and liabilities assumed at the acquisition date. The total amount assigned to identified intangible assets and the related amortization period is shown below:

(In thousands)

Fair value of Spheris net assets acquired
Cash	$797
Trade receivables	22,407
Other current assets	4,142
Property, plant and equipment	9,133
Deposits	1,036
Developed technology (included in intangibles)	11,390
Customer relationships (included in intangibles)	37,210
Trademarks and trade name (included in intangibles)	1,640
Goodwill	44,917
Trade and other payables	(20,268)

Identifiable assets acquired and liabilities assumed	$112,404

The total assigned to identified intangible assets and the related amortization period is as follows:

		Amortization
	Fair value	period
	(In thousands)

Developed technology	$11,390	9 years
Customer relationships	$37,210	7-9 years
Trademarks and Tradenames	$1,640	4 years
Goodwill	$44,917	Indefinite

The amounts and lives of the identified intangibles other than goodwill were valued at fair value. The analysis included a combination of the cost approach and an income approach. We used discount rates from 15% to 17%. The goodwill is attributable to the workforce and synergies expected to occur after the Spheris Acquisition. The goodwill and intangible assets are deductible for tax purposes.

We have performed a review of Spheris’s accounting policies and procedures. As a result of that review, we did not identify any differences between the accounting policies and procedures of the two companies that, when conformed, would have a material impact on the future operating results.

3.	The Recapitalization Transactions

On September 30, 2010, MedQuist Inc., as issuer, and our subsidiaries MedQuist Transcription Ltd., and CBay Inc., as co-issuers and guarantors, and we and certain of our other subsidiaries, as guarantors, entered into the Note Purchase Agreement for the issuance of $85.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2016 to BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A., and THL Credit, Inc. Interest on the notes is payable in quarterly installments at the issuers’ option at either (i) 13% in cash or (ii) 12% in cash plus 2% in the form of additional Senior Subordinated Notes. Closing and funding of the Senior Subordinated Notes occurred on October 14, 2010.

On October 1, 2010, MedQuist Inc., as borrower, and our subsidiaries MedQuist Transcriptions, Ltd., and CBay Inc., as co-borrowers and guarantors, and we and certain of our other subsidiaries, as guarantors, entered into the

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information – (Continued)

Senior Secured Credit Facility with General Electric Capital Corporation, as administrative agent, and the parties thereto, consisting of (i) a $200.0 million Term Loan and (ii) a $25.0 million Revolving Credit Facility. Closing and funding under the Term Loan occurred on October 14, 2010. The Senior Secured Credit Facility bears an interest rate of LIBOR plus 5.50% and a LIBOR floor of 1.75%. In addition, the Revolving Credit Facility bears a fee of 50 basis points on undrawn amounts.

The proceeds from the borrowings from the Term Loan and the Senior Subordinated Notes were used as follows:

■	Repayment of the then outstanding indebtedness under the Acquisition Credit Facility of $80.0 million as of September 30, 2010. With the repayment on October 14, 2010, the Acquisition Credit Facility was terminated.
■	Repayment of the Acquisition Subordinated Promissory Note on October 14, 2010. The amount paid to satisfy and extinguish the principal amount of the Acquisition Subordinated Promissory Note was $13.6 million.
■	Declaration and payment of a special dividend on October 18, 2010 by MedQuist Inc. of $4.70 per share. The total amount of the MedQuist Inc. dividend was $176.5 million, of which $122.6 million was paid to us.
■	Repayment on October 14, 2010 of our 6% Convertible Notes due to Royal Philips Electronics. The 6% Convertible Notes were settled at $104.1 million including $7.7 million as a negotiated prepayment premium to the outstanding balance at the time of the repayment.
■	Repayment of $3.7 million on certain of our other lines of credit.

The sources and uses of funds related to the Recapitalization Transactions were (in millions):

Sources		Uses

Term Loan	$200.0	Extinguishment of Acquisition Credit Facility	$80.0
Senior Subordinated Notes	85.0	Extinguishment of Acquisition Subordinated Promissory Note	13.6
		Extinguishment of 6% Convertible Notes (includes premium on early prepayment)	104.1
		Extinguishment of other debt agreements	3.7
		Dividend distribution to noncontrolling stockholders	53.9
		Cash to working capital	11.7
		Expenses (Private Exchange)	2.5
		Fees and expenses (Recapitalization Transactions)	15.5

Total Sources	$285.0	Total Uses	$285.0

4.	Private Exchange

On September 30, 2010, we entered into the Exchange Agreement with certain MedQuist Inc. shareholders that held in the aggregate approximately 12.7% of MedQuist Inc.’s outstanding shares. The Private Exchange closed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%. Pursuant to the Exchange Agreement, those MedQuist Inc. shareholders received one share of our common stock for each MedQuist Inc. share, and entered into a stockholders agreement with us that, among other things, provides them with registration rights and contains provisions regarding their voting in the election of our directors.

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information – (Continued)

5.	Initial Registered Exchange Offer

In addition to the Private Exchange referred to above, in February 2011, we commenced a public exchange offer, or Initial Registered Exchange Offer, to those MedQuist Inc. noncontrolling shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. We accepted, and consummated the exchange of, all MedQuist Inc. shares of common stock that were validly tendered in the Initial Registered Exchange Offer. As a result of the Initial Registered Exchange Offer, we issued 5.4 million shares in exchange for 5.4 million shares of MedQuist Inc. common stock and increased our ownership interest in MedQuist Inc. from 82.2% to approximately 97%.

6.	Exchange Offer and Merger

On August 31, 2011, we filed a registration statement on Form S-4, of which this prospectus is a part, in order to offer MedQuist Inc. shareholders (other than us) shares of our common stock in exchange for their MedQuist Inc. shares. The terms of the Exchange Offer are described in this prospectus. A full exchange in the Exchange Offer would increase our ownership in MedQuist Inc. from approximately 97.0% to 100.0%.

7.	Pro forma adjustments related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010

Spheris Acquisition pro forma adjustments:

a.	Adjustment to reflect increased amortization of acquired intangibles as shown in the table below:

			Annual
	Amount	Estimated life	amortization
	(In thousands)		(In thousands)

Trademarks and Tradenames	$1,640	4 years	$410
Developed technology	11,390	9 years	1,266
Customer relationships	37,210	7-9 years	4,651

Amortization for the period January 1 to April 21, 2010	$50,240		$6,327

			$1,924

Additional depreciation of approximately $68,000 would be incurred related to fair value adjustments for certain tangible assets, primarily equipment and leasehold improvements.

b.	Adjustment to eliminate direct incremental costs incurred by us and Spheris for bankruptcy and bankruptcy related matters.

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information – (Continued)

c.	Adjustment to reflect interest expense related to the Spheris Acquisition, as shown in the table below:

(In thousands)

Acquisition Credit Facility interest January 1 to April 21, 2010	$1,894
Interest on the Acquisition Subordinated Promissory Note	821
Amortization of deferred financing costs	605

3,320
Less: Spheris historical interest expense	3,459

Adjustment to interest expense	$(139)

The Acquisition Credit Facility and the Acquisition Subordinated Promissory Note were repaid in connection with the Recapitalization Transactions.

d.	Adjustment to eliminate the historical income tax benefit of Spheris and to record the income tax provision of the combined entities at our historical effective tax rate in effect for the respective period. However, the effective tax rate of the combined company could be different depending on post-acquisition activities.

e.	Adjustment to recognize noncontrolling interest in MedQuist Inc.

Recapitalization Transactions, Private Exchange and Initial Registered Exchange Offer pro forma adjustments:

f.	Adjustment to reflect interest expense as shown below:

(In thousands)

Interest on Term Loan	$11,761
Interest on Senior Subordinated Notes	8,963
Amortization of related deferred financing fees	2,283

Total	23,007

Less: Interest that would not have been incurred under the prior debt agreements, as follows:
Acquisition Credit Facility	(6,177)
Acquisition Subordinated Promissory Note	(2,678)
6% Convertible Notes	(5,477)
Other debt agreements	(292)
Amortization of previous deferred financing fees	(1,480)

Adjustment to interest expense	$(6,903)

The Term Loan bears a variable interest rate.  Each 1/8% increase in the base rate (prime or LIBOR) would result in a $0.3 million increase in annual interest expense.

In connection with the Recapitalization Transactions and our repayment and termination of the Acquisition Credit Facility, Acquisition Subordinated Promissory Note and 6% Convertible Notes, we expensed $6.2 million of financing fees and recorded a loss of $7.7 million on the repayment of the 6% Convertible Notes. As these amounts are non recurring and resulted directly from the Recapitalization Transactions they have not been reflected in the pro forma adjustments.

MedQuist Holdings Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information – (Continued)

g.	Adjustment to record the income tax provision of the Recapitalization Transactions, Private Exchange and Initial Registered Exchange Offer at our historical effective tax rate in effect for the respective period. However, the effective tax rate after these transactions could be different.

h.	In connection with the Private Exchange and the Initial Registered Exchange Offer, noncontrolling shareholders holding 10.2 million shares of MedQuist Inc. exchanged their MedQuist Inc. shares for shares of our common stock and received one share of our common stock for each share of MedQuist Inc. exchanged, which resulted in approximately 10.2 million additional shares outstanding. As a result of the Private Exchange and the Initial Registered Exchange Offer, we own approximately 97.0% of MedQuist Inc., and the noncontrolling interest decreased from approximately 30.5% to 3.0%. As we hold a controlling interest in MedQuist Inc. before and after the Private Exchange and the Initial Registered Exchange Offer, the exchanges were recorded as equity transactions. Additionally, we paid $2.5 million of expenses incurred by certain shareholders who are party to the Exchange Agreement. We accounted for the payment as a capital transaction.

Basic and diluted weighted average shares outstanding and net income (loss) per share amounts have been adjusted to reflect the issuance of 10.2 million shares of our common stock in exchange for MedQuist Inc. shares as if the shares had been outstanding from January 1, 2010.

i.	To record the changes in shares outstanding as a result of the Private Exchange, the Initial Registered Exchange Offer and the Consulting Services Agreement.

Exchange Offer and Merger pro forma adjustments:

j.	Adjustment to reflect the change in noncontrolling interests as a result of the proposed Exchange Offer and Merger which would increase our ownership to 100%.

k.	To record the change in shares outstanding as a result of the Exchange Offer and Merger.

7.	Pro forma adjustments related to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2011

Exchange Offer and Merger pro forma adjustments:

l.	Adjustment to reflect the change in noncontrolling interests as a result of the proposed Exchange Offer and Merger which would increase our ownership to 100%.

m.	To reflect the impact of the issuance of approximately 1.2 million shares of our common stock as a result of the Exchange Offer and Merger. To also reflect the impact on our weighted average shares outstanding resulting from the common shares issued during 2011 pursuant to the Private Exchange, Initial Registered Exchange Offer and the Consulting Services Agreement.

8.	Pro forma adjustments related to the unaudited pro forma condensed consolidated balance sheet as of June 30, 2011

Exchange Offer and Merger pro forma adjustments:

n.	To adjust common stock, additional paid in capital and noncontrolling interests to reflect the issuance of approximately 1.2 million shares of our common stock in exchange for 1.2 million shares of MedQuist Inc. common stock as a result of the proposed Exchange Offer and Merger that would increase our ownership in MedQuist Inc. from approximately 97% to 100%.

Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.

The following tables summarize our consolidated financial data for the periods presented. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.” section of this prospectus.

We derived the statement of operations data for the years ended December 31, 2008, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010 from our audited consolidated financial statements, which are included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 2006 and 2007 and the balance sheet data as of December 31, 2006, 2007 and 2008 from our audited consolidated financial statements, which are not included in this prospectus. We derived the statement of operations data for the six months ended June 30, 2010 and 2011 and the balance sheet data as of June 30, 2011 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments that we consider necessary to present fairly the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results to be expected for a full year or any future period.

Our selected historical consolidated statements of operations and other operating data reflect the consolidation of the results of operations of MedQuist Inc. since August 6, 2008 and Spheris since April 22, 2010, the respective dates of their acquisitions. Our selected historical consolidated statements of operations and other operating data give effect to the reclassification for discontinued operations for the sale of our PFS business, which was sold on December 31, 2010.

						Six months ended
	Years ended December 31,					June 30,
	2006	2007	2008	2009	2010	2010	2011
						(Unaudited)
	(In thousands, except per share amounts)

Statement of Operations Data
Net revenues	$35,222	$42,191	$171,413	$353,932	$417,326	$193,592	$219,675
Cost of revenues	17,585	22,108	113,127	229,701	259,194	124,950	130,637

Gross profit	17,637	20,083	58,286	124,231	158,132	68,642	89,038

Operating expenses
Selling, general and administrative	14,655	19,442	37,282	53,089	61,062	30,099	30,267
Research and development	—	—	6,099	9,604	12,030	5,593	4,892
Depreciation and amortization	1,875	2,151	13,488	25,366	32,617	14,620	17,297
Cost (benefit) of legal proceedings, settlements and accommodations	—	—	5,311	14,943	3,605	2,152	(6,932)
Goodwill impairment charge	—	—	89,633	—	—	—	—
Acquisition and restructuring related charges	—	—	7,726	3,973	11,079	7,011	11,269

Total operating expenses	16,530	21,593	159,539	106,975	120,393	59,475	56,793

Operating income (loss)	1,107	(1,510)	(101,253)	17,256	37,739	9,167	32,245
Gain on sale of investment	—	—	—	—	8,780	—	—
Equity in income (loss) of affiliated companies	—	(105)	66	1,933	693	546	—
Other income	19	—	9	13	460	78	7
Loss on extinguishment of debt	—	—	—	—	(13,525)	—	—
Interest expense, net	(1,323)	(1,657)	(3,813)	(9,019)	(19,268)	(7,306)	(13,998)

Income (loss) from continuing operations before income taxes and noncontrolling interests	(197)	(3,272)	(104,991)	10,183	14,879	2,485	18,254
Income tax provision (benefit)	(59)	(184)	(5,531)	1,012	(2,312)	(382)	2,030

Net income from continuing operations	(138)	(3,088)	(99,460)	9,171	17,191	2,867	16,224
Income (loss) from discontinued operations, net of tax	247	435	(9,059)	(1,351)	556	183	—

Net income (loss)	109	(2,653)	(108,519)	7,820	17,747	3,050	16,224
Less: Net (income) loss attributable to noncontrolling interest	31	57	(5,154)	(7,085)	(9,240)	(2,497)	(1,777)

Net income (loss) attributable to MedQuist Holdings Inc.	$140	$(2,596)	$(113,673)	$735	$8,507	$553	$14,447

Net income (loss) per common share attributable to MedQuist Holdings Inc.
Basic	$0.05	$(0.20)	$(5.08)	$(0.06)	$0.16	$(0.02)	$0.17
Diluted	$0.05	$(0.20)	$(5.08)	$(0.06)	$0.16	$(0.02)	$0.17
Weighted average shares outstanding:
Basic	2,736	12,873	22,593	34,692	35,102	35,046	45,128
Diluted	2,736	12,873	22,593	34,692	35,954	35,046	46,410
Other Operating Data (unaudited)
Adjusted EBITDA(1)	$3,001	$1,949	$17,038	$60,543	$86,265	$33,350	$55,206

(1)	See below for reconciliations of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA. Adjusted EBITDA does not include earnings attributable to our investment in A-Life, which was sold in October 2010.

						As of
	As of December 31,					June 30,
	2006	2007	2008	2009	2010	2011
						(Unaudited)
	(In thousands)

Cash and cash equivalents	$515	$2,667	$42,868	$29,633	$66,779	$60,801
Working capital (deficit)(a)	6,166	10,870	1,128	(5,114)	29,988	32,057
Total assets	31,817	51,420	279,177	253,068	414,879	399,079
Long term debt, including current portion of debt	21,283	14,075	126,008	107,340	294,494	269,832
Total equity	5,326	29,854	79,350	72,301	34,511	54,055

(a)	Working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current portion of debt.

The following table presents a reconciliation of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA:

						Six months ended
	Years ended December 31,					June 30,
	2006	2007	2008	2009	2010	2010	2011
						(Unaudited)
	(In thousands)

Net income (loss) attributable to MedQuist Holdings Inc.	$140	$(2,596)	$(113,673)	$735	$8,507	$553	$14,447
Net income (loss) attributable to noncontrolling interests	(31)	(57)	5,154	7,085	9,240	2,497	1,777
(Income) loss from discontinuing operations	(247)	(435)	9,059	1,351	(556)	(183)	—
Income tax provision (benefit)	(59)	(184)	(5,531)	1,012	(2,312)	(382)	2,030
Interest expense, net	1,323	1,657	3,813	9,019	19,268	7,306	13,998
Loss on extinguishment of debt	—	—	—	—	13,525	—	—
Depreciation and amortization	1,875	2,151	13,488	25,366	32,617	14,620	17,297
Acquisition and restructuring charges	—	—	7,726	3,973	11,079	7,011	11,269
Cost (benefit) of legal proceedings and settlements	—	—	5,311	14,943	3,605	2,152	(6,932)
Goodwill impairment charge	—	—	89,633	—	—	—	—
Gain on sale of investment	—	—	—	—	(8,780)	—	—
Equity in income of affiliated company	—	105	(66)	(1,933)	(693)	(546)	—
Asset impairment charges, severance charges and accrual reversals(a)	—	—	2,000	(1,864)	—	—	—
Share based compensation and other non-cash awards	—	1,308	124	856	765	322	1,320

Adjusted EBITDA	$3,001	$1,949	$17,038	$60,543	$86,265	$33,350	$55,206

(a)	Includes an impairment charge to write-off the balance of an investment and the reversal of certain accruals, related to litigation claims, as a result of the expiration of the applicable statute of limitations.

Adjusted EBITDA is a metric used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to MedQuist Holdings Inc., as applicable, plus net income (loss) attributable to noncontrolling interests, income taxes, interest expense, depreciation and amortization, cost (benefit) of legal proceedings and settlements, acquisition and restructuring charges, goodwill impairment charge, equity in income (loss) of affiliated company, (income) loss from discontinued operations resulting from the sale of our PFS business, asset impairment charges, severance costs, certain unusual or nonrecurring items and share based compensation and other non-cash awards. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out the following:

■	potential differences caused by variations in capital structures (affecting interest expense, net), tax positions (such as the impact on periods or companies for changes in effective tax rates), the age and book depreciation of fixed assets (affecting depreciation expense);
■	the impact of non-cash charges, such as goodwill impairment charges and asset impairment charges; and
■	the impact of acquisition related charges, restructuring charges, severance costs and certain unusual or nonrecurring items.

Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

■	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
■	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
■	although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
■	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Selected Consolidated Financial and Other Data of MedQuist Inc.

The following tables summarize MedQuist Inc.’s consolidated financial data for the periods presented. You should read the following selected consolidated financial data in conjunction with its consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Inc.” section of this prospectus.

We derived the statement of operations data for the years ended December 31, 2008, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010 from MedQuist Inc’s audited consolidated financial statements, which are included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 2006 and 2007 and the balance sheet data as of December 31, 2006, 2007 and 2008 from MedQuist Inc.’s audited consolidated financial statements, which are not included in this prospectus.

As a result of the Private Exchange, on February 11, 2011, MedQuist Holdings’ ownership interest in MedQuist Inc. increased to 82.2%. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-S99-1 “Business Combinations-Related issues” governs the application of push down accounting in situations where ownership is increased to 80% or more. The post-February 11, 2011 consolidated financial statements for MedQuist Inc. reflect the new basis of accounting as required by the authoritative guidance under ASC 805-50-S99-1, and have applied the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, MedQuist Inc.’s consolidated financial statements prior to the closing of the Private Exchange reflect the historical accounting basis in its assets and liabilities and are labeled Predecessor Company, while such consolidated financial statements subsequent to the Private Exchange are labeled Successor Company and reflect the push down basis of accounting for the fair values of assets and liabilities acquired by MedQuist Holdings in August 2008, rolled forward to February 11, 2011. This effect is presented in MedQuist Inc.’s consolidated financial statements by a vertical black line division between the columns entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the exchange agreement are not comparable.

In the opinion of MedQuist Inc.’s management, the unaudited consolidated financial statements have been prepared on the same basis as its audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments that it considers necessary to present fairly the financial information set forth in those statements. MedQuist Inc.’s historical results for any prior period are not necessarily indicative of results to be expected for a full year or any future period.

MedQuist Inc.’s selected historical consolidated statements of operations and other operating data reflect the consolidation of the results of operations of Spheris since April 22, 2010, the date of its acquisition.

								Successor
								Company
	Predecessor Company							For the
							For the	period
						For the six	period	February
						months	January 1, to	12, 2011 to
	Years ended December 31,					ended June 30,	February 11,	June 30,
	2006	2007	2008	2009	2010	2010	2011	2011
						(unaudited)
			(In thousands, except per share amounts)					(unaudited)
Statement of Operations Data
Net revenues	$358,091	$340,342	$326,853	$307,200	$375,240	$171,509	$47,048	$154,588
Cost of revenues	280,273	260,879	230,375	206,265	249,571	116,923	29,987	99,840
Operating expenses
Selling, general and administrative	53,675	62,288	47,520	33,441	37,070	18,817	5,219	15,046
Research and development	13,219	13,695	15,848	9,604	12,813	5,593	1,302	4,244
Depreciation and amortization	17,631	16,499	17,504	15,672	21,989	9,531	2,554	12,021
Cost (benefit) of legal proceedings, settlements and accommodations	13,001	6,083	19,738	14,843	3,603	2,152	174	(7,524)
Acquisition and integration related charges	—	—	—	1,263	7,007	5,659	278	1,267
Goodwill impairment charge	—	—	82,233	—	—	—	—	—
Restructuring charges	3,442	2,756	2,055	2,727	2,829	930	—	2,965

Total operating expenses	381,241	362,200	415,273	283,815	334,882	159,605	39,514	127,859

Operating income (loss)	(23,150)	(21,858)	(88,420)	23,385	40,358	11,904	7,534	26,729
Gain on sale of investment	—	—	—	—	9,911	—	—	—
Equity in income of affiliated company	874	625	236	2,015	693	546	—	—
Other income	—	—	438	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	(5,811)	—	—	—
Interest income (expense), net	7,628	8,366	2,438	(134)	(13,429)	(3,779)	(3,115)	(10,526)

Income (loss) before income taxes	(14,648)	(12,867)	(85,308)	25,266	31,722	8,671	4,419	16,203
Income tax provision (benefit)	2,294	2,339	(16,513)	1,975	671	447	453	1,115

Net income (loss)	$(16,492)	$(15,206)	$(68,795)	$23,291	$31,051	$8,224	$3,966	$15,088

Net income (loss) per common share
Basic	$(0.45)	$(0.41)	$(1.83)	$0.62	$0.83	$0.22	$0.11	$0.40
Diluted	$(0.45)	$(0.41)	$(1.83)	$0.62	$0.83	$0.22	$0.10	$0.40
Weighted average shares outstanding:
Basic	37,484	37,488	37,549	37,556	37,556	37,556	37,556	37,556
Diluted	37,484	37,488	37,549	37,556	37,556	37,556	37,852	37,803

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of MedQuist Holdings Inc.

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with the consolidated financial statements and related notes of each of us, MedQuist Inc. and Spheris Inc. and with the information under “Unaudited Pro Forma Condensed Consolidated Financial Information of MedQuist Holdings Inc.” and “Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.” appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors.”

Overview

We are a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. Our end-to-end solutions convert the Physician Narrative, into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, automated speech recognition (ASR), medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for our customers. Our solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and we believe our solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and meaningful use of electronic health records. We also offer speech recognition solutions for radiology, cardiology, pathology and related specialties, that help healthcare providers dictate, edit and sign reports without manual transcription.

Key factors affecting our performance

In 2010, we completed the acquisition of Spheris and in 2008 we completed the acquisition of MedQuist Inc., both of which materially impacted our financial results. In addition, our results have also been impacted by volume changes, pricing impacts as we move to ASR and offshore production, as well as operating improvements and selling, general and administrative expense savings resulting from leveraging our scalable platform.

These key factors are described below for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011.

Volume and pricing trends

Historically, the vast majority of our revenue was generated by providing clinical documentation services to our customers. Medical transcription and medical editing by our MTs and MEs, respectively, accounted for 95% of our net revenues for the six months ended June 30, 2011. Product sales and related maintenance contracts and other made up the balance of our historical net revenues. Our transcription customers are generally charged a rate per character multiplied by the number of characters that we process.

We base our transcription pricing on various factors, principally market forces, the extent to which we can utilize our offshore production facilities, the extent to which customers utilize the ASR technology available in our solutions, the scope of services provided, and turn-around times requested by a particular transcription customer. We work with our transcription customers to evaluate how different solutions affect pricing and to determine what for them is an optimal mix of service level and price. Higher utilization of offshore production and ASR leads to lower costs for us, which permits us to offer better pricing to our transcription customers while at the same time contributing to margin growth. We have successfully migrated a significant portion of our transcription volume offshore and we will continue these efforts.

As technological advances and increased use of offshore resources have driven down industry costs, the average price per character has also declined as healthcare providers have sought to participate in the economic gains. We intend to monitor and adjust our transcription pricing accordingly to remain competitive as these industry trends continue.

Operating improvements

We have executed significant operational improvements since acquiring MedQuist Inc. in the fourth quarter of 2008. Cost of revenues on a per unit basis has declined due to the increased percentage of volume produced offshore and the increased utilization of ASR technology, as well as reductions of support staff headcount as we shift volume to India in order to further reduce operating costs. We have increased our offshore production volumes from 28% to 42% for the same period. Additionally, our use of ASR technology has increased from 39% in the fourth quarter of 2008 to 74% in the quarter ended June 30, 2011. As we continue to increase the use of ASR technology and move volume offshore, we expect to continue to reduce costs.

Some of our contracts specify lower prices for work performed offshore or using speech recognition technology. Therefore, our operating income will not increase by the full amount of the savings we realize.

Selling, general and administrative expense savings

We have made significant reductions in selling, general and administrative expenses since 2008. Such expenses were 14% of revenue for the six months ended June 30, 2011 compared to 22% of net revenue in 2008. These savings were achieved primarily through headcount reductions and aggressive efforts to reduce other administrative expenses.

In connection with the Spheris Acquisition and the integration of MedQuist Inc. into us, we have identified potential specific savings in the sales and marketing and general and administrative areas. We anticipate that these savings will be implemented throughout the remainder of 2011. We have shut down certain redundant facilities in the USA and India.

Adjusted EBITDA

Adjusted EBITDA increased to $86.3 million, or 21% of net revenues, for 2010, compared with $60.5 million, or 17% of net revenues, for 2009. Adjusted EBITDA increased to $55.2 million and $27.7 million or 25.1% and 25.6% of net revenues, for the first six months and second quarter of 2011, respectively compared with $33.4 million and $19.4 million, or 17.2% and 17.9% of net revenues for the same period last year. The increase in Adjusted EBITDA is the result of higher utilization of offshore resources and ASR technologies, as well as increased volumes resulting from the acquisition of Spheris and related synergies. The full year 2010 results only reflect $12 million of Spheris acquisition synergies due to timing of the acquisition, of which $7 million was realized in the fourth quarter. Adjusted EBITDA is a non-GAAP financial measure. See section “Adjusted EBITDA (Non-GAAP financial measure)” below for further discussion of this financial measure.

Basis of Presentation

U.S. Initial Public Offering

On January 27, 2011, we changed our name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and re-domiciled from a British Virgin Islands company to a Delaware corporation and authorized 300.0 million shares of common stock par value at $0.10 per share and 25.0 million shares of preferred stock at $0.10 par value per share. In connection with our re-domiciliation, we adjusted the number of our shares outstanding through a reverse share split pursuant to which every 4.5 shares of our common stock outstanding prior to our re-domiciliation was converted into one share of our common stock upon our re-domiciliation. Our re-domiciliation and reverse share split resulted in no change to our common stockholders’ relative ownership interests in us.

In February 2011, we completed our IPO selling 3.0 million shares of our common stock and 1.5 million shares of our common stock owned by selling shareholders at an offer price of $8.00 per share, resulting in gross proceeds to us of $24.0 million and net proceeds to us after underwriting fees of $22.3 million. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Private Exchange

Pursuant to the Exchange Agreement, we issued 4.8 million shares of our common stock in exchange for 4.8 million shares of MedQuist Inc. common stock from certain of MedQuist Inc.’s noncontrolling shareholders. The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

Initial Registered Exchange Offer

In addition to the Private Exchange referred to above, in February 2011, we commenced our Initial Registered Exchange Offer to those noncontrolling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. We accepted and consummated the exchange of, all MedQuist Inc. shares of common stock that were validly tendered in the Initial Registered Exchange Offer. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%. We issued 5.4 million shares of our common stock in exchange for 5.4 million shares of MedQuist Inc. common stock.

Business Segment and Reporting Unit

We currently operate in one business segment and have one reporting unit, which is clinical documentation solutions for the healthcare industry. The Patient Financial Services (“PFS”) business was sold on December 31, 2010 and results of the PFS business have been accounted for as discontinued operations for the relevant periods presented.

MultiModal Merger Agreement

On August 18, 2011, or the “Closing Date,” we completed the acquisition of MultiModal through a series of mergers between MultiModal and certain of our direct wholly-owned subsidiaries, which we refer to as the “MultiModal Merger.” As a result of the MultiModal Merger, MultiModal became a direct wholly-owned subsidiary of ours. On the Closing Date, we paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our common stock to MultiModal’s shareholders who are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933, or the “MultiModal Accredited Investors.” We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date. To help fund the cash portion of the purchase price, MedQuist Inc. loaned $19 million to CBay Inc., one of our wholly-owned subsidiaries, or the “Payor”, on the Closing Date. The loan is evidenced by a Subordinated Intercompany Note dated as of the Closing Date, which matures two years from the Closing Date and bears a 15% interest rate per annum on the unpaid principal amount thereof, all or a portion of which may be prepaid by the Payor at any time upon one business day’s notice.

The merger provides us ownership of speech and natural language understanding technologies, and is expected to facilitate consolidation to a single speech recognition platform, provide a broader product offering to local and regional transcription partners and leverage MultiModal’s cloud based services to enhance gross margins.

Net Revenues

We derive revenues primarily from providing clinical documentation services to integrated delivery networks, academic centers, group practices and community hospitals. Our customers are generally charged a rate times the volume of work that we transcribe or edit. In the clinical documentation workflow, we provide, in addition to medical transcription technology and services, maintenance services, digital dictation, speech recognition and electronic signature services.

Net revenues from customers in the U.S. were $411.0 million, $342.8 million, and $167.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. Net revenues from customers outside the U.S. were $6.3 million, $11.1 million, and $3.5 million for the years ended December 31, 2010, 2009, and 2008, respectively. As of the six months ended June 30, 2011 and 2010, net revenues from customers in the U.S. represent 95% or more of our total revenues.

Cost of revenues

Cost of revenues includes compensation of our direct employees and subcontractors, other production costs (primarily related to operational and production management, quality assurance, quality control and customer and field service personnel), and telecommunication and facility costs. Cost of revenues also includes the direct cost of technology products sold to customers. MT and ME costs are directly related to medical transcription and medical editing, respectively.

Selling, general and administrative expense

Our selling, general and administrative expenses include marketing and sales costs, accounting costs, information technology costs, professional fees, corporate facility costs, corporate payroll and benefits expenses.

Research and development expense

Our research and development expenses consist primarily of personnel and related costs, including salaries and employee benefits for software engineers and consulting fees paid to independent consultants who provide software engineering services to us. Our research and development efforts have been devoted to new products and services offerings and increases in features and functionality of our existing products and services.

Depreciation and amortization

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from two to seven years for furniture, equipment and software, and the lesser of the lease term or estimated useful life for leasehold improvements. Intangible assets are being amortized using the straight-line method over their estimated useful lives which range from three to twenty years.

Cost of legal proceedings, settlements and accommodations

Cost of legal proceedings, settlements and accommodations includes settlement of claims, ongoing litigation, and associated legal and other professional fees incurred.

Critical accounting policies and use of estimates

We prepare our consolidated financial statements in accordance with GAAP. We believe there are several accounting policies that are critical to understanding our historical and future performance, as these policies affect the reported amounts of revenue and other significant areas that involve management’s judgments and estimates. These critical accounting policies and estimates have been discussed with our audit committee.

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, expenses and related disclosure of contingent liabilities. On an ongoing basis, we evaluate these estimates and judgments. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable at such time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other independent sources. Actual results may ultimately differ from these estimates. A critical accounting estimate must meet two criteria: (1) it requires assumptions about highly uncertain matters, and (2) there would be a material effect on the financial statements from either using a different, although reasonable, amount within the range of the estimate in the current period or from reasonably likely period-to-period changes in the estimate. While there are a number of accounting policies, methods and estimates affecting our consolidated financial statements as addressed in Note 2 to our consolidated financial statements, areas that are particularly significant and critical include:

Valuation of Long-Lived and Other Intangible Assets and Goodwill.  In connection with acquisitions, we allocate portions of the purchase price to tangible and intangible assets, consisting primarily of acquired technologies, and customer relationships with the remainder allocated to goodwill. We assess the realizability of goodwill and intangible assets with indefinite useful lives at least annually, or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. We have determined that we have three reporting units but a sole operating segment.

We review our long-lived assets, including amortizable intangibles, for impairment when events indicate that their carrying amount may not be recoverable. When we determine that one or more impairment indicators are present for an asset, we compare the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. If the carrying amount of the asset is greater than the net future undiscounted cash flows that the asset is expected to generate, we then compare the fair value to the book value of the asset. If the fair value is less than the book value, we recognize an impairment loss. The impairment loss is the excess of the carrying amount of the asset over its fair value.

Some of the events that we consider as impairment indicators for our long-lived assets, including goodwill, are:

■	our net book value compared to our fair value;
■	significant adverse economic and industry trends;
■	significant decrease in the market value of the asset;
■	the extent that we use an asset or changes in the manner that we use it;
■	significant changes to the asset since we acquired it; and
■	other changes in circumstances that potentially indicate all or a portion of the company will be sold.

Deferred income taxes.  Deferred tax assets represent future tax benefits that we expect to be able to apply against future taxable income or that will result in future net operating losses that we can carry forward to use against future taxable earnings. Our ability to utilize the deferred tax assets is dependent upon our ability to generate future taxable income. To the extent that we believe it is more likely than not that all or a portion of the deferred tax asset will not be utilized, we record a valuation allowance against that asset. In making that determination we consider all positive and negative evidence and give stronger consideration to evidence that is objective in nature.

Commitments and contingencies.  We routinely evaluate claims and other potential litigation to determine if a liability should be recorded in the event it is probable that we will incur a loss and can estimate the amount of such loss.

Revenue recognition.  We recognize clinical documentation services revenues when there is persuasive evidence that an arrangement exists, the price is fixed or determinable, services have been rendered and collectability is reasonably assured. These services are recorded using contracted rates and are net of estimates for customer credits. Historically, our estimates have been adequate. If actual results are higher or lower than our estimates, we would have to adjust our estimates and financial statements in future periods.

Accounts receivable and allowance for doubtful accounts.  Accounts receivable are recorded at the invoiced amount and do not bear interest. The carrying value of accounts receivable approximates fair value. The allowance for doubtful accounts is our best estimate of potential losses resulting from the inability of our customers to make required payments due. This allowance is used to state trade receivables at estimated net realizable value.

We estimate uncollectible amounts based upon our historical write-off experience, current customer receivable balances, aging of customer receivable balances, the customer’s financial condition and current economic conditions. Historically, our estimates have been adequate to provide for our accounts receivable exposure.

Customer Accommodation Program.  In response to customers’ concerns regarding historical billing matters, MedQuist Inc. established a plan to offer financial accommodations to certain of its customers during 2005 and 2006 and recorded the related liability. Since 2008, MedQuist Inc. has not made additional offers. In March

2011, the Board of Directors of MedQuist Inc. terminated the Customer Accommodation Program. As a result, any amounts that had not been offered to customers were reversed.

Consolidated results of operations

Comparison of six months ended June 30, 2010 and 2011

The following tables set forth our unaudited consolidated results of operations for the periods indicated below:

	Six months ended June 30,
	2010		2011
		% of net		% of net
	Amount	revenues	Amount	revenues
	($ in thousands)

Net revenues	$193,592	100.0%	$219,675	100.0%
Cost of revenues	124,950	64.5%	130,637	59.5%

Gross profit	68,642	35.5%	89,038	40.5%

Operating costs and expenses:
Selling, general and administrative	30,099	15.5%	30,267	13.8%
Research and development	5,593	2.9%	4,892	2.2%
Depreciation and amortization	14,620	7.6%	17,297	7.9%
Cost (benefit) of legal proceedings, settlements and accommodations	2,152	1.1%	(6,932)	(3.2)%
Acquisition and restructuring	7,011	3.6%	11,269	5.1%

Total operating costs and expenses	59,475	30.7%	56,793	25.9%

Operating income	9,167	4.7%	32,245	14.7%
Equity in income of affiliated company	546	0.3%	—	—
Other income	78	—	7	—
Interest expense, net	(7,306)	(3.8)%	(13,998)	(6.4)%

Income from continuing operations before income taxes and noncontrolling interests	2,485	1.3%	18,254	8.3%
Income tax provision (benefit)	(382)	(0.2)%	2,030	0.9%

Net income from continuing operations	2,867	1.5%	16,224	7.4%

Income from discontinued operations	183	0.1%	—	—

Net income	3,050	1.6%	16,224	7.4%
Less: Net income attributable to noncontrolling interests	(2,497)	(1.3)%	(1,777)	(0.8)%

Net income attributable to MedQuist Holdings Inc.	$553	0.3%	$14,447	6.6%

Net revenues

Net revenues increased $26.1 million, or 13.5%, to $219.7 million for the six months ended June 30, 2011 compared with $193.6 million for the six months ended June 30, 2010 due to increased revenue resulting from the Spheris acquisition. The Spheris acquisition in April 2010, contributed approximately $37.8 million in incremental revenue for the six months ended June 30, 2011 arising from a full period consolidation, offset by decreases in price due to higher speech recognition and offshore volume.

Cost of revenues

Cost of revenues were $130.6 million for the six months ended June 30, 2011 compared with $125.0 million for the six months ended June 30, 2010. As a percentage of net revenues, cost of revenues decreased to 59.5% for the six months ended June 30, 2011 from 64.5% for the same period in 2010 primarily due to increased utilization of speech recognition technologies, increased utilization of offshore resources, and other operating cost reduction initiatives.

Selling, general and administrative

SG&A expenses were 13.8% of net revenues for the six month period ended June 30, 2011 compared to 15.5% for the same period in the prior year. The improvement versus prior year is due to the impact of synergies realized from the Spheris acquisition and other cost savings initiatives.

Research & development

R&D expenses as a percentage of net revenues were 2.2% for the six months ended June 30, 2011 and 2.9% for the six months ended June 30, 2010. This decrease was due to the impact of synergies realized from the Spheris acquisition and other cost saving initiatives.

Depreciation and amortization

Depreciation and amortization expense as a percentage of net revenues was 7.9% for the six months ended June 30, 2011 compared with 7.6% for the same period in 2010. This increase is primarily due to amortization of intangibles related to the Spheris acquisition.

Cost (benefit) of legal proceedings, settlements and accommodations

During the six months ended June 30, 2011 we reversed $9.7 million of the accommodation accrual as the MedQuist Inc. board of directors terminated the Customer Accommodation Program on March 31, 2011. We also recorded a charge for a settlement of our indemnification obligations with the former chief financial officer of MedQuist Inc., and fees in connection with the Shareholder Litigation.

Acquisition and restructuring

We incurred Acquisition and restructuring charges of $11.3 million for the six months ended June 30, 2011. During the six months ended June 30, 2011, we recorded net restructuring charges of $7.4 million including approximately $4.3 million from a reduction in workforce and a charge of $1.5 million representing future lease payments on MedQuist Inc.’s former corporate headquarters in Mt. Laurel, New Jersey and former data center in Sterling, Virginia, net of estimated sublease rentals. The future minimum lease payments on the Mt. Laurel facility total $2.5 million. In addition we recorded non-cash stock compensation charges of $0.8 million due to the acceleration of stock option vesting and the extension of the stock option exercise period for terminated employees. Acquisition charges related to the completion of the Spheris integration plus charges related to other acquisitions. We expect that restructuring activities may continue in 2011 as management identifies opportunities for synergies from the integration of MedQuist Inc. into MedQuist Holdings Inc., including elimination of redundant functions as the Company may complete other acquisitions.

Interest expense, net

Interest expense, net during the six months ended June 30, 2011 was $14.0 million, compared to $7.3 million for the six months ended June 30, 2010. The increase in interest expense is primarily due to the 2010 debt restructuring.

Income tax provision

The effective tax rate was 11.1% for the six months ended June 30, 2011 as compared to (15.4%) for the same period prior year. This increase in the effective tax rate was due to increases in the deferred tax liability related to excess tax goodwill over book goodwill due to amortization of Spheris goodwill for domestic tax purposes. The tax benefit for the six months ended June 30, 2010 includes the reversal of approximately $0.5 million from our accrual for various state uncertain tax positions as a result of filing voluntary disclosure agreements with state jurisdictions.

Net income attributable to noncontrolling interests

Net income attributable to noncontrolling interests for the six months ended June 30, 2011 was $1.8 million compared to $2.5 million in the same period in 2010. During 2011 the impact of both the Private Exchange and the Initial Registered Exchange Offer reduced the noncontrolling interest of MedQuist Inc. from 30.5% to 3%.

Adjusted EBITDA (Non-GAAP financial measure)

The following table presents a reconciliation of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA:

	For the six months ended
	June 30,
	2010	2011
	(In thousands)

Net income attributable to MedQuist Holdings Inc.	$553	$14,447
Net income attributable to noncontrolling interest	2,497	1,777
Income tax provision (benefit)	(382)	2,030
Interest expense, net	7,306	13,998
Depreciation and amortization	14,620	17,297
Cost (benefit) of legal proceedings, settlements and accommodations	2,152	(6,932)
Acquisition and restructuring	7,011	11,269
Discontinued operations	(183)	—
Equity in income of affiliated company	(546)	—
Share based compensation and other non-cash awards	322	1,320

Adjusted EBITDA	$33,350	$55,206

Percent of Net revenues	17.2%	25.1%

Adjusted EBITDA is a metric used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to MedQuist Holdings Inc., as applicable, plus net income (loss) attributable to noncontrolling interests, income taxes, interest expense, depreciation and amortization, cost (benefit) of legal proceedings and settlements, acquisition and restructuring charges, goodwill impairment charge, equity in income (loss) of affiliated company, (income) loss from discontinued operations resulting from the sale of our PFS business, asset impairment charges, severance costs, certain unusual or nonrecurring items and share based compensation and other non-cash awards. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out the following:

■	potential differences caused by variations in capital structures (affecting interest expense, net), tax positions (such as the impact on periods or companies for changes in effective tax rates), the age and book depreciation of fixed assets (affecting depreciation expense);
■	the impact of non-cash charges, and
■	the impact of acquisition and integration related charges, restructuring charges, and certain unusual or nonrecurring items.

Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

■	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
■	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
■	Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
■	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Comparison of years ended December 31, 2009 and 2010

The following table sets forth our consolidated results of operations for the periods indicated below:

	Years ended December 31,
	2009		2010
		% of net		% of net
	Amount	revenues	Amount	revenues
		($ in thousands)

Net revenues	$353,932	100%	$417,326	100%
Cost of revenues	229,701	65%	259,194	62%

Gross profit	124,231	35%	158,132	38%

Operating costs and expenses
Selling, general and administrative	53,089	15%	61,062	15%
Research and development	9,604	3%	12,030	3%
Depreciation and amortization	25,366	7%	32,617	8%
Cost of legal proceedings and settlements	14,943	4%	3,605	1%
Acquisition and integration related charges	1,246	—	7,407	2%
Restructuring charges	2,727	1%	3,672	1%

Total operating costs and expenses	106,975	30%	120,393	29%

Operating income	17,256	5%	37,739	9%
Gain on the sale of investment	—	—	8,780	2%
Interest expense, net	(9,019)	(3)%	(19,268)	(5)%
Equity in income of affiliated companies	1,933	1%	693	—
Loss on extinguishment of debt	—	—	(13,525)	(3)%
Other income	13	—	460	—

Income from continuing operations before income taxes and noncontrolling interests	10,183	3%	14,879	4%
Income tax provision (benefit)	1,012	—	(2,312)	(1)%

Net income from continuing operations	9,171	3%	17,191	4%

Discontinued operations
Income from discontinued Patient Financial Services business, net of tax	(1,351)	—	556	—

Income from discontinued operations	(1,351)	—	556	—

Net income	7,820	2%	17,747	4%
Less: Net (income) attributable to noncontrolling interest	(7,085)	(2)%	(9,240)	(2)%

Net income attributable to MedQuist Holdings Inc.	$735	—	$8,507	2%

Adjusted EBITDA(1)	$60,543		$86,265

(1)	See “Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.” for a reconciliation of net income attributable to MedQuist Holdings Inc. to Adjusted EBITDA.

Net revenues

Net revenues increased $63.4 million, or 18%, to $417.3 million for the year ended December 31, 2010 compared to $353.9 million for the year ended December 31, 2009. The Spheris Acquisition contributed approximately $88.1 million in incremental revenue for the year ended December 31, 2010 which was partially offset by a decrease in legacy maintenance service revenues from $22.3 million in 2009 to $17.7 million in 2010. Current year net revenues were also unfavorably impacted by effects of lower average pricing realized for our transcription services.

Cost of revenues

Cost of revenues as a percentage of net revenues was 62% in 2010, compared with 65% in 2009 primarily due to increased utilization of offshore resources, increased utilization of ASR technologies and other operating cost reduction initiatives. The increase in total cost versus the prior year period was primarily due to direct incremental costs associated with the Spheris Acquisition as well as a nonrecurring $1.2 million credit in 2009 related to medical claim costs.

Selling, general and administrative

Selling, general and administrative expense, as a percentage of revenue, improved in 2010 compared to 2009 due to synergies and other cost reduction initiatives.

Research and development

Research and development expense increased $2.4 million, to $12.0 million for the year ended December 31, 2010 compared to $9.6 million for the year ended December 31, 2009. The increase was primarily due to costs associated with historical Spheris research and development activities partially offset by synergies realized.

Depreciation and amortization

Depreciation and amortization increased $7.3 million to $32.6 million for the year ended December 31, 2010 compared to $25.4 million for the year ended December 31, 2009. The increase was primarily due to the amortization of acquired intangible assets associated with the Spheris Acquisition.

Cost of legal proceedings and settlements

Cost of legal proceedings and settlements decreased $11.3 million, or 76%, to $3.6 million for the year ended December 31, 2010 compared to $14.9 million for the year ended December 31, 2009. The decrease was due to the costs incurred in 2009 related to the Anthurium settlement of $5.9 million, related legal fees of $3.8 million and other legal fees of $1.2 million. In 2010 we settled the Kaiser litigation.

Acquisition and integration related charges

We incurred acquisition and integration related charges of $7.4 million related to the Spheris Acquisition for the year ended December 31, 2010 and $1.2 million in 2009.

Restructuring charges

For the years ended December 31, 2010 and 2009 we recorded restructuring charges of $3.7 million and $2.7 million, respectively, primarily for employee severance obligations and facility exit costs. We expect that restructuring activities and related charges will continue into 2011 as management identifies opportunities for synergies resulting from the Spheris Acquisition including the elimination of redundant functions.

Gain on sale of investment

We recorded a pre-tax gain of $8.8 million for the year ended December 31, 2010 related to the sale of our shares in A-Life, an equity method investment, in October 2010.

Loss on extinguishment of debt

We incurred loss on extinguishment of debt charges of $13.5 million for the year ended December 31, 2010 related to $7.7 million redemption premium on repayment of 6% Convertible Notes and $5.8 million of costs incurred in connection with Corporate Refinancing in October 2010. See discussion below in Liquidity and Capital Resources.

Interest expense, net

Interest expense, net increased $10.2 million to $19.3 million for the year ended December 31, 2010 compared to $9.0 million for the year ended December 31, 2009. The increase was due to the debt incurred in connection with the Spheris Acquisition and the Corporate Refinancing in October 2010, partially offset by a decrease of $3.0 million in interest expense as a result of the 2009 repayment of the bridge note and repayment of 6% Convertible Notes issued to Royal Philips Electronics, incurred in connection with the MedQuist Inc. acquisition.

Income tax provision

The effective income tax benefit rate for 2010 was 15.5% compared to an effective tax rate of 9.9% in 2009. The 2010 tax benefit includes the following items, the recording of deferred tax benefits for losses incurred in India, the release of valuation allowance on our UK subsidiary based on management’s assessment of future earnings available to utilize the deferred tax assets, the reduction in various tax reserves related to settlements in certain state jurisdictions, the reduction in the deferred tax liability related to the sale of the investment in A-Life, an increase in the tax reserve for various uncertain tax positions taken in 2010 and an increase in the deferred tax liability associated with indefinite life intangibles. The recording of a tax benefit in 2010 on pre-tax book income is due primarily to the company’s recording of a tax benefit for losses generated in India, the release of the UK valuation allowance and the release of a valuation allowance on deferred tax assets related to net operating losses in the United States which were utilized to offset domestic earnings.

Net income attributable to noncontrolling interest

Net income attributable to noncontrolling interests for the year ended December 31, 2010 increased by $2.2 million to $9.2 million for the year ended December 31, 2010 compared to $7.1 million for the year ended December 31, 2009. The increase in net income attributable to noncontrolling interests was due to the increase in the net income of MedQuist Inc.

Comparison of years ended December 31, 2008 and 2009

The following table sets forth our consolidated results of operations for the periods indicated below:

	Years ended December 31,
	2008		2009
		% of net		% of net
	Amount	revenues	Amount	revenues
		($ in thousands)

Net revenues	$171,413	100%	$353,932	100%
Cost of revenues	113,127	66%	229,701	65%

Gross profit	58,286	34%	124,231	35%
Operating costs and expenses
Selling, general and administrative	37,282	22%	53,089	15%
Research and development	6,099	4%	9,604	3%
Depreciation and amortization	13,488	8%	25,366	7%
Cost of legal proceedings and settlements	5,311	3%	14,943	4%
Acquisition and integration related charges	5,620	3%	1,246	—
Goodwill impairment charge	89,633	52%	—	—
Restructuring charges	2,106	1%	2,727	1%

Total operating costs and expenses	159,539	93%	106,975	30%

Operating income (loss)	(101,253)	(59)%	17,256	5%
Equity in income of affiliated companies	66	—	1,933	1%
Other income	9	—	13	—
Interest expense, net	(3,813)	(2)%	(9,019)	(3)%

Income (loss) from continuing operations before income taxes and noncontrolling interests	(104,991)	(61)%	10,183	3%
Income tax (provision) benefit	(5,531)	(3)%	1,012	—

Net income (loss) from continuing operations	(99,460)	(58)%	9,171	3%

Discontinued operations
Loss from discontinued Patient Financial Services business, net of tax	(9,059)	(5)%	(1,351)	—

Loss from discontinued operations	(9,059)	(5)%	(1,351)	—

Net income (loss)	(108,519)	(63)%	7,820	2%
Less: Net (income) attributable to noncontrolling interest	(5,154)	(3)%	(7,085)	(2)%

Net income (loss) attributable to MedQuist Holdings Inc.	$(113,673)	(66)%	$735	—

Adjusted EBITDA (1)	$17,038		$60,543

(1)	See “Selected Consolidated Financial and Other Data of MedQuist Holdings Inc.” for a reconciliation of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA.

Net revenues

Net revenues increased $182.5 million, or 106%, to $353.9 million for the year ended December 31, 2009 compared to $171.4 million for the year ended December 31, 2008. This increase was attributable primarily to:

■	$171.5 million from the consolidation of MedQuist Inc. for a full year resulting from our acquisition of MedQuist Inc. in August 2008; and
■	an increase in clinical documentation revenue of $11.0 million due to organic volume growth.

Cost of revenues

Cost of revenues, as a percentage of net revenues was 65% and 66% in 2009 and 2008, respectively. In absolute terms, costs increased $116.6 million, or 103%, to $229.7 million for the year ended December 31, 2009 compared to $113.1 million for the year ended December 31, 2008. This increase was attributable primarily to:

■	$110.8 million from the consolidation of MedQuist Inc. for a full year; and
■	an increase of $5.7 million in clinical documentation cost of revenues, primarily due to increased personnel cost to support expansion of capacity.

Selling, general and administrative

Selling, general and administrative expense, as a percentage of net revenues, improved to 15% in 2009, compared to 22% in 2008. In absolute terms, such expenses increased $15.8 million, or 42%, to $53.1 million for the year ended December 31, 2009 compared to $37.3 million for the year ended December 31, 2008. This increase was primarily attributable to:

■	consolidation of a full-year of MedQuist Inc. selling, general and administrative expense of $13.9 million;
■	increase in share based compensation charge of $0.8 million; and
■	full year impact of the cost of our new management team and corporate costs in 2009 amounting to $2.6 million.

Research and development

Research and development expense as a percentage of net revenues were 3% in 2009 compared to 4% in 2008. In absolute terms, expenses increased $3.5 million, or 57%, to $9.6 million for the year ended December 31, 2009 compared to $6.1 million for the year ended December 31, 2008. This increase was attributable primarily to the consolidation of a full-year of MedQuist Inc.’s research and development expenses.

Depreciation and amortization

Depreciation and amortization expense increased $11.9 million, or 88%, to $25.4 million for the year ended December 31, 2009 compared to $13.5 million for the year ended December 31, 2008. This increase was attributable primarily to the consolidation of a full-year of MedQuist Inc. depreciation and amortization expense.

Cost of legal proceedings and settlements

Cost of legal proceedings and settlements increased $9.6 million, or 181%, to $14.9 million for the year ended December 31, 2009 compared with $5.3 million for the year ended December 31, 2008. This increase was due primarily to the consolidation of a full year of MedQuist Inc.’s cost of legal proceedings and settlements, which includes legal fees incurred in connection with both the SEC investigations and proceedings and as well as the defense of certain civil litigation and proceedings. Included in 2009 are costs incurred related to the Anthurium settlement of $5.9 million and related legal fees of $3.8 million.

Acquisition and integration related charges

We incurred costs of $1.2 and $5.6 million during the years ended December 31, 2009 and 2008, respectively, related to the Spheris Acquisition and the acquisition of MedQuist Inc.

Goodwill impairment charge

We carried out our annual impairment test in the fourth quarter of 2008, which included our annual testing date in December. During our annual impairment testing, we determined the fair value using a combination of market capitalization based on market price per share for approximately the 60 days before December 31, 2008 including a control premium and a discounted cash flow analysis. The analysis indicated that the reporting unit’s fair value was below the book value for the MedQuist Inc. reporting unit and we recorded a goodwill impairment charge of $89.6 million.

In 2009, the fair value of the MedQuist Inc. reporting unit substantially exceeded its carrying value and accordingly, no second step of the goodwill impairment test was performed and no impairment charge was recorded.

Interest expense, net

Interest expense, net primarily reflects interest paid on our credit facilities and long term debt, net of interest earned on deposits with banks. Interest expense, net increased $5.2 million, or 137%, to $9.0 million for the year ended December 31, 2009 compared with $3.8 million for the year ended December 31, 2008. This increase was attributable to the full year impact of interest expense on the acquisition related debt related to the MedQuist Inc. Acquisition amounting to $4.9 million and other increases of $200,000.

Income tax provision

The effective income tax rate for the year ended December 31, 2009 was 9.9% compared with an effective income tax benefit rate of 5.3% for the year ended December 31, 2008. The 2009 tax expense includes an increase in the deferred tax liabilities associated with indefinite life intangible assets related to goodwill, an increase in the deferred tax liability associated with an equity method investment, the reduction of the foreign valuation allowance and adjustments related to state tax exposures. After consideration of all evidence, both positive and negative, management concluded again in 2009, that it was more likely than not that a significant portion of the domestic deferred income tax assets would not be realized; therefore, we have a valuation allowance to reduce our net deferred tax assets to an amount that is more likely than not to be realized in future years. The 2008 tax benefit includes the reversal of approximately $5.6 million of deferred tax liabilities associated with indefinite life intangible assets related to goodwill which was impaired in 2008.

Loss from discontinued operations

We incurred losses of $1.4 million and $9.1 million during the years ended December 31, 2009 and 2008, respectively, related to the PFS business, which was sold in December 2010. In 2008, the loss primarily related to a $9.3 million goodwill impairment charge for our PFS reporting unit.

Adjusted EBITDA (Non-GAAP financial measure)

The following table presents a reconciliation of net income (loss) attributable to MedQuist Holdings Inc. to Adjusted EBITDA.

	2006	2007	2008	2009	2010
			($ in thousands)

Net income (loss) attributable to MedQuist Holdings Inc.	$140	$(2,596)	$(113,673)	$735	$8,507
Net income (loss) attributable to noncontrolling interest	(31)	(57)	5,154	7,085	9,240
Income tax provision (benefit)	(59)	(113)	(5,531)	1,012	(2,312)
Interest expense, net	1,323	2,108	3,813	9,019	19,268
Depreciation and amortization	1,875	2,915	13,488	25,366	32,617
Cost of legal proceedings and settlements	—	—	5,311	14,943	3,605
Acquisition and integration related charges	—	—	5,620	1,246	7,407
Goodwill impairment charge	—	—	89,633	—	—
Restructuring charges	—	—	2,106	2,727	3,672
Equity in income (loss) of affiliated company	—	105	(66)	(1,933)	(693)
Gain on the sale of investment	—	—	—	—	(8,780)
Loss on extinguishment of debt	—	—	—	—	13,525
Asset impairment charges, severance charges and accrual reversals	—	—	2,000	(1,864)	—
(Income) loss of discontinued operations	(247)	(1,721)	9,059	1,351	(556)
Share based compensation	—	1,308	124	856	765

Adjusted EBITDA	$3,001	$1,949	$17,038	$60,543	$86,265

Percent of Net revenues	8.5%	4.6%	9.9%	17.1%	20.7%

Adjusted EBITDA is a metric used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to MedQuist Holdings Inc., as applicable, plus net income (loss) attributable to noncontrolling interests, income taxes, interest expense, depreciation and amortization, cost (benefit) of legal proceedings and settlements, acquisition and restructuring charges, goodwill impairment charge, equity in income (loss) of affiliated company, (income) loss from discontinued operations resulting from the sale of our PFS business, asset impairment charges, severance costs, certain unusual or nonrecurring items and share based compensation and other non-cash awards. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out the following:

■	potential differences caused by variations in capital structures (affecting interest expense, net), tax positions (such as the impact on periods or companies for changes in effective tax rates), the age and book depreciation of fixed assets (affecting depreciation expense);
■	the impact of non-cash charges, such as goodwill impairment charges and asset impairment charges; and
■	the impact of acquisition and integration related charges, disposition related charges, restructuring charges, severance costs and certain unusual or nonrecurring items.

Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

■	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
■	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

■ although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

■	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Unaudited quarterly results of operations

The following table sets forth our unaudited consolidated quarterly results of operations for each of the eight quarters during the period from July 1, 2009 to June 30, 2011. In our management’s opinion, the unaudited results of operations for each quarter have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for the quarters presented. You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Operating results for any fiscal quarter are not necessarily indicative of results for the full year. Historical results are not necessarily indicative of the results to be expected in future periods.

	Three months ended(a)
	2009		2010				2011
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	(Unaudited)
	($ in thousands)

Net revenues	$89,071	$85,812	$85,087	$108,505	$113,200	$110,534	$111,236	$108,439
Cost of revenues	58,900	54,253	54,615	70,335	69,936	64,308	65,486	65,151

Gross profit	30,171	31,559	30,472	38,170	43,264	46,226	45,750	43,288

Operating costs and expenses
Selling, general and administrative	13,078	12,481	14,480	15,619	15,566	15,397	16,276	13,991
Research and development	2,439	2,369	2,281	3,312	3,352	3,085	2,702	2,190
Depreciation and amortization	5,886	6,446	6,139	8,481	9,125	8,872	8,418	8,879
Cost (benefit) of legal proceedings and settlements	1,382	1,403	1,043	1,109	633	820	(7,513)	581
Acquisition and integration related charges	—	1,246	924	5,121	850	513	1,467	2,371
Restructuring charges	481	2,246	60	906	946	1,759	5,411	2,020

Total operating costs and expenses	23,266	26,191	24,927	34,548	30,472	30,446	26,761	30,032

Operating income (loss)	6,905	5,368	5,545	3,622	12,792	15,780	18,989	13,256
Interest expense, net	(2,258)	(2,150)	(1,869)	(5,437)	(4,663)	(7,299)	(7,037)	(6,961)
Equity in income (loss) of affiliated companies	2,127	(602)	514	32	70	77	—	—
Other income	—	13	77	1	481	(99)	10	(3)
Loss on extinguishment of debt	—	—	—	—	—	(13,525)	—	—
Gain on sale of A-Life	—	—	—	—	—	8,780	—	—

Income (loss) from continuing operations before income taxes and noncontrolling interests	6,774	2,629	4,267	(1,782)	8,680	3,714	11,962	6,292
Income tax provision (benefit)	596	(220)	(20)	(362)	227	(2,157)	1,144	886

Net income (loss) from continuing operations	6,178	2,849	4,287	(1,420)	8,453	5,871	10,818	5,406

Income (loss) from discontinued operations, net of tax	(615)	(99)	30	153	155	218	—	—

Net income (loss)	5,563	2,750	4,317	(1,267)	8,608	6,089	10,818	5,406
Less: Net income attributable to noncontrolling interest	(2,957)	(1,790)	(2,229)	(268)	(2,737)	(4,006)	(1,506)	(271)

Net income (loss) attributable to MedQuist Holdings Inc.	$2,606	$960	$2,088	$(1,535)	$5,871	$2,083	$9,312	$5,135

Lines processed
% ASR	49%	53%	57%	62%	67%	71%	72%	74%
% Offshore	37%	39%	41%	39%	42%	42%	41%	42%

(a)	Certain reclassifications have been made to conform to the current presentation, including for discontinued operations.

Liquidity and capital resources

Our principal sources of liquidity include cash generated from operations, available cash on hand, and availability under our Senior Secured Credit Facility, as described below.

Operating activities

Cash provided by operating activities was $23.0 million and $13.8 million for the six months ended June 30, 2011 and 2010, respectively. The significant items impacting operating cash flows during the six months ended June 30, 2011, included:

■	Improvements in net income, which increased to $16.2 million for the six months ended June 30, 2011 compared to $3.0 million for the same period prior year.
■	Working capital changes that included (a) improved collections of accounts receivable balances, which provided $6.2 million of cash in the current period, (b) timing of accounts payable and accrued expenses, which used $2.2 million of cash, (c) payment of 2010 accrued compensation which was a $7.1 million use of cash and (d) a $10.2 million prepayment to a technology vendor impacting current and non current assets, with additional installments due during the third quarter of 2011.

Cash flow provided by operating activities was $36.2 million for the year ended December 31, 2010 and $42.7 million for the same period in 2009. Net income was $17.7 million in 2010 and $7.8 million in 2009. The significant non cash adjustments to reconcile net income to cash provided by operating activities included:

■	$33.5 million and $27.0 million of depreciation and amortization in 2010 and 2009, respectively;
■	$13.5 million non-cash loss on debt extinguishment in 2010;
■	gain on sale and equity in income of affiliated company (A-Life) of $9.5 million and $1.9 million in 2010 and 2009 respectively; and
■	non cash interest expense of $4.1 million in 2010 and $3.3 million in 2009.

Working capital changes that impacted cash flow from operations in 2010 included (a) $10.0 million higher accounts receivable balance due to the timing of collections, (b) $4.2 million lower accrued compensation balance due to a change in timing of payroll payments and (c) $5.4 million reduction in accrued expenses including the $2.0 million settlement of Kaiser litigation, and additional expenditures as a result of the acquisition, offset by an increase in interest accrued of $2.6 million.

Investing activities

Cash used in investing activities was $10.9 million and $105.0 million for the six months ended June 30, 2011 and 2010, respectively. During the six months ended June 30, 2010 we invested $98.3 million for the acquisition of Spheris and its affiliates.

Cash used in investing activities was $82.1 million and $12.2 million in 2010 and 2009 respectively. In 2010, $99.8 million of cash was used for the Spheris acquisition, $14.3 million for capital spending and capitalized software offset by $32.0 million in proceeds from the sale of investments and subsidiaries. During 2009 we spent $9.5 million for capital spending and capitalized software and $2.7 million as additional investments.

Financing activities

Cash used in financing activities was $18.2 million and $84.6 million for the six months ended June 30, 2011 and 2010, respectively. The activities impacting cash flow from financing activities during the six months ended June 30, 2011 included:

■	In January 2011, we made an optional prepayment of $20.0 million in addition to the $5.0 million due under the Senior Secured Credit Facility. No additional principal payments are required until April 2012 under the Senior Secured Credit Facility.

■	In February 2011, we completed our IPO selling 3.0 million shares of our common stock at an offer price of $8.00 per share, resulting in gross proceeds to us of $24.0 million, or $22.3 million after underwriting discounts.
■	We made payments of $17.2 million in the period related to the IPO, the Private Exchange the Initial Registered Exchange Offer.

Cash provided by financing activities in 2010 included $392.4 million in borrowings, offset by $229.7 million in debt repayments, a use of $53.9 million for dividends, $3.7 million in payments related to our initial public offering, and $21.6 million used for debt issuance costs. In 2009, cash used in financing activities were principally due to $28.6 million of debt repayments and $15.3 million of dividends paid.

As part of our business strategy, we plan to consider and, as appropriate, make acquisitions of other businesses, products, product rights or technologies. Our cash reserves and other liquid assets may be inadequate to consummate such acquisitions and it may be necessary for us to issue stock or raise substantial additional funds in the future to complete future transactions. In addition, as a result of our acquisition efforts, we are likely to experience significant charges to earnings for merger and related expenses (whether or not our efforts are successful) that may include transaction costs, closure costs or costs of restructuring activities.

On August 18, 2011, or the “Closing Date”, we completed the acquisition of MultiModal through a series of mergers between MultiModal and certain of our direct wholly-owned subsidiaries. As a result of the MultiModal Merger, MultiModal became a direct wholly-owned subsidiary of ours. On the Closing Date, we paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our common stock, or the “Shares,” to MultiModal’s shareholders who are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933, or the “MultiModal Accredited Investors.” We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date. To help fund the cash portion of the purchase price, MedQuist Inc. loaned $19 million to CBay Inc., a wholly-owned subsidiary of ours, or the “Payor,” on the Closing Date. The loan is evidenced by a Subordinated Intercompany Note dated as of the Closing Date, which matures two years from the Closing Date and bears a 15% interest rate per annum on the unpaid principal amount thereof, all or a portion of which may be prepaid by the Payor at any time upon one business day’s notice.

In connection with the MultiModal Merger and on the Closing Date, we and the MultiModal Accredited Investors entered into a Stockholders’ Agreement, or the “MultiModal Stockholders’ Agreement”. The MultiModal Stockholders’ Agreement provides for, among other things, certain registration rights and trading restrictions for the MultiModal Accredited Investors. With respect to the registration rights, we will register the Shares for resale on a “shelf” registration statement in April 2012 and the MultiModal Accredited Investors have “piggyback” registration rights to participate in certain public offerings of our common stock. With respect to the restrictions on trading, those MultiModal Accredited Investors that were not employees of MultiModal as of the Closing Date are prohibited from selling (i) 75% of the Shares received by such persons in the MultiModal Merger during the period beginning on the six month anniversary of the Closing Date and ending immediately prior to the one year anniversary of the Closing Date and (ii) 25% of the Shares received by such persons in the MultiModal Merger during the period beginning on the one year anniversary of the Closing Date and ending immediately prior to the eighteen month anniversary of the Closing Date. In addition, three MultiModal Accredited Investors are restricted, in general, to selling Shares equal to no more than 20% of the average daily trading volume of our common stock in any given day during the period beginning on the six month anniversary of the Closing Date and ending on the one year anniversary of the Closing Date.

Under a Registration Rights Agreement dated February 4, 2011 by and among us and S.A.C. PEI CB Investment L.P., a Cayman Islands limited partnership (“SAC CBI”), S.A.C. PEI CB Investment II, LLC, a Delaware limited liability company (“SAC CBI II”) and International Equities (S.A.C. Asia) Limited, a company incorporated under the Companies Act of 2001 of Mauritius (“SAC Asia” and, collectively with SAC CBI and SAC CBI II and each of their respective affiliates, the “SAC Stockholders”) we provide registration rights with respect to shares of our common stock held by the SAC Stockholders (the “Registration Rights Agreement”). The Registration Rights Agreement provides a mechanism for cutting back on the number of shares included in a registration based upon the advice of the underwriters in such registration (the “Underwriter Cutbacks”). In connection with the MultiModal Merger and on the Closing Date, we and the SAC Stockholders entered into Amendment No. 1 to Registration Rights Agreement (the “Registration Rights Amendment”). The Registration Rights Amendment provides for the MultiModal Accredited Investors to be treated the same as the SAC Stockholders in the Underwriter Cutbacks for a period of six months beginning on the Closing Date.

We believe our existing cash, cash equivalents, and cash to be generated from operations and available borrowings under our revolving credit facility will be sufficient to finance our operations for the next twelve months. However, if we fail to generate adequate cash flows from operations in the future, due to an unexpected decline in our net revenues, or due to increased cash expenditures in excess of the net revenues generated, then our cash balances may not be sufficient to fund our continuing operations without obtaining additional debt or selling additional equity. There are no assurances that sufficient funding from external sources will be available to us on acceptable terms, if at all.

Contractual obligations

The following table summarizes our obligations to make future payments under current contracts as of December 31, 2010 (in thousands):

	Payment due by period
		Less than
	Total	1 Year	1-3 Years	3-5 Years	After
		(In thousands)

Operating lease obligations	$28,944	$7,230	$12,056	$7,329	$2,329
Purchase obligations(1)	21,311	8,567	11,820	924	—
Severance and Other Obligations	3,960	3,223	470	267	—
Long-term debt, including current maturities	294,494	27,817	41,347	140,330	85,000

Total contractual obligations(2)	$348,709	$46,837	$65,693	$148,850	$87,329

(1)	Purchase obligations are for ASR agreements ($12,150), telecommunication contracts ($8,636), software development ($275) and other recurring purchase obligations ($250).

(2)	MedQuist Inc. made certain payments to Nuance Communications, Inc. (“Nuance”) on June 30, 2011 and is obligated to make two additional payments to Nuance during the third quarter of 2011 in full satisfaction of MedQuist Inc.’s license fee obligations with respect to certain products through June 30, 2015 pursuant to a Fee Agreement with Nuance dated June 30, 2011. On the Closing Date of the MultiModal Merger we paid an aggregate amount of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties. We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date of the MultiModal Merger.

We have agreements with certain of our named executive officers that provide for severance payments to the employee in the event the employee is terminated without cause. The maximum cash exposure under these agreements was approximately $5.0 million as of December 31, 2010.

Off-balance sheet arrangements

We are not involved in any off-balance sheet arrangements that have or are reasonably likely to have a material current or future impact on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources. In 2011 we entered into currency hedge contracts for up to $72.0 million related to our operations in India, of which $49 million were remaining as of June 30, 2011. In January 2011, as required under our Credit Agreement, we entered into Interest Rate Cap Contracts (for $60.0 million notional amounts which will amortize over time and expire on January 2013) to limit the risk of increases in interest rates.

Quantitative and qualitative disclosures about market risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold or issue financial instruments for trading purposes.

Interest rate sensitivity

We earn interest income from our balances of cash and cash equivalents. This interest income is subject to market risk related to changes in interest rates, which affects primarily our investment portfolio. We invest in instruments that meet high credit quality standards, as specified in our investment policy.

The Term Loan of our Senior Secured Credit Facility bears interest at LIBOR plus 5.50% with a LIBOR floor of 1.75%. Our interest expense associated with this loan will increase if LIBOR increases. Because the LIBOR floor is currently in effect, a 1.25% increase in LIBOR above current LIBOR levels would not increase our effective interest rate. As of June 30, 2011, a 1% increase in LIBOR above this floor would result in an approximate $1.75 million annual increase in our interest expense.

In January 2011, as required under our Credit Agreement, we entered into Interest Rate Cap Contracts (for $60.0 million notional amount which will amortize over time) to limit the risk of increases in interest rates.

Recent accounting pronouncements

In June 2011, the FASB issued ASU 2011-05, which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, we must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after December 15, 2011 with early adoption permitted. The adoption of ASU 2011-05 will not have an impact on our consolidated financial statements as it only requires a change in the format of the current presentation.

In September 2009, the Financial Accounting Standards Board (FASB) ratified two consensuses affecting revenue recognition:

The first consensus, Revenue Recognition — Multiple-Element Arrangements, sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. One of those current requirements is that there be objective and reliable evidence of the standalone selling price of the undelivered items, which must be supported by either vendor-specific objective evidence (VSOE) or third-party evidence (TPE).

This consensus eliminates the requirement that all undelivered elements have VSOE or TPE before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted. The second consensus, Software-Revenue Recognition addresses the accounting for transactions involving software to exclude from its scope tangible products that contain both software and non-software and not-software components that function together to deliver a products functionality.

The Consensuses are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The standards were adopted in the first quarter of 2011 and did not have a material impact on our results of operations or our financial position.

Changes in independent auditors

There have been no changes or disagreements with our independent auditors during our two most recent fiscal years or any subsequent interim periods.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of MedQuist Inc.

Overview

MedQuist Inc. is a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. Its end-to-end solutions convert the Physician Narrative, into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, ASR, medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for MedQuist Inc.’s customers. MedQuist Inc.’s solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and MedQuist Inc. believes its solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and meaningful use of electronic health records.

Key factors affecting our performance

In 2010, MedQuist Inc. completed the acquisition of Spheris which materially impacted its financial results. In addition MedQuist Inc.’s results have also been impacted by volume changes and pricing impacts as it moves to ASR and offshore production, as well as operating improvements and selling, general and administrative expense savings leveraging from MedQuist Inc.’s scalable platform. These key factors are described below for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011.

Volume and pricing trends

The vast majority of MedQuist Inc.’s revenue is generated by providing clinical documentation services to its customers. Medical transcription and medical editing by its MTs and MEs, respectively, accounted for 94% of our net revenues for the six months ended June 30, 2011. Product sales and related maintenance contracts and other made up the balance of MedQuist Inc.’s net revenues. MedQuist Inc.’s customers are generally charged a rate per character multiplied by the number of characters that it processes.

MedQuist Inc. bases its pricing on various factors, principally market forces, the extent to which it can utilize its offshore production facilities, the extent to which customers utilize the ASR technology available in MedQuist Inc.’s solutions, the scope of services provided, and turn-around times requested by a particular customer. MedQuist Inc. works with its customers to evaluate how different solutions affect pricing and to determine what for them is an optimal mix of service level and price. Higher utilization of offshore production and ASR leads to lower costs for MedQuist Inc., which permits it to offer better pricing to its customers while at the same time contributing to margin growth. MedQuist Inc. has successfully migrated a significant portion of its volume offshore and it will continue these efforts.

As technological advances and increased use of offshore resources have driven down industry costs, the average price per character has also declined as healthcare providers have sought to participate in the economic gains. MedQuist Inc. intends to monitor and adjust its pricing accordingly to remain competitive as these industry trends continue.

Operating improvements

Cost of revenues on a per unit basis has declined due to the increased percentage of volume produced offshore and the increased utilization of ASR technology, as well as reductions of support staff headcount as MedQuist Inc. shifts volume to India in order to further reduce operating costs. MedQuist Inc.’s use of ASR technology has increased from 47% to 72% from the fourth quarter of 2008 to the quarter ended June 30, 2011. As MedQuist Inc. continues to increase the use of ASR technology and move volume offshore, it expects to continue to reduce costs.

Some of MedQuist Inc.’s contracts specify lower prices for work performed offshore or using speech recognition technology. Therefore, MedQuist Inc.’s operating income will not increase by the full amount of the savings it realizes.

Selling, general and administrative expense savings

MedQuist Inc. has made significant reductions in selling, general and administrative expenses since 2008. Such expenses were 14.5% of net revenues in 2008 compared to 9.9% of net revenues for 2010. These savings were achieved primarily through headcount reductions and aggressive efforts to reduce other administrative expenses.

In connection with the Spheris Acquisition MedQuist Inc. has identified potential specific savings in the sales and marketing and general and administrative areas. MedQuist Inc. also expects to consolidate facilities in 2011. MedQuist Inc. anticipates that these savings will be implemented throughout 2011.

Basis of Presentation

Net revenues

MedQuist Inc. derives revenues primarily from providing clinical documentation services to integrated delivery networks, academic centers, group practices and community hospital. MedQuist Inc.’s customers are generally charged a rate times the volume of work that it transcribes or edits. In the clinical documentation workflow, MedQuist Inc. provides, in addition to medical transcription technology and services, maintenance services, digital dictation, speech recognition and electronic signature services.

Net revenues from customers in the U.S. were $368.9 million, $301.1 million, and $321.0 million for the years ended December 31, 2010, 2009 and 2008, respectively. Net revenues from customers outside the U.S. were $6.3 million, $6.1 million, and $5.8 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Cost of revenues

Cost of revenues includes compensation of MedQuist Inc.’s U.S. based employee MTs and MEs and MedQuist Inc.’s subcontractor MTs and MEs, other production costs (primarily related to operational and production management, quality assurance, quality control and customer and field service personnel), and telecommunication and facility costs. Cost of revenues also includes the direct cost of technology products sold to customers. MT and ME costs are directly related to medical transcription and medical editing, respectively, revenues and are based on lines transcribed or edited multiplied by a specific rate.

Selling, general and administrative

MedQuist Inc.’s selling, general and administrative expenses include marketing and sales costs, accounting costs, information technology costs, professional fees, corporate facility costs, corporate payroll and benefits expenses.

Research and development

MedQuist Inc.’s research and development expenses consist primarily of personnel and related costs, including salaries and employee benefits for software engineers and consulting fees paid to independent consultants who provide software engineering services to MedQuist Inc. MedQuist Inc.’s research and development efforts have been devoted to new products and services offerings and increases in features and functionality of its existing products and services.

Depreciation and amortization

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from two to seven years for furniture, equipment and software, and the lesser of the lease term or estimated useful life for leasehold improvements. Intangible assets are being amortized using the straight-line method over their estimated useful lives which range from three to 20 years.

Cost of legal proceedings and settlements

Cost of legal proceedings and settlements includes settlement of claims, ongoing litigation, and associated legal and other professional fees incurred.

Other

On February 11, 2011, certain of MedQuist Inc.’s shareholders entered into the Exchange Agreement with us which increased our ownership interest in MedQuist Inc. to 82.2%. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-S99-1 “Business Combinations-Related issues” governs the application of push down accounting in situations where ownership is increased to 80% or more. The post-February 11, 2011 consolidated financial statements reflect the new basis of accounting as required by the authoritative guidance under ASC 805-50-S99-1, and have applied the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, MedQuist Inc.’s consolidated financial statements prior to the closing of the Exchange Agreement reflect the historical accounting basis in our assets and liabilities and are labeled Predecessor Company, while such consolidated financial statements subsequent to the Exchange Agreement are labeled Successor Company and reflect the push down basis of accounting for the fair values of assets and liabilities acquired by us in August 2008, rolled forward to February 11, 2011. This effect is presented in MedQuist Inc.’s consolidated financial statements by a vertical black line division between the columns entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the Exchange Agreement are not comparable.

Critical Accounting Policies, Judgments and Estimates

MedQuist Inc. prepares its consolidated financial statements in accordance with GAAP. MedQuist Inc. believes there are several accounting policies that are critical to understanding its historical and future performance, as these policies affect the reported amounts of revenues and other significant areas that involve management’s judgments and estimates. These critical accounting policies and estimates have been discussed with MedQuist Inc.’s audit committee.

The preparation of MedQuist Inc.’s consolidated financial statements requires MedQuist Inc. to make estimates and judgments that affect its reported amounts of assets, liabilities, expenses and related disclosure of contingent liabilities. On an ongoing basis, MedQuist Inc. evaluates these estimates and judgments. MedQuist Inc. bases these estimates on historical experience and on various other assumptions that are believed to be reasonable at such time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other independent sources. Actual results may ultimately differ from these estimates. A critical accounting estimate must meet two criteria: (1) it requires assumptions about highly uncertain matters, and (2) there would be a material effect on the financial statements from either using a different, although reasonable, amount within the range of the estimate in the current period or from reasonably likely period-to-period changes in the estimate. While there are a number of accounting policies, methods and estimates affecting MedQuist Inc.’s consolidated financial statements as addressed in Note 2 to our consolidated financial statements, areas that are particularly significant and critical include:

Valuation of Long-Lived and Other Intangible Assets and Goodwill:  In connection with acquisitions, MedQuist Inc. allocates portions of the purchase price to tangible and intangible assets, consisting primarily of acquired technologies, and customer relationships, with the remainder allocated to goodwill. MedQuist Inc. assesses the realizability of goodwill and intangible assets with indefinite useful lives at least annually, or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. MedQuist Inc. has determined that the reporting unit level is its sole operating segment.

MedQuist Inc. reviews its long-lived assets, including amortizable intangibles, for impairment when events indicate that their carrying amount may not be recoverable. When MedQuist Inc. determines that one or more impairment indicators are present for an asset, it compares the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. If the carrying amount of the asset is greater than the net future undiscounted cash flows that the asset is expected to generate, MedQuist Inc. then compares the fair value to the book value of the asset. If the fair value is less than the book value, MedQuist Inc. recognizes an impairment loss. The impairment loss is the excess of the carrying amount of the asset over its fair value.

Some of the events that MedQuist Inc. considers as impairment indicators for its long-lived assets, including goodwill, are:

■	its net book value compared to its fair value;
■	significant adverse economic and industry trends;
■	significant decrease in the market value of the asset;
■	the extent that MedQuist Inc. uses an asset or changes in the manner that it uses it;
■	significant changes to the asset since MedQuist Inc. acquired it; and
■	other changes in circumstances that potentially indicate all or a portion of the company will be sold.

Deferred income taxes.  Deferred tax assets represent future tax benefits that MedQuist Inc. expects to be able to apply against future taxable income or that will result in future net operating losses that MedQuist Inc. can carry forward to use against future taxable earnings. MedQuist Inc.’s ability to utilize the deferred tax assets is dependent upon its ability to generate future taxable income. To the extent that MedQuist Inc. believes it is more likely than not that all or a portion of the deferred tax asset will not be utilized, MedQuist Inc. records a valuation allowance against that asset. In making that determination MedQuist Inc. considers all positive and negative evidence and give stronger consideration to evidence that is objective in nature.

Commitments and contingencies.  MedQuist Inc. routinely evaluates claims and other potential litigation to determine if a liability should be recorded in the event it is probable that MedQuist Inc. will incur a loss and can estimate the amount of such loss.

Revenue recognition.  MedQuist Inc. recognizes clinical documentation services revenues when there is persuasive evidence that an arrangement exists, the price is fixed or determinable, services have been rendered and collectability is reasonably assured. These services are recorded using contracted rates and are net of estimates for customer credits. Historically, MedQuist Inc.’s estimates have been adequate. If actual results are higher or lower than its estimates, MedQuist Inc. would have to adjust its estimates and financial statements in future periods.

Accounts receivable and allowance for doubtful accounts.  Accounts receivable are recorded at the invoiced amount and do not bear interest. The carrying value of accounts receivable approximates fair value. The allowance for doubtful accounts is MedQuist Inc.’s best estimate of potential losses resulting from the inability of its customers to make required payments due. This allowance is used to state trade receivables at estimated net realizable value.

MedQuist Inc. estimates uncollectible amounts based upon its historical write-off experience, current customer receivable balances, aging of customer receivable balances, the customer’s financial condition and current economic conditions. Historically, MedQuist Inc.’s estimates have been adequate to provide for its accounts receivable exposure.

Customer Accommodation Program.  In response to customers’ concerns regarding historical billing matters, MedQuist Inc. established a plan to offer financial accommodations to certain of its customers during 2005 and 2006 and recorded the related liability. Since 2008, MedQuist Inc. has not made additional offers. In March 2011, the Board of Directors of MedQuist Inc. terminated the Customer Accommodation Program. As a result, any amounts that had not been offered to customers were reversed.

Consolidated Results of Operations

For purposes of providing a comparison between MedQuist Inc.’s year-to-date 2011 results and the corresponding 2010 periods, we have presented its year-to-date 2011 results as the mathematical addition of the Predecessor Company and Successor Company, each of which are GAAP financial measures, for the six months ended June 30, 2011. MedQuist Inc. believes that this presentation provides the most meaningful information about its results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results MedQuist Inc. would have achieved. MedQuist Inc. has presented a reconciliation of our financial statements to the combined total, which is a non-GAAP financial measure.

		Successor Company
	Predecessor Company	For the period	Combined Total
	For the period	February 12, to	For the six months
	January 1, to	June 30,	ended June 30,
	February 11, 2011	2011	2011
	(In thousands)

Net revenues
Operating costs and expenses:	$47,048	$154,588	$201,636
Cost of revenues	29,987	99,840	129,827
Selling, general and administrative	5,219	15,046	20,265
Research and development	1,302	4,244	5,546
Depreciation	1,043	4,040	5,083
Amortization of intangible assets	1,511	7,981	9,492
Cost (benefit) of legal proceedings, settlements and accommodations	174	(7,524)	(7,350)
Acquisition and restructuring	278	4,232	4,510

Total operating costs and expenses	39,514	127,859	167,373

Operating income	7,534	26,729	34,263
Interest expense, net	(3,115)	(10,526)	(13,641)

Income before income taxes	4,419	16,203	20,622
Income tax provision	453	1,115	1,568

Net income	$3,966	$15,088	$19,054

Consolidated results of operations

Comparison of six months ended June 30, 2011 and 2010

The following tables set forth our consolidated results of operations for the six months ended June 30, 2011 and 2010:

	Six months ended June 30,
	2011		2010			Change in
		% of Net		% of Net		% of Net
	Amount	Revenues	Amount	Revenues	$ Change	Revenues
	($ in thousands)

Net revenues	$201,636	100.0%	$171,509	100.0%	$30,127

Operating costs and expenses:
Cost of revenues	129,827	64.4%	116,923	68.2%	12,904	(3.8)%
Selling, general and administrative	20,265	10.1%	18,817	11.0%	1,448	(0.9)%
Research and development	5,546	2.8%	5,593	3.3%	(47)	(0.5)%
Depreciation	5,083	2.5%	4,696	2.7%	387	(0.2)%
Amortization of intangible assets	9,492	4.7%	4,835	2.8%	4,657	1.9%
Cost (benefit) of legal proceedings, settlements and accommodations	(7,350)	(3.6)%	2,152	1.3%	(9,502)	(4.9)%
Acquisition and restructuring	4,510	2.2%	6,589	3.8%	(2,079)	(1.6)%

Total operating costs and expenses	167,373	83.0%	159,605	93.1%	7,768	(10.1)%

Operating income	34,263	17.0%	11,904	6.9%	22,359	10.1%
Equity in income of affiliated company	—	—	546	0.3%	(546)	(0.3)%
Interest expense, net	(13,641)	(6.8)%	(3,779)	(2.2)%	(9,862)	(4.6)%

Income before income taxes	20,622	10.2%	8,671	5.1%	11,951	5.2%
Income tax provision	1,568	0.8%	447	0.3%	1,121	0.5%

Net income	$19,054	9.4%	$8,224	4.8%	$10,830	4.7%

Net revenues

Net revenues increased $30.1 million, or 17.6%, to $201.6 million for the six months ended June 30, 2011 compared with $171.5 million for the six months ended June 30, 2010 due to increased revenue resulting from the Spheris acquisition. The Spheris acquisition in April 2010, contributed approximately $37.8 million in incremental revenue for the six months ended June 30, 2011 arising from a full period consolidation, offset by decreases in price due to higher speech recognition and offshore volume.

Cost of revenues

Cost of revenues were $129.8 million for the six months ended June 30, 2011, compared with $116.9 million for the six months ended June 30, 2010. As a percentage of net revenues, cost of revenues decreased to 64.4% for the six months ended June 30, 2011 from 68.2% for the same period in 2010 primarily due to increased utilization of speech recognition technologies, increased utilization of offshore resources and other operating cost reduction initiatives.

Selling, general and administrative

SG&A expenses were 10.1% of net revenues for the six month period ended June 30, 2011, compared to 11.0% for the same period in the prior year. The decrease versus prior year is due to the impact of synergies realized from the Spheris acquisition and other cost savings initiatives.

Research & development

R&D expenses as a percentage of net revenues were 2.8% for the six months ended June 30, 2011, compared to 3.3% for the same period in the prior year. This decrease was due to the impact of synergies realized from the Spheris acquisition and other cost saving initiatives.

Depreciation

Depreciation expense as a percentage of net revenues was 2.5% for the six months ended June 30, 2011, compared to 2.7% for the same period in the prior year.

Amortization

Amortization expense as a percentage of net revenues was 4.7% for the six months ended June 30, 2011, compared to 2.8% for the same period in the prior year. This increase was primarily due to amortization of acquired intangible assets associated with the acquisition of Spheris and the effect of the push down accounting commencing on February 12, 2011.

Cost (benefit) of legal proceedings, settlements and accommodations

Cost (benefit) of legal proceedings, settlements and accommodations as a percentage of net revenues were (3.6%) for the six month period ended June 30, 2011 compared to 1.3% for the same period in the prior year. During the six months ended June 30, 2011, MedQuist Inc.’s board of directors terminated the Customer Accommodation Program and it reversed $9.7 million of the accrual. MedQuist Inc. also recorded a charge for a settlement of its indemnification obligations with its former chief financial officer and fees in connection with certain litigation against MedQuist Inc. and the individual members of its board of directors by two of its minority shareholders.

Acquisition and restructuring

MedQuist Inc. incurred acquisition and restructuring charges of $4.5 million for the six months ended June 30, 2011. During the six months ended June 30, 2011, MedQuist Inc. recorded net restructuring charges of $2.6 million including approximately $1.1 million from a reduction in workforce and a charge of $1.5 million representing future lease payments on the Company’s former corporate headquarters in Mt. Laurel, New Jersey and former data center in Sterling, Virginia, net of expected sublease rentals. The future minimum lease payments on the Mt. Laurel facility total $2.5 million.

MedQuist Inc. expects that acquisition and restructuring activities may continue in 2011, as management identifies opportunities for synergies including the elimination of redundant functions and as MedQuist Inc. may complete other acquisitions. Additionally, MedQuist Inc. recorded approximately $1.9 million of acquisition charges related to the completion of the Spheris integration plan.

Interest expense, net

Interest expense, net during the six months ended June 30, 2011 was $13.6 million, compared to $3.8 million for the same period in 2010. The increase in interest expense is primarily due to the 2010 debt restructuring.

Income tax provision

The effective income tax rate was 7.6% and 5.2% for the six month periods ended June 30, 2011 and 2010, respectively.

MedQuist Inc.’s consolidated income tax expense consists principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable period as well as state and foreign income taxes. MedQuist Inc. recorded a valuation allowance to reduce our net deferred tax assets to an amount that is more likely than not to be realized in future years.

Effective with the completion of the exchange on February 11, 2011, MedQuist Inc. filed federal and certain states short period tax returns for the period January 1, 2011 to February 11, 2011. For periods after February 11, 2011, MedQuist Inc. will file its income tax returns as part of the MedQuist Holdings Inc. consolidated tax return filings. MedQuist Inc. does not expect these changes to materially impact its income tax expense, cash payments, refunds, or its ability to use net operating losses during 2011.

MedQuist Inc. expects that its consolidated income tax expense for the year ended December 31, 2011, similar to the year ended December 31, 2010, will consist principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable year as well as state and foreign income taxes. MedQuist Inc. regularly assesses the future realization of deferred taxes and whether the valuation allowance against the majority of domestic deferred tax assets is still warranted. To the extent sufficient positive evidence, including past results and future projections, exists to benefit all or part of these benefits, the valuation allowance will be adjusted accordingly. It is reasonably possible that all or a portion of the valuation allowance could be adjusted within the next year.

Comparison of Years Ended December 31, 2010 and 2009

	Years ended December 31,
	2010		2009			Change in
		% of Net		% of Net		% of Net
	Amount	Revenues	Amount	Revenues	$ Change	Revenues
	($ in thousands)

Net revenues	$375,240	100.0%	$307,200	100.0%	$68,040	—

Operating costs and expenses:
Cost of revenues	249,571	66.5%	206,265	67.1%	43,306	(0.6)%
Selling, general and administrative	37,070	9.9%	33,441	10.9%	3,629	(1.0)%
Research and development	12,813	3.4%	9,604	3.1%	3,209	0.3%
Depreciation and amortization	21,989	5.9%	15,672	5.1%	6,317	0.8%
Cost of legal proceedings and settlements	3,603	1.0%	14,843	4.8%	(11,240)	(3.8)%
Acquisition and integration related charges	7,007	1.9%	1,263	0.4%	5,744	1.5%
Restructuring charges	2,829	0.8%	2,727	0.9%	102	(0.1)%

Total operating costs and expenses	334,882	89.2%	283,815	92.4%	51,067	(3.2)%

Operating income	40,358	10.8%	23,385	7.6%	16,973	3.2%
Gain on sale of investment	9,911	2.6%	—	—	9,911	2.6%
Equity in income of affiliated company	693	0.2%	2,015	0.7%	(1,322)	(0.5)%
Loss on extinguishment of debt	(5,811)	(1.5)%	—	—	(5,811)	(1.5)%
Interest expense, net	(13,429)	(3.6)%	(134)	—	(13,295)	(3.6)%

Income before income taxes	31,722	8.5%	25,266	8.2%	6,456	0.3%
Income tax provision	671	0.2%	1,975	0.6%	(1,304)	(0.4)%

Net income	$31,051	8.3%	$23,291	7.6%	$7,760	0.7%

Net revenues

Net revenues recorded for the year ended December 31, 2010 were $375.2 million, an increase of $68.0 million or 22.2% when compared to the prior year net revenue amount of $307.2 million. The Spheris Acquisition contributed $88.1 million in incremental revenue in 2010, which was partially offset by a decrease in legacy maintenance services revenues from $22.3 million in 2009 to $17.7 million in 2010. Current year net revenues were also unfavorably impacted by effects of lower average pricing realized for MedQuist Inc.’s transcription services.

Cost of revenues

As a percentage of net revenues, cost of revenues decreased to 66.5% for the year ended December 31, 2010 compared to 67.1% in 2009 primarily due to increased utilization of offshore resources, increased utilization of automated speech recognition technologies, and other operating cost reduction initiatives. The increase in total cost versus the prior year period was primarily due to direct incremental costs associated with the Spheris Acquisition as well as a nonrecurring $1.2 million credit during 2009 related to medical claim costs.

Selling, general and administrative

Selling, general and administrative expenses as a percentage of net revenues, improved to 9.9% of net revenues in 2010 compared with 10.9% for the 2009, due to synergies and other cost reduction initiatives.

Research and development

Research and development expenses as a percentage of net revenues were 3.4% for the year ended December 31, 2010 compared with 3.1% for the same period in 2009. This increase was attributable to costs associated with the historical Spheris research and development activities partially offset by synergies realized.

Depreciation and amortization

Depreciation and amortization expense as a percentage of net revenues was 5.9% for the year ended December 31, 2010 compared with 5.1% for the same period in 2009. The increase was primarily due to the amortization of acquired intangible assets associated with the Spheris Acquisition.

Cost of legal proceedings and settlements

In 2010 MedQuist Inc. settled the Kaiser litigation which resulted in it recording a charge of $0.9 million. Costs in 2009 related to the Anthurium settlement of $5.9 million, related legal fees of $3.8 million and other legal fees of $1.2 million.

	2010	2009
	(In thousands)

Legal and professional fees	$2,693	$8,593
Settlements	910	6,250

Total	$3,603	$14,843

Acquisition and integration related charges

MedQuist Inc. incurred acquisition and integration related charges of $7.0 million and $1.3 million related to the Spheris acquisition for the years ended December 31, 2010 and 2009.

Restructuring charges

For the years ended December 31, 2010 and 2009, MedQuist Inc. recorded restructuring charges of $2.8 million and $2.7 million for employee severance obligations. MedQuist Inc. expects that restructuring activities will continue in 2011 as management identifies opportunities for synergies related to the Spheris Acquisition, including the elimination of redundant functions and locations.

Gain on sale of investment

In October 2010, MedQuist Inc. sold its investment in A-Life and recognized a pre-tax gain of $9.9 million.

Loss on extinguishment of debt

In October 2010, MedQuist Inc. refinanced its credit facilities and incurred $5.8 million in debt extinguishment costs.

Interest expense, net

Interest expense, net increased $13.3 million to $13.4 million for the year ended December 31, 2010 compared with $0.1 million for the year ended December 31, 2009. The increase was due to the debt incurred in connection with the Spheris Acquisition and the refinancing in October 2010, which increased MedQuist Inc.’s debt to $285 million.

Income tax provision

Income taxes were $0.7 million in 2010 and $2.0 million in 2009. The effective tax rates were 2.1% and 7.8% for the years ended 2010 and 2009. The decrease in the 2010 effective tax rate from prior year is due primarily to the reduction of the valuation allowance associated with foreign source NOL’s based on management’s assessment of future earnings available to utilize these deferred tax assets, along with the reduction in various tax reserves related to settlements in certain state jurisdictions and the reduction in the deferred tax liability related to the sale of MedQuist Inc.’s investment in A-Life, offset by an increase in the tax reserve for various uncertain tax positions taken in 2010. The low effective tax rate relative to statutory rates for the two years is primarily due to the release of valuation allowances established against net operating losses in past years that were used to offset current earnings. The 2010 tax expense includes an increase in the deferred tax liabilities associated with indefinite life intangible assets related to goodwill.

Comparison of Years Ended December 31, 2009 and 2008

	Years ended December 31,
	2009		2008
		% of Net		% of Net
	Amount	Revenues	Amount	Revenues
	($ in thousands)

Net revenues	$307,200	100.0%	$326,853	100.0%

Operating costs and expenses:
Cost of revenues	206,265	67.1%	230,375	70.5%
Selling, general and administrative	33,441	10.9%	47,520	14.5%
Research and development	9,604	3.1%	15,848	4.8%
Depreciation and amortization	15,672	5.1%	17,504	5.4%
Cost of legal proceedings and settlements	14,843	4.8%	19,738	6.0%
Acquisition and integration related charges	1,263	0.4%	—	—
Goodwill impairment charge	—	—	82,233	25.2%
Restructuring charges	2,727	0.9%	2,055	0.6%

Total operating costs and expenses	283,815	92.4%	415,273	127.1%

Operating income (loss)	23,385	7.6%	(88,420)	(27.1)%
Equity in income of affiliated company	2,015	0.7%	236	0.1%
Other income	—	—	438	0.1%
Interest income (expense), net	(134)	—	2,438	0.7%

Income (loss) before income taxes	25,266	8.2%	(85,308)	(26.1)%
Income tax provision (benefit)	1,975	0.6%	(16,513)	(5.1)%

Net income (loss)	$23,291	7.6%	$(68,795)	(21.0)%

Net revenues

Net revenues recorded for the year ended December 31, 2009 were $307.2 million, a decline of $19.7 million or 6.0% when compared to the prior year net revenue amount of $326.9 million. The revenue decline was primarily due to:

■	lower prices for MedQuist Inc.’s transcription service related revenues, net of revenues realized from higher year over year transcription volume; and
■	declining product and legacy maintenance revenues totaling $6.8 million largely related to customers not renewing maintenance contracts for legacy systems.

Pricing for MedQuist Inc.’s transcription services remains under pressure as many customers seek to reduce their costs by using more offshore labor and increasing productivity with expanded use of speech recognition.

Cost of revenues

Cost of revenues as a percentage of net revenues improved to 67.1% in 2009, compared to 70.5% in 2008. The improvement was attributable to the following:

■	staffing reductions that reduced costs by $7.6 million resulting from restructuring actions taken by management to align MedQuist Inc.’s operating costs to better compete in a lower price environment for its services;
■	a $13.5 million reduction in medical transcription costs related to MedQuist Inc.’s increased use of speech recognition technology, and its increased use of offshore labor to supplement its domestic workforce capacity;
■	lower product costs of $1.5 million as a result of lower product and maintenance related sales and services;
■	other reductions of $0.3 million, net; and
■	a $1.2 million reversal of an accrual due to the lapsing of the statute of limitations.

Selling, general and administrative

Selling, general and administrative expenses in total as a percentage of net revenues were 10.9% for the year ended December 31, 2009 compared with 14.5% for the same period in 2008. This improvement was the result of company-wide cost reduction initiatives that included a $3.7 million decrease in compensation costs due to reductions in workforce and a $6.6 million decrease in legal and other professional fees. The remaining cost savings covered employee stock option related expenses of $0.8 million, a reduction in employee retention costs resulting from the change in control of MedQuist Inc.’s majority shareholder of $0.5 million, lower advertising and marketing costs of $0.6 million, lower rent expenses of $0.4 million, reduced bad debt expense of $0.4 million, lower travel and entertainment of $0.3 million, and a decrease in all other selling, general and administrative categories of $0.8 million.

Research and development

Research and development expenses as a percentage of net revenues were 3.1% for the year ended December 31, 2009 compared with 4.8% for the same period in 2008. This improvement was attributable to reduced compensation expense of $3.3 million; a decrease in consulting expense of $1.1 million; an increase in the amount capitalized for software development of $0.6 million; a decrease of $0.4 million in stock option compensation as a result of immediate vesting of previously unvested stock options due to the change in control of MedQuist Inc.’s majority shareholder; a decrease in retention bonus for certain key employees during the change in control of $0.4 million; and a decrease in all other research and development expenses of $0.4 million.

Depreciation and amortization

Depreciation and amortization expense as a percentage of net revenues was 5.1% for the year ended December 31, 2009 compared with 5.4% for the same period in 2008. The higher expenses in 2009 were the result of software capitalization in 2009 and 2008.

Cost of legal proceedings and settlements

The 2009 settlements related to the Anthurium litigation and reseller arbitration. For the year ended December 31, 2008, legal and professional fees were $12.3 million and settlement costs were $7.4 million. The settlement was for the Department of Justice investigation related to MedQuist Inc.’s historical billing practices.

	2009	2008
	(In thousands)

Legal and professional fees	$8,593	$12,313
Settlements	6,250	7,425

Total	$14,843	$19,738

Acquisition and integration related charges

MedQuist Inc. incurred acquisition and integration related charges of $1.3 million related to the Spheris acquisition for the year ended December 31, 2009.

Goodwill impairment charge

In 2008 MedQuist Inc. recorded a goodwill impairment charge of $82.2 million. In 2009 the fair value substantially exceeded carrying value.

Restructuring charges

For the year ended December 31, 2009, restructuring charges included $2.4 million for employee related severance obligations and $0.3 million for non-cancelable leases related to the closure or consolidation of offices. For the year ended December 31, 2008, MedQuist Inc. had a restructuring charge of $2.1 million for employee severance obligations.

Interest income (expense), net

Interest income (expense), net decreased $2.6 million, or 105.5%, to ($0.1) million for the year ended December 31, 2009 compared with $2.4 million for the year ended December 31, 2008. This decrease was due to the amortization of deferred financing costs and lower interest rates in the 2009 period as compared to 2008, and lower average cash balance in the 2009 period ($37.3 million) as compared to 2008 ($110.5 million).

Income tax provision (benefit)

The effective income tax rate for the year ended December 31, 2009 was 7.8% compared with an effective income tax benefit rate of 19.4% for the year ended December 31, 2008. The 2009 tax expense includes an increase in the deferred tax liabilities associated with indefinite life intangible assets related to goodwill and an increase in the deferred tax liability associated with MedQuist Inc.’s investment in A-Life. After consideration of all evidence, both positive and negative, management concluded again in 2009, that it was more likely than not that a significant portion of the domestic deferred income tax assets would not be realized. In addition, various adjustments were recorded for the year ended December 31, 2009 including the reduction of the foreign valuation allowance and various adjustments related to state tax exposures.

Unaudited Quarterly Results of Operations

The following table sets forth MedQuist Inc.’s unaudited consolidated quarterly results of operations for each of the eight quarters during the period from July 1, 2009 to June 30, 2011. In MedQuist Inc.’s management’s opinion, the unaudited results of operations for each quarter have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of MedQuist Inc.’s results of operations for the quarters presented. You should read this information together with its consolidated financial statements and the related notes appearing elsewhere in this prospectus. Operating results for any fiscal quarter are not necessarily indicative of results for the full year. Historical results are not necessarily indicative of the results to be expected in future periods.

	Three months ended (unless otherwise noted)
	Predecessor Company
							2011
								Successor Company
							January 1	February
	2009		2010				to February	12 to
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	11,	March 31,	June 30,
	(Unaudited)							(Unaudited)
	(In thousands)
Net revenues	$76,836	$73,949	$73,981	$97,528	$102,933	$100,798	$47,048	$55,026	$99,562
Operating expenses
Costs of revenue	52,768	48,272	49,833	67,090	68,427	64,221	29,987	35,192	64,648
Selling, general and administrative	7,930	7,622	8,797	10,020	9,352	8,901	5,219	5,846	9,199
Research and development	2,439	2,369	2,281	3,312	3,681	3,539	1,302	1,230	3,015
Depreciation and amortization	3,715	3,721	3,730	5,801	6,216	6,242	2,554	4,098	7,923
Cost (benefit) of legal proceedings and settlements	1,382	1,403	1,043	1,109	631	820	174	(7,687)	163
Acquisition related charges	481	3,509	954	5,635	1,337	1,910	278	3,212	1,014

Total operating expenses	68,715	66,896	66,638	92,967	89,644	85,633	39,514	41,891	85,962

Operating income	8,121	7,053	7,343	4,561	13,289	15,165	7,534	13,135	13,600
Interest expense, net	(29)	(170)	(146)	(3,633)	(2,927)	(6,723)	(3,115)	(3,733)	(6,800)
Loss on extinguishment of debt	—	—	—	—	—	(5,811)	—	—	—
Gain on sale of investment	—	—	—	—	—	9,911	—	—	—
Equity in income (loss) of affiliated companies	2,154	(567)	514	32	70	77	—	—	—

Income before income taxes	10,246	6,316	7,711	960	10,432	12,619	4,419	9,402	6,800
Income tax provision (benefit)	542	419	367	80	1,461	(1,237)	453	762	353

Net income	$9,704	$5,897	$7,344	$880	$8,971	$13,856	$3,966	$8,640	$6,447

Liquidity and Capital Resources

MedQuist Inc.’s principal sources of liquidity include cash generated from operations, available cash on hand, and availability under its Senior Secured Credit Facility, as described below. Cash provided by operating activities was $17.6 million for the six months ended June 30, 2011 versus $12.5 million provided by operations for the same period prior year. Some of the significant items impacting operating cash flows during the current year period included:

■	Improvements in operating income, which increased to $34.3 million for the six months ended June 30, 2011 compared to $11.9 million for the same period prior year.
■	In working capital for the six month period MedQuist Inc. saw improved collections of accounts receivable balances which provided $4.6 million of cash in the current period. Accrued compensation was a use of cash for $4.8 million, as payments had been made under its management incentive program and timing of pay periods. MedQuist Inc. also made a prepayment of $10.2 million to a technology vendor, impacting both current and non-current assets, with additional installments due during the third quarter of 2011.
■	Capital spending in the six month period was $8.9 million for both purchases and internally-developed software projects.
■	MedQuist Inc. made no acquisitions in the six months ended June 30, 2011.

On August 18, 2011, MedQuist Inc. loaned $19,000,000 (the “Loan”) to CBay Inc. (“CBay”). The Loan was documented by a Subordinated Intercompany Note in favor of the Company by CBay (the “Note”) and the proceeds of the Loan were used to partially fund the acquisition of Multimodal by MedQuist Holdings Inc. MedQuist Inc. believes the Loan was made on terms no less favorable than what would be obtained by it in an arm’s-length transaction.

The Note will mature on August 19, 2013 (the “Maturity Date”), which date is the first business day after the second anniversary of August 18, 2011. Interest will accrue on any unpaid principal at an annual rate of 15.00% and interest will be payable on the Maturity Date or, if sooner, the date of any prepayment. Prepayment of the Note may occur at any time prior to the Maturity Date with one business day’s notice, provided that any prepayment must be for at least $100,000 (or any whole multiple thereof) and accompanied by any accrued interest on the amount of principal being paid.

The Loan and Note shall be subordinate and junior to all obligations of CBay under (i) that certain Credit Agreement by and among the MedQuist Inc., MedQuist Transcriptions, Ltd. (“Transcriptions”), MedQuist Holdings, the other Loan Parties signatory thereto, the Lenders signatory thereto, and General Electric Capital Corporation as Agent for the Lenders dated October 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) and (ii) that certain Senior Subordinated Note Purchase Agreement by and among MedQuist Inc., CBay and Transcriptions as the issuers, MedQuist Holdings and BlackRock Kelso Capital Corporation, Pennantpark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as the purchasers dated September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

Contractual Obligations

The following table summarizes MedQuist Inc.’s obligations to make future payments under current contracts as of December 31, 2010 (in thousands):

	Payment due by period
		Less than			After 5
	Total	1 Year	1-3 Years	3-5 Years	Years
	(In thousands)

Operating Lease Obligations	$19,023	$4,947	$9,345	$3,586	$1,145
Purchase Obligations(1)	21,311	8,567	11,820	924	—
Severance and Other Guaranteed Payment Obligations	3,944	3,207	471	266	—
Long Term Debt including current maturities	285,000	20,000	40,000	140,000	85,000

Total Contractual Obligations(2)	$329,278	$36,721	$61,636	$144,776	$86,145

(1)	Purchase obligations are MedQuist Inc.’s ASR agreements ($12,150), telecommunication contracts ($8,636), software development ($275) and other recurring purchase obligations ($250).
(2)	MedQuist Inc. made certain payments to Nuance Communications, Inc. (“Nuance”) on June 30, 2011 and is obligated to make two additional payments to Nuance during the third quarter of 2011 in full satisfaction of MedQuist Inc.’s license fee obligations with respect to certain products through June 30, 2015 pursuant to a Fee Agreement with Nuance dated June 30, 2011.

MedQuist Inc. has agreements with certain of its named executive officers that provide for severance payments to the employee in the event the employee is terminated without cause. The maximum cash exposure under these agreements was approximately $2.5 million as of December 31, 2010.

Off-Balance Sheet Arrangements

MedQuist Inc. is not involved in any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors except as follows. In January 2011, as required under MedQuist Inc.’s Credit Agreement, MedQuist Inc. entered into interest rate cap contracts for $60.0 million notional amounts, which will amortize over time and expire in January 2013, to limit the risk of increases in interest rates.

Quantitative and qualitative disclosures about market risk

Market risk represents the risk of loss that may impact MedQuist Inc.’s financial position due to adverse changes in financial market prices and rates. MedQuist Inc.’s market risk exposure is primarily a result of fluctuations in interest rates. MedQuist Inc. does not hold or issue financial instruments for trading purposes.

Interest rate sensitivity

MedQuist Inc. earns interest income from its balances of cash and cash equivalents. This interest income is subject to market risk related to changes in interest rates, which affects primarily MedQuist Inc.’s investment portfolio. MedQuist Inc. invests in instruments that meet high credit quality standards, as specified in its investment policy.

The Term Loan of MedQuist Inc.’s Senior Secured Credit Facility bears interest at LIBOR plus 5.50% with a LIBOR floor of 1.75%. MedQuist Inc.’s interest expense associated with this loan will increase if LIBOR increases. Because the LIBOR floor is currently in effect, a 1.25% increase in LIBOR above current LIBOR levels would not increase our effective interest rate. At June 30, 2011, a 1% increase in LIBOR above this floor would result in an approximate $1.75 million annual increase in our interest expense.

In January 2011, as required under MedQuist Inc.’s Credit Agreement, MedQuist Inc. entered into Interest Rate Cap Contracts (for $60.0 million notional amounts which will amortize over time) to limit the risk of increases in interest rates.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, a company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after December 15, 2011 with early adoption permitted. The adoption of ASU 2011-05 will not have an impact on MedQuist Inc.’s consolidated financial statements as it only requires a change in the format of the current presentation.

In September 2009, the Financial Accounting Standards Board ratified two consensuses affecting revenue recognition:

The first consensus, Revenue Recognition – Multiple-Element Arrangements, sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. One of those current requirements is that there be objective and reliable evidence of the standalone selling price of the undelivered items, which must be supported by either VSOE or TPE.

This consensus eliminates the requirement that all undelivered elements have VSOE or TPE before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted.

The second consensus, Software-Revenue Recognition addresses the accounting for transaction involving software to exclude from its scope tangible products that contain both software and non-software and not-software components that function together to deliver a products functionality.

The Consensuses are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The standards were adopted in the first quarter of 2011 and did not have a material impact on MedQuist Inc.’s results of operations or its financial position.

Changes in independent auditors

There have been no changes or disagreements with the independent auditors of MedQuist Inc. during its two most recent fiscal years or any subsequent interim periods.

The Clinical Documentation Industry

Overview

Growth of clinical documentation in the United States

Over the past several decades, our industry has evolved from almost exclusively in-house production to outsourced services and from labor-intensive services to technologically-enabled solutions. The market opportunity for our solutions is driven by overall healthcare utilization and cost containment efforts in the United States. Numerous factors are driving increases in the demand for healthcare services including population growth, longer life expectancy, the increasing prevalence of chronic illnesses, and expanded coverage from healthcare reform. According to a September 2010 report by the U.S. Centers for Medicare and Medicaid Services, spending on healthcare grew from $1.2 trillion in 1998 to $2.3 trillion in 2008, representing a compound annual growth rate of 7.0%. It also projects that healthcare spending will grow to reach $4.2 trillion, or 19.3% of U.S. gross domestic product, by 2018, representing a compound annual growth rate of 6.3%. At the same time, U.S. healthcare providers remain under substantial pressure to reduce costs while maintaining or improving the quality of care.

Accurate and timely clinical documentation has become a critical requirement of the growing U.S. healthcare system. Medicare, Medicaid, and insurance companies demand extensive patient care documentation. The HITECH Act includes numerous incentives to promote the adoption and meaningful use of electronic health records, or EHRs, across the healthcare industry. Consequently, healthcare providers are increasingly using EHRs to input, store, and manage their clinical data in a digital format. Healthcare providers that use EHRs require accurate, easy-to-use, and cost-effective means to input clinical data that are not disruptive to the physician workflow.

Importance of the Physician Narrative

Physicians generally use one of two methods to capture clinical data in a digital format: dictation and on-screen data entry. Dictation allows a physician to use his or her voice to document patient interactions, which is then converted into a text format or EHR record. On-screen data entry enables a physician to populate templates or drop-down menus in an EHR system, typically with a handheld or other hardware device.

In many hospital settings, dictation is the most popular method for capturing clinical data because of the many advantages it provides over on-screen data entry. From an efficiency standpoint, a physician’s time is typically the most expensive labor component of a clinical documentation process, and reducing the time required for data capture lowers costs. It is generally faster to dictate than enter data on-screen, and dictation frees up the physician to do other tasks in parallel. From a documentation standpoint, dictation allows for a flexible narration of patient interactions. Templates and drop-down menus typically restrict input to a structured format. While dictation can be converted into structured format later, it provides a more flexible method for data capture.

Market opportunity

The need to convert and manage the Physician Narrative represents a substantial market opportunity. Historically, in-house hospital labor was used to transcribe clinical reports using analog recordings from physicians. Later, healthcare providers began to outsource production to domestic providers and use digital formats. Today, advanced automation technologies, such as ASR and workflow platforms, and low-cost offshore resources are available to drive substantial improvements in productivity and cost.

Outsourcing enables healthcare providers to reduce costs, gain access to leading technologies, accelerate turn-around times, improve accuracy, and fulfill security and compliance requirements. In a March 2010 report, ValueNotes estimated that spending on outsourced transcription services by hospitals, clinics, and physician practices in the United States reached $5.4 billion in 2009. ValueNotes further projected that the market for outsourced transcription would grow 8.2% per annum to $8.0 billion by 2014. As this market expands, ValueNotes projects that outsourcing will grow relative to in-house alternatives from 33% of production in 2009 to 38% by 2014.

Market segmentation and trends

While outsourcing provides many benefits, the landscape for outsourced service providers is highly fragmented with varying degrees of technological automation and offshore capabilities amongst providers. Thousands of local and regional providers offer limited services without technology offerings. A small set of national providers offer a combination of technology and services, but have varying degrees of technological sophistication and production capacity. Some vendors also focus more on pure technology, offering ASR software, with partnerships for third-party services, though most of these vendors lack production scale.

Over the last five years, technological automation and a rise in offshore capabilities have substantially decreased the cost of production and have further differentiated outsourcing providers. ASR has been a key technological driver of productivity gains. ASR converts the Physician Narrative into a text form which is available for editing. The effective use of this technology lowers the cost of production relative to conventional transcription services. Another key driver for cost reductions has been the increased use of offshore infrastructure and resources. Historically, most U.S. healthcare providers that outsourced their production did so to domestic service providers. With the advent of internet-based technologies and improvements in the quality and training of offshore personnel, the clinical documentation industry has seen a shift towards offshore resources to reduce costs. India is by far the most popular destination for outsourcing given relatively low wages and a highly educated English-speaking workforce.

As the industry’s cost of production has declined through increases in technological automation and offshore capabilities, the average market price for medical transcription services has also declined. This has allowed healthcare providers to participate in these economic gains. However, we believe that participants in our industry must expand their technology platforms and offshore capabilities to remain competitive.

MedQuist Holdings Inc. Business

Overview

We are a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. Our end-to-end solutions convert the Physician Narrative, into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, ASR, medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for our customers. Our solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and we believe our solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and use of electronic health records. We also offer speech recognition solutions for radiology, cardiology, pathology and related specialties, that help healthcare providers dictate, edit and sign reports without manual transcription.

We are the largest provider by revenue of clinical documentation solutions based on the Physician Narrative in the United States. The majority of lines we process are edited or transcribed utilizing approximately 14,000 MTs and MEs. For the six months ended June 30, 2011, 73% was processed using ASR technology and 42% was produced offshore. Our size allows us to handle the clinical documentation requirements of many of the largest and most complex healthcare delivery networks in the United States, provides us with economies of scale, and enables us to devote significantly more resources to enhancing our solutions through research and development than most of our competitors.

We serve more than 2,400 hospitals, clinics, and physician practices throughout the United States, including 40% of hospitals with more than 500 licensed beds. The average tenure of our top 50 customers is over five years, and the majority of our revenue is from recurring services. Insights gained from our broad, long-standing customer relationships allow us to optimize our integrated solutions, and we believe that this positions us for future growth as we target new customers.

We were organized in 1988. During January of 2011, we redomiciled from the British Virgin Islands to Delaware, we changed our name from CBaySystems Holdings Ltd. to MedQuist Holdings Inc., and we are a Delaware corporation.

We have realized significant increases in both revenue and profitability as the result of two large acquisitions, MedQuist Inc., in which we acquired a majority interest in August 2008, and Spheris, which we acquired in April 2010. From 2007 to 2010, our net revenue increased from $42.2 million to $417.3 million. Over this same period, our Adjusted EBITDA, which is a non-GAAP financial performance measure, increased from $1.9 million to $86.3 million, and our Adjusted EBITDA margins expanded from 4.6% to 20.7%. For a reconciliation of our net income (loss) attributable to MedQuist Holdings Inc., to Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedQuist Holdings Inc.”

We operate in one reportable operating segment which is clinical documentation solutions for the healthcare industry. No single customer accounted for more than 10% of our revenues in any period and there is no single geographic area of concentration of revenues other than the United States.

Recent Developments

Recapitalization Transactions

On October 14, 2010, MedQuist Inc. incurred $85.0 million of indebtedness through the issuance of 13% senior subordinated notes due 2016, or the “Senior Subordinated Notes,” under a note purchase agreement, or the “Note Purchase Agreement,” and incurred $200.0 million of indebtedness under a term loan, or the “Term Loan,” under a $225.0 million credit facility, or the “Senior Secured Credit Facility.” We are a guarantor of both the Senior Subordinated Notes and the Senior Secured Credit Facility. MedQuist Inc. used the proceeds to repay $80.0 million of indebtedness under its prior credit facility, or the “Acquisition Credit Facility,” to repay $13.6 million of indebtedness under a subordinated promissory note, or the “Acquisition Subordinated Promissory Notes,” each issued in connection with the Spheris Acquisition, and to pay a $176.5 million special dividend to its shareholders. We received $122.6 million of this special dividend and used $104.1 million to extinguish our

6% convertible notes, or the 6% Convertible Notes, issued to Royal Philips Electronics in connection with the MedQuist Inc. Acquisition and $3.7 million to extinguish certain other lines of credit. We refer to these transactions collectively as the “Recapitalization Transactions.”

Management Restricted Stock

In the third quarter of 2011, Medquist Holdings Inc. granted restricted stock to certain employees, including employees of MultiModal pursuant to the acquisition, aggregating 1,338,433 shares which vest over various periods.

Private Exchange

Certain of MedQuist Inc.’s noncontrolling shareholders entered into the Exchange Agreement, whereby we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock. We refer to this transaction as the “Private Exchange.” The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

Initial Registered Exchange Offer

In addition to the Private Exchange referred to above, in February 2011, we commenced our public exchange offer, or “Initial Registered Exchange Offer,” to those noncontrolling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. We accepted and consummated the exchange of MedQuist Inc. shares of common stock that were validly tendered in the Initial Registered Exchange Offer. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

Our U.S. Initial Public Offering

The U.S. initial public offering of our common stock closed on February 9, 2011. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Redomiciliation and Share Conversion

On January 27, 2011, we changed our name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and redomiciled from a British Virgin Islands company to a Delaware corporation. In connection with our redomiciliation, we adjusted the number of our shares outstanding through a reverse share split pursuant to which every 4.5 shares of our common stock outstanding prior to our redomiciliation was converted into one share of our common stock upon our redomiciliation. Our redomiciliation and such reverse share split resulted in no change to our common stockholders’ relative ownership interests in us.

For a more detailed description of the Recapitalization Transactions, the Private Exchange, the Initial Registered Exchange Offer, our U.S. initial public offering and the redomiciliation and share conversion, collectively with this Exchange Offer and the common stock offered hereby, the “Corporate Reorganization,” see “Corporate Reorganization.”

Acquisition of MultiModal Technologies, Inc.

On August 18, 2011 (the “Closing Date”), we completed the acquisition of MultiModal through a series of mergers between MultiModal and certain of our direct wholly-owned subsidiaries (the “MultiModal Merger”). As a result of the MultiModal Merger, MultiModal became a direct wholly-owned subsidiary of ours. On the Closing Date, we paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our common stock (the “Shares”) to MultiModal’s shareholders who are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933 (the “MultiModal Accredited Investors”). We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date.

Our competitive strengths

Our competitive strengths include:

■	Leader in a large, fragmented market – We are the largest provider by revenue of clinical documentation solutions based on the Physician Narrative in the United States. Our size enables us to meet the needs of large, sophisticated healthcare customers, provides economies of scale, and enables us to devote significantly more resources to research and development and quality assurance than many other providers.
■	Integrated solutions delivered as a complete managed service – We offer fully-integrated end-to-end managed services that capture and convert the Physician Narrative into a high quality customized electronic record. We integrate technologies and services for voice capture and transmission, ASR, medical transcription and editing, workflow automation, and document management and distribution. The end result is value-added clinical documentation with high accuracy and quick turn-around times.
■	Large and diversified customer base with long-term relationships – We serve hospitals, clinics and physician practices throughout the United States. We have a long-standing history with our customers and the majority of our revenue is from recurring services.
■	Highly-efficient operating model – Since we acquired MedQuist Inc. in the fourth quarter of 2008, we have driven down our cost structure through leveraging our scalable infrastructure, standardizing processes, and increased utilization of ASR. Our use of ASR, which has grown from 39% of our volume in the fourth quarter of 2008 to 74% in the second quarter of 2011, has increased our productivity. With the acquisition of MultiModal, we now own our own ASR technology which we expect will further reduce our cost structure. Additionally, our expanding footprint in India has enabled us to increase our offshore production from 28% of our volume to 42% over this same period. The financial impact of these measures has been an improvement in gross margins during this timeframe from 34% to 40%.
■	Proven management team – We have assembled an outstanding senior leadership team with significant industry experience and domain expertise in both domestic and offshore operations. Our management team has delivered substantial results and brings an entrepreneurial spirit with proven experience in managing growth, driving operational improvements, and successfully integrating acquisitions.

Our strategy

Key elements of our strategy include:

■	Expand our customer base and increase existing customer penetration – We intend to grow our customer base by targeting three market segments: large healthcare providers still using in-house services, large healthcare providers currently using competing outsourced alternatives, and small-to-medium medical practices. Given our market leadership, strong solution offerings, and low cost structure, we believe we are well positioned to both replace in-house solutions as well as displace competing outsourced alternatives for large healthcare providers. In order to increase penetration within our existing customer base, we intend to continue targeting additional healthcare clinical areas and facilities of our current customers. Additionally, as healthcare providers centralize their purchasing decisions, we believe that our ability to deliver outstanding services for large, complex requirements provides us with increasing access to new sales opportunities within our existing customer base and through existing customer relationships. Through our acquisition of MultiModal, we have expanded our customer base to include MTSOs. We intend to grow our business by providing new and innovative speech and natural language understanding technologies and new products to these transcription partners.
■	Continue to develop and enhance our integrated solutions – We seek to differentiate our integrated solutions through sophisticated technology and process improvement. With the acquisition of MultiModal, we now have over 200 employees dedicated to research and development, with in-house expertise in speech and natural language understanding technologies. Over the last year, we launched numerous enhancements, including a front end speech platform for general medicine, additional EHR system integration, and advanced performance monitoring.

■	Enhance profitability through technical and operational expertise – We have made significant improvements in productivity through business process and infrastructure improvements. Notwithstanding reductions in customer pricing, our gross margins have expanded from 34% in the fourth quarter of 2008, our first fiscal quarter after we acquired MedQuist Inc., to 40% in the second quarter of 2011. Our management team has proven its ability to implement continuous process improvements and we intend to further increase offshore production and our use of technological automation, including ASR, to lower costs and enhance our profitability. We also expect that the acquisition of MultiModal will further enhance our gross margins by building market share in the in-house transcription market.
■	Facilitate the adoption and promote meaningful use of EHR systems – Our integrated solutions provide a comprehensive, accurate and effective method to incorporate Physician Narrative into an EHR system. We interface with substantially all of the leading EHR vendors to integrate our clinical documentation solutions and to help our customers realize the full potential of their EHR systems through the use of the Physician Narrative. In our experience, when EHR is adopted, customers tend to consolidate their purchase decisions, which benefits us as a leading provider of clinical documentation solutions.
■	Pursue strategic acquisitions – We believe that there are significant opportunities available to create value through strategic acquisitions. We intend to seek appropriate opportunities to grow our customer base, enhance or expand our solutions, incorporate synergy opportunities, and expand our value proposition to our customers. For example, we recently completed our acquisition of MultiModal which provides us with ownership of speech and natural language understanding technologies, and is expected to facilitate consolidation to a single speech recognition platform, provide a broader product offering to local and regional transcription partners and leverage MultiModal’s cloud based services to enhance our gross margins.

Our solutions

Clinical documentation solutions for healthcare providers

We provide enterprise-class solutions for healthcare providers ranging from fully-integrated end-to-end managed services to stand-alone offerings. These solutions represent the large majority of our revenues. Our solutions enable our customers to easily access advanced technologies with confidence that their clinical documentation requirements will be completed accurately and quickly. Our industry-leading solutions integrate voice capture and transmission, ASR, transcription/editing services, workflow management, and document management and distribution capabilities. In addition, we have coding technology and services to complement our clinical documentation offerings which enhance and improve the revenue cycle.

With proprietary and licensed technologies, we enable our customers to efficiently manage their narrative-based documentation through customizable workflows. A typical workflow includes the following steps:

■	Capture – As the first step in a workflow process, users can dictate into one of several input devices, including a variety of handheld dictation devices, smartphone applications, proprietary handsets, standard telephones, or PC-based dictation stations. Users can also use PC-based speech recognition applications for those who prefer to edit their own files in real-time. By supporting a wide array of capture methods, we provide true choice to our customers to decide which workflow best suits their needs. Users can change as needed from real-time to batch-based workflows to maximize their productivity.
■	Manage – Captured voice files are merged with patient information from our customers’ information systems and EHRs where they are loaded into our enterprise platform for processing. The platform balances production resources across both in-house and outsourced personnel, and its web-based management capabilities allow administrators to easily manage workflows from anywhere at any time. We generate draft reports using ASR technology which are reviewed by our MEs. We can also use conventional transcription services from our MTs. To maintain high quality and efficiency, our platform automatically matches voice files from various specialties and acuity levels to the MTs or MEs with the appropriate skill sets. It also includes random quality checks to give timely feedback to our personnel. Turn-around time is an important metric for our customers, and so the system optimizes processing to ensure we fulfill our contracted service level agreements, which typically range from one hour to 48 hours. In addition, the platform provides real-time access for our customers to not only see into their work moving through the system, but provides dashboard metrics and reporting to help manage their enterprises.
■	Analyze – Completed reports are routed back to physicians or other healthcare professionals for review, final editing (as required), and authentication. These reports are then available to drive additional value added services, such as coding, data abstraction, and billing services. We provide customers with sophisticated reporting capabilities and integrated electronic signature solutions to simplify and accelerate the review of their clinical reports. We use Quantifytm, our patent-pending natural language processing technology, to convert final reports into structured documentation formats. This technology allows us to scan health records for information needed by the customer to fulfill their regulatory and local reporting requirements. This technology can also be used to structure documentation in the health record for use in populating EHRs and for data analysis.

■	Distribute – After being approved by the physician, electronic records are distributed. We provide a fully featured distribution solution for printing, faxing and electronic distribution to referring physicians. We have developed thousands of interfaces with major, mid-level and proprietary hospital information systems, radiology information systems, health information repositories and EHR systems. Our solution supports HL7 and XML-based formats which further allows us to meet the needs of each individual customer. Throughout the entire workflow, our managed service platform maintains security measures and audit trails in full compliance with HIPAA privacy and security standards and regulations and the protection of the confidentiality of patient information.

In delivering these customized workflows, we offer a variety of software products. These can work either as stand-alone solutions or as integrated solutions with our other managed services. These solutions include:

■	DocQment Enterprise Platform (DEP) – Our core platform provides a powerful and flexible transcription solution that integrates the process of dictation, transcription, speech recognition, editing and document delivery into a unified clinical information management workflow. We offer the platform typically as a managed service. For those customers that prefer to use their own services, we also offer it on a license basis. Our platform provides a high performance and highly customizable clinical documentation workflow. It integrates with every major hospital system vendor, such as Epic, Cerner, and Meditech.
■	SpeechQ – Our front-end speech recognition family of solutions enables physicians to dictate, edit, and sign their reports in real-time. With workflows customized for numerous medical practices, such as radiology and general medicine, SpeechQ offers end-to-end workflows that combine voice commands and dictation. SpeechQ integrates with our enterprise platform in scenarios where a physician prefers to send text to our editors for review. Additionally, it interfaces with EHRs and other healthcare systems to allow patient demographic information to be automatically populated, updated, and distributed in real-time. Our newest SpeechQ offering, SpeechQDirect can voice-enable customer EHRs to drive greater adoption, which will assist them in realizing incentive funds from the government for that adoption. Healthcare providers can now use their voice in addition to keyboard and mouse to seamlessly interact with their desktop clinical applications, including the dictation of medical narrative and speech-based navigation within 3rd party applications. Using this solution, providers can improve documentation efficiency and avoid the trap of template-based point-and-click systems, augmenting discretely captured data with a narrative of the patient’s story.
■	CodeRunnerCAC – Our web-based workflow and workforce management system manages the entire coding process for our customers. Health records are fed into the system where natural language processing technology scans the information and delivers suggested codes to the hospital coding staff. This allows them to become more accurate, reduce turnaround time and increase productivity. All of these factors contribute to increased revenue and improved cash flow by shortening the revenue cycle and making fewer errors that can result in denials by payors.
■	DocQVoice – Our web-based enterprise digital voice capture and transport solution is deployed at the customer’s location and integrates with both our enterprise platform and legacy dictation systems.

In addition, through our acquisition of MultiModal, we now provide speech and natural language understanding solutions to MTSOs, original equipment manufacturers, or OEMs, and healthcare providers.

Selling and marketing

As of June 30, 2011, we employed more than 100 personnel in our sales force and account management organization. Our sales force is focused on new customer sales opportunities including both the conversion of customers that are using in-house solutions as well as the displacement of competitive offerings. This sales organization employs consultative sales techniques to deliver customized programs and solutions that respond to the customer’s unique requirements. Our account management organization is responsible for continuity of our current customer relationships and the expansion of those relationships to include additional services, facilities, or work types.

We complement our sales efforts with numerous marketing initiatives, including:

■	attending and sponsoring industry trade shows of national organizations, such as the American Health Information Management Association, Healthcare Information and Management Systems Society, Association for Healthcare Documentation Integrity, Radiological Society of North America, Society for Imaging Informatics in Medicine, and Medical Transcription Industry Alliance;
■	participating in work groups and leadership committees of the industry associations; and
■	advertising in trade journals related to our industry.

Operations

We serve our customers 24 hours a day, seven days a week with our integrated clinical documentation solutions. We use ASR in most of our production, which we complement with skilled, English-speaking MTs and MEs.

Technology

Technology development

We devote substantial resources to research and development to ensure that our solutions meet both current and future customer requirements. As of June 30, 2011, we employed a development staff of approximately 130 employees. Our development staff has expertise in multiple disciplines, including service oriented architectures, web-based clients, high volume transactional databases, data warehouses, web services and integration with third-party systems. We also utilize third party resources for some for specific technologies, such as ASR, capture-assisted codes, encoders, databases, portal technologies and reporting. Much of the technology in our integrated solutions is proprietary. Our development personnel follow a rigorous development methodology that ensures repeatable, high quality and timely delivery of solutions.

ASR is a key component of our narrative-based solutions. With the MultiModal acquisition, we now own our own ASR technology and we now have an in-house team of engineers with deep speech recognition and natural language understanding development expertise.

Technology operations

Our clinical documentation solutions are hosted by us and accessed using high-speed internet connections or private network connections. We have devoted significant resources to producing software applications and managed services to meet the functionality and performance expectations of our customers. We use commercially available hardware and a combination of proprietary and commercially-available licensed software to provide our clinical documentation solutions.

Competition

Because we integrate technologies and services, we compete with companies in a number of different sectors. These competitors include:

■	in-house service departments of healthcare providers, which we believe produce the majority of clinical documentation today based on the Physician Narrative;

■	national medical transcription service providers, such as Focus Informatics, Inc. (a subsidiary of Nuance Communications, Inc., or Nuance), Transcend Services, Inc., and Webmedex, Inc.;
■	local or regional medical transcription service organizations;
■	ASR software vendors, such as Nuance, which market ASR as a means to reduce clinical documentation labor; and
■	EHR software vendors which promote their systems as a replacement to narrative-based input by using on-screen templates and drop-down boxes for data entry.

Competition for our integrated clinical documentation solutions is based primarily on the following factors:

■	accuracy and timeliness of documentation produced;
■	capacity to handle large volumes and complex workflows;
■	ability to provide fully-integrated end-to-end solutions;
■	ease of upgrades and ability to add complementary offerings;
■	physician acceptance and productivity;
■	pricing;
■	analytics provided to customers;
■	domestic or offshore production capabilities;
■	time to implement for new customers; and
■	financial stability.

We believe we compete effectively on all of the above criteria. We provide fully integrated end-to-end managed services that translate the Physician Narrative into a customized electronic record with high accuracy and low turn-around time. We believe that our production cost structure allows us to offer competitive prices while continuing to invest in the development of new technologies and services. We have the largest production capacity in our industry, which we believe strengthens our operational capabilities and assists us in meeting customer demands for timely implementation of our solutions for new accounts.

Government regulation

The provision of clinical documentation solutions is heavily regulated by federal and state statutes and regulations. We and our healthcare customers must comply with a variety of requirements, including HIPAA and other restrictions regarding privacy, confidentiality, and security of health information.

We have structured our operations to comply with HIPAA and other regulatory and contractual requirements. We have implemented appropriate safeguards related to the access, use, or disclosure of PHI, to address the privacy and security of PHI consistent with our regulatory and contractual requirements. We also train our personnel regarding HIPAA and other requirements. We have made and continue to make investments in systems to support customer operations that are regulated by HIPAA and other regulations. Because these standards are subject to interpretation and change, we cannot predict the future impact of HIPAA or other regulations on our business and operations.

HIPAA and HITECH Act

HIPAA establishes a set of national privacy and security standards for protecting the privacy, confidentiality and security of PHI. Under HIPAA, health plans, healthcare clearinghouses, and healthcare providers, together referred to as covered entities for purposes of HIPAA, and their business associates must meet certain standards in order to protect individually identifiable health information. The HITECH Act which was enacted into law on February 17, 2009 as part of the ARRA, enhances and strengthens the HIPAA privacy and security standards and makes certain provisions of HIPAA applicable to business associates of covered entities.

As part of the operation of our business, our customers provide us with certain PHI, and we are considered to be a business associate of most of our customers for purposes of HIPAA. The provisions of HIPAA require our customers to have agreements in place with us whereby we are required to appropriately safeguard the PHI we create or receive on their behalf. As a business associate, we also have statutory and regulatory obligations under

HIPAA. We are bound by our business associate agreements to use and disclose PHI in a manner consistent with HIPAA in providing services to those covered entities.

We and our customers are also subject to HIPAA security regulations that require the implementation of certain administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of EPHI. We are required by regulation and contract to protect the security of EPHI that we create, receive, maintain or transmit for our customers consistent with these regulations. These requirements include implementing administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of such EPHI. To comply with our regulatory and contractual obligations, we may have to reorganize processes and invest in new technologies. On February 17, 2010, we became directly subject to HIPAA’s criminal and civil penalties for any breaches of our privacy and security obligations.

Other restrictions regarding privacy, confidentiality, and security of health information

In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to, confidentiality and security of PHI. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. In many cases, these state laws are not preempted by the HIPAA privacy and security standards.

Intellectual property

We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements, license agreements, contractual provisions and other measures to protect our proprietary rights. We have a number of registered trademarks in the United States and abroad, including CBay®, MedQuist®, SpeechQ®, Always Understanding®, Anymodal® and Telegentis®. We have common law rights over a number of unregistered trademarks. We also own a limited number of United States and foreign patents and patent applications that relate to our products, processes and technologies.

In addition to utilizing our own ASR technology, we also license ASR software that we incorporate into our transcription platforms and other products.

MedQuist Inc. licenses speech recognition and processing software from Nuance pursuant to a licensing agreement entered into in November 2009. MedQuist Inc. pre-paid the licensing fee and the licensing agreement with Nuance expires in June 2015. Thereafter, upon written notice to Nuance, MedQuist Inc. has the right to renew the licensing agreement for two successive periods of five years each on the same terms (except pricing) and conditions of the licensing agreement then in effect.

Nuance granted MedQuist Inc. co-ownership rights to and interests in its SpeechQ product in exchange for a fixed sum, pursuant to a supply agreement entered into in November 2009. The supply agreement also provides that MedQuist Inc. receive, in exchange for periodic fees, the exclusive right in the United States, Canada and certain Caribbean islands to sell, service and deliver SpeechQ. MedQuist Inc.’s supply agreement with Nuance expires in June 2015. Upon written notice to Nuance, MedQuist Inc. has the right to renew the agreement for two successive terms of five years each on the same terms (except pricing) and conditions of the agreement then in effect.

MedQuist Inc. also licenses the speech recognition and processing software used for SpeechQ from Nuance, under a separate licensing agreement entered into in November 2009. Under this agreement, MedQuist Inc. pays a licensing fee based on total number of individual users or named-user licenses per customer order. This agreement expires in June 2015. Thereafter, upon written notice to Nuance, MedQuist Inc. has the right to renew the licensing agreement for two successive periods of five years each on the same terms (except pricing) and conditions of the licensing agreement then in effect.

Employees

As of June 30, 2011, we had more than 12,000 employees in the United States and India. Most of our employees are MTs and MEs involved in the production and quality assurance of clinical documentation.

We believe we have good relationships with our employees. Our employees are not subject to collective bargaining agreements or union representation.

Legal proceedings

When we acquired MedQuist Inc. in August 2008, MedQuist Inc. was involved in a number of legal matters, including customer and stockholder issues and regulatory investigations. Substantially all of these legal matters have been resolved.

Shareholder Settlement

On February 8, 2011 and February 10, 2011, two of MedQuist Inc.’s minority shareholders filed class action complaints in the Superior Court of New Jersey, Burlington County, Chancery Division, (the Court) against MedQuist Inc., the individual members on MedQuist Inc.’s board of directors and us (the Shareholder Litigation). Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to minority shareholders of MedQuist Inc. in connection with the structuring and disclosure of the Initial Registered Exchange Offer.

On March 4, 2011, the parties to the Shareholder Litigation entered into a memorandum of understanding (the MOU) that outlined the material terms of a proposed settlement of the Shareholder Litigation. Under the terms of the MOU, we agreed to extend the expiration of the Initial Registered Exchange Offer and further agreed that if, as a result of the Initial Registered Exchange Offer, we obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., we would conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio applicable under the Initial Registered Exchange Offer. MedQuist Inc. agreed to make certain supplemental disclosures concerning the Initial Registered Exchange Offer, which were contained in an amendment to Schedule 14D-9 that MedQuist Inc. filed with the SEC on March 7, 2011. We also agreed to use our best efforts to finalize a stipulation of settlement (the Stipulation of Settlement) and present it to the Court for preliminary approval within thirty days of the date of the MOU.

On April 1, 2011, the parties executed the Stipulation of Settlement that memorialized the terms of the settlement outlined in the MOU. On this same date, plaintiffs’ counsel filed with the Clerk of the Court a Motion for Preliminary Approval of the Proposed Stipulation of Settlement. The Motion asked the Court to, among other things, (a) hold a hearing to address preliminary approval of the Stipulation of Settlement, (b) certify a class, for purposes of effectuating the Stipulation of Settlement only, of all MedQuist Inc.’s shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement, and (c) schedule a final hearing within 60 days to determine whether the Stipulation of Settlement is reasonable and fair and should receive final approval.

The Court held a preliminary approval hearing on April 19, 2011 and entered an Order preliminarily approving the settlement and setting a final approval hearing for June 17, 2011 (the Preliminary Approval Order). The Preliminary Approval Order also required MedQuist Inc. to provide mail and publication notice of the proposed settlement to all shareholders of recorded and established deadlines for objections to the settlement and for filing briefs in support and in opposition to the settlement.

On June 17, 2011, following mail and publication notice to MedQuist Inc.’s shareholders, the Court held a fairness hearing on the settlement. On this date, the Court entered an Order and Final Judgment (the Final Judgment) that, among other things, (a) certified the settlement class consisting of all MedQuist Inc.’s shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement (the Settlement Class), (b) found the terms set forth in the Stipulation of Settlement to be fair and reasonable and in the best interests of the Settlement Class, and (c) approved the application for attorney’s fees and costs and awarded plaintiffs’ counsel $0.4 million. The Final Judgment also dismissed the case with prejudice.

Affiliates of the Company’s Former Principal Shareholders

Pursuant to an agreement entered into on August 19, 2008, the Company was obligated to pay S.A.C. PEI CB Investment II, LLC (SAC CBI II) and Lehman Brothers Commercial Corporation Asia (LBCCA), an annual fixed amount of $1.9 million and $0.9 million, respectively, in cash or shares at the Company’s election, in return for financial, managerial and operational advice. The payment provision of the agreement had a five-year term that was scheduled to expire in August 18, 2013. The agreement stipulated that the annual amount was payable regardless of whether any services were rendered by SAC CBI II or LBCCA. Under the agreement, the Company was committed to pay for the remaining unexpired term at termination of the agreement or upon a change in control, with the payment amount determined as follows: the sum of the present value (using the discount rate equal to the yield on U.S. Treasury securities of like maturity) of the annual amounts that would have been payable with respect to the period from the date of such change of control or termination, as applicable through scheduled expiration date. The change in control occurred and the agreement terminated as a result of the consummation of our IPO and the Private Exchange. As a result, 0.8 million shares valued at $6.2 million were issued in March 2011 to satisfy the obligation to SAC CBI II.

However, provisional liquidators were appointed in respect of LBCCA in September 2008, and the Company challenged LBCCA’s entitlement to amounts under the agreement. On April 27, 2011, the provisional liquidators filed a lawsuit against the Company on behalf of LBCCA in the Southern District of New York seeking payments under the agreement. On July 21, 2011 the Company reached a settlement with LBCCA, pursuant to which we paid $4.0 million in July 2011. Pursuant to the terms of the agreement, the Company recorded $6.6 million and $1.4 million of charges to additional paid in capital during the six months ended June 30, 2011 and 2010, respectively. Additionally, amounts payable of $4.0 million and $3.5 million at June 30, 2011 and December 31, 2010, respectively, were accrued as a related party payable.

SEC Investigation of Former Officer

With respect to MedQuist Inc.’s historical billing practices, the SEC pursued civil litigation against MedQuist Inc.’s former chief financial officer, whose employment ended in July 2004. Pursuant to its bylaws, MedQuist Inc. had been providing indemnification for the legal fees for its former chief financial officer. In February 2011, MedQuist Inc. reached a settlement under which its former chief financial officer released MedQuist Inc. from its indemnification obligations to him upon his settlement of the litigation with the SEC and MedQuist Inc.’s payment to him of a negotiated amount. The former chief financial officer settled the SEC litigation and MedQuist Inc. made its settlement payment to him in May 2011. This settles the last remaining contingency related to the MedQuist Inc. billing practices.

Other Litigation

From time to time, we are involved in legal proceedings or regulatory investigations arising in the ordinary course of our business. We are not currently a party to any material legal proceedings that we believe would likely have a material adverse effect on our financial condition, results of operations or cash flows. See Note 11 to our unaudited consolidated financial statements for the period ended June 30, 2011 included elsewhere in this prospectus.

Properties

We lease 35 facilities in the U.S. and India representing approximately 694,295 square feet including our administrative headquarters for our United States operations, which is located in an approximately 48,000 square foot facility in Franklin, Tennessee and our sales, administrative and research and development office, which is located in an approximately 19,500 square foot facility in Norcross, Georgia.

MedQuist Inc. Business

Overview

MedQuist Inc. is a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. MedQuist Inc.’s end-to-end solutions convert the Physician Narrative, into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, automated speech recognition (ASR), medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for MedQuist Inc.’s customers. MedQuist Inc.’s solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and MedQuist Inc. believes its solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and use of electronic health records.

MedQuist Inc. is the largest provider by revenue of clinical documentation solutions based on the Physician Narrative in the United States. The majority of lines MedQuist Inc. processes are edited or transcribed by its approximately 5,600 medical transcriptionists (MTs) and medical editors (MEs). MedQuist Inc.’s size allows it to handle the clinical documentation requirements of many of the largest and most complex healthcare delivery networks in the United States, provides it with economies of scale, and enables it to devote significantly more resources to enhancing its solutions through research and development than most of its competitors.

MedQuist Inc. serves a large number of hospital and physician practices and the majority of the work is recurring.

MedQuist Inc. has realized significant increases in both revenue and profitability as the result of the acquisition of Spheris Inc. (Spheris), which it acquired in April 2010 as well as benefits realized from its scalable business model. From 2008 to 2010, MedQuist Inc.’s net revenue increased from $326.9 million to $375.2 million.

MedQuist Inc. competitive strengths

MedQuist Inc.’s competitive strengths include:

■	Leader in a large, fragmented market – MedQuist Inc. is the largest provider by revenue of clinical documentation solutions based on the Physician Narrative in the United States. MedQuist Inc.’s size enables it to meet the needs of large, sophisticated healthcare customers, provides economies of scale, and enables it to devote significantly more resources to research and development and quality assurance than many other providers.
■	Integrated solutions delivered as a complete managed service – MedQuist Inc. offers fully-integrated end-to-end managed services that capture and convert the Physician Narrative into a high quality customized electronic record. MedQuist Inc. integrates technologies and services for voice capture and transmission, ASR, medical transcription and editing, workflow automation, and document management and distribution. The end result is value-added clinical documentation with high accuracy and quick turn-around times.
■	Large and diversified customer base with long-term relationships – MedQuist Inc. serves a large number of hospital and physician practices and the majority of the work is recurring.
■	Highly-efficient operating model – Over the past two years, MedQuist Inc. has driven down its cost structure through leveraging its scalable infrastructure, standardizing processes, and increased utilization of ASR. MedQuist Inc.’s use of ASR, which has grown from 39% of its volume in the fourth quarter of 2008 to 76% in the fourth quarter of 2010, has increased its productivity. Additionally, its expanding footprint in India through its relationship with MedQuist Holdings Inc.’s wholly owned subsidiary, CBay Systems and Services, Inc., its principal offshore labor provider has enabled MedQuist Inc. to increase its offshore production from 28% of its volume to 34% over this same period. The financial impact of these measures has been an improvement in gross margins during this timeframe from 34% to 36%.

■	Proven management team – MedQuist Inc. has assembled an outstanding senior leadership team with significant industry experience and domain expertise in both domestic and offshore operations. Its management team has delivered substantial results and brings an entrepreneurial spirit with proven experience in managing growth, driving operational improvements, and successfully integrating acquisitions.

MedQuist Inc.’s strategy

Key elements of MedQuist Inc.’s strategy include:

■	Expand its customer base and increase existing customer penetration – MedQuist Inc. intends to grow its customer base by targeting three market segments: large healthcare providers still using in-house services, large healthcare providers currently using competing outsourced alternatives, and small to medium sized hospitals and physician practices. Given its market leadership, strong solution offerings, and low cost structure, MedQuist Inc. believes it is well positioned to both replace in-house solutions as well as displace competing outsourced alternatives for large healthcare providers. In order to increase penetration within its existing customer base, MedQuist Inc. intends to continue targeting additional healthcare clinical areas and facilities of its current customers. Additionally, as healthcare providers centralize their purchasing decisions, MedQuist Inc. believes that its ability to deliver outstanding services for large, complex requirements provides it with increasing access to new sales opportunities within its existing customer base and through existing customer relationships.
■	Continue to develop and enhance its integrated solutions – MedQuist Inc. seeks to differentiate its integrated solutions through sophisticated technology and process improvement. MedQuist Inc. has approximately 90 employees dedicated to research and development. Over the last year, MedQuist Inc. launched numerous enhancements, including a front end speech platform for general medicine, additional EHR system integration, and advanced performance monitoring.
■	Enhance profitability through technical and operational expertise – MedQuist Inc. has made significant improvements in productivity through business process and infrastructure improvements. Notwithstanding reductions in customer pricing, MedQuist Inc.’s gross margins have expanded from 32% in the fourth quarter of 2008 to 36% in the fourth quarter of 2010. Our management team has proven its ability to implement continuous process improvements and it intends to further increase offshore production and its use of technological automation, including ASR, to lower costs and enhance its profitability.
■	Facilitate the adoption and promote meaningful use of EHR systems – MedQuist Inc.’s integrated solutions provide a comprehensive, accurate and effective method to incorporate Physician Narrative into an EHR system. MedQuist Inc. interfaces with substantially all of the leading EHR vendors to integrate its clinical documentation solutions and to help its customers realize the full potential of their EHR systems through the use of the Physician Narrative. In MedQuist Inc.’s experience, when EHR is adopted, customers tend to consolidate their purchase decisions, which benefit MedQuist Inc. as a leading provider of clinical documentation solutions.
■	Pursue strategic acquisitions – MedQuist Inc. believes that there are significant opportunities available to create value through strategic acquisitions. MedQuist Inc. intends to seek appropriate opportunities to grow its customer base, enhance or expand its solutions, incorporate synergy opportunities, and expand its value proposition to its customers.

MedQuist Inc.’s solutions

Clinical documentation solutions for healthcare providers

MedQuist Inc. provides enterprise-class solutions for healthcare providers ranging from fully-integrated end-to-end managed services to stand-alone offerings. These solutions represent the large majority of MedQuist Inc.’s revenues. MedQuist Inc.’s solutions enable its customers to easily access advanced technologies with confidence that their clinical documentation requirements will be completed accurately and quickly. MedQuist Inc.’s industry-leading solutions integrate voice capture and transmission, ASR, transcription/editing services, workflow management, and document management and distribution capabilities. In addition, MedQuist Inc. has coding technology and services to complement its clinical documentation offerings which enhance and improve the revenue cycle.

With proprietary and licensed technologies, MedQuist Inc. enables its customers to efficiently manage their narrative-based documentation through customizable workflows. A typical workflow includes the following steps:

■	Capture – As the first step in a workflow process, users can dictate into one of several input devices, including a variety of handheld dictation devices, Smartphone applications, proprietary handsets, standard telephones, or PC-based dictation stations. Users can also use PC-based speech recognition applications for those who prefer to edit their own files in real-time. By supporting a wide array of capture methods, MedQuist Inc. provides true choice to its customers to decide which workflow best suits their needs. Users can change as needed from real-time to batch-based workflows to maximize their productivity.
■	Manage – Captured voice files are merged with patient information from MedQuist Inc.’s customers’ information systems and EHRs where they are loaded into MedQuist Inc.’s enterprise platform for processing. The platform balances production resources across both in-house and outsourced personnel, and its web-based management capabilities allow administrators to easily manage workflows from anywhere at any time. MedQuist Inc. generates draft reports using speech recognition technology which are reviewed by MedQuist Inc.’s Medical Editors (MEs). MedQuist Inc. can also use conventional transcription services from MedQuist Inc.’s Medical Transcriptionists (MTs). To maintain high quality and efficiency, MedQuist Inc.’s platform automatically matches voice files from various specialties and acuity levels to the MTs or MEs with the appropriate skill sets. It also includes random quality checks to give timely feedback to MedQuist Inc.’s personnel. Turn-around time is an important metric for MedQuist Inc.’s customers, and so the system optimizes processing to ensure it fulfills MedQuist Inc.’s contracted service level agreements, which typically range from one hour to 48 hours. In addition, the platform provides real-time access for MedQuist Inc.’s customers to not only see into their work moving through the system, but provides dashboard metrics and reporting to help manage their enterprises.

■	Analyze – Completed reports are routed back to physicians or other healthcare professionals for review, final editing (as required), and authentication. These reports are then available to drive additional value added services, such as coding, data abstraction for analytics, measures reporting, and billing services. MedQuist Inc. provides customers with sophisticated reporting capabilities and integrated electronic signature solutions to simplify and accelerate the review of their clinical reports. MedQuist Inc. uses Quantifytm, its patent-pending natural language processing technology, to convert final reports into structured documentation formats. This technology allows MedQuist Inc. to scan health records for information needed by the customer to fulfill their regulatory and local reporting requirements. Healthcare entities are required to report the meaningful use of their EHRs by reporting on defined quality measures set down by the government. Using the CAA tool, customers can extract this information for these quality measures to make sure the reporting is complete and reduce the time and expense that associated with a manual abstraction process. It can take as much as 40 minutes to manually abstract a single medical record. CAA technology can dramatically reduce this time and improve the accuracy of the information reported. CAA can also be used, based on a set of rules, to deliver information to the customer for Clinical Documentation Improvement initiatives (CDI). In this case, the tool can tell the customer when a healthcare worker has not documented something needed to support measures reporting and reimbursement. Finally, this technology can also be used to structure documentation in the health record for use in populating EHRs and for data analysis. In this case, the unstructured transcribed text can be structured and parsed into the information that can be populated into the customer’s EHR systems at a discrete level. This allows the vital information located in the narrative part of the physician’s documentation to be used in the EHR to support continuity of medical care and provide again for measures reporting and reimbursement needs.
■	Distribute – After being approved by the physician, electronic records are distributed. MedQuist Inc. provides a fully featured distribution solution for printing, faxing and electronic distribution to referring physicians. MedQuist Inc. has developed thousands of interfaces with major, mid-level and proprietary hospital information systems, radiology information systems, health information repositories and EHR systems. MedQuist Inc.’s solution supports HL7 and XML-based formats which further allows MedQuist Inc. to meet the needs of each individual customer. Throughout the entire workflow, MedQuist Inc.’s managed service platform maintains security measures and audit trails in full compliance with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) privacy and security standards and regulations and the protection of the confidentiality of patient information.

In delivering these customized workflows, MedQuist Inc. offers a variety of software products. These can work either as stand-alone solutions or as integrated solutions with MedQuist Inc.’s other managed services. These solutions include:

■	DocQment Enterprise Platform (DEP) – MedQuist Inc.’s core platform provides a powerful and flexible transcription solution that integrates the process of dictation, transcription, speech recognition, editing, and document delivery into a unified clinical information management workflow. MedQuist Inc. offers the platform typically as a managed service. For those customers that prefer to use their own services, MedQuist Inc. also offers it on a license basis. MedQuist Inc.’s platform provides a high performance and highly customizable clinical documentation workflow. It integrates with every major hospital system vendor, such as Epic, Cerner, and Meditech, and MedQuist Inc. developed thousands of interfaces with customer systems.
■	SpeechQ – MedQuist Inc.’s front-end speech recognition family of solutions enables physicians to dictate, edit, and sign their reports in real-time. With workflows customized for numerous medical practices, such as radiology and general medicine, SpeechQ offers end-to-end workflows that combine voice commands and dictation. SpeechQ integrates with MedQuist Inc.’s enterprise platform in scenarios where a physician prefers to send text to its editors for review. It interfaces with EHRs and other healthcare systems to allow patient demographic information to be automatically populated, updated, and distributed in real-time. MedQuist Inc.’s newest SpeechQ offering, SpeechQDirect can voice-enable customer EHRs to drive greater adoption, which will assist them in realizing incentive funds from the government for that adoption. Healthcare providers can now use their voice in addition to keyboard and mouse to seamlessly interact with their desktop clinical applications, including the dictation of medical narrative and speech-based navigation within 3rd party applications. Using this solution, providers can improve documentation efficiency and avoid the trap of template-based point-and-click systems, augmenting discretely captured data with a narrative of the patient’s story.

■	CodeRunnerCAC – MedQuist Inc.’s web-based workflow and workforce management system manages the entire coding process for its customers. Health records are fed into the system where natural language processing technology scans the information and delivers suggested codes to the hospital coding staff. This allows them to become more accurate, reduce turnaround time and increase productivity. All of these factors contribute to increased revenue and improved cash flow by shortening the revenue cycle and making fewer errors that can result in denials by payors.
■	DocQVoice – MedQuist Inc.’s web-based enterprise digital voice capture and transport solution is deployed at the customer’s location and integrates with both MedQuist Inc.’s enterprise platform and legacy dictation systems.

Selling and marketing

MedQuist Inc. employs approximately 100 personnel in its sales force and account management organization. MedQuist Inc.’s sales force is focused on new customer sales opportunities including both the conversion of customers that are using in-house solutions as well as the displacement of competitive offerings. This sales organization employs consultative sales techniques to deliver customized programs and solutions that respond to the customer’s unique requirements. MedQuist Inc.’s account management organization is responsible for continuity of its current customer relationships and the expansion of those relationships to include additional services, facilities, or work types.

MedQuist Inc. complements its sales efforts with numerous marketing initiatives, including:

■	attending and sponsoring industry trade shows of national organizations, such as the American Health Information Management Association, Healthcare Information and Management Systems Society, Association for Healthcare Documentation Integrity, Radiological Society of North America, Society for Imaging Informatics in Medicine, and Medical Transcription Industry Alliance;
■	participating in work groups and leadership committees of the industry associations; and
■	advertising in trade journals related to our industry.

Operations

MedQuist Inc. serves its customers 24 hours a day, seven days a week with its integrated clinical documentation solutions. MedQuist Inc. uses ASR in most of its production, which it complements with skilled, English-speaking MTs and MEs.

Technology

Technology development

MedQuist Inc. devotes substantial resources to research and development to ensure that its solutions meet both current and future customer requirements. As of June 30, 2011, MedQuist Inc. employed a development staff of approximately 90 employees. MedQuist Inc.’s development staff has expertise in multiple disciplines, including service oriented architectures, web-based clients, high volume transactional databases, data warehouses, web services and integration with third-party systems. MedQuist Inc. also utilizes third party resources for some specific technologies, such as ASR, capture-assisted codes, encoders, databases, portal technologies and reporting. Much of the technology in MedQuist Inc.’s integrated solutions is proprietary. MedQuist Inc.’s development personnel follow a rigorous development methodology that ensures repeatable, high quality and timely delivery of solutions.

ASR is a key component of MedQuist Inc.’s narrative-based solutions, and it licenses software for a portion of its ASR capabilities. MedQuist Inc. dual sources some components of its ASR technologies.

Technology operations

MedQuist Inc.’s clinical documentation solutions are hosted by MedQuist Inc. and accessed using high-speed internet connections or private network connections. MedQuist Inc. has devoted significant resources to producing software applications and managed services to meet the functionality and performance expectations of its customers. MedQuist Inc. uses commercially available hardware and a combination of proprietary and commercially-available licensed software to provide its clinical documentation solutions.

Competition

Because MedQuist Inc. integrates technologies and services, it competes with companies in a number of different sectors. These competitors include:

■	in-house service departments of healthcare providers, which MedQuist Inc. believes produce the majority of clinical documentation today based on the Physician Narrative;
■	national medical transcription service providers, such as Focus Informatics, Inc. (a subsidiary of Nuance Communications, Inc. (Nuance)), Transcend Services, Inc., and Webmedex, Inc. (a subsidiary of Nuance);
■	local or regional medical transcription service organizations;
■	ASR software vendors, such as Nuance, which markets ASR as a means to reduce clinical documentation labor; and
■	EHR software vendors which promote their systems as a replacement to narrative-based input by using on-screen templates and drop-down boxes for data entry.

Competition for MedQuist Inc.’s integrated clinical documentation solutions is based primarily on the following factors:

■	accuracy and timeliness of documentation produced;
■	capacity to handle large volumes and complex workflows;
■	ability to provide fully-integrated end-to-end solutions;
■	ease of upgrades and ability to add complementary offerings;
■	physician acceptance and productivity;

■	pricing;
■	physician acceptance and productivity;
■	analytics provided to customers;
■	domestic or offshore production capabilities;
■	time to implement for new customers; and
■	financial stability.

MedQuist Inc. believes it competes effectively on all of the above criteria. It provides fully integrated end-to-end managed services that translate the Physician Narrative into a customized electronic record with high accuracy and low turn-around time. MedQuist Inc. believes that its production cost structure allows it to offer competitive prices while continuing to invest in the development of new technologies and services. MedQuist Inc. has the largest production capacity in its industry, which it believes strengthens it operational capabilities and assists it in meeting customer demands for timely implementation of its solutions for new accounts.

Government regulation

The provision of clinical documentation solutions is heavily regulated by federal and state statutes and regulations. MedQuist Inc. and its healthcare customers must comply with a variety of requirements, including HIPAA and other restrictions regarding privacy, confidentiality, and security of health information.

MedQuist Inc. has structured its operations to comply with HIPAA and other regulatory and contractual requirements. MedQuist Inc. has implemented appropriate safeguards related to the access, use, or disclosure of PHI, to address the privacy and security of PHI consistent with its regulatory and contractual requirements. MedQuist Inc. also trains its personnel regarding HIPAA and other requirements. MedQuist Inc. has made and continues to make investments in systems to support customer operations that are regulated by HIPAA and other regulations. Because these standards are subject to interpretation and change, MedQuist Inc. cannot predict the future impact of HIPAA or other regulations on its business and operations.

HIPAA and HITECH Act

HIPAA establishes a set of national privacy and security standards for protecting the privacy, confidentiality and security of PHI. Under HIPAA, health plans, healthcare clearinghouses, and healthcare providers, together referred to as covered entities for purposes of HIPAA, and their business associates must meet certain standards in order to protect individually identifiable health information. The HITECH Act which was enacted into law on February 17, 2009 as part of the ARRA, enhances and strengthens the HIPAA privacy and security standards and makes certain provisions of HIPAA applicable to business associates of covered entities.

As part of the operation of MedQuist Inc.’s business, its customers provide it with certain PHI, and MedQuist Inc. is considered to be a business associate of most of its customers for purposes of HIPAA. The provisions of HIPAA require MedQuist Inc.’s customers to have agreements in place with it whereby it is required to appropriately safeguard the PHI MedQuist Inc. creates or receive on their behalf. As a business associate, MedQuist Inc. also has statutory and regulatory obligations under HIPAA. MedQuist Inc. is bound by its business associate agreements to use and disclose PHI in a manner consistent with HIPAA in providing services to those covered entities.

MedQuist Inc. and its customers are also subject to HIPAA security regulations that require the implementation of certain administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of EPHI. MedQuist Inc. is required by regulation and contract to protect the security of EPHI that it creates, receives, maintains or transmits for its customers consistent with these regulations. These requirements include implementing administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of such EPHI. To comply with these regulatory and contractual obligations, MedQuist Inc. may have to reorganize processes and invest in new technologies. On February 17, 2010, MedQuist Inc. became directly subject to HIPAA’s criminal and civil penalties for any breaches of its privacy and security obligations.

Other restrictions regarding privacy, confidentiality, and security of health information

In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to, confidentiality and security of PHI. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. In many cases, these state laws are not preempted by the HIPAA privacy and security standards.

Intellectual property

MedQuist Inc. relies on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements, license agreements, contractual provisions and other measures to protect its proprietary rights. MedQuist Inc. has a number of registered trademarks in the United States and abroad, including MedQuist® and SpeechQ®. MedQuist Inc. has common law rights over a number of unregistered trademarks. MedQuist Inc. also owns a limited number of United States and foreign patents and patent applications that relate to its products, processes and technologies.

MedQuist Inc. dual sources some components of its ASR technologies.

Nuance

MedQuist Inc. licenses speech recognition and processing software from Nuance, pursuant to a licensing agreement between MedQuist Inc. and Nuance (as successor in interest to Philips Speech Recognition Systems GmbH, a Republic of Austria corporation, and Philips Speech Processing GmbH, a Republic of Austria corporation) dated May 22, 2000 (the “Back-End Speech Recognition Licensing Agreement”), as amended.

Nuance granted MedQuist Inc. co-ownership rights to and interests in its SpeechQ product in exchange for a fixed sum, pursuant to a supply agreement entered into in November 2009. The supply agreement also provides that MedQuist Inc. receives, in exchange for periodic fees, the exclusive right in the United States, Canada and certain Caribbean islands to sell, service and deliver SpeechQ. MedQuist Inc.’s supply agreement with Nuance expires in June 2015. Upon written notice to Nuance, MedQuist Inc. has the right to renew the agreement for two successive terms of five years each on the same terms (except pricing) and conditions of the agreement then in effect.

MedQuist Inc. also licenses the speech recognition and processing software used for SpeechQ from Nuance, under a separate licensing agreement between MedQuist Inc. and Nuance dated November 10, 2009 (the “Front-End Speech Recognition Licensing Agreement.”)

On June 30, 2011, MedQuist Inc. and Nuance entered into a Fee Agreement (the “Nuance Fee Agreement”). MedQuist Inc. agreed to pay Nuance an agreed upon amount, prior to September 15, 2011, in full satisfaction of MedQuist Inc.’s license fee obligations through June 30, 2015 (the expiration date for the term of the Back-End Speech Recognition Licensing Agreement and the Front-End Speech Recognition Licensing Agreement (together with the Back-End Speech Recognition Licensing Agreement, the “Underlying Agreements”), subject to the terms and conditions set forth in the Nuance Fee Agreement. Under the Back-End Speech Recognition Licensing Agreement, MedQuist Inc. obtained a license to use Nuance’s SpeechMagic speech recognition and processing software (“SpeechMagic”) in MedQuist Inc.’s DocQment Enterprise Platform. Under the Front-End Speech Recognition Licensing Agreement, MedQuist Inc. obtained a license to use SpeechMagic in MedQuist Inc.’s SpeechQ for Radiology and SpeechQ for General Medicine applications.

MedQuist Inc. also agreed to pay Nuance for one year of maintenance services to be provided by Nuance to MedQuist Inc. with respect to the licensed products under the Underlying Agreements. The maintenance services will automatically renew for successive one-year terms unless cancelled in writing by MedQuist Inc. prior to the annual renewal date or the Nuance Agreement expires or is terminated in accordance with its terms.

Finally, pursuant to the Nuance Fee Agreement, specified terms of the Underlying Agreements will be suspended until June 30, 2015 or the earlier termination of such terms in accordance with the Underlying Agreements, including (i) certain termination rights of Nuance under the Underlying Agreements, (ii) the requirement that MedQuist Inc. incorporate a minimum percentage of royalty bearing licenses of SpeechMagic for use in MedQuist

Inc.’s front-end speech recognition application (such as SpeechQ for Radiology and SpeechQ for General Medicine) that MedQuist Inc. grants to its customers in the United States and certain other areas pursuant to the Front-End Speech Recognition Licensing Agreement, (iii) the requirement that MedQuist Inc. generate a certain minimum percentage of MedQuist Inc.’s transcription that is produced through the use of back-end speech recognition software (such as MedQuist Inc.’s DocQment Enterprise Platform) using SpeechMagic pursuant to the Back-End Speech Recognition Licensing Agreement, and (iv) the requirement that MedQuist Inc. give Nuance a period of three (3) months to submit a competitive offer before MedQuist Inc. can replace SpeechMagic in the DocQment Enterprise Platform. At its option, MedQuist Inc. may extend the term of either or both of the Underlying Agreements for up to two additional five-year terms following June 30, 2015.

MultiModal

MedQuist Inc. also licenses speech recognition and processing software from Multimodal. MedQuist Inc.’s principal license agreement with Multimodal was entered into in March 2010. Under that licensing agreement, MedQuist Inc. pays Multimodal a monthly fee in exchange for a fixed number of minutes of recording. Each minute of recording that exceeds the fixed number is charged at a specified rate per minute. MedQuist Inc.’s agreement with Multimodal expires in April 2013. Thereafter, the agreement automatically renews and is extended for up to seven additional successive one-year periods, unless MedQuist Inc. notifies Multimodal in writing of its election not to extend at least sixty days prior to the last day of the term. MedQuist Inc. is in discussions with Multimodal regarding an amendment to the license agreement that would modify the structure of the term of the agreement. As part of that modified structure, MedQuist Inc. would have the ability to use the software licensed under the agreement through April 2021. In the event of a change of control that results in a direct competitor of Multimodal having, directly or indirectly, a 50% or greater ownership interest in MedQuist Inc., or 50% or more of the voting control of MedQuist Inc., or in the event MedQuist Inc., through any acquisition of a direct competitor of Multimodal, begin selling or licensing a software product other than Multimodal’s that is directly competitive with such technology, Multimodal shall have the right to terminate its agreement with MedQuist Inc.

Employees

As of June 30, 2011, MedQuist Inc. had approximately 6,500 employees in the United States. Most of its employees are MTs and MEs involved in the production and quality assurance of clinical documentation.

MedQuist Inc. believes it has good relationships with its employees. Its employees are not subject to collective bargaining agreements or union representation.

Legal Proceedings

MedQuist Inc. has been involved in a number of legal matters, including customer and shareholder issues and regulatory investigations. Substantially all of these legal matters have been resolved.

Shareholder Settlement

On February 8, 2011 and February 10, 2011, two of MedQuist Inc.’s minority shareholders filed class action complaints in the Superior Court of New Jersey, Burlington County, Chancery Division, (“Court”) against MedQuist Inc., the individual members on MedQuist Inc.’s board of directors and MedQuist Holdings Inc. (“Shareholder Litigation”). Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to MedQuist Inc.’s minority shareholders in connection with the structuring and disclosure of MedQuist Holdings Inc.’s Initial Registered Exchange Offer under which it acquired additional shares of MedQuist Inc.’s common stock resulting in MedQuist Holdings Inc. owning approximately 97% of MedQuist Inc.’s issued and outstanding shares.

On March 4, 2011, the parties to the Shareholder Litigation entered into a memorandum of understanding (“MOU”) that outlined the material terms of a proposed settlement of the Shareholder Litigation. Under the terms of the MOU, MedQuist Holdings Inc. agreed to extend the expiration of the Initial Registered Exchange Offer and further agreed that if, as a result of the Initial Registered Exchange Offer, it obtained ownership of at least 90% of MedQuist Inc.’s outstanding common stock it would conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc.’s common stock that it does not currently own at the same exchange ratio applicable under the Initial Registered Exchange Offer. MedQuist Inc. agreed to make certain supplemental disclosures concerning the Initial Registered Exchange Offer, which were contained in an amendment to Schedule 14D-9 that it filed with the SEC on March 7, 2011. MedQuist Inc. also agreed to use its best efforts to finalize a stipulation of settlement (“Stipulation of Settlement”) and present it to the Court for preliminary approval within thirty days of the date of the MOU.

On April 1, 2011, the parties executed the Stipulation of Settlement that memorialized the terms of the settlement outlined in the MOU. On this same date, plaintiffs’ counsel filed with the Clerk of the Court a Motion for Preliminary Approval of the Proposed Stipulation of Settlement. The Motion asked the Court to, among other things, (a) hold a hearing to address preliminary approval of the Stipulation of Settlement, (b) certify a class, for purposes of effectuating the Stipulation of Settlement only, of all our shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement, and (c) schedule a final hearing within 60 days to determine whether the Stipulation of Settlement is reasonable and fair and should receive final approval.

The Court held a preliminary approval hearing on April 19, 2011 and entered an Order preliminarily approving the settlement and setting a final approval hearing for June 17, 2011 (“Preliminary Approval Order”). The Preliminary Approval Order also required MedQuist Inc. to provide mail and publication notice of the proposed settlement to all shareholders of record and established deadlines for objections to the settlement and for filing briefs in support and in opposition to the settlement.

On June 17, 2011, following mail and publication notice to our shareholders, the Court held a fairness hearing on the settlement. On this date, the Court entered an Order and Final Judgment (“Final Judgment”) that, among other things, (a) certified the settlement class consisting of all our shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement (“Settlement Class”), (b) found the terms set forth in the Stipulation of Settlement to be fair and reasonable and in the best interests of the Settlement Class, and (c) approved the application for attorney’s fees and costs and awarded plaintiffs’ counsel $400,000. The final judgment also dismissed the case with prejudice.

SEC Investigation of Former Officer

With respect to MedQuist Inc.’s historical billing practices, the SEC pursued civil litigation against its former chief financial officer, whose employment ended in July 2004. Pursuant to its bylaws, it had been providing indemnification for the legal fees for its former chief financial officer. In February 2011, MedQuist Inc. reached a settlement under which its former chief financial officer released it from its indemnification obligations to him upon his settlement of the litigation with the SEC and MedQuist Inc.’s payment to him of a negotiated amount. The former chief financial officer settled the SEC litigation and MedQuist Inc. made its settlement payment to him in May 2011. This settled the last remaining contingency related to MedQuist Inc.’s billing practices.

Other Litigation

From time to time, MedQuist Inc. is involved in legal proceedings or regulatory investigations arising in the ordinary course of our business. MedQuist Inc. is not currently a party to any material legal proceedings that it believes would likely have a material adverse effect on our financial condition, results of operations or cash flows.

Properties

MedQuist Inc. leases its administrative headquarters, which is located in an approximately 48,000 square foot facility in Franklin, Tennessee and MedQuist Inc.’s sales, administrative and research and development office, which is located in an approximately 19,500 square foot facility in Norcross, Georgia.

Management

Identification of Our Directors and Executive Officers

Our business, property and affairs are managed by, or under the direction of, our board of directors. Each director holds office until his successor is elected and qualified, or until his earlier resignation or removal. Set forth below is the biographical information for each of our directors and executive officers, including age, business experience for the last five years, any public company directorships held during the last five years, memberships on committees of our board of directors and the date when each director first became a member of our board of directors. We are not aware of any arrangements or understandings between any of the individuals listed below and any other person pursuant to which such individual was or is to be selected as a director or executive officer, other than any arrangements or understandings with our directors and executive officers acting solely in their capacities as such.

Name	Age	Position

Roger L. Davenport	53	Chairman and Chief Executive Officer of MedQuist Holdings Inc. and MedQuist Inc.
Michael F. Clark	49	Co-Chief Operating Officer of MedQuist Inc.
Anthony James	45	Chief Financial Officer of MedQuist Holdings Inc. and Chief Financial Officer and Co-Chief Operating Officer of MedQuist Inc.
Mark R. Sullivan	40	General Counsel, Chief Compliance Officer and Secretary of MedQuist Holdings Inc. and MedQuist Inc.
V. Raman Kumar	50	Vice Chairman and Director of MedQuist Holdings Inc. and Chief Executive Officer of CBay India
Robert Aquilina	55	Director
Frank Baker	38	Director
Peter Berger	60	Director
Merle Gilmore	63	Director
Jeffrey Hendren	52	Director
Kenneth John McLachlan	64	Director
James Patrick Nolan	51	Director

Roger L. Davenport, Chairman and Chief Executive Officer

Mr. Davenport has served as the Chairman and Chief Executive Officer of MedQuist Holdings Inc. and MedQuist Inc. since July 2011 and prior to that he served as special senior strategic advisor to the Chairman of Quintiles Transnational Corp., a bio and pharmaceutical services provider offering clinical, commercial, consulting and capital solutions, from February 2011 to June 2011. From October 2008 to November 2010, Mr. Davenport was President, Payer and Public Sectors, of Allscripts-Misys Healthcare Solutions, Inc., a provider of clinical software, services, information and connectivity solutions. In this role, Mr. Davenport focused on payer provider integration and State Medicaid transformations. From February 2007 until October 2008, Mr. Davenport was Chief Executive Officer of Misys Healthcare Systems, LLC , a healthcare software and services company, and led the strategic merger of Misys and Allscripts. Mr. Davenport has a broad range of experience across the entire healthcare information technology spectrum including radiology, modalities and software technology. He has served as an executive for companies such as IBM, Shared Medical Systems, Kodak and Siemens Medical Solutions. He earned a bachelor’s degree and an MBA from East Carolina University in Greenville, North Carolina.

Michael F. Clark, Co-Chief Operating Officer of MedQuist Inc.

Mr. Clark has served as MedQuist Inc.’s Co-Chief Operating Officer since June 2009 and prior to that he served as MedQuist Inc.’s Chief Operating Officer from June 2009 to June 2010. From February 2005 to June 2009, Mr. Clark served as MedQuist Inc.’s Senior Vice President of Operations. From November 2003 until February 2005, Mr. Clark served as MedQuist Inc.’s Senior Vice President of Operations for its Western Division. From May 2002 until November 2003, Mr. Clark served as MedQuist Inc.’s Vice President of Operations for its Southwest Division and from January 1998 until July 2000, he served as MedQuist Inc.’s Region Vice President for the Southeast. Mr. Clark joined MedQuist Inc. in 1998 through MedQuist Inc.’s acquisition of MRC Group, where he served as Vice President, Marketing and Corporate Services. From May 2001 until May 2002, Mr. Clark also served as Chief Operating Officer for eScribe, a firm that outsources the HIM function in hospitals. Mr. Clark has a B.S. in Marketing and International Business from Miami University in Oxford, Ohio and an M.B.A. from the University of Miami in Coral Gables, Florida.

Anthony James, Chief Financial Officer of MedQuist Holdings Inc. and Chief Financial Officer and Co-Chief Operating Officer of MedQuist Inc.

Mr. James has served as our Chief Financial Officer since March 16, 2011. Mr. James has also served as the Chief Financial Officer of MedQuist Inc. since November 2010 and as MedQuist Inc.’s Co-Chief Operating Officer since June 2010, following MedQuist Inc.’s acquisition of Spheris. Mr. James served as the Chief Operating Officer for Spheris from 2006 to April 2010. From 2001 to 2006, Mr. James served as Spheris’ Chief Financial Officer and from 1999 to 2001, he served as its Corporate Controller. Prior to this, Mr. James worked in a variety of financial roles over a seven-year tenure with Mariner Post-Acute Network, a long-term healthcare company. Additionally, he worked for two years in public accounting for Schoenauer, Musser & Co. Mr. James is a certified public accountant and has a B.A. in Accounting from the University of Northern Iowa.

Mark R. Sullivan, General Counsel, Chief Compliance Officer and Secretary of MedQuist Holdings Inc. and MedQuist Inc.

Mr. Sullivan has served as our General Counsel, Chief Compliance Officer and Secretary since March 2011. He has also served as MedQuist Inc.’s General Counsel since September 2006, Chief Compliance Officer since July 2006 and Secretary since January 2005. From August 2004 until September 2006, Mr. Sullivan served as the Acting General Counsel of MedQuist Inc. Between March 2003 and August 2004, Mr. Sullivan served as Associate General Counsel and Assistant Secretary of MedQuist Inc. Prior to joining MedQuist Inc., Mr. Sullivan was in private practice with Pepper Hamilton LLP from January 2000 until March 2003, and Drinker Biddle & Reath LLP from August 1998 to January 2000. Mr. Sullivan has a B.A. in History from the University of Pennsylvania and is a graduate of the Rutgers University School of Law.

V. Raman Kumar, Vice Chairman and Director of MedQuist Holdings Inc. and Chief Executive Officer of CBay India

Mr. Kumar is our co-founder and serves as a director. He has served as our Vice Chairman since February 2007 and, from February 2007 to October 2010, was also our Chief Executive Officer. He has also served as an Executive Partner, a senior operating consulting role, to Siris Capital Group, LLC since March 2011. He has also served as the President of CBay Inc. since December 2008, as Chairman & President of CBay Systems & Services Inc. since April 2010 and as Executive Chairman & Chief Executive of CBay Systems (India) Private Limited since July 2010. Prior to his current position at CBay Systems (India) Private Limited, Mr. Kumar served as its Chairman & Managing Director from October 2005 to July 2010. Prior to our founding in 1997, he worked as a Senior Vice President (International Trade Finance and Marketing) at the Essar Group, a multinational conglomerate. Mr. Kumar also currently serves on the board of directors of CBay Inc., CBay Systems & Services Inc. as well as several other of our subsidiaries. Mr. Kumar has a BA (Honors) and Masters Degree in History from St. Stephens’s College, New Delhi, India.

Robert Aquilina, Director

Mr. Aquilina serves as a director. He served as our Executive Chairman from August 2008 to July 2011 and as Chief Executive Officer from October 2010 to March 2011. Mr. Aquilina also served as chairman of the MedQuist Inc. board of directors and a member of its compensation committee from August 2008 to July 2011. Mr. Aquilina has served as an Executive Partner, a senior operating consultant role, to Siris Capital Group, LLC since March 2011 and to S.A.C. Private Capital Group, LLC (SAC PCG) from 2007 to March 2011. Previously, he served as an Industrial Partner at Ripplewood Holdings LLC (Ripplewood), held the role of Co-Chairman of Flag Telecom Group Ltd. and was a board member of Japan Telecom Inc. Prior to these positions, Mr. Aquilina was a senior operating executive of AT&T, Inc. with a 21-year career. His last post at AT&T was as Co-President of AT&T Consumer Services and a member of the Chairman’s Operating Group. Previously within AT&T, Mr. Aquilina held a variety of senior positions including President of Europe, Middle East & Africa, Vice Chairman of AT&T Unisource, Vice Chairman of WorldPartners, Chairman of AT&T-UK, and General Manager of Global Data Services. Mr. Aquilina holds an M.B.A. from The University of Chicago and a Bachelors of Engineering degree from The Cooper Union for the Advancement of Science & Art in New York (Cooper Union). Mr. Aquilina has been a Member of Cooper Union’s Board of Trustees since 2000 and is currently chairing Cooper Union’s audit committee.

Frank Baker, Director

Mr. Baker has served as a director since August 2008. Mr. Baker currently serves as the chairman of our compensation committee and as a member of our nomination and corporate governance committee. He has also served as a non-executive director of MedQuist Inc since August 2008 and currently serves as a member of the MedQuist Inc. compensation committee and nominating committee. Mr. Baker is a Managing Director and co-founder of Siris Capital Group, LLC, which was established in March 2011. Mr. Baker was also a co-founder of SAC PCG and was a Managing Director of SAC PCG from 2007 to March 2011. From 1999 to 2006, Mr. Baker was at Ripplewood, a New York based private equity firm, and RHJ International, a financial services company incorporated under the laws of Belgium, where he was responsible for making various private equity investments. Prior to joining Ripplewood, Mr. Baker spent over three years in investment banking as an Associate at J.P. Morgan Securities Inc. in its Capital Markets Group and as an Analyst at Goldman, Sachs & Co. in its mergers and acquisitions department. Mr. Baker also currently serves as director of Cosmos Bank, Taiwan. Mr. Baker has a B.A. in Economics from the University of Chicago and an M.B.A. from Harvard Business School.

Peter Berger, Director

Mr. Berger has served as a director since August 2008. Mr. Berger currently serves as a member of our audit committee. He has also served as a non-executive director of MedQuist Inc. since August 2008 and currently serves as a member of its compensation committee and the chairman of its audit committee and nominating committee. Mr. Berger is a Managing Director and co-founder of Siris Capital Group, LLC, which was established in March 2011. Mr. Berger was also a co-founder of SAC PCG and was a Managing Director of SAC PCG from 2007 to March 2011. From 1995 to 1998 and 2000 to 2006, Mr. Berger was a founding member of Ripplewood, a New York based private equity firm, and served as both a Managing Director of Ripplewood and as a Special Senior Advisor to the Board of RHJ International, a financial services company incorporated under the laws of Belgium. From 1999 to 2000, Mr. Berger served as Managing Director and Chief Executive Officer of Mediacom Ventures LLC, a boutique investment advisory firm. From 1989 to 1991, he served as a Managing Director in investment banking at Bear Stearns Companies. Prior to this, Mr. Berger was a senior partner and global head of the Corporate Finance Group at Arthur Andersen & Co., where he began his career in 1974. He also served as Non-Executive Chairman of the Board of Kepner-Tregoe, Inc., a management consulting company. Mr. Berger also currently serves as director of Cosmos Bank, Taiwan. Mr. Berger has a B.Sc. from Boston University and an M.B.A. from Columbia University Graduate School of Business.

Merle L. Gilmore, Director

Mr. Gilmore, has served as a director since August 2008. He has been President of LKR Technology Partners, LLC since 2001. Mr. Gilmore served as an Industrial Partner of Ripplewood from 2001 to 2008. Mr. Gilmore has also served an Executive Partner, a senior operating consultant role, to Siris Capital, LLC since March 2011 and to SAC PCG from 2009 to March 2011. Mr. Gilmore was a senior executive of Motorola, Inc., holding numerous senior management positions including Executive Vice President and President of the Land Mobile Products Sector from 1993 to 1997, Executive Vice President and President for Europe, Middle East and Africa from 1997 to 1998 and Executive Vice President and President of the Communications Enterprise from 1998 to 2000. Mr. Gilmore has been a director of Revenew Systems LLC, a marketing company, since 2006. In April 2010, he was named Chairman of the Board of Airvana Network Solutions, Inc. He was previously a member of the Proxim Corp., Japan Telecom, Inc. and Mediabolic, Inc. boards of directors and the Chairman of the Board and a representative officer of D&M Holdings Inc. from 2001 to 2006. Mr. Gilmore received his B.S. in Electrical Engineering from the University of Illinois and his M.S. in Electrical Engineering from Florida Atlantic University.

Jeffrey Hendren, Director

Mr. Hendren has served as a director since August 2008 and as Vice Chairman of Finance since May 2010. Mr. Hendren is a Managing Director and co-founder of Siris Capital Group, LLC, which was established in March 2011. He was also a co-founder of SAC PCG and was a Managing Director of SAC PCG from 2007 to March 2011. From 1997 to 2007, Mr. Hendren was a Managing Director at Ripplewood, a New York based private equity firm, and RHJ International, a financial services company incorporated under the laws of Belgium, where he was responsible for making various private equity investments and was also a director of RHJ International, which was publicly traded on the Brussels Stock Exchange. Before joining Ripplewood and RHJ International, Mr. Hendren was a member of Goldman, Sachs & Co.’s mergers and acquisitions department from 1989 to 1997. From 1981 to 1988, Mr. Hendren held various positions at Georgia Pacific Corp, a manufacturer and marketer of paper and building products. Mr. Hendren also currently serves as a director of Cosmos Bank, Taiwan and served as its acting chairman from February 2009 to December 2009 and its acting president from March 2009 to December 2009. Mr. Hendren has a B.Sc. from Indiana University and an M.B.A. from Harvard Business School.

Kenneth John McLachlan, Director

Mr. McLachlan has served as a director since May 2007. Mr. McLachlan currently serves as the chairman of our audit committee and as a member of our nomination and corporate governance committee and our compensation committee. He is the founder and has been the chairman McLachlan & Associates, a consulting firm, since January 1992. Prior to that, he held leadership positions at companies such as PricewaterhouseCoopers, a consulting firm, Boehringer Mannheim, a pharmaceuticals company, and Mackie Plc. Mr. McLachlan has held directorships at various UK international private companies, including Vitaflo International Ltd. He is a qualified Chartered Accountant in Scotland and a Registered Accountant in the Netherlands. He is also a Fellow of the Institute of Taxation in the UK.

James Patrick Nolan, Director

Mr. Nolan has served as a director since June 2009. Mr. Nolan currently serves as a member of our audit committee, our nomination and corporate governance committee and our compensation committee. He has been Executive Vice President at Royal Philips Electronics and Head of Mergers & Acquisitions since June 2005. From 2000-2005, Mr. Nolan served as an executive in the Mergers and Acquisitions department at Royal Phillips Electronics. Prior to joining Royal Phillips Electronics, Mr. Nolan held merger and acquisition roles at companies including Credit Commercial de France, a commercial bank, Coopers & Lybrand Management Consultants and Rabobank Internations, a financial services provider. He has held several board positions including being a board member of Navteq Inc., the world’s leading digital navigation software company, and SHL Telemedicine Ltd., an IT-based healthcare company. Mr. Nolan qualified as a barrister after graduating in Law from the University of Oxford in the United Kingdom and has an MBA from INSEAD, France.

There are no family relationships among any of our executive officers and directors.

Director qualifications

When determining that each of Messrs. Aquilina, Baker, Berger, Davenport, Gilmore, Hendren, Kumar, McLachlan and Nolan is particularly well-suited to serve on our board of directors and that each individual has the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, we considered the experience and qualifications described above under “Identification of Our Directors and Executive Officers.” We also noted that, as executive officers, Messrs. Davenport and Kumar bring a management perspective to board deliberations and provide valuable information about the status of our day-to-day operations. Additionally, Mr. Kumar is a founder of our company and has played an integral role in our successful growth. Our directors contribute the following individual strengths:

Mr. Davenport:  We considered Mr. Davenport’s broad range of experience across the entire healthcare information technology spectrum including radiology, modalities and software technology and his experience serving as an executive for various public and private companies.

Mr. Kumar:  We considered Mr. Kumar’s unique familiarity with our business, structure, culture and history as a founder of our business as well as his extensive management experience and experience holding directorships at various private companies.

Mr. Aquilina:  We considered Mr. Aquilina’s experience chairing a board of directors, in particular, that of our majority owned subsidiary, MedQuist Inc. Mr. Aquilina also brings perspective, having served on other boards of directors and has extensive professional experience in engineering.

Mr. Baker:  We considered Mr. Baker’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. Berger:  We considered Mr. Berger’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. Gilmore:  We considered Mr. Gilmore’s engineering background, his experience as a senior executive of Motorola, Inc. and his experience serving on the board of directors of various public companies.

Mr. Hendren:  We considered Mr. Hendren’s extensive financial experience as a private equity investor and his experience serving on the board of directors of various public and private companies.

Mr. McLachlan:  We considered Mr. McLachlan’s managerial and entrepreneurial skills, his expertise in tax and accounting and his experience serving on the board of directors of various international private companies.

Mr. Nolan:  We considered Mr. Nolan’s significant expertise in mergers and acquisitions and his experience with the software and healthcare industries.

Board of directors

Our business, property and affairs are managed by, or under the direction of, our board of directors, which currently consists of 9 directors. Messrs. McLachlan and Nolan are independent directors under the Corporate Governance Standards of NASDAQ and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Within twelve months of our common stock listing on NASDAQ, we expect that a majority of our board members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and in The NASDAQ Listing Rule 5605(a)(2).

Committees of the board

Our board currently includes an audit committee, a compensation committee and a nomination and corporate governance committee.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting process. The responsibilities of the audit committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, include:

■	review and assess the adequacy of the audit committee charter at least annually;
■	evaluate, determine the selection of, and if necessary, the replacement/rotation of, our independent registered public accounting firm;
■	ensure timely rotation of lead and concurring audit partner of our independent registered public accounting firm;
■	review our annual audited consolidated financial statements as well as our quarterly consolidated financial statements which are not audited;
■	review whether interim accounting policies and significant events or changes in accounting estimates were considered by our independent registered public accounting firm to have affected the quality of our financial reporting;
■	discuss with the independent registered public accounting firm certain matters required to be discussed relating to the conduct of our audits;
■	discuss with management and the independent registered public accounting firm significant regulatory and financial reporting issues and judgments made in connection with the preparation of our financial statements;
■	review with management and our independent registered public accounting firm their judgments about the quality of disclosures in our consolidated financial statements;
■	review and discuss the reports prepared by the internal auditor and management’s responses to such reports;
■	obtain from our independent registered public accounting firm its recommendation regarding our internal control over financial reporting and review and discuss with the internal auditor and the independent registered public accounting firm management’s report on its assessment of the design and effectiveness of our internal control over financial reporting;
■	review our major financial risk exposures;
■	pre-approve all audit and permitted non-audit services and related fees;
■	establish, update periodically and monitor compliance with our code of business conduct and ethics;
■	establish and review policies for approving related party transactions between us and our directors, officers or employees; and
■	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

Our audit committee currently consists of Messrs. McLachlan (Chairman), Nolan and Berger. Our board of directors has determined that Messrs. McLachlan and Nolan qualify as independent directors under the corporate governance standards of The NASDAQ Stock Market LLC (NASDAQ) and the independence requirements of Rule 10A-3 under the Exchange Act. By February 2012, we expect to have a third independent member so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and in NASDAQ Listing Rule 5605(a)(2). Our board of directors has determined that Mr. McLachlan qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee assists our board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors and (2) monitoring our incentive and equity-based compensation plans. The responsibilities of the compensation committee are set forth in a written charter adopted by our board of directors which is available on our website at www.medquist.com.

Our compensation committee currently consists of Messrs. Baker, McLachlan and Nolan. Messrs. McLachlan and Nolan qualify as independent directors under the corporate governance standards of NASDAQ. By February 2012, we expect to have a third independent member so that all of our compensation committee members will be independent as such term is defined in NASDAQ Listing Rule 5605(a)(2).

Nomination and Corporate Governance Committee

The nomination and corporate governance committee assists our board in discharging its responsibilities relating to (1) developing and recommending criteria for selecting new directors and (2) screening and recommending to the board individuals qualified to become executive officers. The responsibilities of the nomination and corporate governance committee are set forth in a written charter adopted by our board of directors which is available on our website at www.medquist.com.

Our nomination and corporate governance committee currently consists of Messrs. Baker, Nolan and McLachlan. Mr. Messrs. Nolan and McLachlan qualify as independent directors under the corporate governance standards of NASDAQ. By February 2012, we expect to have a third independent member so that all of our nomination and corporate governance committee members will be independent as such term is defined in NASDAQ Listing Rule 5605(a)(2).

Generally, our board of directors seeks diverse members who possess the background, skills and expertise to make a significant contribution to our board of directors, us and our stockholders. The nomination and corporate governance committee supports our view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our board of directors’ ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our incumbent directors have accumulated during their tenure.

As the nomination and corporate governance committee evaluates new candidates, it will review appropriate biographical information about the proposed candidates considering the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors; and practical and mature business judgment.

Duties of directors

Under Delaware law, our directors have a duty of loyalty to act honestly and in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our certificate of incorporation and by-laws. A stockholder has the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Capital Stock” for additional information on our standard corporate governance under Delaware law.

Compensation committee interlocks and insider participation

The current members of our compensation committee are Messrs. Baker (Chair), McLachlan and Nolan. We do not anticipate any interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws. In 2010, other than Mr. Aquilina, a former member of our compensation committee, no member of our compensation committee was an officer or employee of ours. In addition, there are no compensation committee interlocks between us and other entities involving our executive officers and our board members who serve as executive officers of those other entities.

Code of business conduct and ethics

We have adopted a written code of business conduct and ethics which applies to all of our directors, officers and other employees, including our principal executive officer, our principal financial officer and our principal accounting officer. Our code of business conduct and ethics is available on our website at www.medquist.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is then permitted by the rules of NASDAQ.

Compensation discussion and analysis

Named executive officers

For the fiscal year ended December 31, 2010, the following individuals constitute our named executive officers, or “NEOs”:

■	Robert Aquilina, our former Executive Chairman, former Chief Executive Officer and a current director;
■	V. Raman Kumar, our former Chief Executive Officer and our current Vice Chairman of the Board;
■	Clyde Swoger, our former Chief Financial Officer;
■	Michael Seedman, our former Chief Technology Officer; and
■	Peter Masanotti, former President and Chief Executive Officer of MedQuist Holdings Inc. and MedQuist Inc.

Compensation committee

Our compensation committee currently consists of Messrs. Baker (Chairman), McLachlan and Nolan. The key responsibilities of the compensation committee are to consider and recommend to our board the framework for the compensation of our executive officers. The compensation committee is also required to consider and recommend to our board the total individual compensation package of each employee director and executive officer, including bonuses, incentive payments and stock options or other equity and equity-based awards. The compensation committee is also empowered to review the design of all equity and equity-based incentive plans and recommend the approval of such plans to our board. None of the directors votes on decisions concerning his or her own compensation.

MedQuist Inc. compensation committee

MedQuist Inc., our majority-owned subsidiary, has a separately constituted compensation committee composed of Messrs. Baker and Berger. The key responsibilities of the compensation committee are to make recommendations to the MedQuist Inc. board of directors regarding the following:

■	the corporate and individual goals and objectives relevant to the compensation of MedQuist Inc.’s executive officers;
■	the evaluation of MedQuist Inc.’s corporate performance and the performance of its executive officers in light of such goals and objectives; and
■	the compensation of MedQuist Inc.’s executive officers based on such evaluations.

Compensation philosophy

We provide our NEOs with incentives tied to the achievement of our corporate objectives.

Our compensation committee has established a total compensation philosophy and structure designed to accomplish the following objectives:

■	attract, retain and motivate executives who can thrive in a competitive environment of continuous change and who can achieve positive business results in light of challenging circumstances;
■	provide executives with a total compensation package that recognizes individual contributions, as well as overall business results; and
■	promote and reward the achievement of objectives that our board and management believe will lead to long-term growth in stockholder value.

To achieve these objectives, we intend to maintain compensation arrangements that tie a substantial portion of our NEOs’ overall compensation to the achievement of our key strategic, operational and financial goals or to our individual business divisions, as applicable.

Role of named executive officers in setting compensation

Our NEOs do not play a role in their own compensation determinations, other than discussing their own individual performance objectives with members of our compensation committee.

Elements of compensation

Our executive compensation programs utilize five primary elements to accomplish the objectives described above:

■	base salary;
■	annual cash incentives linked to corporate and individual performance;
■	long-term incentives in the form of equity-based awards;
■	severance and/or change in control benefits; and
■	perquisites.

We believe that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our NEOs. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element set forth below. In making compensation determinations, our compensation committee considers the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package provided to our NEOs. However, we do not engage in any formal benchmarking or specifically target a percentile of compensation within any peer groups as a reference point on which to base compensation decisions for our NEOs.

Base salary

We provide our NEOs with base salary in the form of fixed cash compensation to compensate them for services rendered during the fiscal year. The current salaries for our NEOs (or most recent salaries for those NEOs that are no longer employed by us) were negotiated at the time that they were hired and are set forth in their employment agreements, which were negotiated individually with each executive. Our compensation committee believes that the initial salaries of our NEOs were set at levels competitive with individuals with similar responsibilities in similarly-sized public companies in the healthcare IT sector. The base salary of each of our NEOs is reviewed annually by our compensation committee to determine if any salary adjustments are appropriate. Generally, in making a determination of whether to make base salary adjustments, our compensation committee considers the following factors:

■	success in meeting our strategic operational and financial goals;

■	an assessment of such executive officer’s individual performance; and
■	changes in scope of responsibilities of such executive officer.

In addition, our compensation committee considers internal pay equity within our organization and the aggregate levels of compensation earned by our NEOs.

None of our NEOs received base salary increases during 2009 since each of them had commenced employment in the second half of 2008 in accordance with newly negotiated employment arrangements. In addition, no base salary adjustments for our NEOs were made for 2010 or 2011 in light of the difficult economic climate and because it was determined that the salaries were sufficient to retain and incentivize our executives. The current or most recent, as the case may be, base salaries of our NEOs are as follows:

2011 Annual base
Name	salary rate ($)

Robert Aquilina (1)	$500,000
V. Raman Kumar (2)	$500,000
Clyde Swoger (3)	$300,000
Michael Seedman (4)	$120,000
Peter Masanotti (5)	$500,000

(1)	Mr. Aquilina served as our Chief Executive Officer from October 2010 to March 16, 2011 and as our Chairman through July 11, 2011. Mr. Aquilina separated employment with us, effective as of the close of business on June 30, 2011 and thereafter continued to serve as the non-executive chairman on our board of directors until July 11, 2011. Mr. Aquilina continues to serve as a director on our board.
(2)	Mr. Kumar served as our Chief Executive Officer from February 2007 to October 2010. He currently serves as our Vice Chairman and Chief Executive Officer of CBay India.
(3)	Mr. Swoger served as our Chief Financial Officer from August 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. James.
(4)	Mr. Seedman served as our Chief Technology Officer from August 2008 to March 31, 2011.
(5)	Mr. Masanotti served as our President and Chief Executive Officer from March 2011 to July 11, 2011 and he has agreed to provide consulting services to us until September 30, 2011 to assist with the transition of responsibilities to our current Chief Executive Officer. Mr. Masanotti served as MedQuist Inc.’s Chief Executive Officer from September 2008 through July 11, 2011 and as Medquist Inc.’s President from November 2008 through July 11, 2011.

Annual cash compensation – performance-based incentive bonus program

We believe that performance-based cash incentives play an essential role to motivate our NEOs to achieve defined annual goals. The objectives of our annual management incentive plan is to:

■	align the interests of executives and senior management with our strategic plan and critical performance goals;
■	motivate and reward achievement of specific, measurable annual and corporate performance objectives;
■	provide payouts commensurate with corporate performance;
■	provide our compensation committee with the discretion to pay an incentive for effective individual performance;
■	provide competitive total compensation opportunities; and
■	enable us to attract, motivate and retain talented executive management.

Our incentive bonus plans are designed to reward our executives for the achievement of pre-established annual financial targets and for personal performance. The financial objectives are established for each individual NEO based upon the scope of his responsibility. Specifically, Messrs. Aquilina, Kumar, Swoger and Seedman’s 2010 bonuses were based upon our consolidated performance (including MedQuist Inc.), and Mr. Masanotti’s 2010 bonus was based upon the performance of MedQuist Inc. alone.

2010 incentive plans

Each of our NEOs was eligible to earn an annual bonus up to either a predetermined dollar amount or a percentage of such executive’s base salary, as set forth in each NEO’s employment agreement. Our NEOs are eligible to earn their annual bonus based upon the achievement of target performance objectives under our 2010 Incentive Plan and, for Mr. Masanotti, under the MedQuist Inc. 2010 Incentive Plan (together with our 2010 Incentive Plan, the “2010 Plans”), as follows:

Maximum
bonus for
Executive	2010

Robert Aquilina (1)	$750,000
V. Raman Kumar (2)	$750,000
Clyde Swoger (3)	$400,000
Michael Seedman (4)	$180,000
Peter Masanotti (5)	$700,000

(1)	Mr. Aquilina served as our Chief Executive Officer from October 2010 to March 16, 2011 and as our Chairman through July 11, 2011. Mr. Aquilina separated employment with us, effective as of the close of business on June 30, 2011 and thereafter continued to serve as the non-executive chairman on our board of directors until July 11, 2011. Mr. Aquilina continues to serve as a director on our board.
(2)	Mr. Kumar served as our Chief Executive Officer from February 2007 to October 2010. He currently serves as our Vice Chairman and Chief Executive Officer of CBay India.
(3)	Mr. Swoger served as our Chief Financial Officer from August 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. James.
(4)	Mr. Seedman served as our Chief Technology Officer from August 2008 to March 31, 2011.
(5)	Mr. Masanotti served as our President and Chief Executive Officer from March 2011 to July 11, 2011 and he has agreed to provide consulting services to us until September 30, 2011 to assist with the transition of responsibilities to our current Chief Executive Officer. Mr. Masanotti served as MedQuist Inc.’s Chief Executive Officer from September 2008 through July 11, 2011 and as Medquist Inc.’s President from November 2008 through July 11, 2011.

Performance measures

Payments of incentive awards were based on the achievement of a combination of corporate performance objectives which were established for each NEO and an assessment of individual performance toward achievement of such corporate objectives as a way to communicate and measure our performance expectations and to maintain and unify our executives’ focus on our key strategic objectives. The actual bonus payable for a particular year is bifurcated into a corporate performance-based element and a discretionary element based on our Compensation Committee’s and the MedQuist Inc. compensation committee’s subjective assessment of the applicable NEO’s individual performance in relation to the achievement of pre-established net revenues and adjusted EBITDA goals established exclusively for the 2010 Plans. For 2010, the percentage weightings for the corporate and personal objectives under the 2010 Plans for all of the NEOs were as follows:

			Individual
Executives	Adjusted EBITDA	Net Revenues	Performance

Robert Aquilina	50%	25%	25%
V. Raman Kumar	50%	10%	40%
Clyde Swoger	50%	10%	40%
Michael Seedman	50%	10%	40%
Peter Masanotti	50%	25%	25%

The calculation of the payments of incentive awards for 2010 (which were made on May 3, 2011) was based on the achievement of a combination of corporate performance objectives which were established for each NEO, and an assessment of individual performance toward the achievement of such corporate objectives.

Adjusted EBITDA is a non-GAAP financial measure. Our board of directors and the MedQuist Inc. board of directors calculated the Adjusted EBITDA achievement exclusively for the 2010 Plan as standard EBITDA, adjusted for any item of expense or income that was non-recurring and unrelated to normal operating activities.

Our board of directors and the MedQuist Inc. board of directors determined that the levels of Adjusted EBITDA and Net Revenue Targets established exclusively for the 2010 Plans were achieved and that each 2010 Plan participant, other than Messrs. Seedman and Swoger, should receive a payout equal to the full portion of his Adjusted EBITDA Net Revenue Targets established exclusively for the 2010 Plans. Our board of directors and the MedQuist Inc. board of directors, in their discretion pursuant to the 2010 Plan, determined that in order to be more aligned with the rest of the senior management team, Mr. Aquilina, should be paid 80% of his 2010 Plan maximum incentive amount (which equaled 120% of his salary for 2010); Mr. Kumar should be paid 80% of his 2010 Plan maximum incentive amount (which equaled 120% of his salary for 2010); Mr. Seedman should be paid 32.2% of his 2010 Plan maximum incentive amount (which equaled 48.3% of his salary for 2010); and Mr. Masanotti should be paid 78.6% of his 2010 Plan maximum incentive amount (which equaled 110% of his salary for 2010). Our board of directors exercised its discretion and determined that Mr. Swoger would not receive a 2010 Incentive Payment. The incentive awards discussed above resulted in the following payment calculations to our named executive officers under the 2010 Plan:

Executives	Incentive Payment

Robert Aquilina	$600,000
V. Raman Kumar	$600,000
Clyde Swoger	$—
Michael Seedman	$58,000
Peter Masanotti	$550,000

Equity incentive awards

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. Historically, all of our equity awards have been in the form of stock options. However, our board of directors is evaluating the use of alternative equity vehicles in 2011, and in particular, is considering moving from grants of stock options to grants of restricted stock.

In connection with the termination of the MedQuist Inc. Long Term Incentive Plan, on July 11, 2011 the Company granted restricted stock awards under the MedQuist Holdings Inc. 2010 Equity Incentive Plan to members of the Company’s management. All of the restricted stock awards granted vest ratably every calendar quarter over three years. At the date of the grant 1/12th of the grant was immediately vested. The shares of restricted stock become fully vested and non-forfeitable on a termination without “cause” or a voluntary departure for “good reason” (as each term is defined in the restricted stock award agreement).

We believe that equity-based compensation provides our NEOs with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our NEOs and our stockholders. Grants of stock options, including those to our NEOs, are approved by our board and are granted at an exercise price at or above the fair market value of our common stock on the date of grant. Options are generally subject to a time-based vesting schedule, which furthers our objective of employee retention, as it provides an incentive to our executives to remain in our employ during the vesting period. Similarly, MedQuist Inc. implemented its own equity award program to offer long-term incentives to its executives, including Mr. Masanotti, who held options granted under a MedQuist Inc. equity incentive plan.

In connection with the Corporate Reorganization, in July 2011 we assumed the MedQuist Inc. 2002 Stock Option Plan and the MedQuist Inc. 1992 Stock Option Plan, as amended (collectively, the “MedQuist Inc. Plans”). All options pursuant to the MedQuist Inc. Plans converted into options to purchase one share of our common stock at the same exercise price per share as applicable to such MedQuist Inc. option immediately prior to our assumption of the MedQuist Inc. Plans. No additional awards may be granted under the MedQuist Inc. Plans.

Severance and change in control benefits

In general, the severance benefits we provide to our NEOs are designed to provide economic protection in order for them to remain focused on our business without undue personal concern in the event that an executive’s position is eliminated or significantly altered, including in connection with a change in control. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary, including in connection with a change in control transaction. These benefits are intended to provide the security needed for the executives to remain focused and reduce the distraction regarding personal concerns during a transition.

In addition, under the terms of the option awards granted to our NEOs, all options that are unvested at the time of an executive’s termination without cause or resignation for good reason will automatically vest in full upon such termination. Additionally, all unvested options will automatically accelerate in the event of a change of control of us or MedQuist Inc., as the case may be.

Benefits and perquisites

We and MedQuist Inc. each maintain broad-based benefits for all of our respective full-time employees, including health, dental, life and disability insurance, as well as our 401(k) plan. These benefits are offered to our NEOs on the same basis as all other employees, except that we provide, and pay the premiums for, additional long-term disability and life insurance coverage for Mr. Masanotti.

Tax and accounting considerations

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. Internal Revenue Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. Our policy is to pay compensation to our executive officers that qualifies for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, our compensation committee and the MedQuist Inc. compensation committee have the right to authorize compensation that is not otherwise deductible under Section 162(m) or otherwise.

We endeavor to design our equity incentive awards in a manner that will result in equity accounting treatment under applicable accounting standards.

Summary compensation table for 2010

The following table sets forth summary information concerning the compensation of our NEOs for the years ended December 31, 2009 and December 31, 2010.

					Non-equity
				Options	incentive plan	All other
Name and principal position	Year	Salary	Bonus(1)	awards	compensation(2)	compensation	Total

Robert Aquilina,	2010	$500,000	$37,500	—	$562,500	—	$1,100,000
Former Chairman and	2009	$500,000	$175,579	—	$409,684	—	$1,085,263
Chief Executive Officer(3)
V. Raman Kumar,	2010	$500,000	$150,000	—	$450,000	—	$1,100,000
Vice Chairman and	2009	$500,000	$382,500	—	$—	—	$882,500
Director of MedQuist Holdings Inc. and Chief Executive Officer of CBay India(4)
Clyde Swoger,	2010	$300,000	$—	—	—	—	$300,000
Former Chief Financial	2009	$300,000	$—	—	$218,500	—	$518,500
Officer(5)
Michael Seedman,	2010	$120,000	$—	—	$58,000	—	$178,000
Former Chief Technology	2009	$120,000	$42,139	—	$98,324	—	$260,463
Officer(6)
Peter Masanotti,	2010	$500,000	$25,000	—	$525,000	—	$1,050,000
Former President and Chief Executive	2009	$500,000	$192,115	—	$507,885	—	$1,200,000
Officer(7)

(1)	The amounts in this column represent payments made pursuant to the discretionary element of the 2009 incentive plans and the 2010 Plans.
(2)	The amounts in this column represent payments made pursuant to the corporate performance-based elements of the 2009 incentive plans and the 2010 Plans.
(3)	Mr. Aquilina served as our Chief Executive Officer from October 2010 to March 16, 2011 and as our Executive Chairman from August 2008 to June 30, 2011. Mr. Aquilina separated employment with us, effective as of the close of business on June 30, 2011 and thereafter continued to serve as the non-executive chairman on our board of directors until July 11, 2011. Mr. Aquilina continues to serve as a director on our board.
(4)	Mr. Kumar served as our Chief Executive Officer from February 2007 to October 2010. He currently serves as our Vice Chairman and Chief Executive Officer of CBay India.
(5)	Mr. Swoger served as our Chief Financial Officer from August 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. James.
(6)	Mr. Seedman served as our Chief Technology Officer from August 2008 to March 31, 2011.
(7)	Mr. Masanotti served as our President and Chief Executive Officer from March 2011 to July 11, 2011 and he has agreed to provide consulting services to us until September 30, 2011 to assist with the transition of responsibilities to our current Chief Executive Officer. Mr. Masanotti served as MedQuist Inc.’s Chief Executive Officer from September 2008 through July 11, 2011 and as Medquist Inc.’s President from November 2008 through July 11, 2011.

Grants of plan-based awards in fiscal year 2010

The following table sets forth each grant of an award made to each NEO for the year ended December 31, 2010.

	Estimated possible payouts under non-equity incentive plan awards (1)
	Threshold	Target	Maximum
Name	($)	($)	($)

Robert Aquilina	$421,875	$562,500	$750,000
V. Raman Kumar	$393,750	$450,000	$750,000
Clyde Swoger	$210,000	$240,000	$400,000
Michael Seedman	$94,500	$108,000	$180,000
Peter Masanotti	$393,750	$525,000	$700,000

(1)	Represents the objective performance-based element of the awards granted under the 2010 Plans. The material terms of these annual cash incentive awards are discussed above (see “Management – Annual cash compensation – performance-based incentive bonus program”).

Outstanding equity awards at fiscal year-end

The following table sets forth all outstanding equity awards held by each of our NEOs as of December 31, 2010.

	Number of securities underlying
	unexercised options (#)				Option		Option
Name	Exercisable		Unexercisable		exercise price		expiration date

MedQuist Holdings Inc. (1)
Robert Aquilina	322,660		161,451		$5.01	(3)	August 6, 2018
V. Raman Kumar	826,490		413,559		$5.01	(3)	August 6, 2018
	56,373	(2)	—		$7.88		June 12, 2017
Clyde Swoger	115,230		57,659		$5.01	(3)	August 6, 2018
Michael Seedman	161,323		80,721		$5.01	(3)	August 6, 2018
MedQuist Inc.
Peter Masanotti	197,166	(4)	98,583	(4)	$2.22	(5)	September 30, 2018

(1)	All options to purchase shares of our common stock granted to each of our NEOs (other than the option to purchase 56,373 shares issued to Mr. Kumar and the award to Mr. Masanotti) were issued under the 2007 Plan on August 6, 2008. These options became fully vested on August 6, 2011.
(2)	Represents options granted on June 12, 2007 outside of the 2007 Plan which vested on June 18, 2007.
(3)	The option exercise price has been converted to U.S. dollars based on the exchange rate in effect on January 27, 2011, the last day on which our common stock was traded on AIM.
(4)	Represents options to purchase common stock of MedQuist Inc. granted on September 30, 2008 which vest as to one-third of the shares subject to the option on the first anniversary of the grant date and one-sixth of the shares subject to the option vest every six months thereafter, such that the option will be fully vested the third anniversary of the grant date.
(5)	The exercise price of the option was adjusted to $2.22 per share in December 2010, in accordance with anti-dilution terms of the option agreement, to account for the payment of an extraordinary cash dividend to the shareholders of MedQuist Inc. on each of September 15, 2009 and October 15, 2010.

In connection with the Corporate Reorganization, in July 2011 we assumed the MedQuist Inc. Plans. All options pursuant to the MedQuist Inc. Plans converted into options to purchase one share of our common stock at the same exercise price per share as applicable to such MedQuist Inc. option immediately prior to our assumption of the MedQuist Inc. Plans. No additional awards may be granted under the MedQuist Inc. Plans.

Option exercises and stock vested during last fiscal year

There were no option exercises by any of our NEOs during the year ended December 31, 2010.

Pension benefits and non-qualified deferred compensation

None of our NEOs participates in any qualified or non-qualified defined benefit plan or any non-qualified deferred compensation plan that provides for payments or other benefits at or in connection with retirement sponsored by us or by MedQuist Inc.

Executive employment agreements

Robert Aquilina

We entered into an employment agreement with Robert Aquilina in August 2008 pursuant to which Mr. Aquilina previously served as our Chairman and Chief Executive Officer. The term of the agreement was set to expire on December 31, 2012, but is automatically extended for additional one year periods unless notice is provided by either party that the term will not be extended. Mr. Aquilina ceased serving as our Chairman on July 11, 2011 and as our Chief Executive Officer on March 16, 2011.

Mr. Aquilina is also subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Separation Agreement

On August 2, 2011 we entered into an Agreement and Release with Mr. Aquilina. Pursuant to the terms of the agreement, Mr. Aquilina will be entitled to receive cash severance equal to his annual base salary of $500,000 plus $475,000, payable in substantially equal installments over a period of 12 months.

In addition, all of Mr. Aquilina’s outstanding and unvested MedQuist Holdings stock options have become vested and will be exercisable until December 30, 2012 pursuant to an amendment to his share option agreement, also dated August 2, 2011, subject to Mr. Aquilina’s continued compliance with certain restrictive covenants.

This agreement provides that Mr. Aquilina will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. This agreement also provides that Mr. Aquilina releases us from claims occurring on or prior to the date of the agreement.

V. Raman Kumar

We entered into an employment agreement with Mr. Kumar on August 2, 2008, which was amended and restated as of December 6, 2010, pursuant to which Mr. Kumar serves as our Vice-Chairman and previously served as our Chief Executive Officer. The term of the agreement expires December 31, 2012, but will be automatically extended for additional one-year periods unless notice is provided by either party that the term will not be extended.

Mr. Kumar is subject to the same severance benefits and subject to the same restrictive covenants as Mr. Aquilina, as set forth above.

Clyde Swoger

Employment Agreement

We entered into an employment agreement with Mr. Swoger dated August 2008, pursuant to which Mr. Swoger served as Chief Financial Officer of us and MedQuist Inc. The term of the agreement was set to expire December 31, 2012, but would automatically extend for additional one year periods unless notice was provided by either party that the term would not be extended. Mr. Swoger ceased serving as Chief Financial Officer on March 16, 2011.

Mr. Swoger is subject to the same restrictive covenants as Mr. Aquilina, as set forth above.

Separation Agreement

On June 23, 2011, we entered into a separation agreement and general release with Mr. Swoger. Pursuant to this agreement, Mr. Swoger is entitled to receive severance payments in the aggregate amount of $540,000 payable over a period of 12 months.

In addition, all of Mr. Swoger’s outstanding and unvested MedQuist Holdings stock options have become vested and will be exercisable until December 30, 2012 pursuant to an amendment to his share option agreement, dated April 13, 2011, subject to Mr. Swoger’s continued compliance with certain restrictive covenants.

In addition, the separation agreement provides that Mr. Swoger will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. The separation agreement also provides that Mr. Swoger releases us from claims arising or occurring on or prior to the date of the separation agreement.

Michael Seedman

Employment Agreement

We entered into an employment agreement with Mr. Seedman dated August 8, 2008, pursuant to which Mr. Seedman served as Chief Technology Officer of us and MedQuist Inc. The term of the agreement was set to expire December 31, 2012, but would automatically extend for additional one year periods unless notice was provided by either party that the term would not be extended. Mr. Seedman ceased serving as Chief Technology Officer on March 31, 2011.

Mr. Seedman is subject to the same restrictive covenants as Mr. Aquilina, as set forth above.

Separation Agreement

On August 2, 2011, we entered into a separation agreement and general release with Mr. Seedman. Pursuant to this agreement, Mr. Seedman is entitled to receive severance payments in the aggregate amount of $192,000 payable over a period of 12 months.

In addition, all of Mr. Seedman’s outstanding and unvested MedQuist Holdings stock options have become vested and will be exercisable until December 30, 2012 pursuant to an amendment to his share option agreement, also dated August 2, 2011, subject to Mr. Seedman’s continued compliance with certain restrictive covenants.

In addition, the separation agreement provides that Mr. Seedman will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. The agreement also provides that Mr. Seedman releases us from claims arising or occurring on or prior to the date of the separation agreement.

Peter Masanotti

Employment Agreement

In connection with his appointment as MedQuist Inc.’s Chief Executive Officer, MedQuist Inc. entered into an employment agreement with Mr. Masanotti, dated as of September 3, 2008, pursuant to which he agreed to serve through December 31, 2011. The term of the agreement was set to expire December 31, 2012, but would automatically extend for additional one year periods unless notice was provided by either party that the term would not be extended. Mr. Masanotti separated employment from us and MedQuist Inc. effective as of the close of business on July 11, 2011.

Mr. Masanotti is subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment, and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Separation Agreement

In order to facilitate the smooth transition of our leadership and to encourage Mr. Masanotti to aid in the transition of our new Chief Executive Officer, we entered into a formal Separation and Release Agreement with Mr. Masanotti, the former President and Chief Executive Officer of MedQuist Holdings Inc. and MedQuist Inc. Pursuant to the terms of this agreement, Mr. Masanotti will be entitled to receive severance payments in the aggregate amount of $1,000,000 over a period of 12 months.

In addition, this agreement provides that Mr. Masanotti will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 12 months following his termination of employment. This agreement also provides that Mr. Masanotti releases us from claims occurring on or prior to the date of the agreement. Mr. Masanotti also agrees to make himself available, upon request, until September 30, 2011 to provide consulting services. During the consulting period, Mr. Masanotti will receive a consulting fee at a rate of $9,615 per week.

Potential payments upon termination or change in control

The following provides the total dollar value of the compensation that would be due to certain of our NEOs upon the termination of his service with us or upon a change in control of us or MedQuist Inc., as the case may be. The amounts in the table below assume that each termination was effective as of December 31, 2010 and are merely illustrative of the impact of a hypothetical termination of each executive’s employment or the consummation of a change in control on December 31, 2010 of us or MedQuist Inc., as applicable.

The amounts that were actually paid upon termination of employment to Messrs. Swoger, Seedman and Masanotti are described above.

			Termination
		Termination	without cause
		on death or	or for	Change in
Named executive officer	Compensation	disability	good reason	control

Robert Aquilina (1)	Salary Continuation	—	$500,000	—
	Pro-Rata Bonus	$750,000	$750,000	—
	Option Acceleration (4)	—	$760,440	$760,440

	Total	$750,000	$2,010,440	$760,440
Clyde Swoger (2)	Salary Continuation	—	$300,000	—
	Pro-Rata Bonus	$400,000	$400,000	—
	Option Acceleration (4)	—	$271,596	$271,596

	Total	$400,000	$971,596	$271,596
Peter Masanotti (3)	Salary Continuation	—	$500,000	—
	Pro-Rata Bonus	$700,000	$700,000	—
	Option Acceleration (4)	—	$633,889	$633,889

	Total	$700,000	$1,833,889	$633,889

(1)	Mr. Aquilina served as our Chief Executive Officer from October 2010 to March 16, 2011 and as our Executive Chairman from August 2008 to June 30, 2011. Mr. Aquilina separated employment with us, effective as of the close of business on June 30, 2011 and thereafter continued to serve as the non-executive chairman on our board of directors until July 11, 2011. Mr. Aquilina continues to serve as a director on our board.
(2)	Mr. Swoger served as our Chief Financial Officer from August 2008 to March 16, 2011. He remained employed by us until April 1, 2011 to assist with the transition of responsibilities to our current Chief Financial Officer, Mr. James.
(3)	Mr. Masanotti served as our President and Chief Executive Officer from March 2011 to July 11, 2011 and he has agreed to provide consulting services to us until September 30, 2011 to assist with the transition of responsibilities to our current Chief Executive Officer. Mr. Masanotti served as MedQuist Inc.’s Chief Executive Officer from September 2008 through July 11, 2011 and as Medquist Inc.’s President from November 2008 through July 11, 2011.
(4)	Value represents the gain the NEO would receive in the event all unvested options were accelerated on December 31, 2010, calculated as the positive difference, or spread, between our share price on December 31, 2010 of £6.21 per share and the exercise price of the option, converted into U.S. dollars using an exchange rate of $1.54/£1, which is the Federal Reserve noon buying rate in effect on December 30, 2010.

Employment agreements with current executives

We entered into employment agreements with Mr. Davenport, the current Chief Executive Officer of us and MedQuist Inc., and with Mr. James, the current Chief Financial Officer of us and MedQuist Inc. These agreements are described below.

Roger L. Davenport

We entered into an employment agreement with Roger L. Davenport dated July 11, 2011 pursuant to which Mr. Davenport agreed to serve as the Chairman and Chief Executive Officer of both us and MedQuist Inc. until July 31, 2014. The agreement renews automatically for successive one-year periods thereafter unless either party provides written notice that the term will not be extended.

In structuring Mr. Davenport’s compensation, our board of directors considered the importance of motivating a new Chief Executive Officer to make a long-term commitment to us and MedQuist Inc. and to consistently grow the businesses. Mr. Davenport is entitled to receive an annual base salary of $500,000 and an annual bonus award based upon the achievement of performance objectives established by our board of up to $750,000.

Pursuant to the terms of his employment agreement, Mr. Davenport received a restricted stock award grant to purchase up to 250,000 restricted shares of our common stock. Any unvested restricted shares will become fully vested on a change in control.

The employment agreement provides that in the case of termination without “cause” (including our election not to extend the employment term) or resignation with “good reason”, Mr. Davenport is entitled to payment of one-and-a-half times his base salary for a period of 12 months following the date of such termination, subsidized cost of COBRA continuation of his group health benefits for 12 months, a payment of a pro-rata bonus for the year of termination and, a lump sum of $35,000 in lieu of the continuation of his annual allowance for financial planning, tax preparation and supplemental life insurance costs, each subject to his execution of a release.

Mr. Davenport is also subject to certain restrictive covenants regarding non-competition, non-interference and non-solicitation of employees and consultants for a period of one year following termination of employment, and certain restrictive covenants regarding non-disclosure of confidential information and intellectual property.

Anthony James

We entered into an employment agreement with Anthony D. James dated June 24, 2010. Mr. James serves as Chief Financial Officer of us and of MedQuist Inc. The agreement expires on June 24, 2013 and renews automatically for successive one-year periods thereafter unless either party provides written notice that the term will not be extended.

Mr. James is entitled to an annual base salary of $270,000 and an annual bonus award based upon the achievement of performance objectives with a target amount equal to 50% of base salary.

The employment agreement provides that in the case of termination without “cause” or resignation with “good reason”, Mr. James is entitled to payment of his base salary for a period of 12 months following the date of such termination subject to his execution of a release.

Michael Clark

We entered into a letter agreement with Michael Clark dated April 21, 2005. Mr. Clark serves as Chief Operating Officer of us and of MedQuist Inc.

The agreement provides that in the case of termination without “cause”, Mr. Clark is entitled to payment of his base salary for a period of 12 months following the date of such termination subject to his execution of a release.

Mark Sullivan

We entered into a letter agreement with Mark Sullivan dated April 21, 2005. Mr. Sullivan serves as General Counsel of us and of MedQuist Inc.

The agreement provides that in the case of termination without “cause”, Mr. Sullivan is entitled to payment of his base salary for a period of 12 months following the date of such termination subject to his execution of a release.

Equity incentive plans

Legacy Equity Plans

We maintain our 2007 Equity Incentive Plan, which was adopted on June 12, 2007 and subsequently amended on September 4, 2008. The 2007 Plan provides a framework for the grant of equity and other-equity related incentives to our employees, directors, officers and consultants (excluding those who provide services exclusively to MedQuist Inc.). As a result of the adoption of the 2010 Equity Incentive Plan, described below, no additional awards will be granted under the 2007 Plan, but the 2007 Plan will continue to govern the terms and conditions of all options granted under the 2007 Plan which remain outstanding.

In addition, MedQuist Inc. maintains the MedQuist Inc. 2002 Stock Option Plan (the “2002 Plan”), pursuant to which the MedQuist Inc. board granted certain stock option awards to Mr. Masanotti. As a result of the adoption of the 2010 Equity Incentive Plan, described below, no additional awards will be granted under the 2002 Plan, but the 2002 Plan will continue to govern the terms and conditions of all options granted under the 2002 Plan which remain outstanding. In connection with the Corporate Reorganization, we assumed the 2002 Plan and converted each share of the stock options outstanding under these plans into an option to purchase shares of our common stock.

2010 Equity Incentive Plan

We believe that the use of stock-based awards promotes our overall executive compensation objectives and expect that stock-based awards will continue to be a significant source of potential compensation for our executives. Therefore, we have adopted the 2010 Equity Incentive Plan, or the “2010 Plan.” The purpose of the 2010 Plan is to attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors to acquire and maintain an interest in us, which interest may be measured by reference to the value of our common stock. The 2010 Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

The principal features of the 2010 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2010 Plan, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Administration

Our compensation committee administers our 2010 Plan. The compensation committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2010 Plan and to adopt, alter and repeal rules, guidelines and practices relating to our 2010 Plan. Our compensation committee has full discretion to administer and interpret the 2010 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility

Our employees, directors, officers, advisors, consultants or affiliates are eligible to participate in the 2010 Plan. Our compensation committee has the sole and complete authority to determine who will be granted an award under the 2010 Plan, however, it may delegate such authority to one or more of our officers under the circumstances set forth in our 2010 Plan.

Number of shares authorized

The 2010 Plan reserves for awards 3,369,927 shares, or the “Share Reserve.” As of August 1, 2011, there were 947,685 shares subject to outstanding awards under the 2010 Plan and 2,422,242 shares available for issuance in respect of new awards under the 2010 Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than 20% of the Share Reserve shares in any one year. No more than 20% of the Share Reserve shares may be granted under our 2010 Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under our 2010 Plan for any single year during a performance period is $5,000,000. If any award is forfeited or if any option terminates, expires or lapses without being exercised, the common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy a participant’s tax withholding obligation will not be available for re-grant under the 2010 Plan. If there is any change in our corporate capitalization, the compensation committee will make or recommend to our board for approval substitutions or adjustments to the number of shares reserved for issuance under our 2010 Plan, the number of shares covered by awards then outstanding under our 2010 Plan, the limitations on awards under our 2010 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate in its sole discretion.

The 2010 Plan has a term of ten years and no further awards may be granted under the 2010 Plan after the expiration of the term.

Awards available for grant

The compensation committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, dividend equivalents, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options

The compensation committee is authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under our 2010 Plan will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2010 Plan, unless the compensation committee determines otherwise in the case of an option substituted for another option in connection with a corporate transaction, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2010 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2010 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary to avoid an additional compensation charge or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method or by such other method as our compensation committee may determine to be appropriate. Unless provided otherwise in the option agreement, options will vest in four equal installments on each of the first four anniversaries of the grant date.

Stock appreciation rights

Our compensation committee is authorized to award stock appreciation rights, or “SARs,” under the 2010 Plan. SARs will be subject to the terms and conditions established by the compensation committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2010 Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement. Unless provided otherwise in the SAR agreement, SARs will vest in four equal installments on each of the first four anniversaries of the grant date.

Restricted stock

Our compensation committee is authorized to award restricted stock under the 2010 Plan. Unless provided otherwise in the award agreement, restrictions on restricted stock will lapse in four equal installments on each of the first four anniversaries of the grant date. Our compensation committee will determine the terms of such restricted stock awards. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by our compensation committee for a specified period. Unless our compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or service during the restricted period, then any unvested restricted stock will be forfeited.

Restricted stock unit awards

Our compensation committee is authorized to award restricted stock units under the 2010 Plan. Unless provided otherwise in the award agreement, restrictions on restricted stock units will lapse in four equal installments on each of the first four anniversaries of the grant date. Our compensation committee will determine the terms of such restricted stock units. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or service during the restricted period, then any unvested restricted stock units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee.

Stock bonus awards

Our compensation committee is authorized to grant awards of unrestricted common stock or other awards denominated in common stock, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

Dividend equivalents

Our compensation committee is authorized to grant participants the right to receive the equivalent value (in cash or common stock) of dividends paid to holders of our common stock.

Performance compensation awards

Our compensation committee is authorized to grant any award under the 2010 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. Our compensation committee may establish these performance goals with reference to one or more of the following:

■	Net earnings or net income (before or after taxes);
■	Basic or diluted earnings per share (before or after taxes);
■	Net revenues or revenue growth;
■	Net interest margin;
■	Operating profit (before or after taxes);
■	Return measures (including, but not limited to, return on assets or equity);
■	Cash flow (including, but not limited to, operating cash flow and free cash flow);
■	Share price (including, but not limited to, growth measures and total stockholder return);
■	Expense targets;
■	Margins;
■	Operating efficiency;
■	Measures of economic value added;
■	Asset quality;
■	Enterprise value;
■	Employee retention;
■	Objective measures of personal targets, goals or completion of projects;
■	Asset growth;
■	Dividend yield; or
■	Any combination of the foregoing.

Transferability

Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. Our compensation committee, however, may permit awards (other than incentive stock options) to be transferred to family equityholders, a trust for the benefit of such family equityholders, a partnership or limited liability company whose partners or stockholders are the participant and his or her family equityholders or anyone else approved by it.

Amendment

Our 2010 Plan has a term of ten years. Our board may amend, suspend or terminate our 2010 Plan at any time; however, stockholder approval to amend our 2010 Plan may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in control

In the event of a change in control (as defined in the 2010 Plan), our compensation committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the 2010 Plan will become fully vested and that performance compensation awards will vest, as determined by our compensation committee, based on the level of attainment of the specified performance goals. Our compensation committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. Our compensation committee can also provide otherwise in an award agreement under the 2010 Plan. Under the 2010 Plan, a change in control is generally defined as:

■	Any person or group becomes the beneficial owner of 50% or more of our voting shares;
■	A change in a majority of our board over a two-year period other than through board approved elections or nominations;
■	A merger, share exchange, consolidation or other business transaction in which we are involved, directly or indirectly, other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities which are held in substantially the same proportions as immediately before the transaction, and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction and at least a majority of our board following the transaction were equityholders of the incumbent board immediately prior to the transaction;
■	The sale, exchange or transfer of all or substantially all of our assets;
■	The board’s determination that as a consequence of any transaction or event, a change in control has occurred; or
■	Shareholder approval of our liquidation or dissolution.

In addition, if an award under the 2010 Plan is subject to Section 409A of the Code, a change in control transaction may constitute a payment event only if the transaction is also a “change in control event” for purposes of Section 409A of the Code.

United States federal income tax consequences

The following is a general summary of the material United States federal income tax consequences of the grant, vesting and exercise of awards under the 2010 Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the United States federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

The Code requires that, for treatment of an option as a qualified option, common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted stock.  A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted stock units.  A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for United States federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs.  No income will be realized by a participant upon grant of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards and Dividend Equivalents.  A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the common stock subject to the award is transferred to the participant over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. Dividend equivalents are taxable at ordinary income tax rates upon receipt.

Section 162(m).  In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer, and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its prospectus or proxy statement as a result of their total compensation, subject to certain exceptions. Subject to obtaining approval of the 2010 Plan by our stockholders prior to the payment of any awards thereunder, the 2010 Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the 2010 Plan is designed to permit certain awards of restricted stock, restricted stock units, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

2010 Employee Stock Purchase Plan

The purpose of the 2010 Employee Stock Purchase Plan, or the “Employee Stock Purchase Plan,” is to promote our interests and that of our shareholders by providing our employees with an opportunity to purchase our common stock at a discount through accumulated payroll deductions. By encouraging stock ownership, we seek to attract, retain and motivate employees and to encourage them to devote their best efforts to our business and financial success. The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The following is a summary of the material terms of the Employee Stock Purchase Plan and is qualified in its entirety by reference to the text of the Employee Stock Purchase Plan, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Administration

Our compensation committee administers the Employee Stock Purchase Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Employee Stock Purchase Plan, to determine eligibility and to adjudicate all disputed claims filed thereunder.

Share purchases

Participation in the Employee Stock Purchase Plan is voluntary. The Employee Stock Purchase Plan permits shares of our common stock to be sold to participating employees on the last trading day of any offering period at a price that may not be not less than the lesser of 85% of the fair market value of our common stock at the beginning of an offering period and 85% of the fair market value of our common stock at the end of such offering period.

Each six-month period will constitute an offering period under the Employee Stock Purchase Plan. The compensation committee may, in its discretion and with prior notice, change the duration and/or frequency of offering periods from time to time. The initial offering period under the Employee Stock Purchase Plan will commence on the first trading day on or after July 1, 2011 and end on the last trading day on or before December 1, 2011.

Eligible participants

Each of our employees is eligible to participate in the Employee Stock Purchase Plan, provided that:

a.	the employee’s customary employment is more than 20 hours per week and is more than five months per year; and

b.	the employee has been continuously employed by us or one of our eligible subsidiaries for at least 30 days prior to the start of the applicable offering period.

Our compensation committee may also exclude any (i) “highly compensated employee” within the meaning of Code Section 414(q) or (ii) employee of a participating subsidiary if it determines that participation by employees of the participating subsidiary would not be permitted under applicable local laws, would be unduly burdensome as a result of constraints imposed by such laws or would cause a violation of Section 423 of the Code.

Number of shares

The aggregate number of shares of our common stock that are available for purchase under the Employee Stock Purchase Plan is 916,987 shares. The number of shares of common stock available for purchase under the Employee Stock Purchase Plan, as well as the price per share of our common stock covered by share purchase rights that have not been exercised, are subject to adjustment by the compensation committee in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or other increase or reduction of our outstanding common stock effected without the receipt of consideration, provided that conversion of convertible securities shall not be deemed to have been effected without consideration.

No employee may receive the right to purchase our common stock under the Employee Stock Purchase Plan: (i) to the extent that he or she would own or have the right to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our common stock of us or any of our subsidiaries; or (ii) to the extent that his or her rights to purchase stock under all stock purchase plans of us or any of our subsidiaries would accrue at a rate which exceeds $25,000 in fair market value in any calendar year.

Terms and conditions

Eligible employees may elect to participate in the Employee Stock Purchase Plan by giving proper notice to us to withhold a specified percentage of the employee’s base salary (in any multiple of 1% up to a maximum of 15%) on each pay period during the applicable offering period.

A participant may increase or decrease the amount of his or her contributions for future pay periods within an offering period, subject to limitations set by the compensation committee. A participant may withdraw his or her cash contributions that have accumulated during an offering period but have not yet been used to purchase our common stock. Participants who withdraw from the Employee Stock Purchase Plan will not be permitted to re-enroll in the Employee Stock Purchase Plan until the next offering period. Upon a participant’s termination of employment with us an eligible subsidiary for any reason, the participant will be deemed to have withdrawn from the Employee Stock Purchase Plan.

Participants have no interest or voting rights in shares of our common stock covered by share purchase rights until such rights have been exercised.

Duration, termination and amendment

Unless earlier terminated by our board or the compensation committee, the Employee Stock Purchase Plan will continue in effect for ten years from the later of the date that it is adopted by our board or approved by stockholders. The Employee Stock Purchase Plan permits our board or the compensation committee to amend or terminate the Employee Stock Purchase Plan at any time, except that no amendment to the Employee Stock Purchase Plan may make any change in any share purchase rights previously granted that adversely affects the rights of any participant, except as otherwise provided in the Employee Stock Purchase Plan. In the event of a proposed sale of all or substantially all of our assets, or a merger with another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses or assume or substitute for the options, any offering period(s) then in progress will be shortened by setting a new exercise date, and participants will be notified that their options will be exercised automatically on such new exercise date.

Transferability of contributions and purchase rights

The right of a participant to purchase our common stock through the Employee Stock Purchase Plan will not be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Holding period for purchased shares

Once shares are purchased at the end of an offering period, the Employee Stock Purchase Plan requires that the participants hold the shares of common stock in a restricted account for a period of twenty-four months (or a shorter or longer period of time as may be established by the compensation committee). The shares may not be sold or otherwise disposed of while held in the restricted account without the compensation committee’s prior written consent. However, in the event of a qualifying merger or asset sale, the twenty-four month holding period will no longer apply.

Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences of the grant and exercise of awards under the 2010 Employee Stock Purchase Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the United States federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The purchase of stock under the Employee Stock Purchase Plan is made with after-tax earnings. Generally, neither the grant of a right to buy stock under the Employee Stock Purchase Plan on the first trading day of the offering period, or the “Grant Date,” nor the exercise of the right to buy stock on the last trading day of the offering period will result in taxable income to a participant or a tax deduction for us. Thereafter, the federal income taxes for a participant who sells the stock will depend on when the participant sells the stock.

Generally, a participant in the Employee Stock Purchase Plan will recognize income in the year in which he or she disposes of the shares or in which he or she dies. The participant’s federal tax liability will depend on whether the participant makes a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition generally will occur if the sale or other disposition of the shares occurs after the participant has held the shares for (i) more than two years after the start of the offering period and (ii) more than one year after the last trading day of the offering period.

A participant who makes a qualifying disposition will recognize ordinary income in the year of the qualifying disposition equal to the lesser of (i) the excess of the fair market value on the Grant Date of the shares being sold or otherwise transferred over the aggregate purchase price for such shares and (ii) the excess of the amount realized for such shares on the date of the qualifying disposition over the aggregate purchase price paid for such shares. Any additional gain recognized upon a qualifying disposition will be a long-term capital gain. If the fair market value of the shares being sold or otherwise transferred on the date of the qualifying disposition is less than the aggregate purchase price paid for such shares, there will be no ordinary income, and any loss recognized will be a long-term capital loss.

A participant who makes a disqualifying disposition will recognize ordinary income in the year of the disqualifying disposition equal to the excess of (i) the fair market value of the shares on the last trading day of the offering period over (ii) the purchase price. Any additional gain or loss recognized upon a disqualifying disposition will be capital gain, which will be long-term if the shares are held for more than twelve months.

Generally, we are entitled to a tax deduction when a participant engages in a disqualifying disposition for the amount of ordinary income recognized by the participant. Otherwise, we are not entitled to a tax deduction under the Employee Stock Purchase Plan.

Compensation of directors

We currently do not pay Messrs. Aquilina, Baker, Berger, Hendren or our employee directors any compensation for their service on our board. Our other non-employee directors are paid an annual retainer of $50,000, except for Mr. McLachlan who receives $60,000 annually which reflects an additional $10,000 retainer for his role as chair of our audit committee. All directors are reimbursed for all reasonable expenses incurred by them in connection with their service on our board.

During 2010, our non-employee directors (other than Messrs. Aquilina, Berger, Baker and Hendren) received the following compensation from us:

	Fees earned or
Director	paid in cash	Total ($)

Charles Siegfried Habermacher (former director)	$50,000	$50,000
Atim Kabra (former director)	$50,000	$50,000
Kenneth John McLachlan	$60,000	$60,000
Merle Gilmore	$50,000	$50,000
James Patrick Nolan	$50,000	$50,000

Security Ownership of Certain Beneficial Owners and Management of MedQuist Holdings Inc.

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our shares as of August 25, 2011 based on the shares outstanding as of August 25, 2011, of (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our current directors and (iv) all current members of the board and the executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The number of shares and percentages of beneficial ownership prior to the Exchange Offer and Merger set forth below are based on 54,639,998 shares issued and outstanding as of August 25, 2011. The number of shares and percentages of beneficial ownership after the Exchange Offer set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of the Exchange Offer, assuming a full exchange.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each director and executive officer is c/o MedQuist Holdings Inc., 9009 Carothers Parkway, Franklin, TN 37067.

	Prior to the Exchange Offer		After the Exchange Offer
	Number of		Number of
	Shares of		Shares of
	Common Stock		Common Stock
Name and address of	Beneficially	Percent of Shares	Beneficially	Percent of Shares
beneficial owner	Owned	Outstanding	Owned	Outstanding

Principal stockholders
S.A.C. PEI CB Investment, L.P. and affiliates (1)	17,557,802	32.1%	17,557,802	31.4%
Lehman Brothers Commercial Corporation Asia Limited (in Liquidation) (2)	2,897,859	5.3%	2,897,859	5.2%
Costa Brava Partnership III, L.P. (3)	2,832,716	5.2%	2,832,716	5.1%
Directors and named executive officers
Robert Aquilina (4)	484,111	*	484,111	*
V. Raman Kumar (5)	1,913,903	3.5%	1,913,903	3.4%
Michael Seedman (6)	242,044	*	242,044	*
Clyde Swoger (7)	172,889	*	172,889	*
Peter Masanotti (8)	295,749	*	295,749	*
Roger Davenport (9)	250,000	*	250,000	*
Frank Baker	—	—	—	—
Peter Berger	—	—	—	—
Merle Gilmore	—	—	—	—
Jeffrey Hendren	—	—	—	—
Kenneth John McLachlan	—	—	—	—
James Patrick Nolan	—	—	—	—
All current directors and executive officers as a group (13 persons) (10)	2,822,403	5.2%	2,822,469	5.1%

*	Less than one percent.

(1)	Include 15,768,938 shares directly beneficially owned by S.A.C. PEI CB Investment, L.P., a Cayman Islands limited partnership, or SAC CBI, 1,484,689 shares directly beneficially owned by S.A.C. PEI CB Investment II, LLC, a Delaware limited liability company, or SAC CBI II, and

304,175 shares directly beneficially owned by International Equities (S.A.C. Asia) Limited, a Mauritius company, or SAC Asia. The general partner of SAC CBI is S.A.C. PEI CB Investment GP, Limited, a Cayman Islands company, or SAC CBI GP; S.A.C. Private Equity Investors, L.P., a Cayman Islands limited partnership, or SAC PEI, is the sole shareholder of SAC CBI GP; S.A.C. Private Equity GP, L.P., a Cayman Islands limited partnership, or SAC PEI GP, is the general partner of SAC PEI; S.A.C. Capital Management, LLC, a Delaware limited liability company, or SAC Management LLC, is the general partner of SAC PEI GP; and Mr. Steven A. Cohen controls SAC Management LLC. The manager of SAC CBI II is SAC PCG, a Delaware limited liability company; S.A.C. Capital Advisors, L.P., a Delaware limited partnership, or SAC Advisors LP, manages SAC PCG; S.A.C. Capital Advisors Inc., a Delaware corporation, or SAC Advisors Inc., is the general partner of SAC Advisors LP; and Mr. Cohen controls SAC Advisors Inc. Pursuant to investment management agreements, SAC Advisors LP and S.A.C. Capital Advisors, LLC, a Delaware limited liability company, or SAC Advisors LLC, maintain voting and dispositive power with respect to securities held by SAC Asia; and Mr. Cohen controls SAC Advisors LLC. SAC CBI GP, SAC PEI, SAC PEI GP, SAC Management LLC, SAC PCG, SAC Advisors LP, SAC Advisors Inc., SAC Advisors LLC and Mr. Cohen expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under their respective management and control.

The address of SAC CBI is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The address of SAC CBI II is 72 Cummings Point Road, Stamford, Connecticut 06902. The address of SAC Asia is c/o Citco (Mauritius) Ltd., 4th Floor, Tower A, One CyberCity, Ebene, Mauritius.

(2)	The address of Lehman Brothers Commercial Corporation Asia Limited (in liquidation) is c/o KPMG, 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong. Messrs. Paul Brough, Edward Middleton and Patrick Cowley in their capacity as joint and several liquidators of Lehman Brothers Commercial Corporation Asia Limited (“LBCCA”) acting as agents without personal liability, have voting and dispositive power over the shares held by LBCCA pursuant to section 199 of the Companies Ordinance (Ch. 32 of the laws of Hong Kong).

(3)	The address of Costa Brava Partnership III, L.P. is 222 Berkeley Street, Boston, Massachusetts 02116.

(4)	Mr. Aquilina served as our Chairman and served as our Chief Executive Officer from October 2010 to March 16, 2011. Of the shares shown as beneficially owned, all represent shares issuable pursuant to options that are currently vested and exercisable.

(5)	Mr. Kumar is our Vice Chairman and a director, and he served as our Chief Executive Officer from February 2007 to October 2010. These shares include 506,970 shares over which Mr. Kumar has sole voting and investment power, 110,516 shares over which Mr. Kumar has shared voting and investment power and 1,296,417 shares issuable pursuant to options that are currently vested and exercisable.

(6)	Mr. Seedman served on our board and as our Chief Technology Officer from August 2008 to March 31, 2011. Of the shares shown as beneficially owned, all represent shares issuable pursuant to options that are currently vested and exercisable.

(7)	Mr. Swoger served as our Chief Financial Officer from August 2008 to March 16, 2011. Of the shares shown as beneficially owned, all represent shares issuable pursuant to options that are currently vested and exercisable.

(8)	Mr. Masanotti served as our President and Chief Executive Officer from March 2011 to July 11, 2011.

(9)	Mr. Davenport serves as our Chairman and Chief Executive Officer.

(10)	Includes our current directors (Messrs. Aquilina, Baker, Berger, Davenport, Gilmore, Hendren, Kumar, McLachlan and Nolan) and our current executive officers (Messrs. Davenport, James, Clark and Sullivan).

Certain Relationships and Related Party Transactions

Related Party Transaction Policy

Historically, any transaction involving us and related persons was presented to, evaluated by and needed to be approved by the disinterested directors on our board.

The board of MedQuist Inc. adopted a related party transaction policy in August 2007, which charges its audit committee (or the disinterested members of its board) with the responsibility of ratifying all related party transactions. Transactions involving compensation also required approval by the compensation committee. On July 28, 2009, the board of MedQuist Inc. amended the related party transaction policy such that any transaction involving compensation where the related party is CBay, Inc. or its affiliates must only be approved by the audit committee.

On January 28, 2011, our board of directors adopted a Related Party Transaction Policy which charges our audit committee (or the disinterested members of our board) with the responsibility of ratifying all related party transactions. Transactions involving compensation also requires approval by the compensation committee.

Agreements with SAC PCG and affiliates and related transactions

Subscription Agreement

On May 21, 2008, we entered into a subscription agreement, or the Subscription Agreement, with SAC CBI and SAC PCG. Under the Subscription Agreement, we issued 19,997,522 shares of our common stock for an aggregate purchase price of $124.0 million and SAC CBI thereby acquired a majority interest in us. We used the proceeds received under the Subscription Agreement to fund a portion of the costs of the MedQuist Inc. Acquisition.

Stock purchase agreement

On May 21, 2008, we and our wholly-owned subsidiary, CBay Inc., entered into a stock purchase agreement with Royal Philips Electronics N.V., or Philips, pursuant to which CBay Inc. purchased 26,085,086 shares of common stock, or approximately 69.5% of the outstanding common stock, of MedQuist Inc. for (i) $98.1 million in cash, (ii) the $90.9 million 6% Convertible Notes and (iii) a $26.2 million promissory note. The 6% Convertible Notes and the $26.2 million promissory note have been repaid.

Management Stockholders Agreements

In connection with the MedQuist Inc. Acquisition, we, SAC CBI and certain current and former members of our senior management team, collectively, the “Management Stockholders,” including Robert Aquilina, Raman Kumar, Michael Seedman and Clyde Swoger, entered into stockholders agreements, collectively, the “Management Stockholders Agreements.” Each Management Stockholders Agreement provided that transfers to a third party of shares of our common stock owned by the relevant Management Stockholder generally required our consent and the consent of SAC CBI, provided for “drag-along” and “tag-along” rights in connection with certain sales of shares by SAC CBI and contained a grant by each Management Stockholder to SAC CBI of a proxy enabling SAC CBI to vote the shares held by the relevant Management Stockholder. The Management Stockholders Agreement for Mr. Kumar was amended to eliminate all of the foregoing provisions. As amended, Mr. Kumar’s Management Stockholders Agreements contains provisions addressing the requirements of the Securities Act relating to the transferability of shares of our common stock issued to the Management Stockholders pursuant to option agreements entered into at the time of the MedQuist Inc. Acquisition and provisions requiring the Mr. Kumar to enter into to a lock-up agreement in respect of shares of our common stock owned by him in connection with certain public offerings of our common stock. The Management Stockholders Agreements for Messrs. Aquilina, Seedman and Swoger have been terminated.

Consulting Services Agreement

On August 19, 2008, we entered into an agreement with S.A.C. PEI CB Investment II, LLC, or “SAC CBI II,” an affiliate of SAC CBI, and LBCCA and collectively with SAC CBI II, the Consultants, or “Consulting Services Agreement.” The Consulting Services Agreement was entered into to, among other things, effect the economic understanding regarding the terms upon which SAC CBI acquired its ownership interest in us and to address potential dilutive and related effects at the time of SAC CBI’s investment in us. It provides for annual payments, to be made in quarterly installments, of approximately $1.9 million to SAC CBI II and $0.9 million to LBCCA, which may at our option be paid in shares of our common stock at fair market value or in cash. We account for the annual payments as a capital transaction. In addition, we agreed to indemnify and reimburse the Consultants and their affiliates for their out-of-pocket expenses in connection with the services rendered under this agreement. The payment provision of the agreement has a five year term that expires in August 2013. The agreement provides that SAC CBI II and LBCCA may provide financial, managerial and operational advice, the annual amount is payable regardless of whether any management services are rendered and the annual amount is fixed. Under the agreement, we are committed to pay for the remaining unexpired term on termination of the agreement or upon a change in control, determined as the sum of the present value (using the discount rate equal to the yield on U.S. Treasury securities of like maturity) of the annual amounts that would have been payable with respect to the period from the date of such change of control or termination, as applicable through August 18, 2013. The change in control occurred and the agreement terminated as a result of the consummation of our IPO and the Private Exchange. As a result, 0.8 million shares valued at $6.2 million were issued in March 2011 to satisfy the obligation to SAC CBI II. Provisional liquidators were appointed in respect of LBCCA in September 2008 and we challenged LBCCA’s entitlement to amounts under the agreement. On April 27, 2011, the provisional liquidators filed a lawsuit against us on behalf of LBCCA in the Southern District of New York seeking payments under the agreement. On July 21, 2011, we reached a settlement with LBCCA, pursuant to which we paid $4.0 million in July 2011. Pursuant to the terms of the agreement, we recorded $7.0 million and $0.7 million of charges to additional paid in capital during the three months ended March 31, 2011 and 2010, respectively. Additionally, amounts payable of $4.0 million and $3.5 million at June 30, 2011 and December 31, 2010, respectively, were accrued as a related party payable.

For the years ended December 31, 2010, 2009 and 2008, $2.8 million, $2.8 million and $1.1 million, respectively, have been recorded in the consolidated statements of equity and comprehensive income (loss). During 2010 and 2009, 145,000 shares and 571,000 shares, respectively, of our common stock were issued to satisfy a portion of the annual amounts. As of December 31, 2010 and 2009, $3.5 million and $2.2 million, respectively, of the amounts payable were accrued and recorded in due to related parties in the consolidated balance sheets.

Transaction Fees

On May 4, 2010, the audit committee of MedQuist Inc.’s board of directors approved a $1.5 million success-based payment to SAC PCG in connection with the Spheris Acquisition. The payment was approved by MedQuist Inc.’s audit committee in accordance with MedQuist Inc.’s related party transaction approval policy described above.

Prior to the adoption of our Related Party Transaction Policy, the disinterested directors on our board approved a $5.0 million payment to SAC PCG in connection with the Corporate Reorganization.

In the future, SAC PCG and its affiliates may receive customary payments for other services rendered to us. To ensure that the terms of the related party transactions are not less favorable than what would be obtained in an arm’s-length transaction, the material terms and conditions of any such arrangements with SAC PCG or any related party will be reviewed and approved pursuant to the our Related Party Transaction Policy.

Voting Agreement

In connection with the Private Exchange, we entered into a voting agreement, dated September 30, 2010, with SAC CBI, SAC CBI II, and International Equities (S.A.C. Asia) Limited, the SAC Stockholders. Under this agreement, the SAC Stockholders agreed to vote the shares held by them in favor of any matter subject to a vote of our stockholders that was reasonably necessary for consummation of the Private Exchange.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement dated February 4, 2011 with the SAC Stockholders, or the “Registration Rights Agreement,” to provide registration rights with respect to shares of our common stock held by the SAC Stockholders and their affiliates. The Registration Rights Agreement provides them with an unlimited number of “demand” registrations and “piggyback” registration rights. In addition, the Registration Rights Agreement provides that the SAC Stockholders and their affiliates may request that we file a shelf registration statement beginning on the 181st day after the IPO. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify against certain liabilities.

Stockholders Agreements

In connection with the IPO, we entered into a stockholders agreement with the SAC Stockholders dated February 4, 2011, or the “IPO Stockholders Agreement.” The IPO Stockholders Agreement grants the SAC Stockholders and their affiliates the right to nominate to our board a number of designees, or “SAC Directors,” equal to: (i) three directors so long as they hold at least 20% of our voting power; (ii) two directors so long as they hold at least 10% of our voting power; and (iii) one director so long as they hold at least 5% of our voting power. They have the right to remove and replace their director-designees at any time and for any reason and to nominate any individual(s) to fill any such vacancies.

In connection with the Private Exchange, we entered into a stockholders agreement dated February 11, 2011, or the “Private Exchange Stockholders Agreement,” with the SAC Stockholders and the investors party to the Private Exchange. For so long as the SAC Stockholders have the right to nominate the SAC Directors, each Investor (as defined in the Private Exchange Stockholders Agreement) agrees, among other things (i) that for a period of one year from the closing under the Private Exchange and thereafter for so long as it owns at least three percent of our outstanding shares, it will vote all of its voting shares, or (as applicable) provide its written consent in respect thereof, in favor of the election of the SAC Directors to our board and (ii) not to take any action that would cause the number of directors constituting the entire board to be greater than nine without the prior written consent of SAC CBI.

Under the Private Exchange Stockholders Agreement, with respect to any underwritten public offering, each investor has agreed to a lock-up period of 90 days beginning on the effective date of any other public offering.

Redemption Agreement

In connection with the IPO, we entered into an agreement dated February 2, 2011, or the “Redemption Agreement,” with SAC CBI, SAC PEI, SAC CBI GP, LBCCA and the liquidators of LBCCA pursuant to which SAC PEI contributed $13.7 million in cash to SAC CBI in exchange for partnership interests in SAC CBI, SAC CBI redeemed all of LBCCA’s limited partnership interests in SAC CBI for $13.7 million in cash and 4,228,584 shares of our common stock, LBCCA entered into a 180-day contractual lock-up on the shares of our common stock that LBCCA now owns following the completion of the IPO and LBCCA granted SAC CBI an irrevocable proxy to vote such shares so long as they are beneficially owned by LBCCA.

Other Related Party Transactions

Effective February 10, 2009, the former CEO and President of Mirrus Systems Inc., or “Mirrus,” Nanda Krishnaiah, who also formerly served as a director on our board, resigned from services with us. Under the terms of his settlement, we paid him $390,000 in severance and purchased his 13% stake in Mirrus for $690,000. Mirrus is now our wholly owned subsidiary.

We sold software solution services to CBay Systems Limited, owned by our predecessor parent and in which Mr. Kumar was a director, in the amount of $471,000 for the year ended December 31, 2008. During the year ended December 31, 2008, CBay Systems Limited transferred certain assets to us at an aggregate value of $704,000 together with the related underlying liabilities against certain assets amounting to $184,000 to be adjusted against receivables from CBay Systems Limited. During the year ended December 31, 2008, CBay Systems Limited settled amounts recoverable by transferring to us certain fixed assets of an aggregate value of $614,000. The balance receivable from CBay Systems Limited of $760,000 was not considered recoverable and accordingly it was written off. For the year ended December 31, 2008, we provided transcription services of $574,000 to CBay Systems Limited.

For the year ended December 31, 2008, we sold software solution services of $471,000, to Ztec Ventures Limited, a company in which Mr. Kumar is a director.

Use of Proceeds

We will not receive any cash proceeds from the Exchange Offer or the Merger. We will pay all fees and expenses related to the Exchange Offer and the Merger, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any shares of MedQuist Inc. common stock.

The Exchange Offer and the Merger

PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS.” WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

IF YOU DO NOT PARTICIPATE IN THE VOLUNTARY EXCHANGE OFFER YOU WILL PARTICIPATE INVOLUNTARILY IN THE MERGER, YOUR SHARES OF COMMON STOCK IN MEDQUIST INC. WILL AUTOMATICALLY CONVERT INTO SHARES OF MEDQUIST HOLDINGS INC. COMMON STOCK AND YOU WILL NOT HAVE APPRAISAL RIGHTS. WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS.” WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND MERGER.

General

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, up to 1.2 million newly issued shares of our common stock for properly tendered and accepted shares of MedQuist Inc. common stock, as described below.

For each share of MedQuist Inc. common stock that we accept for exchange in accordance with the terms of the Exchange Offer or convert pursuant to the Merger, we will issue one share of our common stock. We refer to the number of shares of our common stock we will issue for each share of MedQuist Inc. common stock we accept in the Exchange Offer or convert pursuant to the Merger as the “Exchange Ratio.”

This prospectus and the letter of transmittal are being sent to all holders of MedQuist Inc. common stock. There will be no fixed record date for determining holders of MedQuist Inc. common stock entitled to participate in the exchange.

Any shares of MedQuist Inc. common stock tendered but not accepted because they were not validly tendered will remain outstanding upon completion of the Exchange Offer. If any tendered shares of MedQuist Inc. common stock are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, all unaccepted shares of MedQuist Inc. common stock will be returned, without expense, to the tendering holder promptly after the expiration date or the termination date.

Our obligation to accept shares of MedQuist Inc. common stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under “– Conditions of the Exchange Offer.”

We will be deemed to have accepted for exchange properly tendered shares of MedQuist Inc. common stock when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of MedQuist Inc. common stock who tender their shares of MedQuist Inc. common stock in the Exchange Offer for the purposes of receiving the Exchange Offer consideration from us and delivering the Exchange Offer consideration to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer, and not to accept for exchange any shares of MedQuist Inc. common stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “– Conditions of the Exchange Offer.”

Shares of MedQuist Inc. common stock that are not exchanged in the Exchange Offer will remain outstanding and will be entitled to the rights and benefits their holders have, however, promptly following the consummation of the Exchange Offer each remaining outstanding share of MedQuist Inc. common stock will be automatically converted into one share of our common stock pursuant to the Merger.

We intend, promptly following the consummation of the Exchange Offer, to contribute the shares of MedQuist Inc. common stock that we then hold to CBay Inc. CBay Inc. intends, promptly following the contribution, to form Merger Subsidiary and to contribute the shares of MedQuist Inc. common stock that CBay Inc. then holds to

Merger Subsidiary. CBay Inc. then intends to cause a short-form merger by which Merger Subsidiary will merge with and into MedQuist Inc. Pursuant to the Merger, each share of MedQuist Inc. common stock not held by us will be automatically converted into a share of our common stock. Section 14A:10-5 of the New Jersey Business Corporations Act governs short-form mergers between two New Jersey corporations. This provision allows a New Jersey corporation owning at least 90% of the outstanding shares of each class and series of a New Jersey corporation to merge the subsidiary corporation into itself, or merge itself into the subsidiary corporation, without approval of the shareholders of either corporation, though the board of the parent corporation must approve the plan of merger.

Purpose and background of the Exchange Offer

Since our acquisition of the majority ownership stake in MedQuist Inc., our management and directors have been aware that further consolidating our operations with those of MedQuist Inc. could lead to substantial overhead reductions and allow us to capitalize on our underlying technology, healthcare domain expertise, and attractive long-term relationships with customers of MedQuist Inc.

During the course of our consultations with our financial advisors and outside counsel in the summer of 2010, our management determined that a two-tiered private and public exchange offer was the best method for acquiring the remaining shares of MedQuist Inc. common stock held by third parties. Our management wanted to pursue the most efficient course for combining MedQuist Inc. and our company and believed that offering to buy shares of MedQuist Inc. common stock directly from the other MedQuist Inc. shareholders would result in an expedited and fair process. Additionally, our management concluded that pursuing a two-tiered exchange offer, whereby a significant portion of the minority MedQuist Inc. shareholders agreed to participate in a private exchange of their MedQuist Inc. common stock for our common stock, followed by a registered public exchange for the remaining MedQuist Inc. common stock, gave us the best opportunity to acquire the highest number of shares of MedQuist Inc. common stock in the most efficient and expeditious manner. In choosing to recommend the two-tiered exchange offer structure to our board, our management sought to choose a path consistent with recent precedents for transactions involving the acquisition of the minority interests of publicly traded companies by their principal shareholders. In contrast to an exchange offer transaction, our management also considered a merger transaction, but due to certain provisions of New Jersey corporate law, a merger transaction was deemed not to be a viable option at that time.

On September 30, 2010, our board of directors met to consider the advisability of the two-tiered exchange offer. At this meeting, the board engaged in a discussion, with members of our management and outside counsel and financial advisors participating, of the proposed two-tiered exchange offer structure. Following this discussion, our board of directors determined unanimously to approve the Private Exchange.

On September 30, 2010, we entered into the exchange agreement with certain of MedQuist Inc.’s noncontrolling shareholders that held in the aggregate approximately 12.7% of MedQuist Inc.’s outstanding shares. Pursuant to the exchange agreement, those MedQuist Inc. shareholders received one share of our common stock for each MedQuist Inc. share, and entered into a shareholders agreement with us that, among other things, provides them with registration rights and contains provisions regarding their voting in the election of our directors. The closing under the exchange agreement occurred on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

At its meeting on October 17, 2010, our board of directors unanimously approved the Initial Registered Exchange Offer.

In February 2011, we commenced our Initial Registered Exchange Offer to those noncontrolling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Initial Registered Exchange Offer expired on March 11, 2011. We accepted and consummated the exchange of MedQuist Inc. shares of common stock that were validly tendered in the Initial Registered Exchange Offer. As a result of the Initial Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

Our reasons for the Exchange Offer

We are making this offer in connection with our ongoing plan to acquire full ownership of our majority-owned subsidiary MedQuist Inc. We continue to believe that if we acquire full ownership of MedQuist Inc. it will simplify our capital structure, achieve greater integration between us and MedQuist Inc., and reduce costs and eliminate potential conflicts of interests between us and MedQuist Inc. Therefore we are making this offer as a step in our plan to acquire full ownership of MedQuist Inc. prior to consummating the Merger. Please see “Purpose and background of the Exchange Offer” for more information on our desire to acquire full ownership of MedQuist Inc.

You may receive more favorable tax treatment if you participate in the Exchange Offer than if you do not participate in the Exchange Offer and have your shares converted in the Merger. Please see “Material United States Federal Income Tax Consequences” for more information. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Exchange Offer and Merger.

For additional details, see “Background and Reasons for the Exchange Offer.”

Our reasons for the Merger

The purpose of the Merger is to acquire all of the issued and outstanding shares of MedQuist Inc. stock not exchanged pursuant to the Exchange Offer. Pursuant to the Shareholder Litigation, we agreed that if, as a result of the Initial Registered Exchange Offer, we obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., we would conduct a short-form merger under applicable New Jersey law to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio applicable under the Initial Registered Exchange Offer. Please see “MedQuist Holdings Inc. Business – Legal proceedings” for more information on the Shareholder Litigation.

Our management and directors continue to believe that if we acquire full ownership of MedQuist Inc. it will simplify our capital structure, achieve greater integration between us and MedQuist Inc., and reduce costs and eliminate potential conflicts of interests between us and MedQuist Inc. We are conducting the Exchange Offer and subsequent Merger to acquire full ownership of our majority-owned subsidiary MedQuist Inc. in accordance with the Stipulation of Settlement in the Shareholder Litigation.

We intend, promptly following the Exchange Offer, to contribute the shares of MedQuist Inc. common stock that we then hold to CBay Inc. CBay Inc. intends, promptly following the contribution, to form the Merger Subsidiary and to contribute the shares of MedQuist Inc. common stock that CBay Inc. then holds to Merger Subsidiary. CBay Inc. then intends to cause a short-form merger by which Merger Subsidiary will merge with and into MedQuist Inc. Pursuant to the terms of the Merger, each share of MedQuist Inc. common stock will be automatically converted into a share of our common stock in accordance with the Exchange Ratio. After this Merger, the former MedQuist Inc. shareholders will no longer have any ownership interest in MedQuist Inc.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, up to 1.2 million newly issued shares of our common stock for properly tendered and accepted shares of MedQuist Inc. common stock. See “– Consideration” below.

Consideration

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, for each share of MedQuist Inc. common stock that we accept for exchange, we will issue one share of our common stock. We refer to the number of shares of our common stock we will issue for each share of MedQuist Inc. common stock we accept in the Exchange Offer as the “Exchange Ratio.” If you do not tender your shares of MedQuist Inc. common stock in the Exchange Offer, or if you withdraw them before the expiration date, upon consummation of the Merger, each share of MedQuist Inc. common stock that you hold will be converted into one share of MedQuist Holdings Inc. common stock in accordance with the Exchange Ratio.

		Exchange offer consideration per share
		Shares of our	Estimated
CUSIP	Title of security	common stock (1)	exchange value (1)

584949101	MedQuist Inc. common stock	One	$7.86

(1)	The estimated exchange value is equal to the number of shares of our common stock offered for each share of MedQuist Inc. common stock multiplied by the closing price of our common stock on The NASDAQ Global Market on August 26, 2011.

Because the number of shares of our common stock to be issued in the Exchange Offer is fixed, changes in the trading prices of our common stock will result in the market value of our common stock you receive in exchange for tendering your shares being different than the value reflected in the table above. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.” The closing price of our shares on The NASDAQ Global Market on August 26, 2011 was $7.86.

Our shares were formerly listed on the Alternative Investment Market of the London Stock Exchange, or “AIM.” However, we delisted from AIM and January 27, 2011 was the last day on which our shares traded on AIM.

Source of consideration

The shares of our common stock to be issued in the Exchange Offer and the Merger are available from our authorized but unissued shares of our common stock.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be obligated to accept for exchange validly tendered shares of MedQuist Inc. common stock pursuant to the Exchange Offer if the general conditions (as defined below) have not been satisfied with respect to the Exchange Offer. The Exchange Offer is not conditioned upon any minimum number of MedQuist Inc. common stock being tendered.

For purposes of the foregoing provisions, all of the “general conditions” shall be deemed to have been satisfied on the expiration date unless any of the following conditions shall have occurred and be continuing on or after the date of this prospectus and before the expiration date with respect to the Exchange Offer:

■	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for equity securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or (vi) any significant adverse change in the United States securities or financial markets generally;
■	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates;

■	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect the Exchange Offer in any material manner;
■	there exists any other actual or threatened (in writing) legal impediment to the Exchange Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer, or the contemplated benefits of the Exchange Offer to us or our affiliates;
■	there shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates; or
■	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits to us or our affiliates of the Exchange Offer.

In addition to the conditions described above, and notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue our common stock in respect of, any shares of MedQuist Inc. common stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 14d-1 and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our common stock in respect of, any shares of MedQuist Inc. common stock so tendered in the Exchange Offer unless the registration statement of which this prospectus forms a part becomes effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been instituted or are pending, or to our knowledge, are contemplated or threatened by the SEC.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any shares of MedQuist Inc. common stock not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part, except as to the requirement that the registration statement of which this prospectus forms a part be declared effective, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum number of shares of MedQuist Inc. common stock being tendered for exchange.

Procedures for tendering

Most shares of MedQuist Inc. common stock were issued in book-entry form, and are all currently represented by one or more global certificates held for the account of the DTC. If your securities are book entry securities, you may tender your shares of common stock by transferring them through DTC’s ATOP or following the other procedures described herein.

If your interest as a holder of common stock is in certificated form, you must deliver to the exchange agent the certificates for the shares of your common stock to be exchanged, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any additional information required by the exchange agent (as set forth below) as well as payment for transfer or similar taxes, if any.

If you are unable to tender your MedQuist Inc. common stock before 5:00 p.m., New York City time, on          , 2011, or such other time if this date is extended by us, you may comply with the guaranteed delivery procedures set forth in ‘‘– Guaranteed delivery” below.

Guaranteed delivery

If you wish to tender shares of MedQuist Inc. common stock pursuant to the Exchange Offer and your certificates are not immediately available, you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration of the Exchange Offer or you cannot complete the procedure for book-entry transfer on a timely basis, your shares of MedQuist Inc. common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

■	you make your tender by or through an eligible institution;
■	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration of the Exchange Offer; and
■	the certificates for all tendered shares of MedQuist Inc. common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent.

In all cases, we will exchange shares of MedQuist Inc. common stock tendered and accepted for exchange pursuant to the Exchange Offer only after timely receipt by the exchange agent of certificates for shares of MedQuist Inc. common stock, or timely confirmation of a book-entry transfer of those shares of MedQuist Inc. common stock into the exchange agent’s account at DTC a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

How to tender if you are a beneficial owner but not a DTC participant?

If you beneficially own common stock through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender common stock, you should contact your DTC participant promptly and instruct it to tender your shares of common stock on your behalf. Beneficial owners are urged to appropriately instruct their bank, broker, custodian, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for their instruction.

Unless you follow the procedures for guaranteed delivery set forth above, in order for your bank, broker, custodian, commercial bank, trust company or other nominee to validly tender shares of common stock in the Exchange Offer, such bank, broker, custodian, commercial bank, trust company or other nominee must deliver to the exchange agent via DTC an electronic message that will contain:

■	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

■	a timely confirmation of book-entry transfer of your shares of common stock into the exchange agent’s account.

How to tender if you are a DTC participant?

To participate in the Exchange Offer, a DTC participant must:

■	comply with the ATOP procedures of DTC described below; or
■	(i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date.

In addition, either:

■	the exchange agent must receive, prior to the expiration date, a properly transmitted agent’s message; or
■	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such shares of common stock into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the letter of transmittal and other documents required by the letter of transmittal.

If a DTC participant chooses to tender by delivery of a letter of transmittal, to be validly tendered the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the back cover of this prospectus and the front cover of the letter of transmittal prior to the expiration date.

The tender by a holder that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal to us.

How to tender if your interest is in certificated format?

On the date of any tender for exchange, if your interest is in certificated form, you must do each of the following in order to validly tender for exchange:

■	complete and manually sign the accompanying letter of transmittal provided by the exchange agent, or a facsimile of the exchange notice, and deliver the signed letter to the exchange agent;
■	surrender the certificates of your shares of common stock to the exchange agent;
■	if required, furnish appropriate endorsements and transfer documents; and
■	if required, pay all transfer or similar taxes.

If your stock certificates are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described below.

The method of delivery of your certificates and any other required documents is at your option and risk, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Signatures and signature guarantees

If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the shares of common stock are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the shares of common stock to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

■	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering shares of common stock that are the subject of such book-entry confirmation;
■	such DTC participant has received and agrees to be bound by the terms of the letter of transmittal; and
■	the agreement may be enforced against such DTC participant.

Determination of validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of MedQuist Inc. common stock, provided that disputes regarding our determination may be determined by a court of competent jurisdiction. We reserve the absolute right to reject any and all shares of MedQuist Inc. common stock not validly tendered or any shares of MedQuist Inc. common stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date. Unless waived, any defects or irregularities in connection with tenders of shares of MedQuist Inc. common stock must be cured within a time period that we will determine. Neither we, the information agent, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of shares of MedQuist Inc. common stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of MedQuist Inc. common stock received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC or in certificated form, as applicable, promptly following the expiration date or the termination date.

Acceptance; exchange of shares of MedQuist Inc. common stock

On the expiration date, the exchange agent will tender to us the number of shares of MedQuist Inc. common stock tendered for exchange in the offer whereupon we will deliver to the exchange agent for delivery to tendering holders of the MedQuist Inc. common stock the number of shares of our common stock the tendering holders are entitled to receive upon exchange of their shares of MedQuist Inc. common stock.

We will issue our common stock upon the terms of the Exchange Offer and applicable law upon exchange of shares of MedQuist Inc. common stock validly tendered in the Exchange Offer promptly after the expiration date and our acceptance of the validly tendered MedQuist Inc. common stock. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered shares of MedQuist Inc. common stock or defectively tendered shares of MedQuist Inc. common stock with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

We will pay for shares of MedQuist Inc. common stock accepted for exchange by us pursuant to the Exchange Offer by depositing our common stock with the exchange agent. The exchange agent will act as your agent for the purpose of receiving our common stock from us and transmitting such stock to you.

In all cases, issuance of shares of our common stock for shares of MedQuist Inc. common stock accepted for exchange by us pursuant to the Exchange Offer will be made promptly after the expiration date and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the exchange agent of:

■	timely confirmation of a book-entry transfer of the shares of MedQuist Inc. common stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in “– Procedures for tendering” above;
■	a properly transmitted agent’s message; and
■	any other documents required by the letter of transmittal.

By tendering shares of MedQuist Inc. common stock pursuant to the Exchange Offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the shares of MedQuist Inc. common stock tendered thereby and that when such shares of MedQuist Inc. common stock are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the shares of MedQuist Inc. common stock tendered thereby.

Return of unaccepted shares of MedQuist Inc. common stock

If any tendered shares of MedQuist Inc. common stock are not accepted for payment for any reason pursuant to the terms and conditions of the Exchange Offer, such shares of MedQuist Inc. common stock will be returned without expense to the tendering holder or, in the case of shares of MedQuist Inc. common stock tendered by book-entry transfer, such shares of MedQuist Inc. common stock will be credited to an account maintained at DTC, designated by the participant therein who so delivered such shares of MedQuist Inc. common stock, in each case, promptly following the expiration date or the termination of the Exchange Offer.

Expiration date; extensions; termination; amendment

The Exchange Offer will expire at 5:00 p.m. New York City time,          , 2011, unless we have extended the period of time that the Exchange Offer is open, or as such date and time may be extended, the expiration date. The expiration date will be at least 20 business days after the beginning of the Exchange Offer, as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any shares of MedQuist Inc. common stock in accordance with applicable law, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all shares of MedQuist Inc. common stock previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

■	terminate or amend the Exchange Offer and not to accept for exchange any shares of MedQuist Inc. common stock not previously accepted for exchange upon the occurrence of any of the events specified above under “– Conditions of the Exchange Offer” that have not been waived by us; and
■	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment. Upon termination of the Exchange Offer for any reason, any shares of MedQuist Inc. common stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the change to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the change.

If we make a change in the Exchange Offer consideration, including the number of shares of our common stock offered in the exchange, we will promptly disseminate disclosure regarding the change and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the change.

If, for any reason, acceptance for purchase of, or payment for, validly tendered shares of MedQuist Inc. common stock pursuant to the Exchange Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered shares of MedQuist Inc. common stock pursuant to the Exchange Offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered shares of MedQuist Inc. common stock, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the shares of MedQuist Inc. common stock tendered promptly after the termination or withdrawal of the Exchange Offer.

Settlement date

The settlement date in respect of any shares of MedQuist Inc. common stock that are validly tendered prior to the expiration date and accepted by us is expected to occur promptly following the expiration date and is anticipated to be on or about          .

Withdrawal of tenders

You may withdraw any MedQuist Inc. common stock tendered in the Exchange Offer at any time prior to the expiration date. Pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your shares of MedQuist Inc. common stock at any time after 60 days from          , the date that the Exchange Offer was commenced, unless we have previously accepted them.

For a withdrawal of shares of MedQuist Inc. common stock to be effective, the exchange agent must receive a written or facsimile transmission containing a notice of withdrawal before the expiration date by a properly transmitted “request message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder of shares of MedQuist Inc. common stock who tendered the shares of MedQuist Inc. common stock to be withdrawn, (ii) contain a description of the shares of MedQuist Inc. common stock to be withdrawn and the number of shares of MedQuist Inc. common stock, (iii) contain a statement that such holder of shares of MedQuist Inc. common stock is withdrawing the election to tender their shares of MedQuist Inc. common stock, and (iv) be signed by the holder of such shares of MedQuist Inc. common stock in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of MedQuist Inc. common stock. Any notice of withdrawal must identify the shares of MedQuist Inc. common stock to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of shares of MedQuist Inc. common stock may only be accomplished in accordance with the foregoing procedures.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of us, the information agent, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Statutory Requirements; Short-Form Merger

Under New Jersey law, the approval of Merger Subsidiary’s board of directors and the affirmative vote of the holders of a majority of the outstanding shares of Merger Subsidiary common stock may be required to approve the principal terms of the agreement and plan of merger. New Jersey law generally permits the merger of a corporation and its subsidiary without subsidiary approval, so long as the parent corporation owns at least 90% of each class of the subsidiary’s outstanding voting stock. As of the effective time of the Merger, Merger Subsidiary will be the record holder of at least 90% of the MedQuist Inc. common stock outstanding and MedQuist Inc. will not have any other class of outstanding voting stock. Accordingly, no action by the board of directors or shareholders of MedQuist Inc. will be necessary to complete the Merger as described in this prospectus. Merger Subsidiary’s board of directors must approve the Merger as well as the majority of Merger Subsidiary’s shareholders because Merger Subsidiary will not be the surviving entity in the Merger.

Registration Under Exchange Act

MedQuist Inc. common stock is currently registered under the Exchange Act. This registration may be terminated upon application by MedQuist Inc. to the SEC if MedQuist Inc. common stock is not listed on a “national securities exchange” and there are less than 300 holders of MedQuist Inc. common stock. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by MedQuist Inc. to holders of MedQuist Inc. common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders and the requirements of Exchange Act Rules 13e-3 with respect to “going private” transactions, no longer applicable to MedQuist Inc. common stock. In addition, “affiliates” of MedQuist Inc. and persons holding “restricted securities” of MedQuist Inc. may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. We intend to seek to cause MedQuist Inc. to terminate registration of the MedQuist Inc. common stock under the Exchange Act as soon after consummation of the Exchange Offer as the requirements for termination of registration of the shares are met. If registration of MedQuist Inc. common stock is not terminated prior to the Merger, then we intend to seek to cause MedQuist Inc. to terminate registration of the MedQuist Inc. common stock under the Exchange Act after the consummation of the Merger.

Future purchases

Following completion of the Exchange Offer, we or our affiliates may purchase additional shares of MedQuist Inc. common stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of MedQuist Inc. common stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14d-1 and 14e-5 generally prohibit us and our affiliates from purchasing any shares of MedQuist Inc. common stock other than pursuant to the Exchange Offer until 10 business days after the expiration date of the Exchange Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

We intend, promptly following the Exchange Offer, to contribute the shares of MedQuist Inc. common stock that we then hold to CBay Inc. CBay Inc. intends, promptly following the contribution, to form the Merger Subsidiary, and to contribute the shares of MedQuist Inc. common stock that CBay Inc. then holds to Merger Subsidiary. CBay Inc. then intends to cause a short-form merger by which Merger Subsidiary will merge with and into MedQuist Inc. Pursuant to the Merger, each share of MedQuist Inc. common stock will be automatically converted into a share of our common stock.

Certain relationships with MedQuist Inc. and Interests of MedQuist Holdings Inc.

Certain contracts, agreements, arrangements

Except as discussed in this prospectus, to the best of our knowledge, as of the date of this prospectus, there are no material contracts, arrangements, understandings, relationships, negotiations or transactions between us or our affiliates (other than MedQuist Inc. and its affiliates) and (i) our executive officers or directors or (ii) MedQuist Inc. or its executive officers, directors or affiliates (other than us and our subsidiaries).

Certain contracts, agreements, arrangements and understandings between MedQuist Inc. or its affiliates (other than MedQuist Holdings Inc. and its affiliates) and (i) MedQuist Inc.’s executive officers and directors or (ii) MedQuist Holdings Inc. or its executive officers, directors and affiliates (other than MedQuist Inc. and its subsidiaries) are described in “Management”, “Security Ownership of Certain Beneficial Owners and Management of MedQuist Holdings Inc.”, “Security Ownership of Certain Beneficial Owners and Management of MedQuist Inc.” and “Certain Relationships and Related Party Transactions.”

Ownership of Company Common Stock by MedQuist Holdings

As of August 25, 2011, we owned approximately 36.3 million shares of MedQuist Inc. common stock, representing approximately 97% of the issued and outstanding shares of MedQuist Inc. common stock.

Ownership of MedQuist Inc. Common Stock by Executive Officers and Directors

Our board of directors is comprised of eight members. Frank Baker, Peter Berger and Roger Davenport, who are members of our board of directors, are also members of the MedQuist Inc. board of directors. Messrs. Clark, Davenport and James, three of our executive officers, are also executive officers of MedQuist Inc.

As of August 25, 2011, MedQuist Inc. directors or executive officers owned in the aggregate 66 shares of its common stock (excluding shares of MedQuist Inc. common stock held directly or indirectly by MedQuist Holdings Inc.)

Material Arrangements between MedQuist Holdings Inc. and MedQuist Inc.

On August 6, 2008, we acquired a 69.5% ownership interest in MedQuist Inc. from Koninklijke Philips Electronics N.V., or “Philips.” On February 11, 2011 we completed the Private Exchange with certain of MedQuist Inc.’s non-controlling shareholders whereby we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock, which increased our ownership in MedQuist Inc. from 69.5% to 82.2%. In March 2011 we completed our Initial Registered Exchange Offer with those non-controlling MedQuist Inc. shareholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. As a result of the Initial Registered Exchange Offer we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

As of August 25, 2011, we beneficially owned, including through CBay Inc., 36.3 million shares of MedQuist Inc. common stock in the aggregate, or approximately 97% of all of the issued and outstanding shares of MedQuist Inc. common stock. We and CBay Inc. collectively have the ability to elect MedQuist Inc.’s entire board of directors. In addition, Frank Baker, Peter Berger and Roger Davenport, who are members of our board of directors, are also members of the MedQuist Inc. board of directors. Messrs. Clark, Davenport, James and Sullivan, four of our executive officers, are also executive officers of MedQuist Inc.

We are party to several related party and intercompany agreements with MedQuist Inc. and/or its affiliates, a summary description of each of which is provided below. The audit committees of MedQuist Holdings Inc. and MedQuist Inc. have been charged with the responsibility of approving or ratifying all related party transactions, including all arrangements between us and MedQuist Inc. and/or their affiliates. Additional information regarding related party transactions is set forth in under the section entitled “Certain Relationships and Related Transactions.”

Sales & Services Agreement

On March 9, 2010, MedQuist Transcriptions, Ltd., a wholly-owned subsidiary of MedQuist Inc., entered into a Sales & Services Agreement , or “Sales & Service Agreement,” with CBay Systems & Services, Inc., a wholly-owned subsidiary of ours, pursuant to which MedQuist Inc. outsources certain medical transcription services to CBay Systems. Under the Sales & Services Agreement, CBay Systems has discontinued its new customer marketing efforts for transcription services to hospitals in North America and has become the exclusive supplier to MedQuist Inc. of Asian-based transcription production services, which are either performed directly by CBay Systems or through a network of third party suppliers managed by CBay Systems. Under the Sales & Services Agreement, MedQuist Inc. pays CBay Systems a per line fee based on each transcribed line of text processed and the specific type of service provided. The initial term of the Sales & Services Agreement will expire on March 10, 2015, and thereafter shall automatically renew for two additional five year terms, unless either party provides the other with written notice of its election to terminate the agreement at the end of the initial term or at the end of a renewal term, provided such notice is provided to the other party not earlier than 12 months nor less than six months prior to the end of the initial term or the applicable renewal term. Either MedQuist Inc. or CBay Systems may terminate the Sales & Services Agreement if the other party materially breaches any term of the agreement, or in the event CBay Systems and its affiliates (other than MedQuist Inc. or its subsidiaries) cease to control, directly or indirectly, the power to vote at least 30% of MedQuist Inc.’s issued and outstanding common equity. On July 26, 2010, MedQuist Transcriptions, Ltd. and CBay Systems entered into Amendment No. 1 to the Sales & Services Agreement to allow for (i) CBay Systems to assign to MedQuist Inc. CBay Systems’ services agreements with its customers that require transcription services to be performed predominantly within the United States, (ii) CBay Systems to license from MedQuist Inc. the use of its DocQment Enterprise Platform, which CBay Systems shall have the right to market to new CBay Systems’ customers on a per line fee basis and for which CBay Systems will pay MedQuist Inc. its costs plus 15% for professional services related to the DocQment Enterprise Platform usage, including implementation, training, maintenance and support, and customization, and (iii) MedQuist Inc. and CBay Systems to provide certain ancillary, non-core services to one another during the term of the Sales & Services Agreement, if mutually agreeable, at the service provider’s cost plus 15%.

Subcontracting Agreement

On March 31, 2009, MedQuist Transcriptions, Ltd. entered into a transcription services subcontracting agreement, or “Subcontracting Agreement,” with CBay Systems, pursuant to which CBay Systems subcontracts certain medical transcription, editing and related services to MedQuist Inc. Under the Subcontracting Agreement, MedQuist Inc. provides the medical transcription, editing and related services to CBay Systems using labor located within the United States using MedQuist Inc.’s DocQment Enterprise Platform. The specific services to be performed are set forth in order forms delivered by CBay Systems to MedQuist Inc. from time to time during the term of the Subcontracting Agreement. On July 26, 2010, MedQuist Transcriptions, Ltd. and CBay Systems entered into Amendment No. 1 to the Subcontracting Agreement, to allow for fees to be paid to MedQuist Inc. by CBay Systems when CBay Systems subcontracts to MedQuist Inc. only a portion of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer. In those instances when CBay Systems fully subcontracts to MedQuist Inc. all of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer, MedQuist Inc. receives 98% of the net monthly fees collected by CBay Systems from such customer for the services provided by MedQuist Inc. In those instances when CBay Systems subcontracts to MedQuist Inc. only a portion of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer, MedQuist Inc. receives from CBay Systems (i) any of the implementation costs plus 15% incurred by MedQuist Inc. to set up the provision of services by MedQuist Inc. to the CBay Systems’ customer and (ii) the rate mutually agreed upon by MedQuist Inc. and CBay Systems set forth in an order form for the services to be provided by MedQuist Inc.

The Subcontracting Agreement will expire on March 31, 2012 unless sooner terminated by either party. Either MedQuist Transcriptions, Ltd. or CBay Systems may terminate the Subcontracting Agreement prior to its expiration for any reason upon at least 6 months prior notice to the other party. In addition, either party may terminate the Subcontracting Agreement immediately upon written notice to the other party in the event the other party breaches any material obligation under the Subcontracting Agreement and fails to cure such breach within thirty days or the other party files for bankruptcy.

Management Services Agreement

On September 19, 2009, MedQuist Inc. entered into a services agreement, or “Management Services Agreement,” with CBay Inc., pursuant to which certain senior executives and directors of CBay Inc. render to MedQuist Inc., upon the request of MedQuist Inc.’s Chief Executive Officer, certain advisory and consulting services in relation to the affairs of MedQuist Inc. and its subsidiaries. The Management Services Agreement will remain in effect until the earliest to occur of (i) the end of any calendar quarter if either party gives notice of termination of the Services Agreement to the other party no later than thirty days prior to the end of such calendar quarter, (ii) such time as CBay Inc. or its affiliates (other than MedQuist Inc. and its subsidiaries) control, directly or indirectly, the power to vote less than 30% of the issued and outstanding common equity of MedQuist Inc., and (iii) such earlier date as MedQuist Inc. and CBay Inc. may mutually agree upon in writing. The Management Services Agreement provides that, in consideration of the management services rendered by CBay Inc. to MedQuist Inc. since July 1, 2009 pursuant to the Management Services Agreement, MedQuist Inc. will pay CBay Inc. a quarterly services fee equal to $350,000, which shall be payable in arrears.

Trade Name License Agreement

On November 23, 2010, MedQuist Inc. entered into a Trade Name License Agreement, “License Agreement,” with us, pursuant to which MedQuist Inc. granted us a license to use the “MedQuist” trade name to identify our corporate entity in connection with us becoming a publicly-traded company in the United States, to identify the corporate entities which are our subsidiaries and to identify products and services of us and our subsidiaries other than MedQuist Inc. We and MedQuist Inc. believe that our use of the “MedQuist” trade name for the permitted uses will mutually benefit both parties. The license is a personal, non-exclusive, non-assignable, non-sublicensable (other than to our subsidiaries) limited license to use, reproduce and display the “MedQuist” trade name, including as trademarks, domain names or other source indicators, in connection with the naming of our corporate entity and the corporate entities which are our subsidiaries (other than MedQuist Inc.) and the conduct by us and our subsidiaries (other than MedQuist Inc.) of their respective businesses.

The term of trade name license commenced on November 23, 2010 and will continue until (i) our termination of the License Agreement for any reason upon written notice to MedQuist Inc., (ii) MedQuist Inc.’s termination if we fail or refuse to perform any obligation created by the License Agreement or we breach the License Agreement and such failure, refusal or breach is not cured within 30 calendar days following notice from MedQuist Inc., or (iii) automatically terminated, without the need for notice or opportunity to cure, should any of the following occur: (A) we become bankrupt, (B) we cease to beneficially own a majority of the voting power of the outstanding MedQuist Inc. common stock or (C) the termination of the Sales & Services Agreement (as described above).

Payment of Fee to S.A.C. Private Capital Group, LLC in connection with Spheris Acquisition

On April 22, 2010, MedQuist Inc. and CBay Inc. completed the acquisition of substantially all of the assets of Spheris, pursuant to the terms of the Stock and Asset Purchase Agreement, dated April 15, 2010, among MedQuist Inc., CBay Inc. and Spheris. The acquisition was funded from the proceeds of credit facilities entered into in connection with the acquisition. On May 4, 2010, MedQuist Inc.’s audit committee approved the payment of, and MedQuist Inc. expensed, a $1.5 million success-based fee to SAC PCG in connection with work performed on the Spheris Acquisition. SAC PCG owned a majority of our outstanding common stock prior to consummation of the IPO, the Private Exchange and the Initial Registered Exchange Offer. Two of our directors were Managing Directors of SAC PCG until March 2011, and one of our directors served as senior operating consultant to SAC PCG until March 2011.

Company Indebtedness

On October 1, 2010, MedQuist Inc., together with MedQuist Transcriptions Ltd. and certain other subsidiaries of MedQuist Inc., entered into definitive agreements relating to a $310 million financing consisting of a $225 million senior secured credit facility and $85 million of 13% senior subordinated notes. The $225 million senior secured credit facility is led by General Electric Capital Corporation, as administrative agent, and SunTrust Bank, as syndication agent. The facility consists of a $200 million term loan and a $25 million revolving credit facility bearing an interest rate of LIBOR plus 550 basis points and a LIBOR floor of 1.75%. In addition, the revolving credit facility bears a fee of 50 basis points on undrawn amounts. On October 14, 2010, MedQuist Inc. incurred $85.0 million of indebtedness through the issuance of its 13% senior subordinated notes due 2016 pursuant to a note purchase agreement. At MedQuist Inc.’s option, a portion of the interest is payable in the form of additional senior subordinated notes, in which event the interest rate would be 12% paid in cash and 2% paid in the form of additional notes. In addition, on October 14, 2010, MedQuist Inc. incurred $200.0 million of indebtedness under the term loan. Proceeds from the financing were used to refinance the debt incurred in connection with the April 2010 acquisition of the assets of Spheris (as described above) and to pay a special cash dividend of $176.5 million ($4.70 per share) to shareholders of record of MedQuist Inc. as of October 11, 2010. We and CBay Inc. guaranteed MedQuist Inc.’s obligations under the senior secured credit facility and the senior subordinated notes. On January 3, 2011, MedQuist Inc. made a $25.0 million cash payment to reduce the principal amount of the term loan under the senior secured credit facility.

On August 18, 2011, MedQuist Inc. loaned $19,000,000 (the “Loan”) to CBay Inc. (“CBay”). The Loan was documented by a Subordinated Intercompany Note in favor of MedQuist Inc. by CBay (the “Note”) and the proceeds of the Loan were used to partially fund the acquisition of MultiModal, by MedQuist Holdings. MedQuist Inc. believes the Loan was made on terms no less favorable than what would be obtained by MedQuist Inc. in an arm’s-length transaction.

The Note will mature on August 19, 2013 (the “Maturity Date”), which date is the first business day after the second anniversary of August 18, 2011. Interest will accrue on any unpaid principal at an annual rate of 15.00% and interest will be payable on the Maturity Date or, if sooner, the date of any prepayment. Prepayment of the Note may occur at any time prior to the Maturity Date with one business day’s notice, provided that any prepayment must be for at least $100,000 (or any whole multiple thereof) and accompanied by any accrued interest on the amount of principal being paid.

The Loan and Note shall be subordinate and junior to all obligations of CBay under (i) that certain Credit Agreement by and among the Company, MedQuist Transcriptions, Ltd. (“Transcriptions”), MedQuist Holdings, the other Loan Parties signatory thereto, the Lenders signatory thereto, and General Electric Capital Corporation as Agent for the Lenders dated October 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) and (ii) that certain Senior Subordinated Note Purchase Agreement by and among MedQuist Inc., CBay and Transcriptions as the issuers, Holdings and BlackRock Kelso Capital Corporation, Pennantpark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as the purchasers dated September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

Dividend

On October 15, 2010, MedQuist Inc. paid a special cash dividend of $4.70 per share to shareholders of record on October 11, 2010. We received $122.6 million of dividends.

Accounting treatment

Assuming we acquire all shares of MedQuist Inc. common stock pursuant to the Exchange Offer and Merger, the transaction would be accounted for as an equity transaction, as we would retain control of MedQuist Inc. after the transaction.

Compliance with securities laws

We are making the Exchange Offer to all holders of outstanding shares of MedQuist Inc. common stock. We are not aware of any state in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any state in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of shares of MedQuist Inc. common stock be accepted from or on behalf of, the holders of shares of MedQuist Inc. common stock residing in any such state.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this prospectus, the distribution of this prospectus, and the resale of the shares of our common stock.

Exchange agent

American Stock Transfer & Trust Company, LLC has been appointed as the exchange agent for the Exchange Offer and the Merger. We have agreed to pay American Stock Transfer & Trust Company, LLC reasonable and customary fees for its services and will reimburse American Stock Transfer & Trust Company, LLC for its reasonable out-of-pocket expenses. All required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this prospectus.

Information agent

Phoenix Advisory Partners has been appointed as the information agent for the Exchange Offer. We have agreed to pay Phoenix Advisory Partners reasonable and customary fees for its services and will reimburse Phoenix Advisory Partners for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the information agent at the address set forth on the back cover of this prospectus.

Fees and expenses

Tendering holders of outstanding shares of MedQuist Inc. common stock will not be required to pay any expenses of soliciting tenders in the Exchange Offer or in connection with the Merger. However, if a holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the Exchange Offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the information agent and the exchange agent reasonable out-of-pocket expenses and we will indemnify each of the information agent and the exchange agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

Transfer taxes

Holders who tender their shares of MedQuist Inc. common stock for exchange will not be obligated to pay any transfer taxes. If, however:

■	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of MedQuist Inc. common stock; or
■	the shares of MedQuist Inc. common stock are registered in the name of any person other than the person signing the letter of transmittal,
■	then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No appraisal rights

No appraisal or dissenters’ rights are available to holders of shares of MedQuist Inc. common stock under applicable law in connection with the Exchange Offer or the Merger.

Fairness opinion

We are not making a recommendation as to whether you should exchange your shares of MedQuist Inc. common stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the shares of MedQuist Inc. common stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of our common stock to be issued in the Exchange Offer may not equal or exceed the value of the shares of MedQuist Inc. common stock tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

Comparison of Rights of Holders of Our Common Stock and MedQuist Inc. Common Stock

The following describes the material differences between the rights of holders of the shares of MedQuist Inc. common stock and our common stock. The material differences arise in part from differences between our governing documents and those of MedQuist Inc., and in part from differences between New Jersey and Delaware law. While we believe that the description covers the material differences between the shares of MedQuist Inc. common stock and our common stock, this summary may not contain all of the information that is important to you. The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should carefully read this entire prospectus and the other documents we refer to for a more complete understanding of the differences between being a holder of shares of MedQuist Inc. common stock and our common stock.

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

Governing document

Holders of shares of MedQuist Inc. common stock have their rights set forth in, and may enforce their rights under, New Jersey Business Corporation Act, or the NJBCA, and the MedQuist Inc. certification of incorporation and by-laws.	Holders of shares of our common stock have their rights set forth in, and may enforce their rights under, Delaware General Corporation Law, or the DGCL, and the MedQuist Holdings Inc. certification of incorporation and by-laws.

Liquidation preference

In the event of liquidation or dissolution, holders of MedQuist Inc. common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.	In the event of our liquidation or dissolution, holders of MedQuist Holdings Inc. common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Ranking

In the event of liquidation, dissolution or winding up of MedQuist Inc., MedQuist Inc. common stock would rank below all outstanding preferred stock, if any. As a result, holders of MedQuist Inc. common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after	In the event of our liquidation, dissolution or winding up, our common stock would rank below all outstanding preferred stock, if any. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

its obligations to its debt holders and holders of preferred stock, if any, have been satisfied.	our debt holders and holders of preferred stock, if any, have been satisfied.

The common stock may rank junior to the preferred stock, if any, with respect to the payment of dividends.	The common stock may rank junior to the preferred stock, if any, with respect to the payment of dividends.

Voting rights

Holders of shares of MedQuist Inc. common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.	Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock.

Dividend rights

The NJBCA generally provides that a corporation may pay dividends unless, after paying the dividend, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than its total liabilities.	The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our board. The time and amount of dividends are dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.

Listing

MedQuist Inc. common stock currently trades on the OTCQB under the symbol “MEDQ.”	Our common stock is listed and traded on The NASDAQ Global Market under the symbol “MEDH.”

Stockholder meetings

The annual shareholder meeting of MedQuist Inc. is held at such date and time and as is fixed from time to time by its board and stated in the notice of the meeting.	Our by-laws provide that annual stockholder meetings will be held at a time, date and place selected by our board.

Quorum for stockholder meetings

Holders of shares entitled to cast a majority of the votes at a meeting constitute a quorum at any meeting of shareholders. When a quorum is once present to organize a meeting, the quorum will not be broken by	Unless otherwise required by law or our certificate of incorporation, the holders of a majority of the voting power of the issued and outstanding shares of stock of our company entitled to vote thereat, present in person

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

the subsequent withdrawal of any holders of common stock.	or represented by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders. When a quorum is once present to organize a meeting, the quorum will not be broken by the subsequent withdrawal of any holders of common stock. When a specified item of business requires a vote by a class or series (if the company shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the shares of such Provision applicable to holders of MedQuist Inc. common stock Provision applicable to holders of our common stock class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Amendments to charter documents

Under the NJBCA, a proposed amendment to a corporation’s certificate of incorporation requires (i) approval by its board, (ii) adoption of the amendment by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of the NJBCA or the corporation’s certificate of incorporation provides otherwise and (iii) the affirmative vote of a majority of the votes cast in each class or series of shares entitled to vote thereon as a class or series.	Under the DGCL, an amendment to a corporation’s certificate of incorporation requires (i) the approval of the board, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Amendments to by-laws

The by-laws of MedQuist Inc. permit the board to alter, amend, or repeal existing by-laws, as well as adopt new by-laws, at any regular or special meeting of the board.

Under the NJBCA, the initial by-laws of a corporation are adopted by the board at its organization meeting. Thereafter, the board has the power to make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board may be altered or repealed, and new by-laws made, by the shareholders. The shareholders may prescribe in the by-laws that any by-law made by them may not be altered or repealed by the board. Whenever any amendment to the by-laws, other than as regards the election of directors, is to be taken by vote of the shareholders, it must be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or the NJBCA.	Our board is expressly authorized to make, repeal, alter, amend and rescind our by-laws without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. The affirmative vote of the holders of at least 75% in voting power of all outstanding shares of stock of our company entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of our company to alter, amend or repeal certain sections of our by- laws or to adopt any provision inconsistent therewith.

Authorized preferred stock and common stock

The total authorized capital stock of MedQuist Inc. consists of 72,111,975 shares, of which 60,000,000 shares is common stock and	Our total authorized capital stock consists of 325,000,000 shares, of which 300,000,000 shares are common stock and 25,000,000 are shares of

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

12,111,975 shares are shares of preferred stock. At the close of business on August 25, 2011, approximately 37,555,893 shares of MedQuist Inc. common stock and no shares of MedQuist Inc. preferred stock were issued and outstanding (including treasury shares).	preferred stock. At the close of business on August 25, 2011, approximately 54,639,998 shares of our common stock and no shares of our preferred stock were issued and outstanding (including treasury shares).

The board of MedQuist Inc. is authorized to provide for the issuance from time to time of preferred stock in series and, as to each series, to fix the number, designation, rights, preferences and limitations, including the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series.	Our board is authorized establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including designation, number of shares, dividend rights and rates and dates payable, if any, redemption rights and prices and other terms of redemption, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, restrictions on the issuance of shares for the same series or of any other class or series, and the voting rights, if any, applicable to that series.

Our board may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Number of directors

The certificate of incorporation of MedQuist Inc. provides that the whole board of MedQuist Inc. shall be not less than five nor more than 20. Subject to any rights of holders of preferred stock, the exact number of directors within such maximum and minimum shall be determined by resolution duly adopted by the board. No decrease in the number of directors shall shorten the term of any incumbent directors.	Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board, but must consist of not less than seven or more than 15 directors.

Our board currently consists of nine directors.

The by-laws of MedQuist Inc. provide that the number of directors which shall constitute the whole board of MedQuist Inc. shall be not less than four nor more than 20. Subject to any rights of holders of preferred stock, the exact number of directors within such maximum and minimum shall be determined by resolution duly adopted by the board. No decrease in the number of directors shall shorten the term of any incumbent directors.

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

The board of MedQuist Inc. currently consists of three directors with two vacancies.

Classification of directors

The certificate of incorporation of MedQuist Inc. provides for one class of directors.	Our certificate of incorporation provides that our board is divided into three classes of directors, with the classes to be as nearly equal in number as possible. We have a classified board, with two directors in Class I, three directors in Class II and two directors in Class III. The members of Class I will serve for a term expiring at the first succeeding annual meeting of stockholders. The members of Class II will serve for a term expiring at the second succeeding annual meeting of stockholders. The members of Class III will serve for a term expiring at the third succeeding annual meeting of stockholders. As a result, approximately one- third of our board will be elected each year. A replacement director shall serve in the same class as the former director he or she is replacing. The classification of our board will have the effect of making it more difficult for stockholders to change the composition of our board.

Removal of directors; vacancies

The certificate of incorporation and by-laws of MedQuist Inc. provide that vacancies and any newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by an affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director, and directors so chosen shall hold office until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until he or she sooner dies, resigns, is removed or becomes disqualified. If one or more directors shall resign from the board effective as of a future date, a majority of the directors then in office, including those who have so resigned as of a future date, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so elected shall hold office as provided in the by-laws in the filling of other vacancies, if any.	Our certificate of incorporation provides that directors other than those elected pursuant to any stockholders’ agreement in existence at the time of the adoption of our certificate of incorporation may be removed only for cause and only upon the affirmative vote of holders of a majority of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our by-laws provide that, except as set forth in any stockholders’ agreement in existence at the time of the adoption of our certificate of incorporation or any certificate of designation for preferred stock, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

Under the NJBCA, shareholders may remove directors for cause or, unless the certificate of incorporation provides otherwise, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote thereon. MedQuist Inc.’s certificate of incorporation does not prohibit

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

shareholders of MedQuist Inc. from removing directors with or without cause.

Cumulative voting

Under the NJBCA, shareholders of a New Jersey corporation do not have the right to cumulate their votes in the election of directors unless that right is granted in the certificate of incorporation of the corporation. The MedQuist Inc. certificate of incorporation does not permit cumulative voting.	The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Special meetings of stockholders

The NJBCA provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting person or by proxy and having voting powers will constitute a quorum for the transaction of business described in such order.	Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the chairman of the board, the board or a committee of the board which has been designated by the board.

Shareholder action by written consent

The NJBCA provides that, except as otherwise stated in the certificate of incorporation, shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize a permitted or required action at a meeting at which all shareholders entitled to vote were present and voting may act by written consent without a meeting, except in regard to the annual election of directors, which may be by written consent only if unanimous. The MedQuist Inc. certificate of incorporation does not prohibit shareholders from acting by written consent. The NJBCA also provides that such shareholder action may not take effect unless the corporation gives all non- consenting shareholders advance notice of the action consented to, the proposed effective date of the action, and any conditions precedent to such action. Also, under the NJBCA, if the action gives rise to dissenters’ rights, the board must fix a date for the tabulation of consents.	The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent subject to certain exceptions.

Advance notice requirements for stockholder proposals and director nominations

Under the NJBCA, the written notice of any annual meeting must specify the purpose or purposes of the meeting. Therefore, business conducted at a MedQuist Inc. annual shareholder meeting is limited to the business specified in the meeting notice.	Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

The MedQuist Inc. by-laws provide that the board, or committee thereof delegated with the authority to select nominees for election to the board, shall consider written recommendations of nominees from shareholders so long as any such recommendation is	Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

received by the Secretary of MedQuist Inc., in the case of an annual meeting, not later than the date specified in the most recent proxy statement and, provided further, that any such recommendation is accompanied by (i) such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the Exchange Act, as amended, (ii) a description of any arrangements or understandings among the recommending shareholders and each nominee and any other person or entity with respect to such nomination, and (iii) the consent of each nominee to serve as a director of MedQuist Inc. if so elected.	requirements as to the form and content of a stockholder’s notice. These provisions, which do not apply to certain stockholders, may impede stockholders’ ability to bring matters before a meeting of stockholders or make nominations for directors at a meeting of stockholders.

Business combinations

The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey, or a resident domestic corporation, may engage in any “business combination” (as defined in the NJBCA) with any interested shareholder (generally a 10% or greater shareholder) of such corporation for a period of five years following such interested shareholder’s stock acquisition, unless such business combination is approved by the board of such corporation prior to the stock acquisition. A resident domestic corporation, such as MedQuist Inc., cannot opt out of the foregoing provisions of the NJBCA. In addition, after the conclusion of the five-year period referred to above, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than: (i) a business combination approved by the board prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder.	We are governed by Section 203 of the DGCL which provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

■  prior to such time, our board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

■ upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

■ at or subsequent to that time, the business combination is approved by our board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a company for a three- year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board because the stockholder approval requirement would be avoided if our board approves either the business combination or the transaction which results in the

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Corporate opportunity

The NJBCA does not permit a corporation to renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity presented to the corporation or its officers, directors or shareholders.	Our certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for members of our board who are not our employees (including any directors who also serve as officers) and their respective employers, and affiliates of the foregoing. We do not renounce our interest in any corporate opportunity offered to any such director if such opportunity is expressly offered to such person solely in his or her capacity as our director.

Dissenters’ rights of appraisal and payment

Under the NJBCA, appraisal rights are available in connection with (i) a merger, consolidation or “plan of exchange” to which the corporation is a party, (ii) any sale, lease or exchange or other disposition of all or substantially all of a company’s assets other than in the usual and regular course of business or (iii) a proposal to acquire some or all of the outstanding shares or assets of a legal entity, either directly or through a subsidiary, in exchange for the corporation’s shares (a “share exchange”) if, as a result of the share exchange, the number of voting or participating shares issued in connection with the share exchange, when combined with shares already outstanding, would exceed by more than 40 percent the number of those shares outstanding immediately before the share exchange, unless an exception applies. A New Jersey corporation may provide in its certificate of incorporation that shareholders will have appraisal rights even in cases where the exceptions to the availability of appraisal rights discussed below exist. MedQuist Inc.’s certificate of incorporation does not so provide.	Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the company pursuant to which they will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ derivative actions

Under the NJBCA, no action shall be brought by a shareholder in the name of the corporation unless the shareholder held shares or voting trust certificates in that corporation at the time of the transaction of which the shareholder complains, or the shareholder’s shares or voting trust certificates devolved upon the shareholder by operation of law from a person who was a shareholder at the time of the complained transaction.	Under the DGCL, under certain circumstances, our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a stockholder at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

Supermajority provisions

Under the NJBCA, an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote is one of the requirements for amending the certificate of incorporation. However, this voting requirement may be subject to greater requirements if so provided in the certificate of incorporation. The certificate of incorporation of MedQuist Inc. does not provide for greater voting requirements.	The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that certain provisions in our certificate of incorporation and any provisions of our by-laws may be amended only by the affirmative vote of holders of at least 75% of the voting power entitled to vote generally in the election of directors, voting as a single class, which include the following provisions:

■ the provisions regarding classified board (the election and term of our directors);

■ the provisions regarding competition and corporate opportunities;

■ the provisions regarding stockholder action by written consent;

■ the provisions regarding calling meetings of stockholders;

■ the provisions regarding filling vacancies on our board and newly created directorships;

■ the advance notice requirements for stockholder proposals and director nominations;

■ the indemnification provisions; and

■ the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

In addition, our certificate of incorporation grants our board the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on liability and indemnification of officers and directors

The by-laws of MedQuist Inc. provide that it shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were, or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of MedQuist Inc. or other entity) by reason of the fact that such director or officer is or was a director or officer of MedQuist Inc. or is or was serving at the request of MedQuist Inc. as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise	The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

(including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in accordance with such action, suit or proceeding, except as otherwise provided in its by-laws. Persons who were directors or officers of MedQuist Inc. prior to June 4, 2008, but who do not hold such office on or after such date, shall not be covered by the by-laws’ indemnification provisions.

Expenses incurred by a person covered by the by- laws’ indemnification provisions in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by MedQuist Inc. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by MedQuist Inc., except as otherwise provided in the by-laws.
eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Our by-laws also provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and officers.

In accordance with the NJBCA, indemnification of or advancement or reimbursement of expenses shall be provided (a) with respect to expenses or the payment of profits arising from the purchase or sale of securities of MedQuist Inc. in violation of Section 16(b) of the Exchange Act; (b) if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (i) were in breach of his duty of loyalty to MedQuist Inc. or its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt by such director or officer of an improper personal benefit; (c) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid to, or for the benefit of, such person by an insurance carrier under a policy of liability insurance the premiums for which are paid by the corporation or an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

The board of MedQuist Inc. is authorized, at any time by resolution, to add to the above list of exceptions from the right of indemnification or advancement or reimbursement of expenses but any such additional exception shall not apply with respect to any act or omission which has occurred prior to the date that the

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees)

Provision applicable to holders of MedQuist Inc. common stock	Provision applicable to holders of our common stock

board in fact adopted such resolution. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived, or terminated by further resolution of the board of MedQuist Inc. The by-laws of MedQuist Inc. further provide that it may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, all persons (whether or not directors or officers) in all situations in which such indemnification, advancement or reimbursement of expenses is not made mandatory under the by- laws’ indemnification provisions.	actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our company and our stockholders. In addition, an investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Constituency provisions

The NJBCA provides that boards may, in determining the best interests of the corporation, in addition to considering the effects of any action on shareholders’ consider:	The DGCL does not contain a corresponding provision in this regard.
■ the effects of the action on the corporation’s employees, suppliers and customers;
■ the effects of the action on the community in which the corporation operates; and
■  the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

Description of Indebtedness

Senior secured credit facility

On October 1, 2010, MedQuist Inc., as borrower, and our subsidiaries MedQuist Transcriptions, Ltd. and CBay Inc., as co-borrowers and guarantors, and we and certain of our other subsidiaries as guarantors, entered into the Senior Secured Credit Facility with certain lenders and General Electric Capital Corporation, as administrative agent.

The Senior Secured Credit Facility consists of:

■	a $200 million term loan, advanced in one drawing on October 14, 2010, or the Closing Date, with a term of five years, repayable in equal quarterly installments of $5 million, commencing on the first day of the first fiscal quarter beginning after the Closing Date, with the balance payable at maturity.
■	a $25 million revolving credit facility under which borrowings may be made from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date. The revolving facility includes a $5 million letter-of-credit sub-facility and a $5 million swing line loan sub-facility.

Interest rate and fees

The borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the co-borrowers’ option, either (a) a base rate determined by reference to the highest of (1) the rate last quoted by the Wall Street Journal as the “Prime Rate” in the United States, (2) the federal funds rate plus 1/2 of 1% and (3) the LIBOR rate for a one-month interest period plus 1.00% or (b) the higher of (i) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs and (ii) 1.75%. The applicable margin is 4.50% with respect to base rate borrowings and 5.50% with respect to LIBOR borrowings.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate per annum equal to 0.50%. The borrowers are also required to pay a fee on the average daily issued but undrawn face amount of all outstanding letters of credit at a rate per annum equal to the applicable margin then in effect with respect to LIBOR loans under the revolving credit facility, as well as a customary fronting fee of 0.125% and other customary letter of credit fees.

Prepayments

Subject to certain exceptions, the Senior Secured Credit Facility requires the co-borrowers to prepay outstanding term loans with:

■	prior to the earlier of December 31, 2013 or the date upon which we own 100% of the stock of MedQuist Inc., a percentage of excess cash flow of MedQuist Inc. ranging from 25% to 65% depending upon certain leverage tests;
■	following the earlier of December 31, 2013 or the date upon which we own 100% of the stock of MedQuist Inc., a percentage of our excess cash flow ranging from 60% to 65% depending upon certain leverage tests;
■	50% of the net cash proceeds arising from the issuance or sale by us or any of our subsidiaries of its own stock, subject to certain exceptions, including exceptions for up to $100 million of proceeds arising from one or more sales by us of its own stock pursuant to one or more underwritten public offerings; and
■	100% of the net cash proceeds received by us or any of our subsidiaries from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition of, any asset, subject to certain thresholds and certain exceptions and reinvestment rights.

The borrowers may voluntarily repay outstanding loans under the Senior Secured Credit Facility or voluntarily reduce unutilized portions of the revolving credit facility at any time, generally, without premium or penalty.

Guaranty and security

The obligations of the borrowers under the Senior Secured Credit Facility are unconditionally guaranteed by us and substantially all of our existing and future domestic subsidiaries. All obligations and related guarantees are secured by a first priority perfected security interest in substantially all existing and after-acquired real and personal property of the borrowers and the guarantors.

Certain covenants and events of default

The Senior Secured Credit Facility contains a number of significant covenants. We believe that these covenants are material terms of the credit agreement and that information about the covenants is material to an investor’s understanding of our financial condition and liquidity. Covenant compliance EBITDA is used to determine our compliance with certain of these covenants. Any breach of covenants in the Senior Secured Credit Facility (including those that are tied to financial ratios based on covenant compliance EBITDA) could result in a default under our credit agreement and the lenders could elect to declare all amounts borrowed to be immediately due and payable.

Subject to certain exceptions and threshold amounts, the covenants under the credit agreement, among other things, restrict the ability of us and our subsidiaries to:

■	incur, create, assume or permit to exist any additional indebtedness;
■	incur, create, assume or permit to exist any lien on any property or assets (including stock or other securities of any person, including any of our subsidiaries);
■	enter into sale and lease-back transactions;
■	make investments, loans, or advances;
■	engage in mergers or consolidations;
■	make certain acquisitions;
■	pay dividends and distributions or repurchase our capital stock;
■	engage in certain transactions with affiliates;
■	change the business conducted by our company and our subsidiaries;
■	amend or modify certain material agreements governing our indebtedness (including the Senior Subordinated Notes); or
■	make capital expenditures in excess of certain amounts.

Under the Senior Secured Credit Facility, we are required to maintain (i) a minimum consolidated interest coverage ratio, initially, of 2.75x and increasing over the term of the facility to 4.00x, (ii) a maximum consolidated total leverage ratio, initially of 4.00x and declining over the term of the facility to 1.50x and (iii) a maximum consolidated senior leverage ratio, initially of 3.00x, and declining over the term of the facility to 1.00x.

The Senior Secured Credit Facility also contains certain affirmative covenants and events of default, including financial and other reporting requirements, as well as an event of default pursuant to a “change of control” as defined therein. As of August 25, 2011 we were in compliance in all material respects with all covenants and provisions in the Senior Secured Credit Facility.

The senior subordinated notes

In addition to the Senior Secured Credit Facility, in connection with the Corporate Reorganization, MedQuist Inc., as issuer, and MedQuist Transcriptions, Ltd. and CBay Inc., as co-issuers and guarantors, and we and certain of our other subsidiaries, as guarantors, issued $85.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2016 pursuant to a Note Purchase Agreement with BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A., and THL Credit, Inc. The Senior Subordinated Notes are

guaranteed on a joint and several, absolute, unconditional and irrevocable basis, by us and certain of our subsidiaries. Interest on the notes is payable in quarterly installments at the issuers’ option at either (i) 13% in cash or (ii) 12% in cash plus 2% in the form of additional Senior Subordinated Notes. Closing and funding of the Senior Secured Credit Facility and the Senior Subordinated Notes occurred on October 14, 2010. The Senior Subordinated Notes are non-callable for the first thirty months following after the closing date, after which they are redeemable at 107.0% declining ratably until sixty-six months after the closing date. The Senior Subordinated Notes contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers of consolidations, engage in certain types of transactions with affiliates and otherwise restrict our activities. Under the Senior Subordinated Notes, we are required to satisfy and remain in compliance with specified financial ratios. Under the Senior Subordinated Notes, we are required to maintain (i) a minimum consolidated interest coverage ratio, initially of 2.50x and increasing over the term of the facility 3.60x, (ii) a maximum consolidated total leverage ratio, initially of 4.40x and declining over the term of the facility to 1.70x and (iii) a maximum consolidated senior leverage ratio, initially of 3.30x and declining over the term of the facility to 1.10x.

Other indebtedness

CBay Systems and Services, Inc., Mirrus Systems, Inc., CBay Inc. and CBay Systems (India) Pvt. Ltd. have entered into certain working capital facilities, term loans and revolving lines of credit for purposes of operating their respective businesses. In total, there are seven such financing arrangements currently in place. As of June 30, 2011, there were no amounts outstanding under these arrangements. We anticipate entering into similar credit facilities from time to time in the future to satisfy working capital and other needs.

We were party to a credit agreement with ICICI Bank, Mumbai, India in the amount of $2.8 million, at interest rates ranging from LIBOR plus 2.5% and 15.5%, respectively, which is secured by CBay India’s current assets and fixed assets. The amount outstanding as of June 30, 2011, December 31, 2010, 2009 and 2008 was $0 million, $0.2 million, $1.4 million and $1.7 million, respectively. For the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008 we recorded $0, $35,000, $205,000 and $98,000, respectively, of interest expense in our consolidated statements of operations. CBay India terminated the agreement and ICICI Bank terminated its security interest in CBay India’s assets.

We are party to a credit agreement with IndusInd Bank, Mumbai, India of $6.0 million at interest rates of LIBOR plus 3%, which is secured by current assets and fixed assets of CBay India. The amount outstanding under this credit agreement as of June 30, 2011 and December 31, 2010 was $5.7 million and $3.3 million, respectively. For the six months ended June 30, 2011 and for the year ended December 31, 2010, we recorded $70,000 and $44,000, respectively, of interest expense in our consolidated statements of operations.

The foregoing agreements contain restrictive covenants applicable to our subsidiaries which are parties thereto, including with respect to the payment to us of dividends by such subsidiaries.

Comparative Market Price and Dividend Information

Market price information for common stock

Our shares are listed on The NASDAQ Global Market under the symbol “MEDH” effective February 4, 2011. They had not previously been listed on The NASDAQ Global Market or any other U.S. market.

The share information presented below gives effect to our redomiciliation and the related conversion of our shares, pursuant to which every 4.5 shares of our common stock outstanding prior to our redomiciliation have been converted into one share of our common stock upon our redomiciliation.

Our shares were formerly listed on AIM under the symbol “CBAY.” Our shares began trading on AIM in June 2007. However, we delisted from AIM and January 27, 2011 was the last day on which our shares traded on AIM. Since December 24, 2010, the date we announced the schedule for the delisting of our shares from AIM, the average daily trading volume for our shares on AIM has been less than 1,000 shares and our shares were traded on AIM on only three of the sixteen trading days during that period. The closing price of our shares on AIM on December 24, 2010, was £6.08, equivalent to $9.36 per share based on the Federal Reserve noon buying rate of $1.54 to £1.00 in effect on December 24, 2010.

On March 24, 2011, MedQuist Inc. notified NASDAQ of its intent to voluntarily delist its shares traded under the ticker symbol, “MEDQ,” on the NASDAQ Global Market and the delisting from NASDAQ became effective on or about April 14, 2011. MedQuist Inc. common stock currently trades on the OTCQB under the symbol “MEDQ”. Prior to that, MedQuist Inc. common stock began trading on the NASDAQ Global Market under the ticker symbol “MEDQ” effective on July 17, 2008 and before that MedQuist Inc. common stock traded on the Pink Sheets under the symbol “MEDQ.PK”.

The following table shows (1) the high and low market prices for our shares for the most recent five years and for each full financial quarter for the two most recent fiscal years and (2) the high and low closing bid quotations for those periods MedQuist Inc. common stock was traded on the OTCQB and Pink Sheets (as reported by the Pink Sheets LLC) and the high and low sales prices for those periods MedQuist Inc. common stock was quoted on The NASDAQ Global Market (as reported by The NASDAQ Global Market) for the most recent five years and for each full financial quarter for the two most recent fiscal years. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily reflect the prices for actual transactions. The prices listed during the periods for which the shares traded on AIM have been converted to U.S. dollars based on the relevant Federal Reserve spot rate.

Market prices for our shares have fluctuated significantly since they were listed on AIM and trading volume on AIM have generally been very small in relation to the number of our total outstanding shares. On many trading days no shares have traded. During 2009, the average daily trading volume of our shares on AIM was 1,568* shares. Between January 1, 2010 and December 24, 2010, the average daily volume of our shares on AIM was

2,313 shares. As a result, the market prices shown in the following table may not be indicative of the market prices at which our shares will trade.

*	Excludes a single trade on July 24, 2009 of 3.4 million shares.

	MedQuist
	Holdings Inc.				MedQuist Inc.
	Share price				Share price
	(dollars)				(dollars)
	High		Low		High	Low
Year
2010	$9.54		$2.51		$12.39	$6.61
2009	3.80		1.51		9.32	0.87
2008	3.80		1.82		5.31	1.72
2007	5.04	(1)	2.86	(1)	6.91	3.90
2006	—		—		7.46	4.63
Quarter
Second Quarter 2011	13.48		9.00		14.00	9.00
First Quarter 2011	10.21	(2)	7.84	(2)	10.66	8.01
Fourth Quarter 2010	7.20		5.18		12.39	7.00
Third Quarter 2010	6.12		5.06		8.76	7.31
Second Quarter 2010	6.98		3.89		9.77	7.46
First Quarter 2010	9.54		2.81		9.00	6.61
Fourth Quarter 2009	3.80		3.11		7.89	5.74
Third Quarter 2009	3.69		1.73		9.32	5.04
Second Quarter 2009	1.82		1.51		6.88	2.12
First Quarter 2009	2.07		1.64		2.75	0.87

(1)	We were admitted to AIM on June 18, 2007. Data for 2007 reflects closing prices from June 15, 2007 to December 31, 2007.

(2)	We delisted from AIM and January 27, 2011 was the last day on which our shares traded on AIM. We were admitted to the NASDAQ Global Market on February 4, 2011.

The following table sets forth the closing prices of MedQuist Holdings Inc. and MedQuist Inc. as reported on August 12, 2011, the last trading day prior to the public announcement of our offer, and on August 26, 2011.

	MedQuist Holdings Inc.	MedQuist Inc.
	Common Stock	Common Stock
Dates	Closing Price	Closing Price
August 12, 2011	$10.07	$10.15

August 26, 2011	$7.86	$7.85

Holders

As of August 25, 2011, there were 54,639,998 shares outstanding and approximately 181 holders of record of our shares.

As of August 25, 2011, there were 37,555,893 shares of MedQuist Inc. common stock outstanding and approximately 338 holders of record of MedQuist Inc. shares.

Dividends

No dividends have been declared on our common stock for the quarter ended June 30, 2011 and the years ended December 31, 2010, 2009 or 2008. See “Dividend Policy.”

In October 2010, MedQuist Inc. announced a special dividend of $4.70 per share of its common stock which was paid on October 14, 2010. This dividend resulted in the use of $176.5 million of cash. On September 2, 2009, MedQuist Inc. announced a dividend of $1.33 per share of its common stock which was paid on September 15, 2009 to shareholders of record as of the close of business on September 9, 2009. This resulted in the use of approximately $49.9 million of cash. On July 14, 2008, MedQuist Inc. announced a dividend of $2.75 per share of its common stock which was paid on August 4, 2008 to shareholders of record as of the close of business on July 25, 2008. This resulted in the use of approximately $103.3 million of cash. Any future determination to pay dividends will be at the discretion of the MedQuist Inc. board of directors and will depend on its financial condition, results of operations, capital requirements, and other factors that the board of directors may deem relevant.

Description of Capital Stock

The following discussion summarizes the material terms of the common stock to be issued in connection with the Exchange Offer and Merger contemplated by this prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and by-laws to be filed as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of those documents by following the instructions under “Where You Can Find More Information.”

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our certificate of incorporation authorizes us to issue up to 300 million shares of common stock, par value $0.10 per share, and 25 million shares of preferred stock, par value $0.10 per share. No shares of preferred stock will be issued or outstanding immediately after the Exchange Offer contemplated by this prospectus.

Common stock

The common stock has the voting rights described below under “– Voting,” and the dividend rights described below under “– Dividends.” Holders of common stock do not have conversion or redemption rights or any preemptive rights to subscribe for any of our unissued securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any preferred shares which may be authorized and issued in the future.

Preferred stock

Our certificate of incorporation authorizes our board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

■	the designation of the series;
■	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
■	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
■	the dates at which dividends, if any, will be payable;
■	the redemption rights and price or prices, if any, for shares of the series;
■	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
■	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
■	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other company, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
■	restrictions on the issuance of shares of the same series or of any other class or series; and
■	the voting rights, if any, of the holders of the series.

Voting

Holders of our common stock are entitled to one vote per share on all matters to be voted on by holders of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and other factors.

Stockholder meetings

Our by-laws provide that annual stockholder meetings will be held at a time, date and place selected by our board.

Anti-takeover effects of certain provisions of our certificate of incorporation and by-laws

Several provisions in our certificate of incorporation and by-laws have anti-takeover effects. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest, and (2) the replacement and/or removal of incumbent officers and directors.

Authorized preferred stock and common stock

Our board may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Classified board of directors

Our certificate of incorporation provides that our board is divided into three classes of directors, with the classes to be as nearly equal in number as possible. We have a classified board, with three directors in Class I, three directors in Class II and three directors in Class III. We currently have one vacancy on our board of directors. The members of Class I will serve for a term expiring at the first succeeding annual meeting of stockholders. The members of Class II will serve for a term expiring at the second succeeding annual meeting of stockholders. The members of Class III will serve for a term expiring at the third succeeding annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. A replacement director shall serve in the same class as the former director he or she is replacing. The classification of our board will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board, but must consist of not less than seven or more than 15 directors.

Removal of directors; vacancies

Our certificate of incorporation provides that directors other than those elected pursuant to any stockholders’ agreement in existence at the time of the adoption of our certificate of incorporation may be removed only for cause and only upon the affirmative vote of holders of a majority of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our by-laws provide that, except as set forth in any stockholders’ agreements in existence at the time of the adoption of our certificate of incorporation or any certificate of designation for preferred stock, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

No cumulative voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Calling of special meetings of stockholders

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the chairman of the board, the board or a committee of the board which has been designated by the board.

Stockholder action by written consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent subject to certain exceptions.

Advance notice requirements for stockholder proposals and director nominations

Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions, which do not apply to certain stockholders, may impede stockholders’ ability to bring matters before a meeting of stockholders or make nominations for directors at a meeting of stockholders.

Business combinations

We are governed by Section 203 of the DGCL which provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

■	prior to such time, our board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

■	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
■	at or subsequent to that time, the business combination is approved by our board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board because the stockholder approval requirement would be avoided if our board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Corporate opportunity

Our certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for members of our board who are not our employees (including any directors who also serve as officers) and their respective employers, and affiliates of the foregoing. We do not renounce our interest in any corporate opportunity offered to any such director if such opportunity is expressly offered to such person solely in his or her capacity as our director.

Dissenters’ rights of appraisal and payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the company pursuant to which they will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ derivative actions

Under the DGCL, under certain circumstances, our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of our common stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum

Our certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to the company or the company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, or (iv) action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.

Supermajority provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that certain provisions in our certificate of incorporation and any provisions of our by-laws may be amended only by the affirmative vote of holders of at least 75% of the voting power entitled to vote generally in the election of directors, voting as a single class. Such provisions include the following:

■	the provisions regarding classified board (the election and term of our directors);
■	the provisions regarding competition and corporate opportunities;
■	the provisions regarding stockholder action by written consent;
■	the provisions regarding calling meetings of stockholders;
■	the provisions regarding filling vacancies on our board and newly created directorships;
■	advance notice requirements for stockholder proposals and director nominations;
■	the indemnification provisions; and
■	the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

In addition, our certificate of incorporation grants our board the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on liability and indemnification of officers and directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Our by-laws also provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our company and our stockholders. In addition, an investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MedQuist Holdings Inc. or MedQuist Inc. pursuant to the foregoing provisions, MedQuist Holdings Inc. and MedQuist Inc. have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

The transfer agent and registrar for our shares in the United States is American Stock Transfer & Trust Company, LLC.

Listing

Our shares are listed on The NASDAQ Global Market under the symbol “MEDH.”

Material United States Federal Income Tax Consequences

The following discussion sets forth the material United States federal income tax consequences of (i) the exchange of MedQuist Inc. common stock for our common stock to holders who participate in the Exchange Offer, or the “Exchange,” and (ii) the receipt of our common stock in the merger of Merger Subsidiary with and into MedQuist Inc., or the “Merger,” to holders who do not participate in the Exchange. This discussion does not address all aspects of United States federal income taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to U.S. holders and non-U.S. holders (each, as defined below) in light of their personal circumstances. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

■	citizen or resident of the United States;
■	a corporation created or organized under the laws of the United States or any of its political subdivisions;
■	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or
■	an estate that is subject to United States federal income tax on its income regardless of its source.

For purposes of this discussion, a non-U.S. holder is a person that is neither a U.S. holder nor a partnership (or any other entity taxed as a partnership for United States federal income tax purposes).

If a partnership holds MedQuist Inc. common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding MedQuist Inc. common stock, you should consult your tax advisors.

This discussion assumes that you hold your shares of MedQuist Inc. common stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

■	a financial institution;
■	a tax-exempt organization;
■	an S corporation or other pass-through entity;
■	an insurance company;
■	a mutual fund;
■	a dealer in securities or foreign currencies;
■	a broker;
■	a trader in securities who elects the mark-to-market method of accounting for your securities;
■	a MedQuist Inc. shareholder subject to the alternative minimum tax provisions of the Code;
■	a controlled foreign corporation;
■	a passive foreign investment company;
■	an expatriate or former long-term resident of the United States;
■	a MedQuist Inc. shareholder who received your MedQuist Inc. common stock through the exercise of employee stock options or through a tax-qualified retirement plan;
■	a person that has a functional currency other than the U.S. dollar;
■	a holder of options granted under any MedQuist Inc. benefit plan; or
■	a MedQuist Inc. shareholder who holds MedQuist Inc. common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

Tax consequences of the Exchange

We intend to take the position for U.S. federal income tax purposes that the exchange of shares of MedQuist Inc. common stock for our common stock in the Exchange, assuming that it is consummated as described herein, is part of a transaction described in Section 351(a) of the Code, or a 351 Exchange. There is no direct tax authority for treatment of the Exchange as a 351 Exchange and 351 Exchange treatment depends on numerous factors, including factors beyond our control. As a result, no assurances can be given that the exchange of shares will qualify as a 351 Exchange. Neither we nor MedQuist Inc. has or will seek any ruling from the Internal Revenue Service regarding any matters relating to the Exchange, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein. Assuming that the Exchange qualifies as a 351 Exchange, then, in general:

■	you will not recognize gain or loss when you exchange your MedQuist Inc. common stock solely for our common stock;
■	your aggregate tax basis in our common stock that you receive in the Exchange will equal your aggregate tax basis in the MedQuist Inc. common stock you surrender; and
■	your holding period for our common stock that you receive in the Exchange will include your holding period for the shares of MedQuist Inc. common stock that you surrender in the Exchange.

If you acquired different blocks of MedQuist Inc. common stock at different times and at different prices, your tax basis and holding period in our common stock may be determined with reference to each block of MedQuist Inc. common stock.

Tax consequences of the Merger

U.S. holders

Upon the conversion of MedQuist Inc. common stock pursuant to the Merger, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized upon receipt of our common stock in the Merger and the U.S. holder’s adjusted basis in MedQuist Inc. common stock converted in the Merger. Generally, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. Long term capital gains of non-corporate U.S. holders are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

Any gain realized on the conversion of MedQuist Inc. common stock pursuant to the Merger generally will not be subject to United States federal income tax unless:

■	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
■	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
■	MedQuist Inc. is or has been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bulletpoint immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We do not believe that MedQuist Inc. is or has been a “United States real property holding corporation” for United States federal income tax purposes.

Tax consequences of holding our common stock

U.S. holders

Dividends and other distributions on our common stock

The gross amount of any distribution by us of cash or property, other than certain distributions, if any, of common stock distributed pro rata to all of our shareholders, with respect to common stock will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent, if any, that the amount of any distribution exceeds our current and accumulated earnings and profits, it generally will be treated first as a tax free return of capital, on a share-by-share basis, to the extent of the U.S. holder’s adjusted tax basis in our common stock, and thereafter as capital gain.

Dividends received by a corporate U.S. holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2012, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Gain on Disposition of Common Stock

Upon the sale, exchange or other disposition of our common stock, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition of our common stock and the U.S. holder’s adjusted basis in such common stock. Generally, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. Long term capital gains of non-corporate U.S. holders are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

Dividends and other distributions on our common stock

The gross amount of any distribution by us of cash or property, other than certain distributions, if any, of common stock distributed pro rata to all of our shareholders, with respect to common stock will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent, if any, that the amount of any distribution exceeds our current and accumulated earnings and profits, it generally will be treated first as a tax free return of capital, on a share-by-share basis, to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter as capital gain.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are passthrough entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

■	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
■	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
■	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and back-up withholding

If you receive our common stock as a result of the Exchange, you may be required to retain records pertaining to the Exchange and you will be required to file with your United States federal income tax return for the year in which the Exchange takes place a statement setting forth certain facts relating to the Exchange. In addition, a holder may be subject to information reporting requirements with respect to dividends paid on our common stock, and on the proceeds from the sale, exchange or disposition of our common stock.

In addition, a holder may be subject to back-up withholding (currently at 28%) on any dividends paid on our common stock, and on the proceeds from the sale, exchange or other disposition of our common stock, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9 or appropriate W-8, or otherwise establishes an exemption.

Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a holder’s United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of the information reporting and back-up withholding rules to them.

Additional withholding requirements applicable to non-U.S. holders

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-U.S. holders are urged to consult their tax advisors regarding the effect, if any, of the recent United States federal income tax legislation on their investment in our common stock.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Exchange or Merger. Tax matters are very complicated, and the tax consequences of the Exchange and Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Exchange and Merger.

Legal Matters

The validity of our common stock to be issued in the Exchange Offer will be passed upon for us by Pepper Hamilton LLP.

Experts

The audited consolidated financial statements of MedQuist Holdings Inc. and its subsidiaries as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 have been included herein and in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of MedQuist Inc. and its subsidiaries as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 have been included herein and in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of MedQuist Inc. and its subsidiaries as of December 2006 and 2007 and for each of the years in the three-year period ended December 31, 2007 have been included herein and in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements contains explanatory paragraphs that state MedQuist Inc. and subsidiaries adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006 and adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109, effective January 1, 2007.

The consolidated financial statements of Spheris Inc. at December 2008 and 2009 and for each of the three years in the period ended December 31, 2009, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Spheris Inc.’s ability to continue as a going concern as described in Notes 2 and 22 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

MedQuist Holdings Inc.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of MedQuist Holdings Inc. The term registration statement means the initial registration statement and any and all amendments thereto, including the exhibits and schedules to the initial registration statement and any amendments. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the Public Reference Room and website of the SEC referred to above. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website (www.medquist.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The web addresses of the SEC and MedQuist Holdings Inc. have been included as inactive textual references only. Except as specifically incorporated by reference into this prospectus with regards to MedQuist Holdings Inc., information on those web sites is not part of this prospectus.

We intend to furnish our stockholders with annual reports containing combined financial statements audited by our independent auditors and to make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim condensed consolidated financial statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, Tennessee 37067
Telephone Number: (615) 261-1740

MedQuist Inc.

MedQuist Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like MedQuist Inc., who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by MedQuist Inc. with the SEC are also available at MedQuist Inc.’s website at www.medquist.com. The web addresses of the SEC and MedQuist Inc. have been included as inactive textual references only. Except as specifically incorporated by reference into this prospectus with regards to MedQuist Inc., information on those web sites is not part of this prospectus.

Neither we nor MedQuist Inc. has authorized anyone to give any information or make any representation about the Exchange Offer or each of our companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus with regards to MedQuist Inc. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

Index to Consolidated Financial Statements

MedQuist Holdings Inc. and Subsidiaries
Report of independent registered public accounting firm	F-3
Consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008	F-4
Consolidated balance sheets as of December 31, 2010 and 2009	F-5
Consolidated statements of cash flows for the years ended December 31, 2010, 2009 and 2008	F-6
Consolidated statements of equity and comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008	F-7
Notes to consolidated financial statements	F-8

Consolidated statements of operations for the six months ended June 30, 2011 and 2010 (Unaudited)	F-45
Consolidated balance sheets as of June 30, 2011 and December 31, 2010 (Unaudited)	F-46
Consolidated statements of cash flows for the six months ended June 30, 2011 and 2010 (Unaudited)	F-47
Notes to consolidated financial statements (Unaudited)	F-48

MedQuist Inc. and Subsidiaries
Report of independent registered public accounting firm	F-61
Consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008	F-62
Consolidated balance sheets as of December 31, 2010 and 2009	F-63
Consolidated statements of cash flows for the years ended December 31, 2010, 2009 and 2008	F-64
Consolidated statements of shareholders’ (deficit) equity and other comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008	F-65
Notes to consolidated financial statements	F-66

Consolidated statements of operations for the period January 1, to February 11, 2011 (Predecessor Company), for the period February 12, to June 30, 2011 (Successor Company) and for the six months ended June 30, 2010 (Unaudited)
F-92
Consolidated balance sheets as of June 30, 2011 and December 31, 2010 (Unaudited)	F-93
Consolidated statements of cash flows for the six months ended June 30, 2011 and 2010 (Unaudited)	F-94
Notes to consolidated financial statements (Unaudited)	F-95

Report of independent registered public accounting firm	F-106
Consolidated statements of operations for the years ended December 31, 2005, 2006 and 2007	F-107
Consolidated balance sheets as of December 31, 2006 and 2007	F-108
Consolidated statements of cash flows for the years ended December 31, 2005, 2006 and 2007	F-109
Consolidated statements of shareholders’ equity and other comprehensive income (loss) for the years ended December 31, 2005, 2006 and 2007	F-110
Notes to consolidated financial statements	F-111

Consolidated statements of operations for the six months ended June 30, 2007 and 2008 (Unaudited)	F-143
Consolidated balance sheets as of December 31, 2007 and June 30, 2008 (Unaudited)	F-144
Consolidated statements of cash flows for the six months ended June 30, 2007 and 2008 (Unaudited)	F-145
Notes to consolidated financial statements (Unaudited)	F-146

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
MedQuist Holdings Inc.:

We have audited the accompanying consolidated balance sheets of MedQuist Holdings Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedQuist Holdings Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2011

MedQuist Holdings Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share amounts)

	Years ended December 31 ,
	2010	2009	2008

Net revenues	$417,326	$353,932	$171,413
Cost of revenues	259,194	229,701	113,127

Gross Profit	158,132	124,231	58,286

Operating costs and expenses:
Selling, general and administrative	61,062	53,089	37,282
Research and development	12,030	9,604	6,099
Depreciation and amortization	32,617	25,366	13,488
Cost of legal proceedings and settlements	3,605	14,943	5,311
Acquistion and integration related charges	7,407	1,246	5,620
Goodwill impairment charge	—	—	89,633
Restructuring charges	3,672	2,727	2,106

Total operating costs and expenses	120,393	106,975	159,539

Operating income (loss)	37,739	17,256	(101,253)
Gain on sale of investment	8,780	—	—
Equity in income of affiliated company	693	1,933	66
Other income	460	13	9
Loss on extinguishment of debt	(13,525)	—	—
Interest expense, net	(19,268)	(9,019)	(3,813)

Income (loss) from continuing operations before income taxes and noncontrolling interests	14,879	10,183	(104,991)
Income tax provision (benefit)	(2,312)	1,012	(5,531)

Net income (loss) from continuing operations	$17,191	$9,171	$(99,460)

Discontinued Operations
Income (loss) from discontinued Patient Financial Services business, net of tax	556	(1,351)	(9,059)

Income (loss) from discontinued operations	556	(1,351)	(9,059)

Net income (loss)	17,747	7,820	(108,519)
Less: Net income attributable to noncontrolling interests	(9,240)	(7,085)	(5,154)

Net income (loss) attributable to MedQuist Holdings Inc.	$8,507	$735	$(113,673)

Net income (loss) per common share from continuing operations
Basic	$0.14	$(0.02)	$(4.68)

Diluted	$0.14	$(0.02)	$(4.68)

Net income (loss) per common share from discontinued operations
Basic	$0.02	$(0.04)	$(0.4)

Diluted	$0.02	$(0.04)	$(0.4)

Net income (loss) per common share attributable to MedQuist Holdings Inc
Basic	$0.16	$(0.06)	$(5.08)

Diluted	$0.16	$(0.06)	$(5.08)

Weighted average shares outstanding:
Basic	35,102	34,692	22,593

Diluted	35,954	34,692	22,593

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$66,779	$29,633
Accounts receivable, net of allowance of $1,466 and $1,753, respectively	82,038	53,099
Other current assets	23,706	8,739

Total current assets	172,523	91,471

Property and equipment, net	23,018	19,511
Goodwill	90,268	53,187
Other intangible assets, net	107,962	72,838
Deferred income taxes	6,896	2,495
Other assets	14,212	13,566

Total assets	$414,879	$253,068

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long term debt	$27,817	$6,207
Accounts payable	11,358	11,191
Accrued expenses and other current liability	36,917	29,803
Accrued compensation	16,911	16,034
Deferred revenue	10,570	9,924

Total current liabilities	103,573	73,159

Long term debt	266,677	101,133
Deferred income taxes	4,221	2,166
Due to related parties	3,537	2,185
Other non-current liabilities	2,360	2,124

Total liabilities	380,368	180,767

Commitments and contingencies (Note 10)
Total equity:
Preferred stock – $0.10 par value; authorized 25,000 shares; none issued or outstanding	—	—
Common stock – $0.10 par value; authorized 300,000 shares; 35,158 and 35,013 shares issued and outstanding, respectively	3,516	3,501
Additional paid in capital	148,265	149,339
Accumulated deficit	(107,179)	(115,686)
Accumulated other comprehensive loss	(663)	(174)

Total MedQuist Holdings Inc. stockholders’ equity	43,939	36,980
Noncontrolling interests	(9,428)	35,321

Total equity	34,511	72,301

Total liabilities and equity	$414,879	$253,068

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2010	2009	2008

Operating activities:
Net income (loss)	$17,747	$7,820	$(108,519)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	33,454	26,977	14,906
Gain on sale of investment	(8,780)	—	—
Equity in income of affiliated company	(693)	(1,933)	(66)
Goodwill impairment charge	—	—	98,972
Deferred income taxes	(3,566)	679	(6,431)
Share based compensation	765	856	124
Provision for doubtful accounts	1,538	2,306	2,424
Non-cash interest expense	4,132	3,272	2,580
Loss on extinquishment of debt	13,525	—	—
Other	(963)	200	1,230
Changes in operating assets and liabilities:
Accounts receivable	(9,962)	3,816	(483)
Other current assets	(1,858)	2,185	(96)
Other non-current assets	(495)	(615)	819
Accounts payable	981	871	2,011
Accrued expenses	(5,378)	(3,634)	(10,850)
Accrued compensation	(4,244)	1,904	2,150
Deferred revenue	569	(2,128)	3,398
Other non-current liabilities	(547)	94	(4,811)

Net cash provided by (used in) operating activities	$36,225	$42,670	$(2,642)

Investing activities:
Purchase of property and equipment	(7,152)	(6,475)	(4,420)
Proceeds from sale of investments	19,469	—	—
Capitalized software	(7,155)	(2,995)	(2,738)
Proceeds from sale of Patient Financial Services business	12,547	—	—
Payments for acquisitions and interests in affiliates, net of cash acquired	(99,793)	(2,690)	(69,319)

Net cash used in investing activities	(82,084)	(12,160)	(76,477)

Financing activities:
Proceeds from debt	392,352	659	866
Repayment of debt	(229,727)	(28,613)	(3,439)
Dividends paid to noncontrolling interests	(53,913)	(15,256)	—
Debt issuance costs	(21,607)	(1,201)	—
Proceeds from issuance of stock	—	—	124,000
Payments related to initial public offering	(3,745)	—	—

Net cash used in financing activities	83,360	(44,411)	121,427

Effect of exchange rate changes	(355)	666	(2,107)
Net increase (decrease) in cash and cash equivalents	37,146	(13,235)	40,201
Cash and cash equivalents – beginning of period	29,633	42,868	2,667

Cash and cash equivalents – end of period	$66,779	$29,633	$42,868

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Consolidated Statements of Equity and Comprehensive Income (Loss)
(In thousands)

						Accumulated
			Additional			other
	Common Stock		paid in	Accumulated	Comprehensive	comprehensive	Non-controlling	Total
	Shares	Amount	capital	(deficit)	income (loss)	income (loss)	interests	equity

Balance, January 1, 2008	14,444	$1,444	$29,934	$(2,748)		$848	$375	$29,853

Issuance of common stock	19,998	2,000	122,000	—	—	—	—	124,000
Share based compensation	—	—	104	—	—	—	20	124
Share of noncontrolling interest in MedQuist, Inc.	—	—	—	—	—	—	63,740	63,740
Share of noncontrolling interest in goodwill impairment charge in MedQuist, Inc.	—	—	—	—	—	—	(25,081)	(25,081)
Accrued payments to principal shareholders	—	—	(1,113)	—	—	—	—	(1,113)
Receivable related to offering	—	—	(450)	—	—	—	—	(450)
Components of comprehensive loss:	—	—	—	—	—	—	—	—
Net loss	—	—	—	(113,673)	(113,673)	—	5,154	(108,519)
Foreign currency translation adjustment loss	—	—	—		(2,039)	(2,039)	(1,165)	(3,204)

Total comprehensive loss					$(115,712)

Balance, December 31, 2008	34,442	$3,444	$150,475	$(116,421)		$(1,191)	43,043	79,350

Issuance of common stock	571	57	1,621	—	—	—	—	1,678
Accrued payments to principal shareholders	—	—	(2,750)	—	—	—	—	(2,750)
Share based compensation	—	—	797	—	—	—	59	856
Issuance of stock warrant	—	—	61	—	—	—	—	61
Dividend paid to noncontrolling interest	—	—	—	—	—	—	(15,256)	(15,256)
Acquisition of noncontrolling interest in subsidiary	—	—	(690)	—	—	—	—	(690)
Dilution of affiliated company	—	—	(175)	—	—	—	(77)	(252)
Components of comprehensive income:
Net income	—	—	—	735	735	—	7,085	7,820
Foreign currency translation adjustment gain	—	—	—	—	1,017	1,017	467	1,484

Total comprehensive income	—	—	—	—	$1,752	—	—

Balance, December 31, 2009	35,013	$3,501	$149,339	$(115,686)		$(174)	$35,321	$72,301

Issuance of common stock	145	15	1,382	—	—	—	—	1,397
Share based compensation	—	—	706	—	—	—	59	765
Accrued payments to principal shareholders	—	—	(2,750)	—	—	—	—	(2,750)
Acquisition of interest in an affiliate			(412)				(110)	(522)
Dividend paid to noncontrolling interest							(53,913)	(53,913)
Components of comprehensive income:
Net income	—	—	—	8,507	8,507	—	9,240	17,747
Foreign currency translation adjustment loss	—	—	—	—	(489)	(489)	(25)	(514)

Total comprehensive income	—	—	—	—	$8,018	—	—

Balance, December 31, 2010	35,158	$3,516	$148,265	$(107,179)		$(663)	$(9,428)	$34,511

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(In thousands, except per share amounts)

1.	Description of business and recent developments

We provide technology-enabled clinical documentation services and related revenue cycle solutions for the healthcare industry with operations in the United States of America and India. We provide transcription and information management services to integrated healthcare facility networks, hospitals, academic institutions, clinics and physician practices. Our solutions leverage internet technologies and trained transcriptionists to provide medical transcription services under a global service model. Our service and enterprise technology solutions (including mobile voice capture devices, speech recognition technologies, web-based workflow platforms), and a global network of medical transcriptionists (MTs) and editors (MEs) enable healthcare facilities to improve the quality and timeliness of clinical data and information, reduce operational costs, increase physician satisfaction, enhance revenue cycle performance and facilitate the adoption and utilization of Electronic Health Record (EHR) systems.

On August 6, 2008, an affiliate of S.A.C. Private Capital Group, LLC invested $124,000 in us in exchange for 19,998 of our common shares at a price of approximately $6.21 per share which was equivalent to approximately 58.1% of the Company. The proceeds from the issuance and certain borrowings were used to finance the purchase of an approximately 69.5% shareholding in MedQuist Inc. from Royal Philips Electronics N.V. (Philips), see Note 3 Acquisitions.

Our U.S. initial public offering

On January 27, 2011, we changed our name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and re-domiciled from a British Virgin Islands company to a Delaware corporation and authorized 300,000 shares of common stock par value at $0.10 per share and 25,000 shares of preferred stock at $0.10 par value per share. In connection with our re-domiciliation, we adjusted the number of our shares outstanding through a reverse share split pursuant to which every 4.5 shares of our common stock outstanding prior to our re-domiciliation was converted into one share of our common stock upon our re-domiciliation. Our re-domiciliation and reverse share split resulted in no change to our common stockholders’ relative ownership interests in us.

In February 2011, we completed our U.S. initial public offering of common stock selling 3.0 million shares of our common stock and 1.5 million shares of our common stock owned by selling shareholders at an offer price of $8.00 per share, resulting in gross proceeds to us of $24.0 million and net proceeds to us after underwriting fees of $22.3 million. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Private exchange

Certain of MedQuist Inc.’s noncontrolling stockholders entered into an exchange agreement with us, the Exchange Agreement, whereby we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock. We refer to this transaction as the Private Exchange. The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

Registered exchange offer

In addition to the Private Exchange referred to above, in February 2011, we commenced our public exchange offer, or Registered Exchange Offer, to those noncontrolling MedQuist Inc. stockholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Registered Exchange Offer expired on March 11, 2011. We accepted for, and consummated the exchange of, all MedQuist Inc. shares of common stock that were validly tendered in the Registered Exchange Offer. As a result of the Registered Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Sale of PFS business

On December 31, 2010, we completed the sale of our non-strategic Patient Financial Services, or PFS, business. The consideration to us was $14.8 million, of which $12.5 million was paid to us in cash and the balance was in the form of a note. Our Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008 contained herein give effect to the reclassification of the PFS business into discontinued operations, see Note 18.

2.	Significant accounting policies

Principles of consolidation

Our consolidated financial statements include the accounts of MedQuist Holdings Inc. and its subsidiary companies. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates and assumptions in the preparation of consolidated financial statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in our consolidated financial statements. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, valuation of long-lived and intangible assets and goodwill, valuation allowances for receivables and deferred income taxes, revenue recognition, stock-based compensation and commitments and contingencies. Actual results could differ from those estimates.

Revenue recognition

The majority of our revenues are derived from providing medical transcription and editing services. Revenues for medical transcription and editing services are recognized when the services are rendered. These services are based on contracted rates. The remainder of our revenues is derived from the sale of voice-capture and document management products including software, hardware and implementation, training and maintenance service related to these legacy products.

We recognize software-related revenues using the residual method when vendor-specific objective evidence (VSOE) of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements. We allocate revenues to each undelivered element based on its respective fair value determined by the price charged when that element is sold separately or, for elements not yet sold separately, the price established by management if it is probable that the price will not change before the element is sold separately. We defer revenues for the undelivered elements including maintenance which is recognized over the contract period. Provided that the arrangement does not involve significant production, modification, or customization of the software, revenues are recognized when all of the following four criteria have been met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Sales taxes

We present taxes assessed by a governmental authority including sales, use, value added and excise taxes on a net basis and therefore the presentation of these taxes is excluded from our revenues and is included in accrued expenses in the accompanying consolidated balance sheets until such amounts are remitted to the taxing authorities.

Litigation and settlement costs

From time to time, we are involved in litigation, claims, contingencies and other legal matters. We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of the loss can be reasonably estimated. We expense legal costs, including those legal costs expected to be incurred in connection with a loss contingency, as incurred.

Restructuring costs

A liability for restructuring costs associated with an exit or disposal activity is recognized and measured initially at fair value when the liability is incurred. We record a liability for severance costs when the obligation is attributable to employee service already rendered, the employees’ rights to those benefits accumulate or vest, payment of the compensation is probable and the amount can be reasonably estimated. We record a liability for future, non-cancellable operating lease costs when we vacate a facility.

Our estimates of future liabilities may change, requiring us to record additional restructuring charges or reduce the amount of liabilities recorded. At the end of each reporting period, we evaluate the remaining accrued restructuring charges to ensure their adequacy, that no excess accruals are retained and the utilization of the provisions are for their intended purposes in accordance with developed exit plans.

We periodically evaluate currently available information and adjust our accrued restructuring reserve as necessary. Changes in estimates are accounted for as restructuring costs or credits in the period identified.

Research and development costs

Research and development costs are expensed as incurred.

Income taxes

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in our statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Management considers various sources of future taxable income including projected book earnings, the reversal of deferred tax liabilities, and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Share-based compensation

We estimate the fair value of stock options on the date of grant using an option pricing model. We use the Black-Scholes option pricing model to determine the fair value of its options. The determination of the fair value of stock based awards using an option pricing model is affected by a number of assumptions including expected volatility of the common stock over the expected term, the expected term, the risk free interest rate during the expected term and the expected dividends to be paid. The value of the portion of the award that is ultimately expected to vest is recognized as compensation expense over the requisite service periods.

Share-based compensation expense related to employee stock options for 2010, 2009 and 2008 was $765, $856 and $124 which was charged to selling, general and administrative expenses. As of December 31, 2010 total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $945 which is expected to be recognized over a weighted-average period of 2.52 years.

Net income (loss) per share

Basic net (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during each period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding, as adjusted for the dilutive effect of common stock equivalents, which consist of stock options, convertible notes and certain obligations which may be settled by the Company through the issuance of shares using the treasury stock method.

The table below reflects basic and diluted net income (loss) per share for the years ended December 31:

	2010	2009	2008

Net income (loss) attributable to MedQuist Holdings Inc.	$8,507	$735	$(113,673)
Less: amount payable to principal shareholders	(2,750)	(2,750)	(1,113)

Net income (loss) available for common shareholders	$5,757	$(2,015)	$(114,786)

Income (loss) from discontinued operations	$556	$(1,351)	$(9,059)

	2010	2009	2008

Weighted average shares outstanding:
Basic	35,102	34,692	22,593
Effect of dilutive stock	852	—	—

Diluted	35,954	34,692	22,593
Net income (loss) per share from continuing operations
Basic	$0.14	$(0.02)	$(4.68)
Diluted	0.14	(0.02)	(4.68)
Net income (loss) per common share from discontinued operations
Basic	0.02	(0.04)	(0.4)
Diluted	0.02	(0.04)	(0.4)
Net income (loss) per common share attributable to MedQuist Holdings Inc.
Basic	0.16	(0.06)	(5.08)
Diluted	0.16	(0.06)	(5.08)

The computation of diluted net income (loss) per share does not assume conversion, exercise or issuance of shares that would have an anti-dilutive effect on diluted net income (loss) per share. Potentially dilutive shares having an anti-dilutive effect on net income (loss) per share and, therefore, excluded from the calculation of diluted net income (loss) per share, totaled 363, 13,127 and 5,345 shares for the years ended December 31,

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

2010, 2009 and 2008, respectively. The net income (loss) for the purpose of the basic income (loss) per share is adjusted for the amounts payable to the Company’s principal shareholders amounting to $2,750, $2,750 and $1,113 for the years ended December 31, 2010, 2009 and 2008, respectively under the management services agreement, see Note 8, other commitments – related party.

Advertising costs

Advertising costs are expensed as incurred and for the years ended December 31, 2010, 2009 and 2008 were $1,909, $1,734 and $1,169, respectively.

Cash and cash equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company’s cash management and investment policies dictate that cash equivalents be limited to investment grade, highly liquid securities. The Company places its temporary cash investments with high-credit rated, quality financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Consequently, the Company’s cash equivalents are subject to potential credit risk. As of December 31, 2010 and 2009 cash equivalents consisted of money market investments. The carrying value of cash and cash equivalents approximates fair value.

Restricted cash of $762 and $93, as of December 31, 2010, and 2009 respectively, represents deposits that are maintained with banks as security for guarantees issued by them. Such amounts are included in other current assets in the consolidated balance sheets.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The carrying value of accounts receivable approximates fair value. The allowance for doubtful accounts is our best estimate for losses inherent in our accounts receivable portfolio.

We estimate uncollectible amounts based upon our historical write-off experience, current customer receivable balances, age of customer receivable balances, the customer’s financial condition and current economic conditions. Historically, these estimates have been adequate to cover our accounts receivable exposure. We change the allowance if circumstances or economic conditions change.

Product revenues for sales to end-user customers and resellers are recognized upon passage of title if all other revenue recognition criteria have been met. End-user customers generally do not have a right of return. We provide certain of our resellers and distributors with limited rights of return of our products. We reduce revenues for rights to return our products based upon our historical experience and have included an estimate of such credits in our allowance for doubtful accounts.

Valuation of long-lived and other intangible assets and goodwill

In connection with acquisitions, we allocate portions of the purchase price to tangible and intangible assets, consisting primarily of acquired technologies and customer relationships with the remainder allocated to goodwill. We prepared the purchase price allocations and in doing so considered the report of an independent valuation firm. We assess the realizability of goodwill and intangible assets with indefinite useful lives at least annually, or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. We determined that our three reporting units are MedQuist Inc., CBay Transcription Business and PFS business; see Note 7 for goodwill impairment charge recorded in 2008. With the sale of PFS business in 2010, we have MedQuist Inc and CBay transcription business as our reporting units.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets which range from two to seven years for furniture, equipment and software, and the lesser of the lease term or estimated useful life for leasehold improvements. Repairs and maintenance costs are charged to expense as incurred while additions and betterments are capitalized. Gains or losses on disposals are charged to operations. Upon retirement, sale or other disposition, the related cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Software development

Costs incurred in creating a computer software product are charged to expense when incurred as research and development until technical feasibility has been established. Technical feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Thereafter, all software production costs are capitalized until the product is available for release to customers.

Software costs for internal use incurred in the preliminary project stage are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed and management, with the relevant authority, authorizes and commits funding of the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization ceases no later than the point at which the project is substantially complete and ready for its intended use.

Long-Lived and other intangible assets

Long-lived assets, including property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine the recoverability of long-lived assets, the estimated future undiscounted cash flows expected to be generated by an asset is compared to the carrying value of the asset. If the carrying value of the long-lived asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds its fair value. Annually we evaluate the reasonableness of the useful lives of these assets.

Intangible assets include certain assets (primarily customer lists) obtained from business acquisitions and are being amortized using the straight-line method over their estimated useful lives which range from three to 20 years.

Foreign currency

Our operating subsidiaries in the United Kingdom, Canada and India use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the month-end exchange rate. We translate revenues and expenses using the average exchange rates prevailing during the reporting period. The resulting translation adjustments are recorded in accumulated other comprehensive income (loss) within equity.

Net gains from foreign currency transactions were $203, $325 and $203 for the years ended December 31, 2010, 2009 and 2008, respectively and are included as a component of selling, general, and administrative expense in the accompanying consolidated statements of operations. In 2011, we entered into forward currency contracts totaling $48 million.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Business enterprise segments

We operate in one reportable operating segment which is clinical documentation solutions for the healthcare industry.

Concentration of risk, geographic data and enterprise-wide disclosures

No single customer accounted for more than 10% of our net revenues in any period. There is no single geographic area of significant concentration other than the United States.

The following table summarizes net revenues by the categories of our products and services as a percentage of our total net revenues.

	Years ended December 31,
	2010	2009	2008

Net revenues
Medical transcription	91%	88%	90%
Other	9%	12%	10%

Total	100%	100%	100%

Other includes product, maintenance, medical coding, application service provider and other miscellaneous revenues.

The following summarizes net revenues and long-lived assets by geography:

	Years ended December 31,
	2010	2009	2008

Net revenues
United States	$411,015	$342,783	$167,916
Other	6,311	11,149	3,497

Total	$417,326	$353,932	$171,413

Long-lived assets

	At December 31,
	2010	2009

United States	$16,233	$13,765
Other	6,785	5,746

Total	$23,018	$19,511

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Fair value of financial instruments

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt are reflected in the accompanying consolidated balance sheets at carrying values which approximate fair value.

Comprehensive income (loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments. Other comprehensive income (loss) and comprehensive income (loss) are displayed separately in the Consolidated Statements of Equity and Other Comprehensive Income (Loss).

Deferred equity offering costs

Costs have been incurred in connection with our U.S. initial public offering of our common stock. As of December 31, 2010 and 2009, legal, consulting and accounting costs aggregating approximately $4,677 and $270, respectively, have been deferred and are included in other current assets in the accompanying consolidated balance sheets. The initial public offering was consummated on February 4, 2011 and these costs will be treated as a reduction of the proceeds from the offering and will be included as a reduction of additional paid-in-capital.

Acquisition and integration related costs

Effective January 1, 2009, we expense costs incurred in reviewing potential acquisitions in the period incurred. This includes legal, investment banking, accounting, tax and other consulting, as well as any internal costs. Prior to this date direct and incremental external costs of acquisitions were included in the purchase price, and internal costs have been expensed as incurred.

Operating leases

Lease rent expenses on operating leases are charged to expense over the lease term. Certain operating lease agreements provide for scheduled rent increases over the lease term. Rent expense for such leases is recognized on a straight-line basis over the lease term.

Supplemental cash flow information

	Years ended December 31,
	2010	2009	2008

Capital lease obligations incurred to acquire equipment	$1,708	$3,523	$247
Cash paid for interest	14,878	3,000	862
Cash paid for income taxes	908	796	160
Issuance of notes payable for acquisition of MedQuist Inc.	—	—	117,179
Assets acquired for settlement of receivables	—	—	1,280
Redemption of preferred stock for settlement of receivables	—	—	1,565
Accommodation payments paid with credits	—	103	—
Fees to principal shareholders by issuing common stock	1,397	1,678	—
Conversion of interest on convertible notes to additional notes	—	5,484	—
Non cash debt incurred in connection with acquisition of Spheris	13,570	—	—
Note receivable from sale of PFS business	1,350	—	—

The cash paid for 2010 income taxes includes $340 paid under dispute related to a transfer pricing taxation assessment in India.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Recent accounting pronouncements

In September 2009, the FASB ratified two consensuses affecting revenue recognition:

The first consensus, Revenue Recognition-Multiple-Element Arrangements, sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. One of those current requirements is that there be objective and reliable evidence of the standalone selling price of the undelivered items, which must be supported by either vendor-specific objective evidence (VSOE) or third-party evidence (TPE).

This consensus eliminates the requirement that all undelivered elements have VSOE or TPE before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted.

The second consensus, Software-Revenue Recognition addresses the accounting for transactions involving software to exclude from its scope tangible products that contain both software and non-software and not-software components that function together to deliver a products functionality.

The consensuses are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The standards were adopted in the first quarter of 2011 and did not have a material impact on our results of operations or our financial position.

3.	Acquisitions

Acquisition of MedQuist Inc.

On August 6, 2008, CBay Inc acquired approximately 69.5 percent of the outstanding common shares of MedQuist Inc. from Philips. The results of MedQuist Inc. operations have been included in the consolidated financial statements from that date. MedQuist Inc. is engaged in the business of medical transcription technology and services, which are integral to the clinical documentation workflow. It services health systems, hospitals and large medical practices throughout the U.S.; in the clinical documentation workflow, it provides, in addition to medical transcription technology and services, digital dictation, speech recognition, electronic signature and medical coding technology and services. MedQuist Inc. is listed on The NASDAQ Global Market.

The acquisition is considered to be beneficial to the Company based upon the size and projected growth of the U.S. Medical Transcription industry, the leading market position of MedQuist Inc. and the complementary and potentially synergistic nature of MedQuist Inc. and the Company’s businesses in terms of products and services, operations and technology.

The acquisition of a majority share in MedQuist Inc. will provide the Company with the scope, scale and resources to invest in new technology, to expand its suite of products and services and to pursue revenue and market share growth.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The total purchase price was as follows:

Cash	$98,079
Issue of 6% Convertible note	90,935
Issue of Promissory Note (Bridge note)	26,244
Acquisition expenses	24,446

Total	$239,704

The Company accounted for the acquisition as a purchase in accordance with FASB guidance on Business Combinations. In accordance with the guidance, the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as at the date of acquisition. The fair value of experienced management and delivery team (assembled workforce), which was one of the key drivers for this acquisition, was not separately recognized and has been included in the value of goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Date of
acquisition
August 6, 2008

Tangible assets	$12,757
Intangible assets	71,599
Current assets	74,720
Other assets	6,756
Current liabilities	(44,337)
Other liabilities	(65)

Net assets	121,430
Consideration paid	239,704

Goodwill	$118,274

Goodwill recognized from the transaction is a result of the growth opportunity the investors anticipate in the Company’s core business, medical transcription.

No part of the goodwill is expected to be deductible for tax purposes.

Intangible assets recognized on acquisition of MedQuist Inc. on the date of acquisition are set out in the table below:

Date of
acquisition
August 6, 2008

Customer Relationships	$40,380
Trade Names	21,892
Developed Technology	5,101
Others	4,226

Total	$71,599

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Acquisition of Spheris

On April 22, 2010, the Company, through its subsidiaries MedQuist Inc. and CBay Inc. (the Purchasers), completed the acquisition of substantially all of the assets of Spheris Inc. (Spheris) and certain of its affiliates including Spheris India Private Limited (SIPL). This acquisition provided a substantial customer base and also provided opportunities for operating efficiencies and operating margin expansion. See Note 17, restructuring charges for further discussion of the Company’s 2010 restructuring plan approved by management to realize some of these savings. Costs incurred for the acquisition and direct integration costs are included in the line item acquisition and integration related charges on the accompanying consolidated statements of operations. The acquisition was funded from the proceeds of the Company’s credit facilities entered into in connection with the acquisition. See Note 4 for a description of the acquisition financing.

The following unaudited pro forma summary presents the consolidated information of the Company as if the business combination had occurred at the beginning of each period.

	Pro forma for years ended
	December 31,
	2010	2009

Net revenues	$460,697	$510,528
Net income attributable to MedQuist Holdings Inc.	16,331	4,961
Net income per share attributable to MedQuist Holdings Inc. from continuing operations (Basic)	0.36	0.10
Net income per share attributable to MedQuist Holdings Inc. from continuing operations (Diluted)	0.35	0.10
Net income per share attributable to MedQuist Holdings Inc. discontinued operations (Basic)	0.03	(0.04)
Net income per share attributable to MedQuist Holdings Inc. discontinued operations (Diluted)	0.03	(0.04)
Net income per share attributable to MedQuist Holdings Inc. (Basic)	0.39	0.06
Net income per share attributable to MedQuist Holdings Inc. (Diluted)	$0.38	$0.06

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Spheris and SIPL to reflect the additional amortization of intangibles that would have been charged assuming the fair value adjustments to tangible and intangible assets had been applied from the beginning of the period being reported on, and the additional interest expense assuming the acquisition related debt had been incurred at the beginning of the period being reported on, excluding the acquisition costs and including the related tax effects. The acquired business contributed net revenues of $88.1 million for the period April 22, 2010 to December 31, 2010.

The net income for the purpose of the basic net income per share is adjusted for the amounts payable to the Company’s majority shareholder.

The following table summarizes the consideration transferred by the Company to acquire the assets of Spheris and stock of SIPL, and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Cash consideration paid	$98,834
Fair value of unsecured Subordinated Promissory Note	13,570

Total consideration transferred	$112,404

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Recognized amounts of identifiable assets acquired and liabilities assumed:

Fair value of Spheris net assets acquired
Cash	$797
Trade receivables	22,407
Other current assets	4,142
Property and equipment	9,133
Deposits	1,036
Developed technology (included in intangibles)	11,390
Customer relationships (included in intangibles)	37,210
Trademarks and trade names (included in intangibles)	1,640
Goodwill	44,917
Trade and other payables	(20,268)

Identifiable assets acquired and liabilities assumed	$112,404

The related amortization period is shown below:

Amortization
period

Developed technology	9 years
Customer relationships	8 years
Trademarks and trade names	4 years
Goodwill	Indefinite

The amounts and lives of the identified intangibles other than goodwill were valued at fair value. The analyses included a combination of cost approach and income approach. We used discount rates from 15% to 17%. The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Spheris. The goodwill and intangible assets are deductible for tax purposes.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Total acquisition-related transaction costs incurred by the Company are expensed in the periods in which the costs are incurred. Acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. External costs incurred to acquire the business, and incremental direct integration costs have been included in the line item acquisition and integration related charges on the Company’s consolidated statement of operations.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

4.	Debt

Current portion of debt consisted of the following as of:

	Years ended
	December 31,
	2010	2009

Current portion of Senior Secured Credit Facility	$20,000	—
Short-term credit facilities	3,597	4,769
Current portion of equipment loans from banks	1,724	621
Current portion of capital lease obligations	2,496	817

Total current portion of debt	$27,817	$6,207

Debt consisted of the following as of:

	December 31,
	2010	2009

Senior Secured Credit Facility	$200,000	—
Senior subordinated notes	85,000	—
Capital lease obligations	3,779	3,134
Equipment loans from banks	2,118	3,018
6% Convertible note	—	96,419
Short-term credit facilities	3,597	4,769

Total debt	294,494	107,340
Less: current portion	27,817	6,207

Long-term debt, net of current portion	$266,677	$101,133

Term loans

On October 1, 2010, MedQuist Inc. entered into a senior secured credit facility (the Senior Secured Credit Facility), with certain lenders and General Electric Capital Corporation, as Administrative Agent. The Senior Secured Credit Facility contains a number of covenants and consists of $225.0 million in senior secured credit facilities comprised of:

■	a $200.0 million term loan, advanced in one drawing on October 14, 2010 (the Closing Date), with a term of five years, repayable in equal quarterly installments of $5.0 million, commencing on the first day of the first fiscal quarter beginning after the Closing Date, with the balance payable at maturity; and
■	a $25.0 million revolving credit facility under which borrowings may be made from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date. The revolving facility includes a $5.0 million letter-of-credit sub-facility and a $5 million swing line loan sub-facility.

The borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the borrowers’ option, either (a) a base rate determined by reference to the highest of (1) the rate last quoted by the Wall Street Journal as the “Prime Rate” in the United States, (2) the federal funds rate plus 1/2 of 1% and (3) the LIBOR rate for a one-month interest period plus 1.00% or (b) the higher of (1) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

such borrowing adjusted for certain additional costs and (2) 1.75%. The applicable margin is 4.50% with respect to base rate borrowings and 5.50% with respect to LIBOR borrowings. At December 31, 2010 the borrowings had an interest rate of 7.25%.

The loans are secured by substantially all of MedQuist Inc.’s assets and are guaranteed by us. The agreements contain customary covenants, including reporting and notification and acquisitions. The financial covenants are calculated on a consolidated basis, and include a Senior Leverage Ratio, Total Leverage Ratio, and an Interest Coverage Ratio. As of December 31, 2010 we believe we were in compliance. The loans have customary cross default provisions.

In addition to the Senior Secured Credit Facility we issued $85.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2016 (the Senior Subordinated Notes), pursuant to a purchase agreement. Interest on the notes is payable in quarterly installments at the issuers’ option at either (i) 13% in cash or (ii) 12% in cash payment plus 2% in the form of additional senior subordinated notes. The Senior Subordinated Notes are non-callable for two years after the closing date after which they are redeemable at 105.0% declining ratably until four years after the closing date. The Senior Subordinated Notes contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers of consolidations, engage in certain types of transactions with affiliates and otherwise restrict our activities.

Proceeds from the Senior Secured Credit Facility and the Senior Subordinated Notes were used to repay $80.0 million of our indebtedness under the GE Credit Agreement, as defined below, plus interest, to repay $13.6 million of our indebtedness under the Subordinated Promissory Note, as defined below, plus interest, and to pay a $53.9 million special cash dividend to noncontrolling shareholders of MedQuist Inc.

We incurred $15.5 million of costs in connection with the financing, and there were remaining unamortized costs from the prior financing. In connection with the refinancing, we evaluated whether the prior facilities had been modified or extinguished. We recorded an extinguishment loss of $5.8 million. At December 31, 2010, we had remaining deferred costs of $10.2 million recorded in other noncurrent assets and $3.1 million recorded in other current assets.

In connection with the Spheris acquisition in April 2010, MedQuist Transcriptions, Ltd., a subsidiary of MedQuist Inc. (MedQuist Transcriptions), and certain other subsidiaries of MedQuist Inc. (collectively, the Loan Parties) entered into a credit agreement (the GE Credit Agreement) with General Electric Capital Corporation, CapitalSource Bank, and Fifth Third Bank. The GE Credit Agreement provided for up to $100.0 million in senior secured credit facilities, consisting of a $50.0 million term loan, and a revolving credit facility of up to $50.0 million. The credit facilities were secured by a first priority lien on substantially all of the property of the Loan Parties. Amounts borrowed under the GE Credit Agreement incurred interest at a rate selected by MedQuist Transcriptions equal to the Base Rate or the Eurodollar Rate (each as defined in the GE Credit Agreement) plus a margin, all as more fully set forth in the GE Credit Agreement. We incurred $6.1 million in costs in connection with the GE Credit Agreement of which $4.8 million had not been amortized by the time of the refinance in October 2010.

When we entered into the GE Credit Agreement, we terminated the five-year $25.0 million revolving credit agreement with Wells Fargo Foothill, LLC (the Wells Credit Agreement) that we entered into on August 31, 2009. We never borrowed under the Wells Credit Agreement. In 2010, we wrote off deferred financing fees of $1.1 million and incurred termination fees of $0.6 million in connection with the termination of this facility. Such costs are included in interest expense, net in the accompanying statements of operations.

In connection with the Spheris acquisition, we entered into a subordinated promissory note with Spheris (the Spheris Subordinated Promissory Note). The loan was scheduled to mature in five years from the date of the acquisition. The face amount of the Spheris Subordinated Promissory Note totaled $17.5 million with provisions for prepayment at discounted amounts, ranging from 77.5% of the principal if paid within six months, 87.5% from six to nine months, 97.5% from nine to twelve months, 102.0% by year two, 101.0% by year three and

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

100.0% thereafter. For purposes of the purchase price allocation, the note was discounted at 77.5% of the principal ($13.6 million). This note was a non-cash transaction. The fair value of the note was determined through the use of a Monte Carlo model which is Level 3 in the Fair Value hierarchy based upon significant unobservable inputs. The Spheris Subordinated Promissory Note was paid in full as noted above.

The Spheris Subordinated Promissory Note had stated interest rates of 8.0% for the first six months, 9.0% from six to nine months, and 12.5% thereafter of which 2.5% may be paid by increasing the principal amount. Payments of interest are made semi-annually on each six month anniversary of the acquisition. For financial statement purposes the interest has been calculated using the average interest rates over the term of the Spheris Subordinated Promissory Note. As discussed above, we paid off all amounts outstanding, at 77.5% of the face value, plus accrued interest under the Spheris Subordinated Promissory Note thus extinguishing the note.

In January 2011 we made an optional prepayment of $20.0 million in addition to the $5.0 million due under the Senior Secured Credit Facility.

Credit facilities

Line of credit – K Bank

We had a revolving line of credit (‘LOC’) from K Bank. Subject to certain terms and conditions of the agreement with K Bank, the agreement provided a revolving line of credit of a maximum of $5,750. For the years ended December 31, 2010, 2009 and 2008 interest expense of $235, $266 and $273 respectively, was recorded in the consolidated statements of operations. This facility was repaid in October 2010. The amount outstanding as of December 31, 2010, 2009 was $0, and $3,343, respectively.

Credit agreement – ICICI Bank

The Company has a Credit Arrangement with ICICI Bank, Mumbai, India with the maximum borrowing limit of $2,772, at interest rates ranging from LIBOR + 2.5% and 15.5%, respectively, which is secured by CBay Systems (India) Private Limited (CBay India) current assets and fixed assets. The amount outstanding as of December 31, 2010 and 2009 was $219 and $1,426, respectively. For the years ended December 31, 2010, 2009 and 2008 interest expense of $35, $205 and $98, respectively, was recorded in the consolidated statements of operations.

Credit Agreement – IndusInd Bank

The Company has a Credit Arrangement with IndusInd Bank, Mumbai, India with the maximum borrowing of $5,928, at an interest rate of LIBOR + 3%, respectively, which is secured by current assets and fixed assets of CBay India, a 100% subsidiary of the Company. The amount outstanding as of December 31, 2010 and 2009 was $3,353 and $0, respectively. For the years ended December 31, 2010, 2009 and 2008 interest expense of $44, $0 and $0, respectively, was recorded in the consolidated statements of operations.

6% Convertible Note

The Company had issued a 6% Convertible Note in connection with the acquisition of MedQuist Inc. which was due August 5, 2015. Any portion of the note may have been converted at the option of Philips (the “holder”) into common stock of the Company, anytime after November 4, 2008. The conversion rate for this purpose was $1 of the principal amount equals 0.1344 shares of common stock of the Company. If this option was exercised by the holder, 12,959 shares of common stock would have become issuable.

In March and August 2009, the Company exercised its option on this convertible note to convert interest from August 6, 2008 to August 5, 2009 into additional convertible notes aggregating to $5,484 with the same terms and conditions as the original note.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

In October 2010, the Company repaid the convertible note at a redemption premium of 8% aggregating to $104.1 million.

For the years ended December 31, 2010, 2009 and 2008, interest expense on the note was $4,569, $5,447 and $2,212, respectively. The redemption premium amounted to $7,714 and is included in the loss on extinguishment of debt in the consolidated statement of operations.

Term and equipment loans

The Company has term loans which carry interest rates ranging from 6.5% to 16% per annum and are repayable monthly through 2015. One loan contains certain non-financial covenants and limits borrowings for one of the Company’s subsidiaries and we believe we are s incompliance with these covenants. The Company has a working capital term loan which is a Rupee denominated loan from EXIM Bank. This loan is repayable in full in June 2011 and carries an interest rate of 12%. This loan is secured by certain assets of one of the Company’s subsidiaries.

The Company has various equipment and vehicle loans that carry interest rates ranging from 10% to 15% per annum and are repayable monthly through 2015. These loans are secured by the related equipment and vehicles.

Future minimum principal payments on long term debt as of December 31, 2010 are as follows:

2011	$27,817
2012	20,956
2013	20,391
2014	20,303
2015	120,027
2016	85,000

Total	$294,494

The Company recorded interest expense of $16,578, $8,387, and $3,416, during the years ended December 31, 2010, 2009, and 2008, respectively, on these borrowings.

5.	Allowance for doubtful accounts

The activity in the allowance for doubtful accounts for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008

Beginning balance	$1,753	$1,713	$43
Charges to revenues and costs	1,538	2,306	2,424
Doubtful accounts written-off	(1,825)	(2,266)	(754)

Ending balance	$1,466	$1,753	$1,713

Substantially all of the charges relate to revenues.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

6.	Property and equipment

Property and equipment consisted of the following as of December 31:

	2010	2009

Computer equipment	$31,241	$26,567
Software	5,305	1,961
Furniture and office equipment	1,736	1,495
Leasehold improvements	9,971	4,869
Other	3,717	2,831

Total property and equipment	51,970	37,723
Less: accumulated depreciation	(28,952)	(18,212)

Property and equipment, net	$23,018	$19,511

Depreciation expense for the year ended December 31, 2010, 2009 and 2008 is $14,222, $11,899 and $6,617, respectively.

7.	Goodwill and other intangible assets

In connection with acquisitions, the Company allocates portions of the purchase price to tangible and intangible assets, consisting primarily of acquired technologies and customer relationships with the remainder allocated to goodwill. The Company prepared the purchase price allocations and in doing so considered the report of an independent valuation firm. The Company assesses the realizability of goodwill and intangible assets with indefinite useful lives at least annually, or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company has determined after the sale of its PFS business that the impairment testing is to be conducted at our two reporting units which are: MedQuist Inc. and CBay Transcription Business.

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009

Balance as of January 1,	$152,159	$148,915
Accumulated impairment loss	(98,972)	(98,972)

	53,187	49,943
Goodwill from acquisitions	45,747	—
Contingent consideration	—	3,100
Sale of subsidiary	(8,732)	—
Foreign currency adjustments and other	66	144
Balance at December 31, Goodwill	189,240	152,159
Accumulated impairment losses	(98,972)	(98,972)

Goodwill at period end	$90,268	$53,187

We tested goodwill for impairment during the fourth quarter of 2010 and 2009 which included the Company’s annual impairment testing. The Company determined the fair value using a combination of market capitalization and a discounted cash flow analysis. Determining fair value requires the exercise of significant judgment,

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the discounted cash flow analyses are based on the Company’s internal business model for 2011 and, for years beyond 2011, the growth rates the Company used were an estimate of the future growth in the industry in which the Company participates. The discount rates used in the discounted cash flow analyses are intended to reflect the risks inherent in the future cash flows of the reporting unit and are based on an estimated cost of capital, which the Company determined based on estimated cost of capital relative to its capital structure. In addition, the market-based approach utilizes comparable company public trading values, research analyst estimates and, where available, values observed in private market transactions. In 2008, the analysis indicated that the reporting units’ fair value was below the book value for the MedQuist Inc. and PFS reporting units, and accordingly an impairment charge was recorded to reduce the carrying value of goodwill to its fair value. The test of impairment of goodwill is a two-step process:

■	First, the Company compares the carrying amount of the reporting units, which is the book value to the fair value of its reporting unit. If the carrying amount of its reporting unit exceeds its fair value, the Company has to perform the second step of the process. If not, no further testing is needed. In the fourth quarter of 2008, the Company determined that the carrying amount of two of its reporting units: MedQuist Inc. and PFS exceeded the fair value and accordingly performed the second step in the analysis.
■	If the second part of the analysis is required, the Company allocates the fair value of its reporting unit to all assets and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. The Company then compares the implied fair value of its reporting unit’s goodwill to its carrying amount. If the carrying amount of the Company’s goodwill exceeds its implied fair value, the Company recognizes an impairment loss in an amount equal to that excess.

In the second step, the Company allocated the fair value of the respective reporting unit to all assets and liabilities as if the respective reporting unit had been acquired in a business combination at the date of the impairment test. The Company then compared the implied fair value of goodwill of the respective reporting unit to its respective carrying amount. As the respective carrying amount of goodwill exceeded its respective implied fair value, a pre-tax impairment charge for the MedQuist Inc. and PFS reporting units of $89,633 and $9,339, respectively, was recorded for the year ended December 31, 2008.

Other intangible assets

The Company reviews its long-lived assets, including amortizable intangibles, for impairment when events indicate that their carrying amount may not be recoverable. When the Company determines that one or more impairment indicators are present for an asset, it compares the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. If the carrying amount of the asset is greater than the net future undiscounted cash flows that the asset is expected to generate, it compares the fair value to the book value of the asset. If the fair value is less than the book value, the Company recognizes an impairment loss. The impairment loss is the excess of the carrying amount of the asset over its fair value.

Some of the events that the Company considers as impairment indicators for our long-lived assets, including goodwill, are:

■	net book value compared to its fair value;
■	significant adverse economic and industry trends;
■	significant decrease in the market value of the asset;
■	the extent that the Company uses an asset or changes in the manner that it uses it;
■	significant changes to the asset since acquired; and
■	other changes in circumstances that potentially indicate all or a portion of the company will be sold.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

During 2010, 2009 and 2008, the Company reviewed the carrying value of its long-lived assets other than goodwill and determined that the carrying amounts of such assets was less than the undiscounted cash flows and accordingly no impairment charge was recorded.

As of December 31, 2010 and 2009 other intangible asset balances were:

	2010
		Accumulated	Net book
	Cost	amortization	value

Customer lists	$105,426	$34,573	$70,853
Tradmarks and tradenames	23,533	8,414	$15,119
Internal use software	15,150	6,058	$9,092
Acquired technology	16,491	3,593	$12,898

Total	$160,600	$52,638	$107,962

	2009
		Accumulated	Net book
	Cost	amortization	value

Customer lists	$63,722	$15,853	$47,869
Tradmarks and tradenames	21,893	4,725	17,168
Internal use software	6,977	2,877	4,100
Acquired technology	5,575	1,874	3,701

Total	$98,167	$25,329	$72,838

The estimated useful life and the weighted average remaining lives of the intangible assets as of December 31, 2010 were as follows:

	Estimated	Weighted average
	useful life	remaining lives

Customer lists	7-10 years	7 years
Tradmarks and tradenames	6-7 years	5 years
Internal use software	3 years	3 years
Acquired technology	3-5 years	3 years

Estimated annual amortization expense for intangible assets is as follows:

2011	$21,542
2012	20,424
2013	17,710
2014	15,865
2015	10,821
2016 and thereafter	21,600

Total	$107,962

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

We recorded amortization expense of $18,395, $13,467 and $6,871 for the years ended December 31, 2010, 2009 and 2008, respectively.

8.	Contractual obligations

Leases

The Company has acquired certain computers, office equipment and other assets under capital leases. The gross amount recorded in property and equipment for such capital leases and the related accumulated amortization amounted to $2,946 and $2,313 as of December 31, 2010 and $4,585 and $1,611 as of December 31, 2009, respectively. Depreciation expense was$604, $988, and $400 for the years ended December 31, 2010, 2009 and 2008, respectively. Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease, including any periods of free rent and landlord incentives. Rental expense for operating leases for the years ended December 31, 2010, 2009 and 2008 was $7,128, $5,320 and $3,622, respectively. Future minimum lease payments under non-cancelable leases (with initial or remaining lease terms in excess of one year) are as follows as of December 31, 2010:

	Capital	Operating
	leases	leases

2011	$2,746	$7,230
2012	852	6,290
2013	390	5,766
2014	278	3,561
2015 and thereafter	—	6,097

Total minimum lease payments	$4,266	$28,944

Less: amount representing interest	(487)

Present value of net minimum lease payments	3,779
Less: Current portion of obligations under capital leases	(2,496)

Obligations, under capital leases, excluding current portion	$1,283

Other commitments – related party

Pursuant to an agreement entered into on August 19, 2008 the Company is obligated to pay S.A.C. PEI CB Investment II, LLC (SAC CBI II) and Lehman Brothers Commercial Corporation Asia (LBCCA), an annual amount of $1,863 and $887, respectively, which the Company can elect to pay in cash or shares. The payment provision of the agreement has a five year term that expires in August 2013. The agreement provides that SAC CBI II and LBCCA may provide financial, managerial and operational advice, the annual amount is payable regardless of whether any management services are rendered and the annual amount is fixed. Under the agreement, the Company is committed to pay for the remaining unexpired term on termination of the agreement or upon a change in control, determined as the sum of the present value (using the discount rate equal to the yield on U.S. Treasury securities of like maturity) of the annual amounts that would have been payable with respect to the period from the date of such change of control or termination, as applicable through August 18, 2013. The change in control occurred and the agreement terminated as a result of the consummation of our IPO and the Private Exchange. As a result, 770 shares valued at $6,160 were issued in March 2011 to satisfy the obligation to SAC CBI II. However, since provisional liquidators were appointed in respect of LBCCA in September 2008 and because LBCCA is in liquidation, we are in discussions with LBCCA’s liquidators regarding LBCCA’s entitlement to amounts under the agreement. These amounts have been recorded as capital transactions. For the years ended December 31, 2010, 2009 and 2008, $2,750, $2,750 and $1,113, respectively, have been recorded in the consolidated statements of equity and comprehensive income (loss). During 2010 and 2009, 145 shares and

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

571 shares, respectively, of our common stock were issued to satisfy a portion of the annual amounts. As of December 31, 2010 and 2009, $3,537 and $2,185, respectively, of the amounts payable were accrued and recorded in due to related parties in the consolidated balance sheets.

Other contractual obligations

The following summarizes our other contractual obligations as of December 31, 2010:

			Severance and other
	Total	Purchases	obligations

2011	$11,790	$8,567	$3,223
2012	8,248	8,013	235
2013	4,042	3,807	235
2014	1,170	924	246
2015 and thereafter	21	—	21

Total	$25,271	$21,311	$3,960

Purchase obligations represent telecommunication contracts, software development and other recurring purchase obligations.

As of December 31, 2010 we had agreements with certain of our senior management that provided for severance payments in the event these individuals were terminated without cause. The maximum cost exposure related to these agreements was $5,139 as of December 31, 2010.

9.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2010	2009

Customer accommodations	$10,387	$11,635
Accrued taxes	5,422	918
Accrued interest	5,593	2,389
Restructure liability	2,245	2,064
Other accrued expenses	13,270	12,797

Total accrued expenses	$36,917	$29,803

In November 2003, one of the employees of MedQuist Inc. raised allegations that it had engaged in improper billing practices. In response, the board of directors of MedQuist Inc. undertook an independent review of these allegations (Review). In response to MedQuist Inc’s customers concern over its public disclosure of the certain findings from the Review, it took action in the fourth quarter of 2005 to avoid unnecessary litigation, which preserved and solidified its customer business relationships by offering a financial accommodation to certain of its customers.

In connection with MedQuist Inc.’s decision to offer financial accommodations to certain of its customers (Accommodation Customers), MedQuist Inc. analyzed its historical billing information and the available report level data (Management Billing Assessment) to develop individualized accommodation offers to be made to accommodate customers (Accommodation Analysis). Based on the Accommodation Analysis, MedQuist Inc. board

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

of directors authorized management to make cash or credit accommodation offers to Accommodation Customers in the aggregate amount of $75,818. By accepting MedQuist Inc.’s accommodation offer, the customer agreed, among other things, to release MedQuist Inc. from any and all claims and liability regarding the billing related issues.

MedQuist Inc. is unable to predict how many customers, if any, may accept the outstanding accommodation offers on the terms proposed by it, nor it is able to predict the timing of the acceptance (or rejection) of any outstanding accommodation offers. Until any offers are accepted, it may withdraw or modify the terms of the accommodation program or any outstanding offers at any time. In addition, MedQuist Inc. is unable to predict how many future offers, if made, will be accepted on the terms proposed by it. MedQuist Inc. regularly evaluates whether to proceed with, modify or withdraw the accommodation program or any outstanding offers.

The following is a summary of the financial statement activity related to the customer accommodation.

	December 31,
	2010	2009

Beginning balance	$11,635	$12,055
Payments and other adjustments	(1,248)	(317)
Credits	—	(103)

Ending balance	$10,387	$11,635

10.	Commitments and contingencies

Kaiser litigation

On June 6, 2008, plaintiffs Kaiser Foundation Health Plan, Inc. and affiliates (collectively, Kaiser) filed suit against MedQuist Inc. in the Superior Court of the State of California related to its billing practices.

In July 2010, the parties reached a settlement of the litigation whereby we made a payment of $2.0 million to resolve all of Kaiser’s claims. Neither MedQuist Inc., nor Kaiser, admitted to any liability or wrongdoing in connection with the settlement. Of this amount, $1.1 million was included in Accrued expenses at December 31, 2009 and we expensed an additional $0.9 million during 2010.

Kahn putative class action

In 2008, one of MedQuist Inc.’s shareholders filed a shareholder putative class action lawsuit against MedQuist Inc., Koninklijke Philips Electronics N.V. (Philips), MedQuist Inc.’s former majority shareholder and four of its former non-independent directors. MedQuist Inc. is no longer a defendant in this matter, but MedQuist Inc. is monitoring the matter since it involves claims against its former directors.

Reseller arbitration demand

On October 1, 2007, MedQuist Inc. received from counsel to nine current and former resellers of its products (Claimants), a copy of an arbitration demand filed by the Claimants, initiating an arbitration proceeding.

On March 31, 2010, the parties entered into a Settlement Agreement and Release pursuant to which we paid the Claimants $500 on April 1, 2010 to resolve all claims. Under the Settlement Agreement and Release, (i) the parties exchanged mutual releases, (ii) the arbitration and related state court litigation were dismissed with prejudice and (iii) MedQuist Inc. did not admit to any liability or wrongdoing. We accrued the entire amount of this settlement as of December 31, 2009.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

SEC investigation of former MedQuist Inc. officer

With respect to MedQuist Inc.’s historical billing practices, the SEC is pursuing civil litigation against its former chief financial officer, whose employment with MedQuist Inc. ended in July 2004. Pursuant to its bylaws, MedQuist Inc. has been providing indemnification for the legal fees of this individual. In February 2011, we entered into a settlement agreement with MedQuist Inc.’s former chief financial officer and such settlement agreement is dependent on the individual settling with the SEC.

Shareholder litigation

On February 8, 2011 and February 10, 2011, plaintiffs Victor N. Metallo and Joseph F. Lawrence, respectively, filed purported shareholder class action complaints in the Superior Court of New Jersey, Burlington County (Chancery Division) (the Shareholder Litigation). In their complaints, the plaintiffs purported to be shareholders of MedQuist Inc. and sought to represent a class of MedQuist Inc. minority shareholders in pursuit of claims against us, MedQuist Inc. and board members of MedQuist Inc.

Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to minority shareholders of MedQuist Inc. in connection with the structuring and disclosure of the Registered Exchange Offer. Among other things, the plaintiffs alleged that (a) the Registered Exchange Offer is procedurally and financially unfair, (b) the January 21, 2011 and February 16, 2011 Schedules 14D-9 that MedQuist Inc. filed with the SEC and the February 3, 2011 Prospectus that we filed with the SEC are materially misleading and incomplete, and (c) the Registered Exchange Offer was structured by the defendants in order to circumvent the provisions of the New Jersey Shareholders’ Protection Act. Plaintiffs sought, among other things, preliminary and permanent injunctive relief enjoining consummation of the Registered Exchange Offer, unspecified damages, pre- and post-judgment interest and attorneys’ fees and costs. The two Plaintiff actions were consolidated on February 22, 2011 under the caption In Re: MedQuist Inc. Shareholder Litigation, Docket Number C-018-11.

On March 4, 2011, the parties entered into a memorandum of understanding (the MOU) that outlined the material terms of the Shareholder Litigation. Under the terms of the MOU, we agreed to extend the expiration of the Registered Exchange Offer until 5:00 p.m., New York City time, on Friday, March 11, 2011 and further agreed that if, as a result of the Registered Exchange Offer, we obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., we will conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio applicable under the Registered Exchange Offer. MedQuist Inc. agreed to make certain supplemental disclosures concerning the Registered Exchange Offer, which were contained in an amendment to Schedule 14D-9 that MedQuist Inc. filed with the SEC on March 7, 2011. The settlement of the Shareholder Litigation is conditioned upon, among other things, execution of a Stipulation of Settlement, notice to all class members, a fairness hearing and final approval of the settlement by the court.

On February 8, 2011 and February 10, 2011, plaintiffs Victor N. Metallo and Joseph F. Lawrence, respectively, filed purported shareholder class action complaints in the Superior Court of New Jersey, Burlington County (Chancery Division) (the Shareholder Litigation). In their complaints, the plaintiffs purported to be shareholders of MedQuist Inc. and sought to represent a class of MedQuist Inc. minority shareholders in pursuit of claims against defendants, MedQuist Inc., MedQuist Holdings Inc. and MedQuist Inc. board members.

Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to minority shareholders of MedQuist Inc. in connection with the structuring and disclosure of the Registered Exchange Offer by MedQuist Holdings to exchange shares of MedQuist Holdings common stock for properly tendered and accepted shares of common stock of MedQuist Inc. Among other things, the plaintiffs alleged that (a) the Registered Exchange Offer is procedurally and financially unfair, (b) the January 21, 2011 and February 16, 2011 Schedules 14D-9 that MedQuist Inc. filed with the SEC and the February 3, 2011 Prospectus that MedQuist Holdings filed with the SEC are materially misleading and incomplete, and (c) the Registered Exchange Offer was structured by the defendants in order to circumvent the provisions of the New Jersey Shareholders’ Protection Act. Plaintiffs sought,

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

among other things, preliminary and permanent injunctive relief enjoining consummation of the Registered Exchange Offer, unspecified damages, pre- and post-judgment interest and attorneys’ fees and costs. The two Plaintiff actions were consolidated on February 22, 2011 under the caption In Re: MedQuist Inc. Shareholder Litigation, Docket Number C-018-11.

On March 4, 2011, the parties entered into a memorandum of understanding (the MOU) with respect to settling the Shareholder Litigation. Under the terms of the MOU, MedQuist Holdings agreed to extend the expiration of the Registered Exchange Offer until 5:00 p.m., New York City time, on Friday, March 11, 2011 and further agreed that if, as a result of the Exchange Offer, MedQuist Holdings obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., MedQuist Holdings will conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that it does not then own at the same exchange ratio applicable under the Registered Exchange Offer. MedQuist Inc. agreed to make certain supplemental disclosures concerning the Exchange Offer, which were contained in an amendment to Schedule 14D-9 that MedQuist Inc. filed with the SEC on March 7, 2011. The settlement and dismissal of the Shareholder Litigation are conditioned upon, among other things, execution of a final settlement stipulation and court approval.

11.	Stock option plans

2007 Equity incentive plan (the EI Plan)

The EI Plan was adopted by the Board of Directors (the “Board”) of the Company on June 12, 2007. The EI Plan is administered and operated by the Board in consultation with the Remuneration Committee of the Board.

The EI Plan provides a framework for the grant of equity and other equity related incentives to directors, officers, consultants and other employees of the Company in different jurisdictions. Awards may be in the form of share options, including incentive stock options (which comply with U.S. tax requirements), share appreciation rights, restricted shares, restricted stock units and other share, share based or cash awards.

In accordance with the EI Plan, share options for 211 ordinary shares were granted by the Board on June 12, 2007, at a price of $7.88. The options were granted to members of the senior management and key employees of the Company.

In cases where the options granted to any option holder were less than 4, such options vested in full on the date the shares of the Company were admitted on AIM. The shares of the Company were admitted to trading on AIM on June 18, 2007.

Where options granted to any option holder were equal to or more than 4, such options vested as follows – 50% on the date of grant, 25% on the first anniversary of the date of grant and the balance on the second anniversary of the date of grant.

The options are exercisable no later than 10 years from the date of grant subject to vesting as stated above. However, the options are subject to early exercise upon a change in control of the Company, as defined. The options shall lapse at the end of the option period. Additionally, the options of any option holder, would lapse on the expiry of three months from the date of cessation of employment or services to the Company for cause (unless otherwise determined by the Board). However, if such option holder leaves otherwise than for cause (as defined in the option agreement), the option holder would be entitled to exercise their options within a period of six months from the date of cessation of employment or service. All share based employee compensation is settled in equity. The Company has no legal or constructive obligation to repurchase or cash settle the options.

Additionally, on June 12, 2007, the board of directors of the Company approved the grant of 674 options to certain directors and senior management personnel of the Company. The options were granted in 3 Tranches in the amounts of 337 options, 225 options and 112 options for Tranche 1, Tranche 2 and Tranche 3, respectively. The exercise price for the options in Tranche 1 was $5.85 per share and for the options in Tranche 2 it was

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

$7.88. Options in Tranche 1 and 2 were exercisable until December 31, 2008 and all such options expired unexercised on December 31, 2008. As of December 31, 2008 and 2009, there are 112 and 90, respectively, of outstanding options in Tranche 3, of which all are exercisable and 23 were forfeited in 2009.

Due to change in control on August 6, 2008, all unvested options vested immediately on that date, which resulted in a share based compensation expense of $18.

In April 2009, the board of directors of the Company approved the key terms of an option award to certain management employees for the completion of acquisition of MedQuist Inc. and 2,208 options were granted at an exercise price of $5.01 per share. The options vest over a period ending on August 6, 2011, with one third of the options vesting on August 6, 2009 and one sixth of the options vesting every six months thereafter. These options expire on August 6, 2018.

Share options and weighted average exercise price are as follows for the reporting periods presented:

	Number of	Weighted average
	options	exercise price (1)

Outstanding at January 1, 2008	886	$7.11
Granted	—	—
Forfeited	—	—
Exercised	—	—
Expired	(604)	6.75

Outstanding at January 1, 2009	282	7.88
Granted	2,241	5.00
Forfeited	—	—
Exercised	—	—
Expired	(51)	7.88

Outstanding at January 1, 2010	2,472	5.27
Granted	211	9.89
Forfeited	—	—
Exercised	—	—
Expired	(46)	7.88

Outstanding at December 31, 2010	2,637	$5.50

Exercisable at December 31, 2010	1,732	$5.33

(1)	Weighted average exercise prices are converted to U.S. dollars based on the exchange rate at the end of the reporting period.

Options outstanding that have vested and are expected to vest as of December 31, 2010 are as follows:

			Weighted average		Aggregate intrinsic
	Outstanding	Weighted average	remaining contract	Intrinsic	value as of
	options	exercise price	term (in years)	value	December 31, 2010

Vested and exercisable at year end	1,732	$5.33	7.36	$4,951	$4,951
Expected to vest	1,732	$5.33	7.36	$4,951	$4,951

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The Company recognized $571 as compensation cost during the period in respect of these options. The fair values of these options have been calculated using a Black Scholes model using the following assumptions:

Dividend yield	—%
Expected life	4.8 – 5.8 years
Risk free interest rate	4.42%
Volatility	34% – 35%

The unamortized cost of the options as of December 31, 2010 was $751. The total fair value of the shares vested during December 31, 2010 was $571. The weighted average grant date fair values of options granted during the year ended December 31, 2010 was $9.89. As of December 31, 2010, there were 968 additional options available for grant under the EI Plan.

A summary of outstanding and exercisable options as of December 31, 2010 is as follows:

	Options Outstanding			Options exercisable
		Weighted average
		remaining	Weighted		Weighted
	Number of	contractual	average	Number of	average
Exercise price	shares	life (in years)	exercise price	shares	exercise price

$4.50 – $9.00	2,426	7.41	$5.12	1,695	$5.22
$9.01 – $13.50	211	9.46	$9.89	37	$9.89

	2,637	7.58	$5.50	1,732	$5.33

MedQuist Inc. Stock option plan

MedQuist Inc. stock option plans provide for the granting of options to purchase shares of common stock to eligible employees (including officers) as well as to MedQuist Inc. non-employee directors. Options may be issued with the exercise prices equal to the fair market value of the common stock on the date of grant or at a price determined by a committee of MedQuist Inc. board of directors. Stock options vest and are exercisable over periods determined by the committee, generally five years, and expire no more than 10 years after the grant.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Information with respect to MedQuist Inc.’s common stock options is as follows:

			Weighted
			average
			remaining
	Share	Weighted	contractual	Aggregate
	subject to	average	life in	intrinsic
	options	exercise price	years	value

Outstanding, January 1, 2008	2,359	$31.08
Granted	296	11.20
Exercised	(12)	2.71
Forfeited	(827)	29.10

Outstanding, December 31, 2008	1,816	$23.34
Granted	—	—
Exercised	—	—
Forfeited	(553)	22.57

Outstanding, December 31, 2009	1,263	$24.47	3.3	—
Granted	—	—
Exercised	—	—
Forfeited	(261)	44.84

Outstanding, December 31, 2010	1,002	$17.39	3.0	$1,902

Exercisable, December 31, 2010	903	$19.05	2.5	$1,268

Options vested and expected to vest as of December 31, 2010	1,002	$17.39	3.0	$1,902

The aggregate intrinsic value is calculated using the difference between the closing stock price on the last trading day of 2010 and the option exercise price, multiplied by the number of in-the-money options. As of December 31, 2010, 296 options were in the money.

There were no options granted or exercised in 2010 or 2009. There were 296 options granted and 12 options exercised in 2008.

In the first quarter of 2009, MedQuist Inc. modified the options previously granted in the third quarter of 2008 to its Chief Executive Officer. The grant price was increased from $4.85 per share to $8.25 per share by a committee of MedQuist Inc’s Board of Directors. There was no incremental cost of the modification. We estimated fair value for the modified option grant as of the date of the modification by applying the Black-Scholes option pricing valuation model. The application of this model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The key assumptions used in determining the fair value of the options modified in the first quarter of 2009 were:

Expected term (years)	5.92
Expected volatility	54.5%
Dividend yield	—%
Expected risk free interest rate	3.25%

Significant assumptions required to estimate the fair value of stock options include the following:

■	Expected term: The SEC Staff Accounting Bulletin No 107 “Simplified” method has been used to determine a weighted average expected term of options granted.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

■	Expected volatility: We have estimated expected volatility based on the historical stock price volatility of a company of similar publicly traded companies. We believe that the MedQuist Inc. historical volatility is not indicative of future volatility.

The weighted average grant date fair value of options modified in the first quarter of 2009 was $1.97 per share.

In the fourth quarter of 2010, MedQuist Inc. modified the options previously granted to its Chief Executive Officer. The grant price was decreased from $8.25 per share to $2.22 per share by a committee of its Board of Directors in accordance with plan provisions relating to anti-dilution related cash dividends paid by MedQuist Inc. There was no incremental cost of the modification.

The weighted average grant date fair value of options modified in the fourth quarter of 2010 was $7.28 per share.

A summary of outstanding and exercisable options as of December 31, 2010 is as follows:

	Options outstanding			Options exercisable
		Weighted average	Weighted		Weighted
	Number	remaining	average		average
	of	contractual life	exercise	Number of	exercise
Range of exercise price	shares	(in years)	price	shares	price
$2.22–$10.00	296	7.8	$2.22	197	$2.22
$10.01–$20.00	222	1.6	$17.16	222	$17.16
$20.01–$30.00	452	0.8	$26.29	452	$26.29
$30.01–$40.00	29	—	$32.36	29	$32.36
$40.01–$70.00	3	0.1	$44.21	3	$44.21

	1,002	3.0	$17.39	903	$19.05

The total fair value of shares vested during 2009 was $193.

As of December 31, 2009, there were 994 additional options available for grant under MedQuist Inc.’s stock option plans.

On August 27, 2009, MedQuist Inc.’s board of directors, upon the recommendation of its compensation committee, approved the MedQuist Inc. Long-Term Incentive Plan. The Incentive Plan is designed to encourage and reward the creation of long-term equity value by certain members of MedQuist Inc.’s senior management team. The executives and key employees will be selected by the Compensation Committee and will be eligible to participate in the Incentive Plan. During the third quarter of 2010, the Compensation Committee awarded grants under the Long Term Incentive Plan. In December 2010, the Compensation Committee approved the terms and conditions of the plan. As of December 2010 no amounts have been recorded as compensation expense under the Long Term Incentive Plan, as the amounts were not material.

Warrant

In March 2009, we issued a warrant to a consultant to purchase 82 ordinary shares of the Company. The warrant is exercisable for a term of three years from the date of issuance at an exercise price of $5.01 per share. The warrant is equity classified. We calculated the fair value of the warrant to be approximately $100 using the Black-Scholes option pricing model with the following inputs: exercise price of $5.01 per share, contractual life of 3 years, expected volatility of 41.7%, dividend yield of 0% and expected risk free interest rate of 3.0%.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

12.	Income taxes

Domestic refers to income taxes recorded on our operations in the British Virgin Islands and foreign refers to income taxes recorded on operations in the United States and India as this was before our redomiciliation to a Delaware Corporation on January 27, 2011. The sources of income (loss) before income taxes and the income tax provision (benefit) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Income (loss) before income taxes and noncontrolling interest:
Domestic	$(1,382)	$(2,510)	$(775)
Foreign	16,261	12,693	(104,216)

Income (loss) before income taxes and noncontrolling interest	14,879	10,183	(104,991)

Current income tax provision (benefit):
Domestic	—	—	—
Foreign	1,591	317	882

Current income tax provision	1,591	317	882

Deferred income tax provision (benefit):
Domestic	—	—	—
Foreign	(3,903)	695	(6,413)

Deferred income tax provisions (benefit)	(3,903)	695	(6,413)

Income tax provision (benefit)	$(2,312)	$1,012	$(5,531)

The reconciliation of the income tax provision (benefit) at the U.S. statutory federal income tax rate to the Company’s income tax provision (benefit) follows:

	2010	2009	2008
Provision (benefit) at statutory tax rate	35%	35%	(35.0)%
Valuation allowance	(59.4)%	(22.6)%	20.6%
Goodwill impairment	—%	—%	12.5%
Foreign rate differential	5.4%	7.9%	—%
Adjustments to tax reserves	(4.4)%	(0.6)%	0.3%
Permanent differences	4.1%	(1.9)%	0.2%
Intercompany dividend	—%	3.8%	—%
State taxes	4.2%	(3.0)%	(2.0)%
Other, net	(0.5)%	(8.7)%	(1.9)%

Income tax provision (benefit)	(15.6)%	9.9%	(5.3)%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

components of the Company’s deferred tax assets and liabilities as of December 31, 2010 and 2009 were as follows:

	2010	2009

Deferred tax assets
Foreign net operating loss carry forwards	$51,860	$54,734
Accounts receivable	1,231	1,321
Property and equipment	2,821	2,526
Intangibles	3,449	6,499
Employee compensation and benefit plans	3,518	1,770
Deferred compensation	36	—
Customer accommodation	3,470	4,515
Accruals and reserves	2,269	4
Other	5,704	1,673

Total gross deferred tax assets	74,358	76,558
Less: Valuation allowance	(63,097)	(71,183)

Total deferred tax assets	$11,261	$5,375
Deferred tax liabilities
Property and equipment	$(522)	$(12)
Intangibles	(4,179)	(4,085)
Others	(1,189)	—

Total deferred tax liabilities	(5,890)	(4,097)

Net deferred tax asset	$5,371	$1,278

Under the Indian Income Tax Act, a substantial portion of the profits of the Company’s Indian operations is exempt from Indian income tax. The Indian tax year ends on March 31. This tax holiday is available for a period of ten consecutive years beginning in the year in which the respective Indian undertaking commenced operations. The tax holiday expires with respect to the Company’s Indian operations through the year ended March 31, 2011. The aggregate effect on net income (loss) attributable to MedQuist Holdings Inc. of the tax holiday was$1,240, $838 and $695 for the years ended 2010, 2009 and 2008, respectively. Further, the per common share effect of this exemption on net income (loss) attributable to MedQuist Holdings Inc. was $0.03, $0.05 and $0.05 for the years ended 2010, 2009 and 2008, respectively.

As of December 31, 2010, the Company had federal net operating loss carry forwards of approximately $101,588 which will begin to expire in 2025. The Company had state net operating losses of approximately $285,533 which will expire from 2011 to 2029.

Utilization of the net operating loss carry forwards will be subject to an annual limitation in future years as a result of the change in ownership as defined by Section 382 of the Internal Revenue Code and similar state provisions. The Group performed an analysis on the annual limitation as a result of the ownership change that occurred in 2008.

In assessing the future realization of deferred taxes, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized based on projections of our future taxable earnings. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

After consideration of all evidence, both positive and negative, management concluded that it was more likely than not that a majority of the deferred tax assets would not be realized. As of December 31, 2010, this valuation allowance has decreased from $71,183 as of December 31, 2009 to $63,097.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The total amount of unrecognized tax benefits as of December 31, 2010 was $9,810 which includes $417 of accrued interest related to unrecognized income tax benefits which we recognize as a component of the provision for income taxes. Of the $9,810 unrecognized tax benefits, $9,240 relates to tax positions which if recognized would impact the effective tax rate, not considering the impact of any valuation allowance. Of the $9,240, $3,503 is attributable to uncertain tax positions with respect to certain deferred tax assets which if recognized would currently be offset by a full valuation allowance due to the fact that at the current time it is more likely than not that these assets would not be recognized due to a lack of sufficient projected income in the future.

The following is a roll-forward of the changes in the Company unrecognized tax benefits:

Total unrecognized tax benefits as of January 1, 2009	$5,090
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the prior period	(9)
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the current period	62
Amount of decreases in the unrecognized tax benefits relating to settlements with taxing authorities	—
Reduction to unrecognized tax benefits as a result of a lapse of applicable statute of limitations	(130)

Total unrecognized tax benefits as of December 31, 2009	$5,013

Total unrecognized tax benefits that would impact the effective tax rate if recognized	$4,613

Total amount of interest and penalties recognized in the accompanying consolidated statement of operations for the year ended December 31, 2009	$(126)
Total amount of interest and penalties recognized in the accompanying consolidated balance sheet as of December 31, 2009	$484

Total unrecognized tax benefits as of January 1, 2010	$5,013
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the prior period	5,086
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the current period	575
Amount of decreases in the unrecognized tax benefits relating to settlements with taxing authorities	(826)
Reduction to unrecognized tax benefits as a result of a lapse of applicable statute of limitation	(38)

Total unrecognized tax benefits as of December 31, 2010	$9,810

Total unrecognized tax benefits that would impact the effective tax rate if recognized	$9,240

Total amount of interest and penalties recognized in the accompanying consolidated statement of operations for the year ended December 31, 2010	$39

Total amount of interest and penalties recognized in the accompanying consolidated balance sheet as of December 31, 2010	$417

Prior to acquisition of SIPL, SIPL had received a notifications of tax assessments resulting from transfer pricing audits amounting to 52.2 million Indian Rupees (approximately $1.15 million), including penalties and interest, for the tax year ended March 31, 2004 (the “2004 Assessment”) and 40.6 million Indian Rupees (approximately $0.90 million), including penalties and interest, for the tax year ended March 31, 2005 (the “2005 Assessment”). The Company has filed appeals with India Commissioner of Income Tax for the 2004 and 2005 Assessments. Pending resolution of the Company’s appeal process, the Company was required to make advance tax payments aggregating to $1.20 million, which is included current assets in the consolidated balance sheets for the year ended December 31, 2010.

In December 2010, SIPL received a notification resulting from a transfer pricing audit amounting to 106.9 million Indian Rupees (approximately $2.35 million) including penalties and interest, for the fiscal tax period ended March 31,2007. In January 2011, the Company filed an appeal with Dispute Resolution Panel (DRP).

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

At the time of acquisition of SIPL, the Company evaluated and recorded a liability of $4.8 million. The liability was accounted as a part of the purchase price allocation and was not charged to Income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, all U.S. states which require income tax returns and foreign jurisdictions. Due to the nature of the Company’s operations, no state or foreign jurisdiction other than the United States is individually significant. With limited exceptions the Company is no longer subject to examination by the U.S. federal or states jurisdiction for years prior to 2007. The Internal Revenue Service concluded a federal tax audit for MedQuist Inc and its subsidiaries for the tax years 2003 through 2006 with no material adjustments. However those years have not been audited for the other members of the Company who file a separate consolidated return. The Company is no longer subject to examination by the UK federal jurisdiction for years prior to 2008.

The Company does have various state tax audits and appeals in process at any given time. As of December 31, 2010, the Indian tax authorities have concluded their tax audits for all entities except SIPL for the tax years through March 31, 2008 with no significant tax adjustments.

The Company’s unrecognized tax benefits are expected to change in 2011. However we do not anticipate any significant increases or decreases within the next twelve months.

13.	Employee benefit plans

401(k) plans of U.S. subsidiaries

MedQuist Inc. – 401(k) plan

We maintain a tax-qualified retirement plan named the MedQuist 401(k) Plan (401(k) Plan) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Our 401(k) Plan allows eligible employees to contribute up to 25% of their annual eligible compensation on a pre-tax basis, subject to applicable Internal Revenue Code limits. Elective deferral contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directives. Employee elective deferrals are 100% vested at all times. Our 401(k) Plan provides that we may make a discretionary matching contribution to the participants in the 401(k) Plan. We did not match the employee contributions for the years ended December 31, 2010, 2009 and 2008.

401(k) plan of other U.S. subsidiaries

The Company maintains tax qualified retirement plans for its U.S. employees that provide eligible employees the opportunity to save for retirement on a tax advantage basis. The plans allow for eligible employees to contribute a portion of their annual eligible compensation on a pretax basis subject to applicable internal revenue code limits. The Company may make discretionary matching contributions to the participant’s accounts in its sole discretion. The Company did not match employee contributions for the years ended December 31, 2010, 2009 and 2008.

Indian subsidiary

Gratuity

In accordance with applicable Indian laws, the Indian subsidiary of the Company provides for a defined benefit retirement plan (“the Gratuity Plan”) covering eligible employees. The Gratuity Plan provides for a lump sum payment to vested employees on retirement, death, incapacitation or termination of employment at an amount that is based on salary and tenure of employment. Liabilities with regard to the Gratuity Plan are determined by actuarial valuation. The measurement date used to measure fair value of plan assets and benefit obligations is December 31, 2010; however, the Gratuity Plan is unfunded as of December 31, 2010.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

As of December 31, 2010, 2009 and 2008 the projected benefit obligation was $913, $330 and $267 respectively. These amounts have been included in other noncurrent liabilities in the consolidated balance sheets. The accumulated benefit obligation was $749, $211 and $143 as of December 31, 2010, 2009 and 2008, respectively. Net periodic benefit cost under the Gratuity Plan amounted to $100, $65 and $187 for 2010, 2009 and 2008, respectively.

Other benefit plans

The Indian subsidiary of the Company also has defined contribution plans that are largely governed by local statutory laws and covers the eligible employees. These plans are funded both by the employees and by the Company with an equal contribution, primarily based on a specified percentage of the employee’s basic salary. The total contribution to these plans by the Company during the years ended December 31, 2010, 2009 and 2008 was $924, $565 and $413, respectively, and the Company has no obligation beyond the amounts contributed.

14.	Related party transactions

Transactions with affiliates of the company’s majority shareholder

During the year ended December 31, 2008, an aggregate of $8,000 was paid to two affiliates of the Company’s majority shareholder and to LBCCA for services in connection with the equity subscription in the Company and the acquisition of MedQuist Inc. The Company also entered into an agreement with LBCCA and SAC CBI II, an affiliate of its majority shareholder, in August 2008. Pursuant to this agreement, the combined amounts payable to SAC CBI II and LBCCA of $2,750 and $2,750 were recorded for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, $3,537,and $2,185, respectively, is accrued as a result of this agreement and is recorded in due to related parties in the consolidated balance sheets. This agreement terminated in February 2011, see Note 8.

On May 4, 2010, the audit committee of MedQuist Inc.’s board of directors approved the payment of and the Company expensed a $1,500 success-based fee to SAC PCG, an affiliate of its majority shareholder, in connection with the Spheris acquisition.

On October 17, 2010, members of the Board unaffiliated with SAC CBI, having evaluated the services provided and fees charged for similar transactions, approved a payment of $5,000 to SAC PCG, an affiliate of SAC CBI, for services rendered in connection with the Registered Exchange, Private Exchange and our U.S. initial public offering described in Note 1, recent developments.

Transactions with an entity under common control

During the year ended December 31, 2008 the Company provided transcription services, software development, customer relationship and other services to an entity in which the Company’s director exercised significant influence. Such entity was an entity under common control until the August 6, 2008 investment by the Company’s current majority shareholder. The amounts charged by the Company for such services aggregated $633 for the year 2008. Additionally, the Company at various times prior to August 6, 2008 made and received short-term advances to and from the related party. There were no transactions with this party during the year ended December 31, 2010 and 2009.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Mirrus Systems Inc.

Effective February 10, 2009 the former CEO and President of Mirrus Systems Inc. (Mirrus) and former executive director on the Board of the Company resigned from services with the company. Under the terms of his settlement among other matters, he transferred his holdings of approximately 13% in Mirrus to the Company. As a result of the settlement, Mirrus is a 100% subsidiary of the Company. The difference between the consideration paid and the carrying value of the non-controlling interest in Mirrus acquired of $690 has been recorded as additional paid in capital.

Transactions with entities in which directors exercise significant influence

The Company occupied a property owned by a trust in which the President, CEO and a director of one of its subsidiary, has an interest as a sole trustee and owner of the trust. An amount of $188, $181 and $179, was paid as rent for the years ended December 31, 2010, 2009 and 2008, respectively. Effective December 31, 2010, this arrangement terminated with the sale of the PFS business.

During the year ended December 31, 2010 and 2009, the Company paid $0 and $113 to a Director to purchase the noncontrolling interest in one of its subsidiaries. The Company sold software solution services to a company in which a Director exercises significant influence aggregating $471 for the year ended December 31, 2008, respectively.

Transactions with affiliated companies

The Company purchased transcription services from an affiliated Company during the years ended December 31, 2010, 2009 and 2008 aggregating $0, $819 and $601, respectively. As of December 31, 2010, 2009 and 2008, $0, $222 and $38 was recorded as accounts receivable from this company. During 2008, the Company made an additional equity investment in this company amounting to $116.

During the year ended December 31, 2010, 2009 and 2008, the Company purchased certain services of $337, $365 and $162, respectively, from an affiliated company.

15.	Cost of legal proceedings and settlements

The following is a summary of the amounts recorded in the accompanying consolidated statements of operations:

	Years ended
	December 31,
	2010	2009	2008

Legal fees	$2,695	$8,593	$5,311
Other, including settlements	910	6,350	—

Total	$3,605	$14,943	$5,311

The amounts included in settlements for 2010 represent an additional charge of $0.9 million related to our settlement with Kaiser Foundation Health Plan, Inc., and affiliates. The amounts include in settlements for 2009 represent the settlement of a patent litigation matter.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

16.	Restructuring charges

2010 Restructuring plan

Management’s ongoing cost reduction initiatives, including process improvement, combined with the acquisition of Spheris, resulted in a restructuring plan involving staff reductions and other actions designed to maximize operating efficiencies. The affected employees are entitled to receive severance benefits under existing established severance policies. The employees affected were primarily in the operations and administrative functions. Management approved the initial actions under the plan during 2010.

Beginning balance	—
Charge	4,303
Cash paid	(2,232)

Ending balance	$2,071

We expect the remaining balance to be paid in 2011. The Company expects that restructuring activities may continue in 2011 as management identifies opportunities for synergies resulting from the acquisition of Spheris including the elimination of redundant functions.

2009 Restructuring plan

During the third and fourth quarters of 2009, as a result of management’s continued planned process improvement and technology development investments we committed to an exit and disposal plan which includes projected employee severance for planned reduction in headcount. Because of plan development in late 2009 and execution of the plan over multiple quarters in 2009 and 2010, not all personnel affected by the plan know of the plan or its impact. The plan includes costs of $2.5 million for employee severance and $0.3 million for vacating operating leases. The table below reflects the financial statement activity related to the 2009 restructuring plan and is included in accrued expenses in the accompanying consolidated balance sheets, for the years ended December 31,:

	2010	2009

Beginning balance	$2,064	—
Charge (reversal)	(631)	2,810
Cash paid	(1,259)	(746)

Ending balance	$174	$2,064

We expect the remaining balance to be paid in 2011.

17.	Investments in affiliated companies

A-Life Medical Inc. (A-Life)

We previously had an investment of $9,996 at December 31, 2009, in A-Life, a privately held entity which provides advanced natural language processing technology for the medical industry that was recorded under the equity method of accounting. In October 2010 we sold our shares in A-Life for cash consideration of $23.6 million, of which $4.1 million will be held in escrow until March 2012. We recorded a pre-tax gain of $8.8 million. For the year ended December 31, 2009, our investment increased by $2,015 related to our share of A-Life’s net income, primarily related to a gain resulting from an acquisition, additional cash investments in A-Life of $852

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

offset by $255 for a dilution, which was recorded in Shareholders’ Equity in our consolidated balance sheet. Our investment in A-Life in 2009 had been recorded in other assets in the accompanying consolidated balance sheets.

18.	Sale of PFS business

On December 31, 2010, we completed the sale of our non-strategic PFS business. PFS provided revenue management and billing services. The results for this business were accounted for as discontinued operations in the consolidated financial statements for the years presented herein. The sale resulted in a net gain of $525.

Summarized statement of operations for the PFS business included as discontinued operations were:

	Years ended December 31,
	2010	2009	2008

Net Revenue	$13,113	$17,836	$22,260
Income (loss) before taxes	354	(1,281)	(8,926)
Income tax (benefit) provision	323	70	133
Income (loss) from operations, net of taxes	31	(1,351)	(9,059)
Gain from sale of discontinued operation	525	—	—
Income from discontinued operation, net of tax	556	(1,351)	(9,059)

Loss from operations, net of taxes for the year ended December 31, 2008 includes a goodwill impairment charge of $9,339.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

19.	Quarterly financial information (unaudited)

The following table sets forth selected quarterly consolidated financial information for the years ended December 31, 2010 and 2009. The operating results for any given quarter are not necessarily indicative of results for any future period.

	1st Quarter		2nd Quarter	3rd Quarter	4th Quarter

2010
Net revenues	$85,087		$108,505 (d)	$113,200	$110,534
Gross profit	$30,472		$38,170	$43,264	$46,226
Net income (loss) attributable to MedQuist Holdings Inc.	$2,088		$(1,535)	$5,871	$2,083	(e)
Net income (loss) per share from continuing operations
Basic	$0.04		$(0.07)	$0.14	$0.03
Diluted	$0.04		$(0.07)	$0.13	$0.03
Net income (loss) per share from discontinuing operations
Basic	$—		$0.01	$0.01	$0.01
Diluted	$—		$0.01	$0.01	$0.01
Net income (loss) per share attributable to MedQuist Holdings Inc(c)
Basic	$0.04		$(0.06)	$0.15	$0.04
Diluted	$0.04		$(0.06)	$0.14	$0.04
Weighted average shares outstanding:
Basic	35,013		35,078	35,158	35,158
Diluted	35,182		35,078	48,926	36,370
2009
Net revenues	$89,907		$89,142	$89,071	$85,812
Gross profit	$30,421		$32,081	$30,171	$31,558
Net income (loss) attributable to MedQuist Holdings Inc.	$(3,223	) (a)	$393	$2,603	$962	(b)
Net income (loss) per share from continuing operations
Basic	$(0.09)		$—	$0.07	$0.01
Diluted	$(0.09)		$—	$0.07	$0.01
Net income (loss) per share from discontinuing operations
Basic	$(0.01)		$(0.01)	$(0.02)	$—
Diluted	$(0.01)		$(0.01)	$(0.02)	$—
Net income (loss) per share attributable to MedQuist Holdings Inc.(c)
Basic	$(0.1)		$(0.01)	$0.05	$0.01
Diluted	$(0.1)		$(0.01)	$0.05	$0.01
Weighted average shares outstanding:
Basic	34,442		34,442	34,873	35,013
Diluted	34,442		34,442	34,873	35,013

(a)	Includes $5,950 recorded in cost of legal proceedings and settlements related to the settlement of all claims related to the Anthurium patent litigation settlement.
(b)	Includes $500 recorded in cost of legal proceedings and settlements related to the settlement of all claims related to the reseller arbitration settlement.
(c)	The sum of quarterly net income (loss) per share may differ from the full year amount.
(d)	In April 2010, we completed the acquisition of Spheris.
(e)	Includes gain on sale of A-Life amounting to $8,780 and loss on extinguishment of debt amounting to $13,525.

MedQuist Holdings Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net revenues	$108,439	$108,505	$219,675	$193,592
Cost of revenues	65,151	70,335	130,637	124,950

Gross profit	43,288	38,170	89,038	68,642
Operating costs and expenses:
Selling, general and administrative	13,991	15,619	30,267	30,099
Research and development	2,190	3,312	4,892	5,593
Depreciation and amortization	8,879	8,481	17,297	14,620
Cost (benefit) of legal proceedings, settlements and accommodations	581	1,109	(6,932)	2,152
Acquisition and restructuring	4,391	6,027	11,269	7,011

Total operating costs and expenses	30,032	34,548	56,793	59,475

Operating income	13,256	3,622	32,245	9,167
Equity in income of affiliated company	—	32	—	546
Other income (expense)	(3)	1	7	78
Interest expense, net	(6,961)	(5,437)	(13,998)	(7,306)

Income (loss) from continuing operations before income taxes and noncontrolling interests	6,292	(1,782)	18,254	2,485
Income tax provision (benefit)	886	(362)	2,030	(382)

Net income (loss) from continuing operations	$5,406	$(1,420)	$16,224	$2,867

Income from discontinued operations, net of tax	—	153	—	183

Net income (loss)	5,406	(1,267)	16,224	3,050
Less: Net income attributable to noncontrolling interests	(271)	(268)	(1,777)	(2,497)

Net income (loss) attributable to MedQuist Holdings Inc.	$5,135	$(1,535)	$14,447	$553

Net income (loss) per common share from continuing operations			—
Basic	$0.11	$(0.06)	$0.17	$(0.03)

Diluted	$0.11	$(0.06)	$0.17	$(0.03)

Net income per common share from discontinued operations
Basic	$—	$—	$—	$0.01

Diluted	$—	$—	$—	$0.01

Net income (loss) per common share attributable to MedQuist Holdings Inc.
Basic	$0.11	$(0.06)	$0.17	$(0.02)

Diluted	$0.11	$(0.06)	$0.17	$(0.02)

Weighted average shares outstanding:
Basic	49,168	35,078	45,128	35,046

Diluted	50,559	35,078	46,410	35,046

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands except par value)

	June 30,	December 31,
Unaudited	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$60,801	$66,779
Accounts receivable, net of allowance of $1,707 and $1,466, respectively	74,025	82,038
Other current assets	24,900	23,706

Total current assets	159,726	172,523
Property and equipment, net	21,984	23,018
Goodwill	90,328	90,268
Other intangible assets, net	102,552	107,962
Deferred income taxes	7,089	6,896
Other assets	17,400	14,212

Total assets	$399,079	$414,879

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$12,025	$27,817
Accounts payable	14,921	11,358
Accrued expenses	29,663	36,917
Accrued compensation	9,731	16,911
Related party payable	4,000	—
Deferred revenue	8,553	10,570

Total current liabilities	78,893	103,573
Long-term debt	257,807	266,677
Deferred income taxes	5,666	4,221
Related party payable, non-current	—	3,537
Other non-current liabilities	2,658	2,360

Total liabilities	345,024	380,368

Commitments and Contingencies (Note 11)
Total Equity
Preferred stock – $0.10 par value; authorized 25,000 shares; none issued or outstanding	—	—
Common stock – $0.10 par value; authorized 300,000 shares; 49,168 and 35,158 shares issued and outstanding, respectively	4,917	3,516
Additional paid-in-capital	142,336	148,265
Accumulated deficit	(92,732)	(107,179)
Accumulated other comprehensive loss	(139)	(663)

Total MedQuist Holdings Inc. stockholders’ equity	54,382	43,939
Noncontrolling interests	(327)	(9,428)

Total equity	54,055	34,511

Total liabilities and equity	$399,079	$414,879

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows
 (In thousands)
Unaudited

	Six months ended
	June 30,
	2011	2010

Operating activities:
Net income	$16,224	$3,050
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	17,297	15,068
Equity in income of affiliated company	—	(546)
Deferred income taxes	1,472	205
Share based compensation	1,230	322
Provision for doubtful accounts	220	1,085
Non-cash interest expense	1,572	—
Other	(608)	(555)
Changes in operating assets and liabilities:
Accounts receivable	6,206	1,741
Other current assets	(4,658)	(4,064)
Other non-current assets	(5,024)	918
Accounts payable	(665)	(5,379)
Accrued expenses and other current liabilities	(1,549)	(382)
Accrued compensation	(7,141)	(151)
Deferred revenue	(2,017)	(994)
Other non-current liabilities	396	3,438

Net cash provided by operating activities	22,955	13,756

Investing activities:
Purchase of property and equipment	(5,368)	(3,129)
Purchases of capitalized intangible assets	(5,564)	(3,584)
Payments for acquisitions and interests in affiliates, net of cash acquired	—	(98,310)

Net cash used in investing activities	(10,932)	(105,023)

Financing activities:
Proceeds from debt	2,113	107,216
Repayment of debt	(27,092)	(16,519)
Debt issuance costs	—	(6,070)
Net proceeds from issuance of common stock	6,781	—

Net cash (used in) provided by financing activities	(18,198)	84,627

Effect of exchange rate changes	197	(536)
Net decrease in cash and cash equivalents	(5,978)	(7,176)
Cash and cash equivalents – beginning of period	66,779	29,633

Cash and cash equivalents – end of period	$60,801	$22,457

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(In thousands, except for per share amounts)
Unaudited

1.	Basis of presentation

The consolidated financial statements and footnotes thereto are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been omitted pursuant to such rules and regulations although we believe that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements include the accounts of MedQuist Holdings Inc. and its subsidiaries (the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair presentation of our results of operations, financial position and cash flows. Interim results are not necessarily indicative of results for a full year. The information in this Form 10-Q should be read in conjunction with our 2010 Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) filed with the Securities and Exchange Commission (“SEC”) on March 16, 2011.

U.S. initial public offering

On January 27, 2011, we changed our name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and re-domiciled from a British Virgin Islands company to a Delaware corporation and authorized 300.0 million shares of common stock at $0.10 par value per share and 25.0 million shares of preferred stock at $0.10 par value per share. In connection with our re-domiciliation, we adjusted the number of our shares outstanding through a reverse share split pursuant to which every 4.5 shares of our common stock outstanding prior to our re-domiciliation was converted into one share of our common stock upon our re-domiciliation. All shares of common stock and per share data included in the consolidated financial statements reflect the reverse stock split. Our re-domiciliation and reverse share split resulted in no change to our common stockholders’ relative ownership interests in us.

In February 2011, we completed our U.S. initial public offering of common stock (“IPO”) selling 3.0 million shares of our common stock and 1.5 million shares of our common stock owned by selling shareholders at an offer price of $8.00 per share, resulting in gross proceeds to us of $24.0 million and net proceeds to us after underwriting fees of $22.3 million. Our common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Private exchange

Certain of MedQuist Inc.’s noncontrolling stockholders entered into an exchange agreement with us (the “Exchange Agreement”) whereby we issued 4.8 million shares of our common stock in exchange for their 4.8 million shares of MedQuist Inc. common stock. We refer to this transaction as the Private Exchange. The Private Exchange was completed on February 11, 2011 and increased our ownership in MedQuist Inc. from 69.5% to 82.2%.

Public exchange offer

In addition to the Private Exchange referred to above, in February 2011, we commenced our public exchange offer (the “Public Exchange Offer”), to those noncontrolling MedQuist Inc. stockholders who did not participate in the Private Exchange to exchange shares of our common stock for shares of MedQuist Inc. common stock. The Public Exchange Offer expired on March 11, 2011. We accepted for, and consummated the exchange of, all MedQuist Inc. shares of common stock that were validly tendered in the Public Exchange Offer. As a result of the Public Exchange Offer, we increased our ownership in MedQuist Inc. from 82.2% to approximately 97%. We

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

issued 5.4 million shares of our common stock in exchange for 5.4 million shares of MedQuist Inc. common stock.

In accordance with the terms of the stipulation of settlement entered into in connection with the settlement of certain MedQuist Inc. shareholder litigation, the remaining approximately 3% issued and outstanding shares of MedQuist Inc. are expected to be exchanged on the same terms as the Public Exchange Offer in a short-form merger by the end of 2011 (the “Short Form Merger”); see note 11, Commitments and Contingencies, Shareholders Settlement. Prior to the Short Form Merger, we expect to conduct a second public exchange offer on the same terms as the Public Exchange Offer.

Business segment and reporting unit

We currently operate in one business segment and have one reporting unit, which is clinical documentation solutions for the healthcare industry. The Patient Financial Services (“PFS”) business was sold on December 31, 2010 and results of the PFS business have been accounted for as discontinued operations for all periods presented.

MultiModal Merger agreement

Subsequent to our current reporting period, on July 11, 2011, we, two of our wholly-owned subsidiaries (the “Subs”), MultiModal Technologies, Inc., a Pennsylvania corporation (“MultiModal”), and Michael Finke, as the representative of MultiModal’s shareholders, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement provides for our acquisition of MultiModal through a series of mergers between MultiModal and the Subs (the “Merger”). As a result of the Merger, MultiModal will become a direct wholly-owned subsidiary of the Company.

On August 18, 2011 (the “Closing Date”) we completed the acquisition of MultiModal through a series of mergers between MultiModal and the Subs. As a result of the Merger, MultiModal became a direct wholly-owned subsidiary of ours. On the Closing Date, we paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of our common stock to MultiModal’s shareholders who are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933. We are also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date. To help fund the cash portion of the purchase price, MedQuist Inc. loaned $19 million to CBay Inc., one of our wholly-owned subsidiaries (the “Payor”), on the Closing Date. The loan is evidenced by a Subordinated Intercompany Note dated as of the Closing Date, which matures two years from the Closing Date and bears a 15% interest rate per annum on the unpaid principal amount thereof, all or a portion of which may be prepaid by the Payor at any time upon one business day’s notice.

The merger provides us ownership of speech and natural language understanding technologies, and is expected to facilitate consolidation to a single speech recognition platform, provide a broader product offering to local and regional transcription partners and leverage MultiModal’s cloud based services to enhance gross margins.

2.	Acquisition of Spheris

On April 22, 2010, we completed the acquisition of substantially all of the assets of Spheris Inc. (“Spheris”) and certain of its affiliates. This acquisition provided substantial incremental volume growth and also provided opportunities for operating efficiencies and operating margin expansion. Costs incurred for the acquisition and direct integration costs are included in the line item Acquisition and restructuring on the accompanying Consolidated Statements of Operations. The acquisition was funded from the proceeds of credit facilities entered into in connection with the acquisition.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The following unaudited pro forma summary presents the consolidated information of the Company as if the business combination had occurred at the beginning of the first quarter of 2010.

	Pro Forma three	Pro Forma six
	months ended	months ended
	June 30, 2010	June 30, 2010

Net revenues	$116,698	$236,963
Net income	$1,021	$4,033
Net income per share attributable to MedQuist Holdings (Basic)	$0.01	$0.08
Net income per share attributable to MedQuist Holdings (Diluted)	$0.01	$0.08

These amounts have been calculated after applying our accounting policies and adjusting the results of Spheris to reflect the additional amortization of intangibles that would have been charged assuming the fair value adjustments to intangible assets had been applied from the beginning of the annual period being reported on, and the additional interest expense assuming the acquisition related debt had been incurred at the beginning of the period being reported on, excluding the acquisition costs, and including the related tax effects. Impacts of integration-related charges have been excluded from the amounts above. Additionally, the pro forma revenue amounts reflect only recognized revenues of the acquired business, but do not reflect the impacts of losses known at the time of close of the transaction that impacted the actual results in subsequent periods.

3.	Debt

Debt consisted of the following:

	June 30,	December 31,
	2011	2010

Senior Secured Credit Facility consisting of:
Term loan	$175,000	$200,000
Revolving credit facility	—	—
Senior Subordinated Notes	85,000	85,000
All other	9,832	9,494

	269,832	294,494
Less: Current maturities	(12,025)	(27,817)

Total long-term debt	$257,807	$266,677

In January 2011, we made an optional prepayment of $20.0 million in addition to the $5.0 million due under the Senior Secured Credit Facility. No additional principal payments are required in 2011 under the Senior Secured Credit Facility. In January 2011, as required under our Senior Secured Credit Facility, we entered into Interest Rate Cap Contracts (for $60.0 million notional amounts which will amortize over time) to limit the risk of increase for fluctuation in interest rates. The interest rates on the term loan and the Senior Subordinated Notes were 7.25% and 13.0%, respectively, on June 30, 2011.

As of June 30, 2011, we were in compliance with the covenants of the Senior Secured Credit Facility and the Senior Subordinated Notes.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

4.	Transfers from noncontrolling interests

On February 11, 2011, the Private Exchange was completed which increased our ownership interest in MedQuist Inc. to 82.2%.

Upon expiration of the Public Exchange Offer on March 11, 2011, we increased our ownership in MedQuist Inc. to approximately 97%. These exchanges resulted in the reclassification of $7.4 million from noncontrolling interest to common stock and additional paid-in-capital.

In accordance with the terms of a Stipulation of Settlement entered into in connection with the settlement of certain MedQuist Inc. shareholder litigation, the remaining issued and outstanding shares of MedQuist Inc. not already owned by us are to be exchanged in the Short Form Merger that is expected to be completed by the end of 2011. Prior to the Short Form Merger, we expect to conduct a second public exchange offer on the same terms as the Public Exchange Offer.

5.	Comprehensive income (loss)

Comprehensive income (loss) was as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net income (loss)	$5,135	$(1,535)	$14,447	$553
Foreign currency translation adjustment	590	(674)	524	(675)

Comprehensive income (loss)	$5,725	$(2,209)	$14,971	$(122)

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

6.	Net income per share

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during each period. Diluted net income per share is computed by dividing net income by the weighted average shares outstanding, as adjusted for the dilutive effect of common stock equivalents, which consist only of stock options, using the treasury stock method.

The following table reflects the weighted average shares outstanding used to compute basic and diluted net income (loss) per share:

	For the three months
	Ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010

Net income (loss) attributable to MedQuist Holdings	$5,135	$(1,535)	$14,447	$553
Less: amount attributable to former principal shareholders	400	(688)	(6,619)	(1,375)

Net income (loss) available for common shareholders	$5,535	$(2,223)	$7,828	$(822)

Income from discontinued operations	$—	$153	$—	$183

Weighted average shares outstanding
Basic	49,168	35,078	45,128	35,046
Effect of dilutive stock	1,391	—	1,282	—

Diluted	50,559	35,078	46,410	35,046

Net income (loss) per share from continuing operations
Basic	$0.11	$(0.06)	$0.17	$(0.03)
Diluted	$0.11	$(0.06)	$0.17	$(0.03)
Net income per common share from discontinued operations
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01
Net income (loss) per common share attributable to MedQuist Holdings
Basic	$0.11	$(0.06)	$0.17	$(0.02)
Diluted	$0.11	$(0.06)	$0.17	$(0.02)

The computation of diluted net income per share does not assume conversion, exercise or issuance of shares that would have an anti-dilutive effect on diluted net income per share. Potentially dilutive shares having an anti-dilutive effect on net income per share and, therefore, excluded from the calculation of diluted net income per share, totaled 14,221 and 13,880 shares for the three months and six months ended June 30, 2010, respectively. The net income for the purpose of the basic income per share is adjusted for the amounts payable to a former principal shareholders under the terminated management services agreement discussed in Note 11, Commitments and Contingencies. The calculation of shares outstanding reflect the weighted average share counts during the applicable periods. However, they do not consider the additional shares of remaining noncontrolling shareholders of MedQuist Inc. A fully-diluted pro forma share count considering the additional shares would result in different per share amounts than reflected in the computations above.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

7.	Equity

The following table reconciles equity from December 31, 2010 to June 30, 2011.

Underwriter costs incurred for the IPO have been treated as a reduction of the proceeds and are included as a reduction of additional paid-in-capital. All other direct incremental costs incurred in connection with the IPO, Private Exchange, the Public Exchange Offer, the second public exchange offer and the Short Form Merger also have been treated as a reduction of additional paid-in-capital.

See Note 11, Commitments and Contingencies, affiliates of the Company’s former principal shareholder (related party), for a discussion of the amounts accrued for former principal stockholders in February 2011 due to the change in control, and a discussion of the shares issued to a former principal stockholder to settle a portion of the liability by issuance of common stock.

						Accumulated
			Additional			other	Non-
	Common stock		paid-in-	Accumulated	Comprehensive	comprehensive	controlling
	Shares	Amount	capital	deficit	income	loss	interests	Total equity

Balance, December 31, 2010	35,158	$3,516	$148,265	$(107,179)	$—	$(663)	$(9,428)	$34,511
Issuance of common stock at $8.00 per share	3,000	300	23,700	—	—	—	—	24,000
Common stock offering costs	—	—	(9,336)	—	—	—	—	(9,336)
Issuance of common stock under the Private Exchange and the Public Exchange Offer	10,240	1,024	(8,397)	—	—	—	7,373	—
Private Exchange and Public Exchange Offer costs	—	—	(12,586)	—	—	—	—	(12,586)
Shares issued to former principal stockholder to settle obligation	770	77	6,079	—	—	—	—	6,156
Accrued amounts due to former principal stockholders	—	—	(6,619)	—	—	—	—	(6,619)
Share based compensation	—	—	1,230	—	—	—	20	1,250
Components of comprehensive income:
Net income	—	—	—	14,447	14,447	—	1,777	16,224
Foreign currency translation adjustments	—	—	—	—	524	524	(69)	455

Total comprehensive income	—	—	—	—	$14,971	—	—	—

Balance June 30, 2011	49,168	$4,917	$142,336	$(92,732)		$(139)	$(327)	$54,055

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

8.	Accrued expenses

Accrued expenses consisted of the following:

	June 30, 2011	December 31, 2010

Customer accommodations	$729	$10,387
Accrued taxes	6,588	5,422
Accrued interest	5,507	5,593
Restructure liability	5,830	2,245
Other (no item exceeds 5% of current liabilities)	11,009	13,270

Total accrued expenses	$29,663	$36,917

2011 restructuring plan

On March 31, 2011, the board of directors adopted a restructuring plan to complete the integration of its acquired Spheris operations into MedQuist Inc. and to integrate MedQuist Inc. with MedQuist Holdings (“2011 Restructuring Plan”). We recorded a charge of $1.5 million in the six months ended June 30, 2011 representing future lease payments on MedQuist Inc.’s former corporate headquarters in Mt. Laurel, New Jersey and former data center in Sterling, Virginia, net of estimated sublease rentals. The future minimum lease payments on the Mt. Laurel facility total $2.5 million. The commencement of the integration of MedQuist Inc. and MedQuist Holdings resulted in a charge of $5.9 million primarily consisting of severance costs of $4.3 million and non-cash stock compensation costs of approximately $0.8 million associated with the acceleration of stock option vesting and the extension of the stock option exercise period for terminated employees. The 2011 Restructuring Plan will be implemented throughout 2011 and may result in additional charges incurred later in 2011. We expect the majority of the remaining balance to be paid in 2011 and 2012.

The Company expects that restructuring activities may continue in 2011, as management identifies opportunities for synergies resulting from integration of MedQuist Inc. with MedQuist Holdings, including the elimination of redundant functions as the Company may complete other acquisitions. No other restructuring plan has a material impact on our balance sheets, results of operations or cash flows.

The table below reflects the financial statement activity related to the 2011 Restructuring Plan:

Six months ended
June 30, 2011

Beginning balance	$—
Charge	7,433
Non-cash use for share based compensation	(807)
Cash paid	(2,146)

Ending balance	$4,480

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

2010 restructuring plan

Management’s 2010 cost reduction initiatives, including process improvement, combined with the acquisition of Spheris, resulted in a restructuring plan (“2010 Restructuring Plan”) involving staff reductions and other actions designed to maximize operating efficiencies.

The table below reflects the financial statement activity related to the 2010 Restructuring Plan:

Six months ended
June 30, 2011

Beginning balance	$2,071
Charge	—
Cash paid	(721)

Ending balance	$1,350

Total Restructuring charges were $2.0 million, $7.4 million, $0.9 million and $1.0 million for the three months and six months ended June 30, 2011 and 2010, respectively. The Company also incurred $2.4 million, $3.9 million, $5.1 million and $6.0 million of acquisition and integration-related charges for the three and six months ended June 30, 2011 and 2010, respectively. Acquisition and integration-related charges represent amounts related to integration of the acquired Spheris business, as well as charges related to other acquisitions. We expect the remaining balance to be paid in 2011.

9.	Cost (benefit) of legal proceedings, settlements and accommodations

The following is a summary of the amounts recorded as Cost (benefit) of legal proceedings, settlements and accommodations in the accompanying Consolidated Statements of Operations:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Legal fees and settlements	$581	$1,109	$2,726	$2,152
Accommodation reversal	—	—	(9,658)	—

Total	$581	$1,109	$(6,932)	$2,152

The amounts included in legal fees and settlements for the six months ended June 30, 2011 include the settlement with the former chief financial officer of MedQuist Inc. of indemnification claims with the former chief financial officer which will reduce legal fees MedQuist Inc. would otherwise be required to pay pursuant to the indemnification obligations under the MedQuist Inc. bylaws, and the legal fees incurred in connection with the settlement of Shareholder Litigation (See Note 11, Commitments and Contingencies).

In November 2003, one of MedQuist Inc.’s employees raised allegations that it had engaged in improper billing practices. In response, the MedQuist Inc. board of directors undertook an independent review of these allegations (“Review”). In response to our customers’ concern over the public disclosure of certain findings from the Review, MedQuist Inc. made the decision in the fourth quarter of 2005 to take action to try to avoid litigation and preserve and solidify its customer business relationships by offering a financial accommodation to certain of its customers.

In connection with the decision to offer financial accommodations to certain of its customers (“Accommodation Customers”), MedQuist Inc. analyzed its historical billing information and the available report-level data to

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

develop individualized accommodation offers to be made to Accommodation Customers (“Accommodation Analysis”). Based on the Accommodation Analysis, the MedQuist Inc. board of directors authorized management to make cash or credit accommodation offers to Accommodation Customers in the aggregate amount of $75.8 million (“Customer Accommodation Program”). By accepting the accommodation offer, the customer agreed, among other things, to release MedQuist Inc. from any and all claims and liability regarding the billing related issues. On March 31, 2011, the MedQuist Inc. board of directors terminated the Customer Accommodation Program. As a result, any amounts that had not been offered to customers were reversed.

10.	Income taxes

Our consolidated income tax expense consists principally of an increase in deferred tax liabilities related to indefinite lived assets amortization deductions for income tax purposes during the applicable period as well as state and foreign income taxes. We recorded a valuation allowance to reduce our net deferred tax assets to an amount that is more likely than not to be realized in future years.

We expect that our consolidated income tax expense for the year ended December 31, 2011, similar to the year ended December 31, 2010, will consist principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable year as well as state and foreign income taxes. We regularly assess the future realization of deferred taxes and whether the valuation allowance against the majority of domestic deferred tax assets is still warranted. To the extent sufficient positive evidence, including past results and future projections, exists to benefit all or part of these benefits, the valuation allowance will be adjusted accordingly. It is reasonably possible that some or all of the valuation allowance could be adjusted within the next year. The tax benefit for the three months ended June 30, 2011 includes the reversal of approximately $0.5 million from our accrual for various state uncertain tax positions as a result of filing voluntary disclosure agreements with state jurisdictions.

In January 2011, we re-domiciled from a British Virgin Island company to a Delaware corporation. Accordingly, domestic income taxes now refers to income taxes recorded on operations in the United States.

11.	Commitments and contingencies

Affiliates of the company’s former principal shareholders (related party)

Pursuant to an agreement entered into on August 19, 2008, the Company was obligated to pay S.A.C. PEI CB Investment II, LLC (“SAC CBI II”) and Lehman Brothers Commercial Corporation Asia (“LBCCA”), an annual fixed amount of $1.9 million and $0.9 million, respectively, in cash or shares of the Company’s common stock at the Company’s election, in return for financial, managerial and operational advice. The payment provision of the agreement had a five-year term that was scheduled to expire in August 18, 2013. The agreement stipulated that the annual amount was payable regardless of whether any services were rendered by SAC CBI II or LBCCA. Under the agreement, the Company was committed to pay for the remaining unexpired term at termination of the agreement or upon a change in control, with the payment amount determined as follows: the sum of the present value (using the discount rate equal to the yield on U.S. Treasury securities of like maturity) of the annual amounts that would have been payable with respect to the period from the date of such change of control or termination, as applicable through scheduled expiration date. The change in control occurred and the agreement terminated as a result of the consummation of our IPO and the Private Exchange. As a result, 770 thousand shares of common stock valued at $6.2 million were issued in March 2011 to satisfy the obligation to SAC CBI II.

Provisional liquidators were appointed in respect of LBCCA in September 2008, and the Company challenged LBCCA’s entitlement to amounts under the agreement. On April 27, 2011, the provisional liquidators filed a lawsuit against the Company on behalf of LBCCA in the Southern District of New York seeking payments under the agreement. On July 21, 2011, the Company reached a settlement and paid $4.0 million to LBCCA .

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

According to the terms of the agreement, the Company recorded $6.6 million and $1.4 million of charges to additional paid-in-capital during the six months ended June 30, 2011 and 2010, respectively. Additionally, amounts payable under the agreement of $4.0 million and $3.5 million at June 30, 2011 and December 31, 2010, respectively, were reflected as a related party payable, in the accompanying Consolidated Balance Sheets.

Shareholder settlement

On February 8, 2011 and February 10, 2011, two of MedQuist Inc.’s minority shareholders filed class action complaints in the Superior Court of New Jersey, Burlington County, Chancery Division, (the “Court”) against MedQuist Inc., the individual members on MedQuist Inc.’s board of directors and us, in a matter entitled in Re: MedQuist Shareholder Litigation (the “Shareholder Litigation”). Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to minority shareholders of MedQuist Inc. in connection with the structuring and disclosure of the Public Exchange Offer.

On March 4, 2011, the parties to the Shareholder Litigation entered into a memorandum of understanding (the “MOU”) that outlined the material terms of a proposed settlement of the Shareholder Litigation. Under the terms of the MOU, we agreed to extend the expiration of the Public Exchange Offer and further agreed that if, as a result of the Public Exchange Offer, we obtained ownership of at least 90% of the outstanding common stock of MedQuist Inc., we would conduct the Short Form Merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that we do not currently own at the same exchange ratio applicable under the Public Exchange Offer. MedQuist Inc. agreed to make certain supplemental disclosures concerning the Public Exchange Offer, which were contained in an amendment to Schedule 14D-9 that MedQuist Inc. filed with the SEC on March 7, 2011. We also agreed to use our best efforts to finalize a stipulation of settlement (the “Stipulation of Settlement”) and present it to the Court for preliminary approval within thirty days of the date of the MOU.

On April 1, 2011, the parties executed the Stipulation of Settlement that memorialized the terms of the settlement outlined in the MOU. On this same date, plaintiffs’ counsel filed with the Clerk of the Court a Motion for Preliminary Approval of the Proposed Stipulation of Settlement. The Motion asked the Court to, among other things, (a) hold a hearing to address preliminary approval of the Stipulation of Settlement, (b) certify a class, for purposes of effectuating the Stipulation of Settlement only, of all MedQuist Inc.’s shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the Short Form Merger contemplated under the Stipulation of Settlement, and (c) schedule a final hearing within 60 days to determine whether the Stipulation of Settlement is reasonable and fair and should receive final approval.

The Court held a preliminary approval hearing on April 19, 2011 and entered an Order preliminarily approving the settlement and setting a final approval hearing for June 17, 2011 (the “Preliminary Approval Order”). The Preliminary Approval Order also required MedQuist Inc. to provide mail and publication notice of the proposed settlement to all shareholders of recorded and established deadlines for objections to the settlement and for filing briefs in support and in opposition to the settlement.

On June 17, 2011, following mail and publication notice to MedQuist Inc.’s shareholders, the Court held a fairness hearing on the settlement. On this date, the Court entered an Order and Final Judgment (the “Final Judgment”) that, among other things, (a) certified the settlement class consisting of all MedQuist Inc.’s shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the Short Form Merger contemplated under the Stipulation of Settlement (the “Settlement Class”), (b) found the terms set forth in the Stipulation of Settlement to be fair and reasonable and in the best interests of the Settlement Class, and (c) approved the application for attorney’s fees and costs and awarded plaintiffs’ counsel $400 which was recorded in Cost (benefit) of legal proceedings, settlements and accommodations for the six months ended June 30, 2011, and in accrued expenses as of June 30, 2011. The final judgment also dismissed the case with prejudice.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Agreement with Nuance Communications, Inc.

On June 30, 2011, MedQuist Inc. and Nuance Communications, Inc., (“Nuance”), entered into an agreement whereby MedQuist Inc. agreed to pay Nuance an agreed upon amount in full satisfaction of MedQuist Inc.’s license fee obligations with respect to certain products through June 30, 2015. MedQuist Inc. also agreed to pay Nuance for one year of maintenance services to be provided by Nuance to MedQuist with respect to the licensed products. The maintenance services will automatically renew for successive one-year terms unless canceled in writing by MedQuist Inc. prior the annual renewal date or the underlying agreement expires. The first installment due under the agreement was paid on June 30, 2011, and is classified in both other current assets and other assets in the accompanying Consolidated Balance Sheets. MedQuist Inc. is obligated to pay additional installments during the third quarter of 2011.

SEC investigation of former officer

With respect to MedQuist Inc.’s historical billing practices, the SEC pursued civil litigation against MedQuist Inc.’s former chief financial officer, whose employment ended in July 2004. Pursuant to its bylaws, MedQuist Inc. had been providing indemnification for the legal fees for its former chief financial officer. In February 2011 MedQuist Inc. reached a settlement under which its former chief financial officer released MedQuist Inc. from its indemnification obligations to him upon his settlement of the litigation with the SEC and MedQuist Inc.’s payment to him of a negotiated amount. The former chief financial officer settled the SEC litigation and MedQuist Inc. made its settlement payment to him in May 2011. This settles the last remaining contingency related to the MedQuist Inc. billing practices.

12.	Fair value measurements

Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Derivative financial instruments

The Company uses interest rate cap contracts to manage its interest rate risk. As of June 30, 2011, the Company has interest rate cap contracts for $60.0 million in notional amounts, which amortize over time and expire in January 2013, to the limit the risk of increase of fluctuation in interest rates. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.

The Company also uses foreign exchange forward contracts to manage its foreign exchange risk. As of June 30, 2011, the Company has foreign exchange forward cover contracts for $49.0 million of notional amounts which expire through June 2012, to limit the risk of fluctuation in foreign exchange rates. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including foreign exchange forward rates and implied volatilities. To comply with the provisions of FASB ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. However, as of June 30, 2011, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the derivatives. As a result, the Company has determined that its valuations for the foreign currency exchange contracts in their entirety are classified in Level 2 of the fair value hierarchy.

The Company’s assets measured at fair value on a recurring basis were as follows:

Balance at
June 30, 2011

Interest rate agreements	$14
Foreign currency derivatives	$932

These contracts are not designated for hedge accounting treatment and therefore, the Company records the fair value of these agreements as an asset or liability and the change in fair value at each reporting period as an adjustment in the Consolidated Statements of Operations. The interest rate derivatives are classified in other assets, and gains and losses are recorded in Interest expense, net. Foreign currency derivatives are classified in other current assets, and gains and losses are recorded in the Consolidated Statements of Operations, cost of revenues and selling, general and administrative allocated based on the costs incurred.

MedQuist Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

13.	Subsequent events

Termination of MedQuist Inc. long term incentive plan

In connection with the termination of the MedQuist Inc. Long Term Incentive Plan, on July 11, 2011 the Company granted restricted stock awards under the MedQuist Holdings Inc. 2010 Equity Incentive Plan to members of the Company’s management. All of the restricted stock awards granted vest ratably every calendar quarter over three years. At the date of the grant, 1/12th of the grant was immediately vested. The shares of restricted stock become fully vested and non-forfeitable on a termination without “cause” or a voluntary departure for “good reason” (as each term is defined in the restricted stock award agreement).

Appointment of executive chairman and chief executive officer

On July 11, 2011, the Company’s Board of Directors appointed Roger L. Davenport to the position of Chairman and Chief Executive Officer (“CEO”), effective July 11, 2011, and the MedQuist Inc. of Directors appointed Mr. Davenport to the position of Chairman and CEO of MedQuist Inc., also effective July 11, 2011.

The Company and Mr. Davenport have entered into an employment agreement dated July 11, 2011 (the “Employment Agreement”). Under the Employment Agreement, Mr. Davenport will serve as Chairman and CEO through July 31, 2014. Thereafter, the term of his employment will automatically renew for successive one-year periods, unless either party elects not to renew the term.

In connection with the commencement of his employment, the Company granted Mr. Davenport 250,000 restricted shares of the Company’s common stock pursuant to a Restricted Stock Award Agreement dated July 11, 2011 (the “Restricted Stock Agreement”), which shares will vest one-third on the first anniversary of the grant, and will vest one-sixth on each of the 18-month, 24-month, 30-month and 36-month anniversaries of the grant date, provided he remains continuously employed through that date and subject to full acceleration upon termination without cause, resignation with good reason or change in control of the Company.

As previously announced, Robert Aquilina, the Company’s former Executive Chairman, separated employment with the Company effective on the close of business on June 30, 2011; Mr. Aquilina continues to serve as a member of the Company’s Board of Directors. In addition, Mr. Aquilina, MedQuist Inc.’s former Chairman of the Board of Directors, resigned from the MedQuist Inc. Board of Directors effective July 11, 2011.

As previously announced, Peter Masanotti, the former President and Chief Executive Officer of the Company and MedQuist Inc., separated employment with the Company and MedQuist Inc., effective as of the close of business on July 11, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of MedQuist Inc.:

We have audited the accompanying consolidated balance sheets of MedQuist Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ (deficit) equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedQuist Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP
Philadelphia, Pennsylvania

March 16, 2011

MedQuist Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share amounts)

	Years ended December 31 ,
	2010	2009	2008

Net revenues	$375,240	$307,200	$326,853

Operating costs and expenses:
Cost of revenues	249,571	206,265	230,375
Selling, general and administrative	37,070	33,441	47,520
Research and development	12,813	9,604	15,848
Depreciation and amortization	21,989	15,672	17,504
Cost of legal proceedings and settlements	3,603	14,843	19,738
Acquistion and integration related charges	7,007	1,263	—
Goodwill impairment charge	—	—	82,233
Restructuring charges	2,829	2,727	2,055

Total operating costs and expenses	334,882	283,815	415,273

Operating income (loss)	40,358	23,385	(88,420)
Gain on sale of investment	9,911	—	—
Equity in income of affiliated company	693	2,015	236
Other income	—	—	438
Loss on extinguishment of debt	(5,811)	—	—
Interest income (expense), net	(13,429)	(134)	2,438

Income (loss) before income taxes	31,722	25,266	(85,308)
Income tax provision (benefit)	671	1,975	(16,513)

Net income (loss)	$31,051	$23,291	$(68,795)

Net income (loss) per share:
Basic	$0.83	$0.62	$(1.83)

Diluted	$0.83	$0.62	$(1.83)

Weighted average shares outstanding:
Basic	37,556	37,556	37,549

Diluted	37,556	37,556	37,549

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$41,265	$25,216
Accounts receivable, net of allowance of $3,142 and $3,159, respectively	76,155	43,627
Income tax receivable	—	772
Other current assets	9,780	4,940

Total current assets	127,200	74,555
Property and equipment, net	14,135	11,772
Goodwill	88,982	40,813
Other intangible assets, net	79,860	36,307
Deferred income taxes	3,000	1,396
Other assets	10,741	9,818

Total assets	$323,918	$174,661

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long term debt	$20,000	$—
Accounts payable	6,785	8,687
Accrued expenses	27,106	21,490
Accrued compensation	11,136	12,432
Current portion of lease obligations	758	—
Related party payable	5,386	1,362
Deferred revenue	10,840	10,854

Total current liabilities	82,011	54,825
Long term debt	265,000	—
Deferred income taxes	6,066	3,240

Other non-current liabilities	1,442	1,848

Commitments and contingencies (Note 10)
Shareholders’ (deficit) equity:
Common stock – no par value; authorized 60,000 shares; 37,556 and 37,556 shares issued and outstanding, respectively	238,042	237,848
Accumulated deficit	(271,316)	(125,854)
Accumulated other comprehensive income	2,673	2,754

Total shareholders’ (deficit) equity	(30,601)	114,748

Total liabilities and shareholders’ (deficit) equity	$323,918	$174,661

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2010	2009	2008

Operating activities:
Net income (loss)	$31,051	$23,291	$(68,795)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	21,989	15,672	17,504
Loss on extinguishment of debt	5,811	—	—
Gain on sale and equity in income of affiliated company	(10,604)	(2,015)	(236)
Goodwill impairment charge	—	—	82,233
Deferred income taxes	(189)	1,857	(17,091)
Stock option expense	194	193	1,427
Non-cash interest expense	4,132	—	—
Provision for doubtful accounts	1,326	2,306	3,073
Loss on disposal of property and equipment	5	133	571
Changes in operating assets and liabilities:
Accounts receivable	(11,421)	4,529	(5,781)
Income tax receivable	769	(616)	661
Other current assets	(815)	3,391	(154)
Other non-current assets	(326)	25	134
Accounts payable	760	1,038	(5,557)
Accrued expenses	(3,014)	(1,198)	(12,701)
Accrued compensation	(5,126)	1,192	(3,559)
Deferred revenue	(91)	(4,939)	(272)
Other non-current liabilities	(493)	(307)	(211)

Net cash provided by (used in) operating activities	33,958	44,552	(8,754)

Investing activities:
Purchase of property and equipment	(5,824)	(4,932)	(6,574)
Proceeds from sale of investments	—	—	692
Capitalized software	(5,208)	(2,582)	(3,411)
Proceeds from sale of invest in affiliated company	19,469	—	—
Investment in affiliated company	—	(852)	—
Acquisitions, net of cash acquired	(98,661)	—	—

Net cash used in investing activities	(90,224)	(8,366)	(9,293)

Financing activities:
Net borrowings	385,000	—	—
Repayment of debt	(113,570)	—	—
Dividends paid	(176,513)	(49,949)	(103,279)
Debt issuance costs	(21,607)	(1,201)	—
Payments on lease obligations	(1,097)	—	68

Net cash provided by (used in) financing activities	72,213	(51,150)	(103,211)

Effect of exchange rate changes	102	262	(406)

Net increase (decrease) in cash and cash equivalents	16,049	(14,702)	(121,664)

Cash and cash equivalents – beginning of period	25,216	39,918	161,582

Cash and cash equivalents – end of period	$41,265	$25,216	$39,918

Supplemental cash flow information:
Cash paid for interest	$9,297	$—	$—

Cash paid for income taxes	$290	$234	$210

Accommodation payments paid with credits	$—	$103	$740

Non-cash debt incurred in connection with the Spheris acquisition	$13,570	$—	$—

Assets acquired using debt	$1,152	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Statements of Shareholders’ (Deficit) Equity and Other Comprehensive Income (Loss)
Years ended December 31, 2010, 2009 and 2008
 (In thousands)

				Accumulated
			Retained	other	Total
	Common stock		earnings	comprehensive	shareholders’
	Shares	Amount	(deficit)	income	(deficit) equity

Balance, January 1, 2008	37,544	$236,412	$72,876	$5,356	$314,644
Comprehensive loss:
Net loss	—	—	(68,795)	—	(68,795)
Foreign currency translation adjustments	—	—	—	(3,713)	(3,713)

Total comprehe nsive loss					(72,508)
Stock-based compensation expense	—	1,427	—	—	1,427
Cash dividend	—	—	(103,279)	—	(103,279)
Exercise of stock options	12	68	—	—	68

Balance, December 31, 2008	37,556	$237,907	$(99,198)	$1,643	$140,352

Comprehensive income:
Net income	—	—	23,291	—	23,291
Foreign currency translation adjustments	—	—	2	1,111	1,113

Total comprehensive income					24,404
Stock-based compensation expense	—	193	—	—	193
Cash dividend	—	—	(49,949)	—	(49,949)
Dilution of affiliated company	—	(252)	—	—	(252)

Balance, December 31, 2009	37,556	$237,848	$(125,854)	$2,754	$114,748

Comprehensive income:
Net income	—	—	31,051	—	31,051
Foreign currency translation adjustments	—	—		(81)	(81)

Total comprehensive income					30,970
Stock-based compensation expense	—	194	—	—	194
Cash dividend	—	—	(176,513)	—	(176,513)

Balance, December 31, 2010	37,556	$238,042	$(271,316)	$2,673	$(30,601)

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.  Description of the business and recent developments

We are a leading provider of integrated clinical documentation solutions for the U.S. healthcare system. Our end-to-end solutions convert physicians’ dictation of patient interactions, or the physician narrative, into a high quality and customized electronic record. These solutions integrate technologies and services for voice capture and transmission, automated speech recognition (ASR), medical transcription and editing, workflow automation, and document management and distribution to deliver a complete managed service for our customers. Our solutions enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process, and we believe our solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and use of electronic health records.

Majority owner

On August 6, 2008, MedQuist Holdings Inc. (MedQuist Holdings), formerly CBaySystems Holdings Limited (CBaySystems Holdings), a company that is now publicly traded on The NASDAQ market with a portfolio of investments in medical transcription, which includes a company that competes in the medical transcription market, healthcare technology, and healthcare financial services, acquired a large interest in us from Koninklijke Philips Electronics N.V. (Philips).

The Company’s consolidated financial statements do not include any components of purchase accounting, which was recorded at the MedQuist Holdings reporting level, and are presented on the historical basis of accounting.

We paid cash dividends of $4.70 per share in 2010 and $1.33 per share in 2009.

Recent developments of our majority owner

U.S. initial public offering

On January 27, 2011, it changed its name from CBaySystems Holdings Limited to MedQuist Holdings Inc. and re-domiciled from a British Virgin Islands company to a Delaware corporation and authorized 300 million shares of common stock par value at $0.10 per share and 25 million shares of preferred stock at $0.10 par value per share. In connection with MedQuist Holdings’ re-domiciliation, MedQuist Holdings adjusted the number of its shares outstanding through a reverse share split pursuant to which every 4.5 shares of its common stock outstanding prior to its re-domiciliation was converted into one share of MedQuist Holdings’ common stock upon its re-domiciliation.

In February 2011, MedQuist Holdings completed its U.S. initial public offering of common stock selling 3.0 million of its shares of common stock and 1.5 million shares of its common stock owned by selling shareholders at an offer price of $8.00 per share, resulting in gross proceeds to MedQuist Holdings of $24.0 million and net proceeds to MedQuist Holdings after underwriting fees of $22.3 million. MedQuist Holdings’ common stock is listed on The NASDAQ Global Market under the symbol “MEDH.”

Private exchange

Certain of our noncontrolling stockholders entered into an exchange agreement with MedQuist Holdings, whereby MedQuist Holdings issued 4.8 million shares of its common stock in exchange for 4.8 million shares of MedQuist Inc. common stock. This transaction is referred to as the Private Exchange. The Private Exchange was completed on February 11, 2011 and increased MedQuist Holdings’ ownership in MedQuist Inc. from 69.5% to 82.2%.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Registered exchange offer

In addition to the Private Exchange referred to above, in February 2011, MedQuist Holdings commenced its public exchange offer, or Registered Exchange Offer, to those of our noncontrolling stockholders who did not participate in the Private Exchange to exchange shares of MedQuist Holdings’ common stock for shares of MedQuist Inc. common stock. The Registered Exchange Offer expired on March 11, 2011. MedQuist Holdings accepted for, and consummated the exchange of, all MedQuist Inc. shares of common stock that were validly tendered in the Registered Exchange Offer. As a result of the Registered Exchange Offer, MedQuist Holdings increased its ownership interest in us from 82.2% to approximately 97%.

2.	Significant accounting policies

Principles of consolidation

Our consolidated financial statements include the accounts of MedQuist Inc. and its subsidiary companies. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates and assumptions in the preparation of consolidated financial statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in our consolidated financial statements. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, valuation of long-lived and intangible assets and goodwill, valuation allowances for receivables and deferred income taxes, revenue recognition, stock-based compensation and commitments and contingencies. Actual results could differ from those estimates.

Revenue recognition

The majority of our revenues are derived from providing medical transcription and editing services. Revenues for medical transcription and editing services are recognized when the services are rendered. These services are based on contracted rates. The remainder of our revenues is derived from the sale of voice-capture and document management products including software, hardware and implementation, training and maintenance service related to these legacy products.

We recognize software-related revenues using the residual method when vendor-specific objective evidence (VSOE) of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements. We allocate revenues to each undelivered element based on its respective fair value determined by the price charged when that element is sold separately or, for elements not yet sold separately, the price established by management if it is probable that the price will not change before the element is sold separately. We defer revenues for the undelivered elements including maintenance which is recognized over the contract period. Provided that the arrangement does not involve significant production, modification, or customization of the software, revenues are recognized when all of the following four criteria have been met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

Sales taxes

We present taxes assessed by a governmental authority including sales, use, value added and excise taxes on a net basis and therefore the presentation of these taxes is excluded from our revenues and is included in accrued expenses in the accompanying consolidated balance sheets until such amounts are remitted to the taxing authorities.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Litigation and settlement costs

From time to time, we are involved in litigation, claims, contingencies and other legal matters. We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of the loss can be reasonably estimated. We expense legal costs, including those legal costs expected to be incurred in connection with a loss contingency, as incurred.

Restructuring costs

A liability for restructuring costs associated with an exit or disposal activity is recognized and measured initially at fair value when the liability is incurred. We record a liability for severance costs when the obligation is attributable to employee service already rendered, the employees’ rights to those benefits accumulate or vest, payment of the compensation is probable and the amount can be reasonably estimated. We record a liability for future, non-cancellable operating lease costs when we vacate a facility.

Our estimates of future liabilities may change, requiring us to record additional restructuring charges or reduce the amount of liabilities recorded. At the end of each reporting period, we evaluate the remaining accrued restructuring charges to ensure their adequacy, that no excess accruals are retained and the utilization of the provisions are for their intended purposes in accordance with developed exit plans.

We periodically evaluate currently available information and adjust our accrued restructuring reserve as necessary. Changes in estimates are accounted for as restructuring costs or credits in the period identified.

Research and development costs

Research and development costs are expensed as incurred.

Income taxes

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in our statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Management considers various sources of future taxable income including projected book earnings, the reversal of deferred tax liabilities, and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

Stock-based compensation

We estimate the fair value of stock options on the date of grant using an option pricing model. We use the Black-Scholes option pricing model to determine the fair value of our options. The determination of the fair value of stock based awards using an option pricing model is affected by a number of assumptions including expected volatility of the common stock over the expected term, the expected term, the risk free interest rate during the expected term and the expected dividends to be paid. The value of the portion of the award that is ultimately expected to vest is recognized as compensation expense over the requisite service periods.

As of December 31, 2010, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $145 which is expected to be recognized over a weighted-average period of 1 year.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

We did not grant any stock options for years ended December 31, 2010 or 2009. In accordance with the terms of our Chief Executive Officer’s option agreement, in December 2010, the Compensation Committee approved an adjustment to the exercise price of our Chief Executive Officer’s options to account for the payment of extraordinary dividends in 2010 and 2009 to our shareholder’s.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during each period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding, as adjusted for the dilutive effect of common stock equivalents, which consist only of stock options, using the treasury stock method.

The table below reflects basic and diluted net income (loss) per share for the years ended December 31:

	2010	2009	2008

Net income (loss)	$31,051	$23,291	$(68,795)

Weighted average shares outstanding:
Basic	37,556	37,556	37,549
Effect of dilutive stock	—	—	—

Diluted	37,556	37,556	37,549

Net income (loss) per share:
Basic	$0.83	$0.62	$(1.83)
Diluted	$0.83	$0.62	$(1.83)

The computation of diluted net income (loss) per share does not assume conversion, exercise or issuance of shares that would have an anti-dilutive effect on diluted net loss per share. During 2008 we had a net loss. As a result, any assumed conversions would result in reducing the net loss per share and, therefore, are not included in the calculation. Shares having an anti-dilutive effect on net loss per share and, therefore, excluded from the calculation of diluted net loss per share, totaled 1,501 for the year ended December 31, 2008. For the years ended December 31. 2010, and 2009, 692, and 1,208 options, respectively, were excluded from the computation of diluted earnings per share as the options exercise price was greater than the average market price of the common stock during the respective period.

Advertising costs

Advertising costs are expensed as incurred and for the years ended December 31, 2010, 2009 and 2008 were $918, $613 and $1,256, respectively.

Cash and cash equivalents

We consider all highly liquid instruments with original maturities of three months or less to be cash equivalents. Our cash management and investment policies dictate that cash equivalents be limited to investment grade, highly liquid securities. We place our temporary cash investments with high-credit rated, quality financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Consequently, our cash equivalents are subject to potential credit risk. As of December 31, 2010 and 2009, cash equivalents consisted of money market investments. The carrying value of cash and cash equivalents approximates fair value.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The carrying value of accounts receivable approximates fair value. The allowance for doubtful accounts is our best estimate for losses inherent in our accounts receivable portfolio.

We estimate uncollectible amounts based upon our historical write-off experience, current customer receivable balances, age of customer receivable balances, the customer’s financial condition and current economic conditions. Historically, these estimates have been adequate to cover our accounts receivable exposure. We change the allowance if circumstances or economic conditions change.

Product revenues for sales to end-user customers and resellers are recognized upon passage of title if all other revenue recognition criteria have been met. End-user customers generally do not have a right of return. We provide certain of our resellers and distributors with limited rights of return of our products. We reduce revenues for rights to return our products based upon our historical experience and have included an estimate of such credits in our allowance for doubtful accounts.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets which range from two to seven years for furniture, equipment and software, and the lesser of the lease term or estimated useful life for leasehold improvements. Repairs and maintenance costs are charged to expense as incurred while additions and betterments are capitalized. Gains or losses on disposals are charged to operations. Upon retirement, sale or other disposition, the related cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Valuation of long-lived and other intangible assets and goodwill.

In connection with acquisitions, we allocate portions of the purchase price to tangible and intangible assets, consisting primarily of acquired technologies, and customer relationships, agreements, with the remainder allocated to goodwill. We assess the realizability of goodwill and intangible assets with indefinite useful lives at least annually, or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. We have determined that the reporting unit level is our sole operating segment.

Software development costs

Software costs incurred in creating a computer software product are charged to expense when incurred as research and development until technical feasibility has been established. Technical feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. The time between attaining technological feasibility and completion of software development has been short.

Software costs for internal use software incurred in the preliminary project stage are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed and management, with the relevant authority, authorizes and commits funding of the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization ceases no later than the point at which the project is substantially complete and ready for its intended use.

Long-lived and other intangible assets

Long-lived assets, including property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

asset may not be recoverable. To determine the recoverability of long-lived assets, the estimated future undiscounted cash flows expected to be generated by an asset is compared to the carrying value of the asset. If the carrying value of the long-lived asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds its fair value. Annually we evaluate the reasonableness of the useful lives of these assets.

Intangible assets include certain assets (primarily customer lists) obtained from business acquisitions and are being amortized using the straight-line method over their estimated useful lives which range from three to 20 years.

Foreign currency

Our operating subsidiaries in the United Kingdom and Canada use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the month-end exchange rate. We translate revenues and expenses using the average exchange rates prevailing during the reporting period. The resulting translation adjustments are recorded in accumulated other comprehensive income within shareholders’ equity. Gains and losses from foreign currency transactions are included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations, and were not material for the years ended December 31, 2010, 2009 and 2008, respectively.

Business enterprise segments

We operate in one reportable operating segment which is clinical documentation technology and services.

Concentration of risk, geographic data and enterprise-wide disclosures

No single customer accounted for more than 10% of our net revenues in any period. There is no single geographic area of significant concentration other than the United States.

The following table summarizes the net revenues by the categories of our products and services as a percentage of our total net revenues.

	2010	2009	2008

Medical transcription	89.5%	85.7%	84.9%
Other	10.5%	14.3%	15.1%

Total	100.0%	100.0%	100.0%

Other includes product, maintenance, medical coding, application service provider and other miscellaneous revenues.

Fair value of financial instruments

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt are reflected in the accompanying consolidated balance sheets at carrying values which approximate fair value.

Comprehensive income (loss)

Comprehensive income (loss) is comprised of Net income (loss) and Other comprehensive income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments. Other comprehensive income

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

(loss) and comprehensive income (loss) are displayed separately in the Consolidated Statements of Shareholders’ (Deficit) Equity and Other Comprehensive Income (Loss).

Acquisition and integration related charges

We expense costs incurred for acquisitions and related integration activities in the period incurred. This includes legal, investment banking, accounting, tax and other consulting, as well as any internal costs.

Recent accounting pronouncements

In September 2009, the Financial Accounting Standards Board ratified two consensuses affecting revenue recognition:

The first consensus, Revenue RecognitioníMultiple-Element Arrangements, sets forth requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. One of those current requirements is that there be objective and reliable evidence of the standalone selling price of the undelivered items, which must be supported by either vendor-specific objective evidence (VSOE) or third-party evidence (TPE).

This consensus eliminates the requirement that all undelivered elements have VSOE or TPE before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted.

The second consensus, Software-Revenue Recognition addresses the accounting for transactions involving software to exclude from its scope tangible products that contain both software and non-software and not-software components that function together to deliver a products functionality.

The consensuses are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The standards were adopted in the first quarter of 2011 and will not have a material impact on our results of operations or our financial position.

3.	Acquisition of Spheris assets in the United States

On April 22, 2010, we and our majority shareholder, MedQuist Holdings, completed the acquisition of substantially all of the assets of Spheris and certain of its affiliates, pursuant to the terms of a Stock and Asset Purchase Agreement. This acquisition provided substantial incremental volume growth and also provided opportunities for operating efficiencies and operating margin expansion. See Note 9, Accrued Expenses for further discussion of our 2010 restructuring plan approved by management to realize some of these savings. The acquisition was funded from the proceeds of credit facilities entered into in connection with the acquisition.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The following unaudited pro forma summary presents the consolidated information of the Company as if the business combination had occurred at the beginning of each period.

	Pro Forma year ended
	December 31,
	2010	2009

Net revenues	$418,611	$463,796
Net income	$35,594	$24,369
Net income per share (Basic)	$0.95	$0.65
Net income per share (Diluted)	$0.95	$0.65

These amounts have been calculated after applying our accounting policies and adjusting the results of Spheris to reflect the additional amortization of intangibles that would have been charged assuming the fair value adjustments to intangible assets had been applied from the beginning of the annual period being reported on, and the additional interest expense assuming the acquisition related debt had been incurred at the beginning of the period being reported on and including the related tax effects. The acquired business contributed net revenues of $88.1 million for the period April 22, 2010 to December 31, 2010.

The following table summarizes the consideration transferred by us to acquire the domestic assets of Spheris, and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Cash consideration paid	$98,834
Fair value of unsecured Subordinated Promissory Note	13,570

Total consideration transferred	$112,404

Recognized amounts of identifiable assets acquired and liabilities assumed:
Fair value of Spheris net assets acquired Working capital	$7,373
Property, plant and equipment	6,626
Developed technology (included in intangibles)	11,390
Customer relationships (included in intangibles)	37,210
Trademarks and trade names (included in intangibles)	1,640
Goodwill	48,165

Identifiable assets acquired and liabilities assumed	$112,404

The related amortization period is shown below:

Amortization
period

Developed technology	9 years
Customer relationships	8 years
Trademarks and trade names	4 years
Goodwill	indefinite

The amounts and lives of the identified intangibles other than goodwill were valued at fair value. The analysis included a combination of the cost approach and an income approach. We used discount rates from 15% to 17%. The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to occur after the Spheris acquisition. The goodwill and intangible assets are deductible for tax purposes. We have

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

performed a review of Spheris’s accounting policies and procedures. As a result of that review, we did not identify any differences between the accounting policies and procedures of the two companies that, when conformed, would have a material impact on the future operating results.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

4.	Debt

Debt consisted of the following:

December 31,
2010

Senior Secured Credit Facility consisting of:
Term loan	$200,000
Revolving credit facility	—
Senior Subordinated Notes	85,000

285,000
Less current portion	(20,000)

Long term debt	$265,000

There was no debt outstanding at December 31, 2009.

On October 1, 2010, we entered into a senior secured credit facility (the Senior Secured Credit Facility), with certain lenders and General Electric Capital Corporation, as Administrative Agent. The Senior Secured Credit Facility contains a number of significant covenants and consists of $225.0 million in senior secured credit facilities comprised of:

■	a $200.0 million term loan, advanced in one drawing on October 14, 2010 (the Closing Date), with a term of five years, repayable in equal quarterly installments of $5.0 million, commencing on the first day of the first fiscal quarter beginning after the Closing Date, with the balance payable at maturity; and
■	a $25.0 million revolving credit facility under which borrowings may be made from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date. The revolving facility includes a $5.0 million letter of credit sub-facility and a $5.0 million swing line loan sub-facility.

The borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the co-borrowers’ option, either (a) a base rate determined by reference to the highest of (1) the rate last quoted by the Wall Street Journal as the “Prime Rate” in the United States, (2) the federal funds rate plus 1/2 of 1% and (3) the LIBOR rate for a one-month interest period plus 1.00% or (b) the higher of (1) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs and (2) 1.75%. The applicable margin is 4.50% with respect to base rate borrowings and 5.50% with respect to LIBOR borrowings. At December 31, 2010 the borrowings had an interest rate of 7.25%.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The loans are secured by substantially all of our assets and are guaranteed by MedQuist Holdings. The agreements contain customary covenants, including reporting and notification and acquisitions. The financial covenants are calculated on a consolidated basis for MedQuist Holdings. and its subsidiaries (including us), and include a Senior Leverage Ratio, Total Leverage Ratio, and an Interest Coverage Ratio. As of December 31, 2010 we believe we were in compliance. The loans have customary cross default provisions.

In addition to the Senior Secured Credit Facility we issued $85.0 million aggregate principal amount of 13% Senior Subordinated Notes due 2016 (the Senior Subordinated Notes), pursuant to a purchase agreement. Interest on the notes is payable in quarterly installments at the issuers’ option at either (i) 13% in cash or (ii) 12% in cash payment plus 2% in the form of additional senior subordinated notes. The Senior Subordinated Notes are non-callable for two years after the closing date after which they are redeemable at 105.0% declining ratably until four years after the closing date. The Senior Subordinated Notes contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers of consolidations, engage in certain types of transactions with affiliates and otherwise restrict our activities.

Proceeds from the Senior Secured Credit Facility and the Senior Subordinated Notes were used to repay $80.0 million of our indebtedness under the GE Credit Agreement, as defined below, plus interest, to repay $13.6 million of our indebtedness under the Subordinated Promissory Note, as defined below, plus interest, and to pay a $176.5 million special cash dividend to our shareholders.

We incurred $15.5 million of costs in connection with the financing, and there were remaining unamortized costs from the prior financing. In connection with the refinancing, we evaluated whether the prior facilities had been modified or extinguished. We recorded an extinguishment loss of $5.8 million. At December 31, 2010, we had remaining deferred costs of $10.2 million recorded in other noncurrent assets and $3.1 million recorded in other current assets.

In connection with the Spheris acquisition in April 2010, MedQuist Transcriptions, Ltd., a subsidiary of MedQuist Inc. (MedQuist Transcriptions), and certain other subsidiaries of MedQuist Inc. (collectively, the Loan Parties) entered into a credit agreement (the GE Credit Agreement) with General Electric Capital Corporation, CapitalSource Bank, and Fifth Third Bank. The GE Credit Agreement provided for up to $100.0 million in senior secured credit facilities, consisting of a $50.0 million term loan, and a revolving credit facility of up to $50.0 million. The credit facilities were secured by a first priority lien on substantially all of the property of the Loan Parties. Amounts borrowed under the GE Credit Agreement incurred interest at a rate selected by MedQuist Transcriptions equal to the Base Rate or the Eurodollar Rate (each as defined in the GE Credit Agreement) plus a margin, all as more fully set forth in the GE Credit Agreement. We incurred $6.1 million in costs in connection with the GE Credit Agreement of which $4.8 million had not been amortized by the time of the refinance in October 2010.

When we entered into the GE Credit Agreement, we terminated the five-year $25.0 million revolving credit agreement with Wells Fargo Foothill, LLC (the Wells Credit Agreement) that we entered into on August 31, 2009. We never borrowed under the Wells Credit Agreement. In 2010, we wrote off deferred financing fees of $1.1 million and incurred termination fees of $0.6 million in connection with the termination of this facility. Such costs are included in interest expense in the accompanying consolidated statements of operations.

In connection with the Spheris acquisition, we entered into a subordinated promissory note with Spheris (the Spheris Subordinated Promissory Note). The loan was scheduled to mature in five years from the date of the acquisition. The face amount of the Spheris Subordinated Promissory Note totaled $17.5 million with provisions for prepayment at discounted amounts, ranging from 77.5% of the principal if paid within six months, 87.5% from six to nine months, 97.5% from nine to twelve months, 102.0% by year two, 101.0% by year three and 100.0% thereafter. For purposes of the purchase price allocation, the note was discounted at 77.5% of the principal ($13.6 million). This note was a non-cash transaction. The fair value of the note was determined through the use of a Monte Carlo model which is Level 3 in the Fair Value hierarchy based upon significant unobservable inputs. The Subordinated Promissory Note was paid in full as noted above.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The Spheris Subordinated Promissory Note had stated interest rates of 8.0% for the first six months, 9.0% from six to nine months, and 12.5% thereafter of which 2.5% may be paid by increasing the principal amount. Payments of interest are made semi-annually on each six month anniversary of the acquisition. For financial statement purposes the interest has been calculated using the average interest rates over the term of the Subordinated Promissory Note. As discussed above, we paid off all amounts outstanding, at 77.5% of the face value, plus accrued interest under the Subordinated Promissory Note thus extinguishing the note.

The aggregate maturities of long-term obligations are as follows:

2011	$20,000
2012	$20,000
2013	$20,000
2014	$20,000
2015	$120,000
2016	$85,000

$285,000

In January 2011 we made an optional prepayment of $20.0 million in addition to the $5.0 million due under the Senior Secured Credit Facility.

5.	Allowance for doubtful accounts

	Balance at	Charges to	Doubtful	Balance at
	beginning	revenues and	accounts	end of
	of period	and expenses	written off	period

December 31, 2008	$4,359	3,073	(2,630)	$4,802
December 31, 2009	$4,802	2,306	(3,949)	$3,159
December 31, 2010	$3,159	1,326	(1,343)	$3,142

Substantially all of the charges relate to revenues.

6.	Property and equipment

Property and equipment consisted of the following as of December 31:

	2010	2009

Computer equipment	$37,729	$32,404
Communication equipment	5,914	5,447
Software	20,994	18,743
Furniture and office equipment	1,674	1,357
Leasehold improvements	5,368	2,703

Total property and equipment	71,679	60,654
Less: accumulated depreciation	(57,544)	(48,882)

Property and equipment, net	$14,135	$11,772

Depreciation expense was $10.1 million in 2010, $9.5 million in 2009 and $12.0 million in 2008.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

7.	Goodwill and other intangible assets

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2010 and 2009 are as follows:

	2010	2009

Balance as of January 1,
Goodwill	$123,046	$122,778
Accumulated impairment losses	(82,233)	(82,233)

	40,813	40,545
Goodwill from Spheris acquisition	48,165
Foreign currency adjustments	4	268

Balance at December 31,
Goodwill	171,215	123,046
Accumulated impairment losses	(82,233)	(82,233)

Goodwill at December 31,	$88,982	$40,813

We tested goodwill for impairment during the fourth quarter of 2010 and 2009 and determined that the fair value of the reporting unit substantially exceeded the carrying value based upon our market capitalization. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the discounted cash flow analyses were based on our internal business model for 2010 and, for years beyond 2010 the growth rates we used were an estimate of the future growth in the industry in which we participate. The discount rates used in the discounted cash flow analyses are intended to reflect the risks inherent in the future cash flows of the reporting unit and are based on an estimated cost of capital, which we determined based on our estimated cost of capital relative to our capital structure. In addition, the market-based approach utilizes comparable company public trading values, research analyst estimates and, where available, values observed in private market transactions. In 2008, our analysis indicated that the reporting unit fair value was below our book value. The test for impairment of goodwill is a two-step process:

■	First, we compare the carrying amount of our reporting unit, which is the book value of our entire company, to the fair value of our reporting unit. If the carrying amount of our reporting unit exceeds its fair value, we have to perform the second step of the process. If not, no further testing is needed. In the fourth quarter of 2008 we determined that the carrying amount of our reporting unit exceeded the fair value and accordingly performed the second step in the analysis.
■	If the second part of the analysis is required, we allocate the fair value of our reporting unit to all assets and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. We then compare the implied fair value of our reporting unit’s goodwill to its carrying amount. If the carrying amount of our goodwill exceeds its implied fair value, we recognize an impairment loss in an amount equal to that excess. In the fourth quarter of 2008, the carrying value of goodwill exceeded its implied fair value and accordingly we recorded a non-cash, pre-tax impairment charge of $82.2 million.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Other intangible assets

Some of the events that we consider as impairment indicators for our long-lived assets are:

■	our net book value compared to our fair value;
■	significant adverse economic and industry trends;
■	significant decrease in the market value of the asset;
■	the extent that we use an asset or changes in the manner that we use it;
■	significant changes to the asset since we acquired it; and
■	other changes in circumstances that potentially indicate all or a portion of the company will be sold.

During 2010, 2009 and 2008 we reviewed the carrying value of our long lived assets other than goodwill and determined that the carrying amounts of such assets was less than the undiscounted cash flows and accordingly no impairment charge was recorded.

As of December 31, other intangible asset balances were:

	2010
		Accumulated	Net book
	Cost	amortization	value

Customer lists	$114,525	$(54,780)	$59,745
Trademarks and trade names	1,640	(283)	1,357
Internal use software	15,839	(7,598)	8,241
Acquired technology	11,390	(873)	10,517

Total	$143,394	$(63,534)	$79,860

	2009
		Accumulated	Net book
	Cost	amortization	value

Customer lists	$77,277	$(46,836)	$30,441
Internal use software	10,625	(4,759)	5,866

Total	$87,902	$(51,595)	$36,307

The estimated useful life and the weighted average remaining lives of the intangible assets as of December 31, 2010 were as follows:

	Estimated	Weighted average
	useful life	remaining lives

Customer lists	10-20 years	8 years
Trademarks and trade names	4 years	3 years
Capitalized software	3 years	2 years

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Estimated annual amortization expense for intangible assets is as follows:

2011	$14,780
2012	12,713
2013	10,447
2014	9,268
2015	8,768
Thereafter	23,884

Total	$79,860

Amortization of intangible assets was $11.9 million in 2010, $6.2 million in 2009 and $5.6 million in 2008.

8.	Contractual obligations

Leases

Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease, including any periods of free rent and landlord incentives. Rental expense for operating leases for the years ended December 31, 2010, 2009 and 2008 was $3,645, $2,991 and $3,201, respectively. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 were:

Total

2011	$4,947
2012	4,848
2013	4,497
2014	2,464
2015 and thereafter	2,267

Total minimum lease payments	$19,023

Other contractual obligations

The following summarizes our other contractual obligations as of December 31, 2010:

			Severance and
			other
	Total	Purchase	obligations

2011	$11,774	$8,567	$3,207
2012	8,248	8,013	235
2013	4,042	3,807	235
2014	1,170	924	246
2015 and thereafter	21	—	21

Total	$25,255	$21,311	$3,944

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Purchase obligations represent telecommunication contracts, software development and other recurring purchase obligations.

We have agreements with certain of our executive officers that provide for severance payments to the employee in the event the employee is terminated without cause. The maximum cash exposure under these agreements was approximately $2.5 million at December 31, 2010.

9.	Accrued expenses

Accrued expenses consisted of the following as of December 31:

	2010	2009

Customer Accommodations	$10,387	$11,635
Accrued Interest	5,593	—
Restructure	2,214	2,063
Other (No item exceeds 5% of current liabilities)	8,912	7,792

Total accrued expenses	$27,106	$21,490

In November 2003, one of our employees raised allegations that we had engaged in improper billing practices. In response, our board of directors undertook an independent review of these allegations (Review). In response to our customers’ concern over the public disclosure of certain findings from the Review, we took action in the fourth quarter of 2005 to avoid unnecessary litigation, which preserved and solidified our customer business relationships by offering a financial accommodation to certain of our customers

In connection with our decision to offer financial accommodations to certain of our customers (Accommodation Customers), we analyzed our historical billing information and the available report-level data (Management’s Billing Assessment) to develop individualized accommodation offers to be made to Accommodation Customers (Accommodation Analysis). Based on the Accommodation Analysis, our board of directors authorized management to make cash or credit accommodation offers to Accommodation Customers. By accepting our accommodation offer, the customer agreed, among other things, to release us from any and all claims and liability regarding the billing related issues.

We are unable to predict how many customers, if any, may accept the outstanding accommodation offers on the terms proposed by us, nor are we able to predict the timing of the acceptance (or rejection) of any outstanding accommodation offers. Until any offers are accepted, we may withdraw or modify the terms of the accommodation program or any outstanding offers at any time. In addition, we are unable to predict how many future offers, if made, will be accepted on the terms proposed by us. We regularly evaluate whether to proceed with, modify or withdraw the accommodation program or any outstanding offers.

The following is a summary of the financial statement activity related to the customer accommodation.

	2010	2009

Beginning balance	$11,635	$12,055
Payments and other adjustments	(1,248)	(317)
Credits	—	(103)

Ending balance	$10,387	$11,635

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

10.	Commitments and contingencies

Kaiser litigation

On June 6, 2008, plaintiffs Kaiser Foundation Health Plan, Inc. and affiliates (collectively, Kaiser) filed suit against us in the Superior Court of the State of California related to our billing practices.

In July 2010, the parties reached a settlement of the litigation whereby we made a payment of $2.0 million to resolve all of Kaiser’s claims. Neither we, nor Kaiser, admitted to any liability or wrongdoing in connection with the settlement. Of this amount, $1.1 million was included in accrued expenses at December 31, 2009 and we expensed an additional $0.9 million during 2010.

Kahn putative class action

In 2008, one of our shareholders filed a shareholder putative class action lawsuit against us, Koninklijke Philips Electronics N.V. (Philips), our former majority shareholder and four of our former non-independent directors. We are no longer a defendant in this matter, but we are monitoring the matter since it involves claims against our former directors.

Reseller arbitration demand

On October 1, 2007, we received from counsel to nine current and former resellers of our products (Claimants), a copy of an arbitration demand filed by the Claimants, initiating an arbitration proceeding.

On March 31, 2010, the parties entered into a Settlement Agreement and Release pursuant to which we paid the Claimants $500 on April 1, 2010 to resolve all claims. Under the Settlement Agreement and Release, (i) the parties exchanged mutual releases, (ii) the arbitration and related state court litigation were dismissed with prejudice and (iii) we did not admit to any liability or wrongdoing. We accrued the entire amount of this settlement as of December 31, 2009.

Shareholder litigation

On February 8, 2011 and February 10, 2011, plaintiffs Victor N. Metallo and Joseph F. Lawrence, respectively, filed purported shareholder class action complaints in the Superior Court of New Jersey, Burlington County (Chancery Division) (the Shareholder Litigation). In their complaints, the plaintiffs purported to be shareholders of MedQuist Inc. and sought to represent a class of our minority shareholders in pursuit of claims against us, the members of our board of directors and MedQuist Holdings.

Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to minority shareholders of MedQuist Inc. in connection with the structuring and disclosure of the Registered Exchange Offer. Among other things, the plaintiffs alleged that (a) the Registered Exchange Offer is procedurally and financially unfair, (b) the January 21, 2011 and February 16, 2011 Schedules 14D-9 that we filed with the SEC and the February 3, 2011 Prospectus that MedQuist Holdings filed with the SEC are materially misleading and incomplete, and (c) the Registered Exchange Offer was structured by the defendants in order to circumvent the provisions of the New Jersey Shareholders’ Protection Act. Plaintiffs sought, among other things, preliminary and permanent injunctive relief enjoining consummation of the Registered Exchange Offer, unspecified damages, pre- and post-judgment interest and attorneys’ fees and costs. The two Plaintiff actions were consolidated on February 22, 2011 under the caption In Re: MedQuist Inc. Shareholder Litigation, Docket Number C-018-11.

On March 4, 2011, the parties entered into a memorandum of understanding (the MOU) that outlined the material terms of the Shareholder Litigation. Under the terms of the MOU, we agreed to extend the expiration of the Registered Exchange Offer until 5:00 p.m., New York City time, on Friday, March 11, 2011 and further agreed that if, as a result of the Registered Exchange Offer, MedQuist Holdings obtained ownership of at least 90% of

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

the outstanding common stock of MedQuist Inc., MedQuist Holdings will conduct a short-form merger under applicable law to acquire the remaining shares of MedQuist Inc. common stock that MedQuist Holdings does not currently own at the same exchange ratio applicable under the Registered Exchange Offer. We agreed to make certain supplemental disclosures concerning the Registered Exchange Offer, which were contained in an amendment to Schedule 14D-9 that we filed with the SEC on March 7, 2011. The settlement of the Shareholder Litigation is conditioned upon, among other things, execution of a Stipulation of Settlement, notice to all class members, a fairness hearing and final approval of the settlement by the court.

SEC Investigation of former officer

With respect to our historical billing practices, the SEC is pursuing civil litigation against our former chief financial officer, whose employment with us ended in July 2004. Pursuant to our bylaws, we have been providing indemnification for the legal fees for our former chief financial officer. In February 2011, we entered into a settlement agreement with our former chief financial officer and such settlement agreement is dependent on the individual settling with the SEC. In February 2010, one of our current employees, who was our former Controller but who does not currently serve in a senior management or financial reporting oversight role, reached a settlement agreement with the SEC in connection with the civil litigation that the SEC had brought against him in connection with our historical billing practices.

11.	Stock option plans

Our stock option plans provide for the granting of options to purchase shares of common stock to eligible employees (including officers) as well as to our non-employee directors. Options may be issued with the exercise prices equal to the fair market value of the common stock on the date of grant or at a price determined by a committee of our board of directors. Stock options vest and are exercisable over periods determined by the committee, generally five years, and expire no more than 10 years after the grant.

Information with respect to our common stock options is as follows:

			Weighted
		Weighted	average
	Shares	average	remaining	Aggregate
	subject to	exercise	contractual	intrinsic
	options	price	life in years	value

Outstanding, January 1, 2008	2,359	$31.08
Granted	296	$11.20
Exercised	(12)	$2.71
Forfeited	(827)	$29.10

Outstanding, December 31, 2008	1,816	$23.34
Granted	—	$—
Exercised	—	$—
Forfeited	(553)	$22.57

Outstanding, December 31, 2009	1,263	$24.47	3.3	$—

Granted	—	$—
Exercised	—	$—
Forfeited	(261)	$44.84

Outstanding, December 31, 2010	1,002	$17.39	3.0	$1,902

Exercisable, December 31, 2010	903	$19.05	2.5	$1,268

Options vested and expected to vest as of December 31, 2010	1,002	$17.39	3.0	$1,902

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The computation of diluted net income (loss) per share does not assume conversion, exercise or issuance of shares that would have an anti-dilutive effect on diluted net income (loss) per share. For the years ended December 31. 2010, and 2009, 692 and 1,262 options, respectively, were excluded from the computation of diluted earnings per share as the options exercise price was greater than the average market price of the common stock during the respective period. During 2008 we had a net loss. As a result, any assumed conversions would result in reducing the net loss per share and, therefore, are not included in the calculation. Shares having an anti-dilutive effect on net loss per share and, therefore, excluded from the calculation of diluted net loss per share, totaled 1,501 for the year ended December 31, 2008.

The aggregate intrinsic value is calculated using the difference between the closing stock price on the last trading day of 2010 and the option exercise price, multiplied by the number of in-the-money options. As of December 31, 2010, 296 options were in the money.

There were no options granted or exercised in 2010 or 2009. There were 296 options granted and 12 options exercised in 2008. In the first quarter of 2009, we modified the options previously granted in the third quarter of 2008 to our Chief Executive Officer. The grant price was increased from $4.85 per share to $8.25 per share by a committee of our Board of Directors. There was no incremental cost of the modification. We estimated fair value for the modified option grant as of the date of the modification by applying the Black-Scholes option pricing valuation model. The application of this model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The key assumptions used in determining the fair value of the options modified in the first quarter of 2009 were:

Expected term (years)	5.92
Expected volatility	54.5%
Dividend yield	0%
Expected risk free interest rate	3.25%

Significant assumptions required to estimate the fair value of stock options include the following:

■	Expected term: The SEC Staff Accounting Bulletin No. 107 “Simplified” method has been used to determine a weighted average expected term of options granted.
■	Expected volatility: We have estimated expected volatility based on the historical stock price volatility of a group of similar publicly traded companies. We believe that our historical volatility is not indicative of future volatility.

The weighted average grant date fair value of options modified in the first quarter of 2009 was $1.97 per share.

In the fourth quarter of 2010, in accordance with the terms of the option, the Compensation Committee approved an adjustment to the exercise price of the Chief Executive Officer’s option from $8.25 per share to $2.22 per share to account for the payment of an extraordinary dividend of $1.33 per share in September 2009 and $4.70 per share in October 2010 to our shareholders. There was no incremental cost of the adjustment.

The weighted average grant date fair value of options modified in the fourth quarter of 2010 was $7.28 per share.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

A summary of outstanding and exercisable options as of December 31, 2010 is as follows:

	Options outstanding
		Weighted		Options exercisable
		average	Weighted		weighted
		remaining	average		average
Range of	Number	contractual life	exercise	Number	exercise
Exercise prices	of shares	(in years)	price	of shares	price

$ 2.22 - $10.00	296	7.8	$2.22	197	$2.22
$10.01 - $20.00	222	1.6	$17.16	222	$17.16
$20.01 - $30.00	452	0.8	$26.29	452	$26.29
$30.01 - $40.00	29	0.0	$32.36	29	$32.36
$40.01 - $70.00	3	0.1	$44.21	3	$44.21

	1,002	3.0	$17.39	903	$19.05

No options were granted or exercised in 2010 or 2009. There were 12 options exercised in 2008.

The total fair value of shares vested during 2010 and 2009 was $193 and $193, respectively. The change in ownership which occurred on August 6, 2008 was a change in control as defined in the employment agreements for certain option holders. This resulted in the immediate vesting of previously unvested stock options. All previously unamortized stock option compensation expense related to such stock options was recognized as of August 6, 2008 resulting in a charge of approximately $1,060. Also recorded in 2008 was stock option compensation expense of $367, not related to the change in control.

As of December 31, 2010, there were 994 additional options available for grant under our stock option plans.

For the years ended December 31, 2010, 2009 and 2008, $194, $193 and $937, respectively, was included as selling, general and administrative expenses and $0, $0 and $402 was included in research and development expenses in the accompanying consolidated statements of operations related specifically to these options granted to certain executive officers.

On August 27, 2009, our board of directors, upon the recommendation of its compensation committee, approved the MedQuist Inc. Long-Term Incentive Plan. The Incentive Plan is designed to encourage and reward the creation of long-term equity value by certain members of our senior management team. The executives and key employees will be selected by the Compensation Committee and will be eligible to participate in the Incentive Plan. During the third quarter of 2010, the Compensation Committee awarded grants under the Long Term Incentive Plan. In December 2010, the Compensation Committee approved the terms and conditions of the plan. As of December 2010 no amounts have been recorded as compensation expense under the Long Term Incentive Plan as the amounts were not material.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

12.	Income taxes

The sources of income (loss) before income taxes and the income tax provision (benefit) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Income (loss) before income taxes:
Domestic	$30,278	$24,314	$(83,876)
Foreign	1,444	952	(1,432)

Income (loss) before income taxes	$31,722	$25,266	$(85,308)

Current income tax provision:
Federal	$(12)	$(660)	$107
State and local	296	131	216
Foreign	576	647	255

Current income tax provision	860	118	578

Deferred income tax provision (benefit):
Federal	858	1,724	(15,694)
State and local	630	235	(2,379)
Foreign	(1,677)	(102)	982

Deferred income tax provision (benefit)	(189)	1,857	(17,091)

Income tax provision (benefit)	$671	$1,975	$(16,513)

The reconciliation of the statutory federal income tax rate to our effective income tax rate is as follows:

	2010	2009	2008

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax effect	1.7	0.9	3.9
Valuation allowance	(35.9)	(29.8)	(10.4)
Goodwill impairment	—	—	(7.6)
Impact of foreign operations	2.5	3.2	(0.4)
Adjustments to tax reserves	(1.3)	(0.3)	0.2
Permanent differences	0.1	(0.9)	(0.3)
Other	—	(0.3)	(1.0)

Effective income tax rate	2.1%	7.8%	19.4%

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008

Deferred tax assets:
Foreign net operating loss carry forwards	$1,659	$1,957	$1,892
Domestic net operating loss carry forwards	38,336	48,397	47,694
Accounts receivable	1,227	1,226	1,859
Property and equipment	2,093	2,020	1,563
Intangibles	11,308	12,784	20,976
Employee compensation and benefit plans	2,823	1,555	1,149
Deferred compensation	—	—	168
Customer accommodation	3,470	4,515	4,668
Accruals and reserves	2,250	2,805	3,613
Other	5,107	2,554	2,129

Total gross deferred tax assets	68,273	77,813	85,711
Less: Valuation allowance	(63,268)	(74,641)	(81,785)

Total deferred tax assets	5,005	3,172	3,926

Deferred tax liabilities:
Intangibles	(5,731)	(3,925)	(2,907)
Other	(1,189)	(1,095)	(1,265)

Total deferred tax liabilities	(6,920)	(5,020)	(4,172)

Net deferred tax liability	$(1,915)	$(1,848)	$(246)

As of December 31, 2010, we had federal net operating loss carry forwards of approximately $78 million which will begin to expire in 2026 and 2028.

As of December 31, 2010 and 2009, we had state net operating loss (NOL) carry forwards of approximately $216 million and $225 million, respectively, which will expire between 2011 and 2029. In addition, we have foreign NOL carry forwards of approximately $10 million, which do not expire. Utilization of the NOL carry forwards will be subject to an annual limitation in future years as a result of the change in ownership as defined by Section 382 of the Internal Revenue Code and similar state provisions. We performed an analysis on the annual limitation as a result of the ownership change that occurred in 2008. As a result of this analysis, the annual limitation in future years would not prevent us from using the federal NOL carry forwards before their respective expiration periods.

During 2010, we reduced a portion of our valuation allowance against our deferred tax assets generated in foreign tax jurisdictions based on management’s assessment of future earnings available to utilize these deferred tax assets. As a result of the release of the valuation allowance, we recognized a foreign deferred tax benefit of $1,310.

After consideration of all evidence, both positive and negative, management concluded that it was more likely than not that a majority of the domestic deferred tax assets would not be realized. As of December 31, 2010, this valuation allowance has been decreased from $73.3 million to $63.3 million. Although management currently believes that a valuation allowance is required at December 31, 2010, it is at least reasonably possible that this belief could change in the near term, resulting in the release of all or a substantial portion of the valuation allowance.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Domestic net deferred tax assets were recognized to the extent that objective positive evidence existed with respect to their future utilization. The objective positive evidence included the potential to carry back any losses generated by the deferred tax assets in the future as well as income expected to be recognized due to the reversal of deferred tax liabilities as of December 31, 2010. In analyzing deferred tax liabilities as a source for potential income for purposes of recognizing deferred tax assets, the deferred tax liabilities related to excess book basis in goodwill over tax basis in goodwill were considered a source of future income for benefiting deferred tax assets with indefinite lives only due to the indefinite life and uncertainty of reversal of these liabilities during the same period as the non-indefinite life deferred tax assets.

Our consolidated income tax expense for the years ended December 31, 2010 and December 31, 2009 consists principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable year as well as state and foreign income taxes. Our consolidated income tax benefit for the year ended December 31, 2008 consists primarily of the reversal of $18.5 million of deferred tax liabilities associated with indefinite life intangible assets related to goodwill which was impaired in 2008, offset by state and foreign income tax expense.

We provide reserves for income taxes in accordance with the guidance contained in ASC 740 for uncertainty in taxes. ASC 740 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return and utilizes a two-step approach for evaluating uncertain tax positions. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on settlement with the taxing authority.

The total amount of unrecognized tax benefits as of December 31, 2010 was $4,657 which includes $116 of accrued interest related to unrecognized income tax benefits which we recognize as a component of the provision for income taxes. Of the $4,657 unrecognized tax benefits, $4,152 relates to tax positions which if recognized would impact the effective tax rate, not considering the impact of any valuation allowance. Of the $4,152, $3,503 is attributable to uncertain tax positions with respect to certain deferred tax assets which if recognized would currently be offset by a full valuation allowance due to the fact that at the current time it is more likely than not that these assets would not be recognized due to a lack of sufficient projected income in the future.

We file income tax returns in the U.S. federal jurisdiction, all U.S. states which require income tax returns, and foreign jurisdictions. Due to the nature of our operations, no state or foreign jurisdiction is individually significant. With limited exceptions we are no longer subject to examination by U.S. federal or states jurisdictions for years prior to 2007. The Internal Revenue Service concluded its federal tax audit for years 2003 through 2006 with no material adjustments. We are no longer subject to examination by the UK federal jurisdiction for years prior to 2008. We do have various state tax audits and appeals in process at any given time.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The following is a roll-forward of the changes in our unrecognized tax benefits:

Total unrecognized tax benefits as of January 1, 2010	$4,831
Gross amount of decreases in unrecognized tax benefits as a result of tax positions taken during the prior period	(2)
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the prior period	—
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the current period	575
Amount of decreases in the unrecognized tax benefits relating to settlements with taxing authorities	(826)
Reduction to unrecognized tax benefits as a result of a lapse of applicable statute of limitations	(38)

Total unrecognized tax benefits as of December 31, 2010	$4,540

Total unrecognized tax benefits that would impact the effective tax rate if recognized	$4,152

Total amount of interest and penalties recognized in the accompanying consolidated statement of operations for the year ended December 31, 2010	$(239)

Total amount of interest and penalties recognized in the accompanying consolidated balance sheet as of December 31, 2010	$116

We anticipate decreases in unrecognized tax benefits of approximately $118 related to state statutes of limitations expiring during 2011. Our unrecognized tax benefits are expected to change in 2011. However, we do not anticipate any significant increases or decreases within the next twelve months.

13.	Employee benefit plans

401(k) plan

We maintain a tax-qualified retirement plan named the MedQuist 401(k) Plan (401(k) Plan) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Our 401(k) Plan allows eligible employees to contribute up to 25% of their annual eligible compensation on a pre-tax basis, subject to applicable Internal Revenue Code limits. Elective deferral contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directives. Employee elective deferrals are 100% vested at all times. Our 401(k) Plan provides that we may make a discretionary matching contribution to the participants in the 401(k) Plan. We did not match the employee contributions for the years ended December 31, 2010, 2009 and 2008.

14.	Related-party transactions

MedQuist Holdings had an approximately 69.5% ownership interest in us at December 31, 2010.

We have an agreement with a wholly-owned subsidiary of MedQuist Holdings, CBay Systems & Services, Inc. (CBay Services), under which we outsource medical transcription services. We incurred expenses of $34,038, $6,798 and $283 for the years ended December 31, 2010, 2009 and 2008. All medical transcription expenses were recorded in Cost of revenues in the accompanying consolidated statements of operations. We recorded other expense of $541 in 2010 recorded in research and development.

We also have a subcontracting agreement (Subcontracting Agreement) with CBay Services, pursuant to which CBay Services subcontracts medical transcription, editing and related services to us. For the years ended December 31, 2010, 2009 and 2008, we recorded revenue of $2,292, $1,483, and $0, respectively.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

We have a Management Services Agreement with CBay Inc, pursuant to which certain senior executives and directors of CBay Inc. provide certain advisory and consulting services. The Management Services Agreement provides that, in consideration of the management services rendered by CBay Inc. to us since July 1, 2009 we pay CBay Inc. a quarterly services fee equal to $350, payable in arrears. For the years ended December 31, 2010 and 2009, and 2008, we incurred $1.4 million, $1.4 million, and $0 in services expenses with CBay Inc. All Management Services Agreement costs incurred have been recorded as selling, general and administrative expenses in the accompanying consolidated statements of operations.

The Related party payable of $5.4 million and $1.4 million at December 31, 2010 and 2009, respectively, primarily represent amounts payable to MedQuist Holdings for transcription and other services provided. We paid MedQuist Holdings $4.6 million for a related party liability assumed in the Spheris acquisition. MedQuist Holdings provided guarantees related to our Senior Secured Credit Facility.

As of December 31, 2010 and 2009, Accounts receivable in the accompanying consolidated balance sheets included $753 and $710, respectively, for amounts due from MedQuist Holdings.

On May 4, 2010 we recorded a $1.5 million success-based transaction fee, which was included in acquisition related charges, to SAC Private Capital Group, LLC (SAC) for work performed on the Spheris acquisition. SAC owns a majority interest in MedQuist Holdings.

Prior to August 6, 2008, Koninklijke Philips Electronics N.V. (Philips) had approximately a 69.5% ownership interest in us. There were no amounts due to or from Philips on our balance sheets at December 31, 2010 or 2009. Prior to August 6, 2008 we incurred $4,479 in expenses to Philips, which were recorded primarily in cost of revenues.

15.	Cost of legal proceedings and settlements

For the years ended December 31, 2010, 2009 and 2008, we recorded charges of $3,603, $14,843 and $19,738, respectively, for costs associated with legal proceedings and settlements. The following is a summary of the amounts recorded in the accompanying consolidated statements of operations:

	2010	2009	2008

Legal fees	$2,693	$8,593	$12,313
Settlements	910	6,250	7,425

Total	$3,603	$14,843	$19,738

The amounts included in settlements for 2010 represent an additional charge of $0.9 related to our settlement with Kaiser Foundation Health Plan, Inc., and affiliates. The amounts included in settlements for 2009 represent the settlement of a patent litigation matter. The 2008 amount of $7,425 was for the settlements of all claims related to the consolidated medical transcriptionists putative class action and the Department of Justice (DOJ) investigation.

16.	Restructuring charges

2010 restructuring plan

Management’s ongoing cost reduction initiatives, including process improvement, combined with the acquisition of Spheris, resulted in a restructuring plan involving staff reductions and other actions designed to maximize operating efficiencies. The affected employees are entitled to receive severance benefits under existing established severance policies. The employees affected were primarily in the operations and administrative functions. Management approved the initial actions under the plan during 2010.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Beginning balance	$—
Charge	3,460
Cash paid	(1,421)

Ending balance	$2,039

The Company expects that restructuring activities may continue in 2011 as management identifies opportunities for synergies resulting from the acquisition of Spheris including the elimination of redundant functions and locations.

2009 restructuring plan

During the third and fourth quarters of 2009, as a result of management’s continued planned process improvement and technology development investments we committed to an exit and disposal plan which includes projected employee severance for planned reduction in headcount. Because of plan development in late 2009 and execution of the plan over multiple quarters in 2009 and 2010, not all personnel affected by the plan know of the plan or its impact. The plan includes costs of $2.5 million for employee severance and $0.3 million for vacating operating leases. The table below reflects the financial statement activity related to the 2009 restructuring plan and is included in accrued expenses in the accompanying consolidated balance sheets:

	For the twelve months ended
	December 31,
	2010	2009

Beginning balance	$2,064	$—
Charge (reversal)	(631)	2,810
Cash paid	(1,258)	(746)

Ending balance	$175	$2,064

We expect the remaining balance to be paid in 2011.

17. Investment in A-Life Medical, Inc. (A-Life)

We previously had an investment of $8,864 in A-Life, a privately held entity which provides advanced natural language processing technology for the medical industry that was recorded under the equity method of accounting. In October 2010 we sold our shares in A-Life for cash consideration of $23.6 million, of which $4.1 million will be held in escrow until March 2012. We recorded a pretax gain of $9.9 million. For the year ended December 31, 2009, our investment increased by $2,015 related to our share of A-Life’s net income, primarily related to a gain resulting from an acquisition, additional cash investments in A-Life of $852 offset by $255 for a dilution, which was recorded in shareholders’ equity in our consolidated balance sheet. Our investment in A-Life had been recorded in Other assets in the accompanying consolidated balance sheets. We will record the remaining gain, if any, in 2012 when escrow is released.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

18.	Quarterly data (unaudited)

	1st	2nd		3rd	4th
	Quarter	Quarter		Quarter	Quarter

2010
Net revenues	$73,981	$97,528	(4)	$102,933	$100,798

Cost of revenues	$49,833	$67,090		$68,427	$64,221

Net income	$7,344	$880	(3)	$8,971	$13,856	(5)

Net income per share:
Basic	$0.20	$0.02		$0.24	$0.37
Diluted	$0.20	$0.02		$0.24	$0.37
Weighted average shares outstanding:
Basic	37,556	37,556		37,556	37,556
Diluted	37,556	37,556		37,556	37,590

2009
Net revenues	$78,944	$77,471		$76,836	$73,949

Cost of revenues	$53,868	$51,357		$52,768	$48,272

Net income	$6,854	$836	(1)	$9,704	$5,897	(2)

Net income per share:
Basic	$0.18	$0.02		$0.26	$0.16
Diluted	$0.18	$0.02		$0.26	$0.16
Weighted average shares outstanding:
Basic	37,556	37,556		37,556	37,556
Diluted	37,556	37,556		37,560	37,556

(1)	Includes $5,750 recorded in cost of legal proceedings and settlements, related to the settlement of all claims related a patent litigation settlement.
(2)	Includes $500 recorded in cost of legal proceedings and settlements, related to the settlement of all claims related to a reseller arbitration settlement.
(3)	Includes $4.8 million of acquisition and related integration charges, and $1.1 million in cost of legal proceedings and settlements.
(4)	Includes the results of operations of Spheris from the date of acquisition in April 2010.
(5)	In October 2010, we recorded a pre-tax gain of $9.9 million on the sale of our investment in A-Life and we recorded a loss on extinguishment of debt of $5.8 million.

MedQuist Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Successor	Predecessor	Successor
	company	company	company	Predecessor company
	For the three	For the three	For the period	For the period
	months ended	months ended	February 12, to	January 1, to	For the six
	June 30, 2011	June 30, 2010	June 30, 2011	February 11, 2011	months ended June 30, 2010
Net revenues	$99,562	$97,528	$154,588	$47,048	$171,509

Operating costs and expenses:
Cost of revenues	64,648	67,090	99,840	29,987	116,923
Selling, general and administrative	9,199	10,020	15,046	5,219	18,817
Research and development	3,015	3,312	4,244	1,302	5,593
Depreciation	2,742	2,786	4,040	1,043	4,696
Amortization of intangible assets	5,181	3,015	7,981	1,511	4,835
Cost (benefit) of legal proceedings, settlements and accommodations	163	1,109	(7,524)	174	2,152
Acquisition and restructuring	1,014	5,635	4,232	278	6,589

Total operating costs and expenses	85,962	92,967	127,859	39,514	159,605
Operating income	13,600	4,561	26,729	7,534	11,904
Equity in income of affiliated company	—	32	—	—	546
Interest expense, net	(6,800)	(3,633)	(10,526)	(3,115)	(3,779)

Income before income taxes	6,800	960	16,203	4,419	8,671
Income tax provision	353	80	1,115	453	447

Net income	$6,447	$880	$15,088	$3,966	$8,224

Net income per share:
Basic	$0.17	$0.02	$0.40	$0.11	$0.22

Diluted	$0.17	$0.02	$0.40	$0.10	$0.22

Weighted average shares outstanding:
Basic	37,556	37,556	37,556	37,556	37,556
Diluted	37,803	37,556	37,803	37,852	37,556

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands)
Unaudited

	Successor company	Predecessor company
	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$24,383	$41,265
Accounts receivable, net of allowance of $1,695 and $3,142, respectively	69,600	76,155
Other current assets	15,060	9,780

Total current assets	109,043	127,200
Property and equipment, net of accumulated depreciation of $62,267 and $57,544, respectively	13,432	14,135
Goodwill	89,370	88,982
Other intangible assets, net of accumulated amortization of $73,026 and $63,534, respectively	100,608	79,860
Deferred income taxes	3,158	3,000
Other assets	14,126	10,741

Total assets	$329,737	$323,918

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$5,000	$20,000
Accounts payable	11,984	6,785
Accrued expenses	17,039	27,106
Accrued compensation	6,331	11,136
Current portion of lease obligations	—	758
Related party payable	703	5,386
Deferred revenue	8,553	10,840

Total current liabilities	49,610	82,011
Long-term debt	255,000	265,000
Deferred income taxes	5,048	6,066

Other non-current liabilities	1,555	1,442

Commitments and Contingencies (Note 10)
Shareholders’ equity (deficit):
Common stock – no par value; authorized 60,000 shares; 37,556 and 37,556 shares issued and outstanding, respectively	2,992	238,042
Retained earnings and accumulated deficit	15,088	(271,316)
Accumulated other comprehensive income	444	2,673

Total shareholders’ equity (deficit)	18,524	(30,601)

Total liabilities and shareholders’ equity (deficit)	$329,737	$323,918

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(In thousands)
Unaudited

	Successor
	For the period	Predecessor
	February 12	For the period	For the six months Ended
	to June 30, 2011	January 1 to February 11, 2011	June 30, 2010
Net cash provided by operating activities	$11,057	$6,587	$12,492

Investing activities:
Purchase of property and equipment	(2,294)	(1,466)	(2,868)
Capitalized software	(3,995)	(1,102)	(2,613)
Spheris acquisition	—	—	(98,834)

Net cash used in investing activities	(6,289)	(2,568)	(104,315)

Financing activities:
Proceeds from debt	—	—	100,000
Repayment of debt	—	(25,000)	(10,000)
Payments on lease obligations	(534)	(224)	(50)
Debt issuance costs	—	—	(6,070)

Net cash provided by (used in) financing activities	(534)	(25,224)	83,880

Effect of exchange rate changes	96	(7)	(27)

Net change in cash and cash equivalents	4,330	(21,212)	(7,970)

Cash and cash equivalents – beginning of period	20,053	41,265	25,216

Cash and cash equivalents – end of period	$24,383	$20,053	$17,246

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(In thousands, except for per share amounts)
Unaudited

1.	Basis of presentation

The consolidated financial statements and footnotes thereto are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been omitted pursuant to such rules and regulations although we believe that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements include the accounts of MedQuist Inc. and all of its wholly-owned subsidiaries (the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair presentation of our results of operations, financial position and cash flows. Interim results are not necessarily indicative of results for a full year. The information in this Form 10-Q should be read in conjunction with the Company’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010 (“2010 Form 10-K”) filed with the Securities and Exchange Commission (“SEC”) on March 16, 2011.

On February 11, 2011, certain of the Company’s shareholders entered into an exchange agreement with MedQuist Holdings Inc. (“MedQuist Holdings”) which increased MedQuist Holdings’ ownership interest in the Company to 82.2% (the “Private Exchange”). Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-S99-1 “Business Combinations-Related issues” governs the application of push down accounting in situations where ownership is increased to 80% or more. The post-February 11, 2011 consolidated financial statements reflect the new basis of accounting as required by the authoritative guidance under ASC 805-50-S99-1, and have applied the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, the Company’s consolidated financial statements prior to the closing of the exchange agreement reflect the historical accounting basis in our assets and liabilities and are labeled Predecessor Company, while such consolidated financial statements subsequent to the exchange agreement are labeled Successor Company and reflect the push down basis of accounting for the fair values of assets and liabilities acquired by MedQuist Holdings in August 2008, rolled forward to February 11, 2011. This effect is presented in the Company’s consolidated financial statements by a vertical black line division between the columns entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the exchange agreement are not comparable. See Note 4, Change in Ownership.

MedQuist Holdings announced, effective March 11, 2011, that it had completed its public exchange offer under which it acquired additional shares of MedQuist Inc. common stock resulting in MedQuist Holdings now holding approximately 97% of the issued and outstanding shares of MedQuist Inc. (the “Public Exchange Offer”). In accordance with the terms of a Stipulation of Settlement entered into in connection with the settlement of MedQuist Inc. Shareholder Litigation (as defined in Note 10, Commitments and Contingencies), the remaining approximately 3% issued and outstanding shares of MedQuist Inc. are expected to be exchanged on the same terms as the public exchange in a short-form merger by the end of 2011 (the “Short Form Merger”). Prior to the Short Form Merger, MedQuist Holdings expects to conduct a second public exchange offer on the same terms as the Public Exchange Offer. In connection with this expected short-form merger and to immediately reduce duplicate costs of being a public company, MedQuist Inc. gave formal written notice to NASDAQ to delist its shares traded under the ticker symbol, MEDQ. Shares of MedQuist Inc. common stock have since ceased trading on NASDAQ and are currently trading on OTCQB under the symbol “MEDQ”.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

2.	Acquisition of spheris

On April 22, 2010, we and our shareholder, CBay Inc., completed the acquisition of substantially all of the assets of Spheris Inc. (“Spheris”) and certain of its affiliates, pursuant to the terms of the Stock and Asset Purchase Agreement. This acquisition provided substantial incremental volume growth and also provided opportunities for operating efficiencies and operating margin expansion. Costs incurred for the acquisition and direct integration costs are included in acquisition and restructuring on the accompanying statements of operations. The acquisition was funded from the proceeds of credit facilities entered into in connection with the acquisition.

The following unaudited pro forma summary presents the consolidated information of the Company as if the business combination had occurred at the beginning of the first quarter of 2010:

	Pro forma three	Pro forma six
	months ended	months ended
	June 30, 2010	June 30, 2010

Net revenues	$105,721	$214,880
Net income	$3,321	$8,890
Net income per share (Basic)	$0.09	$0.24
Net income per share (Diluted)	$0.09	$0.24

These amounts have been calculated after applying our accounting policies and adjusting the results of Spheris to reflect the additional amortization of intangibles that would have been charged assuming the fair value adjustments to intangible assets had been applied from the beginning of the annual period being reported on, and the additional interest expense assuming the acquisition-related debt had been incurred at the beginning of the period being reported on, excluding the acquisition costs, and including the related tax effects. Impacts of integration-related charges have been excluded from the amounts above, and per share amounts do not reflect the impacts of ownership changes that occurred during the first quarter of 2011. Additionally, the pro forma revenue amounts reflect only recognized revenues of the acquired business, but do not reflect the impacts of known losses that impacted the actual results in subsequent periods.

3.	Debt

Debt consisted of the following:

	Successor	Predecessor
	June 30,	December 31,
	2011	2010
Senior Secured Credit Facility consisting of:
Term loan	$175,000	$200,000
Revolving credit facility	—	—
Senior Subordinated Notes	85,000	85,000

	260,000	285,000
Less: Current maturities	(5,000)	(20,000)

Total long-term debt	$255,000	$265,000

In January 2011, we made an optional prepayment of $20.0 million in addition to the $5.0 million due under the Senior Secured Credit Facility. No additional principal payments are required in 2011. In January 2011, as required under our Credit Agreement, we entered into interest rate cap contracts (for $60.0 million notional

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

amounts which will amortize over time) to limit the risk of increase for fluctuation in interest rates. The interest rates on the term loan and the Senior Subordinated Notes were 7.25% and 13.0%, respectively, on June 30, 2011.

As of June 30, 2011, we were in compliance with the covenants of our debt.

4.	Change in ownership

On February 11, 2011, MedQuist Holdings acquired additional shares of our common stock in a private exchange with certain of our shareholders, which resulted in their ownership increasing to over 80%. Effective February 11, 2011, we adopted the provisions of push down accounting. Accordingly the purchase accounting adjustments recorded at MedQuist Holdings related to the purchase of a 69.5% interest in us on August 6, 2008, as rolled forward to February 11, 2011, were recorded on our books and records. The basis pushed down to us is the basis recorded by MedQuist Holdings as of August 6, 2008, the transaction date, adjusted for activities recorded by MedQuist Holdings through February 11, 2011.

The following amounts were recorded on our financial records on February 11, 2011:

Recorded as of
February 11, 2011

Current assets	$924
Property & equipment	88
Goodwill	339
Intangible assets other than goodwill	25,655
Deferred taxes	2,567

Total assets	$29,573

Increase in shareholders’ equity	$29,573

The impact on our shareholders’ equity was adjusted to reflect the new basis of accounting effective at the time that ownership increased to more than 80%. Accordingly, the equity accounts on Predecessor Company were not carried over to Successor Company. Successor Company’s beginning equity as of February 11, 2011 represents the net assets of Successor Company as valued with the impact of push down accounting.

5.	Comprehensive income

Comprehensive income was as follows:

	Successor	Predecessor	Successor
	company	company	company	Predecessor Company
			For the period	For the period
			February 12 to	January 1	For the six months
	Three months ended June 30,		June 30,	to February 11,	ended June 30,
	2011	2010	2011	2011	2010
Net income	$6,447	$880	$15,088	$3,966	$8,224
Foreign currency translation adjustment	575	(214)	444	(105)	(513)

Comprehensive income	$7,022	$666	$15,532	$3,861	$7,711

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

6.	Net income per share

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during each period. Diluted net income per share is computed by dividing net income by the weighted average shares outstanding, as adjusted for the dilutive effect of common stock equivalents, which consist only of stock options, using the treasury stock method.

The following table reflects the weighted average shares outstanding used to compute basic and diluted net income per share:

	Successor	Predecessor	Successor
	company	company	company	Predecessor Company
	For the three	For the three	For the period	For the period	For the six
	months ended	months ended	February 12, to	January 1, to	months ended
	June 30, 2011	June 30, 2010	June 30, 2011	February 11, 2011	June 30, 2010
Net income	$6,447	$880	$15,088	$3,966	$8,224
Weighted average shares outstanding:
Basic	37,556	37,556	37,556	37,556	37,556
Effect of dilutive shares	247	—	247	296	—

Diluted	37,803	37,556	37,803	37,852	37,556

Net income per share:
Basic	$0.17	$0.02	$0.40	$0.11	$0.22
Diluted	$0.17	$0.02	$0.40	$0.10	$0.22

7.	Accrued expenses

Accrued expenses consisted of the following:

	Successor	Predecessor
	company	company
	June 30, 2011	December 31, 2010
Customer accommodations	$729	$10,387
Accrued interest	5,507	5,593
Restructure	3,447	2,214
Other (no item exceeds 5% of current liabilities)	7,356	8,912

Total accrued expenses	$17,039	$27,106

2011 restructuring plan

On March 31, 2011, our board of directors adopted a restructuring plan (“2011 Restructuring Plan”) to complete the integration of the acquired Spheris operations into our operations. This integration resulted in termination costs of approximately $1.1 million in the first quarter of 2011 from a related reduction in workforce and a charge of $1.5 million in the first quarter of 2011 representing future lease payments on the Company’s former corporate headquarters in Mt. Laurel, New Jersey and lease termination costs for the former data center in Sterling, Virginia, net of estimated sublease rentals. The future minimum lease payments on the Mt. Laurel facility total

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

$2.5 million. The 2011 Restructuring Plan will be implemented throughout 2011 and may result in additional charges incurred later in 2011. We expect the majority of the remaining balance to be paid in 2011 and 2012.

We expect that acquisition and restructuring activities may continue in 2011, as management identifies opportunities for synergies including the elimination of redundant functions and as the Company may complete other acquisitions.

The table below reflects the financial statement activity related to the 2011 Restructuring Plan:

	Successor	Predecessor
	company	company
	For the period	For the period
	February 12, to	January 1, to
	June 30, 2011	February 11, 2011
Beginning balance	$—	$—
Charge	2,965	—
Cash paid	(868)	—

Ending balance	$2,097	$—

2010 restructuring plan

Management’s cost reduction initiatives, including process improvement, combined with the acquisition of Spheris, resulted in a restructuring plan (“2010 Restructuring Plan”) involving staff reductions and other actions designed to maximize operating efficiencies.

The table below reflects the financial statement activity related to the 2010 Restructuring Plan:

	Successor
	company	Predecessor company
	For the period	For the period
	February 12, to	January 1, to	For the year ended
	June 30, 2011	February 11, 2011	December 31, 2010
Beginning balance	$1,889	$2,039	$—
Charge	—	—	3,460
Cash paid	(539)	(150)	(1,421)

Ending balance	$1,350	$1,889	$2,039

No other restructuring plan has a material impact on our balance sheets, results of operations or cash flows. We expect the remaining balance to be paid in 2011.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

8.	Cost (benefit) of legal proceedings, settlements and accommodations

The following is a summary of the amounts recorded as cost (benefit) of legal proceedings, settlements and accommodations in the accompanying Consolidated Statements of Operations:

	Successor	Predecessor	Successor
	company	company	company	Predecessor company
	For the three	For the Three	For the period	For the period	For the six
	months ended	months ended	February 12, to	January 1, to	months ended
	June 30, 2011	June 30, 2010	June 30, 2011	February 11, 2011	June 30, 2010
Professional fees and settlements	$163	$1,109	$2,134	$174	$2,152
Accommodation reversal	—	—	(9,658)	—	—

Totals	$163	$1,109	$(7,524)	$174	$2,152

The amounts included in legal fees and settlements for the six months ended June 30, 2011 include the settlement with our former chief financial officer of indemnification claims with the former chief financial officer, which will reduce legal fees we would otherwise be required to pay pursuant to the indemnification obligations under our bylaws, and the legal fees incurred in connection with the Shareholder Litigation (as defined in Note 10, Commitments and Contingencies).

In November 2003, one of our employees raised allegations that we had engaged in improper billing practices. In response, our board of directors undertook an independent review of these allegations (“Review”). In response to our customers’ concern over the public disclosure of certain findings from the Review, we made the decision in the fourth quarter of 2005 to take action to try to avoid litigation and preserve and solidify our customer business relationships by offering a financial accommodation to certain of our customers.

In connection with our decision to offer financial accommodations to certain of our customers (“Accommodation Customers”), we analyzed our historical billing information and the available report-level data to develop individualized accommodation offers to be made to Accommodation Customers (“Accommodation Analysis”). Based on the Accommodation Analysis, our board of directors authorized management to make cash or credit accommodation offers to Accommodation Customers in the aggregate amount of $75,818 (“Customer Accommodation Program”). By accepting our accommodation offer, the customer agreed, among other things, to release us from any and all claims and liability regarding the billing-related issues. On March 31, 2011, our board of directors terminated the Customer Accommodation Program. As a result, any amounts that had not been offered to customers were reversed.

9.	Income taxes

Our consolidated income tax expense consists principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable period as well as state and foreign income taxes. We recorded a valuation allowance to reduce our net deferred tax assets to an amount that is more likely than not to be realized in future years.

Effective with the completion of the Private Exchange on February 11, 2011, we will file federal and certain states short period tax returns for the period January 1, 2011 to February 11, 2011. For periods after February 11, 2011, we will file our income tax returns as part of the MedQuist Holdings consolidated tax return filings. We do not expect these changes to materially impact our income tax expense, cash payments, refunds or our ability to use net operating losses during 2011.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

We expect that our consolidated income tax expense for the year ended December 31, 2011, similar to the year ended December 31, 2010, will consist principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable year as well as state and foreign income taxes. We regularly assess the future realization of deferred taxes and whether the valuation allowance against the majority of domestic deferred tax assets is still warranted. To the extent sufficient positive evidence, including past results and future projections, exists to benefit all or part of these benefits, the valuation allowance will be adjusted accordingly. It is reasonably possible that all or a portion of the valuation allowance could be adjusted within the next year.

10.	Commitments and contingencies

Shareholder settlement

On February 8, 2011 and February 10, 2011, two of our minority shareholders filed class action complaints in the Superior Court of New Jersey, Burlington County, Chancery Division, (“Court”) against us, the individual members on our board of directors and MedQuist Holdings Inc. (“Shareholder Litigation”). Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to our minority shareholders in connection with the structuring and disclosure of the Public Exchange Offer.

On March 4, 2011, the parties to the Shareholder Litigation entered into a memorandum of understanding (“MOU”) that outlined the material terms of a proposed settlement of the Shareholder Litigation. Under the terms of the MOU, MedQuist Holdings Inc. agreed to extend the expiration of the Public Exchange Offer and further agreed that if, as a result of the Public Exchange Offer, it obtained ownership of at least 90% of our outstanding common stock it would conduct a short-form merger under applicable law to acquire the remaining shares of our common stock that it does not currently own at the same exchange ratio applicable under the Public Exchange Offer. We agreed to make certain supplemental disclosures concerning the Public Exchange Offer, which were contained in an amendment to Schedule 14D-9 that we filed with the SEC on March 7, 2011. We also agreed to use our best efforts to finalize a stipulation of settlement (“Stipulation of Settlement”) and present it to the Court for preliminary approval within thirty days of the date of the MOU.

On April 1, 2011, the parties executed the Stipulation of Settlement that memorialized the terms of the settlement outlined in the MOU. On this same date, plaintiffs’ counsel filed with the Clerk of the Court a Motion for Preliminary Approval of the Proposed Stipulation of Settlement. The Motion asked the Court to, among other things, (a) hold a hearing to address preliminary approval of the Stipulation of Settlement, (b) certify a class, for purposes of effectuating the Stipulation of Settlement only, of all our shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement, and (c) schedule a final hearing within 60 days to determine whether the Stipulation of Settlement is reasonable and fair and should receive final approval.

The Court held a preliminary approval hearing on April 19, 2011 and entered an Order preliminarily approving the settlement and setting a final approval hearing for June 17, 2011 (“Preliminary Approval Order”). The Preliminary Approval Order also required us to provide mail and publication notice of the proposed settlement to all shareholders of recorded and established deadlines for objections to the settlement and for filing briefs in support and in opposition to the settlement.

On June 17, 2011, following mail and publication notice to our shareholders, the Court held a fairness hearing on the settlement. On this date, the Court entered an Order and Final Judgment (“Final Judgment”) that, among other things, (a) certified the settlement class consisting of all our shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement (“Settlement Class”), (b) found the terms set forth in the Stipulation of Settlement to be fair and reasonable and in the best interests of the Settlement Class, and (c) approved the application for attorney’s fees and costs and awarded plaintiffs’ counsel $400 which was recorded in Cost

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

(Benefit) of Legal Proceedings, Settlements and Accommodations for the six months ended June 30, 2011, and in Accrued Expenses as of June 30, 2011. The final judgment also dismissed the case with prejudice.

Agreement with Nuance Communications, Inc.

On June 30, 2011, we and Nuance Communications, Inc., (“Nuance”), entered into an agreement whereby we agreed to pay Nuance an agreed upon amount in full satisfaction of our license fee obligations with respect to certain products through June 30, 2015. We also agreed to pay Nuance for one year of maintenance services to be provided by Nuance to us with respect to the licensed products. The maintenance services will automatically renew for successive one-year terms unless canceled in writing by us prior to the annual renewal date or the underlying agreement expires. The first installment due under the agreement was paid on June 30, 2011, and is classified in both other current assets and other assets in the accompanying Consolidated Balance Sheets. We are obligated to pay additional installments during the third quarter of 2011.

SEC investigation of former officer

With respect to our historical billing practices, the SEC pursued civil litigation against our former chief financial officer, whose employment ended in July 2004. Pursuant to our bylaws, we had been providing indemnification for the legal fees for our former chief financial officer. In February 2011 we reached a settlement under which our former chief financial officer released us from our indemnification obligations to him upon his settlement of the litigation with the SEC and our payment to him of a negotiated amount. The former chief financial officer settled the SEC litigation and we made our settlement payment to him in May 2011. This settles the last remaining contingency related to our billing practices.

11.	Related party transactions

MedQuist Holdings (previously CBaySystems Holdings Limited) has an approximately 97% ownership interest in us at June 30, 2011.

We have an agreement with CBay Systems & Services, Inc., (“CBay Systems”), a wholly-owned subsidiary of our majority shareholder, under which we outsource medical transcription services to CBay Systems. We incurred expenses of $11,601 and $8,349 for the three months ended June 30, 2011 and 2010, respectively. We incurred expenses of $23,071 and $9,621 for the six months ended June 30, 2011 and 2010, respectively. All medical transcription expenses for both periods were recorded in cost of revenues in the accompanying Consolidated Statements of Operations.

We also have a subcontracting agreement with CBay Systems, pursuant to which CBay Systems subcontracts medical transcription, editing and related services to us. For the three months ended June 30, 2011 and 2010, we recorded revenue of $607 and $564 respectively, under the terms of the subcontracting agreement. For the six months ended June 30, 2011 and 2010, we recorded revenue of $1,278 and $1,096 respectively, under the terms of the subcontracting agreement.

We have a Management Services Agreement with CBay Inc. pursuant to which certain senior executives and directors of CBay Inc. provide advisory and consulting services. The Management Services Agreement provides that, in consideration of the management services rendered by CBay Inc. to us since July 1, 2009 we pay CBay Inc. a quarterly services fee equal to $350, payable in arrears. For the three month periods ending June 30, 2011 and 2010, we incurred $350 in services expenses with CBay Inc. For the six month periods ending June 30, 2011 and 2010, we incurred $700 in services expenses with CBay Inc. All Management Services Agreement costs incurred have been recorded as selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

As of June 30, 2011 and December 31, 2010, the related party payable in the accompanying Consolidated Balance Sheets included $0.7 million and $5.4 million respectively for amounts due to CBay Inc. and CBay

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Systems. The June 30, 2011 amounts are net of $5.2 million due from MedQuist Holdings Inc. for transaction costs paid by us on their behalf. Additionally, accounts receivable in the accompanying Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010 included $862 and $753, respectively, for amounts due from CBay Systems.

On August 18, 2011, we loaned $19,000,000 (the “Loan”) to CBay Inc. (“CBay”). The Loan was documented by a Subordinated Intercompany Note in favor of us by CBay (the “Note”) and the proceeds of the Loan were used to partially fund the acquisition of MultiModal Technologies, Inc., by MedQuist Holdings Inc. We believe the Loan was made on terms no less favorable than what would be obtained by us in an arm’s-length transaction.

The Note will mature on August 19, 2013 (the “Maturity Date”), which date is the first business day after the second anniversary of August 18, 2011. Interest will accrue on any unpaid principal at an annual rate of 15.00% and interest will be payable on the Maturity Date or, if sooner, the date of any prepayment. Prepayment of the Note may occur at any time prior to the Maturity Date with one business day’s notice, provided that any prepayment must be for at least $100,000 (or any whole multiple thereof) and accompanied by any accrued interest on the amount of principal being paid.

The Loan and Note shall be subordinate and junior to all obligations of CBay under (i) that certain Credit Agreement by and among us, MedQuist Transcriptions, Ltd. (“Transcriptions”), MedQuist Holdings Inc., the other Loan Parties signatory thereto, the Lenders signatory thereto, and General Electric Capital Corporation as Agent for the Lenders dated October 1, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) and (ii) that certain Senior Subordinated Note Purchase Agreement by and among us, CBay and Transcriptions as the issuers, MedQuist Holdings Inc. and BlackRock Kelso Capital Corporation, Pennantpark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as the purchasers dated September 30, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

12.	Fair value measurements

Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Derivative financial instruments

The Company uses interest rate caps to manage its interest rate risk. As of June 30, 2011, the Company has interest rate cap contracts for $60.0 million in notional amounts, which amortize over time and expire in January 2013, to limit the risk of increase in interest rates. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. However, as of June 30, 2011, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the derivatives. As a result, the Company has determined that its valuations for the foreign currency exchange contracts in their entirety are classified in Level 2 of the fair value hierarchy.

The Company’s assets measured at fair value on a recurring basis are as follows:

June 30, 2011

Interest rate agreements	$14

The interest rate derivatives are classified in other assets, with related gains and losses recorded in interest expense, net, in the Consolidated Statements of Operations.

13.	Subsequent events

Termination of long term incentive plan

Our Long Term Incentive Plan was terminated on July 11, 2011.

Appointment of executive chairman and chief executive officer

On July 11, 2011, the Company’s Board of Directors appointed Roger L. Davenport to the position of Chairman and Chief Executive Officer (“CEO”), effective July 11, 2011, and the MedQuist Holdings Board of Directors appointed Mr. Davenport to the position of Chairman and CEO of MedQuist Holdings, also effective July 11, 2011.

As previously announced, Peter Masanotti, the former President and CEO of the Company and MedQuist Holdings, separated employment with the Company and MedQuist Holdings, effective as of the close of business on July 11, 2011. As previously announced, Robert Aquilina, the former Executive Chairman of MedQuist Holdings, separated employment with MedQuist Holdings effective on the close of business on June 30, 2011. Mr. Aquilina continues to serve as a member of the MedQuist Holdings Board of Directors. In addition, Mr. Aquilina, the Company’s

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

former Chairman of the Board of Directors, also resigned from the Company’s Board of Directors effective July 11, 2011.

Announcement by Medquist Holdings – merger agreement

On August 18, 2011 (the “Closing Date”), MedQuist Holdings completed the acquisition of Multimodal Technologies, Inc., a Pennsylvania corporation (“MultiModal”) through a series of mergers between MultiModal and direct wholly-owned subsidiaries of MedQuist Holdings (the “Merger”). As a result of the Merger, MultiModal became a direct wholly-owned subsidiary of MedQuist Holdings. On the Closing Date, MedQuist Holdings paid an aggregate of approximately $48.4 million in cash to MultiModal’s shareholders, optionholders and other third parties and issued an aggregate of 4,134,896 shares of MedQuist Holdings Inc.’s common stock (the “Shares”) to MultiModal’s shareholders who are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933. MedQuist Holdings is also obligated to pay up to approximately $28.8 million of additional cash consideration in three installments of approximately $16.3 million, $4.8 million and $7.7 million, respectively, following the first, second and third anniversaries of the Closing Date. To help fund the cash portion of the purchase price, we loaned $19 million to CBay Inc., a wholly-owned subsidiary of MedQuist Holdings (the “Payor”), on the Closing Date. The loan is evidenced by the Note, which matures two years from the Closing Date and bears a 15% interest rate per annum on the unpaid principal amount thereof, all or a portion of which may be prepaid by the Payor at any time upon one business day’s notice.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of MedQuist Inc.:

We have audited the accompanying consolidated balance sheets of MedQuist Inc. and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedQuist Inc. and subsidiaries as of December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 3 and 14 to the consolidated financial statements, effective January 1, 2006, MedQuist Inc. and subsidiaries adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

As discussed in Note 15 to the consolidated financial statements, effective January 1, 2007, MedQuist Inc. and subsidiaries adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109.

/s/  KPMG LLP

Philadelphia, Pennsylvania
March 17, 2008

MedQuist Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share amounts)

	Years ended December 31,
	2005	2006	2007

Net revenues	$353,005	$358,091	$340,342

Operating costs and expenses
Cost of revenues	315,399	280,273	260,879
Selling, general and administrative	54,558	53,675	62,288
Research and development	9,784	13,219	13,695
Depreciation	17,099	11,802	10,988
Amortization of intangible assets	8,193	5,829	5,511
Cost of investigation and legal proceedings, net	34,127	13,001	6,083
Shareholder securities litigation settlement	7,750	—	—
Impairment charges	148	—	—
Restructuring charges	3,257	3,442	2,756

Total operating costs and expenses	450,315	381,241	362,200

Operating loss	(97,310)	(23,150)	(21,858)
Equity in income of affiliated company	500	874	625
Interest income, net	5,940	7,628	8,366

Loss before income taxes	(90,870)	(14,648)	(12,867)
Income tax provision	20,762	2,294	2,339

Net loss	$(111,632)	$(16,942)	$(15,206)

Loss per share
Basic	$(2.98)	$(0.45)	$(0.41)

Diluted	$(2.98)	$(0.45)	$(0.41)

Weighted average shares outstanding
Basic	37,484	37,484	37,488

Diluted	37,484	37,484	37,488

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands)

	As of December 31,
	2006	2007

ASSETS
Current assets
Cash and cash equivalents	$175,412	$161,582
Accounts receivable, net	54,778	48,725
Income tax receivable	1,772	815
Deferred income taxes	298	—
Other current assets	8,352	7,920

Total current assets	240,612	219,042
Property and equipment, net	20,969	21,366
Goodwill	124,826	125,505
Other intangible assets, net	45,448	42,262
Deferred income taxes	2,378	2,712
Other assets	6,906	6,885

Total assets	$441,139	$417,772

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,779	$12,754
Accrued expenses	28,812	18,989
Accrued compensation	15,558	14,826
Customer accommodation and quantification	24,777	18,459
Deferred income tax liability – current	—	4,783
Deferred revenue	15,202	16,023

Total current liabilities	95,128	85,834

Deferred income taxes	18,034	15,151

Other non-current liabilities	458	2,143

Commitments and contingencies (Note 13)
Shareholders’ equity
Common stock – no par value; authorized 60,000 shares; 37,484 and 37,544 shares issued and outstanding, respectively	235,080	236,412
Retained earnings	87,693	72,876
Deferred compensation	332	—
Accumulated other comprehensive income	4,414	5,356

Total shareholders’ equity	327,519	314,644

Total liabilities and shareholders’ equity	$441,139	$417,772

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and subsidiaries

Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2005	2006	2007

Operating activities
Net loss	$(111,632)	$(16,942)	$(15,206)
Adjustments to reconcile net loss to cash (used in) provided by operating activities
Depreciation and amortization	25,292	17,631	16,499
Equity in income of affiliated company	(500)	(874)	(625)
Write-off and impairment of intangible assets	148	—	—
Deferred income tax provision (benefit)	36,655	5,225	1,878
Stock option expense	37	2,117	565
Stock based compensation – Board Members	—	—	150
Provision for doubtful accounts	8,111	4,955	4,967
Asset writeoff charges	4,096	767	168
Changes in operating assets and liabilities excluding effects of acquisitions:
Accounts receivable	(2,749)	11,066	(1,359)
Income tax receivable	(15,981)	19,889	957
Other current assets	1,132	1,666	431
Other non-current assets	600	1,216	646
Accounts payable	(2,583)	92	1,981
Accrued expenses	16,799	(9,366)	(9,378)
Accrued compensation	527	(5,537)	(727)
Customer accommodation and quantification	37,176	(21,121)	(3,723)
Deferred revenue	(3,737)	(3,343)	592
Other non-current liabilities	(1,142)	(2,090)	1,910

Net cash (used in) provided by operating activities	(7,751)	5,351	(274)

Investing activities
Purchase of property and equipment	(9,535)	(8,191)	(11,639)
Capitalized software	(638)	(58)	(2,035)

Net cash used in investing activities	(10,173)	(8,249)	(13,674)

Financing activities
Repayment of debt	(25)	—	—
Proceeds from exercise of stock options	—	—	10

Net cash provided by (used in) financing activities	(25)	—	10

Effect of exchange rate changes on cash	1	39	108

Net decrease in cash and cash equivalents	(17,948)	(2,859)	(13,830)
Cash and cash equivalents – beginning of year	196,219	178,271	175,412

Cash and cash equivalents – end of year	$178,271	$175,412	$161,582

Supplemental cash flow information
Cash (recovered) paid for income taxes	$162	$(22,381)	$(451)

Accommodation payments paid with credits	$—	$980	$2,595

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity and Other Comprehensive Income (Loss)
Years Ended December 31, 2005, 2006 and 2007
 (In thousands)

					Accumulated
					other	Total
	Common stock		Retained	Deferred	comprehensive	shareholders’
	Shares	Amount	earnings	compensation	income (loss)	equity

Balance, January 1, 2005	37,484	$232,926	$216,267	$332	$4,425	$453,950

Comprehensive loss:
Net loss	—	—	(111,632)	—	—	(111,632)
Foreign currency translation adjustments	—	—	—	—	(1,135)	(1,135)

Total comprehensive loss						(112,767)
Employee stock compensation		37	—	—	—	37

Balance, December 31, 2005	37,484	232,963	104,635	332	3,290	341,220

Comprehensive loss:
Net loss	—	—	(16,942)	—	—	(16,942)
Foreign currency translation adjustments	—	—	—	—	1,124	1,124

Total comprehensive loss						(15,818)
Stock-based compensation expense	—	2,117	—	—	—	2,117

Balance, December 31, 2006	37,484	235,080	87,693	332	4,414	327,519

Comprehensive loss:
Net loss	—	—	(15,206)	—	—	(15,206)
Foreign currency translation adjustments	—	—	—	—	942	942

Total comprehensive loss	—	—	—	—	—	(14,264)
Stock-based compensation expense	—	565	—	—	—	565
Exercise of stock options	4	10	—	—	—	10
Adoption of FIN 48	—	—	389	—	—	389
Deferred compensation-stock grants	56	757	—	(332)	—	425

Balance, December 31, 2007	37,544	$236,412	$72,876	$—	$5,356	$314,644

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(In thousands, except per share amounts)

1.	Description of business

We are a provider of medical transcription technology and services which are integral to the clinical documentation workflow. We service health systems, hospitals and large group medical practices throughout the U.S. In the clinical documentation workflow, we provide, in addition to medical transcription technology and services, digital dictation, speech recognition and electronic signature services. We are a member of the Philips Group of Companies and collaborate with Philips Medical Systems in product development. On November 2, 2007, our majority shareholder, Koninklijke Philips Electronics N.V. (Philips), announced that it was going to proceed with the sale of its ownership interest in us if a satisfactory price and other acceptable terms can be realized. In addition, on November 2, 2007 we announced, in light of Philips’ announcement, that our board of directors, in connection with its previously disclosed review of our strategic alternatives, is evaluating whether a sale of us is in our best interests and the best interests of our shareholders.

2.	Introductory note

In November 2003, one of our employees raised allegations that we had engaged in improper billing practices. In response, our board of directors undertook an independent review of these allegations and engaged the law firm of Debevoise and Plimpton LLP, who in turn retained PricewaterhouseCoopers LLP, to assist in the review (Review). On March 16, 2004, we announced that we had delayed the filing of our 2003 annual report on Form 10-K pending completion of the Review. Subsequently, on March 25, 2004, we filed a Form 8-K detailing our determination that the Review would not be completed by the March 30, 2004 filing deadline for our 2003 Form 10-K. As a result of our noncompliance with the U.S. Securities and Exchange Commission’s (SEC) periodic disclosure requirements, our common stock was delisted from the NASDAQ National Market on June 16, 2004.

On July 30, 2004, we issued a press release entitled “MedQuist Announces Key Findings Of Independent Review Of Client Billing,” which announced certain findings in the Review regarding our billing practices (July 2004 Press Release). The Review found, among other things, that with respect to our medical transcription services contracts that called for billing based on the “AAMT line” billing unit of measure, we used ratios and formulae to help calculate the number of AAMT transcription lines for which our customers (AAMT Customers) were billed rather than counting each of the relevant characters to determine a billable line as provided for in the contracts. With respect to these contracts, our use of ratios and formulae to arrive at AAMT line counts was generally not disclosed to our AAMT Customers.

The AAMT line unit of measure was developed in 1993 by three medical transcription industry groups, including the American Association for Medical Transcription (AAMT), in an attempt to standardize industry billing practices for medical transcription services. Following the development of the AAMT line unit of measure, customers increasingly began to request AAMT line billing. Accordingly, we, along with other vendors in the medical transcription industry, began to incorporate the AAMT line unit of measure into certain customer contracts. The AAMT line definition provides that a “line” consists of 65 characters and defined the term “character” to include such things as macros and function keys as well as other information necessary for the final appearance and content of a document. However, these definitions turned out to be inherently ambiguous and difficult to apply in practice. As a result, the AAMT line was applied inconsistently throughout the medical transcription industry. In fact, no single set of AAMT characters was ever defined or agreed upon for this unit of measure, and it was eventually renounced by the groups responsible for its development.

The Review concluded that our rationale for using ratios and formulae to determine the number of AAMT transcription lines for billing was premised on a good faith attempt to adopt a consistent and commercially reasonable billing method given the lack of common standards in the industry and ambiguities inherent in the AAMT line definition. The Review concluded that the use of ratios and formulae within the medical transcription platform setups may have resulted in over billing and under billing of some customers. In addition, in some instances, customers’ ratios and formulae were adjusted without disclosure to the AAMT Customers. However, the Review found no evidence that the amounts we billed AAMT Customers were, in general, commercially unfair or

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Notes to Consolidated Financial Statements – (Continued)

inconsistent with what competitors would have charged. Moreover, it was noted in the Review that we have been able to attract and retain customers in a competitive market.

Following the issuance of the July 2004 Press Release, we began an extensive review of our historical AAMT line billing (Management’s Billing Assessment) and in August 2004 informed our current and former customers that we would be contacting them to discuss how they might have been impacted. In response, several former and current customers, including some of our largest customers, contacted us requesting, among other things, (i) an explanation of the billing methods employed by us for the customer’s account; (ii) an individualized review of the customer’s past billings, and/or (iii) a meeting with a member of our management team to discuss the July 2004 Press Release as it pertained to the customer’s particular account. Some customers demanded an immediate refund or credit to their account; others threatened to withhold payment on invoices and/or take their business elsewhere unless we timely responded to their information and/or audit requests.

In response to our customers’ concern over the July 2004 Press Release, we made the decision to take action to try to avoid litigation and preserve and solidify our customer business relationships by offering a financial accommodation to our AAMT Customers. See Note 4.

Disclosure of the findings of the Review, along with the delisting of our common stock, precipitated a number of governmental investigations and civil lawsuits. See Note 13.

3.	Significant accounting policies

Principles of consolidation

Our consolidated financial statements include the accounts of MedQuist Inc. and its subsidiary companies. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates and assumptions in the preparation of consolidated financial statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in our consolidated financial statements. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, valuation of long-lived and intangible assets and goodwill, valuation allowances for receivables, inventories and deferred income taxes, revenue recognition, stock-based compensation and commitments and contingencies. Actual results could differ from those estimates.

Revenue recognition

We follow revenue recognition criteria outlined in Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, as amended by SAB 104. The majority of our revenues are derived from providing medical transcription services. Revenues for medical transcription services are recognized when the services are rendered. These services are based on contracted rates. The remainder of our revenues are derived from the sale of voice-capture and document management products including software, hardware and implementation, training and maintenance service related to these products.

We recognize software and software-related revenues pursuant to the requirements of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2 Software Revenue Recognition (SOP 97-2), as amended by SOP 98-9, Software Revenue Recognition, With Respect to Certain Transactions, SOP 81-1, Accounting for Performance of Construction-type and Certain Production-type Contracts, Emerging Issues Task Force (EITF) 00-03 Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, EITF 03-05 Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software and other authoritative accounting guidance.

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Notes to Consolidated Financial Statements – (Continued)

We recognize software-related revenues using the residual method when vendor-specific objective evidence (VSOE) of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements. We allocate revenues to each undelivered element based on its respective fair value determined by the price charged when that element is sold separately or, for elements not yet sold separately, the price established by management if it is probable that the price will not change before the element is sold separately. We defer revenues for the undelivered elements and recognize the residual amount of the arrangement fee, if any, when the basic criteria in SOP 97-2 have been met.

Under SOP 97-2, provided that the arrangement does not involve significant production, modification, or customization of the software, revenues are recognized when all of the following four criteria have been met; persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenues are deferred until the arrangement fee becomes due and payable by the customer. If at the outset of an arrangement we determine that collectability is not probable, revenues are deferred until payment is received. Our license agreements typically do not provide for a right of return other than during the standard warranty period. If an arrangement allows for customer acceptance of the software or services, we defer revenues until the earlier of customer acceptance or when the acceptance rights lapse.

We separately market and sell hardware and software post contract customer support (PCS). PCS covers phone support, hardware parts and labor, software bug fixes and limited upgrades, if and when available. We do not commit to specific future software upgrades or releases. The contract period for PCS is generally one year. We recognize both hardware and software PCS on a straight line basis over the life of the underlying PCS contract. In some of our PCS contracts, we bill the customer prior to performing the services. As of December 31, 2006 and 2007, deferred PCS revenues of $12,235 and $11,494, respectively, are included in deferred revenues and $450 and $221, respectively, are included in non-current liabilities in the accompanying consolidated balance sheets.

Certain arrangements include multiple elements involving software, hardware and implementation, training, or other services that are not essential to the functionality of the software. VSOE for services does not exist. Since the undelivered elements are typically services, we recognize the entire arrangement fee ratably over the period during which the services are expected to be performed or the PCS period, whichever is longer, beginning with delivery of the software, provided that all other revenue recognition criteria in SOP 97-2 are met. The services are typically completed before the PCS term expires. As such, upon completion of the services, the difference between the VSOE of fair value for the remaining PCS period and the remaining unrecognized portion of the arrangement fee is recognized as revenue (i.e. the residual method), and the remaining deferred revenue is recognized ratably over the remaining PCS period, provided that all other revenue recognition criteria in SOP 97-2 are met.

Sales taxes

We present taxes assessed by a governmental authority including sales, use, value added and excise taxes on a net basis and therefore the presentation of these taxes is excluded from our revenues and is included in accrued expenses in the accompanying consolidated balance sheets until such amounts are remitted to the taxing authorities.

Accounting for consideration given to a customer

As a result of the Accommodation Analysis (which is described in Note 4), we offered financial accommodations to our customers. Pursuant to EITF Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (EITF 01-9), consideration given by a vendor to a customer is presumed to be a reduction of the selling price of the vendor’s services and, therefore, should be characterized as

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Notes to Consolidated Financial Statements – (Continued)

a reduction of revenues when recognized in the vendor’s income statement. For the years ended December 31, 2005, 2006 and 2007, $57,678, $10,402 and $0, respectively, was recorded as a reduction of revenues related to the Accommodation Analysis.

Litigation and settlement costs

From time to time, we are involved in litigation, claims, contingencies and other legal matters. We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of the loss can be reasonably estimated. We expense legal costs, including those legal costs expected to be incurred in connection with a loss contingency, as incurred.

Services provided by independent registered public accountant

Services provided by our independent registered public accounting firm are expensed as the services are provided and were $1,254, $6,429, and $6,840 for the years ended December 31, 2005, 2006 and 2007, respectively.

Restructuring costs

A liability for restructuring costs associated with an exit or disposal activity is recognized and measured initially at fair value when the liability is incurred. We record a liability for severance costs when employees are notified that they are to be terminated and for future, non-cancellable operating lease costs when we vacate a facility.

Our estimates of future liabilities may change, requiring us to record additional restructuring charges or reduce the amount of liabilities recorded. At the end of each reporting period, we evaluate the remaining accrued restructuring charges to ensure their adequacy, that no excess accruals are retained and the utilization of the provisions are for their intended purposes in accordance with developed exit plans.

We periodically evaluate currently available information and adjust our accrued restructuring charges as necessary. Changes in estimates are accounted for as restructuring costs or credits in the period identified.

Research and development costs

Research and development costs are expensed as incurred.

Income taxes

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in our statements of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Management considers various sources of future taxable income including projected book earnings, the reversal of deferred tax liabilities, and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

Stock-Based compensation

On January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement 123 (revised 2004), Share-Based Payment, (Statement 123(R)), using the modified prospective transition method which requires application of Statement 123(R) on the date of adoption and, therefore, we

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Notes to Consolidated Financial Statements – (Continued)

have not retroactively adjusted results from periods prior to 2006. Under the modified prospective transition method, compensation costs associated with share-based awards recognized in 2006 include compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value previously estimated in accordance with the provisions of FASB Statement 123, Accounting for Stock-Based Compensation (Statement 123). Had we granted options in 2006, the compensation costs for those options would have been based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). In March 2005, the SEC issued SAB 107 (SAB 107) which provided supplemental guidance related to Statement 123(R). We have applied the provisions of SAB 107 in our adoption of Statement 123(R).

Statement 123(R) requires companies to estimate the fair value of stock options on the date of grant using an option pricing model. We use the Black-Scholes option pricing model to determine the fair value of our options. The determination of the fair value of stock based awards using an option pricing model is affected by a number of assumptions including expected volatility of the common stock over the expected term, the expected term, the risk free interest rate during the expected term and the expected dividends to be paid. The value of the portion of the award that is ultimately expected to vest is recognized as compensation expense over the requisite service periods.

Stock-based compensation expense related to employee stock options recognized under Statement 123(R) for 2006 and 2007 was $2,117 and $565 which was charged to selling, general and administrative expenses ($562 and $255), research and development expenses ($240 and $91) and cost of revenues ($1,315 and $219). Included in the $2,117 and $565 is $194 and $120, respectively, of expense related to options that were issued to certain executive officers when we became current in our periodic reporting obligations with the SEC in October 2007. As of December 31, 2007, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $1,371 which is expected to be recognized over a weighted-average period of 4.7 years.

Prior to the adoption of Statement 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees (APB 25), as allowed under Statement 123. Under the intrinsic value method, no compensation expense for employee stock options was recognized in our consolidated statements of operations because the exercise price of the stock options granted to employees was greater than or equal to the fair market value of the underlying stock at the date of grant.

The following table illustrates the pro forma effect on net loss and loss per share amounts for the year ended December 31, 2005 as if we had applied the fair-value recognition provisions of Statement 123 to stock-based employee compensation.

Net loss	$(111,632)
Add: Stock-based employee compensation expense included in reported net loss	37
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards	(3,487)

Pro forma net loss	$(115,082)

Basic net loss per share:
As reported	$(2.98)
Pro forma	$(3.07)
Diluted net loss per share:
As reported	$(2.98)
Pro forma	$(3.07)

We did not grant any options for the years ended December 31, 2005 and 2006.

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Notes to Consolidated Financial Statements – (Continued)

Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during each period. Diluted net loss per share is computed by dividing net loss by the weighted average shares outstanding, as adjusted for the dilutive effect of common stock equivalents, which consist only of stock options, using the treasury stock method.

The table below reflects basic and diluted net loss per share for the years ended December 31:

	2005	2006	2007

Net loss	$(111,632)	$(16,942)	$(15,206)

Weighted average shares outstanding:
Basic	37,484	37,484	37,488
Effect of dilutive stock	—	—	—

Diluted	37,484	37,484	37,488

Net loss per share:
Basic and diluted	$(2.98)	$(0.45)	$(0.41)

The computation of diluted net loss per share does not assume conversion, exercise or issuance of shares that would have an anti-dilutive effect on diluted net loss per share. During 2005, 2006 and 2007, we had a net loss. As a result, any assumed conversions would result in reducing the net loss per share and, therefore, are not included in the calculation. Shares having an anti-dilutive effect on net loss per share and, therefore, excluded from the calculation of diluted net loss per share, totaled 3,432 shares, 2,150 shares and 2,298 shares for the years ended December 31, 2005, 2006 and 2007, respectively.

Advertising costs

Advertising costs are expensed as incurred and for the years ended December 31, 2005, 2006 and 2007 were $2,098, $1,903 and $1,674, respectively.

Cash and cash equivalents

We consider all highly liquid instruments with original maturities of three months or less to be cash equivalents. Our cash management and investment policies dictate that cash equivalents be limited to investment grade, highly liquid securities. We place our temporary cash investments with high-credit rated, quality financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Consequently, our cash equivalents are subject to potential credit risk. As of December 31, 2006 and 2007, cash equivalents consisted of money market investments. The carrying value of cash and cash equivalents approximates fair value.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The carrying value of accounts receivable approximates fair value. The allowance for doubtful accounts is our best estimate for losses inherent in our accounts receivable portfolio. The sales return and allowance reserve is our best estimate of sales credits that will be issued related to our accounts receivable portfolio. These allowances are used to state trade receivables at estimated net realizable value.

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Notes to Consolidated Financial Statements – (Continued)

We estimate uncollectible amounts based upon our historical write-off experience, current customer receivable balances, age of customer receivable balances, the customer’s financial condition and current economic conditions. Historically, these estimates have been adequate to cover our accounts receivable exposure.

We enter into medical transcription service arrangements which contain provisions for performance penalties in the event certain service levels, primarily related to turn-around time on transcribed reports, are not achieved. We reduce revenues for any performance penalties incurred and have included an estimate of such credits in our allowance for uncollectible accounts.

Product revenues for sales to end-user customers and resellers is recognized upon passage of title if all other revenue recognition criteria have been met. End-user customers generally do not have a right of return. We provide certain of our resellers and distributors with limited rights of return of our products. We reduce revenues for rights to return our product based upon our historical experience and have included an estimate of such credits in our allowance for doubtful accounts.

Inventories

Inventories, which are primarily comprised of finished goods, are stated at the lower of cost or market, with cost determined on a weighted-average basis. Inventories in excess of anticipated future demand or for obsolete products are reserved. As of December 31, 2006 and 2007, the net inventory balances were $2,608 and $2,011, respectively, and are included in other current assets in the accompanying consolidated balance sheets.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets which range from two to seven years for furniture, equipment and software, and the lesser of the lease term or estimated useful life for leasehold improvements. Repairs and maintenance costs are charged to expense as incurred while additions and betterments are capitalized. Gains or losses on disposals are charged to operations. Upon retirement, sale or other disposition, the related cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill is reviewed for impairment on December 1 of each year.

The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). We consider three methods when determining fair value; the discounted cash flow method, the quoted price method and the public company method. Of these three methods, we assign the most significant weighting to the discounted cash flow method. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill.

Software development

We capitalize software development costs pursuant to the requirements of FASB Statement 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (Statement 86), for our software developed

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Notes to Consolidated Financial Statements – (Continued)

for sale and AICPA SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for internal Use (SOP 98-1), for our software developed for internal use.

Statement 86 specifies that costs incurred in creating a computer software product shall be charged to expense when incurred as research and development until technical feasibility has been established. Technical feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Thereafter, all software production costs shall be capitalized until the product is available for release to customers.

SOP 98-1 specifies that software costs incurred in the preliminary project stage should be expensed as incurred. Capitalization of costs should begin when the preliminary project stage is completed and management, with the relevant authority, authorizes and commits funding of the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization should cease no later than the point at which the project is substantially complete and ready for its intended use.

Capitalized software is reported at the lower of unamortized cost or net realizable value and is amortized over the product’s estimated economic life which is generally three years. As of December 31, 2006 and 2007, $485 and $2,343, respectively, of unamortized software development costs are included in other intangible assets in the accompanying consolidated balance sheets. For the years ended December 31, 2005, 2006 and 2007, software amortization expense was $336, $262 and $360, respectively.

Long-Lived and other intangible assets

Long-lived assets, including property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine the recoverability of long-lived assets, the estimated future undiscounted cash flows expected to be generated by an asset is compared to the carrying value of the asset. If the carrying value of the long-lived asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds its fair value. Annually we evaluate the reasonableness of the useful lives of these assets.

Intangible assets include certain assets (primarily customer lists) obtained from business acquisitions and are being amortized using the straight-line method over their estimated useful lives which range from three to 20 years.

Foreign currency translation

Our operating subsidiaries in the United Kingdom and Canada use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the month-end exchange rate. We translate revenues and expenses using the average exchange rates prevailing during the reporting period. The resulting translation adjustments are recorded in accumulated other comprehensive income within shareholders’ equity. Gains and losses from foreign currency transactions are included in net loss and were not material for the years ended December 31, 2005, 2006 and 2007, respectively.

Business enterprise segments

We operate in one reportable operating segment which is medical transcription technology and services.

Concentration of risk, geographic data and enterprise-wide disclosures

No single customer accounted for more than 10% of our net revenues in any period. There is no single geographic area of significant concentration other than the United States.

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Notes to Consolidated Financial Statements – (Continued)

The following table summarizes the net revenues by the categories of our products and services as a percentage of our total net revenues.

	2005	2006	2007

Medical transcription	79.5%	83.8%	83.3%
Products and related services	8.1%	4.6%	4.7%
PCS	9.3%	8.5%	8.2%
Other	3.1%	3.1%	3.8%

Total	100.0%	100.0%	100.0%

Other includes medical coding, application service provider and other miscellaneous revenues.

Fair value of financial instruments

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the accompanying consolidated balance sheets at carrying values which approximate fair value due to the short-term nature of these instruments and the variability of the respective interest rates where applicable.

Comprehensive income/loss

Comprehensive income is comprised of Net income and Other comprehensive income/loss.

Other comprehensive income/loss consists of foreign currency translation adjustments. Other comprehensive income/loss and comprehensive income are displayed separately in the Consolidated Statements of Shareholders’ Equity and Other Comprehensive Income.

Recent accounting pronouncements

In September 2006, the FASB issued Statement 157, Fair Value Measurements, (Statement 157) which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. Statement 157 does not require any new fair value measurements. The provisions of this statement are effective for fiscal years beginning after November 15, 2007. On February 12, 2008, the FASB delayed the effective date of Statement 157 for non-financial assets and liabilities until fiscal years beginning after November 15, 2008. We do not expect the adoption of Statement 157 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement 115 (Statement 159) which permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The following balance sheet items are within the scope of Statement 159:

■	Recognized financial assets and financial liabilities unless a special exception applies;
■	Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments;
■	Non-financial insurance contracts; and
■	Host financial instruments resulting from separation of an embedded non-financial derivative instrument from a non-financial hybrid instrument

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Notes to Consolidated Financial Statements – (Continued)

Statement 159 will be effective for fiscal years beginning after November 2007 with early adoption possible but subject to certain requirements. We do not expect the adoption of Statement 159 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued Statement 141(R), Business Combinations (Statement 141R). Statement 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. Statement 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Statement 141R will become effective as of the beginning of our fiscal year beginning after December 15, 2008.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (Statement 160). Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Statement 160 will become effective as of the beginning of our fiscal year beginning after December 15, 2008. We do not believe that Statement 160 will have a material effect on our consolidated financial statements.

4.	Customer accommodation and quantification

As discussed in Note 2, in connection with our decision to offer financial accommodations to our AAMT Customers, we analyzed our historical billing information and the available report-level data to develop individualized accommodation offers to be made to our AAMT Customers (Accommodation Analysis). This analysis took approximately one year to complete. The methodology utilized to develop the individual accommodation offers was designed to generate positive accommodation outcomes for our AAMT Customers. As such, the methodology was not a calculation of potential over billing nor was it intended as a measure of damages or a reflection of any admission of liability due and owed to our AAMT Customers. Instead, the Accommodation Analysis was a methodology that was developed to arrive at commercially reasonable and fair accommodation offers that would be acceptable to our AAMT Customers without negotiation.

In the fourth quarter of 2005, based on the Accommodation Analysis, our board of directors authorized management to make cash accommodation offers to AAMT customers in the aggregate amount of $65,413. In 2006, this amount was adjusted by a net additional amount of $1,157 based on a refinement of the Accommodation Analysis resulting in an aggregate amount of $66,570. By accepting our accommodation offer, an AAMT Customer must agree, among other things, to release us from any and all claims and liability regarding AAMT line and other billing related issues.

As part of this process, we also conducted an analysis in an attempt to quantify the economic consequences of potentially unauthorized adjustments to AAMT Customers’ ratios and formulae within the transcription platform setups (Quantification). This Quantification was calculated to be $9,835.

Of the authorized cash accommodation amount of $66,570, $57,678 and $1,157 were treated as consideration given by a vendor to a customer and accordingly recorded as a reduction in revenues in 2005 and 2006, respectively. The balance of $7,735 plus an additional $2,100 has been accounted for as a billing error associated with the Quantification resulting in a reduction of revenues in various reporting periods from 1999 to 2005.

The goal of our customer accommodation was to reach a settlement with our AAMT Customers. However, the Accommodation Analysis for certain AAMT Customers did not result in positive accommodation outcomes. For certain other customers, the Accommodation Analysis resulted in calculated cash accommodation offers that we believed were insufficient as a percentage of their historical AAMT line billing to motivate such customers to resolve their billing disputes with us. Therefore, in 2006 we modified our customer accommodation to enable us to offer this group of AAMT Customers credits for the purchase of future products and/or services from us over a defined period of time. On July 21, 2006, our board of directors authorized management to make credit

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Notes to Consolidated Financial Statements – (Continued)

accommodation offers up to an additional $8,676 beyond amounts previously authorized. During 2006, this amount was adjusted by a net additional amount of $569 based on a refinement of the Accommodation Analysis, resulting in an aggregate amount of $9,245. In connection with the credit accommodation offers we recorded a reduction in revenues and corresponding increase in accrued expenses of $9,245 in 2006.

The following is a summary of the financial statement activity related to the customer accommodation and the Quantification which is included as a separate line item in the accompanying consolidated balance sheets as of December 31, 2006 and 2007:

	2006	2007

Beginning balance	$46,878	$24,777
Customer accommodation	10,402	—
Payments and other adjustments	(31,523)	(3,723)
Credits	(980)	(2,595)

Ending balance	$24,777	$18,459

5.	Cost of investigation and legal proceedings, net

For the years ended December 31, 2005, 2006 and 2007, we recorded a charge of $34,127, $13,001 and $6,083, respectively, for costs associated with the Review, Management’s Billing Assessment as well as defense and other costs associated with the SEC and U.S. Department of Justice (DOJ) investigations and civil litigation that we deemed to be unusual in nature. These costs are net of insurance claim reimbursements. We record insurance claims when the realization of the claim is probable. The following is a summary of the amounts recorded in the accompanying consolidated statements of operations:

	2005	2006	2007

Legal fees	$20,858	$14,427	$18,678
Other professional fees	9,789	4,787	2,592
Nightingale and Associates, LLC (Nightingale) services	3,207	3,005	197
Insurance recoveries and claims	—	(9,409)	(15,386)
Other	273	191	2

Total	$34,127	$13,001	$6,083

Other professional fees represent accounting and dispute analysis costs and document search and retrieval costs. In 2006, insurance recoveries and claims represent insurance recoveries ($8,702) and insurance claims ($707). The insurance claims were recorded in other current assets in the accompanying consolidated balance sheet as of December 31, 2006 and payment related to these claims was received in the first quarter of 2007. During 2007 we recorded ($15,386) in additional insurance recoveries and received payment of this entire amount in 2007.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

6.	Restructuring charges

2005 restructuring plan

During 2005, we implemented a restructuring plan (2005 Plan) based on the implementation of a centralized national service delivery model. The 2005 Plan involved the consolidation of operating facilities and a related reduction in workforce. The table below reflects the financial statement activity related to the 2005 Plan which is included in accrued expenses in the accompanying consolidated balance sheets as of December 31, 2006 and 2007:

		Non-
		cancelable
	Total	leases	Severance	Equipment

Balance as of January 1, 2006	$2,050	$1,693	$357	$—
Additional charge	3,442	1,653	1,447	342
Usage	(4,780)	(2,698)	(1,740)	(342)

Balance as of December 31, 2006	712	648	64	—
Additional Charge	493	322	146	25
Usage	(1,079)	(844)	(210)	(25)

Balance as of December 31, 2007	$126	$126	$—	$—

Payments related to the 2005 Plan were made in 2007 for severance and non-cancelable leases. The remainder of payments related to the 2005 Plan will be made by 2009 for non-cancelable leases.

2007 restructuring plans

During the third quarter of 2007, we implemented a restructuring plan related to a reduction in workforce of 104 employees as a result of the refinement of our centralized national services delivery model. In addition, during the fourth quarter of 2007 we implemented a restructuring plan related to an additional reduction in workforce of 183 employees attributable to our efforts to reduce costs. We recorded $2,263 in severance charges related to the 2007 restructuring plans. The remaining restructuring costs are included in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2007. The table below reflects the financial statement activity related to the 2007 restructuring plans for the year ended December 31, 2007:

Initial charge	$2,263
Usage	(770)

Balance as of December 31, 2007	$1,493

The remainder of payments related to the 2007 restructuring plans will be made in 2008.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

7.	Accounts receivable

Accounts receivable consisted of the following as of December 31:

	2006	2007

Trade accounts receivable	$59,272	$53,084
Less: Allowance for doubtful accounts	(4,494)	(4,359)

Accounts receivable, net	$54,778	$48,725

8.	Property and equipment

Property and equipment consisted of the following as of December 31:

	2006	2007

Computer equipment	$28,541	$27,610
Communication equipment	6,602	6,932
Software	18,002	20,889
Furniture and office equipment	1,586	1,650
Leasehold improvements	4,076	3,057

Total property and equipment	58,807	60,138
Less: accumulated depreciation	(37,838)	(38,772)

Property and equipment, net	$20,969	$21,366

During 2006, we recorded a write-off of $767 which was allocated between cost of revenues ($425) and restructuring charges related to the 2005 Plan ($342). In the fourth quarter of 2005, based upon an inventory of fixed assets, we recorded a write-off of $4,070 (original cost $29,116 less accumulated depreciation $25,046). This expense was allocated between cost of revenues ($3,851) and restructuring charges related to the 2005 Plan ($219). In addition, during 2005 approximately $50,832 in fully depreciated assets no longer in use were written off which had no impact on net loss.

9.	Goodwill and other intangible assets

Goodwill

The following table reflects the financial statement activity related to the carrying amount of goodwill as of December 31, 2006 and 2007:

Balance as of January 1, 2006	$123,849
Foreign currency adjustments	977

Balance as of December 31, 2006	124,826
Foreign currency adjustments	679

Balance as of December 31, 2007	$125,505

The foreign currency adjustments reflect changes in the period-end currency rates of our foreign subsidiaries.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Other intangible assets

As of December 31, other intangible asset balances were:

	2006
		Accumulated	Net book
	Cost	amortization	value

Customer lists	$77,185	$(32,654)	$44,531
Noncompete agreements	4,559	(4,559)	—
Tradenames	5,325	(4,893)	432
Capitalized software	2,597	(2,112)	485

Total	$89,666	$(44,218)	$45,448

	2007
		Accumulated	Net book
	Cost	amortization	value

Customer lists	$77,331	$(37,412)	$39,919
Tradenames	5,325	(5,325)	—
Capitalized software	4,815	(2,472)	2,343

Total	$87,471	$(45,209)	$42,262

The estimated useful life and the weighted average remaining lives of the intangible assets as of December 31, 2007 were as follows:

	Estimated	Weighted average
	useful life	Remaining lives

Customer lists	10 - 20 years	10.7 years
Capitalized software	3 years	2.7 years

Estimated annual amortization expense for intangible assets is as follows:

2008	$5,693
2009	5,479
2010	5,328
2011	4,584
2012	3,634
Thereafter	17,544

Total	$42,262

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

10.	Contractual obligations

Leases

Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease, including any periods of free rent and landlord incentives. Rental expense for operating leases for the years ended December 31, 2005, 2006 and 2007 was $5,710, $4,089 and $2,489, respectively. Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2007 were:

	Total	Continuing	Restructuring

2008	$4,650	$4,571	$79
2009	3,809	3,768	41
2010	3,419	3,419	—
2011	2,212	2,212	—
2012 and thereafter	1,642	1,642	—

Total minimum lease payments	$15,732	$15,612	$120

Other Contractual Obligations

The following summarizes our other contractual obligations as of December 31, 2007:

			Severance and other
	Total	Purchase	guaranteed payments

2008	$8,328	$5,650	$2,678
2009	5,400	5,400	—
2010	5,400	5,400	—
2011	4,027	4,027	—
2012 and thereafter	947	947	—

Total	$24,102	$21,424	$2,678

Purchase obligations represent telecommunication contracts ($21,174), and other recurring purchase obligations ($250). Severance and other guaranteed payments are comprised of severance payments ($1,493), employee retention payments ($785) and amounts owed to Nightingale ($400).

As of December 31, 2007, we had agreements with certain of our senior management that provided for severance payments in the event these individuals were terminated without cause. The maximum cost exposure related to these agreements was $1,207 as of December 31, 2007.

As of December 31, 2007, we had agreements with certain of our senior management other than our President and Chief Executive Officer that provided for payments to such individuals in the event we are able to successfully complete a strategic transaction and such individuals remained employed by us (or the successor company as the case may be) for the 90-day period immediately following the closing of the strategic transaction or such individuals experience an involuntary termination at any time during such 90-day period. The maximum cost exposure related to these agreements was $504 as of December 31, 2007.

As of December 31, 2007, we had an agreement with Nightingale that provided for a payment to Nightingale in the event we are able to successfully complete a strategic transaction and Mr. Hoffmann continues to serve as our

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

President and Chief Executive Officer for the 90-day period immediately following the closing of a strategic transaction or Nightingale’s engagement with us (or any successor to our business), including the retention of Mr. Hoffmann as our President and Chief Executive Officer (or any successor to our business), is terminated upon the closing of a strategic transaction or during such 90-day period. The maximum cost exposure related to this agreement was $133 as of December 31, 2007.

11.	Investment in A-Life Medical, Inc. (A-Life)

We have an investment in A-Life, a privately held entity which provides advanced natural language processing technology for the medical industry. Our investment is recorded under the equity method of accounting since we owned 33.6% of A-Life’s outstanding voting shares as of December 31, 2006 and 2007. The table below reflects the financial statement activity related to A-Life as of December 31, 2006 and 2007 that is recorded in other assets in the accompanying consolidated balance sheets.

Balance as of January 1, 2006	$5,015
Share in income	874

Balance as of December 31, 2006	5,889
Share in income	625
Reclassification	(498)

Balance as of December 31, 2007	$6,016

Our investment in A-Life included a note receivable plus accrued interest due from A-Life which matured on December 31, 2003. Prior to 2007, this note receivable and accrued interest had been recorded in other assets. In January 2008, A-Life paid us $1,250 to satisfy this note receivable and accrued interest in full, as well as all other disputes and claims between A-Life and us. Accordingly, we reclassified the note receivable and accrued interest balances to other current assets in the accompanying December 31, 2007 consolidated balance sheet.

12.	Accrued expenses

Accrued expenses consisted of the following as of December 31:

	2006	2007

Professional services	$4,938	$4,959
Shareholder litigation settlement	7,750	—
Other	16,124	14,030

Total accrued expenses	$28,812	$18,989

No other individual accrued expense is in excess of 5% of total current liabilities.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

13.	Commitments and contingencies

Governmental investigations

The SEC is currently conducting a formal investigation of us relating to our billing practices. We have been fully cooperating with the SEC since it opened its investigation in 2004. We have complied, and are continuing to comply, with information and document requests by the SEC.

We also received an administrative HIPAA subpoena for documents from the DOJ on December 17, 2004. The subpoena sought information primarily about our provision of medical transcription services to governmental and non-governmental customers. The information was requested in connection with a government investigation into whether we and others violated federal laws in connection with the provision of medical transcription services. We have complied, and are continuing to comply, with information and document requests by the DOJ.

The DOL is currently conducting a formal investigation into the administration of our 401(k) plan. We have been fully cooperating with the DOL since it opened its investigation in 2004. We have complied, and are continuing to comply, with information and document requests by the DOL.

Developments relating to the SEC, DOJ and/or DOL investigations will continue to create various risks and uncertainties that could materially and adversely affect our business and our historical and future financial condition, results of operations and cash flows.

Shareholder securities litigation

A shareholder putative class action lawsuit was filed against us in the United States District Court District of New Jersey on November 8, 2004. The action, entitled William Steiner v. MedQuist, Inc., et al., Case No. 1:04-cv-05487-FLW (Shareholder Putative Action), was filed against us and certain of our former officers, purportedly on behalf of an alleged class of all persons who purchased our common stock during the period from April 23, 2002 through November 2, 2004, inclusive (Securities Class Period). The complaint specifically alleged that defendants violated federal securities laws by purportedly issuing a series of false and misleading statements to the market throughout the Securities Class Period, which statements allegedly had the effect of artificially inflating the market price of our securities. The complaint asserted claims under Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5, thereunder. Named as defendants, in addition to us, were our former President and Chief Executive Officer and our former Executive Vice President and Chief Financial Officer.

On August 16, 2005, a First Amended Complaint in the Shareholder Putative Class Action was filed against us in the United States District Court District of New Jersey. The First Amended Complaint named additional defendants, including certain current and former directors, certain of our former officers, our former and current external auditors and Philips. Like the original complaint, the First Amended Complaint asserted claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder. The Securities Class Period of the original complaint was expanded 20 months to include the period from March 29, 2000 through June 14, 2004. Pursuant to an October 17, 2005 consent order approved by the Court, lead plaintiff Greater Pennsylvania Pension Fund filed a Second Amended Complaint on November 15, 2005. The Second Amended Complaint dropped Philips as a defendant, but alleged the same claims and the same purported class period as the First Amended Complaint. Plaintiffs sought unspecified damages. Pursuant to the provisions of the Private Securities Litigation Reform Act, discovery in the action was stayed pending the filing and resolution of the defendants’ motions to dismiss, which were filed on January 17, 2006, and which were fully briefed as of June 16, 2006. On September 29, 2006, the Court denied our motions to dismiss and the motion to dismiss of the individual defendants. In the same order, the Court granted the motion to dismiss filed by our former and current external auditors. On November 3, 2006, we filed our Answer denying the material allegations contained in the Second Amended Complaint. On March 23, 2007, we entered into a memorandum of understanding and a stipulation of settlement with the lead plaintiff in which we agreed to pay $7,750 to settle all claims, throughout the class period, against all defendants in the action. We accrued the aforementioned $7,750 as of December 31, 2005.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

In April 2007, we paid the entire $7,750 into an escrow account for the eventual distribution to the plaintiffs. On May 16, 2007, the Court issued an Order Preliminarily Approving Settlement and Providing for Notice. The Court conducted a final approval hearing and approved the settlement on August 15, 2007. Neither we nor any of the individuals named in the action has admitted to liability or any wrongdoing in connection with the settlement. On August, 17, 2007, the Court entered final judgment and dismissed the case with prejudice.

Customer litigation

A putative class action was filed in the United States District Court for the Central District of California. The action, entitled South Broward Hospital District, d/b/a Memorial Regional Hospital, et al. v. MedQuist, Inc. et al., Case No. CV-04-7520-TJH-VBKx, was filed on September 9, 2004 against us and certain of our present and former officials, purportedly on behalf of an alleged class of non-federal governmental hospitals and medical centers that the complaint claims were wrongfully and fraudulently overcharged for transcription services by defendants based primarily on our use of the AAMT line billing unit of measure. The complaint charged fraud, violation of the California Business and Professions Code, unjust enrichment, conversion, negligent supervision and violation of RICO. Plaintiffs seek damages in an unspecified amount, plus costs and interest, an injunction against alleged continuing illegal activities, an accounting, punitive damages and attorneys’ fees. Named as defendants, in addition to us, were one of our senior vice presidents, our former executive vice president of marketing and new business development, our former executive vice president and chief legal officer, and our former executive vice president and chief financial officer.

On December 20, 2004, we and the individual defendants filed motions to dismiss for lack of personal jurisdiction and improper venue, or in the alternative, to transfer the putative action to the United States District Court for the District of New Jersey. On February 2, 2005, plaintiffs filed a Second Amended Complaint both adding and deleting named plaintiffs in an attempt to keep the putative action in the United States District Court for the Central District of California. On March 30, 2005, the United States District Court for the Central District of California issued an order transferring the putative action to the United States District Court District of New Jersey and assigning Case No. 05-CV-2206-JBS-AMD.

On August 1, 2005, we and the individual defendants filed their respective Answers denying the material allegations contained in the Second Amended Complaint. On August 31, 2005, we and the individual defendants filed motions to dismiss the Second Amended Complaint for failure to state a claim and a motion to dismiss in favor of arbitration, or in the alternative, to stay pending arbitration. On December 12, 2005, the plaintiffs filed an Amendment to the Second Amended Complaint. On December 13, 2005, the Court issued an order requiring plaintiffs to file a Third Amended Complaint.

Plaintiffs filed the Third Amended Complaint on January 4, 2006. The Third Amended Complaint expands the claims made beyond issues arising from contracts based on AAMT line billing and beyond customers billed based on an AAMT line, alleging that we engaged in a scheme to inflate customers’ invoices without regard to the terms of individual contracts and even in the absence of any written contract. The Third Amended Complaint also limits plaintiffs’ claim for fraud in the inducement of the agreement to arbitrate to the three named plaintiffs whose contracts contain an arbitration provision and a subclass of similarly situated customers. On January 20, 2006 we and the individual defendants filed motions to dismiss the Third Amended Complaint for failure to state a claim and a motion to compel arbitration of all claims by the arbitration subclass and to stay the case in its entirety pending arbitration. On March 8, 2006 the Court held a hearing on these motions, and took the matter under submission. On March 30, 2007, the Court issued an order holding that plaintiffs could not make out a claim that we had violated the federal RICO statute, thus eliminating any claim against us for treble damages. The Court also found that plaintiffs could not make out a claim that we had engaged in any unfair or deceptive acts or practices in violation of state law, or that we had made any negligent misrepresentations to plaintiffs. In its ruling, the Court, without reaching a decision of whether any wrongdoing had occurred, allowed plaintiffs to proceed with their claims against us for fraud, unjust enrichment and an accounting. In its order, the Court denied our motion to compel arbitration regarding those customers whose contracts contained an agreement to arbitrate. We have appealed that decision to the Third Circuit Court of Appeals, and we moved the District Court to stay the matter

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

pending that appeal. The District Court heard oral argument on our motion to stay on May 30, 2007 and took the motion under submission.

On December 18, 2007, the Third Circuit entered judgment denying our appeal and affirming the order of the District Court. That same day, the District Court entered an order denying our motion to stay pending appeal as moot and ordering all Initial Disclosures, all class-certification related discovery, and all briefing upon class-certification motion practice completed within three months unless enlarged for good cause. On February 21, 2008, the District Court entered a scheduling order pursuant to which all fact discovery related to class certification must be completed by April 15, 2008 and plaintiffs’ motion for class certification must be filed by April 30, 2008. All other fact discovery must be completed by July 31, 2008, and all expert discovery must be completed by October 31, 2008. Dispositive motions must be filed by November 24, 2008. The parties exchanged Initial Disclosures and commenced discovery.

The parties participated in court-ordered mediation in late 2007, but no settlement was reached. The parties continued to explore the possibility of resolving the litigation before trial, and have now reached agreement on settlement terms resolving all claims by the named plaintiffs. Under the parties’ agreement, we will make a lump sum payment of $7,537 to resolve all claims by the individual named plaintiffs and certain other additional putative class members represented by plaintiffs’ counsel but not named in the action. We have accrued the entire amount of this lump sum payment, $5,205 of which was accrued during 2005, in the accompanying consolidated balance sheet as of December 31, 2007. Neither we, nor any of the individual defendants, will admit to any liability or any wrongdoing in connection with the settlement. The District Court has entered a consent order staying the action through April 18, 2008 to allow the parties to finalize the settlement. We anticipate that the parties will execute a final settlement agreement and the case will be dismissed with prejudice in its entirety within the next four to eight weeks. Because the settlement will not be on a class-wide basis, no class will be certified and thus there is no requirement to give notice.

Medical transcriptionist litigation

Hoffmann putative class action

A putative class action lawsuit was filed against us in the United States District Court for the Northern District of Georgia. The action, entitled Brigitte Hoffmann, et al. v. MedQuist, Inc., et al., Case No. 1:04-CV-3452, was filed with the Court on November 29, 2004 against us and certain current and former officials, purportedly on behalf of an alleged class of current and former employees and statutory workers, who are or were compensated on a “per line” basis for medical transcription services (Class Members) from January 1, 1998 to the time of the filing of the complaint (Class Period). The complaint specifically alleged that defendants systematically and wrongfully underpaid the Class Members during the Class Period. The complaint asserted the following causes of action: fraud, breach of contract, demand for accounting, quantum meruit, unjust enrichment, conversion, negligence, negligent supervision, and RICO violations. Plaintiffs sought unspecified compensatory damages, punitive damages, disgorgement and restitution. On December 1, 2005, the Hoffmann matter was transferred to the United States District Court for the District of New Jersey. On January 12, 2006, the Court ordered this case consolidated with the Myers Putative Class Action discussed below. As set forth below, we believe that the claims asserted in the consolidated Myers Putative Class Action have no merit and intend to vigorously defend that action.

Force putative class action

A putative class action entitled Force v. MedQuist Inc. and MedQuist Transcriptions, Ltd., Case No. 05-cv-2608-WSD, was filed against us on October 11, 2005, in the United States District Court for the Northern District of Georgia. The action was brought on behalf of a putative class of current and former employees who claim they are or were compensated on a “per line” basis for medical transcription services but were allegedly underpaid due to the actions of defendants. The named plaintiff asserted claims for breach of contract, quantum meruit, unjust enrichment, and for an accounting. Upon stipulation and consent of the parties, on February 17, 2006, the Force matter was ordered

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

transferred to the United States District Court for the District of New Jersey. Subsequently, on April 4, 2006, the parties entered into a stipulation and consent order whereby the Force matter was consolidated with the Myers Putative Class Action discussed below, and the consolidated amended complaint filed in the Myers action on January 31, 2006 was deemed to supersede the original complaint filed in the Force matter. As set forth below, we believe that the claims asserted in the consolidated Myers Putative Class Action have no merit and intend to vigorously defend that action.

Myers putative class action

A putative class action entitled Myers, et al. v. MedQuist Inc. and MedQuist Transcriptions, Ltd., Case No. 05-cv-4608 (JBS), was filed against us on September 22, 2005 in the United States District Court for the District of New Jersey. The action was brought on behalf of a putative class of our employee and independent contractor transcriptionists who claim that they contracted with us to be paid on a 65 character line, but were allegedly underpaid due to intentional miscounting of the number of characters and lines transcribed. The named plaintiffs asserted claims for breach of contract, unjust enrichment, and request an accounting.

The allegations contained in the Myers case are substantially similar to those contained in the Hoffmann and Force putative class actions and, as detailed above, the three actions have now been consolidated. A consolidated amended complaint was filed on January 31, 2006. In the consolidated amended complaint, the named plaintiffs assert claims for breach of contract, breach of the covenant of good faith and fair dealing, unjust enrichment and demand an accounting. On March 7, 2006 we filed a motion to dismiss all claims in the consolidated amended complaint. The motion was fully briefed and argued on August 7, 2006. The Court denied the motion on December 21, 2006. On January 19, 2007, we filed our answer denying the material allegations pleaded in the consolidated amended complaint.

On May 17, 2007, the Court issued a Scheduling Order, ordering all pretrial fact discovery completed by October 30, 2007. The Court subsequently ordered plaintiffs to file their motion for class certification by December 14, 2007 and continued the date to complete fact discovery to January 14, 2007. On October 18, 2007, the Court heard oral argument on plaintiffs’ motion to compel further responses to written discovery regarding our billing practices. At the conclusion of the hearing, the Court denied plaintiffs’ motion, finding plaintiffs had not established that the billing discovery sought was relevant to the claims or defenses regarding transcriptionist pay alleged in their case. On December 14, 2007, plaintiffs filed their motion for class certification, identifying a proposed class of all our transcriptionists who were compensated on a per line basis for work completed on MedRite, MTS or DEP transcription platforms from November 29, 1998 to the present and alleging that the proposed class was underpaid by more than $80 million, not including interest.

On January 4, 2008, the Court entered a Consent Order, ordering our opposition to the motion for class certification to be filed by March 14, 2008, plaintiffs’ reply brief to be filed by May 14, 2008 and setting oral argument for June 2, 2008. No date has been set for trial. On January 9, 2008, the Court entered a Consent Order extending the deadline for the parties to complete depositions of identified witnesses through February 15, 2008. We have now deposed each of the named plaintiffs and all witnesses who offered declarations in support of plaintiffs’ motion for class certification, and plaintiffs have deposed numerous MedQuist present and former employees. On February 8, 2008, plaintiffs indicated that they will seek leave to file an amended class certification brief to narrow their claims. On February 19, 2008, the parties exchanged their Initial Disclosures. Plaintiffs’ disclosures limit their damages estimate to $41 million related to alleged underpayment on the MedRite transcription platform; however, plaintiffs state that they are continuing to analyze potential undercounting and will supplement their damages claim. On March 10, 2008, plaintiffs’ moved for leave to file an amended motion for class certification dropping all allegations involving our DEP transcription platform and narrowing the claims asserted regarding the legacy MTS transcription platform. We did not oppose plaintiffs’ motion for leave. On March 11, 2008, the Court granted plaintiffs’ motion, ordering us to file our opposition to plaintiffs’ amended motion for class certification by April 4, 2008 and ordering plaintiffs to file their reply by May 23, 2008. The hearing date was not changed and oral argument remains set for June 2, 2008. We believe that the claims asserted in the consolidated actions have no merit and intend to vigorously defend the suit.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Shareholder derivative litigation

On October 4, 2005, we announced the dismissal with prejudice of a shareholder derivative action filed in United States District Court for the District of New Jersey. The suit, Rhoda Kanter (Plaintiff) v. Hans M. Barella et al. (Defendants), was filed on November 12, 2004 against Philips and 10 current and former members of our board of directors. We were named as a nominal defendant.

In a ruling dated September 21, 2005, the Court found plaintiff’s allegations that our board of directors breached their fiduciary duties to us to be insufficient. The plaintiff had alleged that for a period from 2001 through 2004, the Defendants violated their fiduciary duties by permitting artificial inflation of billing figures; failing to adequately ensure accurate and lawful billing practices; and failing to accurately report our true financial condition in our published financial statements. On October 3, 2005, plaintiff filed a motion for reconsideration of the Court’s order dismissing the action with prejudice. On November 16, 2005, the Court denied plaintiff’s motion for reconsideration. On December 13, 2005, plaintiff filed a Notice of Appeal with the United States Court of Appeals for the Third Circuit. Plaintiff’s appeal was fully briefed as of May 2006, and the Court of Appeals heard oral argument on the appeal on March 1, 2007. Plaintiff’s appeal was denied by the Court of Appeals on May 25, 2007.

Shareholder litigation

Costa Brava partnership III, L.P. Shareholder Litigation

On October 9, 2007, a single count Complaint and an Order to Show Cause were filed against us in the Superior Court of New Jersey, Chancery Division, Burlington County by one of our shareholders. The action, entitled Costa Brava Partnership III, L.P. v. MedQuist Inc. (Bur-C-0149-07), sought to compel us to hold an annual meeting of shareholders (Annual Meeting Claim).

On October 30, 2007, plaintiff requested access under New Jersey law to certain of our books and records. In response to plaintiff’s request, we voluntarily provided plaintiff with those books and records that we believed we were required to produce under New Jersey law. Thereafter, on November 9, 2007, plaintiff filed an Amended Complaint to assert a second claim to compel us to provide it with access to certain other books and records (Books and Records Claim). The Annual Meeting Claim and the Books and Records Claim sought equitable relief only.

In December 2007, we agreed to hold our annual meeting of shareholders on December 31, 2007. This resolved the Annual Meeting Claim. Prior to the annual meeting, we voluntarily produced to plaintiff certain additional books and records that plaintiff requested in the Books and Records Claim. Thereafter, on January 24, 2008, we filed an opposition to plaintiff’s Order to Show Cause to compel access to the remaining books and records. On February 4, 2008, plaintiff filed a reply brief. The Books and Records Claim has been briefed and the parties are waiting for the Court to schedule a hearing date to resolve the matter. We believe that the books and records requests at issue in the Books and Records Claim are burdensome and overbroad and intend to vigorously defend the action.

Kahn putative class action

A shareholder putative class action lawsuit was filed against us in the Superior Court of New Jersey, Chancery Division, Burlington County. The action, entitled Alan R. Kahn v. Stephen H. Rusckowski, et al., Docket No. BUR-C-000007-08, was filed with the Court on January 22, 2008 against us, Philips and our four non-independent directors, Clement Revetti, Jr., Stephen H. Rusckowski, Gregory M. Sebasky and Scott Weisenhoff. Plaintiff purports to bring the action on his own behalf and on behalf of all current holders of our common stock. The complaint alleges that defendants breached their fiduciary duties of good faith, fair dealing, loyalty, and due care by purportedly agreeing to and initiating a process for our sale or a change of control transaction which will allegedly cause harm to plaintiff and the putative class. Plaintiff seeks damages in an unspecified amount, plus costs and interest, a judgment declaring that defendants breached their fiduciary duties and that any proposed transactions regarding our sale or change of control are void, an injunction preventing our sale or

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

any change of control transaction that is not entirely fair to the class, an order directing us to appoint three independent directors to our board of directors, and attorneys’ fees and expenses. We have not yet been required to file a responsive pleading. We believe that the claims asserted have no merit and intend to defend the case vigorously.

Reseller arbitration demand

On October 1, 2007, we received from counsel to nine current and former resellers of our products (Claimants), a copy of an arbitration demand filed by the Claimants, initiating an arbitration proceeding styled Diskriter, Inc., Electronic Office Systems, Inc., Milner Voice & Data, Inc., Nelson Systems, Inc., NEO Voice and Communications, Inc., Office Business Systems, Inc., Roach-Reid Office Systems, Inc., Stiles Office Systems, Inc., and Travis Voice and Data, Inc. v. MedQuist Inc. and MedQuist Transcriptions, Ltd. (filed on September 27, 2007, AAA, Case Number Not Yet Assigned). The arbitration demand purports to set forth claims for breach of contract; breach of covenant of good faith and fair dealing; promissory estoppel; misrepresentation; and tortuous interference with contractual relations. The Claimants allege that we breached our written agreements with the Claimants by: (i) failing to provide reasonable training, technical support, and other services; (ii) using the Claimants’ confidential information to compete against the Claimants; (iii) directly competing with the Claimants’ territories; and (iv) failing to make new products available to the Claimants. In addition, the Claimants’ allege that we made false oral representations that we: (i) would provide new product, opportunities and support to the Claimants; (ii) were committed to continuing to use Claimants; (iii) did not intend to create our own sales force with respect to the Claimants’ territory; and (iv) would stay out of Claimants’ territories and would not attempt to take over the Claimants business and relationships with the Claimants’ customers and end-users. The Claimants assert that they are seeking damages in excess of $24.3 million. The arbitrator has not yet set a date for us to formally respond to the arbitration demand. We deny all wrongdoing and intend to defend ourselves vigorously including asserting counterclaims against the Claimants as appropriate.

Anthurium patent litigation

On November 6, 2007, Anthurium Solutions, Inc. filed an action entitled Anthurium Solutions, Inc. v. MedQuist Inc., et al., Civil Action No. 2-07CV-484, in the United States District Court for the Eastern District of Texas, alleging that we infringed and continue to infringe United States Patent No. 7,031,998 through our DEP transcription platform. The complaint also alleges patent infringement claims against Spheris, Inc. and Arrendale Associates, Inc. The complaint seeks injunctive relief and unspecified damages, including enhanced damages and attorneys’ fees. We filed our answer on January 15, 2008 and counterclaimed seeking a declaratory judgment of non-infringement and invalidity. No scheduling order has been issued, and no pretrial dates have been set. Our investigation of the claims is ongoing, and we are awaiting plaintiffs’ preliminary infringement contentions. We believe that the claims asserted have no merit and intend to vigorously defend the suit.

Other matters

From time to time, we have been involved in various claims and legal actions arising in the ordinary course of business. In our opinion, the outcome of such actions will not have a material adverse effect on our consolidated financial position, results of operations, liquidity or cash flows.

We provide certain indemnification provisions within our standard agreement for the sale of software and hardware (collectively, Products) to protect our customers from any liabilities or damages resulting from a claim of U.S. patent, copyright or trademark infringement by third parties relating to our Products. We believe that the likelihood of any future payout relating to these provisions is remote. Accordingly, we have not recorded any liability in our consolidated financial statements as of December 31, 2006 or 2007 related to these indemnification provisions.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

We had insurance policies which provided coverage for certain of the matters related to the legal actions described herein. We received total insurance recoveries of $24,795 related to these policies (See Note 5). We do not expect to receive any additional insurance recoveries related to the legal actions described above.

14.	Stock option plans

Our stock option plans provide for the granting of options to purchase shares of common stock to eligible employees (including officers) as well as to our non-employee directors. Options may be issued with the exercise prices equal to the fair market value of the common stock on the date of grant or at a price determined by a committee of our board of directors. Stock options vest and are exercisable over periods determined by the committee, generally five years, and expire no more than 10 years after the grant.

In July 2004, our board of directors affirmed our June 2004 decision to indefinitely suspend the exercise and future grant of options under our stock option plans. Ten former executives separated from us in 2004 and 2005. Notwithstanding the suspension, to the extent such executives held options that were vested as of their resignation date, such options remain exercisable for the post-termination period, generally 90 days, commencing on the date that the suspension is lifted for the exercise of options. This suspension was lifted on October 4, 2007. There were 704 shares that qualified for this post-termination exercise period. A summary of these remaining post-termination options as of December 31, 2007 is as follows:

	Options exercisable
			Average
	Number of	Intrinsic	exercise
Range of exercise prices	shares	value	price

$ 2.71-$10.00	31	$161	$5.71
$10.01-$20.00	142	—	$15.04
$20.01-$70.00	512	—	$47.31

	685	$161

The extension of the life of the awards was recorded as a modification of the grants. Under APB 25, the modification created intrinsic value for vested stock if the market value of the stock on the date of termination exceeded the exercise price. Therefore, these grants required an immediate recognition of the compensation expense with an offsetting credit to common stock. We recorded a charge of $37, $0 and $0 for the years ended December 31, 2005, 2006 and 2007, respectively.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Information with respect to our common stock options is as follows:

			Weighted
		Weighted	average
	Shares	average	remaining	Aggregate
	subject to	exercise	contractual	intrinsic
	options	price	life in years	value

Outstanding, January 1, 2005	4,211	$29.27
Forfeited	(216)	$34.25
Canceled	(401)	$27.77

Outstanding, December 31, 2005	3,594	$28.80
Forfeited	(75)	$22.11
Canceled	(1,207)	$22.00

Outstanding, December 31, 2006	2,312	$32.57
Granted	200	$11.20
Exercised	(4)	$2.71
Forfeited	(137)	$29.10
Canceled	(12)	$17.45

Outstanding, December 31, 2007	2,359	$31.08	3.0	$162

Exercisable, December 31, 2007	2,108	$33.30	2.3	$162

Options vested and expected to vest as of December 31, 2007	2,273	$31.64	2.8	$162

The aggregate intrinsic value is calculated using the difference between the closing stock price on the last trading day of 2007 and the option exercise price, multiplied by the number of in-the-money options.

Under the Black-Scholes option pricing model, input assumptions are determined at the time of option grant and are not adjusted during the life of that grant. The following are assumptions used in the 2007 option fair value calculations.

Expected term (years)	6.50
Expected volatility	61.6%
Dividend Yield	0%
Expected risk free interest rate	4.40%

Significant assumptions required to estimate the fair value of stock options include the following:

■	Expected term: The SEC Staff Accounting Bulletin No 107 “Simplified” method has been used to determine a weighted average expected term of options granted.
■	Expected volatility: We have estimated expected volatility based on the historical stock price volatility of a group of similar publicly traded companies. We believe that our historical volatility is not indicative of future volatility.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The weighted average grant date fair value of options issued in 2007 was $7.03 per share.

A summary of outstanding and exercisable options as of December 31, 2007 is as follows:

	Options outstanding			Options exercisable
		Weighted
		average	Weighted		Weighted
		remaining	average		average
	Number of	contractual life	exercise	Number of	exercise
Range of exercise prices	shares	(in years)	price	shares	price

$2.71-$10.00	31	1.8	$5.71	31	$5.71
$10.01-$20.00	728	5.0	$15.03	477	$16.37
$20.01-$30.00	830	3.0	$26.61	830	$26.61
$30.01-$40.00	218	1.2	$32.23	218	$32.23
$40.01-$70.00	552	1.1	$59.84	552	$59.84

	2,359	3.0	$31.08	2,108	$33.30

There were 0 and 200 options granted during 2006 and 2007. There were 0, 0 and 4 shares exercised in 2005, 2006 and 2007. The total fair value of shares vested during 2007 was $396.

As of December 31, 2007, there were 962 additional options available for grant under our stock option plans. When we became up to date in our reporting to the SEC in October 2007, certain executive officers, in accordance with their employment agreements, received an aggregate of 200 options with an exercise price equal to the then market value of our common stock on the date of grant. In 2005, $78 is included in the pro forma stock-based compensation amount depicted in Note 3 related to these options. In 2006 and 2007, $136 and $84, respectively, is included as selling, general and administrative expenses and $58 and $36 is included in research and development expenses in the accompanying consolidated statement of operations related to these options with the total of $194 and $120 included in common stock in the accompanying consolidated balance sheet as of December 31, 2006.

15.	Income taxes

The sources of loss before income taxes and the income tax provision for the years ended December 31, 2005, 2006 and 2007 are as follows:

	2005	2006	2007

Loss before income taxes:
Domestic	$(93,021)	$(15,302)	$(13,557)
Foreign	2,151	654	690

Loss before income taxes	$(90,870)	$(14,648)	$(12,867)

Current income tax provision:
Federal	$(16,171)	$(3,615)	$34
State and local	(151)	291	194
Foreign	429	393	233

Current income tax provision	$(15,893)	$(2,931)	$461

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

	2005	2006	2007

Deferred income tax provision:
Federal	$28,702	$4,825	$2,735
State and local	7,830	(259)	(499)
Foreign	123	659	(358)

Deferred income tax provision	36,655	5,225	1,878

Income tax provision	$20,762	$2,294	$2,339

The reconciliation of the statutory federal income tax rate to our effective income tax rate is as follows:

	2005	2006	2007

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax effect	5.0	(2.5)	3.6
Valuation allowance	(62.5)	(40.4)	(53.0)
Impact of foreign operations	(0.5)	(1.1)	(0.4)
Adjustments to tax reserves	0.5	1.7	(0.6)
Permanent differences	(0.7)	(7.1)	(3.4)
Tax law changes	—	—	1.8
Other	0.4	(1.3)	(1.2)

Effective income tax rate	(22.8)%	(15.7)%	(18.2)%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007

Deferred tax assets
Foreign net operating loss carryforwards	$3,022	$3,349	$2,733
Domestic net operating loss carryforwards	2,687	18,492	36,295
Accounts receivable	1,964	1,846	1,673
Property and equipment	1,285	1,975	1,917
Intangibles	24,192	22,285	21,746
Employee compensation and benefit plans	2,136	1,250	953
Deferred compensation	954	446	617
Customer accommodation and quantification	18,485	6,374	7,087
Accruals and reserves	8,078	10,556	4,855
Other	1,761	2,113	1,714

Total gross deferred tax assets	64,564	68,686	79,590
Less: Valuation allowance	(58,039)	(64,601)	(74,500)

Total deferred tax assets	6,525	4,085	5,090
Deferred tax liabilities
Intangibles	(15,947)	(18,704)	(21,377)
Other	(919)	(739)	(935)

Total deferred tax liabilities	(16,866)	(19,443)	(22,312)

Net deferred tax liability	$(10,341)	$(15,358)	$(17,222)

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

As of December 31, 2007, we had federal net operating loss carry forwards of approximately $80,520 which will partially expire in 2027 and 2028.

As of December 31, 2006 and 2007, we had state net operating loss carry forwards of approximately $115,632 and $167,750, respectively, which will expire between 2008 and 2027. In addition, we have foreign net operating loss carry forwards of approximately $15,492, which do not expire. Utilization of the net operating loss carry forwards may be subject to an annual limitation in the event of a change in ownership in future years as defined by Section 382 of the Internal Revenue Code and similar state provisions.

In assessing the future realization of deferred taxes, we consider whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized based on projections of our future taxable earnings. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

During 2007, we decreased our valuation allowance against our deferred tax assets generated in foreign tax jurisdictions from $1,803 to $1,217 based on management’s assessment of future earnings available to utilize these deferred tax assets.

In the fourth quarter of 2005, a valuation allowance of $56,808 was established against various domestic deferred tax assets. After consideration of all evidence, both positive and negative, management concluded that it was more likely than not that a majority of the domestic deferred tax assets would not be realized. In 2006 and 2007, we increased this valuation allowance to $62,798 and $73,313, respectively.

Domestic deferred tax assets were recognized to the extent that objective positive evidence existed with respect to their future utilization. The objective positive evidence included the potential to carry back any losses generated by the deferred tax assets in the future as well as income expected to be recognized due to the reversal of deferred tax liabilities as of December 31, 2007. In analyzing deferred tax liabilities as a source for potential income for purposes of recognizing deferred tax assets, the deferred tax liabilities related to excess book basis in goodwill over tax basis in goodwill were considered a source of future income for benefiting deferred tax assets with indefinite lives only due to the indefinite life and uncertainty of reversal of these liabilities during the same period as the non-indefinite life deferred tax assets.

Our consolidated income tax expense for the years ended December 31, 2005, 2006 and 2007 consists principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable year as well as state and foreign income taxes.

Effective January 1, 2007, we adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (FIN 48). FIN 48 prescribes, among other things, a recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return. FIN 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with FASB Statement 109, Accounting for Income Taxes. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on settlement with the taxing authority. We recorded a cumulative effect increase to retained earnings of $389 upon adoption.

In accordance with FIN 48, the total amount of unrecognized tax benefits as of December 31, 2007 was $5,614, which includes $581 of accrued interest related to unrecognized income tax benefits which we recognize as a component of the provision for income taxes. Of the $5,614 unrecognized tax benefits, $4,773 relates to tax positions which if recognized would impact the effective tax rate, not considering the impact of any valuation allowance. Of the $4,773, $2,859 is attributable to uncertain tax positions with respect to certain deferred tax assets

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

which if recognized would currently be offset by a full valuation allowance due to the fact that at the current time it is more likely than not that these assets would not be recognized due to a lack of sufficient projected income in the future.

The following is a roll-forward of the changes in our unrecognized tax benefits:

Total unrecognized tax benefits as of January 1, 2007	$5,002
Gross amount of decreases in unrecognized tax benefits as a result of tax positions taken during the prior period	(64)
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the prior period	10
Gross amount of increases in unrecognized tax benefits as a result of tax positions taken during the current period	252
Amount of decreases in the unrecognized tax benefits relating to settlements with taxing authorities	(10)
Reduction to unrecognized tax benefits as a result of a lapse of applicable statute of limitations	(157)

Total unrecognized tax benefits as of December 31, 2007	$5,033

Total unrecognized tax benefits that would impact the effective tax rate if recognized	$4,773

Total amount of interest and penalties recognized in the accompanying consolidated statement of operations for the year ended December 31, 2007	$141

Total amount of interest and penalties recognized in the accompanying consolidated balance sheet as of December 31, 2007	$581

We file income tax returns in the U.S. federal jurisdiction, all U.S. states which require income tax returns and foreign jurisdictions. Due to the nature of our operations, no state or foreign jurisdiction is individually significant. With limited exceptions we are no longer subject to examination by the U.S. federal or states jurisdiction for years beginning prior to 2003. We are currently under federal tax audit for the tax years 2003 through 2006. We are no longer subject to examination by the UK federal jurisdiction for years beginning prior to 2005. We do have various state tax audits and appeals in process at any given time.

We anticipate decreases in unrecognized tax benefits of approximately $304 related to state statutes of limitations expiring during 2008. Our unrecognized tax benefits are expected to change in 2008. However, we do not anticipate any significant increases or decreases within the next twelve months.

16.	Employee benefit plans

401(k) plan

We maintain a tax-qualified retirement plan named the MedQuist 401(k) Plan (401(k) Plan) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Our 401(k) Plan allows eligible employees to contribute up to 25% of their annual eligible compensation on a pre-tax basis, subject to applicable Internal Revenue Code limits. Elective deferral contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directives. Employee elective deferrals are 100% vested at all times. Our 401(k) Plan provides that we may make a discretionary matching contribution to the participants in the 401(k) Plan. Our discretionary matching contribution, if any, shall be in an amount not to exceed 100% of the first 25% of a plan participant’s compensation contributed as pre-tax contributions to the 401(k) Plan. In our sole discretion, we may make descretionary matching contributions on a quarterly or annual basis. Historically we have matched 50% of each participant’s contribution, up to a maximum of 5% of each participant’s total annual compensation. Matching contributions are 33% vested after one year of service, 67% vested after two years of service and 100% vested after three years of service. The charge to

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

operations for our matching contributions for the years ended December 31, 2005, 2006 and 2007 was $1,380, $1,432 and $1,547 respectively.

Executive deferred compensation plan

We established the MedQuist Inc. Executive Deferred Compensation Plan (EDCP) in 2001. The EDCP, which is administered by the compensation committee of our board of directors, allowed certain members of management and highly compensated employees to defer a certain percentage of their income. Participants were permitted to defer compensation into an account in which proceeds were available either during or after termination of employment. The compensation committee authorized that certain contributions made to a retirement distribution account be matched with either shares of our common stock or cash. Participants were not entitled to receive matching contributions if they elected to make deferrals to an account into which proceeds are available during employment. Participants were able to defer up to 15% of their base salary (or such other maximum percentage as may be approved by the compensation committee) and 90% of their bonus (or such other maximum percentage as may be approved by the compensation committee). Distributions to a participant made pursuant to a retirement distribution account may be made to the participant upon the participant’s termination or attainment of age 65, as elected by the participant in their enrollment agreement. Distributions to a participant made pursuant to an in-service distribution account may be made at the election of the participant in their enrollment agreement, subject to certain exceptions. The balances in the EDCP are not funded, but are segregated, and participants in the EDCP are our general creditors. All amounts deferred in the EDCP increase or decrease based on hypothetical investment results of the participant’s selected investment alternatives. However, EDCP distributions are paid out of our funds rather than from a dedicated investment portfolio. As of December 31, 2006 and 2007, the value of the assets held, managed and invested pursuant to the EDCP was $1,120 and $1,118, respectively, and is included in other current assets in the accompanying consolidated balance sheets. As of December 31, 2006 and 2007, the corresponding deferred compensation liability reflecting amounts due to employees was $827 and $637, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets.

Effective January 1, 2005, the EDCP was suspended and no further contributions have been made.

Board of directors deferred compensation plan

Commencing on January 1, 2005, a portion of the compensation paid to our independent directors was deferred compensation in the form of common stock having a fair market value of $50 on the date of grant. Our board of directors postponed the granting of the deferred compensation awards for 2006 and 2007 until October 2007 which is when we became up to date with our periodic reporting obligations with the SEC. As of December 31, 2006 and 2007, $332 and $0, respectively, related to deferred compensation is included in the accompanying consolidated statements of shareholders’ equity and other comprehensive income. This plan was terminated in February 2008.

17.	Related-Party transactions

From time to time, we enter into transactions in the normal course of business with related parties. The audit committee of our board of directors has been charged with the responsibility of approving or satisfying all related party transactions other than those between us and Philips. In any situation where the audit committee sees fit to do so, any related party transaction, other than those between us and Philips, may be presented to disinterested members of our board of directors for approval or ratification.

In connection with Philips’ investment in us, we have entered into various agreements with Philips. All material transactions between Philips and us are reviewed and approved by the supervisory committee of our board of directors. The supervisory committee is comprised of directors’ independent from Philips. Listed below is a summary of our material agreements with Philips.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Licensing agreement

In connection with Philips’ tender offer, we entered into a Licensing Agreement with Philips Speech Processing GmbH, an affiliate of Philips which is now known as Philips Speech Recognition Systems GmbH (PSRS), on May 22, 2000 (Licensing Agreement). The Licensing Agreement was subsequently amended by the parties as of January 1, 2002, February 23, 2003, August 10, 2003, September 1, 2004, December 30, 2005 and February 13, 2007.

Under the Licensing Agreement, we license from PSRS its SpeechMagic speech recognition and processing software, including any updated versions of the software developed by PSRS during the term of the License Agreement (Licensed Product), for use by us anywhere in the world. We pay a fee for use of this license based upon a per line fee for each transcribed line of text processed through the Licensed Product.

Upon the expiration of its initial term on June 28, 2005, the Licensing Agreement was renewed for an additional five year term.

In connection with the Licensing Agreement, we have a consulting arrangement with PSRS whereby PSRS assists us with the integration of its speech and transcription technologies.

OEM supply agreement

On September 21, 2007, we entered into an Amended and Restated OEM Supply Agreement (Amended OEM Agreement) with PSRS. The Amended OEM Agreement amends and restates a previous OEM Supply Agreement with PSRS dated September 23, 2004. In connection with the Amended OEM Agreement certain amounts paid to PSRS were capitalized in fixed assets and are being amortized over a three-year period.

Pursuant to the Amended OEM Agreement, we purchased a co-ownership interest in all rights and interests in and to SpeechQ for Radiology together with its components, including object and source code for the SpeechQ for Radiology application and the SpeechQ for Radiology integration SDK (collectively, the Product), but excluding the SpeechMagic speech recognition and processing software, which we separately license from PSRS for a fee under the Licensing Agreement. Additionally, the Amended OEM Agreement provides that we shall receive, in exchange for a fee, the exclusive right in the United States, Canada and certain islands of the Caribbean (collectively the Exclusive Territory) to sell, service and deliver the Product. In addition, PSRS has agreed that for the term of the Amended OEM Agreement it will not release a front-end multi-user reporting solution (including one similar to the Product) in the medical market in the Exclusive Territory nor will it directly authorize or assist any of its affiliates to do so either; provided that the restriction does not prevent PSRS’s affiliates from integrating SpeechMagic within their general medical application products. The Amended OEM Agreement further provides that we shall make payments to PSRS for PSRS’ development of an interim version of the software included in the Product (Interim Version). Except for the Interim Version which we and PSRS will co-own, the Amended OEM Agreement provides that any improvements, developments or other enhancements either we or PSRS makes to the Product (collectively, Improvements) shall be owned exclusively by the party that developed such Improvement. Each party has the right to seek patent or other protection of the Improvements it owns independent of the other party.

The term of the Amended OEM Agreement extends through June 30, 2010 and will automatically renew for an additional three year term provided that we are in material compliance with the Amended OEM Agreement as of such date. If PSRS decides to discontinue all business relating to the Product in the Exclusive Territory on or after June 30, 2010, PSRS can effect such discontinuation by terminating the Amended OEM Agreement by providing us with six months’ prior written notice of such discontinuation, provided the earliest such notice can be delivered is June 30, 2010. Either party may terminate the Amended OEM Agreement for cause immediately in the event that a material breach by the other party remains uncured for more than 30 days following delivery of written notice or in the event that the other party becomes insolvent or files for bankruptcy.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Equipment sales

We purchase dictation related equipment from Philips.

Insurance coverage through Philips

We obtain all of our business insurance coverage (other than workers’ compensation) through Philips.

Purchasing agreements

For the three years ended December 31, 2007 we entered into annual letter agreements with Philips Electronics North America Corporation (PENAC), an affiliate of Philips, to purchase products and services from certain suppliers under the terms of the prevailing agreements between such suppliers and PENAC. As of January 1, 2008, we are no longer a party to an agreement with PENAC to purchase the aforementioned products and services.

From time to time, we enter into other miscellaneous transactions with Philips including Philips purchasing certain products and implementation services from us. We recorded net revenues from sales to Philips of $754, $26 and $0 for the years ended December 31, 2005, 2006 and 2007, respectively.

Our consolidated balance sheets as of December 31, 2006 and 2007 reflect other assets related to Philips of $0 and $1,002, respectively, and accrued expenses related to Philips of $2,030 and $1,534, respectively.

Listed below is a summary of the expenses incurred by us in connection with the various Philips agreements noted above for the years ended December 31, 2005, 2006 and 2007. Charges related to these agreements are included in cost of revenues and selling, general and administrative expenses in the accompanying consolidated statements of operations.

	Years ended December 31,
	2005	2006	2007

PSRS licensing	$1,216	$2,390	$2,479
PSRS consulting	162	3	—
OEM agreement	1,521	1,429	2,252
Dictation equipment	1,238	878	854
Insurance	957	1,601	1,794
PENAC	54	30	40
Other	248	42	—

Total	$5,396	$6,373	$7,419

On July 29, 2004, we entered into an agreement with Nightingale under which Nightingale agreed to provide interim chief executive services to us. On July 30, 2004, our board of directors appointed Howard S. Hoffmann to serve as our non-employee Chief Executive Officer (CEO). Mr. Hoffmann serves as the Managing Partner of Nightingale. With the departure of our former President in May 2007, our board of directors appointed Mr. Hoffmann to the additional position of President in June 2007. Mr. Hoffmann serves as our President and Chief Executive Officer pursuant to the terms of the agreement between us and Nightingale which was amended on March 14, 2008 (Amendment). The Amendment, among other things, extends the term of Mr. Hoffmann’s role as our President and Chief Executive Officer through August 1, 2008. Our board of directors is responsible for monitoring and reviewing the performance of Mr. Hoffmann on an ongoing basis. Our agreement with Nightingale also permits us to engage additional personnel employed by Nightingale to provide consulting services to us from time to time.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the years ended December 31, 2005, 2006 and 2007, we incurred charges of $3,207, $3,005 and $2,914, respectively, for Nightingale services. From February 1, 2007 through December 31, 2007, the Nightingale charges were recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations due to Nightingale’s focus on operational matters instead of the Review and Management’s Billing Assessment. Prior to February 1, 2007, charges related to Nightingale were recorded in cost of investigation and legal proceedings, net (see Note 5). As of December 31, 2006 and 2007, accrued expenses included $548 and $400, respectively, for amounts due to Nightingale for services performed.

See Note 11 for a discussion of our agreements with A-Life.

18.	Quarterly data (unaudited)

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

2006
Net revenues	$96,014	$93,359	$82,096	$86,622

Net loss	$(8,471)	$(2,416)	$(2,104)	$(3,951)

Net loss per share:
Basic	$(0.23)	$(0.06)	$(0.06)	$(0.11)
Diluted	$(0.23)	$(0.06)	$(0.06)	$(0.11)
Weighted average shares outstanding:
Basic	37,484	37,484	37,484	37,484
Diluted	37,484	37,484	37,484	37,484

2007
Net revenues	$89,066	$88,692	$82,518	$80,066

Net income (loss)	$(1,886)	$5,886	$(8,935)	$(10,271)

Net income (loss) per share:
Basic	$(0.05)	$0.16	$(0.24)	$(0.27)
Diluted	$(0.05)	$0.16	$(0.24)	$(0.27)
Weighted average shares outstanding:
Basic	37,484	37,484	37,484	37,500
Diluted	37,484	37,497	37,484	37,500

MedQuist Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,
	2007	2008

Net revenues	$177,758	$166,179

Operating costs and expenses
Cost of revenues	134,628	119,273
Selling, general and administrative	32,610	25,899
Research and development	6,265	7,854
Depreciation	5,179	5,924
Amortization of intangible assets	2,704	2,734
Cost of investigation and legal proceedings, net	(4,897)	8,126
Restructuring charges	381	(45)

Total operating costs and expenses	176,870	169,765

Operating income (loss)	888	(3,586)
Equity in income of affiliated company	323	41
Other income	—	438
Interest income, net	4,175	2,183

Income (loss) before income taxes	5,386	(924)
Income tax provision	1,386	1,658

Net income (loss)	$4,000	$(2,582)

Net income (loss) per share:
Basic	$0.11	$(0.07)

Diluted	$0.11	$(0.07)

Weighted average shares outstanding:
Basic	37,484	37,544

Diluted	37,499	37,544

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	June 30,
	2007	2008

ASSETS
Current assets
Cash and cash equivalents	$161,582	$151,095
Accounts receivable, net of allowance of $4,359 and $4,417, respectively	48,725	48,215
Income tax receivable	815	716
Other current assets	7,920	8,757

Total current assets	219,042	208,783
Property and equipment, net of accumulated depreciation of $38,772 and $38,825, respectively	21,366	18,920
Goodwill	125,505	125,418
Other intangible assets, net of accumulated amortization of $45,209 and $44,610, respectively	42,262	41,363
Deferred income taxes	2,712	2,722
Other assets	6,885	6,117

Total assets	$417,772	$403,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,754	$11,137
Accrued expenses	18,989	13,501
Accrued compensation	14,826	14,495
Customer accommodation and quantification	18,459	12,242
Deferred income tax liability – current	4,783	4,783
Deferred revenue	16,023	16,280

Total current liabilities	85,834	72,438
Deferred income taxes	15,151	16,635

Other non-current liabilities	2,143	2,065

Commitments and contingencies (Note 11)
Shareholders’ equity
Common stock – no par value; authorized 60,000 shares; 37,544 and 37,544 shares issued and outstanding, respectively	236,412	236,574
Retained earnings	72,876	70,294
Accumulated other comprehensive income	5,356	5,317

Total shareholders’ equity	314,644	312,185

Total liabilities and shareholders’ equity	$417,772	$403,323

The accompanying notes are an integral part of these consolidated financial statements.

MedQuist Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended June 30,
	2007	2008

Operating activities
Net income (loss)	$4,000	$(2,582)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	7,883	8,658
Equity in income of affiliated company	(323)	(41)
Deferred income tax provision	974	1,491
Stock option expense	207	162
Provision for doubtful accounts	2,431	1,205
Loss on disposal of property and equipment	61	38
Changes in operating assets and liabilities excluding effects of acquisitions
Accounts receivable	(4,088)	(1,334)
Income tax receivable	(267)	99
Insurance receivable	(11,143)	—
Other current assets	(511)	(837)
Other non-current assets	(52)	116
Accounts payable	1,613	(2,065)
Accrued expenses	(8,060)	(5,405)
Accrued compensation	297	(309)
Customer accommodation and quantification	(2,976)	(5,593)
Deferred revenue	(1,210)	172
Other non-current liabilities	1,962	8

Net cash used in operating activities	$(9,202)	$(6,217)

Investing activities
Purchase of property and equipment	(4,137)	(3,078)
Capitalized software	(824)	(1,862)
Proceeds from sale of investments	—	692

Net cash used in investing activities	(4,961)	(4,248)

Financing activities
Net cash provided by financing activities	—	—

Effect of exchange rate changes	32	(22)

Net decrease in cash and cash equivalents	(14,131)	(10,487)

Cash and cash equivalents – beginning of period	175,412	161,582

Cash and cash equivalents – end of period	$161,281	$151,095

Supplemental cash flow information
Cash paid for income taxes	$276	$263

Accommodation payments paid with credits	$1,288	$611

The accompanying notes are an integral part of these consolidated financial statements

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(In thousands, except for per share amounts)
(Unaudited)

1.	Description of business

MedQuist is the largest Medical Transcription Service Organization (MTSO) in the world, and a leader in technology enabled clinical documentation workflow. We service health systems, hospitals and large group medical practices throughout the U.S., and we employ approximately 5,600 skilled medical transcriptionists (MTs), making us the largest employer of MTs in the U.S. We believe our services and enterprise technology solutions – including mobile voice capture devices, speech recognition technologies, Web-based workflow platforms, and global network of MTs and editors – enable healthcare facilities to improve patient care, increase physician satisfaction, and lower operational costs.

Change in majority owner

On August 6, 2008, CBaySystems Holdings Limited (CBaySystems Holdings), a company that is publicly traded on the AIM market of the London Stock Exchange with a portfolio of investments in medical transcription, which includes a company that competes in the medical transcription market, healthcare technology, and healthcare financial services, acquired a 69.5% ownership interest in MedQuist from Koninklijke Philips Electronics N.V. (Philips) for $11.00 per share (CBaySystems Holdings Purchase). Immediately prior to the closing of the CBaySystems Holdings Purchase, four of our directors affiliated with Philips resigned from our board of directors and four individuals affiliated with CBaySystems Holdings were appointed to our board of directors.

2.	Introductory note

In November 2003, one of our employees raised allegations that we had engaged in improper billing practices. In response, our board of directors undertook an independent review of these allegations (Review). On March 16, 2004, we announced that we had delayed the filing of our Form 10-K for the year ended December 31, 2003 pending the completion of the Review. As a result of our noncompliance with the U.S. Securities and Exchange Commission’s (SEC) periodic disclosure requirements, our common stock was delisted from the NASDAQ National Market on June 16, 2004.

In response to our customers’ concern over the public disclosure of certain findings from the Review, we made the decision in the fourth quarter of 2005 to take action to try to avoid litigation and preserve and solidify our customer business relationships by offering a financial accommodation to certain of our customers. See Note 7.

Disclosure of the findings of the Review, along with the delisting of our common stock, precipitated a number of governmental investigations and civil lawsuits. See Note 11.

On July 5, 2007, we filed our Form 10-K for the year ended December 31, 2005 (2005 Form 10-K). The 2005 Form 10-K was our first periodic report covering the period after September 30, 2003. On August 31, 2007, we filed our Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 as well as our Form 10-K for the year ended December 31, 2006. On October 4, 2007, we filed our Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007. On November 9, 2007, we timely filed our Form 10-Q for the quarter ended September 30, 2007 and we have timely filed all periodic reports since that date.

Our common stock was relisted on the Global Market of The NASDAQ Stock Market LLC on July 17, 2008.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

3.	Basis of presentation

The consolidated financial statements included herein are unaudited and have been prepared by us pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been omitted pursuant to such rules and regulations although we believe that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements include our accounts and the accounts of all of our wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair presentation of the information contained herein. These consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations. As permitted under GAAP, interim accounting for certain expenses is based upon full year assumptions. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon actual year to date income tax rates as permitted by Financial Accounting Standards Board (FASB) Interpretation 18, Accounting for Income Taxes in Interim Periods.

Our accounting policies are set forth in detail in Note 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

In September 2006, FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, creates a framework within GAAP for measuring fair value, and expands disclosures about fair value measurements. In defining fair value, SFAS 157 emphasizes a market-based measurement approach that is based on the assumptions that market participants would use in pricing an asset or liability. SFAS 157 does not require any new fair value measurements, but does generally apply to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157,” which delays for one year the effective date of SFAS 157 for most nonfinancial assets and nonfinancial liabilities. Nonfinancial instruments affected by this deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, we adopted SFAS 157 for financial assets and financial liabilities recognized at fair value on a recurring basis. The partial adoption of SFAS 157 for these items did not have a material impact on our financial position, results of operations and cash flows. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad categories. Level 1: Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access. Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates and yield curves. Level 3: Inputs are unobservable data points that are not corroborated by market data. At June 30, 2008, we held two financial assets, cash and cash equivalents (Level 1) and our Executive Deferred Compensation Plan (EDCP) included in other current assets with a fair value of $975. We measure the fair value of our EDCP on a recurring basis using Level 2 (significant other observable) inputs as defined by SFAS 157. The adoption of SFAS 157 did not have a material impact on the basis for measuring the fair value of these items.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, including interim periods within that fiscal year. We did not elect the fair value option for any of our existing financial instruments as of June 30, 2008 and we have not determined whether or not we will elect this option for financial instruments we may acquire in the future.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R). SFAS 141R defines a business combination as a transaction or other event in which an acquirer obtains control of one or more businesses. Under SFAS 141R, all business combinations are accounted for by applying the

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

acquisition method (previously referred to as the purchase method), under which the acquirer measures all identified assets acquired, liabilities assumed, and noncontrolling interests in the acquiree at their acquisition date fair values. Certain forms of contingent consideration and certain acquired contingencies are also recorded at their acquisition date fair values. SFAS 141R also requires that most acquisition related costs be expensed in the period incurred. SFAS 141R is effective for us in January 2009. SFAS 141R will change our accounting for business combinations on a prospective basis.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS 160). SFAS 160 requires a company to recognize noncontrolling interests (previously referred to as “minority interests”) as a separate component in the equity section of the consolidated statement of financial position. It also requires the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated statement of income. SFAS 160 also requires changes in ownership interest to be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. SFAS 160 is effective for us in January 2009. We are currently evaluating the impact, if any, SFAS 160 will have on our financial position, results of operations and cash flows.

In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 requires a company with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. SFAS 161 is effective for us in January 2009.

The FASB recently issued a Staff Position (FSP) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS 142. Paragraph 11 of SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement – that an entity consider its own historical experience in renewing similar arrangements. If historical experience does not exist then the company would consider market participant assumptions regarding renewal including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in paragraph 11 of SFAS 142. We are currently evaluating the impact, if any, SFAS 142-3 will have on our financial position, results of operations or cash flows.

4.	Stock-based compensation

The following table summarizes our stock-based compensation expense related to employee stock options recognized under SFAS No. 123R, “Share Based Payment,” (SFAS 123R).

	Six months ended
	June 30,
	2007	2008

Selling, general and administrative	$58	$105
Research and development	23	45
Cost of revenues	126	12

Total	$207	$162

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

As of June 30, 2008, total unamortized stock-based compensation cost related to non-vested stock options, net of expected forfeitures, was $1,199 which is expected to be recognized over a weighted-average period of 4.3 years.

Our stock option plans provide for the granting of options to purchase shares of common stock to eligible employees (including officers) as well as to our non-employee directors. Options may be issued with the exercise prices equal to the fair market value of the common stock on the date of grant or at a price determined by a committee of our board of directors. Stock options vest and are exercisable over periods determined by the committee, generally five years, and generally expire no more than 10 years after the grant.

In July 2004, our board of directors affirmed our June 2004 decision to indefinitely suspend the exercise and future grant of options under our stock option plans. For 10 of our former executives (who separated from us in 2004 and 2005) who held options that were vested as of their resignation date, our board of directors allowed their options to remain exercisable for the post-termination period commencing on the date that the suspension was lifted for the exercise of options. There were 704 options that qualified for this post-termination exercise period. The suspension was lifted on October 4, 2007 and all but 154 of these options terminated on February 1, 2008. A summary of these remaining options as of June 30, 2008 is as follows:

			Options exercisable (1)
					Average
			Number of	Intrinsic	exercise
Range of exercise prices			shares	value	price

$2.71	-	$10.00	31	$65	$5.71
$10.01	-	$20.00	47	—	$14.38
$20.01	-	$70.00	76	—	$33.28

			154	$65

(1)	Of the remaining 154 options, 12 were exercised in July 2008 and the remaining 142 expire on October 3, 2009.

The extension of the life of the awards was recorded as a modification of the grants in 2004 and 2005. Under Accounting Principles Board Opinion No 25, “Accounting for Stock Issued to Employees,” (APB 25), the modification created intrinsic value for vested stock if the market value of the stock on the date of termination exceeded the exercise price. Therefore, these grants required an immediate recognition of the compensation expense with an offsetting credit to common stock. No charges were incurred for the six month periods ended June 30, 2007 and 2008.

Information with respect to our common stock options is as follows:

			Weighted
		Weighted	average
	Shares	average	remaining	Aggregate
	subject to	exercise	contractual	intrinsic
	options	price	life in years	value

Outstanding, December 31, 2007	2,359	$31.08
Forfeited	(2)	$17.45
Canceled	(762)	$40.09

Outstanding, June 30, 2008	1,595	$26.80	3.7	$65

Exercisable, June 30, 2008	1,396	$29.03	2.9	$65

Options vested and expected to vest as of June 30, 2008	1,566	$27.09	3.6	$65

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The aggregate intrinsic value is calculated using the difference between the closing stock price on the last trading day of the quarter and the option exercise price, multiplied by the number of in-the-money options.

There were no options granted or exercised during the six months ended June 30, 2007 and 2008.

A summary of outstanding and exercisable common stock options as of June 30, 2008 is as follows:

			Options outstanding			Options exercisable
				Weighted Average	Weighted		Weighted
				remaining	average		average
			Number of	contractual life	exercise	Number of	exercise
Range of exercise prices			shares	(in years)	price	shares	price

$2.71	-	$10.00	30	1.3	$5.71	30	$5.71
$10.01	-	$20.00	569	5.6	$14.80	369	$16.75
$20.01	-	$30.00	658	3.1	$26.41	658	$26.41
$30.01	-	$40.00	121	1.5	$32.89	121	$32.89
$40.01	-	$70.00	217	2.0	$58.88	217	$58.88

			1,595	3.7	$26.80	1,395	$29.03

As of June 30, 2008, there were 1,019 additional options available for grant under our stock option plans. When we became current in our reporting obligations with the SEC on October 4, 2007, certain executive officers, in accordance with their employment agreements, received a grant of an aggregate of 200 options with an exercise price equal to the grant date market value of our common stock on October 4, 2007.

5.	Other comprehensive income (loss)

Other comprehensive income (loss) was as follows:

	Six months ended June 30,
	2007	2008

Net income (loss)	$4,000	$(2,582)
Foreign currency translation adjustment	402	(39)

Comprehensive income (loss)	$4,402	$(2,621)

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

6.	Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during each period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding, as adjusted for the dilutive effect of common stock equivalents, which consist only of stock options, using the treasury stock method.

The following table reflects the weighted average shares outstanding used to compute basic and diluted net income (loss) per share:

	Six months ended June 30,
	2007	2008

Net income (loss)	$4,000	$(2,582)

Weighted average shares outstanding:
Basic	37,484	37,544
Effect of dilutive shares	15	—

Diluted	37,499	37,544
Net income (loss) per share:
Basic	$0.11	$(0.07)
Diluted	$0.11	$(0.07)

The computation of diluted net income (loss) per share does not assume conversion, exercise or issuance of shares that would have an anti-dilutive effect on diluted net loss per share. For the six months ended June 30, 2008 we had a net loss. As a result, any assumed conversions would result in reducing the net loss per share and, therefore, are not included in the calculation. Shares having an anti-dilutive effect on net loss per share and, therefore, excluded from the calculation of diluted net loss per share, totaled 1,565 shares for the six months ended June 30, 2008.

7.	Customer accommodation and quantification

As noted in Note 2, in connection with our decision to offer financial accommodations to certain of our customers (Accommodation Customers), we analyzed our historical billing information and the available report-level data (Management’s Billing Assessment) to develop individualized accommodation offers to be made to Accommodation Customers (Accommodation Analysis). The Accommodation Analysis took approximately one year to complete. The methodology utilized to develop the individual accommodation offers was designed to generate positive accommodation outcomes for Accommodation Customers. As such, the methodology was not a calculation of potential over billing nor was it intended as a measure of damages or a reflection of any admission of liability due and owed to Accommodation Customers. Instead, the Accommodation Analysis was a methodology that was developed to arrive at commercially reasonable and fair accommodation offers that would be acceptable to Accommodation Customers without negotiation.

In the fourth quarter of 2005, based on the Accommodation Analysis, our board of directors authorized management to make cash accommodation offers to Accommodation Customers in the aggregate amount of $65,413. In 2006, this amount was adjusted by a net additional amount of $1,157 based on a refinement of the Accommodation Analysis resulting in an aggregate amount of $66,570. By accepting our accommodation offer, an Accommodation Customer must agree, among other things, to release us from any and all claims and liability regarding certain billing related issues.

As part of this process, we also conducted an analysis in an attempt to quantify the economic consequences of potentially unauthorized adjustments to Accommodation Customers’ ratios and formulae within the transcription platform setups (Quantification). This Quantification was calculated to be $9,835.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Of the authorized cash accommodation amount of $66,570, $57,678 and $1,157 were treated as consideration given by a vendor to a customer and accordingly recorded as a reduction in revenues in 2005 and 2006, respectively. The balance of $7,735 plus an additional $2,100 has been accounted for as a billing error associated with the Quantification resulting in a reduction of revenues in various reporting periods from 1999 to 2005.

The goal of our customer accommodation was to reach a settlement with certain of our customers. However, the Accommodation Analysis for certain customers did not result in positive accommodation outcomes. For certain other Accommodation Customers, the Accommodation Analysis resulted in calculated cash accommodation offers that we believed were insufficient as a percentage of their historical line billing to motivate such customers to resolve their billing disputes with us. Therefore, in 2006 we modified our customer accommodation to enable us to offer this group of Accommodation Customers credits for the purchase of future products and/or services from us over a defined period of time. On July 21, 2006, our board of directors authorized management to make credit accommodation offers up to an additional $8,676 beyond amounts previously authorized. During 2006, this amount was adjusted by a net additional amount of $569 based on a refinement of the Accommodation Analysis, resulting in an aggregate amount of $9,245. In connection with the credit accommodation offers we recorded a reduction in revenues and corresponding increase in accrued expenses of $9,245 in 2006.

The following is a summary of the financial statement activity for the periods indicated related to the customer accommodation and the Quantification which is included as a separate line item in the accompanying consolidated balance sheets as of December 31, 2007 and June 30, 2008:

	Year ended	Six months ended
	December 31, 2007	June 30, 2008

Beginning balance	$24,777	$18,459
Payments and other adjustments	(3,723)	(5,606)
Credits	(2,595)	(611)

Ending balance	$18,459	$12,242

8.	Cost of investigation and legal proceedings, net

For the six months ended June 30, 2007 and 2008, we recorded a credit of ($4,897) and a charge of $8,126, respectively for costs associated with the Review and Management’s Billing Assessment, as well as defense and other costs associated with governmental investigations and civil litigation, including, in 2007, $197 of consulting services provided by Nightingale and Associates, LLC (Nightingale), a management consulting company specializing in turn-arounds and crisis management, that we deemed to be unusual in nature. Howard Hoffmann, our former President and Chief Executive Officer, provided services to us pursuant to the terms of an agreement between us and Nightingale. Nightingale also provided certain consulting services to us related to the Review and Management’s Billing Assessment. The agreement with Nightingale was terminated consensually on June 10, 2008, which was also the date that Mr. Hoffmann ceased being our President and Chief Executive Officer. These costs are net of insurance claim reimbursements. We record insurance claims when the realization of the claim is

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

probable. The following is a summary of the amounts recorded as Cost of investigation and legal proceedings, net, in the accompanying consolidated statements of operations:

	Six months ended June 30,
	2007	2008

Legal fees	$8,846	$6,267
Other professional fees	1,444	359
Nightingale services	197	—
Insurance recoveries and claims	(15,386)	—
Other	2	1,500

Total	$(4,897)	$8,126

Other professional fees represent accounting and dispute analysis costs and document search and retrieval costs. In 2007, insurance recoveries and claims represent insurance recoveries ($4,243) and insurance claims ($11,143). The insurance claims were recorded in other current assets and payment related to these claims was received in the third quarter of 2007. We do not expect to receive any additional insurance recoveries in the future. The 2008 Other amount of $1,500 is for the proposed settlement of all claims related to the consolidated medical transcriptionists putative class action.

9.	Restructuring plans

2005 restructuring plan

During 2005, we implemented a restructuring plan (2005 Plan) based on the implementation of a centralized national service delivery model. The 2005 Plan involved the consolidation of operating facilities and a related reduction in workforce. The table below reflects the financial statement activity related to the 2005 Plan which is included in accrued expenses in the accompanying consolidated balance sheets:

	Year ended	Six months ended
	December 31, 2007	June 30, 2008
	Total non-cancelable	Total non-cancelable
	leases	leases

Beginning balance	$648	$126
Additional charge	322	—
Cash paid	(844)	(70)

Ending balance	$126	$56

The remainder of payments related to the 2005 Plan will be made by 2009 for non-cancelable leases.

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

2007 restructuring plans

During the third quarter of 2007, we implemented a restructuring plan related to a reduction in workforce of 104 employees as a result of the refinement of our centralized national services delivery model. In addition, during the fourth quarter of 2007, we implemented a restructuring plan related to an additional reduction in workforce of 183 employees attributable to our efforts to reduce costs. All of the restructuring costs incurred are severance related. The table below reflects the financial statement activity related to the 2007 Plan which is included in accrued expenses in the accompanying consolidated balance sheets:

	Year ended	Six months ended
	December 31, 2007	June 30, 2008
	Total severance	Total severance

Beginning balance	$2,263	$1,493
Reversal	—	(45)
Cash paid	(770)	(1,417)

Ending balance	$1,493	$31

In the second quarter of 2008, we reversed $45 related to the 2007 restructuring plan because certain employee severance expenses will not be incurred. The remainder of payments related to the 2007 restructuring plans will be made by the end of 2008.

10.	Income taxes

Our consolidated income tax expense consists principally of an increase in deferred tax liabilities related to goodwill amortization deductions for income tax purposes during the applicable period as well as state and foreign income taxes offset by the reversal of certain state tax reserves due to the expiration of the statutes of limitations. We have recorded a valuation allowance to reduce our net deferred tax assets to an amount that is more likely than not to be realized in future years.

Under FASB Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (FIN 48), we classify penalties and interest related to uncertain tax positions as part of income tax expense. There were no material changes to our uncertain tax positions, including penalties and interest for the three and six months ended June 30, 2008.

11.	Commitments and contingencies

Governmental investigations

The SEC is currently conducting a formal investigation of us relating to our billing practices. We have been fully cooperating with the SEC since it opened its investigation in 2004 and we have complied with information and document requests by the SEC.

We also received an administrative subpoena under Health Insurance Portability and Accountability Act of 1996 (HIPAA) for documents from the U.S. Department of Justice (DOJ) on December 17, 2004. The subpoena sought information primarily about our provision of medical transcription services to governmental and non-governmental customers. The information was requested in connection with a government investigation into whether we and others violated federal laws in connection with the provision of medical transcription services. We have complied, and are continuing to comply, with information and document requests by the DOJ.

The U.S. Department of Labor (DOL) conducted a formal investigation into the administration of our 401(k) plan. We fully cooperated with the DOL from the inception of its investigation in 2004 and we complied with

MedQuist Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

information and document requests by the DOL. In April 2008, we made an additional contribution of approximately $41 to our 401(k) plan and certain current or former plan participants in an attempt to resolve the DOL investigation. In July 2008, we received written confirmation from the DOL that it has concluded its investigation.

Developments relating to the SEC and/or DOJ investigations may continue to represent various risks and uncertainties that could materially and adversely affect our business and our historical and future financial condition, results of operations and cash flows.

Customer litigation

South broward putative class action

A putative class action was filed in the United States District Court for the Central District of California. The action, entitled South Broward Hospital District, d/b/a Memorial Regional Hospital, et al. v. MedQuist Inc. et al., Case No. CV-04-7520-TJH-VBKx, was filed on September 9, 2004 against us and certain of our present and former officers, purportedly on behalf of an alleged class of non-federal governmental hospitals and medical centers that the complaint claims were wrongfully and fraudulently overcharged for transcription services by defendants based primarily on our use of the AAMT line billing unit of measure. The complaint charged fraud, violation of the California Business and Professions Code, unjust enrichment, conversion, negligent supervision and violation of RICO. Named as defendants, in addition to us, were one of our senior vice presidents, our former executive vice president of marketing and new business development, our former executive vice president and chief legal officer, and our former executive vice president and chief financial officer.

On March 10, 2008, the parties reached agreement on settlement terms resolving all claims by the named plaintiffs. The parties entered into a final settlement agreement on or about May 21, 2008. Under the parties’ agreement, we made a lump sum payment of $7,520 to resolve all claims by the individual named plaintiffs and certain other additional putative class members represented by plaintiffs’ counsel but not named in the action. We have accrued the entire amount of this lump sum payment, $5,205 of which was accrued during 2005, in the accompanying consolidated balance sheet as of December 31, 2007. Neither we, nor any of the individual defendants, admitted to any liability or any wrongdoing in connection with the settlement. On June 16, 2008, the District Court dismissed the case with prejudice in its entirety and without costs. Because the settlement is not be on a class-wide basis, no class will be certified and thus there is no requirement to give notice.

Kaiser litigation

On June 6, 2008, plaintiffs Kaiser Foundation Health Plan, Inc., Kaiser Foundation Hospitals, The Permanente Medical Group, Inc., Kaiser Foundation Health Plan of the Mid-Atlantic States, Inc., and Kaiser Foundation Health Plan of Colorado (collectively, Kaiser) filed suit against MedQuist Inc. and MedQuist Transcriptions, Ltd. (collectively, MedQuist) in the Superior Court of the State of California in and for the County of Alameda. The action is entitled Foundation Health Plan Inc., et al v. MedQuist Inc. et al., Case No. CV-078-03425 PJH. The complaint asserts five causes of action, for common law fraud, breach of contract, violation of California Business and Professions Code section 17200, unjust enrichment, and a demand for an accounting. More specifically, Kaiser alleges that MedQuist fraudulently inflated the payable units of measure in medical transcription reports generated by MedQuist for Kaiser pursuant to the contracts between the parties. The damages alleged in the complaint include an estimated $7 million in compensatory damages, as well as punitive damages, attorneys’ fees and costs, and injunctive relief. MedQuist contends that it did not breach the contracts with Kaiser, or commit the fraud alleged, and it intends to defend the suit vigorously. MedQuist removed the case to the United States District Court for the Northern District of California, and has filed motions to dismiss Kaiser’s complaint and to transfer venue of the case to the United Stated District Court for the District of New Jersey. The parties participated in mediation on July 24, 2008, but the case was not settled. An initial case management conference has been set for October 23, 2008.

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Medical transcriptionist litigation

Hoffmann putative class action

A putative class action lawsuit was filed against us in the United States District Court for the Northern District of Georgia. The action, entitled Brigitte Hoffmann, et al. v. MedQuist Inc., et al., Case No. 1:04-CV-3452, was filed with the Court on November 29, 2004 against us and certain current and former officials, purportedly on behalf of an alleged class of current and former employees and statutory workers, who are or were compensated on a “per line” basis for medical transcription services (Class Members) from January 1, 1998 to the time of the filing of the complaint (Class Period). The complaint specifically alleged that defendants systematically and wrongfully underpaid the Class Members during the Class Period. The complaint asserted the following causes of action: fraud, breach of contract, demand for accounting, quantum meruit, unjust enrichment, conversion, negligence, negligent supervision, and RICO violations. Plaintiffs sought unspecified compensatory damages, punitive damages, disgorgement and restitution. On December 1, 2005, the Hoffmann matter was transferred to the United States District Court for the District of New Jersey. On January 12, 2006, the Court ordered this case consolidated with the Myers Putative Class Action discussed below. As set forth below, the parties have reached an agreement in principle to settle all claims.

Force putative class action

A putative class action entitled Force v. MedQuist Inc. and MedQuist Transcriptions, Ltd., Case No. 05-cv-2608-WSD, was filed against us on October 11, 2005 in the United States District Court for the Northern District of Georgia. The action was brought on behalf of a putative class of current and former employees who claim they are or were compensated on a “per line” basis for medical transcription services but were allegedly underpaid due to the actions of defendants. The named plaintiff asserted claims for breach of contract, quantum meruit, unjust enrichment, and for an accounting. Upon stipulation and consent of the parties, on February 17, 2006, the Force matter was ordered transferred to the United States District Court for the District of New Jersey. Subsequently, on April 4, 2006, the parties entered into a stipulation and consent order whereby the Force matter was consolidated with the Myers Putative Class Action discussed below, and the consolidated amended complaint filed in the Myers action on January 31, 2006 was deemed to supersede the original complaint filed in the Force matter. As set forth below, the parties have reached an agreement in principle to settle all claims.

Myers putative class action

A putative class action entitled Myers, et al. v. MedQuist Inc. and MedQuist Transcriptions, Ltd., Case No. 05-cv-4608 (JBS), was filed against us on September 22, 2005 in the United States District Court for the District of New Jersey. The action was brought on behalf of a putative class of our employee and independent contractor transcriptionists who claim that they contracted with us to be paid on a 65 character line, but were allegedly underpaid due to intentional miscounting of the number of characters and lines transcribed. The named plaintiffs asserted claims for breach of contract, unjust enrichment, and requested an accounting.

The allegations contained in the Myers case are substantially similar to those contained in the Hoffmann and Force putative class actions and, as detailed above, the three actions have now been consolidated. A consolidated amended complaint was filed on January 31, 2006. In the consolidated amended complaint, the named plaintiffs assert claims for breach of contract, breach of the covenant of good faith and fair dealing, unjust enrichment and demand an accounting. On March 7, 2006 we filed a motion to dismiss all claims in the consolidated amended complaint. The motion was fully briefed and argued on August 7, 2006. The Court denied the motion on December 21, 2006. On January 19, 2007, we filed our answer denying the material allegations pleaded in the consolidated amended complaint.

On May 17, 2007, the Court issued a Scheduling Order, ordering all pretrial fact discovery completed by October 30, 2007. The Court subsequently ordered plaintiffs to file their motion for class certification by December 14, 2007 and continued the date to complete fact discovery to January 14, 2008. On October 18,

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2007, the Court heard oral argument on plaintiffs’ motion to compel further responses to written discovery regarding our billing practices. At the conclusion of the hearing, the Court denied plaintiffs’ motion, finding plaintiffs had not established that the billing discovery sought was relevant to the claims or defenses regarding transcriptionist pay alleged in their case. On December 14, 2007, plaintiffs filed their motion for class certification, identifying a proposed class of all of our transcriptionists who were compensated on a per line basis for work completed on MedRite, MTS or DEP transcription platforms from November 29, 1998 to the present and alleging that the proposed class was underpaid by more than $80 million, not including interest.

On January 4, 2008, the Court entered a Consent Order ordering our opposition to the motion for class certification to be filed by March 14, 2008, plaintiffs’ reply brief to be filed by May 14, 2008 and setting oral argument for June 2, 2008. No date has been set for trial. On January 9, 2008, the Court entered a Consent Order extending the deadline for the parties to complete depositions of identified witnesses through February 15, 2008. We have now deposed each of the named plaintiffs and all witnesses who offered declarations in support of plaintiffs’ motion for class certification, and plaintiffs have deposed numerous MedQuist present and former employees. On February 8, 2008, plaintiffs indicated that they would seek leave to file an amended class certification brief to narrow their claims. On February 19, 2008, the parties exchanged their Initial Disclosures. Plaintiffs’ disclosures limited their damages estimate to $41.0 million related to alleged underpayment on the MedRite transcription platform; however, plaintiffs stated that they were continuing to analyze potential undercounting and would supplement their damages claim. On March 10, 2008, plaintiffs moved for leave to file an amended motion for class certification dropping all allegations involving our DEP transcription platform and narrowing the claims asserted regarding the legacy MTS transcription platform. We did not oppose plaintiffs’ motion for leave. On March 11, 2008, the Court granted plaintiffs’ motion, ordering us to file our opposition to plaintiffs’ amended motion for class certification by April 4, 2008 and ordering plaintiffs to file their reply by May 23, 2008. On April 4, 2008, we filed our opposition to plaintiffs’ amended motion for class certification.

On or about April 21, 2008, the parties reached a tentative settlement of all claims in exchange for payment by MedQuist of $1.5 million plus certain injunctive relief. The parties are in the process of documenting their agreement. The court has been notified of the tentative settlement and the lawsuit has been stayed while the parties continue to negotiate the settlement documentation. The tentative settlement contemplates notice to a settlement class consisting of all medical transcriptionists paid by the line for the period from November 29, 1998 through execution of the stipulation of settlement and is conditioned on final approval by the court. Neither MedQuist, nor any other party, has admitted or will admit liability or any wrongdoing in connection with the proposed settlement.

Shareholder litigation

Costa brava partnership III, L.P. shareholder litigation

Annual meeting and books and records claims

On October 9, 2007, a single count Complaint and an Order to Show Cause were filed against us in the Superior Court of New Jersey, Chancery Division, Burlington County by one of our shareholders. The action, entitled Costa Brava Partnership III, L.P. v. MedQuist Inc. (Bur-C-0149-07), sought to compel us to hold an annual meeting of shareholders (Annual Meeting Claim).

On October 30, 2007, plaintiff requested access under New Jersey law to certain of our books and records. In response to plaintiff’s request, we voluntarily provided plaintiff with those books and records that we believed we were required to produce under New Jersey law. Thereafter, on November 9, 2007, plaintiff filed an Amended Complaint to assert a second claim to compel us to provide it with access to certain other books and records (Books and Records Claim). The Annual Meeting Claim and the Books and Records Claim sought equitable relief only.

In December 2007, we agreed to hold our annual meeting of shareholders on December 31, 2007. This resolved the Annual Meeting Claim. Prior to the annual meeting, we produced to plaintiff certain additional books and

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records that plaintiff requested in the Books and Records Claim. Thereafter, on January 24, 2008, we filed an opposition to plaintiff’s Order to Show Cause to compel access to the remaining books and records. On February 4, 2008, plaintiff filed a reply brief. In June 2008, we and the plaintiff settled the Books and Records Claim on terms acceptable for all parties. No monetary payments were made by either party and each party was responsible for its own attorneys’ fees and costs incurred in the litigation.

Claim for preliminary and injunctive relief

On July 30, 2008, Costa Brava Partnership III, L.P. filed a verified complaint and jury demand in the United States District Court District of New Jersey against MedQuist Inc., Philips, CBay Inc., CBaySystems Holdings, S.A.C. Capital Management, LLC, S.A.C. Private Capital Group, LLC, S.A.C. PEI CB Investment, L.P., and four of our former, non-independent directors, Clement Revetti, Jr., Gregory M. Sebasky and Scott M. Weisenhoff and Edward H. Siegel. It subsequently filed a first amended complaint on August 1, 2008. The amended complaint alleges that the defendants violated the Clayton Act, the New Jersey Shareholder Protection Act, and federal securities laws, by engaging in certain actions that were anti-competitive, harmful to us and in furtherance of the CBaySystems Holdings purchase of Philips’ stock in MedQuist. Certain of the claims are purportedly asserted derivatively on our behalf. On August 1, 2008, the plaintiff also sought an ex parte temporary restraining order and entry of an order to show cause requiring the defendants to appear and show cause why a preliminary injunction should not be issued enjoining the complained of actions. A hearing was held on the preliminary injunction motion on August 5, 2008. At the conclusion of the hearing, the Court denied the request for a temporary restraining order and denied the request to enter an order to show cause. The Court ruled that the plaintiff had not met the standards for injunctive relief, including a showing of likelihood of success on the merits or irreparable harm. The Court allowed the plaintiff two weeks to file a further amended complaint, and directed the parties to engage in discovery on an expedited schedule. We deny any liability and intend to defend this action vigorously.

Kahn putative class action

A shareholder putative class action lawsuit was filed against us in the Superior Court of New Jersey, Chancery Division, Burlington County. The action, entitled Alan R. Kahn v. Stephen H. Rusckowski, et al., Docket No. BUR-C-000007-08, was filed with the Court on January 22, 2008 against us, Philips and four of our former non-independent directors, Clement Revetti, Jr., Stephen H. Rusckowski, Gregory M. Sebasky and Scott Weisenhoff. Plaintiff purports to bring the action on his own behalf and on behalf of all current holders of our common stock. The complaint alleged that defendants breached their fiduciary duties of good faith, fair dealing, loyalty, and due care by purportedly agreeing to and initiating a process for our sale or a change of control transaction which will allegedly cause harm to plaintiff and the putative class. Plaintiff sought damages in an unspecified amount, plus costs and interest, a judgment declaring that defendants breached their fiduciary duties and that any proposed transactions regarding our sale or change of control are void, an injunction preventing our sale or any change of control transaction that is not entirely fair to the class, an order directing us to appoint three independent directors to our board of directors, and attorneys’ fees and expenses.

On June 12, 2008, plaintiff filed an amended class action complaint against us, eight of our current and former directors, and Philips in the Superior Court of New Jersey, Chancery Division. In the amended complaint, plaintiff alleges that our current and former directors breached their fiduciary duties of good faith, fair dealing, loyalty, and due care by not permitting our public shareholders the opportunity to decide whether they wanted to participate in a share purchase offer with non-party CBaySystems Holdings that would have allowed the public shareholders to sell their shares of our common stock for an amount above market price. Plaintiff further alleges that CBaySystems Holdings also made the share purchase offer to our majority shareholder, Philips, and that Philips breached its fiduciary duties by accepting CBaySystems Holdings’ offer. Based on these allegations, plaintiff seeks declaratory, injunctive, and monetary relief from all defendants.

On July 14, 2008, we moved to dismiss plaintiff’s amended class action complaint, arguing (1) that plaintiff’s amended class action complaint did not allege that we engaged in any wrongdoing which supported a breach of

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Notes to Consolidated Financial Statements – (Continued)

fiduciary duty claim and (2) that a breach of fiduciary duty claim is not legally cognizable against a corporation. Plaintiff filed an opposition to our motion to dismiss on July 21, 2008. The Court will hold oral argument on our motion some time in October 2008.

We deny any liability and intend to defend this action vigorously.

Newcastle shareholder litigation

On June 30, 2008, Newcastle Partners, L.P. (Newcastle), a shareholder affiliated with one of our directors, derivatively on our behalf, filed an action against Philips, CBaySystems Holdings, CBay Inc., Stephen H. Rusckowski, Clement Revetti, Jr., Greg Sebasky, Jr., Scott M. Weisenhoff and Edward H. Siegel, each of whom is one of our former non-independent directors, in the Superior Court of New Jersey, Chancery Division, Burlington County. The complaint also named us as a “Nominal Defendant,” meaning that no monetary relief is being sought against us.

On July 9, 2008, Newcastle amended the complaint to add Arklow Master Fund, Ltd. (Arklow), one of our shareholders and affiliated with one of our directors, as an additional plaintiff. Plaintiffs allege that defendants have taken steps to sell Philips’ entire interest in MedQuist (i.e., 69.5% of our outstanding shares) to CBaySystems Holdings and CBay Inc. (collectively, CBay). Plaintiffs assert four counts in the complaint. First, plaintiffs contend that Rusckowski, Revetti, Sebasky, Weisenhoff and Siegel (collectively, the Philips Directors), who are also senior officers of Philips, breached their fiduciary duties, to the Company by taking steps to consummate the proposed sale of Philips’ shares in MedQuist to CBay Inc. that will adversely affect the Company. Second, plaintiffs aver that all of the defendants, individually and together, aided and abetted the Philips Directors’ breach of their fiduciary duties. In light of the first two counts, plaintiffs sought injunctive relief (including an order enjoining the proposed sale of Philips’ shares in MedQuist to CBay Inc.), declaratory relief and attorneys’ fees and costs. Third, as an alternative form of relief, plaintiffs plead that in the event that Philips sells its stake in MedQuist, plaintiffs demand a declaration that a certain agreement related to the governance of the Company remain in full force and effect. Fourth, plaintiffs assert that CBay breached the standstill provision contained in an April 2008 confidentiality agreement between us and CBay and demand an injunction to prevent CBay from violating that agreement.

On July 8, 2008, Newcastle filed an Application for an Order to Show Cause (OSC) to (i) preliminarily enjoin Philips and CBay from consummating the sale of Philips’ MedQuist stock to CBay; (ii) preliminarily enjoin the Philips Directors from taking any action to consummate the proposed sale; and (iii) preliminarily enjoin CBay from violating the Confidentiality Agreement. As part of the relief requested in the OSC, plaintiffs sought a Temporary Restraining Order (TRO) that would restrain all defendants from taking any action in violation of the proposed OSC until a preliminary injunction hearing could be held.

On July 9, 2008, counsel for MedQuist, Philips, the Philips Directors, CBay, Newcastle and Arklow appeared before Judge Michael Hogan of the Superior Court of New Jersey, for a hearing on the TRO application. After entertaining argument from the parties, Judge Hogan denied the TRO application. Judge Hogan scheduled a preliminary injunction hearing for July 31, 2008 and ordered expedited discovery. The parties subsequently agreed to an expedited discovery schedule, as well as a briefing schedule on OSC for a preliminary injunction. The hearing was held on July 31, 2008, and on August 1, 2008, the Court issued an order denying plaintiffs’ motion seeking preliminary injunctive relief. The Court found, among other things, that the plaintiffs failed to establish by clear and convincing evidence a reasonable probability of success on their underlying claims, or that absent injunctive relief they would suffer immediate irreparable harm.

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Reseller arbitration demand

On October 1, 2007, we received from counsel to nine current and former resellers of our products (Claimants), a copy of an arbitration demand filed by the Claimants, initiating an arbitration proceeding styled Diskriter, Inc., Electronic Office Systems, Inc., Milner Voice & Data, Inc., Nelson Systems, Inc., NEO Voice and Communications, Inc., Office Business Systems, Inc., Roach-Reid Office Systems, Inc., Stiles Office Systems, Inc., and Travis Voice and Data, Inc. v. MedQuist Inc. and MedQuist Transcriptions, Ltd. (collectively MedQuist) (filed on September 27, 2007, AAA, 30-118-Y-00839-07). The arbitration demand purports to set forth claims for breach of contract; breach of covenant of good faith and fair dealing; promissory estoppel; misrepresentation; and tortious interference with contractual relations. The Claimants allege that we breached our written agreements with the Claimants by: (i) failing to provide reasonable training, technical support, and other services; (ii) using the Claimants’ confidential information to compete against the Claimants; (iii) directly competing with the Claimants’ territories; and (iv) failing to make new products available to the Claimants. In addition, the Claimants allege that we made false oral representations that we: (i) would provide new product, opportunities and support to the Claimants; (ii) were committed to continuing to use Claimants; (iii) did not intend to create our own sales force with respect to the Claimants’ territory; and (iv) would stay out of Claimants’ territories and would not attempt to take over the Claimants business and relationships with the Claimants’ customers and end-users. The Claimants assert that they are seeking damages in excess of $24.3 million. We also moved to dismiss MedQuist Inc. as a party to the arbitration since MedQuist Inc. is not a party to the Claimants’ agreements, and accordingly, has never agreed to arbitration. The AAA initially agreed to rule on these matters, but then decided to defer a ruling to the panel of arbitrators selected pursuant to the parties’ agreements (Panel). In response, we informed the Panel that a court, not the Panel, should rule on these issues. When it appeared that the Panel would rule on these issues, we initiated a lawsuit in the Superior Court of DeKalb County (the Court) and requested an injunction enjoining the Panel from deciding these issues. The Court denied the request, and indicated that a new motion could be filed if the Panel’s ruling was adverse to MedQuist Inc. or MedQuist Transcriptions, Ltd. On May 6, 2008, the Panel dismissed MedQuist Inc. as a party, but ruled against our opposition to a consolidated arbitration. We asked the Court to stay the arbitration in order to review that decision. The Court initially granted the stay, but later lifted the stay. The Court did not make any substantive rulings regarding consolidation, and in fact, left that decision and others to the assigned judge, who was unable to hear those motions. Accordingly, until further order of the Court, the arbitration will proceed forward.

We filed an answer and counterclaim in the arbitration, which generally denied liability. In the lawsuit, the defendants filed a motion to dismiss alleging that the our complaint failed to state an actionable claim for relief. On July 25, 2008, we filed our response which opposed the motion to dismiss in all respects. Discovery has now commenced in both the arbitration and the lawsuit. We deny all wrongdoing and intend to defend ourselves vigorously including asserting counterclaims against the Claimants as appropriate.

Anthurium patent litigation

On November 6, 2007, Anthurium Solutions, Inc. filed an action entitled Anthurium Solutions, Inc. v. MedQuist Inc., et al., Civil Action No. 2-07CV-484, in the United States District Court for the Eastern District of Texas, alleging that we infringed and continue to infringe United States Patent No. 7,031,998 through our DEP transcription platform. The complaint also alleges patent infringement claims against Spheris, Inc. and Arrendale Associates, Inc. The complaint seeks injunctive relief and unspecified damages, including enhanced damages and attorneys’ fees. We filed our answer on January 15, 2008 and counterclaimed seeking a declaratory judgment of non-infringement and invalidity. Plaintiff filed its preliminary infringement contentions on May 2, 2008. Our investigation of the claims is ongoing. We believe that the claims asserted have no merit and intend to vigorously defend the suit.

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Other matters

From time to time, we have been involved in various claims and legal actions arising in the ordinary course of business. In our opinion, the outcome of such actions will not have a material adverse effect on our consolidated financial position, results of operations, liquidity or cash flows.

We provide certain indemnification provisions within our standard agreement for the sale of software and hardware (collectively, Products) to protect our customers from any liabilities or damages resulting from a claim of U.S. patent, copyright or trademark infringement by third parties relating to our Products. We believe that the likelihood of any future payout relating to these provisions is remote. Accordingly, we have not recorded any liability in our consolidated financial statements as of December 31, 2007 or June 30, 2008 related to these indemnification provisions.

We had insurance policies which provided coverage for certain of the matters related to the legal actions described herein and certain other legal actions that were previously settled or dismissed. To date, we have received total insurance recoveries of $24,795 related to these policies (See Note 8). We do not expect to receive any additional insurance recoveries related to these legal actions.

12.	Related party transactions

From time to time, we enter into transactions in the normal course of business with related parties. The audit committee of our board of directors has been charged with the responsibility of approving or ratifying all related party transactions other than those between us and Philips. In any situation where the audit committee sees fit to do so, any related party transaction, other than those between us and Philips, may be presented to disinterested members of our board of directors for approval or ratification.

We are a party to various agreements with Philips, our former majority shareholder. All material transactions between Philips and us have been reviewed and approved by the supervisory committee of our board of directors. The supervisory committee is comprised of directors independent from Philips. Listed below is a summary of our material agreements with Philips.

On August 6, 2008, the supervisory committee of our board of directors was eliminated by our board of directors after the consummation of the CBaySystems Holdings Purchase. We are not a party to any material agreements with CBaySystems Holdings.

Licensing agreement

We are a party to a Licensing Agreement with Philips Speech Processing GmbH, an affiliate of Philips which is now known as Philips Speech Recognition Systems GmbH (PSRS), on May 22, 2000 (Licensing Agreement). The Licensing Agreement was subsequently amended by the parties as of January 1, 2002, February 23, 2003, August 10, 2003, September 1, 2004, December 30, 2005 and February 13, 2007.

Under the Licensing Agreement, we license from PSRS its SpeechMagic speech recognition and processing software, including any updated versions of the software developed by PSRS during the term of the License Agreement (Licensed Product), for use by us anywhere in the world. We pay a fee for use of this license based upon a per line fee for each transcribed line of text processed through the Licensed Product.

Upon the expiration of its initial term on June 28, 2005, the Licensing Agreement was renewed for an additional five year term. As part of the CBaySystems Holdings Purchase, Philips waived its ability to terminate the Licensing Agreement until the expiration of the current renewal term, conditioned upon a similar waiver from us.

In connection with the Licensing Agreement, we have a consulting arrangement with PSRS whereby PSRS assists us with the integration of its speech and transcription technologies.

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OEM supply agreement

On September 21, 2007, we entered into an Amended and Restated OEM Supply Agreement (Amended OEM Agreement) with PSRS. The Amended OEM Agreement amends and restates a previous OEM Supply Agreement with PSRS dated September 23, 2004. In connection with the Amended OEM Agreement certain amounts paid to PSRS were capitalized in fixed assets and are being amortized over a three-year period.

Pursuant to the Amended OEM Agreement, we purchased a co-ownership interest in all rights and interests in and to SpeechQ for Radiology together with its components, including object and source code for the SpeechQ for Radiology application and the SpeechQ for Radiology integration SDK (collectively, the Product), but excluding the SpeechMagic speech recognition and processing software, which we separately license from PSRS for a fee under the Licensing Agreement. Additionally, the Amended OEM Agreement provides that we shall receive, in exchange for a fee, the exclusive right in the United States, Canada and certain islands of the Caribbean (collectively the Exclusive Territory) to sell, service and deliver the Product. In addition, PSRS has agreed that for the term of the Amended OEM Agreement it will not release a front-end multi-user reporting solution (including one similar to the Product) in the medical market in the Exclusive Territory nor will it directly authorize or assist any of its affiliates to do so either; provided that the restriction does not prevent PSRS’s affiliates from integrating SpeechMagic within their general medical application products. The Amended OEM Agreement further provides that we shall make payments to PSRS for PSRS’s development of an interim version of the software included in the Product (Interim Version). Except for the Interim Version which we and PSRS will co-own, the Amended OEM Agreement provides that any improvements, developments or other enhancements either we or PSRS makes to the Product (collectively, Improvements) shall be owned exclusively by the party that developed such Improvement. Each party has the right to seek patent or other protection of the Improvements it owns independent of the other party.

The term of the Amended OEM Agreement extends through June 30, 2010 and will automatically renew for an additional three year term provided that we are in material compliance with the Amended OEM Agreement as of such date. If PSRS decides to discontinue all business relating to the Product in the Exclusive Territory on or after June 30, 2010, PSRS can effect such discontinuation by terminating the Amended OEM Agreement by providing us with six months’ prior written notice of such discontinuation, provided the earliest such notice can be delivered is June 30, 2010. Either party may terminate the Amended OEM Agreement for cause immediately in the event that a material breach by the other party remains uncured for more than 30 days following delivery of written notice or in the event that the other party becomes insolvent or files for bankruptcy.

Equipment purchases

We purchase certain dictation related equipment from Philips.

Insurance coverage

Prior to the closing of the CBaySystems Holdings Purchase on August 6, 2008, we obtained all of our business insurance coverage (other than workers’ compensation) through Philips. As of August 7, 2008, we have insurance policies through CBaySystems Holdings.

Purchasing agreements

For each of the three years ended December 31, 2007 we entered into annual letter agreements with Philips Electronics North America Corporation (PENAC), an affiliate of Philips, to purchase products and services from certain suppliers under the terms of the prevailing agreements between such suppliers and PENAC. As of January 1, 2008, we are no longer a party to an agreement with PENAC to purchase the aforementioned products and services.

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CBaySystems holdings purchase

Philips will reimburse us for certain incremental and direct costs incurred by us in connection with the CBaySystems Holdings Purchase. These costs totaled $0 for the six months ended June 30, 2007 and $119 for the six months ended June 30, 2008.

From time to time prior to the CBaySystems Holdings Purchase, we entered into other miscellaneous transactions with Philips including Philips purchasing certain products and implementation services from us. We recorded net revenues from sales to Philips of $0 and $39 for the six months ended June 30, 2007 and 2008, respectively.

Our consolidated balance sheets as of December 31, 2007 and June 30, 2008 reflect other assets related to Philips of $1,003 and $955, respectively, and accrued expenses due to Philips of $1,534 and $2,413, respectively.

Listed below is a summary of the expenses incurred by us in connection with the various Philips agreements noted above for the three and six months ended June 30, 2007 and 2008. Charges related to these agreements are included in cost of revenues and selling, general and administrative expenses in the accompanying consolidated statements of operations.

	Six months ended June 30,
	2007	2008

Licensing agreement	$1,102	$1,715
OEM supply agreement	301	1,500
Equipment purchases	321	489
Insurance coverage	1,561	334
Purchasing agreement	40	—
CBay Transaction	—	(119)
Other	—	(39)

Total	$3,325	$3,880

On July 29, 2004, we entered into an agreement with Nightingale under which Nightingale agreed to provide interim chief executive officer services to us. On July 30, 2004, our board of directors appointed Howard S. Hoffmann to serve as our non-employee chief executive officer. Mr. Hoffmann served as the Managing Partner of Nightingale. With the departure of our former president in May 2007, our board of directors appointed Mr. Hoffmann to the additional position of president in June 2007. Mr. Hoffmann served as our president and chief executive officer pursuant to the terms of the agreement between us and Nightingale which was amended on March 14, 2008 (Amendment). The Amendment, among other things, extended the term of Mr. Hoffmann’s role as our president and chief executive officer through August 1, 2008. Our agreement with Nightingale also permitted us to engage additional personnel employed by Nightingale to provide consulting services to us from time to time. Mr. Hoffman’s service as president and chief executive officer and the related engagement of Nightingale terminated consensually on June 10, 2008.

For the six months ended June 30, 2007 and 2008, we incurred charges of $1,487 and $1,073, respectively for Nightingale services. From February 1, 2007 through June 10, 2008, the Nightingale charges were recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations due to Nightingale’s focus on operational matters instead of the Review and Management’s Billing Assessment. Prior to February 1, 2007, charges related to Nightingale were recorded in cost of investigation and legal proceedings, net (see Note 8). As of December 31, 2007 and June 30, 2008, accrued expenses included $400 and $40, respectively, for amounts due to Nightingale for services performed.

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13.	Investment in A-Life Medical, Inc. (A-Life)

As of December 31, 2007 and June 30, 2008, we had an investment of $6,016 and $6,056, respectively, in A-Life, a privately held entity which provides advanced natural language processing technology for the medical industry. Our investment is recorded under the equity method of accounting since we owned 33.6% of A-Life’s outstanding voting shares as of December 31, 2007 and June 30, 2008. Our investment in A-Life is recorded in other assets in the accompanying condensed consolidated balance sheets.

Our investment in A-Life included a note receivable plus accrued interest due from A-Life which matured on December 31, 2003. Prior to 2007, this note receivable and accrued interest had been recorded in other assets. In January 2008, A-Life paid us $1,250 to satisfy this note receivable and accrued interest in full, as well as all other disputes and claims between A-Life and us. Accordingly, we reclassified the note receivable and accrued interest balances to other current assets in the accompanying December 31, 2007 consolidated balance sheet.

In January 2008, we recorded $438 of other income related to this transaction.

14.	Subsequent events

On July 14, 2008, we announced that our board of directors had declared a dividend of $2.75 per share of our common stock. The dividend, aggregating $103,300, was paid on August 4, 2008 to shareholders of record as of the close of business on July 25, 2008.

On July 17, 2008, we announced that our common stock began trading on the Global Market of The NASDAQ Stock Market LLC under the ticker symbol “MEDQ.” The Company had been trading on the “pink sheets” since 2004.

On August 6, 2008, the CBaySystems Holdings Purchase was consummated.

Report of Independent Auditors

To the Board of Directors and Stockholders of
Spheris Inc.

We have audited the accompanying consolidated balance sheets of Spheris Inc. (the “Company”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spheris Inc. at December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Spheris Inc. would continue as a going concern. As more fully described in Notes 2 and 22 to the consolidated financial statements, on February 3, 2010, the 100% owner of Spheris Inc., Spheris Holding II, Inc., voluntarily filed petitions on behalf of itself and each of its direct and indirect subsidiaries (except for Spheris India Private Limited) for relief under Chapter 11 of the United States Bankruptcy Code. This filing, along with debt covenant violations as of the balance sheet date, caused the Company to be in default with covenants under its loan agreements and senior subordinated notes. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters, including the sale of substantially all of its assets, also are described in Notes 2 and 22. The financial statements do not include any adjustments relating to the recoverability of assets and the amounts, classification and satisfaction of liabilities that resulted from the uncertainty regarding the Company’s ability to continue as a going concern and its subsequent sale of assets.

/s/  Ernst & Young LLP

Nashville, Tennessee
June 29, 2010

Spheris Inc.

Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2008	2009

ASSETS
Current assets
Unrestricted cash and cash equivalents	$3,262	$8,817
Restricted cash	309	1,399
Accounts receivable, net of allowance of $1,332 and $632, respectively	28,510	20,787
Deferred taxes	372	11,995
Prepaid expenses and other current assets	4,430	8,015

Total current assets	36,883	51,013
Property and equipment, net	12,309	9,782
Internal-use software, net	1,586	1,021
Goodwill	218,841	19,969
Deferred taxes	—	4,338
Other noncurrent assets	5,459	3,288

Total assets	$275,078	$89,411

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$2,893	$1,215
Accrued wages and benefits	8,545	6,945
Current portion of long-term debt and lease obligations	683	198,440
Other current liabilities	5,327	11,943

Total current liabilities	17,448	218,543
Long-term debt and lease obligations, net of current portion	195,499	80
Deferred tax liabilities	300	—
Other noncurrent liabilities	5,710	3,370

Total liabilities	218,957	221,993
Commitments and contingencies
Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss, net of tax effects of $0 and $1,500, respectively	(1,344)	(2,332)
Contributed capital	111,680	111,874
Accumulated deficit	(54,215)	(242,124)

Total stockholders’ (deficit) equity	56,121	(132,582)

Total liabilities and stockholders’(deficit) equity	$275,078	$89,411

See accompanying notes.

Spheris Inc.

Consolidated Statements of Operations
(In thousands)

	Year ended December 31,
	2007	2008	2009

Net revenues	$200,392	$182,843	$156,596
Direct cost of revenues (exclusive of depreciation and amortization below)	144,255	131,039	109,059
Marketing and selling expenses	4,782	2,790	2,501
General and administrative expenses	19,730	20,845	16,592
Depreciation and amortization	24,273	21,613	7,230
Goodwill impairment charge	—	—	198,872
Transaction charges	—	—	6,961
Costs of legal proceedings and settlements	—	425	1,246
Operational restructuring charges	—	484	775

Total operating costs	193,040	177,196	343,236

Operating income (loss)	7,352	5,647	(186,640)
Interest expense, net	21,171	19,104	17,439
Loss on debt refinancing	1,828	—	—
Foreign currency (gain) loss	559	(1,338)	(1,433)
Other (income) expense	1,011	3,190	(692)

Net loss before income taxes	(17,217)	(15,309)	(201,954)

(Benefit from) provision for income taxes	(5,856)	3,870	(14,571)

Net loss	$(11,361)	$(19,179)	$(187,383)

See accompanying notes.

Spheris Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)
(In thousands, except share amounts)

				Other		Total
	Common stock		Contributed	comprehensive	Accumulated	stockholders’
	Shares	Amount	capital	income (loss)	deficit	equity (deficit)

Balance, December 31, 2006	10	$—	$110,787	$(474)	$(23,675)	$86,638
Comprehensive income (loss):
Net loss	—	—	—	—	(11,361)	(11,361)
Foreign currency translation	—	—	—	1,038	—	1,038

Total comprehensive income (loss)	—	—	—	1,038	(11,361)	(10,323)

Non-cash equity compensation	—	—	371	—	—	371

Balance, December 31, 2007	10	$—	$111,158	$564	$(35,036)	$76,686

Comprehensive loss:
Net loss	—	—	—	—	(19,179)	(19,179)
Foreign currency translation	—	—	—	(1,908)	—	(1,908)

Total comprehensive loss	—	—	—	(1,908)	(19,179)	(21,087)

Non-cash equity compensation	—	—	522	—	—	522

Balance, December 31, 2008	10	$—	$111,680	$(1,344)	$(54,215)	$56,121

Comprehensive loss:
Net loss	—	—	—	—	(187,383)	(187,383)
Foreign currency translation, net of tax effects of $974	—	—	—	(1,514)	—	(1,514)
Effects of change in tax position	—	—	—	526	(526)	—

Total comprehensive loss	—	—	—	(988)	(187,909)	(188,897)

Non-cash equity compensation	—	—	194	—	—	194

Balance, December 31, 2009	10	$—	$111,874	$(2,332)	$(242,124)	$(132,582)

See accompanying notes.

Spheris Inc.

Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31,
	2007	2008	2009

Cash flows from operating activities
Net loss	$(11,361)	$(19,179)	$(187,383)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,273	21,613	7,230
Amortization of acquired technology	648	162	—
Goodwill impairment charge	—	—	198,872
Deferred taxes	(6,435)	3,222	(15,287)
Change in fair value of derivative financial instruments	1,112	2,593	(1,795)
Loss on sale or disposal of assets	37	68	44
Non-cash equity compensation	371	522	194
Amortization of debt discounts and issuance costs	833	851	946
Loss on debt refinancing	1,828	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(19)	5,085	7,723
Prepaid expenses and other current assets, net	(476)	(53)	(4,674)
Accounts payable	1,717	(1,450)	(1,572)
Accrued wages and benefits	1,556	(10,069)	(1,599)
Other current liabilities	(57)	471	5,946
Other noncurrent assets and liabilities	(417)	(2,402)	1,825

Net cash provided by operating activities	13,610	1,434	10,470

Cash flows from investing activities
Purchases of property and equipment	(5,699)	(5,423)	(3,766)
Purchase and development of internal-use software	(1,201)	(873)	(410)
Purchase of Vianeta, net of cash acquired	(1,547)	—	—

Net cash used in investing activities	(8,447)	(6,296)	(4,176)

Cash flows from financing activities
Proceeds from the 2007 Senior Credit Facility	71,320	7,288	2,500
Payments on the 2007 Senior Credit Facility	(2,507)	(4,081)	(457)
Payments on the 2004 Senior Facility	(73,500)	—	—
Payments on lease obligations	(59)	(370)	(294)
Debt issuance costs	(583)	—	—

Net cash provided by (used in) financing activities	(5,329)	2,837	1,749

Effect of exchange rate change on cash and cash equivalents	1,038	(1,908)	(2,488)

Net increase (decrease) in unrestricted cash and cash equivalents	872	(3,933)	5,555
Unrestricted cash and cash equivalents, at beginning of period	6,323	7,195	3,262

Unrestricted cash and cash equivalents, at end of period	$7,195	$3,262	$8,817

Supplemental cash flow information
Cash paid for interest	$20,432	$18,425	$9,670

Cash paid for taxes	$1,312	$906	$1,387

Supplemental schedule of non-cash transactions
Purchase of property and equipment and internal-use software through lease obligations	$—	$1,019	$—

See accompanying notes.

Spheris Inc.

Notes to Consolidated Financial Statements
December 31, 2009

1.	Description of business and summary of significant accounting policies

Organization and operations

Spheris Inc. (“Spheris”) is a Delaware corporation. Subsequent to its acquisition by certain institutional investors in November 2004 (the “November 2004 Recapitalization”), Spheris became a wholly-owned subsidiary of Spheris Holding II, Inc. (“Spheris Holding II”), and an indirect wholly-owned subsidiary of Spheris Holding III, Inc. (“Spheris Holding III”), an entity owned by affiliates of Warburg Pincus LLC and TowerBrook Capital Partners LLC, CHS/Community Health Systems, Inc. (“CHS”), and indirectly by certain members of Spheris’ current and past management team.

Spheris and its direct or indirect wholly-owned subsidiaries: Spheris Operations LLC (“Operations”), Spheris Leasing LLC, Spheris Canada Inc., Spheris, India Private Limited (“SIPL”) and Vianeta Communications (“Vianeta”) (sometimes referred to collectively as the “Company”), provide clinical documentation technology and services to health systems, hospitals and group medical practices located throughout the United States. The Company receives medical dictation in digital format from subscribing physicians, converts the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format. As of December 31, 2009, the Company employed approximately 4,000 skilled medical language specialists (“MLS”) in the United States and India. Approximately 1,800 of these MLS work out of the Company’s facilities in India, making the Company one of the largest global providers of clinical documentation technology and services.

Basis of presentation

For all periods presented in the accompanying consolidated financial statements and footnotes, Spheris is the reporting unit. All dollar amounts shown in these consolidated financial statements and tables in the notes are in thousands unless otherwise noted. The consolidated financial statements include the financial statements of Spheris, including its direct or indirect wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability of assets and the amounts, classification and satisfaction of liabilities that resulted from the uncertainty regarding the Company’s ability to continue as a going concern following its bankruptcy filing and its subsequent sale of assets. See further discussion in Note 2 and Note 22.

In preparing the accompanying consolidated financial statements, the Company evaluated events and transactions that occurred subsequent to December 31, 2009, through the date that the accompanying consolidated financial statements were available to be issued on June 29, 2010.

Revenue recognition

The Company’s customer contracts contain multiple elements of services. The Company records service revenues as the services are performed and defers one-time fees, which are recognized as revenue over the life of the applicable contracts. Software licensing revenues are recognized upon culmination of the earnings process. Clinical documentation services are provided at a contractual rate, and revenue is recognized when the provision of services is complete including the satisfaction of the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. The Company monitors actual performance against contract standards and provides for credits against billings as reductions to revenues.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of less than three months. At times, cash balances in the Company’s accounts may exceed Federal Deposit Insurance Corporation insurance limits. Consequently, our cash equivalents are subject to potential credit risk. The unrestricted cash amounts of SIPL, the Company’s Indian subsidiary, are included as a component of unrestricted cash. Transfers of funds between the Company’s domestic operations and SIPL may be subject to certain foreign tax effects.

Restricted cash

The Company’s cash balances include certain amounts that are being held until the resolution of certain tax matters related to the Vianeta acquisition, as well as amounts currently available for distribution to former HealthScribe Inc. (“HealthScribe”) and Vianeta shareholders. These amounts are reflected as restricted cash in the accompanying consolidated balance sheets. Certain cash deposits made that are being held as security under certain of the Company’s lease obligations are reflected as other noncurrent assets in the accompanying consolidated balance sheets.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded net of an allowance for doubtful accounts based upon factors surrounding the credit risk of a specific customer, historical trends and other information. Accounts receivables are written off against the allowance for doubtful accounts when accounts are deemed to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimation by management. Increases or decreases to the allowance may be made if circumstances or economic conditions change.

A summary of the activity in the Company’s allowance for doubtful accounts for the years ended December 31, 2007, 2008 and 2009, is as follows:

	Year ended December 31,
	2007	2008	2009

Balance at beginning of period	$1,191	$1,569	$1,332
Provisions and adjustments to expense	476	(55)	344
Write-offs and adjustments, net of recoveries	(98)	(182)	(1,044)

Balance at end of period	$1,569	$1,332	$632

Concentration of credit risk

The Company performs ongoing credit evaluations of our customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for 10% or more of the Company’s net revenues during 2007, 2008 or 2009.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized. Equipment under capital lease obligations is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the applicable assets.

Software costs

The costs of obtaining or developing internal-use software are capitalized. Capitalized software is reported at the lower of unamortized cost or net realizable value and is amortized over its estimated useful life, which is generally two to five years.

The Company charges the development costs of software intended for sale to expense as incurred until technological feasibility is attained. Technological feasibility is attained upon completion of a detailed program design or, in its absence, completion of a working model. The time between the attainment of technological feasibility and completion of software development by the Company historically has been short. The Company capitalizes software acquired through business combinations and technology purchases if the related software under development has reached technological feasibility or if there are alternative future uses for the software.

Goodwill, intangibles and other long-lived assets

Goodwill represents the excess of costs over the fair value of assets acquired in a business combination. Goodwill and intangible assets acquired in a business combination with indefinite useful lives are not amortized, but are subject to impairment tests at least annually.

The Company performs an analysis of potential impairment of its goodwill assets annually, or whenever circumstances indicate that the carrying value may be impaired. Goodwill impairment testing requires a two step process. The first step is to identify if a potential impairment exists by comparing the fair value of each reporting unit with its carrying value, including goodwill. Regarding the Company’s specific analysis, this assessment is made at the consolidated Company level as it only has one reporting unit. If the fair value of the reporting unit exceeds the carrying value, goodwill is not considered to have a potential impairment, and the second step is not necessary. However, if the fair value of the reporting unit is less than the carrying value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss, if any.

Additionally, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals. As further discussed in Note 3, the Company performed an analysis during 2009 as circumstances arose that indicated that the carrying value of its goodwill might be significantly impaired.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

Income Taxes

The Company’s deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date. The Company periodically assesses the likelihood that net deferred tax assets will be recovered in future periods. To the extent the Company believes that deferred tax assets may not be fully realizable, a valuation allowance is recorded to reduce such assets to the carrying amounts that are more likely than not to be realized. The Company accounts for income taxes associated with SIPL in accordance with Indian tax guidelines and is eligible for certain tax holiday programs pursuant to Indian law.

The Company exercises judgments regarding the recognition and measurement of uncertain tax positions. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Advertising costs

The Company expenses advertising costs as incurred. Advertising expenses of $1.7 million, $0.8 million, and $0.7 million for the years ended December 31, 2007, 2008 and 2009, respectively, were included as marketing and selling expenses in the accompanying consolidated statements of operations. Advertising costs primarily consist of brand advertising, recruiting for MLS and trade show participation.

Stock-based compensation

Spheris Holding III has issued, at various times, restricted stock and stock option grants to the Company’s employees and the Company’s non-employee directors. These restricted stock and stock option grants have been recorded as compensation under general and administrative expenses in the accompanying consolidated statements of operations, due to benefits received by the Company. These restricted stock and stock option grants were valued at fair market value on the date of grant using third-party valuations and typically vest over a three or four-year period from the grant date. Accordingly, compensation expense is currently being recognized ratably over the applicable vesting periods.

The Company recognizes compensation expense, using a fair-value based method, for costs related to share-based payments, including stock options. The fair value of all share-based payments received by the Company’s employees, non-employee directors and other designated persons providing substantial services to the Company is based on the fair value assigned to equity instruments issued by the Company’s indirect parent, Spheris Holding III.

In connection with an agreement for health information processing services between Operations and Community Health Systems Professional Services Corporation, an affiliate of CHS, Spheris Holding III issued warrants to CHS to purchase shares of common stock of Spheris Holding III upon the attainment of certain revenue milestones set forth in the warrants. Since the warrants were issued by Spheris Holding III in order to induce sales by the Company, the costs of the warrants subject to vesting are recognized over the period in which the revenue is earned and are reflected as a reduction of net revenues in the accompany consolidated statements of operations.

Self-insurance

The Company is significantly self-insured for employee health and workers’ compensation insurance claims. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims. The Company has consistently accrued the estimated liability for these insurance claims based on its claims experience and the time lag between the incident date and the date the cost is paid by the Company, and based on third-party valuations of the outstanding liabilities. These estimates could change in the future. As of December 31, 2008 and 2009, the Company had $2.5 million and $2.2 million, respectively, in accrued liabilities for employee health and workers’ compensation risks.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

In August 2009, the Company converted its self-insured workers’ compensation policy to a premium based policy.

Comprehensive income (loss) and foreign currency translation

The Company uses the United States dollar as its functional and reporting currency. SIPL uses the Indian rupee as its functional currency. The assets and liabilities of SIPL were translated using the current exchange rate at the corresponding balance sheet date. Operating statement amounts for SIPL were translated at the average exchange rate in effect during the applicable periods. The resulting translation gains and losses are reflected as a component of other comprehensive income (loss) in the accompanying consolidated statements of stockholders’ equity. Exchange rate adjustments resulting from foreign currency transactions are included in the determination of net income or loss. The income tax effects of the foreign currency translation amounts reflect a change in the tax position as a result of the sale of SIPL stock in April 2010 as discussed in Note 17 and Note 22.

Use of estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles (“GAAP”) requires management of the Company to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation in the financial statements and notes as of and for the year ended December 31, 2009. These reclassifications primarily reflect transaction charges, costs of proceedings and settlements and operational restructuring charges. These expenses had previously been included in direct costs of revenues, marketing and selling expenses and general and administrative expenses in the accompanying consolidated financial statements. These items are further discussed in Notes 4, 5 and 21. These reclassifications had no effect on the Company’s previously reported results of operations or financial position.

Recently adopted accounting pronouncements

For the interim period ended September 30, 2009, the Company adopted the FASB Accounting Standards Codificationtm (“ASC”), which the Financial Accounting Standards Board (“FASB”) recognizes as the source of authoritative accounting principles to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.

On January 1, 2009, the Company adopted the authoritative guidance issued by the FASB on fair value measurement for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. Adoption of the new guidance did not have a material impact on the accompanying consolidated financial statements.

On July 1, 2009, the Company adopted authoritative guidance issued by the FASB on business combinations, which retains the current purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. The guidance also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs. The impact of this new guidance did not have a material impact on the accompanying consolidated financial statements as we have not completed any acquisitions subsequent to its adoption.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

On July 1, 2009, the Company adopted authoritative guidance issued by the FASB that establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. As all of the Company’s subsidiaries are wholly-owned, adoption of the new guidance did not have a material impact on the Company’s results of operations or financial position.

On January 1, 2009, the Company adopted the authoritative guidance issued by the FASB relative to derivative instruments and hedging activities, which requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within the derivative instruments. The new guidance requires disclosure of the amounts and location of derivative instruments included in an entity’s financial statements, as well as the accounting treatment of such instruments and the impact that hedges have on an entity’s financial position, financial performance and cash flows. See Note 6 for the Company’s disclosures about its derivative financial instruments.

Beginning with the interim period ended June 30, 2009, the Company adopted the authoritative guidance issued by the FASB that establishes general standards of accounting for and disclosure of events occurring subsequent to the balance sheet date but before financial statements are issued or are available to be issued. The new guidance requires entities to disclose the date through which it has evaluated subsequent events and the basis for determining that date. See the Company’s disclosure relative to this new guidance above in this Note 1.

In August 2009, the FASB issued new authoritative guidance on the measurement and disclosure of the fair value of liabilities that clarifies the valuation methodologies that may be used when a quoted market price in an active market for an identical liability is not available. This guidance was effective for the Company beginning October 1, 2009. The adoption of this guidance did not have a material impact on the accompanying consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In October 2009, the FASB issued ASC 985-605, “Revenue Recognition Software”, on revenue recognition that will become effective for the Company beginning January 1, 2011, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate consideration received using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The Company has not yet fully evaluated the impact that this new guidance will have on its financial statements.

On September 23, 2009, the FASB ratified ASC 605-25, “Revenue Recognition with Multiple Element Arrangements” (“ASC 605-25”). ASC 605-25 requires the allocation of consideration among separately identified deliverables contained within an arrangement, based on their related selling prices. The Company utilizes current accounting guidance, also titled “Revenue Arrangements with Multiple Deliverables,” in the recognition of revenue associated with the Company’s customer contracts that contain multiple elements of services. ASC 605-25 will become effective for the Company beginning January 1, 2011. The Company has not yet fully evaluated the impact that this new guidance will have on its financial statements.

In January 2010, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures”, an amendment to earlier authoritative guidance concerning fair value measurements and disclosures. This amendment requires an entity to: (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 (as described in Note 6) fair value measurements and describe the reasons for the transfers and (ii) present separate information for Level 3 (as described in Note 6) activity pertaining to gross purchases, sales, issuances, and

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

settlements. This guidance will become effective for the Company beginning January 1, 2010. The Company has not yet fully evaluated the impact that this new guidance will have on its financial statements.

2.	Going concern

The accompanying consolidated financial statements for the year ended December 31, 2009 were prepared under the assumption that the Company would continue to operate as a going concern as of December 31, 2009, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As of December 31, 2009, the Company faced various uncertainties that raised substantial doubt about its ability to continue as a going concern.

On February 3, 2010, the Company, along with the other Debtors (as defined in Note 22), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code. On February 2, 2010, the Debtors entered into an agreement, as amended April 15, 2010, under which the Debtors agreed to sell substantially all of their assets to MedQuist Inc. (“MedQuist”) and the stock of SIPL to CBay Inc. (“CBay” and together with MedQuist, the “Purchasers”), portfolio companies of CBaySystems Holdings Ltd. and providers of medical transcription software and services. In addition, the Purchasers agreed to assume certain liabilities in connection with such sale. As further discussed in Note 22, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the sale on April 15, 2010, and the sale was consummated on April 22, 2010.

3.	Impairment of goodwill

The Company performed an interim analysis of its goodwill as circumstances arose that indicated that the carrying value of its goodwill may be impaired. The potential impairment was primarily due to deteriorating economic conditions and lower projected future cash flows as of September 30, 2009. Regarding the Company’s specific analysis, this assessment was made at the consolidated Company level as the Company only has one reporting unit. The Company compared the fair value of its reporting unit with its carrying value, including goodwill, and identified a potential impairment. The Company assigned the estimated fair value of the reporting unit to its respective assets and liabilities, including goodwill, to determine if an impairment charge was required. Fair value of the reporting unit was estimated based upon internal evaluations and through the use of independent third-party valuation professionals. The impairment test resulted in an impairment charge of $198.9 million. The remaining balance of goodwill of approximately $20 million is reflected in the accompanying consolidated balance sheet as of December 31, 2009.

The Company bases its estimates of fair value on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates, which may require an additional impairment charge that could have a material adverse impact on the Company’s financial position and results of operations.

4.	Transaction costs

During 2009, the Company evaluated multiple strategic opportunities including a technology license agreement, a sale of the Company or its assets, or a restructuring of its capital structure. The Company, along with the other Debtors, ultimately chose to pursue a sale of their assets pursuant to voluntary filings under Chapter 11 of the United States Bankruptcy Code as further described in Note 22. In connection with evaluating and pursuing its options, the Company retained financial and other advisors, including restructuring professionals. These fees included (a) costs paid to professionals and others in connection with evaluating, preparing for, and pursuing filing for Chapter 11 relief, (b) costs paid to professionals and others related to evaluating, preparing for, and pursuing sales and licensing options, (c) costs paid to creditors and creditor committee advisors, including costs incurred to obtain interim financing facilities, and (d) costs to retain key employees. Some of the professionals engaged to assist the Company in these efforts were utilized to perform multiple functions.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

The total of all of the related costs to the Company for services performed through December 31, 2009, prior to the Company’s and the other Debtors’ filing for bankruptcy in February 2010, were $7.0 million, and are reflected as transaction charges in the accompanying consolidated statements of operations. There were $1.6 million of retainers representing prepayments for services reflected as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2009. Additionally, there were $0.3 million of prepaid retention bonus amounts related to employee obligations reflected as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2009.

5.	Costs of legal proceedings and settlements

On November 6, 2007, the Company was sued for patent infringement by Anthurium Solutions, Inc. in the United States District Court for the Eastern District of Texas, alleging that the Company had infringed and continues to infringe United States Patent No. 7,031,998 through the Company’s use of its Clarity technology platform. The complaint also alleged claims against MedQuist and Arrendale Associates, Inc., and sought injunctive relief and damages. The Company entered into a Mutual Release and Settlement Agreement with Anthurium on August 19, 2009, the terms of which are confidential. Defense costs, in addition to the confidential settlement paid during 2009, were $0.4 million and $1.2 million for the years ended December 31, 2008 and 2009, respectively, and were reflected as costs of legal proceedings and settlements in the accompanying consolidated statements of operations.

6.	Fair value of financial instruments

Derivative financial instruments

The Company holds certain derivative financial instruments that are required to be measured at fair value on a recurring basis. These derivative financial instruments are utilized by the Company to mitigate risks related to interest rates and foreign currency exchange rates. The derivatives are measured at fair value in accordance with the established fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following three levels:

■	Level 1 – observable inputs such as quoted prices in active markets.
■	Level 2 – inputs other than quoted prices in active markets that are either directly or indirectly observable.
■	Level 3 – unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company entered into certain interest rate management agreements with a single counterparty to reduce its exposure to fluctuations in market interest rates under the 2007 Senior Credit Facility (as defined in Note 13). An event of default under the 2007 Senior Credit Facility would create an event of default under these interest rate management agreements, which may cause amounts due under these agreements to become due and payable. The Company’s accounting for these derivative financial instruments did not meet hedge accounting criteria. Accordingly, changes in fair value were included as a component of other (income) expense in the accompanying consolidated statements of operations.

The fair value of these interest rate management agreements was determined using valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis considered the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The interest rates used in the calculation of projected cash flows were based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

Although the Company determined that the majority of the inputs used to value its interest derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its interest derivatives. As a result, the Company determined that its valuations for the interest derivatives in their entirety were classified in Level 2 of the fair value hierarchy. This contract expires during 2010. As a result, the full amount of the liability at December 31, 2009 of $1.7 million is reflected as a component of other current liabilities in the accompanying consolidated balance sheet.

Payments to SIPL are denominated in United States dollars. In order to hedge against fluctuations in exchange rates, SIPL historically maintained a portfolio of forward currency exchange contracts, which were transacted with a single counterparty. The Company’s accounting for these derivative financial instruments, all of which expired during 2009, did not meet the hedge accounting criteria. Accordingly, changes in fair value were included as a component of other (income) expense in the accompanying consolidated statements of operations.

The Company determined the fair value of its foreign currency exchange contracts utilizing inputs for similar or identical assets or liabilities that were either readily available in public markets, derived from information available in publicly quoted markets or quoted by counterparties to these contracts. The future value of each contract out to its maturity was calculated using observable market data, such as the foreign currency exchange rate forward curve. The present value of each contract was then determined by using discount factors based on the forward curve for the more liquid currency. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.

Although the Company determined that the majority of the inputs used to value its foreign currency exchange contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the Company determined that its valuations for the foreign currency exchange contracts in their entirety were classified in Level 2 of the fair value hierarchy.

The Company’s derivative financial instruments measured at fair value on a recurring basis and recorded in the accompanying consolidated balance sheets were as follows:

	Classification in the accompanying	December 31,	December 31,
	consolidated balance sheets	2008	2009

Interest rate management agreements	Other current liabilities	$106	$1,687
	Other noncurrent liabilities	2,360	—

	Total	$2,466	$1,687

Foreign currency exchange contracts	Other current liabilities	$1,016	$—

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

The (gains) losses from changes in fair value of the Company’s derivative financial instruments, as recorded in the accompanying consolidated statements of operations, were as follows:

		Year ended December 31,
	Location of (gain) loss recognized	2008	2009

Interest rate management agreements	Other (income) expense	$1,366	$(779)
Foreign currency exchange contracts	Other (income) expense	1,227	(1,016)

Total		$2,593	$(1,795)

Senior subordinated notes

The Company’s Senior Subordinated Notes had a quoted market value of $37.5 million and $63.8 million at December 31, 2008 and December 31, 2009, respectively. The Company determined that its valuation of its Senior Subordinated Notes was classified in Level 1 of the fair value hierarchy as the fair value was determined through quoted prices in active markets. The carrying value of the Senior Subordinated Notes was $123.2 million at December 31, 2008, as included in current portion of long-term debt and lease obligations, and was $123.6 million at December 31, 2009, as included in long-term debt and lease obligations, in the accompanying consolidated balance sheets.

7.	Prepaid expenses and other current assets

Prepaid expenses and other current assets at December 31, 2008 and 2009 consisted of the following:

	2008	2009

Prepaid expenses	$1,381	$1,788
Income taxes receivable	752	211
Due from affiliate	832	—
Other receivables	1,254	1,354
Prepaid professional fees	—	1,557
Prepaid payroll	—	1,410
Debt issuance costs, net	—	1,285
Other	211	410

Total prepaid expenses and other current assets	$4,430	$8,015

Amounts due from affiliate relate to expenses paid on behalf of Spheris Holding III. Due to circumstances described in Note 22, management has provided a reserve for the full amount at December 31, 2009. Accordingly, a bad debt expense was recorded for $0.8 million relating to the write-off of this amount in the direct costs of revenues on the consolidated statement of operations for the year ended December 31, 2009.

Prepaid payroll for the year ended December 31, 2009 was a result of the Company’s decision to prefund payroll at December 31, 2009.

The classification of debt issuance costs at December 31, 2009 was a result of the classification of the related debt reflected in total current liabilities as discussed in Note 13.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

8.	Property and equipment, net

Property and equipment at December 31, 2008 and 2009 consisted of the following:

	2008	2009

Furniture and equipment	$2,550	$2,120
Leasehold improvements	5,874	5,442
Computer equipment and software	25,427	27,359

	33,851	34,921
Less accumulated depreciation and amortization	(21,542)	(25,139)

Property and equipment, net	$12,309	$9,782

The amounts above include assets acquired under financed lease obligations of $0.5 million as of both December 31, 2008 and 2009. Depreciation expense, including amortization on equipment under capital lease obligations, of $5.4 million, $6.3 million, and $6.2 million was recorded in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2008 and 2009, respectively.

Capitalized interest on leasehold improvements of approximately $0.01 million and $0.02 million for the years ended December 31, 2007 and 2008, respectively, was recorded as a reduction to interest expense in the accompanying consolidated statements of operations.

9.	Internal-use software, net of amortization

The Company capitalizes its costs to purchase and develop internal-use software, which is utilized primarily to provide clinical documentation technology and services to its customers. Net purchased and developed software costs at December 31, 2008 and 2009 consisted of the following:

	2008	2009

Software under development	$933	$135
Software placed in service	16,363	17,572

	17,296	17,707
Less accumulated amortization	(15,710)	(16,686)

Internal-use software, net	$1,586	$1,021

Amortization on projects begins when the software is ready for its intended use and is recognized over the expected useful life, which is generally two to five years. Amortization expense related to internal-use software costs was $2.9 million, $1.4 million and $1 million for the years ended December 31, 2007, 2008 and 2009, respectively, and was included in depreciation and amortization in the accompanying consolidated statements of operations.

Capitalized interest on internal-use software development projects of approximately $23,000, $29,000 and $28,000 for the years ended December 31, 2007, 2008 and 2009, respectively, was recorded as a reduction to interest expense in the accompanying consolidated statements of operations.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

10.	Customer contracts

In connection with the November 2004 Recapitalization, the Company assigned a value of $50.7 million as the fair value of Spheris customer contracts existing as of the date of the transaction. These contracts were amortized over an expected life of four years and were fully amortized as of December 31, 2008. In connection with the HealthScribe acquisition in December 2004, the Company assigned a value of $13.1 million to the acquired contracts. These contracts were amortized over an estimated life of four years and were fully amortized as of December 31, 2008. Additionally, the Company assigned a value of $0.1 million for customer contracts acquired in connection with the Vianeta acquisition consummated on March 31, 2006. These contracts were amortized over an expected life of three years and were fully amortized as of December 31, 2009. Amortization expense for customer contracts for the years ended December 31, 2007, 2008 and 2009 was $16.0 million, $14.0 million, and $9,000, respectively.

11.	Other noncurrent assets

Other noncurrent assets of the Company at December 31, 2008 and 2009 consisted of the following:

	2008	2009

Debt issuance costs, net	$1,643	$—
Lease deposits	1,042	1,283
Insurance security deposits	2,288	1,847
Other	486	158

Total other noncurrent assets	$5,459	$3,288

Debt issuance costs are amortized to interest expense over the life of the applicable credit facilities using the effective interest method. These amounts were reflected in prepaid expense and other current assets as discussed in Note 7 and Note 13. Insurance security deposits include amounts deposited to secure certain self-insurance obligations.

12.	Other current liabilities

Other current liabilities of the Company at December 31, 2008 and 2009 consisted of the following:

	2008	2009

Accrued acquisition liabilities	$309	$299
Taxes payable	339	227
Accrued interest	573	7,448
Accrued fees for professional services	209	67
Accrued group purchasing organization fees	867	315
Reserve for sales credits and adjustments	568	1,136
Restructuring charges	484	27
Deferred rent	605	326
Derivative financial instruments	1,016	1,687
Other	357	411

Total other current liabilities	$5,327	$11,943

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

The increase in accrued interest for the year-ended December 31, 2009 was caused by the Company’s decision to not make its scheduled interest payment on its Senior Subordinated Notes, as further described in Note 13.

13.	Debt

Outstanding debt obligations of the Company at December 31, 2008 and 2009 consisted of the following:

	December 31,	December 31,
	2008	2009

2007 Senior Credit Facility, net of discount, with principal due at maturity on July 17, 2012; interest payable periodically at variable rates. The weighted average interest rate was 5.75% at December 31, 2009	$72,290	$74,552
11.0% Senior Subordinated Notes, net of discount, with principal due at maturity in December 2012; interest payable semi-annually in June and December	123,208	123,578
Financed lease obligations	684	390

	196,182	198,520
Less: Current portion of long-term debt and financed lease obligations	(683)	(198,440)

Long-term debt and financed lease obligations, net of current portion	$195,499	$80

In July 2007, the Company entered into a financing agreement (the “2007 Senior Credit Facility”), which consisted of a term loan in the amount of $69.5 million and a revolving credit facility in an aggregate principal amount not to exceed $25.0 million at any time outstanding. The revolving loans and the term loan bore interest at LIBOR plus an applicable margin or a reference bank’s base rate plus an applicable margin, at the Company’s option. Under the revolving credit facility, the Company was permitted to borrow up to the lesser of $25.0 million or a loan limiter amount, as defined in the 2007 Senior Credit Facility, less amounts outstanding under letters of credit. As of December 31, 2009, the Company had $5.7 million outstanding under the revolver portion of the 2007 Senior Credit Facility.

Based on 2009 results of operations, the Company would not have complied with the covenant requirements under the 2007 Senior Credit Facility. The Company elected not to report its financial results pursuant to year-end covenant requirements under this facility, and the Company, along with the other Debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in February 2010. As a result, all amounts due under the 2007 Senior Credit Facility are reflected as current obligations in the accompanying consolidated balance sheets. All amounts due under this facility were paid in full on April 22, 2010 in connection with the Debtors’ sale of substantially all of their assets to MedQuist and the stock of SIPL to CBay, as further described in Note 22.

Under the 2007 Senior Credit Facility, Operations was the borrower. The 2007 Senior Credit Facility was secured by substantially all of Operations’ assets and is guaranteed by Spheris, Spheris Holding II and all of Operations’ subsidiaries, except SIPL. The 2007 Senior Credit Facility contained certain covenants which, among other things, limited the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The 2007 Senior Credit Facility also contained customary events of default, including breach of financial covenants, the occurrence of which could allow the collateral agent to declare any outstanding amounts to be due and payable. The financial covenants contained in the 2007 Senior Credit Facility included (a) a maximum leverage test, (b) a minimum fixed charge coverage test and (c) a minimum earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”, as defined under the 2007 Senior Credit Facility) requirement, among others.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

In connection with the borrowings under the 2007 Senior Credit Facility, the Company incurred $0.6 million and $1.1 million in debt issuance costs and debt discounts, respectively. These costs are being amortized as additional interest expense over the term of the debt. The balance of the issuance costs at December 31, 2009 of $0.3 million, net of accumulated amortization, was reflected in prepaid expenses and other current assets in the accompanying consolidated balance sheet. The debt discount at December 31, 2009 of $0.7 million was reflected as a reduction in the carrying amount of the debt under the 2007 Senior Credit Facility.

Senior subordinated notes

In December 2004, the Company issued its Senior Subordinated Notes, which mature on December 15, 2012 (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at a fixed rate of 11.0% per annum. Interest is payable in semi-annual installments through maturity on December 15, 2012. The Company did not file a Form 10-Q with the SEC for the third quarter of 2009 which violated certain covenants in the Indenture. In addition, the Company elected not to make its scheduled interest payment on December 15, 2009. As a result, the Company received a notice from the Indenture Trustee on December 16, 2009 that an Event of Default had occurred, as defined in the Indenture. As further described in Note 22, the Company, along with the other Debtors, elected to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on February 3, 2010. Resolution of final payments due under the Senior Subordinated Notes is subject to the Company’s ongoing bankruptcy case.

The Senior Subordinated Notes are junior to the obligations of the 2007 Senior Credit Facility. The Senior Subordinated Notes are guaranteed by the Company’s domestic operating subsidiaries. The Senior Subordinated Notes contain certain restrictive covenants that place limitations on the Company regarding incurrence of additional debt, payment of dividends and other items as specified in the indenture governing the Senior Subordinated Notes. An acceleration of outstanding indebtedness under the 2007 Senior Credit Facility creates an event of default under the Senior Subordinated Notes, which would allow the trustee or requisite holders of Senior Subordinated Notes to declare the Senior Subordinated Notes to be due and payable. As a result of the default under the 2007 Senior Credit Facility, the Company has reflected all amounts due under the Senior Subordinated Notes as a current obligation in the accompanying consolidated balance sheet as of December 31, 2009.

The Company incurred $1.9 million and $2.9 million in debt issuance costs and debt discounts, respectively, in connection with the Senior Subordinated Notes. These costs are being amortized as additional interest expense over the term of the Senior Subordinated Notes. The remaining balance of the issuance costs at December 31, 2009 of $0.9 million, net of accumulated amortization, was reflected in prepaid expenses and other current assets in the accompanying consolidated balance sheet. The remaining debt discount at December 31, 2009 of $1.4 million was reflected as a reduction in the carrying amount of the Senior Subordinated Notes.

14.	Other noncurrent liabilities

Other noncurrent liabilities of the Company at December 31, 2008 and 2009 consisted of the following:

	2008	2009

Deferred rent	$2,569	$2,735
Derivative financial instruments	2,360	—
Accrued workers compensation	506	399
Other	275	236

Total other noncurrent liabilities	$5,710	$3,370

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

The change in the derivative financial instruments reflects the foreign currency exchange contracts which expired during 2009 and the reflection of the interest rate management agreements in other current liabilities as described in Note 6 and reflected in Note 12.

15.	Contractual obligations

The following summarizes future minimum payments under the Company’s contractual obligations as of December 31, 2009:

	Operating	Financed lease	Purchase
	leases	obligations	obligations

2010	$3,576	$325	$1,620
2011	3,704	81	403
2012	3,879	—	—
2013	3,119	—	—
2014	2,458	—	—
Thereafter	4,592	—	—

Total minimum payments	$21,328	$406	$2,023

The Company leases certain equipment and office space under noncancellable operating leases. The majority of the operating leases contain annual escalation clauses. Rental expense for these operating leases is recognized on a straight-line basis over the term of the lease. Total rent expense for the years ended December 31, 2007, 2008 and 2009 was $1.9 million, $1.8 million and $1.7 million, respectively, under these lease obligations. As of December 31, 2009, the Company had $1.3 million on deposit as security for certain operating leases. The deposits are included in other noncurrent assets in the accompanying consolidated balance sheet.

The Company also leases certain hardware and software under capital leases as defined in accordance with the provisions of ASC 840 “Leases”. The related assets under capital lease obligations are included in property and equipment, net in the accompanying consolidated balance sheets. Amortization expense related to assets under leases was $0.1 million, $0.3 million and $0.3 million, respectively, for the years ended December 31, 2007, 2008 and 2009 and was included in depreciation and amortization in the accompanying consolidated statements of operations. Future minimum payments under these capital leases include interest of approximately $15,000. The present value of net minimum lease payments is approximately $0.4 million, with $0.3 million classified as current portion of long-term debt and lease obligations and $0.1 million classified as long-term debt and lease obligations, net of current portion in the accompanying consolidated balance sheet at December 31, 2009.

Purchase obligations represent contractual commitments with certain telecommunications vendors and technology providers that include minimum purchase obligations.

As part of the sale agreement dated April 15, 2010 between the Debtors and the Purchasers (as described in Note 22), all of the non-cancellable operating leases, financed lease obligations and purchase obligations were assigned to the Purchasers as of April 22, 2010.

16.	Stockholders’ equity

Subsequent to the November 2004 Recapitalization, Spheris Holding III approved the establishment of the Spheris Holding III, Inc. Stock Incentive Plan (as amended to date, the “Plan”) for issuance of common stock to employees, non-employee directors and other designated persons providing substantial services to the Company. As of December 31, 2009, 15.6 million shares have been authorized for issuance under the Plan. Shares are subject to restricted stock and stock option agreements and typically vest over a three or four-year period. As of

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

December 31, 2009, an aggregate of 12.1 million shares of restricted stock and 1.9 million stock options were issued and outstanding under the Plan. Additionally, 0.1 million shares of Series A convertible preferred restricted stock have been issued by Spheris Holding III to one of the Company’s former board members for services rendered. As these shares were issued for services to be provided to the Company, compensation expense of $0.4 million, $0.5 million and $0.2 million was reflected in general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2008 and 2009, respectively.

Under provisions of the Plan, all unvested shares and options shall immediately vest and become exercisable upon an event of a “change in control”. The sale of the Company’s assets as a result of the APA discussed in Note 22 constituted a “change in control” under these provisions. Accordingly, all unvested options and shares were immediately vested and exercisable on April 22, 2010.

During October 2008, Spheris Holding III issued warrants to CHS to purchase 14.3 million shares of common stock of Spheris Holding III upon the attainment of certain revenue milestones set forth in the warrants. The costs of the warrants subject to vesting are recognized over the period in which the revenue is earned and are reflected as a reduction of revenue. Accordingly, $23,000 of such costs was reflected as a reduction to net revenues in the accompanying consolidated statements of operations for the year ended December 31, 2008 while none was recognized during 2009.

17.	Income taxes

Income tax benefit on income (loss) consisted of the following for the periods presented:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2007	2008	2009

Current:
Federal	$17	$—	$—
State	226	117	84
Foreign	59	531	632

Total current provision	302	648	716

Deferred:
Federal	(6,680)	2,800	(12,712)
State	384	465	(2,629)
Foreign	138	(43)	54

Total deferred (benefit) expense	(6,158)	3,222	(15,287)

Total (benefit from) provision for income taxes	$(5,856)	$3,870	$(14,571)

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

A reconciliation of the U.S. federal statutory rate to the effective rate is as follows:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2007	2008	2009

Federal tax at statutory rate	$(5,854)	$(5,206)	$(70,683)
State income taxes	(90)	(442)	(944)
Permanent differences for goodwill impairment	—	—	66,703
Permanent differences, other	285	378	943
Foreign tax / tax holiday	(18)	(47)	(1,245)
(Decrease) increase in valuation allowance	47	9,192	(8,294)
Tax credits adjusted due to rate change	(219)	9	(1,048)
Other	(7)	(14)	(3)

Total (benefit from) provision for income taxes	$(5,856)	$3,870	$(14,571)

The components of the Company’s deferred tax assets and liabilities at December 31, 2008 and 2009 were as follows:

	2008	2009

Deferred tax assets:
Allowance for doubtful accounts	$505	$567
Accrued liabilities	2,751	2,413
Depreciation	861	930
Net operating losses – federal	35,539	37,753
Net operating losses – state	2,824	3,037
Tax credits	591	591
Amortization expense – goodwill and start-up costs	681	2,954
Other	2,316	5,459

Total deferred tax assets	46,068	53,704
Valuation allowance – federal	(40,116)	(32,620)
Valuation allowance – state	(3,288)	(2,490)

Net deferred tax assets	2,664	18,594

Deferred tax liabilities:
Amortization expense – customer list and technology	(557)	—
Other	(2,035)	(2,261)

Total deferred tax liabilities	(2,592)	(2,261)

Net deferred tax assets	$72	$16,333

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

The Company’s deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets at December 31, 2008 and 2009 as follows:

	2008	2009

Deferred taxes (current assets)	$372	$11,995
Deferred taxes (noncurrent assets)	—	4,338
Deferred tax liabilities (noncurrent liabilities)	(300)	—

Net deferred tax assets	$72	$16,333

The Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance decreased by $8.3 million during 2009 due to the sale of most of the Company’s assets on April 22, 2010 (see Note 22) which will allow the realization of certain of the Company’s deferred tax assets, compared with an increase of $9.2 million during 2008. Future changes in valuation allowance amounts will be reflected as a component of provision for (benefit from) income taxes in future periods.

In the United States, the Company benefitted from federal and state net operating loss carryforwards. The Company’s consolidated federal net operating loss carryforwards available to reduce future taxable income were $104.5 million and $107.9 million at December 31, 2008 and 2009, respectively, which began to expire in 2007. State net operating loss carryforwards at December 31, 2008 and 2009 were $67.3 million and $71.5 million, respectively, and began to expire in 2005. The majority of these federal and state net operating loss carryforwards are restricted due to limitations associated with ownership change, and as such, are reserved to reduce the amount that is more likely than not to be realized. In addition, the Company has alternative minimum tax credits which do not have an expiration date and certain other federal tax credits that will begin to expire in 2014.

In connection with the HealthScribe acquisition, the Company acquired a wholly-owned Indian subsidiary, SIPL. The Company accounts for income taxes associated with SIPL in accordance with ASC 740, “Income Taxes”, following Indian tax guidelines. At December 31, 2008, the Company was considered permanently reinvested in SIPL; accordingly, deferred taxes were not provided on the outside basis differences. Due to the subsequent event of the sale of SIPL stock in April 2010, the Company was no longer deemed to be indefinitely reinvested in SIPL. Accordingly deferred tax was provided on the outside basis differences for the year ended December 31, 2009.

Prior to 2009, because the Company was considered permanently reinvested in SIPL, no taxes were provided on accumulated translation adjustments recorded in other comprehensive income. Due to the subsequent event of the sale of SIPL stock, the net income tax effect of the currency translation adjustments related to SIPL is reflected in other comprehensive income for the year ended 2009.

Spheris Holding III and related subsidiaries (the “filing group members”) file their U.S. federal and certain state income tax returns on a consolidated, unitary, combined or similar basis. To accurately reflect each filing group member’s share of consolidated tax liabilities on separate company books and records, on November 5, 2004, Spheris Holding III and each of its subsidiaries entered into a tax sharing agreement. Under the terms of the tax sharing agreement, each subsidiary of Spheris Holding III is obligated to make payments on behalf of Spheris Holding III equal to the amount of the federal and state income taxes that its subsidiaries would have owed if such subsidiaries did not file federal and state income tax returns on a consolidated, unitary, combined or similar basis. Likewise, Spheris Holding III may make payments to subsidiaries if it benefits from the use of a subsidiary loss or other tax benefit. The tax sharing agreement allows each subsidiary to bear its respective tax burden (or enjoy use of a tax benefit, such as a net operating loss) as if its return was prepared on a stand-alone basis. To date, no amounts have been paid under this agreement.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

Operations pays certain franchise tax obligations on behalf of Spheris Holding III. Approximately $0.7 million of payments by Operations related to these taxes were reflected by the Company as a receivable due from affiliate and subsequently written off as bad debt expense described in Note 7 in the accompanying consolidated statement of operations for the year ended December 31, 2009.

The Company analyzed filing positions for all federal, state and international jurisdictions for all open tax years where it is required to file income tax returns. Although the Company files tax returns in every jurisdiction in which it has a legal obligation to do so, it has identified the following as “major” tax jurisdictions: Tennessee and Texas, as well as India. Within these major jurisdictions, the Company has tax examinations in progress related to transfer pricing rates for its Indian facilities, as discussed in Note 19. Based on the facts of these examinations, the Company believes that it is more likely than not that it will be successful in supporting its current positions related to the applicable filings. The Company believes that all income tax filing positions and deductions will be sustained upon audit and does not anticipate any adjustments resulting in a material adverse impact on the Company’s financial condition, results of operations or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10, “Income Taxes – Overall” (“ASC 740-10”). In addition, the Company did not record a cumulative effect adjustment related to the adoption of ASC 740-10.

18.	Employee benefit plans

The Company sponsors an employee savings plan, the Spheris Operations 401(k) Plan (the “Spheris 401(k) Plan”), which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code (“IRC”). Under the provisions of the Spheris 401(k) Plan, participants may elect to contribute up to 75% of their compensation, up to the amount permitted under the IRC. The Company also sponsored the Spheris Operations Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the provisions of the Deferred Compensation Plan, participants may elect to defer up to 50% of base salary and up to 100% of incentive pay, as defined in the plan. This plan was terminated on October 22, 2009.

At the Company’s option, the Company may elect to match up to 50% of the employees’ first 4% of wages deferred, in aggregate, to the Spheris 401(k) Plan. In the event the Spheris 401(k) Plan participant’s contributions are limited under provisions of the IRC and the participant is also deferring amounts into the Deferred Compensation Plan, then such matching amounts may be made to the Deferred Compensation Plan. The Company recognizes the matching expense during the year the discretionary match is awarded while the actual cash contribution is made to the plan in the following year. The Company made a cash contribution of $1.1 million in 2008 related to matches for the 2007 plan year. The Company elected not to make any matching contributions in 2009 or 2008 related to the 2008 and 2007 plan years.

The Company offers medical benefits to substantially all full-time employees through the use of both Company and employee contributions to third-party insurance providers. The Company is significantly self-insured for certain losses related to medical claims. The Company’s expense for these benefits totaled $4.1 million, $4.4 million and $4.4 million for the years ended December 31, 2007, 2008 and 2009, respectively.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

19.	Commitments and contingencies

Litigation

In addition to the litigation described in Note 5, the Company is also subject to various other claims and legal actions that arise in the ordinary course of business. In the opinion of management, any amounts for probable exposures are adequately reserved for in the accompanying consolidated financial statements, and the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

Employment agreements

The Company has employment agreements with certain members of senior management that provide for the payment to these persons of amounts equal to their applicable base salary, unpaid annual bonus and health insurance premiums over the applicable periods specified in their individual employment agreements in the event the employee’s employment is terminated without cause or certain other specified reasons. The maximum contingent liabilities, excluding any earned but unpaid amounts accrued in the accompanying consolidated financial statements, under these agreements were $1.6 million and $1.0 million at December 31, 2008 and 2009, respectively.

Tax assessment

SIPL received notification of a tax assessment resulting from a transfer pricing tax audit by Indian income tax authorities amounting to 52.2 million Rupees (approximately $1.1 million), including penalties and interest, for the fiscal tax period ended March 31, 2004 (the “2004 Assessment”). In January 2007, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Indian income tax authorities have required the Company to make advance payments toward the 2004 Assessment amounting to 43.1 million Rupees (approximately $0.9 million). Any amounts paid by the Company related to the 2004 Assessment are subject to a claim by the Company for reimbursement against escrow funds related to the Company’s December 2004 acquisition of HealthScribe and its subsidiaries (the “HealthScribe Escrow”). Accordingly, the Company has recorded the advance payments as receivables from the escrow funds, which are reflected as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2009.

During the fourth quarter of 2008, SIPL received notification of a tax assessment from a transfer pricing tax audit by Indian income tax authorities amounting to 40.6 million Rupees (approximately $0.8 million), including penalties and interest, for the fiscal tax period ended March 31, 2005 (the “2005 Assessment”). In December 2008, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Company was required to provide a bank guarantee in January 2009 for the full amount of the 2005 Assessment. The guarantee amount is included in restricted cash in the accompanying consolidated balance sheet as of December 31, 2009. Approximately $0.6 million of the 2005 Assessment is subject to a claim for reimbursement against the HealthScribe Escrow.

In May, 2010 the Company was informed that the competent authorities of India and the United States (the “Competent Authorities”) had met regarding the assessments for the two years above. The Company was informed that the Competent Authorities had reached an agreement regarding the transfer pricing that should have been used for transactions between SIPL and its related U.S. entities for the two years mentioned above. Based on this agreement, the tax assessment for the fiscal tax periods ended March 31, 2004 and March 31, 2005 would be reduced to approximately 36.6 million Rupees (approximately $781,000) and 17.2 million Rupees (approximately $366,000), respectively. An agreement reached by the Competent Authorities under the U.S./India Income Tax Treaty is not binding on the parties involved. The Company is currently assessing the impact of the proposed settlement and has not recorded a liability under the provision of ASC 740-10 in the accompanying consolidated financial statements ending December 31, 2009.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

If the assessments were brought forward from March 31, 2005 through December 31, 2009, a reasonable estimate of additional liability could range from zero to $6.2 million, contingent upon the final outcome of the claim. Payment of such amounts would also result in potential credit adjustments to the Company’s U.S. federal tax returns. The Company currently believes that it is more likely than not that it will be successful in supporting its position relating to these assessments. Accordingly, the Company has not recorded any accrual for contingent liabilities associated with the tax assessments as of December 31, 2008 or December 31, 2009.

During the second quarter of 2009, SIPL received an assessment order from Indian income tax authorities pertaining to an inquiry regarding prior years’ usage of net operating losses originating in 1999. The final assessment could potentially amount to 5.6 million Rupees (approximately $0.1 million).

20.	Related party transactions

On October 3, 2008 (amended December 23, 2009), Operations entered into an agreement for health information processing services with Community Health Systems Professional Services Corporation, an affiliate of Community Health Systems, Inc. (“CHS”), to provide clinical documentation technology and services to certain of its affiliated hospitals (“CHS Services Agreement”). The Bankruptcy Court approved the assumption of the CHS Services Agreement, as amended, on March 17, 2010.

Contemporaneously with entering into the CHS Services Agreement, CHS became a minority owner in Spheris Holding III, the Company’s indirect parent. The Company provided clinical documentation technology and services to CHS in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s length negotiations between unrelated parties. The Company recognized net revenues from this customer of $1.4 million and $4.0 million during the three months ended March 31, 2009 and 2010, respectively, in the accompanying condensed consolidated statements of operations.

In March 2010, Spheris Holding III transferred $9.2 million to the Debtors.

21.	Restructuring charges

During October 2008, the Company commenced an operational restructuring plan to effect changes in both the Company’s management structure and the nature and focus of its operations. The Company initially recognized $0.5 million of operational restructuring charges, including one-time termination benefits and other restructuring related charges, pursuant to this operational restructuring plan during the fourth quarter of 2008. As a continuation of the plan during 2009, the Company eliminated a significant portion of its U.S. based administrative and corporate workforce, recognizing an additional $0.8 million of operational restructuring charges, including one-time termination benefits and other operational restructuring related charges.

The following table sets forth the activity for accrued operational restructuring charges, included in other current liabilities in the accompanying consolidated balance sheets:

Balance at December 31, 2008	$484
Operational restructuring charges	775
Cash payments	(1,232)

Balance at December 31, 2009	$27

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

22.	Subsequent events

Bankruptcy proceedings

Chapter 11 bankruptcy filings

On February 3, 2010 (the “Petition Date”), the 100% owner of Spheris Inc., Spheris Holding, II, Inc., filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court. Simultaneously, Spheris, Operations, and its subsidiaries: Spheris Canada Inc., Spheris Leasing LLC, and Vianeta (collectively, the “Debtors”) also filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. SIPL did not file for relief under the Bankruptcy Code.

As of the issuance date of these financial statements, the Debtors are currently operating as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, the Debtors are authorized to continue to operate as ongoing businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Stock and asset purchase agreement

On February 2, 2010, the Debtors entered into a Stock and Asset Purchase Agreement, as amended April 15, 2010 (the “APA”), with the Purchasers. The APA outlines the arrangement whereby the Debtors agreed to sell substantially all of their assets to MedQuist, and the stock of SIPL to CBay. In addition, the Purchasers agreed to assume certain liabilities in connection with such sale, all subject to the approval of the Bankruptcy Court.

On April 15, 2010, the Bankruptcy Court approved the sale of substantially all of Spheris’ assets to the Purchasers, and the related assumption of certain liabilities of the Debtors by the Purchasers. The transaction was effected on April 22, 2010. Under the terms of the sale, MedQuist acquired significantly all of the Company’s U.S. assets and assumed certain liabilities and CBay acquired the stock of SIPL. The purchase price was $98.8 million in cash and an unsecured subordinated promissory note issued by MedQuist Transcriptions, Ltd. in an aggregate principal amount of $17.5 million. As a result of the sale of substantially all of the Debtors’ assets, it is likely that the Debtors’ Chapter 11 cases will result in a liquidation of the Company’s businesses and assets, such that the Company will cease to operate as a going concern.

As a requirement of the APA, each of the Debtors changed their names. Effective April 28, 2010, Spheris Holding II, Inc. changed its name to SP Wind Down Holding II, Inc.; Spheris Inc. became SP Wind Down Inc.; and Vianeta Communications, LLC became VN Wind Down Communications. Effective April 30, 2010, Spheris Operations LLC changed its name to SP Wind Down Operations LLC; Spheris Leasing LLC became SP Wind Down Leasing LLC; and Spheris Canada Inc. became SP Wind Down Canada Inc.

Debtor-in-possession (“DIP”) financing

On the Petition Date, the Debtors filed a motion with the Bankruptcy Court seeking approval of their Senior Secured Super-Priority Debtor-In-Possession Financing Agreement with certain lenders (as amended, the “DIP Credit Agreement”). Interim approval of the DIP Credit Agreement was granted by the Bankruptcy Court on February 4, 2010. Final approval was granted on February 23, 2010.

The DIP Credit Agreement provided post-petition loans and advances consisting of a revolving credit facility up to an aggregate principal amount of $15 million.

Under the DIP Credit Agreement, on February 3, 2010, the Debtors borrowed $6.4 million. In accordance with the terms of the DIP Credit Agreement, the Debtors used proceeds of $6.4 million, net of lenders’ fees of approximately $309,000, to pay past due principal and interest of approximately $5.7 million on the revolver portion of the 2007 Senior Credit Facility and to pay other expenses of approximately $381,000.

Spheris Inc.

Notes to Consolidated Financial Statements – (Continued)

The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid, were due and payable in full at the disposition of the APA, which was April 22, 2010. All borrowings under the DIP Credit Agreement were paid in full as of such date.

Reorganization process

The Bankruptcy Court approved payment of certain of the Debtors’ pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers for goods received and services and other business-related payments necessary to maintain the operation of the Debtors’ business. The Debtors retained legal and financial professionals to advise them in connection with the bankruptcy proceedings.

Immediately after filing for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, the Debtors notified known current or potential creditors of the bankruptcy filings. Subject to certain exceptions under the Bankruptcy Code, upon the Petition Date, creditors were automatically enjoined, or stayed, from continuing any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against their property, or to collect on monies owed or otherwise exercise rights or remedies with respect to pre-petition claims are enjoined unless and until the Bankruptcy Court lifts the automatic stay with respect to such actions.

As contemplated by the Bankruptcy Code, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on matters that come before the Bankruptcy Court with respect to the Debtors.

Under the Bankruptcy Code, the Debtors generally must assume or reject pre-petition executory contracts, including but not limited to real property leases, subject to the approval of the Bankruptcy Courts and certain other conditions. In this context, “assumption” means that the Debtors agree to perform their obligations and cure all existing defaults under the contract or lease, and “rejection” means that they are relieved from their obligations to perform further under the contract or lease, but are subject to a pre-petition claim for damages for the breach thereof subject to certain limitations. In connection with the Debtors’ sale of substantially all of their assets, numerous of the Debtors’ executory contracts and unexpired leases were assumed and assigned to the Purchasers. In addition, the Debtors have rejected certain executory contracts and unexpired leases. Any damages resulting from rejection of executory contracts that are permitted to be recovered under the Bankruptcy Code will be treated as liabilities subject to compromise unless such claims were secured prior to the Petition Date.

Since the Petition Date, the Debtors received approval from the Bankruptcy Court to reject certain unexpired leases and executory contracts of various types. Due to the uncertain nature of many of the unresolved claims and rejection damages, the Debtors cannot project the magnitude of such claims and rejection damages with certainty.

On May 13, 2010, the Bankruptcy Court entered an order establishing June 18, 2010, as the bar date for potential creditors to file prepetition claims and postpetition claims arising on or prior to April 30, 2010. The bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the bankruptcy cases. Creditors were notified of the bar date and the requirement to file a proof of claim with the Bankruptcy Court. Differences between liability amounts estimated by the Debtors and claims filed by creditors are will be analyzed and, if necessary, the Bankruptcy Court will make a final determination of the allowable amount of a claim. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	December 31,	March 31,
	2009	2010

ASSETS
Current assets
Unrestricted cash and cash equivalents	$8,817	$5,138
Restricted cash	1,399	1,622
Accounts receivable, net of allowance of $632 and $646, respectively	20,787	21,793
Deferred taxes	11,995	14,749
Prepaid expenses and other current assets	8,015	5,146

Total current assets	51,013	48,448
Property and equipment, net	9,782	8,502
Internal-use software, net	1,021	904
Goodwill	19,969	19,969
Deferred taxes	4,338	4,031
Other noncurrent assets	3,288	3,308

Total assets	$89,411	$85,162

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise
Current liabilities
Accounts payable	$1,215	$2,367
Accrued wages and benefits	6,945	8,509
Current portion of long-term debt and lease obligations	198,440	67,198
Other current liabilities	11,943	5,675

Total current liabilities	218,543	83,749
Long-term debt and lease obligations, net of current portion	80	—
Other long-term liabilities	3,370	967

Total liabilities not subject to compromise	221,993	84,716
Liabilities subject to compromise	—	136,468

Total liabilities	221,993	221,184

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss, net of tax of $1,500 and $1,539	(2,332)	(2,274)
Contributed capital	111,874	111,876
Accumulated deficit	(242,124)	(245,624)

Total stockholders’ deficit	(132,582)	(136,022)

Total liabilities and stockholders’ deficit	$89,411	$85,162

See accompanying notes.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Condensed Consolidated Statements of Operations
 (In thousands)
(Unaudited)

	Three months ended March 31,
	2009	2010

Net revenues	$41,849	$35,178
Direct costs of revenues (exclusive of depreciation and amortization below)	28,574	25,600
Marketing and selling expenses	611	870
General and administrative expenses	5,628	4,692
Depreciation and amortization	1,772	1,528
Transaction charges	—	1,730
Operational restructuring charges	689	—

Total operating costs	37,274	34,420

Operating income	4,575	758
Interest expense	4,370	3,086
Other expense (income)	(1,056)	85

Net (loss) income before reorganization items and income taxes	1,261	(2,413)
Reorganization items	—	(3,427)

Net (loss) income before income taxes	1,261	(5,840)

(Benefit from) provision for income taxes	354	(2,340)

Net (loss) income	$907	$(3,500)

See accompanying notes.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Condensed Consolidated Statements of Cash Flows
(Unaudited and amounts in thousands)

	Three months ended March 31,
	2009	2010

Cash flows from operating activities:
Net (loss) income	$907	$(3,500)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,772	1,528
Deferred taxes	75	(2,486)
Change in fair value of derivative financial instruments	(527)	81
Amortization of debt discounts and issuance costs	228	554
Other non-cash items	69	2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	45	(1,006)
Prepaid expenses and other current assets	(1,014)	1,768
Accounts payable	141	1,661
Accrued wages and benefits	1,887	1,563
Other current liabilities	3,467	4,473
Other noncurrent assets and liabilities	(111)	(481)

Net cash provided by operating activities	6,939	4,157

Cash flows from investing activities:
Purchases of property and equipment	(868)	(74)
Purchase and development of internal-use software	(156)	(55)

Net cash used in investing activities	(1,024)	(129)

Cash flows from financing activities:
Proceeds from DIP Credit Agreement	—	6,400
Payments on DIP Credit Agreement	—	(6,400)
Proceeds from 2007 Senior Credit Facility	2,500	—
Payments on 2007 Senior Credit Facility	—	(7,728)
Payments on lease obligations	(529)	(75)

Net cash (used in) provided by financing activities	1,971	(7,803)

Effect of exchange rate change on cash and cash equivalents	(1,219)	96

Net (decrease) increase in unrestricted cash and cash equivalents	6,667	(3,679)
Unrestricted cash and cash equivalents, at beginning of period	3,262	8,817

Unrestricted cash and cash equivalents, at end of period	$9,929	$5,138

See accompanying notes.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements
March 31, 2010
(Unaudited)

1.	Description of business and bankruptcy proceedings

Description of business

Spheris Inc. (“Spheris”) is a Delaware corporation. Subsequent to its acquisition by certain institutional investors in November 2004 (the “November 2004 Recapitalization”), Spheris became a wholly-owned subsidiary of Spheris Holding II, Inc. (“Spheris Holding II”), and an indirect wholly-owned subsidiary of Spheris Holding III, Inc. (“Spheris Holding III”), an entity owned by affiliates of Warburg Pincus LLC and TowerBrook Capital Partners LLC, CHS/Community Health Systems, Inc. (“CHS”), and indirectly by certain members of Spheris’ current and past management team.

Spheris and its direct or indirect wholly-owned subsidiaries: Spheris Operations LLC (“Operations”), Spheris Leasing LLC, Spheris Canada Inc., Spheris, India Private Limited (“SIPL”) and Vianeta Communications (“Vianeta”) (sometimes referred to collectively as the “Company”), provide clinical documentation technology and services to health systems, hospitals and group medical practices located throughout the United States. The Company receives medical dictation in digital format from subscribing physicians, converts the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format.

Chapter 11 bankruptcy proceedings

On February 3, 2010, (the “Petition Date”), the 100% owner of Spheris Inc., Spheris Holding, II, Inc., filed a voluntary petition (“Chapter 11 Petition”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court in Wilmington, Delaware (the “Bankruptcy Court”). Simultaneously, Spheris, Operations, and its subsidiaries: Spheris Canada Inc., Spheris Leasing LLC, and Vianeta (collectively, the “Debtors”) also filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. SIPL did not file for relief under the Bankruptcy Code.

During 2009, the Company did not comply with the covenant requirements of its 2007 Senior Credit Facility and its Senior Subordinated Notes (each as defined in Note 5). The Company’s failure to comply with these requirements and the filing of the Chapter 11 Petition constituted an event of default under the Company’s debt obligations. Since the Petition Date, the Company discontinued accruing interest expense on its Senior Subordinated Notes.

The Company is currently operating as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, the Company is authorized to continue to operate as ongoing businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Going concern matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern as of March 31, 2010, although its bankruptcy filings raised substantial doubt about its ability to continue as a going concern. Except as otherwise expressly stated herein, the consolidated financial statements do not include any adjustments related to the recoverability of assets and the amounts, classification and satisfaction of liabilities that resulted from the uncertainty regarding the Company’s ability to continue as a going concern and its subsequent sale of assets as described below.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Stock and asset purchase agreement

On February 2, 2010, the Debtors entered into a Stock and Asset Purchase Agreement (the “APA”) as amended April 15, 2010 with MedQuist Inc. (“MedQuist”) and CBay Inc. (“CBay” and collectively referred to as the “Purchasers”), portfolio companies of CBaySystems Holdings Ltd.. The APA outlines the arrangement whereas the Debtors agreed to sell substantially all of their assets to MedQuist, and the stock of SIPL to CBay. In addition, the Purchasers agreed to assume certain liabilities in connection with such sale, all subject to approval of the Bankruptcy Court.

On April 15, 2010, the Bankruptcy Court approved the sale of substantially all of Spheris’ assets to the Purchasers and the related assumption of certain liabilities of the Debtors by the Purchasers. The transaction was effected on April 22, 2010. Under the terms of the sale, MedQuist acquired significantly all of the Company’s U.S. assets and assumed certain liabilities. CBay acquired the stock of SIPL. The purchase price was $98.8 million in cash and an unsecured subordinated promissory note issued by MedQuist Transcriptions, Ltd. in an aggregate principal amount of $17.5 million. As a result of the sale of substantially all of the Debtors’ assets, it is likely that the Debtors’ Chapter 11 cases will result in a liquidation of the Company’s businesses and assets, such that the Company will cease to operate as a going concern.

As a requirement of the APA, each of the Debtors changed their names. Effective April 28, 2010, Spheris Holding II, Inc. changed its name to SP Wind Down Holding II, Inc.; Spheris became SP Wind Down Inc.; and Vianeta became VN Wind Down Communications. Effective April 30, 2010, Operations changed its name to SP Wind Down Operations LLC; Spheris Leasing LLC became SP Wind Down Leasing LLC; and Spheris Canada Inc. became SP Wind Down Canada Inc.

Debtor-In-possession (“DIP”) financing

On the Petition Date, the Debtors filed a motion with the Bankruptcy Court seeking approval to enter into a Senior Secured Super-Priority Debtor-In-Possession Financing Agreement with certain lenders (as amended, the “DIP Credit Agreement”). Interim approval of the DIP Credit Agreement was granted by the Bankruptcy Court on February 4, 2010. Final approval was granted on February 23, 2010.

The DIP Credit Agreement provided post-petition loans and advances consisting of a revolving credit facility up to an aggregate principal amount of $15 million.

Under the DIP Credit Agreement, on February 3, 2010, the Debtors borrowed $6.4 million. In accordance with the terms of the DIP Credit Agreement, the Debtors used proceeds of $6.4 million, net of lenders’ fees of approximately $309,000, to pay past due principal and interest of approximately $5.7 million on the revolver portion of the 2007 Senior Credit Facility and to pay other expenses of approximately $381,000. There was no outstanding balance on the DIP Credit Agreement at March 31, 2010.

The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid, were due and payable in full at the disposition of the APA, which was April 22, 2010. All borrowings under the DIP Credit Agreement were paid in full as of this date.

Reorganization process

The Bankruptcy Court approved payment of certain of the Debtors’ pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods received and services and other business-related payments necessary to maintain the operation of the Debtors’ business. The Debtors retained legal and financial professionals to advise them on the bankruptcy proceedings.

Immediately after filing the Chapter 11 Petition, the Debtors notified all known current or potential creditors of the bankruptcy filings. Subject to certain exceptions under the Bankruptcy Code, upon the Petition Date, creditors

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

were automatically enjoined, or stayed, from continuing any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against their property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.

As required by the Bankruptcy Code, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Debtors.

Under the Bankruptcy Code, the Debtors generally must assume or reject pre-petition executory contracts, including but not limited to real property leases, subject to the approval of the Bankruptcy Court and certain other conditions. In this context, “assumption” means that the Debtors agree to perform their obligations and cure all existing defaults under the contract or lease, and “rejection” means that they are relieved from their obligations to perform further under the contract or lease, but is subject to a pre-petition claim for damages for the breach thereof subject to certain limitations. In connection with the Debtors’ sale of substantially all of their assets, numerous of the Debtors’ executory contracts and unexpired leases were assumed and assigned to the Purchasers. In addition, the Debtors have rejected certain executory contracts and unexpired leases. Any damages resulting from rejection of executory contracts that are permitted to be recovered under the Bankruptcy Code will be treated as liabilities subject to compromise unless such claims were secured prior to the Petition Date.

Since the Petition Date, the Debtors received approval from the Bankruptcy Court to reject unexpired leases and executory contracts of various types. Liabilities subject to compromise have been recorded related to the rejection of unexpired leases; rejection of certain executory contracts; the claims related to the outstanding unpaid Senior Subordinated Notes; and from the determination of the Bankruptcy Court (or agreement by parties in interest) of allowed claims for contingencies and other disputed amounts. Due to the uncertain nature of many of the unresolved claims and rejection damages, the Debtors cannot project the magnitude of such claims and rejection damages with certainty.

On May 13, 2010, the Bankruptcy Court entered an order establishing June 18, 2010, as the bar date for potential creditors to file prepetition claims and postpetition claims arising on or prior to April 30, 2010. The bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the bankruptcy cases. Creditors were notified of the bar date and the requirement to file a proof of claim with the Bankruptcy Court. Differences between liability amounts estimated by the Debtors and claims filed by creditors are being investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable amount of a claim. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.

Proposed plan of reorganization

In order to successfully emerge from or liquidate pursuant to Chapter 11 of Title 11 of the Bankruptcy Code, the Debtors must propose and obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. The Debtors and the official committee of unsecured creditors appointed in the Chapter 11 cases have jointly proposed the Joint Liquidating Plan of SP Wind Down Inc., f/k/a Spheris Inc., and its Affiliated Debtors (the “Plan”). The Plan was filed on June 11, 2010. On such date, the Plan proponents also filed the Disclosure Statement with Respect to the Joint Liquidating Plan of SP Wind Down Inc., f/k/a Spheris Inc., and its Affiliated Debtors (the “Disclosure Statement”). A hearing to consider approval of the Disclosure Statement is scheduled for July 13, 2010, and the Debtors have requested that a hearing to consider confirmation of the Plan be scheduled for August 26, 2010.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before the Debtors’ stockholders are entitled to receive any distribution or retain any property under a plan of reorganization on account of their equity interests. Given the estimated liabilities of the Debtors, it is not anticipated that the Debtors’ stockholders will receive any distribution from the Debtors’ assets. The ultimate recovery to the Debtors’ creditors, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they would receive. Because of such possibilities, the value of the Debtors’ liabilities and securities is highly speculative. Appropriate caution should be exercised with respect to existing and future investments, if any, of the Debtors’ liabilities and/or securities.

Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case to file a proposed plan of reorganization (the Exclusive Filing Period) and an additional 180 days after the commencement of the Chapter 11 case to solicit acceptances of the plan of reorganization (the Exclusive Solicitation Period). The Exclusive Filing Period and the Exclusive Solicitation Period were set to expire on June 3, 2010 and August 2, 2010, respectively. Motions were filed with the Bankruptcy Court to extend the Exclusive Filing Period through and including September 1, 2010 and the Exclusive Solicitation Period through and including November 1, 2010. By order dated June 14, 2010, the Bankruptcy Court approved such extensions of the Debtors’ exclusive periods to file a plan of reorganization and to solicit votes with respect thereto.

Financial reporting considerations

For periods subsequent to the bankruptcy filings, the Debtors have applied the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations” (“ASC 852”), in preparing the accompanying interim condensed consolidated financial statements. ASC 852 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees) that were incurred in the Chapter 11 Petition have been recorded in reorganization items in the accompanying condensed consolidated statements of operations. In addition, pre-petition obligations that may have been impacted by the bankruptcy reorganization process have been classified on the accompanying condensed consolidated balance sheets in liabilities subject to compromise. These liabilities are reported at the amounts allowed or expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser or greater amounts.

Transaction costs and reorganization items

During 2009, the Company evaluated multiple strategic opportunities to continue as a going concern including a technology license agreement, a sale of the Company or its assets, or a restructuring of its capital structure. The Company ultimately chose to pursue a sale of its assets pursuant to the Chapter 11 Petition. In connection with evaluating and pursuing its options, the Company retained financial and other advisors, including restructuring professionals. These fees included (a) costs paid to professionals and others in connection with evaluating, preparing for, and pursuing filing for Chapter 11 relief, (b) costs paid to professionals and others related to evaluating, preparing for, and pursuing sales and licensing options, (c) costs paid to creditors and creditor committee advisors, including costs incurred to obtain interim financing facilities, and (d) costs to retain key employees. Some of the professionals engaged to assist the Company in these efforts were utilized to perform multiple functions.

The total of all of transaction costs to the Company for services performed from January 1, 2010 through the Petition Date, were $1.7 million, and are reflected as transaction charges in the accompanying condensed consolidated statements of operations. There were $1.6 million of retainers representing prepayments for transactional services reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet as of December 31, 2009. Additionally, there were $0.3 million of prepaid

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

retention bonus amounts related to employee obligations reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet as of December 31, 2009.

The Debtors’ reorganization items directly related to the process of reorganizing the Debtors under Chapter 11 from the Petition Date through March 31, 2010, are recorded in the accompanying condensed consolidated statements of operations as reorganization items and consist of professional fees totaling $3.4 million. Professional fees directly related to the reorganization include fees associated with advisors to the Debtors after the Petition Date. There were $1.5 million of retainers representing prepayments for reorganizational services reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets as of March 31, 2010.

Liabilities subject to compromise

Liabilities subject to compromise at March 31, 2010 consist of the following:

Accounts payable	$509
11.0% Senior Subordinated Notes, net	122,799
Accrued interest	8,670
Interest rate management agreements	1,768
Leases	2,616
Other	106

Total liabilities subject to compromise	$136,468

Liabilities subject to compromise represent pre-petition unsecured obligations to be settled under a proposed plan of reorganization. Generally, actions to enforce or otherwise effect payments of pre-Chapter 11 liabilities are stayed. Pre-petition liabilities that are subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser or greater amounts. These liabilities represent the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executor contracts and leases, the determination as to the value of collateral securing the claims, proof of claim, or other events.

The Bankruptcy Court approved payment of certain pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petition and other business-related payments necessary to maintain the operation of the Debtors’ business. Obligations associated with these matters are not classified as liabilities subject to compromise.

The Debtors rejected certain executory contracts and unexpired leases with respect to the Debtors’ operations with approval of the Bankruptcy Court. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and are classified as liabilities subject to compromise.

Amounts subject to compromise include the Senior Subordinated Notes. The Senior Subordinated Notes are shown net of discount as described in Note 5. Debt issuance costs of $0.9 million were also netted against this balance in accordance with the fair value measurement requirements described in ASC 852. Accrued interest related to these Notes is also included in the liabilities subject to compromise.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Debtor financial statements

The accompanying condensed consolidated balance sheets, statements of operations, and cash flows present the consolidated financial position of the Company and consolidated results of its operations and its cash flows for the periods presented. This information does not reflect the activity of Spheris Holding II, Inc. which was included in the Chapter 11 Petition.

The following schedules present the financial information for the Debtors as of March 31, 2010 and the three months then ended. In these schedules, the financial position and activity of Spheris Holding II, Inc. (“SH II, Inc.”) is added to the accompanying condensed consolidated financial statements of the Company. SH II, Inc. had no assets, liabilities, equity or financial activity for all periods covered on these financial statements.

As SIPL did not file for relief under the Bankruptcy Code, SIPL’s assets, liabilities, equity and financial activity for the periods presented are subtracted from the accompanying interim condensed consolidated financial statements of the Company. The subtraction of this activity from the accompanying interim condensed consolidated financial statements results in a payable to SIPL of $8.7 million. In addition, all revenue of SIPL is derived from subcontracting services provided to the Company. Accordingly, $4.7 million in sales were eliminated from the statements of operations. The addition of the payable to SIPL and the elimination of the sales and related direct costs reflect the operations and cash flows of the Debtors for the three months ended March 31, 2010. These schedules are presented as follows:

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Debtor Condensed Consolidating Balance Sheet Schedule
March 31, 2010
(Unaudited and amounts in thousands)

	Company
	including	Less:	Reclassifications/
	SH II, Inc.	SIPL	eliminations	debtors

ASSETS
Current Assets
Unrestricted cash and cash equivalents	$5,138	$(2,078)	$—	$3,060
Restricted Cash	1,622	(1,146)	—	476
Accounts receivable, net of allowance	21,793	—	—	21,793
Intercompany receivables	—	(8,732)	8,732	—
Deferred taxes	14,749	(356)	—	14,393
Prepaid expenses and other current assets	5,146	(1,316)	—	3,830

Total current assets	48,448	(13,628)	8,732	43,552
Property and equipment, net	8,502	(1,632)	—	6,870
Internal-use software, net	904	—	—	904
Goodwill	19,969	—	—	19,969
Deferred taxes	4,031	(263)	—	3,768
Other noncurrent assets	3,308	(1,024)	—	2,284

Total assets	$85,162	$(16,547)	$8,732	$77,347

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,367	$(130)	$—	$2,237
Accrued wages and benefits	8,509	(2,842)	—	5,667
Intercompany payables	—	—	8,732	8,732
Current portion of long-term debt and lease obligations	67,198	—	—	67,198
Other current liabilities	5,675	(218)	—	5,457

Total current liabilities	83,749	(3,190)	8,732	89,291
Other long-term liabilities	967	(387)	—	580

Total liabilities not subject to compromise	84,716	(3,577)	8,732	89,871
Liabilities subject to compromise	136,468	—	—	136,468

Total liabilities	221,184	(3,577)	8,732	226,339

Common stock	—	—	—	—
Other comprehensive loss	(2,274)	2,274	—	—
Contributed capital	111,876	(5,694)	—	106,182
Accumulated deficit	(245,624)	(9,550)	—	(255,174)

Total stockholders ’ deficit	(136,022)	(12,970)	—	(148,992)

Total liabilities and stockholders ’ deficit	$85,162	$(16,547)	$8,732	$77,347

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Debtor Condensed Consolidating Statement of Operations Schedule
For the Three Months ended March 31, 2010
(Unaudited and amounts in thousands)

	Company
	including	Less:	Reclassifications/
	SH II, Inc.	SIPL	eliminations	debtors

Net revenues	$35,178	$(4,714)	$4,714	$35,178
Direct costs of revenues	25,600	(3,963)	4,714	26,351
Marketing and selling expenses	870	—	—	870
General and administrative expenses	4,692	(140)	—	4,552
Depreciation and amortization	1,528	(174)	—	1,354
Transaction charges	1,730	—	—	1,730
Operational restructuring
charges	—	—	—	—

Total operating costs	34,420	(4,277)	4,714	34,857

Operating income	758	(437)	—	321
Interest expense, net of income	3,086	7	—	3,093
Other expense	85	(27)	—	58

Net loss before reorganizational items and income taxes	(2,413)	(417)	—	(2,830)
Reorganization items	(3,427)	—	—	(3,427)

Net loss before income taxes	(5,840)	(417)	—	(6,257)
Benefit from income taxes	(2,340)	(17)	—	(2,357)

Net loss	$(3,500)	$(400)	$—	$(3,900)

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Debtor Condensed Consolidating Statement of Cash Flows Schedule
For the Three Months Ended March 31, 2010
(Unaudited and amounts in thousands)

	Company
	including	Less:	Reclassifications/
	SH II, Inc.	SIPL	eliminations	debtors

Cash flows from operating activities:
Net loss	$(3,500)	$(400)	$—	$(3,900)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,528	(174)	—	1,354
Deferred taxes	(2,486)	(892)	—	(3,378)
Change in fair value of derivative financial instruments	81	—	—	81
Amortization of debt discounts and issuance costs	554	—	—	554
Other non-cash items	2	—	—	2
Changes in operating assets and liabilities,	—	—	—	—
net of acquisitions:	—	—	—	—
Accounts receivable, net	(1,006)	—	—	(1,006)
Intercompany receivables	—	1,874	(852)	1,022
Prepaid expenses and other current assets	1,768	(86)	—	1,682
Accounts payable	1,661	(3)	—	1,658
Accrued wages and benefits	1,563	(145)	—	1,418
Intercompany payables	—	—	852	852
Other current liabilities	4,473	19	—	4,492
Other noncurrent assets and liabilities	(481)	(25)	—	(506)

Net cash provided by operating activities	4,157	168	—	4,325

Cash flows from investing activities:
Purchases of property and equipment	(74)	31	—	(43)
Purchase and development of internal-use software	(55)	—	—	(55)

Net cash used in investing activities	(129)	31	—	(98)

Cash flows from financing activities:
Proceeds from DIP Credit Agreement	6,400	—	—	6,400
Payments on DIP Credit Agreement	(6,400)	—	—	(6,400)
Proceeds from 2007 Senior Credit Facility	—	—	—	—
Payments on 2007 Senior Credit Facility	(7,728)	—	—	(7,728)
Payments on lease obligations	(75)	—	—	(75)

Net cash used in financing activities	(7,803)	—	—	(7,803)

Effect of exchange rate change on cash and cash equivalents	96	(96)	—	—

Net decrease in unrestricted cash and cash equivalents	(3,679)	103	—	(3,576)
Unrestricted cash and cash equivalents, at beginning of period	8,817	(2,181)	—	6,636

Unrestricted cash and cash equivalents, at end of period	$5,138	$(2,078)	$—	$3,060

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

2.	Summary of significant accounting policies

Basis of presentation

For all periods presented in the accompanying interim condensed consolidated financial statements and footnotes, Spheris is the reporting unit. All dollar amounts shown in the accompanying interim condensed consolidated financial statements and tables in the notes are in thousands unless otherwise noted. The accompanying interim condensed consolidated financial statements include the financial statements of Spheris, including its direct or indirect wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in year-end financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year.

For periods subsequent to the Chapter 11 Petition, the Debtors have applied ASC 852, in preparing the accompanying interim consolidated financial statements as further discussed in Note 1.

Additionally, the accompanying interim condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The accompanying interim condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and the amounts, classification, and satisfaction of liabilities that resulted from uncertainty regarding the Company’s ability to continue as a going concern as of March 31, 2010, and its subsequent sale of assets. See further discussion in Note 1.

In preparing the accompanying interim condensed consolidated financial statements, the Company evaluated events and transactions that occurred subsequent to March 31, 2010, through the date that the accompanying interim condensed consolidated financial statements were issued, June 29, 2010.

Recently adopted accounting pronouncements

In January 2010, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”) as an amendment to earlier authoritative guidance concerning fair value measurements and disclosures. ASC 820-10 requires an entity to: (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separate information for Level 3 activity pertaining to gross purchases, sales, issuances, and settlements. ASC 820-10, which became effective for the Company beginning January 1, 2010, did not have a material impact on its financial statements.

Recently issued accounting pronouncements not yet adopted

In October 2009, the FASB issued ASC 985-605, “Revenue Recognition Software” (“ASC 985-605”) that will become effective for the Company beginning January 1, 2011, with earlier adoption permitted. Under ASC 985-605 on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of ASC 985-605, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of ASC 985-605. Under ASC 985-605, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate consideration received using the relative selling price method. ASC 985-605 includes

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The Company has not yet fully evaluated the impact that ASC 985-605 will have on its financial statements.

On September 23, 2009, the FASB ratified ASC 605-25, “Revenue Recognition with Multiple Element Arrangements” (“ASC 605-25”). ASC 605-25 requires the allocation of consideration among separately identified deliverables contained within an arrangement, based on their related selling prices. The Company utilizes current accounting guidance, also titled “Revenue Arrangements with Multiple Deliverables,” in the recognition of revenue associated with the Company’s customer contracts that contain multiple elements of services. ASC 605-25 will become effective for the Company beginning January 1, 2011. The Company has not yet fully evaluated the impact that ASC 605-25 will have on its financial statements.

3.	Fair Value of financial instruments

Derivative financial instruments

The Company holds certain derivative financial instruments that are required to be measured at fair value on a recurring basis. These derivative financial instruments are utilized by the Company to mitigate risks related to interest rates and foreign currency exchange rates. The derivatives are measured at fair value in accordance with the established fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following three levels:

■	Level 1 – observable inputs such as quoted prices in active markets.
■	Level 2 – inputs other than quoted prices in active markets that are either directly or indirectly observable.
■	Level 3 – unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company entered into certain interest rate management agreements with a single counterparty to reduce its exposure to fluctuations in market interest rates under the 2007 Senior Credit Facility (as defined in Note 5). An event of default under the 2007 Senior Credit Facility would create an event of default under these interest rate management agreements, which may cause amounts due under these agreements to become due and payable. The Company’s accounting for these derivative financial instruments did not meet hedge accounting criteria. Accordingly, changes in fair value were included as a component of other expense (income) in the accompanying condensed consolidated statements of operations.

The fair value of these interest rate management agreements was determined using valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis considered the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The interest rates used in the calculation of projected cash flows were based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.

Although the Company determined that the majority of the inputs used to value its interest derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its interest derivatives. As a result, the Company determined that its valuations for the interest derivatives in their entirety were classified in Level 2 of the fair value hierarchy. This contract was scheduled to expire during 2010. During February 2010, the Company did not make payments due

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

on its interest derivatives and received notice of termination from the counterparty to the agreements stating that all amounts were currently due. As a result, the full amount of the liability at December 31, 2009 of $1.7 million is reflected as a component of other current liabilities in the accompanying condensed consolidated balance sheets. As discussed in Note 1, the full amount of this liability at March 31, 2010 of $1.8 million is reflected in liabilities subject to compromise at March 31, 2010.

Payments to SIPL are denominated in U.S. dollars. In order to hedge against fluctuations in exchange rates, SIPL historically maintained a portfolio of forward currency exchange contracts, which were transacted with a single counterparty. The Company’s accounting for these derivative financial instruments, all of which expired during the third quarter of 2009, did not meet the hedge accounting criteria. Accordingly, changes in fair value were included as a component of other expense (income) in the accompanying condensed consolidated statements of operations.

The Company determined the fair value of its foreign currency exchange contracts utilizing inputs for similar or identical assets or liabilities that were either readily available in public markets, derived from information available in publicly quoted markets or quoted by counterparties to these contracts. The future value of each contract out to its maturity was calculated using observable market data, such as the foreign currency exchange rate forward curve. The present value of each contract was then determined by using discount factors based on the forward curve for the more liquid currency. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.

Although the Company determined that the majority of the inputs used to value its foreign currency exchange contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the Company determined that its valuations for the foreign currency exchange contracts in their entirety were classified in Level 2 of the fair value hierarchy.

The Company’s derivative financial instruments measured at fair value on a recurring basis and recorded in the accompanying condensed consolidated balance sheets were as follows:

	Classification in the accompanying	December 31,	March 31,
	condensed consolidated balance sheets	2009	2010

Interest rate management agreements	Other current liabilities	$1,687	$1,768
	Other noncurrent liabilities	—	—

	Total	$1,687	$1,768

Foreign currency exchange contracts	Other current liabilities	$—	$—

The (gains) losses from changes in fair value of the Company’s derivative financial instruments, as recorded in the accompanying condensed consolidated statements of operations, were as follows:

		Three months ended
		March 31,
	Location of (gain) loss recognized	2009	2010

Interest rate management agreements	Other expense (income)	$(209)	$81
Foreign currency exchange contracts	Other expense (income)	(318)	—

Total		$(527)	$81

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

Senior subordinated notes

The Company’s Senior Subordinated Notes had a quoted market value of $63.8 million and $21.9 million at December 31, 2009 and March 31, 2010 respectively. The Company determined that its valuation of its Senior Subordinated Notes was classified in Level 1 of the fair value hierarchy as the fair value was determined through quoted prices in active markets. The carrying value of the Senior Subordinated Notes $123.6 million (net of discount) at December 31, 2009 was included in current portion of long-term debt and lease obligations in the accompanying condensed consolidated balance sheets.

The carrying value of the Senior Subordinated Notes $122.8 million (net of both discount and debt issuance costs) at March 31, 2010 included debt issuance costs of $0.9 million and is recorded in liabilities subject to compromise as discussed in Note 1.

4.	Other comprehensive loss

Other comprehensive loss was as follows:

	Three months ended March 31,
	2009	2010

Net (loss) income	$907	$(3,500)
Foreign currency translation gain (loss), net of tax of $0 and $39, respectively	(1,219)	58

Other comprehensive loss	$(312)	$(3,442)

5.	Debt

Outstanding debt obligations of the Company at December 31, 2009 and March 31, 2010 consisted of the following:

	December 31,	March 31,
	2009	2010

2007 Senior Credit Facility, net of discount, with principal due at maturity on July 17, 2012; interest payable periodically at variable rates. The weighted average interest rate was 5.75% at March 31, 2010	$74,552	$66,883
11.0% Senior Subordinated Notes, net of discount, with principal due at maturity in December 2012; interest payable semi-annually in June and December	123,578	—
Financed lease obligations	390	315

	198,520	67,198
Less: Current portion of long-term debt and financed lease obligations	(198,440)	(67,198)

Long-term debt and financed lease obligations, net of current portion	$80	$—

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

2007 senior credit facility

The Company’s senior secured credit facility consisted of a term loan in the amount of $67.5 million and a revolving credit facility in an aggregate principal amount not to exceed $25.0 million at any time outstanding (the “2007 Senior Credit Facility”). The revolving loans and the term loan bore interest at LIBOR plus an applicable margin or a reference bank’s base rate plus an applicable margin, at the Company’s option. Under the revolving credit facility, the Company was permitted to borrow up to the lesser of $25 million or a loan limiter amount, as defined in the 2007 Senior Credit Facility, less amounts outstanding under letters of credit. On February 1, 2010, the Company paid $2 million in principal and $0.5 million in interest on the term loan and approximately $40,000 in accrued interest on the revolving credit facility. A principal payment of $5.7 million on the revolving credit facility was made on February 3, 2010 as discussed in Note 1. As of March 31, 2010, the Company had no amounts outstanding under the revolver portion of the 2007 Senior Credit Facility.

Based on 2009 results of operations, the Company would not have complied with the covenant requirements under the 2007 Senior Credit Facility. The Company elected not to report its financial results pursuant to year-end covenant requirements under the 2007 Senior Credit Facility, and filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in February 2010. As a result, all amounts due under the 2007 Senior Credit Facility as of both December 31, 2009 and March 31, 2010 are reflected as current obligations in the accompanying condensed consolidated balance sheet. All amounts due under this facility were paid in full on April 22, 2010 in connection with the Company’s sale of substantially all of its assets to the Purchasers as further described in Note 1.

Under the 2007 Senior Credit Facility, Operations was the borrower. The 2007 Senior Credit Facility was secured by substantially all of Operations’ assets and is guaranteed by Spheris, Spheris Holding II and all of Operations’ subsidiaries, except SIPL. The 2007 Senior Credit Facility contained certain covenants which, among other things, limited the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The 2007 Senior Credit Facility also contained customary events of default, including breach of financial covenants, the occurrence of which could allow the collateral agent to declare any outstanding amounts to be due and payable. The financial covenants contained in the 2007 Senior Credit Facility included (a) a maximum leverage test, (b) a minimum fixed charge coverage test and (c) a minimum earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”, as defined under the 2007 Senior Credit Facility) requirement, among others.

In connection with the borrowings under the 2007 Senior Credit Facility, the Company incurred $0.6 million and $1.1 million in debt issuance costs and debt discounts, respectively. These costs were being amortized as additional interest expense over the term of the debt. The balance of the issuance costs at March 31, 2010 of $0.3 million, net of accumulated amortization, was reflected in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet. The debt discount at March 31, 2010 of $0.6 million was reflected as a reduction in the carrying amount of the debt under the 2007 Senior Credit Facility.

Senior subordinated notes

In December 2004, the Company issued its Senior Subordinated Notes, which mature on December 15, 2012 (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at a fixed rate of 11.0% per annum. Interest is payable in semi-annual installments through maturity on December 15, 2012. The Company did not file a Form 10-Q with the SEC in the third quarter of 2009 which violated certain covenants in the indenture governing the Senior Subordinated Notes (the “Indenture”). In addition, the Company elected not to make its scheduled payment on the Senior Subordinated Notes on December 15, 2009. As a result, the Company received a notice in from the trustee on December 16, 2009 that an Event of Default had occurred, as defined in the Indenture. As further described in Note 1, the Company elected to file bankruptcy protection under Chapter 11

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

of the United States Bankruptcy Code on February 3, 2010. Resolution of final payments due under the Senior Subordinated Notes is pending outcome of these matters.

The Senior Subordinated Notes are junior to the obligations of the 2007 Senior Credit Facility. The Senior Subordinated Notes are guaranteed by the Company’s domestic operating subsidiaries. The Senior Subordinated Notes contain certain restrictive covenants that place limitations on the Company regarding incurrence of additional debt, payment of dividends and other items as specified in the indenture governing the Senior Subordinated Notes. An acceleration of outstanding indebtedness under the 2007 Senior Credit Facility would create an event of default under the Senior Subordinated Notes, which would allow the trustee or requisite holders of Senior Subordinated Notes to declare the Senior Subordinated Notes to be due and payable. As a result of the default under the 2007 Senior Credit Facility, the Company has reflected all amounts due under the Senior Subordinated Notes as a current obligation in the accompanying condensed consolidated balance sheets as of December 31, 2009. The Company reflected all amounts due under these notes as liabilities subject to compromise as of March 31, 2010.

The Company incurred $1.9 million and $2.9 million in debt issuance costs and debt discounts, respectively, in connection with the Senior Subordinated Notes. These costs are being amortized as additional interest expense over the term of the Senior Subordinated Notes. The remaining balance of the issuance costs at March 31, 2010 of $0.9 million, net of accumulated amortization, was reflected as a part of the amounts due under the Senior Subordinated Notes and included in liabilities subject to compromise in the accompanying condensed consolidated balance sheet as discussed in Note 1. The remaining debt discount at March 31, 2010 of $1.4 million was reflected as a reduction in the carrying amount of the Senior Subordinated Notes and is also included in liabilities subject to compromise.

As stated above, the Company did not accrue interest of $2.2 million in the accompanying interim condensed consolidated financial statements related to the Senior Subordinated Notes from the Petition Date (February 3, 2010) through March 31, 2010 in accordance with ASC 852. Accrued interest as of the Petition Date is recorded in liabilities subject to compromise in the accompanying condensed consolidated balance sheet.

6.	Stockholders’ deficit

Subsequent to the November 2004 Recapitalization, Spheris Holding III approved the establishment of the Spheris Holding III, Inc. Stock Incentive Plan (as amended to date, the “Plan”) for issuance of common stock to employees, non-employee directors and other designated persons providing substantial services to the Company. As of March 31, 2010, 15.6 million shares have been authorized for issuance under the Plan. Shares are subject to restricted stock and stock option agreements and typically vest over a three or four-year period. As of March 31, 2010, an aggregate of 12.1 million shares of restricted stock and 1.8 million stock options were issued and outstanding under the Plan. As these shares and stock options were issued for services to be provided to the Company, compensation expense of $0.1 million was reflected in general and administrative expenses in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2009. No amounts were recorded as compensation expense for the three months ended March 31, 2010.

Under provisions of the Plan, all unvested shares and options shall immediately vest and become exercisable upon an event of a “change in control”. The sale of the Company’s assets as a result of the APA discussed in Note 1 constituted a “change in control” under these provisions. Accordingly, all unvested options and shares were immediately vested and exercisable on April 22, 2010.

During October 2008, Spheris Holding III issued warrants to CHS to purchase 14.3 million shares of common stock of Spheris Holding III upon the attainment of certain revenue milestones set forth in the warrants. The costs of the warrants subject to vesting are recognized over the period in which the revenue is earned and are reflected as a reduction of revenue. Accordingly, $8,000 and $2,000 of such costs are reflected as a reduction to net

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

revenues in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2009 and 2010, respectively.

7.	Income taxes

The Company records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities. The Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance decreased by approximately $0.2 million and $20,000 during the three months ended March 31, 2009 and 2010, respectively. As of March 31, 2010, the Company’s valuation allowance that is reflected as a reduction to the carrying value of its net deferred tax balances was $35.1 million.

In the United States, the Company currently benefits from federal and state net operating loss carryforwards. The Company’s consolidated federal net operating loss carryforwards available to reduce future taxable income totaled $107.9 million and $109.4 million at December 31, 2009 and March 31, 2010, respectively, and began to expire in 2007. State net operating loss carryforwards at December 31, 2009 and March 31, 2010 were $71.5 million and $71.7 million, respectively, and began to expire in 2005. The majority of these federal and state net operating loss carryforwards is restricted due to limitations associated with ownership change, and to the extent these carryforwards are restricted, is reserved to reduce the amount that is more likely than not to be realized. In addition, the Company has alternative minimum tax credits which do not have an expiration date and certain other federal tax credits that will begin to expire in 2014.

The Company recognized income tax (benefit) expense of $0.4 million and $(2.3) million during the three months ended March 31, 2009 and 2010, respectively.

The Company accounts for income taxes associated with SIPL in accordance with ASC 740, “Income Taxes”, following Indian tax guidelines. Prior to 2009, because the Company was considered permanently reinvested in SIPL, no taxes were provided on accumulated translation adjustments recorded in other comprehensive loss. Due to the subsequent event of the sale of SIPL stock (as discussed in Note 1), the net income tax effect of the currency translation adjustments related to SIPL is reflected in other comprehensive loss for the three months ended March 31, 2010 (as provided in Note 4).

Spheris Holding III and related subsidiaries (the “filing group members”) file their U.S. federal and certain state income tax returns on a consolidated, unitary, combined or similar basis. To accurately reflect each filing group member’s share of consolidated tax liabilities on separate company books and records, on November 5, 2004, Spheris Holding III and each of its subsidiaries entered into a tax sharing agreement. Under the terms of the tax sharing agreement, each subsidiary of Spheris Holding III is obligated to make payments to Spheris Holding III equal to the amount of the federal and state income taxes that its subsidiaries would have owed if such subsidiaries did not file federal and state income tax returns on a consolidated, unitary, combined or similar basis. Likewise, Spheris Holding III may make payments to subsidiaries if it benefits from the use of a subsidiary loss or other tax benefit. The tax sharing agreement allows each subsidiary to bear its respective tax burden (or enjoy use of a tax benefit, such as a net operating loss) as if its return was prepared on a stand-alone basis. To date, no amounts have been paid under this agreement.

The Company has analyzed filing positions for all federal, state and international jurisdictions for all open tax years where it is required to file income tax returns. Although the Company files tax returns in every jurisdiction in which it has a legal obligation to do so, it has identified the following as “major” tax jurisdictions: Tennessee and Texas, as well as India. Within these major jurisdictions, the Company has tax examinations in progress related to transfer pricing rates for its Indian facilities, as discussed in Note 8, as well as significant federal and state net operating loss carryovers, for which the earliest open tax year is 1997. Based on the facts and circumstances of these examinations at March 31, 2010, the Company believes that it is more likely than not that it will be successful in supporting its current positions related to the applicable filings. The Company believes that all

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

income tax filing positions and deductions will be sustained upon audit and does not anticipate any adjustments resulting in a material adverse impact on the Company’s financial condition, results of operations or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded.

8.	Commitments and contingencies

Litigation

The Company is subject to various other claims and legal actions that arise in the ordinary course of business. In the opinion of management, any amounts for probable exposures are adequately reserved for in the Company’s interim condensed consolidated financial statements, and the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

Employment agreements

The Company has employment agreements with certain members of senior management that provide for the payment to these persons of amounts equal to the applicable base salary, unpaid annual bonus and health insurance premiums over the applicable periods specified in their individual employment agreements in the event the employee’s employment is terminated without cause or for certain other specified reasons. The maximum contingent liabilities, excluding any earned but unpaid bonuses accrued in the accompanying interim condensed consolidated financial statements; under these agreements were $1.0 million at December 31, 2009 and March 31, 2010.

These employment agreements were not included in the liabilities assumed under the APA between the Purchasers and the Debtors. Management anticipates that any amounts, if any, that may be accrued in the future will be recorded as liabilities subject to compromise in the condensed consolidated balance sheets of subsequent periods.

Tax assessment

SIPL received notification of a tax assessment resulting from a transfer pricing tax audit by Indian income tax authorities amounting to 52.2 million Rupees (approximately $1.1 million), including penalties and interest, for the fiscal tax period ended March 31, 2004 (the “2004 Assessment”). In January 2007, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Indian income tax authorities have required the Company to make advance payments toward the 2004 Assessment amounting to 43.1 million Rupees (approximately $0.9 million). Any amounts paid by the Company related to the 2004 Assessment are subject to a claim by the Company for reimbursement against escrow funds related to the Company’s December 2004 acquisition of HealthScribe, Inc. and its subsidiaries (the “HealthScribe Escrow”). Accordingly, the Company has recorded the advance payments as receivables from the escrow funds, which are reflected as a component of prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets as of December 31, 2009 and March 31, 2010.

During the fourth quarter of 2008, SIPL received notification of a tax assessment from a transfer pricing tax audit by Indian income tax authorities amounting to 40.6 million Rupees (approximately $0.8 million), including penalties and interest, for the fiscal tax period ended March 31, 2005 (the “2005 Assessment”). In December 2008, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Company was required to provide a bank guarantee in January 2009 for the full amount of the 2005 Assessment. The guarantee amount is included in restricted cash in the accompanying condensed consolidated balance sheets as of December 31, 2009 and March 31, 2010. Approximately $0.6 million of the 2005 Assessment is subject to a claim for reimbursement against the HealthScribe Escrow.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

In May 2010, the Company was informed that the competent authorities of India and the United States (the “Competent Authorities”) had met regarding the assessments for the two years above. The Company was informed that the Competent Authorities had reached an agreement regarding the transfer pricing that should have been used for transactions between SIPL and its related U.S. entities for the two years mentioned above. Based on this agreement, the tax assessment for the fiscal tax periods ended March 31, 2004 and March 31, 2005 would be reduced to approximately 36.6 million Rupees (approximately $813,000) and 17.2 million Rupees (approximately $381,000), respectively. An agreement reached by the Competent Authorities under the U.S./India Income Tax Treaty is not binding on the parties involved. The Company is currently assessing the impact of the proposed settlement and has not recorded a liability under the provision of ASC 740-10, “Income Taxes – Other” (“ASC 740-10”) in the accompanying condensed consolidated financial statements ending December 31, 2009 or March 31, 2010.

If the assessments were brought forward from March 31, 2005 through March 31, 2010, a reasonable estimate of additional liability could range from zero to $6.8 million, contingent upon the final outcome of the claim. Payment of such amounts would also result in potential credit adjustments to the Company’s U.S. federal tax returns. The Company currently believes that it is more likely than not that it will be successful in supporting its position relating to these assessments. Accordingly, the Company has not recorded any accrual for contingent liabilities associated with the tax assessments as of December 31, 2009 or March 31, 2010 .

During the second quarter of 2009, SIPL received an assessment order from Indian income tax authorities pertaining to an inquiry regarding prior years’ usage of net operating losses originating in 1999. The final assessment could potentially amount to 5.6 million Rupees (approximately $0.1 million).

9.	Related party transactions

On October 3, 2008 (amended December 23, 2009), Operations entered into an agreement for health information processing services with Community Health Systems Professional Services Corporation, an affiliate of Community Health Systems, Inc. (“CHS”), to provide clinical documentation technology and services to certain of its affiliated hospitals (“CHS Services Agreement”). The Bankruptcy Court approved the assumption of the CHS Services Agreement, as amended, on March 17, 2010.

Contemporaneously with entering into the CHS Services Agreement, CHS became a minority owner in Spheris Holding III, the Company’s indirect parent. The Company provided clinical documentation technology and services to CHS in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s length negotiations between unrelated parties. The Company recognized net revenues from this customer of $1.4 million and $4.0 million during the three months ended March 31, 2009 and 2010, respectively, in the accompanying condensed consolidated statements of operations.

In March 2010, Spheris Holding III transferred $9.2 million to the Debtors.

10.	Restructuring charges

During October 2008, the Company commenced an operational restructuring plan to effect changes in both the Company’s management structure and the nature and focus of its operations. The Company initially recognized $0.5 million of operational restructuring charges, including one-time termination benefits and other restructuring related charges, pursuant to this operational restructuring plan during the fourth quarter of 2008. As a continuation of the plan during 2009, the Company eliminated a significant portion of its U.S. based administrative and corporate workforce, recognizing an additional $0.8 million of operational restructuring charges, including one-time termination benefits and other operational restructuring related charges. The Company incurred $0.7 million in restructuring charges for the three months ended March 31, 2009.

Spheris Inc. and Subsidiaries
(Debtor-In-Possession)

Notes to Condensed Consolidated Financial Statements – (Continued)

The Company’s operational restructuring plan was substantially complete as of December 31, 2009. No additional amounts were incurred in 2010. No additional charges are anticipated due to the Chapter 11 Petition filed on the Petition Date.

11.	Subsequent events

On May 14, 2010, the Debtors received a letter from MedQuist in which MedQuist asserted that the Debtors owe SIPL, now a subsidiary of CBay, approximately $0.9 million for the Debtors’ alleged failure to make certain payments to SIPL prior to the closing of the APA (the “SIPL Claim”). In addition, in an email dated April 30, 2010, representatives of MedQuist asserted that the Debtors are required to reimburse MedQuist for the cost of providing COBRA continuation coverage to terminated Spheris employees and their dependents who are COBRA-eligible (the “COBRA Claim” and, together with the SIPL Claim, the “MedQuist Claims”). The Debtors dispute the MedQuist Claims.

The letter of transmittal and any other required documents should be sent or delivered by each holder of MedQuist Inc. common stock or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

Exchange Agent:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If delivering by fax (for Eligible Institutions only):

Fax: 718-234-5001

Questions and requests for assistance or for additional copies of the Exchange Offer documents may be directed to the Information Agent at its telephone number and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers and consent solicitations.

Information Agent:

Phoenix Advisory Partners
110 Wall Street, 27th floor
New York, NY 10005
Banks and brokers call: (212) 493-3910
Other call toll free: (800) 576-4314

PART II

Information not required in the prospectus

Item 20.	Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, our by-laws include provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, and (ii) require us to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, our by-laws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) we may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the bylaws are not exclusive.

We have also obtained officers’ and directors’ liability insurance that insures against liabilities that our officers and directors, in such capacities, may incur.

We also have agreements with each director and officer to provide indemnification to the extent permitted under Delaware law.

We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our controlled subsidiaries. The policy has a covering limit of $25.0 million in each policy year.

Item 21.	Exhibits and financial statement schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in our consolidated financial statements or notes thereto.

(c) Reports, Opinions and Appraisals

None.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) 1.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2.	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

3.	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	To supply by means of a post-effective amendment all information concerning this Exchange Offer and Merger and MedQuist Inc. that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Franklin, State of Tennessee, on August 31, 2011.

MEDQUIST HOLDINGS INC.

By:	/s/ ROGER L. DAVENPORT
Name:     Roger L. Davenport
Title:     Chief Executive Officer

Power Of Attorney

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger L. Davenport and Mark Sullivan, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this registration statement and any registration statement related to the same offering as this registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents of each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 31, 2011.

Signature	Title

/s/ ROGER L. DAVENPORT Roger L. Davenport	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ V. RAMAN KUMAR V. Raman Kumar	Vice Chairman and Director

/s/ ANTHONY JAMES Anthony James	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ ROBERT AQUILINA Robert Aquilina	Director

/s/ FRANK BAKER Frank Baker	Director

/s/ PETER BERGER Peter Berger	Director

/s/ MERLE GILMORE Merle Gilmore	Director

Signature	Title

/s/ JEFFREY HENDREN Jeffrey Hendren	Director

/s/ KENNETH JOHN MCLACHLAN Kenneth John McLachlan	Director

/s/ JAMES PATRICK NOLAN James Patrick Nolan	Director

EXHIBIT INDEX

Exhibit No.		Description

2.1		Agreement and Plan of Merger and Reorganization, dated as of July 11, 2011, by and among MedQuist Holdings Inc., Miami Acquisition Corporation, Miami Acquisition LLC, MultiModal Technologies, Inc. and Michael Finke. (Incorporated herein by reference to Exhibit 2.1 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
3.1		Certificate of Incorporation. (Incorporated herein by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011.)
3.2		By-Laws. (Incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011.)
4.1		Form of common stock certificate. (Incorporated herein by reference to Exhibit 4.1 to MedQuist Holdings Inc. Amendment No. 5 to Form S-1 (File No. 333-169997) filed on January 28, 2011.)
4.2		Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010, among CBay Inc., MedQuist Inc. and MedQuist Transcriptions Ltd., CBaySystems Holdings Limited, BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit Inc. (Incorporated herein by reference to Exhibit 4.2 to CBaySystems Holdings Limited Amendment No. 1 to Form S-1 (File No. 333-169997) filed on November 26, 2010.)
4	.2.1	Waiver and First Amendment to Senior Subordinated Note Purchase Agreement, dated as of July 11, 2011, by and among CBay Inc., MedQuist Inc., MedQuist Transcriptions, Ltd., MedQuist Holdings Inc., BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc. (Incorporated herein by reference to Exhibit 10.2 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
4	.2.2	Second Amendment to Senior Subordinated Note Purchase Agreement, dated as of July 11, 2011, by and among CBay Inc., MedQuist Inc., MedQuist Transcriptions, Ltd., MedQuist Holdings Inc., BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc. (Incorporated herein by reference to Exhibit 10.3 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
4.3		Form of 13% Senior Subordinated Note due 2016. (Incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
4.4		Exchange Agreement, dated as of September 30, 2010, by and between CBaySystems Holdings Limited and the Investors Signatories thereto. (Incorporated herein by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
4	.4.1	Amendment No. 1 to the Exchange Agreement, dated as of December 30, 2010, by and between CBaySystems Holdings Limited and the Investors signatories thereto. (Incorporated herein by reference to Exhibit 4.4.1 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
4.5		Warrant issued to Oosterveld International BV on March 19, 2009. (Incorporated herein by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
5	.1*	Opinion of Pepper Hamilton LLP.
9.1		Voting Agreement, dated September 30, 2010, by and between CBaySystems Holdings Limited, S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited. (Incorporated herein by reference to Exhibit 9.1 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
10.1		Stock and Asset Purchase Agreement, dated April 15, 2010, between Spheris Holding II, Inc., Spheris Inc., Spheris Operations LLC, Vianeta Communications, Spheris Leasing LLC, Spheris Canada Inc., CBay Inc. and MedQuist Inc. (Incorporated herein by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)

Exhibit No.		Description

10.2		Credit Agreement, dated as of October 1, 2010, among CBay Inc., MedQuist Inc. and MedQuist Transcriptions, Limited, as Borrowers, CBaySystems Holdings Limited, as Holdings, the Lenders and L/C Issuers party thereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, SunTrust Bank, as Syndication Agent, and ING Capital LLC and Regions Bank, as Co-Documentation Agents. (Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
10	.2.1	First Amendment to Credit Agreement, Waiver and Consent, dated as of July 11, 2011, by and among CBay Inc., MedQuist Inc., MedQuist Transcriptions, Ltd., MedQuist Holdings Inc., the other loan parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent for the lenders. (Incorporated herein by reference to Exhibit 10.1 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
10.3		Guaranty and Security Agreement, dated as of October 14, 2010, among CBay Inc., MedQuist Inc., MedQuist Transcriptions, Limited, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, and Each Other Guarantor party thereto. (Incorporated herein by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
10.4		Guaranty Agreement, dated as of September 30, 2010, among CBaySystems Holdings Limited, MedQuist IP LLC, MedQuist CM LLC, MedQuist Delaware, Inc. and Each Other Guarantor From Time to Time Party Hereto, BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit Inc. (Incorporated herein by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
10.5		Subordination and Intercreditor Agreement, dated October 1, 2010, among BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc., CBay Inc., MedQuist Inc., MedQuist Transcriptions Ltd. and General Electric Corporation. (Incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on November 26, 2010.)
10.6		Agreement, dated August 19, 2008, between CBaySystems Holdings Limited, S.A.C. PEI CB Investment II, LLC and Lehman Brothers Commercial Corporation Asia Limited. (Incorporated herein by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10.7		Registration Rights Agreement dated as of February 4, 2011 among S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited. (Incorporated herein by reference to Exhibit 10.6 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011.)
10	.7.1	Amendment No. 1 to Registration Rights Agreement dated as of August 18, 2011 by and among the Company and S.A.C. PEI CB Investment L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited. (Incorporated herein by reference to Exhibit 10.3 to MedQuist Holdings Inc. Form 8-K filed on August 24, 2011.)
10.8		Stockholders Agreement, dated as of February 11, 2011, among MedQuist Holdings Inc., S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC, International Equities (S.A.C. Asia) Limited and the other signatories party thereto. (Incorporated herein by reference to Exhibit 10.7 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011.)
10.9		Stockholders Agreement, dated as of February 4, 2011, among MedQuist Holdings Inc., S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited. (Incorporated herein by reference to Exhibit 10.8 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011.)
10.10		Form of Amended and Restated Management Stockholder’s Agreement. (Incorporated herein by reference to Exhibit 10.10 to Amendment No. 5 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 28, 2011.)

Exhibit No.		Description

10	.11†	MedQuist Holdings Inc. 2007 Equity Incentive Plan, dated as of June 12, 2007, as amended September 4, 2008. (Incorporated herein by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.12†	Form of Share Option Agreement in connection with the 2007 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.12 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.13†	MedQuist Holdings Inc. 2010 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.14†	MedQuist Holdings Inc. 2010 Employee Stock Purchase Plan. (Incorporated herein by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.15†	MedQuist Inc. 2002 Stock Option Plan. (Incorporated herein by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.16†	Form of Stock Option Agreement under the MedQuist Inc. 2002 Stock Option Plan. (Incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.17†	MedQuist Inc. Long-Term Incentive Plan adopted on August 27, 2009. (Incorporated herein by reference to Exhibit 10.17 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.18†	MedQuist Inc. Executive Deferred Compensation Plan. (Incorporated herein by reference to Exhibit 10.18 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.19†	MedQuist Transcriptions, Ltd. 2010 Management Incentive Plan. (Incorporated herein by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.20†	MedQuist Holdings Inc. 2010 Senior Executive Bonus Plan. (Incorporated herein by reference to Exhibit 10.19.1 to Amendment No. 5 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 28, 2011.)
10	.21†	Amended and Restated Stock Option Agreement by and between Peter Masanotti and MedQuist Inc., dated March 2, 2009. (Incorporated herein by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.22†	Amended and Restated agreement by and between CBaySystems Holdings Limited, CBay Inc., CBay Systems (India) Pvt. Ltd. and V. Raman Kumar, dated as of December 6, 2010. (Incorporated herein by reference to Exhibit 10.21 to Amendment No. 5 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 28, 2011.)
10	.23†	Employment agreement by and between CBaySystems Holdings Limited, CBay Inc. and Robert Aquilina, dated as of August 2008. (Incorporated herein by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.24†	Employment agreement by and between CBaySystems Holdings Limited, CBay Inc. and Michael Seedman, dated as of August 8, 2008. (Incorporated herein by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.25†	Employment agreement by and between CBaySystems Holdings Limited, CBay Inc. and Clyde Swoger, dated as of August 2008. (Incorporated herein by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011

Exhibit No.		Description

10	.26†	Form of 2010 Amendment to Employment Agreement dated as of August 2008. (Incorporated herein by reference to Exhibit 10.25 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.27†	Form of Letter of Appointment from CBaySystems Holdings Limited to each non-executive director. (Incorporated herein by reference to Exhibit 10.26 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.28†	Form of Deed of Variation to Letter of Appointment between each compensated non-executive director and CBaySystems Holdings Limited. (Incorporated herein by reference to Exhibit 10.27 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.29†	Employment Agreement by and between Peter Masanotti and MedQuist Inc., dated September 3, 2008. (Incorporated herein by reference to Exhibit 10.28 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.30†	Employment Agreement between Anthony D. James and MedQuist Inc. for the position of Co-Chief Operating Officer dated June 24, 2010. (Incorporated herein by reference to Exhibit 10.29 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.31†	Employment Agreement by and between MedQuist Holdings Inc. and Roger L. Davenport dated July 11, 2011. (Incorporated herein by reference to Exhibit 10.4 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
10	.32†	Restricted Stock Award Agreement, dated as of July 11, 2011, by and between MedQuist Holdings Inc. and Roger L. Davenport. (Incorporated herein by reference to Exhibit 10.5 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
10	.33†	Separation Agreement by and among MedQuist Holdings Inc., MedQuist Inc. and Peter Masanotti dated July 11, 2011. (Incorporated herein by reference to Exhibit 10.6 to MedQuist Holdings Inc. Form 8-K filed on July 11, 2011.)
10	.34†	Offer of Employment letter between MedQuist Inc. and Michael Clark dated April 21, 2005. (Incorporated herein by reference to Exhibit 10.29.1 to Amendment No. 6 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on February 4, 2011.)
10.35		Form of Indemnification Agreement between MedQuist Holdings Inc. and certain Directors and Officers. (Incorporated herein by reference to Exhibit 10.30 to Amendment No. 5 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 28, 2011.)
10.36		Form of Management Indemnification Agreement by and between MedQuist Inc. and Certain Officers. (Incorporated herein by reference to Exhibit 10.30.1 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.36.2	First Amendment to the Form of Management Indemnification Agreement by and between MedQuist Inc. and Certain Officers. (Incorporated herein by reference to Exhibit 10.31.2 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10.37		Indemnification Agreement dated November 21, 2008 between MedQuist Inc. and Peter Masanotti. (Incorporated herein by reference to Exhibit 10.31 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.38.1	Office Lease, dated June 2006, between Ford Motor Land Development Corporation and Spheris Operations Inc. (Incorporated herein by reference to Exhibit 10.32.1 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)

Exhibit No.		Description

10	.38.2	Amendment to Office Lease Agreement, dated March 27, 2009, between Carothers Office Acquisition LLC and Spheris Operations, Inc. (Incorporated herein by reference to Exhibit 10.32.2 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.38.3	Assignment, Assumption and Agreement to Relinquish Office Space and Amendment to Office Lease Agreement, dated April 22, 2010 between Carothers Office Acquisition LLC and MedQuist Transcriptions, Ltd. (Incorporated herein by reference to Exhibit 10.32.3 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.39.1	First Amendment to Lease Agreement, dated March 1, 2009, by and between Atlanta Lakeside Real Estate, L.P. and MedQuist Transcriptions, Ltd. (Incorporated herein by reference to Exhibit 10.33.1 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.39.2	Second Amendment to Lease Agreement, effective August 1, 2009, by and between Atlanta Lakeside Real Estate, L.P. and MedQuist Transcriptions, Ltd. (Incorporated herein by reference to Exhibit 10.33.2 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10.40		Licensing Agreement, as amended, dated as of November 10, 2009, between MedQuist Inc. and Nuance Communications, Inc. (Incorporated herein by reference to Exhibit 10.34 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10	.41#	Fee Agreement dated June 30, 2011, between MedQuist Inc. and Nuance Communications, Inc. (Incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 15, 2011.)
10.42		Third Amended and Restated OEM Supply Agreement dated November 10, 2009, between MedQuist Inc. and Nuance Communications, Inc. (Incorporated herein by reference to Exhibit 10.35 to Amendment No. 2 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10.43		Licensing Agreement by and between Nuance Communications, Inc. and MedQuist Inc., dated November 10, 2009. (Incorporated herein by reference to Exhibit 10.36 to Amendment No. 5 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 28, 2011.)
10.44		Amended and Restated Clinical Documentation Solution Agreement by and between Multimodal Technologies, Inc. and MedQuist Inc., dated March 25, 2010. (Incorporated herein by reference to Exhibit 10.37 to Amendment No. 3 to the Registration Statement on Form S-1 for MedQuist Holdings Inc. (File No. 333-169997) filed on January 5, 2011.)
10.45		Redemption Agreement among Lehman Brothers Commercial Corporation Asia Limited, S.A.C. Private Equity Investors, L.P., S.A.C. PEI CB Investment, L.P. and S.A.C. PEI CB Investment GP, Limited and the Liquidators named therein. (Incorporated herein by reference to Exhibit 10.44 to our Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011.)
10	.46†	Share Option Agreement, between CBaySystems Holdings Limited and V. Raman Kumar, dated June 12, 2007. (Incorporated herein by reference to Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-175474) filed on July 11, 2011.)
10	.47†	Agreement and Release, by and between MedQuist Holdings Inc., CBay Inc., MedQuist Inc. and Robert Aquilina, dated August 2, 2011. (Incorporated herein by reference to Exhibit 10.1 to MedQuist Holdings Inc. Form 8-K filed on August 16, 2011.)
10	.48†	Separation Agreement and General Release by and between MedQuist Holdings Inc. and Michael Seedman, dated August 2, 2011. (Incorporated herein by reference to Exhibit 10.2 to MedQuist Holdings Inc. Form 8-K filed on August 16, 2011.)

Exhibit No.		Description

10.49		Subordinated Intercompany Note dated as of August 18, 2011 issued by CBay Inc. in favor of MedQuist Inc. (Incorporated herein by reference to Exhibit 10.1 to MedQuist Holdings Inc. Form 8-K filed on August 24, 2011.)
10	.50†	Amendment to Share Option Agreement, dated August 2, 2011, by and between Robert Aquilina and MedQuist Holdings Inc. (Incorporated herein by reference to Exhibit 10.3 to MedQuist Holdings Inc. Form 8-K filed on August 24, 2011.)
10	.51†	Amendment to Share Option Agreement, effective August 2, 2011, by and between Michael Seedman and MedQuist Holdings Inc. (Incorporated herein by reference to Exhibit 10.4 to MedQuist Holdings Inc. Form 8-K filed on August 24, 2011.)
10	.52*	Stockholders’ Agreement dated as of August 18, 2011 by and among the Company and the other parties listed on the signature pages Thereto.
12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.
21	.1*	List of subsidiaries of MedQuist Holdings Inc.
23	.1*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
23	.2*	Consent of KPMG LLP as to the consolidated financial statements for MedQuist Holdings Inc.
23	.3*	Consent of KPMG LLP as to the consolidated financial statements for MedQuist Inc. regarding its March 16, 2011 report.
23	.4*	Consent of KPMG LLP as to the consolidated financial statements for MedQuist Inc. regarding its March 17, 2008 report.
23	.5*	Consent of Ernst & Young LLP as to the financial statements for Spheris Inc.
24	.1*	Powers of attorney (included on the signature page).
99	.1*	Letter of Transmittal.
99	.2*	Letter to Brokers.
99	.3*	Letter to Clients.
99	.4*	Notice of Guaranteed Delivery.

*	Filed herewith.
†	Indicates management contract or compensatory plan or arrangement.
#	Portions of this Exhibit were omitted and filed separately with the Secretary of the SEC pursuant to an order of the SEC granting our application for confidential treatment filed pursuant to Rule 406 under the Securities Act of 1933.